Exhibit C

This document is a free translation into English for convenience purposes only of the French reference document filed with the Autorité des marchés financiers on April 18, 2011.

French société anonyme

with a share capital of €924,433,331

Registered head office: 22-30, avenue de Wagram

75382 Paris Cedex 08

552 081 317 RCS Paris

EDF Group

2010 Reference Document

This reference document was filed with the Autorité des marchés financiers (the “AMF”) on April 18, 2011 in accordance with Article 212-13 of the AMF General Regulations. It may be used for purposes of a financial transaction if supplemented with an offering memorandum (note d’opération) that received a visa from the AMF. This document has been prepared by the issuer and its signatories are responsible for its content.

Pursuant to Article 28 of the European Commission Regulation (EC) No. 809/2004, the following information is incorporated by reference into this reference document:

•

consolidated financial statements of the EDF group for the fiscal year ended December 31, 2009, prepared in accordance with international accounting standards, as well as the accompanying Statutory Auditors’ reports, set forth respectively in Chapter 20, sections 20.1 (pages 240 to 368) and 20.2 (pages 369 and 370) of the EDF group’s 2009 reference document;

•

consolidated financial statements of the EDF group for the fiscal year ended December 31, 2008, prepared in accordance with international accounting standards, as well as the accompanying Statutory Auditors’ reports, set forth respectively in Chapter 20, section 20.1 (pages 237 to 343) and section 20.2 (pages 344 and 345) of the EDF group’s 2008 reference document;

•	the review of the financial position and results of the EDF group for the fiscal year ended December 31, 2009, presented in Chapter 9 (pages 152 to 193) of the EDF Group’s 2009 reference document.

Copies of this reference document are available free of charge at EDF (22-30, avenue de Wagram, 75382 Paris Cedex 08) and on the EDF website (http://www.edf.com) as well as on the AMF website (http://www.amf-france.org).

23	Third party information, statement by experts and declarations of interests	397

24	Documents available to the public	399

25	Information on holdings	401

	Glossary	403

	Appendix A
	2010 Report by the Chairman of the EDF Board of Directors on Corporate Governance and Internal Control and Risk Management Procedures	411

	Appendix B
	Statutory Auditors’ Report prepared in accordance with Article L. 225-235 of the French Commercial Code, on the Report prepared by the Chairman of the Board of Directors of Électricité de France SA	429

	Appendix C
	Information made available to the public by the EDF Group over the past 12 months (Annual information document prepared pursuant to Article 222-7 of the AMF General Regulations)	431

	Appendix D
	Statutory Auditors’ Report on regulated agreements and commitments	437

	Appendix E
	EDF SA’s financial statements and Statutory Auditors’ Report on the financial statements	441

	Appendix F
	Concordance table	501
	Annual financial report

	Appendix G
	Resolutions subject to the Combined Shareholders’ Meeting on May 24, 2011	503

In this reference document, unless otherwise stated, references to “Company” and “EDF” refer to EDF SA, the parent company, and references to “EDF group” and “Group” refer to EDF and its subsidiaries and affiliates.

In addition to the information contained in this reference document, investors should carefully consider the risk factors described in section 4.1 (“Risk Factors”). These risks, or one of these risks, could negatively impact the Group’s activities, its financial position or its financial results. Furthermore, other risks, which have not yet been identified or considered as material by the Group, could have the same negative impact and investors could consequently lose all or part of their investment in the Company.

This reference document also contains information relating to the markets in which the EDF group is present. This information has been taken from surveys carried out by external sources. Considering the very rapid changes that characterize the energy sector in France and globally, it is possible that this information could prove to be erroneous or no longer up to date. The Group’s activities could consequently evolve in a manner different from those described in this reference document and the declarations or information appearing in this reference document could prove to be erroneous.

Forward-looking statements in this reference document, notably in section 6.1 (“Strategy”) could also be impacted by risks, uncertainties or other factors that may cause the future income, performances and achievements of the Group to differ significantly from the objectives expressed and suggested. These factors may include changes in the economic and commercial environment, in regulations, as well as the factors set forth in section 4.1 (“Risk Factors”).

Pursuant to European and French legislation, the entities responsible for the transmission and distribution of electricity within the EDF group may not communicate certain information they gather within the framework of their activities to the other entities of the Group, including its Management. Similarly, certain data specific to generation and marketing activities may not be communicated to the entities responsible for transmission and distribution. This reference document has been prepared by the EDF group in compliance with these rules.

A glossary for the major technical terms is provided at the end of this reference document, before the Appendices.

1●●

PERSONS RESPONSIBLE

1.1	Person responsible for the reference document	8

1.2	Certification from the person responsible for the reference document containing the annual financial report	8

1.1 ●● Person responsible for the reference document

Henri Proglio, Chairman and Chief Executive Officer of EDF.

1.2 ●● Certification from the person responsible for the reference document containing the annual financial report

Having taken all reasonable care to ensure that such is the case, I certify that, to the best of my knowledge, the information contained in this reference document accurately reflects the facts and contains no omission likely to affect its meaning.

I certify that, to the best of my knowledge, the financial statements are prepared in accordance with accounting standards and that they give a true and fair view of the assets and liabilities, financial position and the income of the Company and of all the companies included in the consolidation, and that the management report (“Rapport de gestion”) presents a true and fair view of the business trends, income and financial position of the Company and of all the companies included in the consolidation and a description of the main risks and uncertainties they face.

I have obtained a letter from the Statutory Auditors certifying that they have verified the financial and accounting information provided in this reference document and that they have read the document in entirety. This letter contains no comments.

The consolidated financial statements for the year ended December 31, 2010 presented in the reference document have been reviewed by the statutory auditors; their report and comments are set forth on pages 372 and 373 of this document.

Henri PROGLIO

Chairman and Chief Executive Officer of EDF

2 ●●

AUDITORS

2.1	Statutory auditors	10
2.2	Deputy auditors	10

2.1 ●● Statutory auditors

Deloitte et Associés,

185, avenue Charles de Gaulle, 92200 Neuilly-sur-Seine, represented by Mr. Alain Pons and Mr. Patrick Suissa.

KPMG SA,

Immeuble Le Palatin, 3, cours du Triangle, 92939 Paris La Défense Cedex, represented by Mr. Jean-Luc Decornoy and Mr. Michel Piette.

The Statutory Auditors were appointed by a decision of the ordinary Shareholders’ Meeting of June 6, 2005 for a period of six fiscal years, expiring at the end of the ordinary Shareholders’ Meeting which will approve the financial statements for the fiscal year ended December 31, 2010.

The above-named Statutory Auditors have thus certified the financial statements presented in this reference document.

The combined General Shareholders’ Meeting of May 24, 2011 will be asked to reappoint the Statutory Auditors Deloitte et Associés and KPMG SA for a six-year term expiring at the end of the ordinary Shareholders’ Meeting which will approve the financial statements for the fiscal year ending December 31, 2016.

2.2 ●● Deputy auditors

BEAS,

7-9, Villa Houssay, 92200 Neuilly-sur-Seine

SCP Jean-Claude André,

2 bis, rue de Villiers, 92300 Levallois-Perret

The deputy auditors were appointed by a decision of the ordinary Shareholders’ Meeting of June 6, 2005 for a period of six fiscal years, expiring at the end of the ordinary Shareholders’ Meeting which will approve the financial statements for the fiscal year ended December 31, 2010.

The combined Shareholders’ Meeting of May 24, 2011 will be asked to reappoint BEAS and to appoint, in replacement of SCP Jean-Claude André, KPMG Audit IS, Immeuble Le Palatin, 3 cours du Triangle, 92939 Paris-La-Défense Cedex, registered with the Regional Association of Auditors of Versailles, as deputy auditors for a six-year term expiring at the end of the ordinary Shareholders’ Meeting which will approve the financial statements for the year ending December 31, 2016.

3 ●●

SELECTED FINANCIAL INFORMATION

Preamble

Pursuant to European regulation No. 1606/2002/EC of July 19, 2002 on the adoption of international accounting standards, the Group’s consolidated financial statements for the year ended December 31, 2010 are prepared under the international accounting standards published by the IASB and approved by the European Union for application as of December 31, 2010. These international standards are the IAS (International Accounting Standards), IFRS (International Financial Reporting Standards), and their interpretations (SIC and IFRIC).

Key financial information

The selected financial information presented below is taken from the EDF group’s consolidated financial statements as of December 31, 2010, which have been audited by EDF’s Statutory Auditors.

The selected financial information below must be read in conjunction with (i) the consolidated financial statements included in section 20.1 (“Historical Financial Information”) of this reference document, and (ii) the operating and financial review contained in Chapter 9 of this reference document.

Extracts from the consolidated income statements

(in millions of Euros)	2010	2009 (1)	2009 (2)
Sales	65,165	59,140	66,336
Operating profit before depreciation and amortization (EBITDA)	16,623	15,929	17,466
Operating profit (EBIT)	6,240	9,306	10,107
Income before taxes of consolidated companies(3)	1,814	5,102	5,582
EDF NET INCOME	1,020	3,902	3,905

(1)  Data published in 2010 for the 2009 fiscal year have been restated for the impact of the application of IFRIC 18, “Transfers of Assets From Customers,” IFRIC 12, “Service Concession Arrangements”, IFRS 5, “Non-current Assets Held for Sale and Discontinued Operations”, and for the change in presentation of the net change in fair value of Energy and Commodities derivatives, excluding trading activities.

(2)  Data published in 2009 for the 2009 fiscal year.

(3)  Income before taxes of consolidated companies corresponds to the EDF group’s net income before income taxes; share in income of companies accounted for under the equity method, net income from discontinued operations, and minority interests.

Extracts from the consolidated balance sheets
(in millions of Euros)	12/31/2010	12/31/2009 (1)	12/31/2009 (2)
Non-current assets	158,744	178,556	180,435
Current assets	63,670	60,214	60,214
Assets classified as held for sale	18,145	1,265	1,265
TOTAL ASSETS	240,559	240,035	241,914
Equity (Group share)	31,317	29,891	27,952
Non controlling interests	5,586	4,776	4,773
Non-current provisions	49,465	52,134	52,134
Other non-current liabilities	91,666	95,646	98,016
Current liabilities	49,651	57,177	58,628
Liabilities related to assets classified as held for sale	12,874	411	411
TOTAL EQUITY AND LIABILITIES	240,559	240,035	241,914

(1)	Data published in 2010 for the 2009 fiscal year have been restated for the impact of application of IFRIC 18 and IFRIC 12.

(2)	Data published in 2009 for the 2009 fiscal year.

Extracts from the consolidated cash flow statements

(in millions of Euros)	2010	2009 (1)	2009 (2)
Net cash flow from operating activities	11,110	11,213	12,374
Net cash flow used in investing activities	(14,927)	(25,234)	(24,944)
Net cash flow from financing activities	1,948	15,567	13,910
Cash flow from discontinued operations	357	(206)	-
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(1,512)	1,340	1,340

(1)	Data published in 2010 for the 2009 fiscal year have been restated for the impact of application of IFRIC 18, IFRIC 12, IFRS 5 and Revised IAS 27 “Consolidated and Separate Financial Statements”.

(2)	Data published in 2009 for the 2009 fiscal year.

Information concerning net indebtedness

The definition of net indebtedness was revised in 2010 to take into account the Group’s lending to RTE EDF Transport, an entity consolidated by the equity method as of December 31, 2010.

(in millions of Euros)	12/31/2010	12/31/2009
Loans and other financial liabilities	47,777	53,868
Derivatives used to hedge liabilities	49	373
Cash and cash equivalents	(4,829)	(6,982)
Liquid assets	(9,285)	(4,735)
Loans to RTE EDF Transport	(1,914)	-
Net indebtedness from assets held for sale	2,591	(28)
NET INDEBTEDNESS	34,389	42,496

4 ●●

RISK FACTORS

4.1	Risk factors		14

	4.1.1	Risks related to the European energy markets	14

	4.1.2	Risks related to the Group’s activities	15

	4.1.3	Specific risks related to the Group’s nuclear activity	20

	4.1.4	Risks related to the structure and changes within the Group	24

	4.1.5	Risks related to the capital structure of EDF and the listing of its shares	27

4.2	Risk management and control in the EDF group		28

	4.2.1	General framework for managing and controlling the Group’s risks	28

	4.2.1.1	Risk management and control principles	28

	4.2.1.2	Management and control of energy market risks	28

	4.2.1.3	Management and control of financial market risks	29

	4.2.1.4	Management and control of counterparty risk	30

	4.2.2	Management of industrial and environmental risks	31

	4.2.2.1	Management of the nuclear safety risk by the Group	31

	4.2.2.2	Management of hydropower safety risk	32

	4.2.2.3	Management of risks associated with the Group’s transmission and distribution facilities

	4.2.2.4	Management of the risks associated with the Group’s industrial accidents or with environmental or sanitary impacts	32

	4.2.3	Insurance	33

	4.2.3.1	Civil liability insurance (not including civil responsibility for nuclear power)	33

	4.2.3.2	Civil liability insurance for corporate officers and directors	33

	4.2.3.3	Damage insurance (not including nuclear assets)	33

	4.2.3.4	Special insurance for nuclear facility operations	34

	4.2.4	Crisis management	34

	4.2.5	Ethics and oversight	34

4.3	Dependency factors		35

4.1 ● ● Risk factors

The Group operates in an environment that is experiencing profound change, generating various risks, some of which are outside of its control and which are in addition to the risks inherent to the operations its businesses. The Group considers itself to be exposed to material risks, described below. One or several of these risks could have an adverse effect on the Group’s activities and/or its results. Moreover, other risks, of which it is currently unaware, or which it believes are not currently material, may have the same adverse effect.

In particular, the Group faces legal risks from all of its activities and its various markets. The legal risks linked notably to the regulatory framework, operating activities, partnerships and contracts concluded with customers and suppliers are described below and mentioned in section 4.3 (“Dependency factors”). The principal litigation, procedures and arbitration in which the Group is involved are described in section 20.5 (“Legal and arbitration proceedings”).

The risks described below relate to the risks of European energy markets, risks related to Group’s activities, risks specifically related to the Group’s nuclear activities, risks related to the structure and changes within the Group, and finally, risks related to capital structure of EDF and the listing of its shares.

4.1.1 Risks related to the European energy markets

The Group must face increased competition on the European energy markets, in particular, on the French electricity market, which is its main market.

In France, since July 1, 2007, the electricity market has been totally open to competition. All of EDF’s customers now have the option of choosing their electricity supplier and can therefore choose any of its competitors (see section 6.2.1.2 (“Sales and Marketing”)) EDF has implemented measures to face the competition, but the changing competitive landscape (new regulations, emergence of new players, mergers between existing players, etc.) could cause EDF to lose market share. This loss of market share could have, at constant consumption and price levels, a negative impact on the Group’s sales. Finally, to achieve its objectives, EDF could be forced to increase its marketing expenditures or reduce its margins (especially in the event of price competition), which would have a negative effect on its profitability.

Elsewhere in Europe, the Group faces different contexts according to the competitive situations (more or less total opening of markets, position of competitors, regulations, etc.). In some countries, or in certain regions within a country, the Group must therefore pursue a defensive strategy with respect to its market share, as in France. In other countries, in contrast, the Group must pursue an offensive strategy to gain market share. The type of competition, the development of this competition, and its effect on the Group’s activities and its results vary from one country to another. They depend on the degree of deregulation in the country in question and on various other factors over which the Group has no control.

Within this context, even if the Group considers that the European electricity market presents opportunities, the Group may not be able to defend its market share or win expected market shares or may see its margins decrease, which would have a negative effect on its activities, its strategy and its financial results.

The legal framework governing the liberalization of the energy sector is recent. This framework may change in the future and become more restrictive.

The Group’s activities in France and abroad are subject to numerous regulations (see section 6.5 (“Legislative and regulatory environment”)). Moreover, and even in the European Union where directives only define a general framework, laws may vary from one country to another.

This legal framework, which organizes the opening up of the energy sector, is relatively recent and does not necessarily provide all of the solutions to the difficulties raised by the opening up of those markets. It is therefore likely to change, which could be unfavorable to the Group. Such future changes to the legal framework, whether in France or abroad, could lead to additional costs, be inconsistent with the Group’s growth model or change the competitive context in which the Group operates.

For example, in the United Kingdom, the legal framework governing electricity producers’ access to the main UK transportation and transmission network was amended in August 2010. The UK regulator (Ofgem) is currently reviewing a draft revision of tariffs for access to networks (electricity and gas) that may lead to higher costs for existing generating units and also impact the profitability of all new power plants. Ofgem’s recommendations are expected by summer 2011.

Risks related to the importance of the Group’s position on the French electricity market.

Although it has seen a decrease in its market share, EDF should remain the largest operator in the French electricity market over the next few years, particularly in generation and supply.

The transmission and distribution activities operated by RTE EDF Transport (“RTE”) and by ERDF are required to be operated in a framework guaranteeing their independence from generation and supply activities in order to ensure non-discriminatory access to all users.

Although EDF complies with and will continue to strictly comply with the applicable competition and non-discrimination rules, competitors have engaged and may engage in litigation for non-compliance with these rules, which could be decided against the Group’s interests.

In addition, the competent authorities or certain governments could, in order to maintain or enhance competition in certain energy markets, make decisions contrary to the Group’s economic or financial interests or to its model as an integrated and balanced operator (see in particular, section 6.5.1.1, (“European legislation” – “Investigations Concerning the Energy Sector”) and section 20.5.1 (“Legal proceedings concerning EDF”)), which could have a negative impact on the Group’s model, activities and financial results.

In France, for example, a provision of the NOME law (New Organization of Electricity Markets), enacted on December 7, 2010, provides for a transition period (until the end of 2025) of regulated access to electricity from the existing nuclear fleet (“accès régulé à l’électricité nucléaire historique” or “ARENH”) for operators supplying end users and network operators purchasing power to cover network losses in mainland France (see section 6.5 (“Legislative and regulatory environment”)). The impact of this reform is difficult to estimate and may be significant for EDF.

Finally, European countries may also claim that the opening up of the French market is insufficient and implement measures intended to slow the Group’s growth in their own countries.

Laws and regulations that require the transmission and distribution activities to be managed independently limit control over these activities.

In accordance with current laws and regulations, EDF has instituted management of its distribution network that is independent from its generation and supply activities and has transferred its distribution and transmission network activities to wholly-owned subsidiaries. EDF may be affected by the loss of control over certain operational decisions, which may have an impact on its operating costs, which is a significant element in the profitability of its transmission and distribution activities in France. At the same time, EDF will continue to bear the risks associated with transmission and distribution activities, potential liabilities to third parties and factors that may affect the profitability of transmission and distribution assets.

Such risks may also be present in countries where the Group owns or operates transmission or distribution networks where it is subject to similar regulatory restrictions.

4.1.2 Risks related to the Group’s activities

The Group operates facilities that may cause significant harm to the natural or human environment or for which accidents, natural disasters or external attacks may have serious consequences.

The risks specific to nuclear facilities are described separately below in section 4.1.3 (“Specific risks related to the Group’s nuclear activity”).

With respect to hydropower facilities, even if it is not the owner but a licensee, the Group is responsible as the operator for the safety of the facilities. The main risks associated with hydropower facilities and their operations are the risk of dams or associated hydropower facilities bursting, risks associated with operating the facilities during floods, the risk associated with flow or level variations due to the operation of the facilities as well as risks related to natural disasters, external attacks or malicious acts of any kind. During the construction and operation of hydroelectric facilities, the Group takes measures for accident prevention and safety (see section 6.2.1.1.4.2 (“Hydropower safety”)) with the collaboration of public authorities. Nonetheless, the Group cannot guarantee that such events will never occur or that the measures taken will be fully effective in all cases, in particular, to deal with external events (floods, negligence, natural disasters or malicious acts by third parties).

Regarding electricity transmission and distribution facilities, persons working in or near this type of facility may be exposed, in the event of an accident, error or negligence, to the risk of electrocution. In this field, the Group also implements accident prevention and safety measures. However, the Group cannot guarantee that these measures will prove sufficient in all cases.

Questions with respect to the risks to human health as a result of exposure to electromagnetic fields (EMFs), in particular, from power lines operated by the Group, are being raised both in France and abroad. Based on numerous studies completed over the past 20 years, numerous international health organizations (including the World Health Organization (WHO), the International Agency for Research on Cancer (IARC), the American Academy of Sciences, the American National Institute of Environmental Health Sciences, the English National Radiological Protection Board (NRPB)) consider, given currently available scientific information, that the existence of health risks as a result of exposure to EMFs has not been proven. Since 2002, the IARC has classified the low-frequency electromagnetic fields at level 2B (possible carcinogen) on its scale of scientific evidence. However, in a report published in June 2007, the World Health Organization considers that the health risks, if any, are low. In 2010, RTE EDF Transport, in conjunction with the French Mayor’s Association (l’Association des Maires de France), launched an information and action campaign on the subject of very low-frequency (50Hz) electromagnetic fields for the mayors of 18,000 municipalities located near very high voltage power lines. This joint campaign reinforces existing communications on EMSs and aims to respond openly to the questions most frequently asked on the subject. Medical knowledge about health risks related to exposure to EMFs may evolve or public sensitivity about such risks could increase, or the principle of precaution could be applied very broadly. At the EU as well as national level, new regulations aimed at understanding the risks associated with EMFs are being developed. For example, in France, the Grenelle 2 law of July 12, 2010 provides that entities engaged in electricity transmission must regularly monitor electromagnetic fields generated by power transmission lines. The results of these actions will be submitted annually to the French agency for environmental and occupational health and safety (“Agence française de sécurité sanitaire de l’environnement et du travail”), which will publish them. This measure will be operational once the decree of July 29, 1927 governing the approval of the proposed installation of transmission lines will have been amended to clarify the procedures for monitoring EMFs for new and existing facilities (see section 6.5.4.5 (“Principal draft regulations likely to have an effect on the EDF group’s business”)). All of the above could expose the Group to risks of increased litigation or lead to the adoption of more stringent security measures for the operation or construction of transmission or distribution networks.

Finally, and more generally, the Group operates or has operated facilities which, as currently operated, could be or have been the source of industrial accidents or environmental and public health impacts (such as inadequately controlled emissions, leakages in electricity supply lines insulated with oil under pressure, a failure of decontamination facilities, pathogenic microorganisms, asbestos, polychlorobiphenyls (“PCBs”), etc.). In particular, large quantities of hazardous materials (mainly explosive or flammable, such as gas and fuel oil) are stored in certain facilities. These facilities may be located in industrial areas where other activities experiencing similar risks are operated, such that the Group’s own facilities may be impacted by accidents occurring at neighboring facilities owned by other operators and not subject to the Group’s control.

The Group implements within the framework of ISO 14001 (see section 4.2.2.4 (“Management of the risks associated with the Group’s industrial accidents or with environment or sanitary impacts”)) measures both for accident prevention and compensation with respect to industrial accidents or harm to the environment caused by the facilities that it operates. These measures are intended, in particular, to protect the Group both against the risk of an accident (such as explosion, fire, etc.) occurring in its own facilities and against the impact of such an accident occurring in a neighboring facility owned by a third party. However, generally speaking the Group cannot guarantee that the measures taken for the control of these risks will prove fully effective upon the occurrence of one of the events referred to above. An accident of the type described above would have serious consequences for persons, properties and business continuity, and the Group could be found liable. Insurance policies for civil liability and damages taken out by the Group could turn out to be significantly inadequate and the Group cannot guarantee that it will always be able to maintain a level of coverage at least equal to the existing level of coverage and at the same cost. The frequency and magnitude of natural disasters seen over the past few years, in particular the accident that occurred in Japan in March 2011, could particularly have an impact on the capacities of the insurance and reinsurance market and the costs of civil liability and damages insurance coverage for the Group. Such accidents could also lead to the shutdown of the facility in question and, potentially, of similar facilities that may be considered to present the same risks.

Finally, facilities or assets operated by the Group may be targeted by external attacks or malicious acts of any kind. Safety measures were provided for during the design of the facilities and sites and protective measures were implemented by EDF. Moreover, safety measures to counter all forms of attack were implemented in collaboration with the public authorities. Nonetheless, like any safety measures intended to counter an outside threat, the Group cannot guarantee that these will prove fully effective in all cases. An attack or malicious act committed on these facilities could have consequences such as damage to persons and property, the Group’s liability being sought on the basis of measures that are judged inadequate and interruptions to operations. Nor can the Group guarantee that European and national legislation regarding the protection of sensitive sites and critical infrastructure will not become more restrictive, which could generate additional investments or costs for the Group.

Any one of these events may have material, negative consequences on the Group’s image, activities, results and financial position.

A significant part of the Group’s revenue is generated from activities subject to regulated tariffs, changes in which may have an impact on the Group’s results.

In France, a significant part of EDF’s revenue depends on regulated tariffs. Such tariffs are set by joint order decree of the Minister of Economy and the Minister in charge of Energy, either upon proposal by or after consultation with the French Energy Regulation Commission (Commission de Régulation de l’Énergie, or “CRE”) (the integrated regulated sale tariff and the TURPE, see section 6.2.2.4 (“Tariffs for using the public electricity transmission and distribution networks (“TURPE”)”)). Tariffs are also set with regulatory authorities’ intervention in other countries where the Group operates, including Italy, China, Belgium, Hungary and Slovakia.

Public authorities and the regulator may decide to limit or even block tariff increases, with no change to the quality of service. These authorities may also change the conditions of access to such regulated tariffs. For example, the provisions of the law No. 2006-1537 of December 7, 2006 (see section 6.5.1.2 (“French legislation”)) established the transaction tariff system (Tarif Réglementé et Transitoire d’Ajustement du Marché or “TaRTAM”) for end users who applied in writing to their supplier before July 1, 2007 (see section 6.2.1.2.1.5 (“TaRTAM contracts”)). The expiration of this mechanism, which had been extended from June 30, 2010 to December 31, 2010, has been postponed until the ARENH system created under the NOME law takes effect, without changing the other provisions that currently govern TaRTAM. The NOME law provides regulated access to electricity from the existing nuclear fleet for EDF’s competitors at an initial price that is consistent with TaRTAM. Subsequent changes to ARENH prices will be decided by the Economy and Energy Ministers. The NOME law also stipulates that medium and large businesses will no longer benefit from the regulated tariffs as of January 1, 2016, while residential customers and small businesses will continue to qualify. Residential and small business customers are allowed to revert between market-based offerings and the regulated tariffs without time limit, and medium and large businesses until December 31, 2015.

The Group cannot guarantee that the legal provisions and regulations concerning such reversion will not extend beyond what is currently anticipated, or that there will be no new tariff mechanisms put in place upon their expiration. Neither can the Group guarantee that the regulated tariffs will always be set at a level which would allow it to preserve its short-, medium- or long-term investment capacity or its property interests, while ensuring a fair return on the capital invested by the Group in its generation, transmission and supply assets.

EDF is responsible for certain commitments, in particular public service commitments, paid for by mechanisms which could fail to provide complete compensation of excess charges incurred in relation to these commitments, or which could be questioned.

The Public service contract entered into by the French state and EDF on October 24, 2005 outlines the objectives and terms for carrying out the public service commitments EDF is tasked with under Article 2 of law No. 2000-108 of February 10, 2000 and sets out compensation mechanisms for EDF in terms of support for these commitments (see section 6.4.3.5 (“Public service in France”)).

EDF cannot ensure that the compensation mechanisms provided for by the applicable laws and regulations regarding its public service commitments and the implementation of regulated tariffs will provide for full compensation of the costs incurred in order to respect such commitments and/or implement such tariffs. EDF cannot guarantee either that these compensation mechanisms will not be called into question or that existing mechanisms could fully cover potential additional costs to be incurred in relation with new obligations of EDF under its public service commitments.

If any of these events should occur, it may have a negative impact on EDF’s activities and its financial results.

The Group’s activities require various administrative authorizations that may be difficult to obtain or whose grant may be subject to conditions that may become significantly more stringent; furthermore, some activities are subject to special taxation.

The operations and development of the Group’s industrial activities –generation, transmission and distribution – require various administrative authorizations, at local and national levels, in France and abroad. The procedures for obtaining and renewing these authorizations can be drawn-out and complex. Obtaining these authorizations is not routine and the conditions attached to obtaining them may change and are not always predictable. The EDF group may accordingly incur significant expenses in order to comply with the requirements associated with obtaining or renewing these authorizations (for example, costs of preparing the application for the authorizations or investments associated with installing equipment required before the authorization can be issued). Its industrial activities may also be penalized. Delays, extremely high costs or the suspension of its industrial activities due to its inability to obtain, maintain, or renew authorizations, may have a negative impact on the Group’s activities and profitability. In addition, the Group may also have invested resources without obtaining the necessary permits and authorizations and therefore have to cancel or withdraw from a project, which may have a negative impact on its business or development.

In addition, some of the Group’s activities, for example, its nuclear, fossil fuel and hydropower generation activities in France, are subject to special taxation, which could increase, with negative consequences for the Group’s financial results.

In some cases, the Group operates its generation, transmission or distribution activities within the context of public service concessions and it is not always the owner of the assets it operates.

The Group does not always own the assets that it uses for its activities and in such case, frequently operates them under a concession of public service.

In France, for example, ERDF does not own all the assets of the distribution networks but operates them under concession agreements negotiated with local authorities (see section 6.2.2.2.4 (“Concessions”)). Under the law, only ERDF can be appointed by local authorities to operate their distribution networks, except networks operated by local distribution companies (“LDCs”). Therefore, today when renewing a concession agreement, ERDF does not compete with other operators. Nonetheless, the Group cannot guarantee that such provisions will not be modified by law in the future or be challenged because of changes in European law or by the Court of Justice of the European Union, or be viewed to be in violation of European law. In addition, the Group may not obtain the renewal of these contracts under the same economic terms (see section 6.2.2.2.4 (“Concessions”)).

In France, RTE EDF Transport is both owner and operator of the public transmission system according to standard concession specifications signed by the Minister of Industry (decree No. 2006-1731 of December 23, 2006) (see section 6.2.2.1, “Transmission – RTE EDF Transport”, and section 6.5.2.2 (“French legislation”)).

Hydropower generation facilities of 4.5 MW or more are also operated under concessions awarded by the French state. Renewal of these concessions upon expiration is now subject to a competitive tender procedure (see section 6.2.1.1.4.4 (“Current and future hydropower generation issues”)). In addition, the law on water dated December 30, 2006 eliminated the preferential right of the outgoing licensee at the time of renewal and decree No. 2008-1009 of September 26, 2008 provides the conditions under which the concessions may be renewed. If an expired concession is not renewed, the outgoing licensee will not, under current rules, benefit from any indemnity. The rectifying 2006 Finance Act nonetheless provides either for reimbursement of non-amortized expenditure incurred for modernization work or those for increasing generation capacities when this work has been carried out during the second half of the concession.

In addition, in April 2010, the French state announced the scope of the concessions that will be renewed by 2015, thus confirming the decision to advance the expiration of certain concessions in order to make groupings by valley (see section 6.2.1.1.4.4 (“Current and future hydropower generation issues”)). The concessions for which the expiration has been advanced must be compensated by the French state, in order to offset the shortfall resulting from the early termination of the concession’s operation, for the outgoing holder of the concession, pursuant to the provisions of the concessions’ rules. Hydropower concessions, at the time of their renewal, are subject to an annual fee indexed to the revenue from sales of electricity produced by the licensed hydropower facilities, paid to the French state and allocated in part to the départements through which the watercourses used flow. The Grenelle 2 law of July 12, 2010 provides that the fee shall not exceed a limit set on a case-by-case basis by the licensing authority as part of each competitive tender.

The EDF group cannot guarantee that it will win the renewal of each of the concessions that it currently operates, or that renewal of a concession will be obtained under the same economic terms as the initial concession. The Group cannot guarantee either that the compensation paid by the Government in the case of early termination of the operation of a concession will be able to fully compensate for the Group’s consequent loss of revenue, or that future regulations regarding the limitation of fees will not develop in a way that could negatively affect the Group. These factors could have a negative impact on its activities and financial results.

Outside France, the Group also operates under electricity distribution or generation concessions in other countries where it is present, particularly in Italy. Depending on the conditions in each country, the transmission, distribution or generation concessions may not be upheld or be renewed in its favor, with changes in the economic conditions in the concession specifications, which would have a negative impact on the Group’s activities and its financial results.

The Group must comply with increasingly restrictive environmental and public health regulations that are the sources of costs and potential liabilities.

The Group’s activities are subject to regulations for environmental protection and public health, which are increasingly numerous and restrictive. These regulations relate to the Group’s industrial activities of energy generation, transmission and distribution, as well as to energy supply and energy-related services, which must, for example, incorporate the concept of demand-side management in their offers (for a description of environmental, health and safety regulations applicable to the Group, and future regulations likely to have an impact on its activity, see section 6.5.4.4 (“Other regulations relating to the environment, health, hygiene and safety”)). Failure to follow these regulations could entail additional costs and/or expose the Group to significant legal actions. The Group may be found liable, even if it has not committed any fault or breached existing rules. The Group may also be compelled to repair breaches, damages or injuries caused by entities which were not part of the EDF group at the time they were committed, if the Group has since taken over their facilities.

Furthermore, these regulations may be subject to significant reinforcement by the national or European authorities (see section 6.5.4.5 (“Principal draft regulations likely to have an impact on the EDF group business”)), which would have a negative impact on the Group’s activities and financial results.

Current rules, and future changes to such rules, have resulted and are likely to continue to result in an increasing level of operating costs and investments in order to comply with such regulations. The Group may even be required to close facilities that could not be made compliant with new regulations. In addition, other regulations, which may be more restrictive or which may apply to new areas which are not currently foreseeable, may be adopted by the competent authorities and have a similar effect.

In addition, external perception by stakeholders of the Group’s policy on sustainable development may become distorted, resulting in a deterioration of the Group’s image and non-financial rating.

The growth of an integrated European electricity market may be slowed by a lack of cross-border transmission system interconnections.

The growth of an integrated European electricity market is inhibited by a lack of cross-border interconnections. This situation limits exchange capacity between operators in different countries, notably the capacity to rapidly adapt the supply to the demand (“blackout risk”), and allows the persistence of price differences between the different countries, which would be significantly reduced in an efficient integrated European market. It also impedes the emergence of efficient operators with a European dimension as it limits the options for synergies between companies within a same group located on different sides of a border. Although there are currently several projects to develop interconnections (investments are determined by transmission network managers independently from the producers), their construction has nonetheless been slowed down, mainly by environmental, regulatory and local acceptability considerations.

Beyond the absence of adequate interconnections between countries where the Group is based or their too-slow development may limit industrial synergies which the Group intends to achieve between its various entities or cause network interruptions in countries in which the Group is established, which could have a negative impact on its results, its business and outlook.

Repeated and/or widespread blackouts in France or in an area served by a Group subsidiary, particularly if they are attributable to the Group, may have consequences for its activities, results and image.

The Group could be the source of repeated or widespread blackouts or be involved in one, even if the causal event occurred in another network or was attributable to another player.

The causes of blackouts vary: local or regional imbalances between electricity generation and consumption, accidental interruption to the power supply, cascaded interruptions (more difficult to overcome in a market with cross-border exchanges), interconnection problems at borders and difficulty in coordinating operators on an open market.

The main consequence of such power failures would be repair costs for reconnection or restoration of the network. They could also lead to capital expenditures if it were decided, for example, to install additional generation or network capacity. This could also cause a decline in the Group’s sales revenue. Finally, power failures would have a negative impact on the Group’s image with its customers, particularly if the blackouts were attributable to the Group.

Natural disasters, significant climatic changes, or any major event on a scale that is difficult to predict, could have a significant negative impact on the Group’s industrial and commercial activities.

In France, the Klaus storm which crossed southwest France on January 24, 2009 and the Xynthia storm in late February 2010, led to additional costs for the EDF group. In addition to these events, other natural disasters (floods, landslides, earthquakes, etc.), other significant climatic changes

(droughts, etc.), or any other event on a scale that is difficult to predict (large-scale epidemics, etc.) could affect the Group’s activities.

Based on its experience with the above events, the EDF group implements measures aimed at allowing it to limit the consequences should such events be repeated. After the Klaus storm, the Group modified the program established after the 1999 storms to secure its transmission and distribution networks. Following the heat wave in the summer of 2003, EDF drew up an “Unforeseen Climatic Events” plan in order to better anticipate and prevent the consequences of such situations (as was the case for the heat wave of summer 2006).

The adoption of such measures can incur costs in addition to those related to the cost of repairing the damage caused by the natural disaster and the loss of earnings corresponding to the interruption to supply.

In December 2010, ERDF entered into a one-year contract covering its aerial distribution system against the consequences of exceptional events such as storms (see section 4.2.3.3.3 (“Storm coverage”)). Neither RTE EDF Transport’s aerial distribution networks nor the Island Energy Systems are covered for property damage. Damages to these networks could have a negative impact on the Group’s financial position in the absence of insurance coverage or inadequate coverage. In addition, the renewal or establishment of specific coverages on the alternative risk transfer market may be difficult or more costly due to the impact of frequency and magnitude of natural disasters in recent years.

Finally, in the event of a wide-spread health epidemic, in 2006, EDF created and tested a plan which aims to assure the continuity of electricity supply, depending on the intensity of the crisis while guaranteeing the safety of the facilities and reduce the health risks to which employees are exposed. In November 2008, this plan underwent a second crisis simulation exercise with the participation of EDF’s Asia Pacific Division and EDF Energy. Organizations such as those described in the plan were activated between May 2009 and February 2010 in order to cope with the H1N1 epidemic that affected virtually every country in which the Group is present. The measures provided for in the Group’s Pandemic plan, initially defined in the context of an H5N1-type epidemic, were adapted in the context of the H1N1 epidemic.

The Group cannot guarantee, however, that the occurrence of a natural disaster, a significant climatic unforeseen event or any other event on a scale that is difficult to predict will not have significant negative consequences on its activities, its income and its financial position.

Risks associated with climatic conditions and seasonal variations in the business.

Electricity consumption is seasonal and depends mainly on climatic conditions. Accordingly, in France, electricity consumption is generally higher during winter months. In addition, available generated electricity may also depend on climatic conditions such as low available water or heat waves which limit generation due to the obligation to respect certain temperature limits for rivers downstream of facilities.

The Group’s income consequently reflects the seasonal character of the demand for electricity and may be adversely affected by significant climate variations since the Group could have to compensate the reduction in the availability of economical generation means by using other means with a higher generation cost or by being required to access the wholesale markets at high prices.

The Group’s activities are sensitive to economic cycles and to general economic conditions.

The Group’s activities are sensitive to economic cycles and to general economic conditions within the geographical areas in which the Group operates. Any economic slowdown in these areas would lead to a drop in energy consumption, investments and industrial production by the Group’s customers and, consequently, would have a negative effect on the demand for electricity and the other services offered by the Group.

The Group cannot guarantee that the effects of an economic downturn, such as the one observed since October 2008, in the geographical areas in which it operates, will not have a significant adverse impact on its activities, operating profits, financial position or outlook.

Technological choices implemented by the Group may be outperformed by more efficient technologies.

The Group’s activities are based on a certain number of technological choices, which may be outperformed by other technologies that prove more efficient, more profitable, safer and even more relevant to possible future standardization and standards, than those used by the Group. The use of such technologies by the Group’s competitors could have the effect of reducing or eliminating the competitive advantage that the Group has through some of its technologies, and thus have a negative impact on its activities, financial results and outlook.

The Group could be held responsible for the occurrence of occupational illnesses or accidents.

Although the Group implements necessary means to comply with the laws and regulations concerning health and safety in the different countries in which it operates, and considers that it has taken measures to ensure the health and safety of its employees and those of its subcontractors, the risk of occupational illnesses or accidents cannot be excluded. The occurrence of such events may lead to lawsuits against the Group and the payment for damages, which could be significant.

For a description of the measures taken by the Group with regards to ionizing radiation, see section 6.2.1.1.3.3 (“Environment, safety and radiation protection”).

Regarding asbestos, the Group has taken measures to treat materials containing asbestos, provide information, and install protection, as described in section 17.3 (“Health and safety – quality of working life”). For a description of ongoing legal proceedings, see section 20.5 (“Legal and arbitration proceedings”).

The Group is exposed to risks on the wholesale energy and CO2 emission allowances markets.

The Group operates in the deregulated energy markets, mainly in Europe, through its generation, marketing and distribution activities. As such, the Group is exposed to price fluctuations in the wholesale energy markets (electricity, gas, coal, oil) as well as in the CO2 emission allowances market.

These fluctuations are particularly significant in the current context of major tensions and volatility on the energy markets.

The Group manages its risk exposure mainly by buying and selling on the wholesale markets. Apart from the oil products markets, these are new markets that are still developing. Therefore, a shortage of products or lack of depth can limit the Group’s capacity to hedge its exposure to risk in the energy market. In addition, these markets remain in part partitioned by country, largely as a result of the lack of interconnections. They may thus experience significant increases or decreases in price movements and liquidity crises that are difficult to predict. Such fluctuations may have a significant unfavorable impact.

The management of energy market risks is consistent with the energy market risks policy adopted by the Group (see section 4.2.1.2 (“Management and control of energy market risks”). The Group hedges its positions on these markets through derivative products such as futures, forwards, swaps and options negotiated on organized or over-the-counter markets. However, the Group cannot guarantee total protection, in particular, against significant price movements, which could have a significant negative impact on its financial results.

The Group is exposed to variations in the prices and availability of materials or services (other than fuels) which it buys for the operation of its activities.

In the event of a significant and sustained increase in raw materials prices, the Group could face a sharp and sustained increase in the costs of certain critical products or services. Moreover, this increase could lead to a reduction of supply if certain suppliers were forced to reduce their profit margins. Certain products and services are increasingly in demand, which could have an effect on their availability, in particular, products used for gas-fired combined cycle power stations, wind turbines and nuclear products and services.

The Group is exposed to financial market risks.

Because of its activities, the EDF group is exposed to risks related to the financial markets:

•

Liquidity risk: the Group must have, at any given time, adequate financial resources to fund its everyday business, the investments necessary for its future development, annual allocations to the dedicated assets portfolio to cover long-term commitments in the nuclear business, as well as to cope with any exceptional events. In addition, as is customary on organized energy and financial markets, a margin call system has been established by some Group entities on certain over-the-counter transactions in order to limit counterparty risk. This system may require the Group to mobilize liquid assets due to the current high volatility on the energy and financial markets (see section 4.2.1.3.3 (“Liquidity risk”));

•

Currency risk: due to the diversity of its activities and geographical locations, the Group is exposed to the risk of fluctuations in currency exchange rates, which may have an impact on translation adjustments, balance sheet items, the Group’s financial expenses, its equity and income (see section 4.2.1.3.4 (“Currency risk”));

•

Equity risk: the Group is exposed to equity risk predominantly on securities held (i) as dedicated assets constituted to hedge the cost of long-term commitments associated with nuclear power, (ii) as part of externally managed pension funds, and, to a lesser extent, (iii) as part of its cash assets, and (iv) as direct investments (see section 4.2.1.3.5 (“Equity risk”));

•

Interest rate risk: the Group’s exposure to interest rate fluctuations involves two types of risk: (i)) the risk of changes in the value of fixed-rate financial assets and liabilities, and (ii) the risk of changes in cash flows related to floating-rate financial assets and liabilities. Interest rate risk applies in particular to debt securities held as part of the management of dedicated assets set up to hedge Group’s long-term commitments in the nuclear sector and its obligations related to pensions and other employee benefits (see section 4.2.1.3.6 (“Interest rate risk”)).

The organization and principles of management of these risks are described in section 4.2.1.3 (“Management and control of financial market risks”) and the measures taken to control these risks are described in section 9.9.1 (“Management and control of financial risks”). However, the Group cannot guarantee total protection, including in the event of continued significant fluctuations in exchange rates, interest rates and the equity markets such as those seen in 2008.

The default of the Group’s counterparties (partners, contractors, subcontractors, suppliers and customers) may have an impact on its activities and results.

Like all economic actors, the Group faces the potential default of some counterparties (partners, contractors, subcontractors, suppliers or customers), especially in cases of financial hardship or bankruptcy. The default of these counterparties may affect the cost of projects undertaken by the Group, the quality of work, completion time or the supply of certain critical products or services and expose the Group to reputational risk, business continuity risk for some projects, and even the risk of loss of contracts, as well as to substantial additional costs, particularly in cases where EDF would have to find satisfactory alternatives or even to take over the activities concerned and/or pay contractual penalties, which would have a negative impact on its business and financial results.

The monitoring and reporting procedures applied by the Group within the framework of its exposure to counterparty risk inherent in its contractual relations are described in section 4.2.1.4 (“Management and control of counterparty risk”).

4.1.3 Specific risks related to the Group’s nuclear activity

The EDF group is the world’s leading nuclear operator1. Nuclear electricity represents approximately 87% of its generation in France. Since 2009, EDF has operated nuclear power plants in the United Kingdom and the United Sates (through CENG): the nuclear share in the EDF group’s electricity mix is thus a major competitive advantage. The Group also plays an active role in construction projects for new nuclear plants in France, the United Kingdom, the United States, and China and potentially in Italy. Any event negatively affecting the nuclear business is likely to have greater consequences for the Group’s image, activities, productivity, financial position and results, than for those of its competitors, which generate proportionally less electricity from this source of energy.

Due to its nuclear activities, the Group is exposed to substantial liability risks and potentially significant additional operating costs.

Although the Group has implemented risk control strategies and procedures corresponding to high standards for its nuclear activities, such activities, by their nature, still present potential risks. Therefore, the Group may face considerable liability as a result of, among other things, incidents and accidents, security breaches, malicious acts or terrorism, aircraft crashes, natural disasters (such as floods or earthquakes), malfunctions in equipment or in the storage, handling, transportation, processing and packaging of nuclear substances and materials. Such events could induce a significant tightening of the nuclear plants’ operating constraints, or the partial or total disruption of the operation of the Group’s generation fleet, and could have serious consequences, especially in case of radioactive contamination and irradiation of the environment, for persons working for the Group and for the general population, as well as a material, negative impact on the Group’s activities, strategy, outlook and financial position.

A nuclear operator assumes liability for the nuclear safety of its facilities. The liability scheme that applies to European nuclear facilities operators, and the related insurance, are described in sections 6.5.4.2 (“Special regulations applicable to nuclear facilities”), and 4.2.3.4 (“Special insurance for nuclear facility operations”). This scheme is based on the principle of strict liability for the operator. Accordingly, if there is an event which causes damage, the Group would be automatically liable within the limits of a financial ceiling established by applicable local law, regardless of the source of the event that caused the damage. The implementation of safety measures does not exonerate the Group from this type of liability.

The Group cannot guarantee that, in countries where it operates nuclear facilities, the liability ceilings established by law will not be increased or removed. For example, the Protocols amending the Paris Convention and the Brussels Convention, currently being ratified (see section 6.5.4.2 “Special regulations applicable to nuclear facilities”), provide for these ceilings to be raised. The entry into force of the amending protocols could have a significant impact on the cost of insurance that the Company is not currently able to estimate and the Group cannot guarantee that insurance covering this liability will always be available or that it will always be able to maintain such insurance.

Material damage to EDF’s nuclear facilities is covered by an insurance policy (see section 4.1.3.4.2 (“Damage insurance for nuclear facilities”)). Despite this coverage, any event that would cause significant damages to a Group’s nuclear facility could have a negative impact on the Group’s business, financial results and financial position.

Finally, the Group cannot guarantee that the insurers covering both the liability of the nuclear operator and the materiel damage to its installations will always have available capacity or that the costs of coverage will not significantly increase, particularly with regard to the impacts on the insurance market of recent events, such as the nuclear accident in Japan following an earthquake and then a tsunami that devastated the north of the country on March 11, 2011.

A serious nuclear accident anywhere in the world may have significant consequences for the Group.

Despite the precautions taken during their design and operation, a serious accident at a facility cannot be excluded, such as the accident in Japan, following an earthquake and then a tsunami that devastated the north of the country on March 11, 2011. This type of accident could result in public rejection of the nuclear business and lead to the competent authorities deciding to substantially tighten conditions of power plant operation, to not authorize proposed extensions of the operating life of a power plant, leading to no longer allow, temporarily or permanently, the operation of one or more nuclear facilities, or to cease the generation of nuclear electricity (and therefore suspend or cancel any development of nuclear power plants underway), or to cease authorizing, temporarily or permanently, operation of one or more nuclear facilities. Such decisions might be made even in the absence of an accident taking place.

Such an accident, if occurring close to one or several facilities of the Group, may also contaminate their environment, and thus jeopardize their operation.

1. Source : Nuclear Power Reactors in the World, International Atomic Energy Agency, 2010 edition.

Such events would have a material, negative impact on the business model, strategy, business, profit, financial position and outlook of the Group.

The nuclear activity of the Group is subject to particularly detailed and restrictive regulations that may increase in severity.

The nuclear activity of the Group is subject to detailed and restrictive regulations, in particular in France, with a system for the monitoring and periodic re-examination of operating authorizations, which primarily take into account nuclear safety, environmental and public health protection, as well as national safety considerations (terrorist threats in particular). These regulations may be subject to significant tightening by national and European authorities (for a description of the “Nuclear Package” and the French law relating to transparency and safety in the nuclear field, see section 6.5.4.2 (“Special regulations applicable to nuclear facilities”)). Furthermore, a tightening of the regulations or a possible non-compliance with the current regulations could lead to having to shut down, temporarily or permanently, one or more of the Group’s plants.

This could result a significant increase in the costs of the Group’s nuclear fleet, which would have a negative impact on its financial position.

For its nuclear activities, the Group depends on a limited number of contractors.

Even though the Group operates a supplier diversification policy within its nuclear business, it is currently dependent on a limited number of contractors and suitably qualified and experienced contract personnel. This limits competition where EDF is a buyer and creates a risk of exposure for the Group to the default of one or more of these suppliers or service providers with specific skills, which could have a negative impact on the Group’s results and financial position (see section 4.3 (“Dependency factors”)).

The Group is exposed to variations in uranium procurement conditions and conversion and enrichment services conditions.

Nuclear fuel purchases are part of the Group’s operating costs.

For its nuclear power fleet in France and the United Kingdom, EDF purchases uranium, conversion services and enrichment services through long-term contracts containing hedging mechanisms which allow it to mitigate and smooth the fluctuation of prices over time. The main supplier is the AREVA group, but EDF is pursuing a policy of diversification by buying supplies from other producers (see section 4.3 (“Dependency factors”) and section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”)). Prices and available quantities of uranium and conversion and enrichment services are subject to fluctuations resulting from factors, mainly political and economic, which the Group cannot control (in particular, increased demand in the context of worldwide expansion of nuclear energy or shortages linked, for example, to an operating accident in a uranium mine or an internal or external event leading to political instability in a producing country).

In the United States, CENG purchases uranium as well as conversion, enrichment and assembly services from several suppliers. The current contracts with these providers allow a supply of fuel and conversion, enrichment and assembly services for years to come, for the three facilities of Calvert Cliffs, Nine Mile Point and Ginna.

However, the Group cannot guarantee that its contracts, in France and abroad, will protect it completely against drastic or significant price increases. The Group cannot guarantee that when these long-term contracts expire, it will be able to renew them, particularly at equivalent price conditions. This could have a negative impact on the Group’s financial results.

Risks related to the transportation of nuclear fuel.

The transportation of new or spent nuclear fuel is an operation that requires special and restrictive safety and security measures. These constraints could increase further, generating additional difficulties and costs for the Group. Furthermore, several factors that are outside of the Group’s control (such as opposition by local residents or anti-nuclear associations, for example, in the form of demonstrations to prevent nuclear material from being moved) may slow these operations. The operation may even be interrupted, in particular, in the event of an accident. As a result, the Group may be required to slow or interrupt some or all of the generation on the affected sites, due to either the non-delivery of new fuel assemblies, or the saturation of storage facilities on the sites, which could have a negative impact on the Group’s financial results.

The nuclear fleet operated by the Group may require heavy and/or costly repairs or modifications.

The fleet of nuclear facilities currently operated by the Group in France is highly standardized (see section 6.2.1.1.3.1 (“EDF’s nuclear fleet”)). This enables the Group to achieve economies of scale in equipment purchases and engineering, to apply improvements made to its newest power plants to its entire fleet, and to anticipate, in the event of a malfunction in a facility, the measures to be taken in the others. However, such standardization carries the risk of a malfunction that is common to several power plants or series of power plants. The Group is currently addressing certain technical issues across its fleet of nuclear facilities that affect the availability factor (Kd) of the fleet (see section 6.2.1.1.3.2 (“Operation and performance of the nuclear fleet”)). The Group cannot guarantee that it will never again be confronted with other burdensome or costly repairs or modifications, to be carried out on all or part of the fleet, or that events will not occur which may have an impact on the operation of the fleet or its generation, bringing about a temporary outage or closure of all or part of the fleet.

The Group also operates nuclear power plants elsewhere in Europe, in particular the United Kingdom, and in the United States, and it may also face costly repairing works or modifications to be made on these units or events which could have impacts on their performance, generation or availability.

Despite maintenance work carried out by the Group on its power plants, it is possible that the output availability of certain units will be limited, particularly due to the ageing of equipment and component obsolescence.

Such events may have a negative impact on the Group’s financial results and its activities.

The Group may not be able to operate its nuclear power plants over a period at least equal to the period used in particular for the calculation of depreciation, amortization and provisions.

As part of the studies related to the third 10-year inspections for the 900 MW units, in early July 2009 the French Nuclear Safety Authority (Autorité de Sûreté Nucléaire, or “NSA”) publicly stated that it had not identified a generic problem calling into question EDF’s ability to control the safety of its 900 MW reactors for up to 40 years. As required by regulations, the NSA’s opinion will later be supplemented by an opinion on

21

each reactor following each of the third 10-year inspections. In 2010, a first reactor (Tricastin 1) obtained a favorable opinion from the NSA for its operation for an additional 10 years until the fourth 10-year inspection. However, the Group cannot guarantee that it will obtain the necessary authorizations at the appropriate time, or that such authorizations will be obtained, or that it will not be subject to conditions that entail significant expenditure or investments for the Group.

Nonetheless, the Group has based its assumptions for calculating accounting impacts linked to the operating life of its nuclear fleet in France on an operating life of 40 years (including amortization of fixed assets, provisions, etc.). If the safety authorities opted for the closure of some units or power plants before 40 years, this would require accelerated replacement of the corresponding generation capacity by additional investments or electricity purchases on the market. It would also be necessary to review the projected depreciable life and associated decommissioning provisions of the power plants in question. This would have a significant adverse impact on the Group’s financial results and its financial position.

In the United Kingdom, the current projected operating life of the power plants in EDF Energy’s existing nuclear fleet ranges between 30 to 40 years, depending on the power plant (see section 6.3.1.2.3 (“Existing Nuclear business unit”)). However, taking into account the safety rules applicable in the United Kingdom, the Group cannot guarantee that EDF Energy will obtain the necessary authorizations at the relevant time to operate its existing nuclear power plants until the end of the current operating life, or that these authorizations will not be obtained subject to conditions that entail significant expenditure or investments for the Group.

EDF Energy has nevertheless used the current operating lives as assumptions for calculating accounting impacts (depreciation of fixed assets, provisions, etc.) related to the operating life of the nuclear fleet in the United Kingdom (see section 6.3.1.2.3 (“Existing Nuclear business unit”)).

In the United States, an operating life of 60 years1 was granted by the Nuclear Regulatory Commission (“NRC”) for all CENG nuclear plants (the commissioning of which ranged between 1970 and 1988 (see section 6.3.2.2.2 (“Operations of CENG (nuclear generation and operation business)”)), the joint venture created by EDF and Constellation Energy Group (“CEG”) to which were transferred the nuclear assets previously held by CEG. However, the Group cannot guarantee, notably in the case of an incident affecting the safety or availability of facilities, that these power plants will actually be operated for such period.

If any power plants had to be closed before the end of their accounting operating lives, this may require accelerated replacement of the corresponding generation capacity by additional investments or electricity purchases on the market. It would also be necessary to review the projected depreciable life of the power plants and associated decommissioning provisions for the plants in question. This would have a significant adverse impact on the Group’s financial results and financial position.

The Group might not obtain the authorizations necessary in order to extend the operating life of its power plants beyond the terms currently provided for.

In order to postpone the commissioning of replacement units and the related investments, and to continue to benefit from the cash flows from its existing fleet, the Group aims to lengthen the operating life of its nuclear fleet beyond 40 years in France. In 2009, EDF forwarded to the NSA the intended safety improvements for operating the fleet beyond

40 years. The corresponding investments are staggered over a period of about 20 years starting from the current decade. The NSA plans to issue an opinion on these modifications in early 2012, on the basis of their review in October and November 2011 by the Standing Expert Group composed of individual experts appointed by the NSA. In the United Kingdom, EDF Energy is also attempting to extend the operating life of its nuclear fleet beyond the declared period, and has already announced and taken into account the extension of the operating life of certain power plants (see section 6.3.1.2.3 (“Existing Nuclear business unit”)).

The Group cannot guarantee that it will obtain such extensions. These extensions might also be obtained under certain conditions, the financial impact of which, particularly in terms of investment, might affect the Group’s strategy with regard to extending the operating duration of its plants, or the Group’s capacity to pursue its global investment strategy.

Construction of the EPRs could encounter problems or not be completed.

The Group has launched the construction of the European Pressurized Water Reactor (EPR) in Flamanville (see section 6.2.1.1.3.5 (“Preparing for the future of the nuclear fleet in France”)) in order to renew its fleet of nuclear generating facilities in France and to serve as a model for the construction of new facilities abroad.

The Group may not obtain, or see challenged by court rulings, the authorizations required for the construction, commissioning and operation of the EPR. With regards, in particular for the Flamanville EPR, to a first-of-a-kind reactor, technical difficulties or other difficulties could occur during the development and construction and during the early stages of the operation of the EPR. These difficulties could slow or hinder the construction of EPRs and their commissioning or affect their performance. In addition, the global construction cost and the total cost of production of the EPR reactors could be higher than estimated by EDF, particularly due to increased raw materials prices, changes in exchange rates, the impact of price indexes provided in the contracts, technical and regulatory developments and the adjustment of provisions for risks. At the end of June 2010, the cost of the project was re-estimated at €5 billion, consistent with the new objective of first marketable generation now set for 2014.

The EPR program for renewal of the fleet of generation facilities is strategic for the Group’s future. Any event leading to a delay or blockage of this program, or affecting the construction of the first-of-a-kind EPR or subsequent units would thus have a material adverse impact on the Group’s activity and financial position.

The Group remains responsible for most spent fuel and radioactive waste from its nuclear power plants, especially long life, medium- and high-level waste from spent fuel.

The nuclear fuel cycle is described in section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”). In France, as an operator and producer of waste, EDF is legally responsible for spent fuel from the moment they leave the power plant, during their processing operations and during their long-term management, and it assumes this responsibility in accordance with guidelines set forth by public authorities and under their control.

The Group’s responsibility may be sought in particular as a nuclear operator or producer within the meaning of applicable legislation on waste, in the event of an accident and any damage to third parties or the environment

1. Except for Nine Mile Point 2, which has an operational life of 58 years.

22

from spent fuel or waste, even if these are handled, transported, kept, stored or disposed by operators other than the Group (especially, in France, the AREVA group and ANDRA), in particular in the event of failure of such operators. If the Group were held responsible for damage to third parties, the specific strict liability scheme applicable to nuclear operators would apply within the limits specified by this scheme (see section 6.5.4.2 (“Special regulations applicable to nuclear facilities”)).

In France, the long-term management of radioactive waste has been the subject of various initiatives under the program laws of December 30, 1991 and June 28, 2006 on the sustainable management of radioactive materials and waste (see section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”)). The Group cannot guarantee that all long-life, high- and medium-level waste will constitute “ultimate radioactive waste” within the meaning of Article 6 of law No. 2006-739 of June 28, 2006, and that as a consequence this waste may be directly stored in deep geological layers. The Group also cannot guarantee the time frame in which the public authorities will authorize such storage, or predict the technical guidance related to these authorizations, and this is likely to pose some uncertainties with respect to the waste and the responsibility and costs that would result for EDF.

In the United Kingdom, British Energy has entered into agreements with the authorities concerning the management of certain radioactive waste from the nuclear power plants that it operates (see section 6.3.1.2.3 (“Existing Nuclear business unit – Restructuring Agreements – costs related to radioactive waste management and decommissioning”)). According to the terms of these agreements, the responsibility and certain costs related to the management of certain radioactive waste is transferred to the British Government. However, British Energy retains financial responsibility, and also technical and legal responsibility for the management, storage and elimination of waste that does not fall within the scope of the aforementioned agreements.

In the United States, in accordance with the Nuclear Waste Policy Act (NWPA), CENG is a party to the contracts entered into with the Department of Energy (DoE). As such, CENG has since November 2009 paid the contributions stipulated by the NWPA to fund the cost of construction by the DoE of a federal storage for final disposal of spent fuel (CEG having paid these contributions until November 2009). Since the DoE stated that it could not take possession of spent fuel before 2020 (instead of 1998 as originally planned), CEG has been forced to undertake additional actions and incur costs to provide on-site fuel storage, allowing the operation of its plants until the availability of a federal storage. The sums reimbursed by the DoE until the close of the transaction with EDF were received by CEG. CENG will receive the subsequent reimbursements (see section 6.3.4.6.2 (“Constellation Energy Nuclear Group (CENG))” –“Nuclear Fuel”).

The Group cannot guarantee that it will have at its disposal, in due course and under acceptable financial conditions, long term storage and treatment solutions for the radioactive waste resulting from the operation of power plants located in the relevant countries, which could have a negative impact on the Group’s financial results and its financial position.

See the draft guideline of November 3, 2010 on the management of spent fuel and radioactive waste in section 6.5.4.2 (“Special regulations applicable to nuclear facilities”).

The provisions made by the Group for spent fuel processing operations and long-term radioactive waste management could prove insufficient.

In France, EDF has made provisions for management operations (transportation, processing, conditioning for recycling) of spent nuclear fuel (see Note 30 to the 2010 Consolidated Financial Statements) using the price and volume conditions in the framework agreement signed with AREVA in December 2008 and specified in a related agreement signed on July 12, 2010, which covers the period from 2008 to 2012. The amount of provisions to cover the period beyond 2012 could prove insufficient if the renewal conditions of this agreement for such future period proved more onerous than those currently applicable.

EDF made provisions for long-term waste management based on an assumption of geological storage, and on the conclusions reached in 2006 by the working group comprising ANDRA, public authorities and producers of nuclear waste (see Note 30 to the 2010 Consolidated Financial Statements, and section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues” of this document”)). While the program law No. 2006-739 of June 28, 2006 on the sustainable management of radioactive materials and waste confirms, without excluding other fields of complementary research, that “Ultimate radioactive waste” must be stored in deep geological layers, the Group cannot guarantee that all long-life, high- and medium-level waste will be considered as such and nor the length of time in which this type of storage, if it was selected, could be carried out. Consequently, the final cost of long-term waste management of the Group could exceed the provisions made in its financial statements.

In the United States, CENG has also made provisions for its long-term nuclear waste management commitments.

The Group cannot guarantee that the amount of these provisions will be sufficient. In effect, the evaluation of these provisions is sensitive to the assumptions made in terms of costs, inflation rate, long-term discount rate and payment schedules. Given these sensitivity factors, the modification of some parameters may lead to a significant adjustment of the provisions booked. If such was the case, the inadequacy of the provisions for these commitments may have a significant negative impact on the Group’s financial results and financial position.

Decommissioning the existing fleet of nuclear facilities may present currently unforeseen difficulties or be much more costly than currently expected.

Given the size of the Group’s nuclear fleet, its decommissioning represents a highly technical and financial challenge.

While the Group has evaluated the challenges, in particular technical, which this decommissioning brings (particularly the decommissioning of first generation power plants in France) and has identified the solutions to be developed, it has never dismantled nuclear power plants similar to those currently in service.

In France and the United States, the Group has made provisions to cover the forecasted costs associated with decommissioning and last cores. The evaluation of these provisions is sensitive to the assumptions made in terms of costs, inflation rate, long-term discount rate and payment schedules. Given these sensitivity factors, the modification of some parameters may lead to significant adjustment of the provisions booked. The Group therefore cannot guarantee that the provisions made will be equivalent to the costs actually recorded at the appropriate time, which may have a negative impact on the Group’s financial results and financial position.

In the United Kingdom, under British Energy’s restructuring arrangements, the decommissioning costs for British Energy’s existing nuclear power plants will be paid for from the Nuclear Liabilities Fund. Should the Fund be insufficient, these costs will be borne by UK Government (see section 6.3.1.2.3 (“Existing Nuclear business unit –Restructuring Agreements – costs related to radioactive waste management and decommissioning”)).

Dedicated assets reserved by the Group to cover the costs of the Group’s long-term commitments in the nuclear business (such as radioactive waste and decommissioning) may prove insufficient and result in additional disbursements.

In France, as of December 31, 2010, the market value of the EDF’s portfolio of dedicated assets was approximately €15.8 billion, versus €11.4 billion on December 31, 2009 (see section 6.2.1.1.3.7 (“Assets available to cover long-term nuclear power-related commitments (outside the operating cycle)”)). These assets are built up gradually on the basis of spending estimates and the timeframe which the Group will have to meet. In this context, on December 31, 2010, EDF allocated 50% of the shares of its subsidiary RTE EDF Transport to this portfolio.

Subject to meeting various criteria, including one regarding the level of coverage in provisions as of June 29, 2011, the NOME law1 allows a five-year deferral (from June 29, 2011 to June 29, 2016) of the deadline by which the portfolio of dedicated assets must cover all long-term commitments in the nuclear business as stipulated by the law of June 28, 2006 (see section 6.5.4.2 (“Special regulations applicable to nuclear facilities”, and Note 46 to the 2010 Consolidated Financial Statements)).

These dedicated assets may prove to be insufficient at the moment of actual payment, if actual costs are different or if the decommissioning and storage costs schedule is modified, which could have a significant negative impact on EDF’s financial position. Moreover, stricter regulatory constraints in France (in particular those which could have an impact of the basis of the dedicated assets to be constituted by EDF) or Europe may lead to increasing demands for the constitution of dedicated assets and have an effect on EDF’s financial position.

Finally, although these assets are constituted and managed in accordance with strict prudential rules (see section 6.2.1.1.3.7 (“Assets available to cover long-term nuclear power-related commitments (outside the operating cycle)”)), the Group cannot guarantee that price movements in the financial markets will not have a significant negative impact on the value of these assets (see section 9.9.1.6 (“Management of financial risk on EDF’s dedicated asset portfolio”) for a sensitivity analysis) which could lead EDF to make further disbursements in order to restore the value of these assets.

In the United States, in accordance with the NRC regulations and conditions imposed by the states concerned, CENG has established funds strictly dedicated to covering the costs of power plant decommissioning. The strategy of establishing these funds is based on the estimated costs necessary for decommissioning and related disbursement deadlines. CENG’s estimate of the revenue generated by these funds was based on various factors including the asset allocation strategy for the investments, the historical rate of return, and market conditions. It is anticipated at this time that decommissioning activities will continue until 2083. Any changes affecting costs or deadlines for decommissioning, or any changes affecting the revenues generated by the funds, are likely to have an impact on the ability of the funds to cover the decommissioning costs of power plants, which could lead CENG to make further disbursements.

Such events could have a negative impact on the Group’s financial position.

4.1.4 Risks related to the structure and changes within the Group

It is possible that the Group’s development strategy may not be implemented in accordance with the goals defined by the Group.

The Group intends to continue its development in the electricity, gas and energy services industries, both in France and abroad, in line with its industrial project, depending on its business model in each area and in light of any relevant experience (upstream/downstream balance, commercial strategy, development of renewable energy sources or in other production methods, such as nuclear, hydropower, coal, gas combined-cycle power plants, etc.). It is thus implementing programs for new development, reorganization, increasing profitability, (see risk factor below entitled “The Group has implemented programs to improve its operating and financial performance and to reinforce its financial flexibility”) and disposals.

The Group may fail to develop or to implement international nuclear generation projects to which it is committed or it may not be able to implement such projects under satisfactory economic, financial and legal conditions.

Indeed, the EDF group is committed through partnerships or equity investments to international projects for the construction and operation of nuclear power plants (in China, the United Kingdom, and, probably with a more distant schedule, in the United States and Italy). During the development phase, these projects require obtaining administrative authorizations, licenses, permits and, in certain cases, the setting up of additional partnerships. These are major projects involving significant investment, and their funding conditions are still to be confirmed. Given the current economic climate, the establishment of such funding may be delayed. Furthermore, the regulatory framework in some countries is in the process of being updated, which could have an impact on the Group’s commitments and responsibility. Even with the benefit of protective contractual arrangements, the Group cannot guarantee that any or all of these projects will be implemented in accordance with scheduled timeframes, under satisfactory economic, financial or legal conditions or that they will, in the long term, generate the profitability initially anticipated, which could have a significant negative impact on the Group and its financial position.

Furthermore, the development of the Group’s gas business is an important issue, both with respect to the use of gas in electricity generation and the development of dual gas/electricity offers. The outlook in terms of global supply and demand for gas is changing (the boom in unconventional gas – particularly in the United States, rising demand from emerging countries, etc.). The competitive environment of the gas segment is evolving in France and in Europe with the emergence of new players and mergers of energy companies. The dependence of European countries on imports of natural gas is already high and continues to increase, mainly due to the depletion of local resources and increasingly remote sources of supply. To implement its gas strategy, the Group must not only have access

1. Amended Article 20 of Law No. 2006-739 of June 28, 2006.

24

to competitive sources of supply, but also to logistical infrastructures (such as storage, gas pipelines and LNG terminals) that allow it to transport its gas to areas close to points of consumption. It must also have the flexibility it requires and leverage synergies between its various entities (including those which it does not control). The Group cannot guarantee that that it will always have sources of gas supply (through its long-term contracts or the acquisition of gas fields, for example) or access to gas infrastructure, or otherwise be able to generate the expected synergies, under competitive financial conditions. Any one of these factors could slow the development of the Group’s gas strategy, which would have a negative impact on its activities, its financial results and its outlook.

Finally, the Group also intends to develop and strengthen its offering of integrated services, including eco-efficiency energy services as part of a sustainable development approach. The energy services market is very competitive, and the energy efficiency market has strong potential for development. The Group cannot guarantee that its service offering will be successful, or that it will always be able to implement its development policy in this area, which may have a negative impact on its financial results and outlook.

More generally, the Group may be confronted with an unexpected change in the regulatory, economic and competition framework which may render its decisions inadequate or it may encounter difficulties in implementing or changing its strategy, which could have a negative impact on the Group’s financial results and outlook.

Risks related to acquisitions and disposals.

As part of its development strategy, the Group has carried out and could be led to carry out transactions involving the acquisition of assets or interests, as well as mergers or the creation of joint venture companies, and more generally all types of mergers and acquisitions.

Mergers and acquisitions involve in particular the following risks: (i) the assumptions used by the Group in the valuation of the acquisition may not be borne out, particularly concerning expected market prices, cost savings, profits, synergies and profitability; (ii) difficulties concerning the quality and performance of the acquired assets or the understatement of the liabilities of acquired companies may occur; (iii) difficulties with integrating the acquired businesses or companies may occur; (iv) the Group may not be able to retain certain key employees, customers or suppliers of the acquired companies; (v) the Group may be required or wish to terminate certain preexisting contractual relationships under costly and/or unfavorable financial terms; (vi) the Group could increase its debt to finance these acquisitions, limiting its financial flexibility and opportunities to contract new borrowing in the future; and (vii) with respect to the anti-trust authorities, the Group could be required to make commitments that would be implemented under terms that are less favorable than those anticipated by the Group.

Consequently, the benefits from future or completed acquisitions could be lower or less rapidly achieved than expected, which could have a negative impact on the Group’s financial results, financial position and outlook.

The Group has also carried out and could be led to carry out transactions involving the disposal of assets or equity investments. In the context of these disposals, the Group may provide guarantees concerning the assets sold, and consequently have to pay indemnities or price adjustments to the purchaser, which could have a negative impact on the Group’s financial results, financial position and outlook.

The Group could also be led to not make the acquisitions or disposals it has planned, or to realize them at a value other than the desired value due, among other things, to contractual, financial or regulatory limitations, or to policy interventions outside of France. This may have a negative impact on the Group’s financial results, financial position and outlook.

The various reorganizations made necessary by opening up the market could have operational and financial consequences for EDF.

Opening up the market has in particular resulted in a transfer of mainly distribution activities to subsidiaries and the reorganization of the joint entities through which EDF and mainly GDF Suez (formerly Gaz de France) used to manage sales, billing, customer services and distribution networks. The various reorganizations could have an impact on the operation of marketing and distribution activities and on the relationships with local authorities. Furthermore, they could generate substantial costs, associated in particular with adapting organizational structures and support functions, including information systems.

Risks relating to information systems.

The Group operates multiple and highly complex information systems (such as servers, networks, applications, databases, etc.), which are essential for the conduct of its commercial and industrial business, and which must adapt to a rapidly changing environment. A failure of one of these systems could have significant adverse consequences for the Group. In particular, if the information systems put in place, to be put in place or still to be adapted following the full opening of the market are lacking in terms of reliability or performance, this could have significant adverse consequences for the EDF group.

Finally, as a general matter, the Group cannot guarantee that the policy of reinforcing information back-up systems will not meet with technical difficulties and/or delays in implementation, which could – in the event of a serious incident – have a significant adverse impact on the activity, financial results and financial position of the Group.

EDF is controlled by the French state, which is its principal shareholder.

Pursuant to the law of August 9, 2004, the French state is EDF’s principal shareholder and must retain ownership of more than 70% of its share capital. Under French law, a majority shareholder controls most corporate decisions relating to the company, including those that must be passed by the Shareholders’ Meeting (in particular, appointment and dismissal of members of the Board of Directors, distribution of dividends and amendments to the by-laws). In addition, the legal limit of dilution of the French state’s holding may limit EDF’s capacity to access capital markets or carry out mergers or acquisitions.

A significant share of the Group’s workforce belongs to organizations common to EDF and GDF Suez; the Group therefore depends in part on management mechanisms implemented in these shared structures.

Many of the people employed by the Group belong to organizations common to EDF and GDF Suez (almost to all to the shared services department of ERDF and GrDF, the two distribution subsidiaries of the EDF and GDF Suez groups). Some decisions made in the context of these shared organizations can therefore have an impact on EDF, in particular on costs and on the conditions of management of its resources. It also follows that EDF and GDF Suez may have divergent interests or views concerning these shared organizations, which may have a negative impact on the Group’s labor relations, financial results and financial position (see section 6.2.2.2.5 (“Relations between ERDF and GrDF within the Shared Services Department”)).

The Group does not hold majority control, or shares control of some of its subsidiaries and affiliates.

For example, EDF and A2A (formerly AEM Milan) and its partners exercise joint control of Edison. Their relations are governed by a shareholders’ agreement (see section 6.3.3.1.2 (“Joint takeover of Edison by EDF and A2A”)), but the Group cannot guarantee that it will always agree with it co-shareholders on policy decisions within the company. In addition, the benefits that should derive from the joint takeover of Edison by EDF and A2A, particularly with regard to the Group’s gas strategy, depend in part on the possibility of efficiently and effectively combining Edison’s activities with those of the Group.

Also, in November 2009, the Group acquired almost half of CEG’s nuclear power generation and operation activities, through an equity stake of 49.99% in CENG (see section 6.3.4.6.2 (“Constellation Energy Nuclear Group (CENG)”)). The Group shares the control of CENG with CEG, and this control is exercised under a shareholders’ agreement. The Group cannot guarantee that it will always be in agreement with CEG, particularly with respect to the strategy to be implemented concerning CENG, which could notably limit the benefits expected from the transaction.

Other Group activities are, or will be in the future, exercised within other entities in which the Group shares control, or in which the Group is a minority shareholder. In these situations, the Group may be confronted with situations of deadlock when partners disagree, or decisions contrary to its interests could be made, which could limit the Group’s ability to implement its defined strategies and thus have a significant adverse effect on its activities, financial results, financial position and outlook.

Shareholders in some of the Group’s subsidiaries and affiliates hold or may acquire put options allowing them to redeem their shares or assets in the Group, which may then be required to carry out such redemptions at an unfavorable time or under unfavorable conditions.

If put options are exercised by the shareholders of some of its subsidiaries and affiliates, the Group may be forced to purchase the assets or underlying securities at prices set by the terms of the agreements in force, which could be greater than their market value. In addition, the financing of these purchases could interfere with other Group acquisition or investment expenses, delay them, or oblige the Group to seek financing under less favorable conditions, which could have a negative financial impact on the Group.

The structure and terms of the put options held by shareholders of EDF Énergies Nouvelles on the Group are described in Section 6.4.1.1.2 (“EDF Énergies Nouvelles”).

The Group could be forced to launch a tender offer on listed companies in which it holds an equity interest.

The Group holds or may acquire interests in listed companies for which applicable law may under certain conditions compel anyone exceeding certain thresholds of capital ownership to launch a tender offer on all outstanding shares. The Group could therefore be forced to launch such an offer under unfavorable conditions, especially with respect to price, which may have a negative impact on its financial position.

Risks related to the international dimension of the Group’s activities.

Some Group investments and commitments are exposed to the risks and uncertainties associated with doing business in countries which may have, or have recently had, a period of political or economic instability. Several countries in which the Group operates have regulations that are less advanced and less protective; practice or could initiate controls or restrictions on repatriation of profits and capital invested; levy or could levy taxes and fees affecting the Group’s activities; and impose or could impose restrictive rules with regards to the business of international groups. In these countries, the electricity sector is also subject to sometimes rapidly changing regulations which could be influenced by political, social and other considerations; this could affect the operations or financial position of Group subsidiaries in a way that is contrary to its interests. The occurrence of any of these events may have a negative impact on the Group’s activities, financial results and financial position.

Finally, the Group has developed or built a portfolio of “Independent Power Plants” (“IPP”) in different parts of the world, including in Brazil, Vietnam, Laos and China, in which it plays one or more roles (engineering, project management, project manager, investor and/or operator). In these different capacities, the Group may incur liability or its financial performance may be affected, especially if the return on capital employed for the IPP is lower than expected, if long-term electricity contracts or “pass-through” clauses are challenged, or in the event of major changes to electricity market rules in the country concerned.

The Group must continually adapt its skills in a rapidly changing environment and renew much of its workforce while transferring experience and skills to new employees.

The challenges associated with achieving the Group’s strategic objectives in a rapidly changing environment (in particular, the full opening of markets to competition, the international development of nuclear power and clean coal, development of renewable energy, etc.) require a continuous adaptation and anticipation of the necessary skills, especially in functional and geographic areas.

In France, a large number of EDF employees reaches retirement age each year, despite the impact of the reform of the special pension system for Electricity and Gas Industry employees on the average retirement age. For example, in nuclear generation and network maintenance, approximately 40% to 45% of the workforce will be eligible to retire during the next ten years. Although this situation may represent an opportunity to adapt the expertise of employees to the Group’s new challenges, the renewal of this workforce requires anticipating the knowledge transfer and managing competition to recruit best people.

The EDF group considers the development of skills to be a major challenge and will therefore do its utmost to recruit, retain, redeploy or renew such skills in a timely manner and under satisfactory conditions. However, it cannot guarantee that measures adopted will always prove totally sufficient, which may have an impact on its activities and financial results.

The Group may be required to meet significant commitments related to pensions and other employee benefits.

The pension plans applicable in the various countries in which the Group operates involve long-term commitments to pay out benefits to the Group’s employees (see Note 31 to the 2010 Consolidated Financial Statements). In France, in addition to these pension commitments, there are also commitments related to post-employment benefits and long-term benefits for employees currently in service.

To cover these commitments, the Group has set up plan assets and pension funds, as appropriate. At the end of 2010, such assets only partially covered these commitments, which have, however relatively staggered maturities.

The amounts of these commitments, the provisions set aside, plan assets and pension funds set up, and the additional contributions which aim to compensate for the insufficiency of funds are calculated based on (i) certain actuarial assumptions, including a discount rate that may be adjusted depending on market conditions; (ii) the rules governing retirement benefits paid out by the general system; and (iii) amounts paid out by the Group. These assumptions and rules may be adjusted in the future which could increase the Group’s current commitments on pensions and other employees benefits and therefore require a corresponding increase in provisions.

Furthermore, if the value of the plan assets or the pension funds were to prove insufficient with regard to the corresponding commitments, especially in the United Kingdom and the United States, due mainly to calculation assumptions or developments in the financial markets, the Group could be obligated to make additional contributions to the relevant funds which may have a negative impact on its financial position and financial results.

Labor disputes could have a negative impact on the Group’s activity.

The Group cannot ensure that its labor relations will not deteriorate or that labor unrest will not occur. Strikes, walkouts, claims or other labor unrest may harm its business. The Group has not taken out any insurance for losses resulting from business disruptions caused by labor movements. Consequently, its financial position and operating results may be adversely affected by labor unrest.

The Group has implemented programs to improve its operating and financial performance and to reinforce its financial flexibility. The objectives set for these programs may not be achieved.

The Group has implemented and is likely to implement programs to improve its operating and financial performance and to reinforce its financial flexibility. After completion of the Altitude program in 2007, the Group had initiated a program for 2008-2010, called “Operational Excellence”, to improve the Group’s results in achieving synergies and continued progress on its operating and support processes, its procurement methods and its plans for change and development. This program, which ended in 2010, resulted in cumulative savings of €1,256 million, surpassing the original target of €1,000 million. A new synergy program is currently being developed.

The Group cannot guarantee that the programs to improve performance that it decides to implement will have the expected results or that those results will be achieved on schedule.

Risks due to changes to the IFRS standards applicable to the Group.

The 2010 Consolidated Financial Statements of the EDF group have been prepared in accordance with international accounting standards published by the International Accounting Standards Board (IASB) as approved by the European Union on December 31, 2010 (see Note 1 to the 2010 Consolidated Financial Statements).

These references are evolving and new standards and interpretations are currently in the process of being drafted and/or approved by the qualified international bodies. The Group is studying the potential impact of these standards and interpretations, but cannot prejudge their development or their potential impact on its consolidated financial statements.

4.1.5 Risks related to the capital structure of EDF and the listing of its shares

Significant volatility in share price.

Stock markets have experienced significant fluctuations in recent years, which have not always been related to the performance of the specific companies whose shares are traded. Such fluctuations may significantly affect the EDF share price.

The EDF share price may also be significantly affected by a number of factors, including factors relating to the EDF group, its competitors, general economic conditions and, in particular, the energy industry.

Fluctuation in exchange rates.

EDF shares are quoted only in euros and any future payments of dividends on the shares will be denominated in euros. The share price and any dividends paid to an EDF shareholder in other currencies could be adversely affected by a depreciation of the euro.

Risks related to future sales of EDF shares by the French state.

As of December 31, 2010, the French state held 84.48% of EDF’s share capital. If the French state decided to further reduce its equity interest in EDF, such sales by the French state, or the perception that such sales could occur, could adversely affect EDF share price.

4.2 ●● Risk management and control in the EDF group

4.2.1 General framework for managing and controlling the Group’s risks

For many years the EDF group has pursued a policy of managing its operational, financial and organizational risks (see “Report of the Chairman of the Board of Directors of EDF on corporate governance and internal controls” found in Appendix A to this reference document).

In 2003, given the changing context, the Group decided to implement an overall process for managing and controlling its risks, reinforcing existing plans, in particular by creating the Corporate Risk Management Division (Direction Contrôle des Risques Groupe, or “DCRG”).

The objectives of the management and control policy are to:

•	allow identification and ranking of risks in all domains to gain increasingly firm control over them, under the responsibility of operational management;
•	allow Officers, directors and the Group’s governance bodies to have a consolidated view, regularly updated, of the major risks and their level of control;
•	contribute to securing the Group’s strategic and financial trajectory;
•	meet the expectations of external stakeholders and inform them of the Group’s risks and the procedures for managing these risks.

4.2.1.1 Risk management and control principles

As a general rule, operational and functional entities are responsible for managing risks that are within their scope of activity.

The Group’s risk control policy is applied either directly with respect to EDF and its controlled subsidiaries, or via the governing bodies in the case of regulated subsidiaries for which EDF does not exercise operational control due to independent management rules (RTE EDF Transport and ERDF) or joint control.

This policy is based on a system of risk control implemented independently of the risk management functions. This system ensures a standard approach for the identification, assessment and control of risks.

According to those principles, every six months EDF establishes a consolidated mapping of its major risks for the entities under its operational control or under joint control (except for Dalkia International), based on their representations. The consolidated mapping is approved every six months by the Executive Committee and presented to the Board of Directors’ Audit Committee (see section 16.3 (“Corporate governance bodies”)).

The global risk mapping process backs up other processes implemented by the Group, in particular, the setup of the audit program, the “Insurance” policy and its implementation (see section 4.2.3 (“Insurance”)), the crisis management policy, the analysis of risks concerning matters examined by the Group’s decision-making bodies (the Executive Committee, the Executive Committee’s Commitments Committee, the Upstream-Downstream Trading Committee, etc.). The risk management process in particular contributes to securing the investment and long-term commitments process, by ensuring compliance with the risk analysis methodology principles for matters presented to the Commitments Committee of the Executive Committee.

RTE EDF Transport (RTE)

With respect to RTE EDF Transport, risk management and control are organized at the two management levels concerned:

•

at the national level, twice a year RTE EDF Transport’s Executive Committee approves the mapping of its major risks which is then presented to the Economic Oversight and Audit Committee, which reports to the Supervisory Board of RTE EDF Transport. The Executive Committee tasks a national manager with monitoring each of the identified risks. RTE EDF Transport’s Risk Audit Department performs the national audits ordered by the Chairman of the Management Board to whom it reports its findings and recommendations;

•

at the local level, each of RTE EDF Transport’s units and functional entities is responsible for its own analysis of the risks associated with its activities, controlling these through appropriate audits, and reporting at a national level.

Électricite Réseau Distribution France (ERDF)

ERDF identifies and manages its risks according to the methodology of the Group. Risk control is implemented in application of the Group control principles and ensured by a procedure independent of ERDF’s operational units, to verify, with reasonable certainty, control of its activities:

•

a mapping of the major risks relating to the perimeter of ERDF is updated semi-annually. After validation by ERDF’s Board of Directors, it is presented to the Economic Oversight and Audit Committee of ERDF and to the Supervisory Board. For each significant risk identified, a member of the ERDF Executive Committee is designated and a national coordinator is tasked with implementing action plans covering associated risks. An annual program of national audits sponsored by ERDF’s Executive Committee, constructed from the risk analysis and led by ERDF’s Audit, Internal Control and Risk Division supplements the control system;

•

each regional operational division and each functional division is responsible for its own analysis of risks relating to its activity. For this, it conducts an upstream risk analysis using the transversal methodology used within ERDF. The internal control plans are subject to reporting and consolidation at the national level.

The progress of the audit program, of the internal control and of the efficiency of the improvement initiatives taken are also subject to validation by the Board of Directors and to a semi-annual presentation to the Economic Oversight and Audit Committee.

4.2.1.2 Management and control of energy market risks

The risk factor relating to the wholesale energy market and CO2 emissions trading is described in section 4.1.2 (“Risks related to the Group’s activities”) above.

4.2.1.2.1 Framework for management of energy market risks

In connection with the opening to competition of the end user market, development of wholesale markets and international expansion, the EDF group is exposed to fluctuations in market prices of energy that can significantly impact its financial statements.

As a consequence, an “Energy Markets Risks” policy (concerning electricity, gas, coal, oil products and emission allowances) is CO2 implemented by the EDF group and applicable to EDF and entities under its operational control (see section 9.9.2 (“Management and control of energy market risks”)).

Regarding Edison and Constellation Energy Nuclear Group, LLC (“CENG”), jointly controlled entities, their “Energy Markets Risks” policies are reviewed by the governance bodies of these companies.

The “Energy Markets Risks” policy of the Group aims to:

•	define the general framework in which the various Group entities carry out their operational activities (energy generation, optimization and distribution), and their interaction with EDF Trading;
•	consolidate the exposure of the various entities and subsidiaries controlled by the Group on the structured energy-related markets;
•	implement a coordinated hedging policy at Group level.

The principles of operational management of the energy market risks are based on clarifying the responsibilities for managing energy market risks and distinguishing what forms part of generation assets management on the one hand, and trading on the other hand.

Generation and supply asset managers are responsible for implementing a risk management strategy that minimizes the impact of energy market risks on their financial results. Yet they remain exposed to a risk which cannot be hedged on the markets, given different factors such as the lack of liquidity or market depth, uncertainty about volumes, which is likely to have a significant impact on the Group’s financial results.

In the Group, positions relating to energy markets are mainly taken by EDF Trading, which is the trading entity of the Group. As such, EDF Trading is subject to a strict governance and control framework.

The principles of operational management of the energy market risks are subject to monitoring indicators, to limits and to position sensitivity scenarios, ensuring the control of these risks (see section 9.9.2 (“Management and control of energy market risks”)).

4.2.1.2.2 Organization of risk control

The process for controlling energy market risks for entities operationally controlled by the Group is based on:

•	a governance and market risk exposure measurement system, clearly separating management and risk control responsibilities;
•

an explicit delegation given to each entity defining in particular hedging strategies and setting limits for the associated risks. This practice allows the Executive Committee to annually define a consolidated risk profile based on this scope which is consistent with financial objectives and to direct operational management of energy market risks for a given market horizon (typically three years);

•

a specific control process given its strong interactions with the decisions made within the generation and supply businesses. The process involves the Group’s Management and is based on a risk indicator and measure system, itself based on a control comprising in particular alert procedures in case the risk limits are exceeded.

Concerning the jointly controlled entities, the control process is reviewed by the governance bodies of these companies.

The consolidated exposure to energy market risks of entities under EDF’s operational control is presented to the Executive Committee of the Company on a monthly basis. The control processes are regularly reappraised and audited.

4.2.1.3 Management and control of financial market risks

Risk factors related to financial markets are described in Section 4.1.2 (“Risks related to the Group’s activities”), above.

4.2.1.3.1 Framework for management and control of financial market risk

EDF has implemented a financial risk management framework (see section 9.9.1 (“Management and control of financial market risk”)), which defines the policy and principles for managing the Group’s financial risks (liquidity, currency, and interest rate risk) and is applicable to EDF and only to operationally controlled subsidiaries. The Group is exposed to equity risk through securities held for the purpose of managing its cash assets, through dedicated assets to cover long-term nuclear commitments managed under an ad hoc framework, through pension plan assets and through direct equity investments. The above-mentioned principles are associated with monitoring indicators and limits for controlling these risks, in particular, with the objective of limiting the volatility of the Group’s financial expenses.

All developments of the financial risk management framework must be submitted to EDF’s Audit Committee and Board of Directors for approval.

EDF also uses stress tests to analyze the sensitivity of positions in extreme conditions, which allow monitoring of exposure to significant “atypical” market swing risks. EDF also uses stop-loss markers, which determine the threshold at which a position must be closed.

4.2.1.3.2 Control organization

The Financial Risks Control Division (Département Contrôle des Risques Financiers, or “DCRF”) is responsible for controlling the Group’s financial risks by ensuring the correct application of financial management principles. This organization also has the task of carrying out a second level check (methodology and organization) of EDF and entities under its operational control, as well as an operational check of the financing activities at the parent level of the Group. The DCRF reports to the Corporate Risk Management Division in order to guarantee the independence between the organization that controls these risks and the risk management activities which are subject to its control.

With respect to EDF’s financial markets front office activities, daily risk indicator monitoring reports are sent by the DCRF to the Finance and Treasury Director, the head of the front office and the manager of the DCRF. They are immediately notified to act in the event that limits are breached. The DCRF reports weekly to the Operational Coordination Committee of the Finance and Investment Department (Direction Financements et Investissements or “DFI”) of the Corporate Finance Division. The Corporate Finance Division’s Markets Committee periodically monitors compliance with the limits and rules on any specific changes to the limits which may be required.

In addition, regular internal audits ensure that controls have been carried out properly. The internal control mechanism covers two levels of control:

•

internal control exercised at the DFI level: an internal control coordinator who reports directly to the Finance and Investment Director is responsible for developing an annual internal control plan. This plan includes several tasks ensuring the implementation of control procedures and the respect of the framework for the front office;

•	the control exercised by the Group Audit Department which plans yearly audits on activities connected with financial markets and with the financial risk control.

In addition, EDF may hire outside firms to audit the financial risk control process, if necessary.

4.2.1.3.3 Liquidity risk

The objective of liquidity management is to search for resources at the best price and to ensure that they may be obtained at any given time. A description is set forth in section 9.9.1.1 (“Liquidity situation and liquidity risk management”).

EDF has set up regular monitoring of the Group’s liquidity risk, incorporated within the business management cycle, including stress tests. The Operational Coordination Committee also reviews liquidity needs on a weekly basis.

During the financial crisis, EDF strengthened the monitoring and control of liquidity risks related to margin calls on the financial and energy markets. Specific risk indicators have been in place since 2009 to monitor liquidity needs related to margin calls on the energy and financial markets. In addition, a steering committee monitors liquidity needs in relation to energy market activities and decides, if necessary, on appropriate corrective measures to be implemented.

4.2.1.3.4 Currency risk

To limit its exposure to currency risk, the Group has introduced the following management principles:

•

Local currency financing: to the extent possible given the local financial markets’ capacities, each entity funds its operations in its functional currency. When financing is contracted in other currencies, derivative instruments may be used to limit currency risks.

•

Asset-liability matching: the net assets of subsidiaries located outside the Euro zone expose the Group to currency risk. Currency risk on the consolidated balance sheet on foreign currency assets is managed either by matching with acquisition debt in the same currency, or by hedging contracts involving use of financial derivatives. Hedging of net assets in foreign currencies complies with a risk/return ratio. If no hedging instruments are available, or if hedging costs are prohibitive, the risk on open foreign currency positions is monitored by sensitivity calculations.

•

Hedging of operating cash flows denominated in foreign currencies: in general, the operating cash flows of EDF and its subsidiaries are denominated in their local currency, with the exception of cash flows related to fuel purchases which are primarily denominated in US dollars, and certain cash flows, in lesser amounts, related to equipment purchases. EDF and its main subsidiaries concerned by currency risk (EDF Energy, EDF Trading, Edison, and EDF Énergies Nouvelles) hedge firm or highly probable commitments related to these future operating cash flows.

The measurement of currency risk is described in section 9.9.1.3 (“Management of currency risk”).

4.2.1.3.5 Equity risk

The management of this risk is explained in sections 9.9.1.5 (“Management of equity risk”), and 9.9.1.6 (“Management of financial risk on EDF’s dedicated asset portfolio”).

4.2.1.3.6 Interest rate risk

To limit its exposure to interest rate risk, the Group, as part of its overall policy, lays down principles with the aim of limiting the risk of changes in the value of invested assets or of an increase in its financial expenses.

These principles are described in section 9.9.1.4 (“Management of interest rate risk”).

4.2.1.4 Management and control of counterparty risk

Risk factors related to counterparty risk are described in section 4.1.2 (“Risks related to the Group’s activities”), above.

The EDF group is exposed to counterparty risk, which is defined as the total loss that the Group would sustain on its operating activities and on the markets if one of its counterparties were to default and consequently fail to fulfill its contractual obligations.

Accordingly, a policy on the “Management of counterparty risk of the Group”, approved by the Board of Directors, is implemented at EDF and at its controlled subsidiaries. This policy provides for the organization of the management and monitoring of counterparty risk, and lays out reporting procedures and channels. Three major principles are central to this system: (i) the organization’s responsiveness; (ii) the independence of the risk control functions from the activities which generate risks; and (iii) the responsibility of the entities for the management of their exposures. The policy also sets a limit for the Group which is applied to each counterparty. In addition to this limit applied to each counterparty at the Group level, an additional limit for each counterparty was established in 2007 which is applicable to each entity of EDF or subsidiary under the Group’s operational control. Counterparty limits and their use are monitored regularly by these entities and the Group is organized to ensure active monitoring of its major counterparties to determine and update the Group’s consolidated exposure to counterparty risk (see section 9.9.1.7 (“Management of counterparty/credit risk”)).

In particular, the Group’s entities that have significant activity on the energy or financial markets (EDF, EDF Energy, EDF Trading, Edison) have established a method to assign limits to each counterparty according to various criteria (agency ratings, indebtedness, free cash flow, assets, equity) while taking into account the maturity and nature of the transactions. In addition, in accordance with energy and financial markets practices, a margin call system has been implemented by some Group entities to minimize counterparty risk.

Subsidiaries of RTE EDF Transport and ERDF, which are also active on the energy markets in power purchases to cover network losses, also regularly monitor their counterparties and allocate limits for each counterparty based on defined criteria.

4.2.2 Management of industrial and environmental risks

4.2.2.1 Management of the nuclear safety risk by the Group

The risk factors relating to nuclear safety are described in section 4.1.3 (“Specific risks related to the Group’s nuclear activity”), above.

Like other operators, the Group assumes legal responsibility for the nuclear safety of its facilities. Nuclear safety includes all technical, organizational and human measures which are intended to anticipate accident risks and to limit the effects of an accident, and which are taken at every stage of the life of a nuclear power plant, from design to operation, and until decommissioning. The methods implemented as part of the nuclear safety system have allowed continuous performance improvement for the protection of employees against the effects of ionizing radiation. The entire nuclear safety approach is continuously monitored, both internally and externally (see below and section 6.2.1.1.3.3 (“Environment, safety and radiation protection”)) and the appropriateness of the organization and measures in place are continuously reexamined, depending in particular on the changes in knowledge and experience. In this context, the Group has always actively participated in the analysis of operating experience from past accidents. The Group has thus been able to learn lessons from the accidents of Three Mile Island (1979) and Chernobyl (1986), which led to profound material and organizational improvements in the safety of nuclear facilities. This review of operating experience will be continued for the events in Japan since March 11, 2011.

In France

The construction of the nuclear power fleet led to the establishment of safety procedures which take into account, from the design stage onwards, the risks which may arise during power plant operation, whether these are associated with the operation of the facilities or to internal and external hazards or natural disasters. These procedures rely mainly on the application of strict operating rules and on the Group’s integrated skills (nuclear engineering, Research & Development (R&D)) allowing for an earlier resolution of failures, continuous equipment appraisal, regular re-evaluation of safety margins, technical monitoring and the implementation of new high-performance techniques.

Maintaining and improving safety also relies on the concept of in-depth defense, which provides for the systematic treatment of the risk of technical, organizational and human failures by interposing successive and independent lines of defense for facilities, processes and the organization.

The operating quality and safety of the Group’s French nuclear fleet depends on multiple internal inspections (mainly carried out by the Inspector General for nuclear safety and radiation protection, who reports directly to the Chief Executive Officer of EDF), and external inspections, mainly carried out by the French Nuclear Safety Authority (Autorité de sûreté nucléaire, or “NSA”) which became an independent administrative authority on June 13, 2006 under law No. 2006-686 on transparency and safety in the nuclear field. Nuclear power plants must comply with certain specifications, the objectives for which are established and controlled by the NSA. The crisis management organization to be implemented in the event of an accident is regularly tested through accident simulation exercises. Each year, approximately 100 simulations are organized for the entire French nuclear fleet. Approximately ten simulations are carried out at a national level. The liability scheme applicable to European operators and the associated insurance are described in section 6.5.4.2 (“Special regulations applicable to nuclear facilities”).

In the United Kingdom

The safety and reliability of EDF Energy’s nuclear power stations is based on an approach that integrates, from the design stage, through the technical characteristics of facilities and the safety systems, an in-depth defense.

Maintaining and improving the safety of facilities in operation relies on the implementation of initiatives based on regular assessment of risks that may affect plants, including extreme events. The main objective is to prevent the occurrence of any such event that may cause the emission of radiation that is potentially harmful to the public, employees of EDF Energy or the environment.

Safety is also an integral part of operating conditions required by the Site Licenses issued in accordance with the Nuclear Installations Act and enforced under the jurisdiction of the Health and Safety Executive’s (HSE) Nuclear Installations Inspectorate (“NII”). An NII inspector is assigned to each power plant to monitor compliance with the conditions set by the Site License and can even direct a shutdown, where appropriate. The approach to plant safety is based on standards and strict operating procedures, on professional skills as well as a process of organizing and planning tasks to meet the high level of demand and to ensure compliance with quality assurance standards in force for each activity.

Under the Nuclear Installations Act, the Ionizing Radiation Regulations of 1999, and the Radiation Emergency Preparedness and Public Information Regulation (REPPIR), it is necessary to ensure the safe operation of power plants through the prevention of accidents and control of crisis situations, while addressing the moral obligation to protect on-site personnel and the general public. It is therefore crucial, in accordance with licensing requirements, to be able to demonstrate to outside parties and the public that the organization set up to address any crisis situation has been thoroughly prepared, including through the training of personnel and regular drills in crisis protocols. Local authorities and/or other external stakeholders must be consulted whenever these measures concern them.

In the United States

In the United States, the nuclear fleet’s quality and safe operation are monitored by the Nuclear Regulatory Commission (NRC). In addition, the Institute of Nuclear Power Operations (INPO), which brings together all U.S. nuclear operators, performs evaluations and analyses in the aim of achieving operational excellence.

CENG, a company jointly controlled by EDF and CEG, has established a reporting system on operating quality and safety which is ongoing as well as ad hoc in the event of an incident. CENG’s management team reports to both parent companies through the Board of Directors and the Standing Nuclear Safety and Operations Committee on the main results and key issues regarding operating safety and quality and recommends corresponding improvement actions. In the event of a major incident, the CENG Chief Nuclear Officer directly informs the Board of Directors. CENG’s communications manager also informs the EDF and CEG communications managers.

4.2.2.2 Management of hydropower safety risk

Risk factors relating to hydropower safety are described in section 4.1.2 (“Risks related to the Group’s activities”) above.

The Group operates hydroelectric facilities under concession agreements or administrative licenses. As operator, it is responsible for their safety.

There are three strategic activities in respect of the management of hydropower safety: the survey of dams and related facilities, the managing of the sites during floods and the managing of flow or level variations (see section 6.2.1.1.4.2 (“Hydropower safety”)). In order to further improve the management of these risks, in 1995 EDF launched quality assurance procedures for these three activities in France and in the French overseas departments, and consequently obtained their ISO 9001 certification by the end of 2003, in each of the Hydropower Operating Divisions. These certifications form the basis of a continuous progress program in hydropower safety management. They have recently been renewed by the certification authorities.

In addition, the detection, analysis of any potential incidents, implementation of corrective and preventive actions, feedback and the sharing of experiences are the basis of the improvement process of the safety level of the facilities. To continue the process begun in 2005 to identify failure risks by type of equipment, and in a context marked by some problems which caused facilities to be unavailable over the medium term (such as the Tuilières dam in Dordogne), EDF decided in 2006 to launch a €560 million program for technical upgrades and stepped-up maintenance of facilities in order to renovate certain sites and to maintain, on a long-term basis, a high level of hydropower safety and preserve the technical performance of its fleet in the future. By the end of 2010, this five-year (2007-2011) program for the renovation of hydropower facilities, known in French as “Sûreté et Performance de l’Hydraulique” (Hydropower Safety and Performance), or “SuPerHydro” was 60% completed (see section 6.2.1.1.4.3 (“Performance of the hydropower generation fleet”)). The final stages of this program will be undertaken in 2011 and 2012; during the renovation period, they will temporarily entail scheduled downtimes that exceed those for previous stages.

Public information and outreach campaigns on the hazards of hydroelectric installations, initiated some ten years ago, are updated each year. The breach of a dam or related facility may have serious consequences for persons and properties located downstream. Facilities monitoring and maintenance, which represent the principal measures to prevent the major risk of a dam breach, are carried out under the control of the French regional environment, land use and housing authorities

(“Directions Régionales de l’Environnement, de l’Aménagement et du Logement” or “DREAL”). The 68 largest dams are covered by a special action plan implemented under the authority of the French prefecture, pursuant to the laws on major risks.

EDF has taken out a general civil liability insurance policy related to these risks (see section 4.2.3.1 (“Civil liability insurance (not including civil responsibility for nuclear power)”)).

4.2.2.3 Management of risks associated with the group’s transmission and distribution facilities

The risk factors relating to the Group’s transmission and distribution facilities are described in section 4.1.2 (“Risks related to the Group’s activities”), above.

In relation to transmission and distribution installations, the investments made take into account the safety of persons and property.

In addition, in France:

•

With respect to third parties, the information campaign “Under aerial power lines, beware - keep your distance” (“Sous les lignes prudence, restons à distance”) has been completely updated, new partnerships have been established, including with the Caisse Centrale de la Mutualité Sociale Agricole and the French Aerostat Federation. Communications have also been directed to non-profit associations and unions (fishermen, construction contractors, farm co-op funds, etc.) to remind the public of the hazards of using tools near aerial power lines. In addition, training for construction and public works professionals to reduce damage to installations has been expanded, with more than 50,000 such professionals and 15,000 municipal workers trained over the past four years.

•

With respect to network operators and their contractors, work is done by personnel qualified under the UTE C 18-510 standard. Such personnel are trained in controlling electrical risk, and are subject to periodic tests of their knowledge and checks by their superiors, particularly during site inspections. To maintain their skills, personnel qualified to work in live voltage situations must also complete a minimum number of live voltage assignments, which varies depending on type of live voltage work.

4.2.2.4 Management of the risks associated with the Group’s industrial accidents or with environmental and sanitary impacts

In the absence of adequate management, the Group’s activities could be the source of industrial accidents or significant environmental and public health impacts.

Such risks of harm to the natural environment or to the health of local residents, or to Group or subcontractor personnel, are governed by increasingly stringent regulations on the environment and public health. The corresponding risk factors are described in section 4.1.2 (“Risks related to the Group’s activities”), above.

The Group’s environmental policy incorporates developments on major environmental issues such as fighting climate change, adverse effects on biodiversity, etc.

The operational implementation of this policy is based on the deployment of an Environmental Management System in all of the Group’s entities that have a direct or indirect influence on environmental impacts. The implementation of this Environmental Management System ensures improved management of the Group’s knowledge of and compliance with regulations and anticipation of regulatory developments. This system received ISO 14001 certification in April 2002 (see section 6.4.3 (“Sustainable development policy and public service”)). Regarding industrial accidents, the ISO 14001 standard involves taking a controlled set of systematic and planned actions, in particular, in relation to the prevention of major risks, emergency situation tests and safety management. Accordingly, the Group has taken out a general civil liability insurance policy (see section 4.2.3.1 (“Civil liability insurance (not including civil responsibility for nuclear power))”).

Each year, follow-up audits are carried out by an authorized entity external of the EDF group, within the scope of the certification. In 2008, the renewal audit confirmed the grant, for a period of three years, of the ISO 14001 certificate for the Environmental Management System implemented by the Group.

4.2.3 Insurance

To limit the consequences of certain events on its financial position, the EDF group has taken out insurance to cover its principal risks of property damage, civil liability and personal injury. Its nuclear power risks are covered by a special civil liability scheme described below.

Insurance management is led by the Group’s Insurance Division, which is tasked with recommending and continuously optimizing the policy for managing risks that are transferable to the insurance and alternative markets. Once the Group’s policy has been set and approved by EDF’s Board of Directors, the Group’s Insurance Division organizes its implementation through EDF Assurances, an insurance brokerage subsidiary dedicated to the EDF group, and to major players in the insurance and reinsurance markets.

The exchange of information between the Corporate Risk Management Division (see section 4.2.1 (“General framework for managing and controlling the Group’s risks”)) and the Group’s Insurance Division has been systematized so that both divisions benefit from a consolidated view of the Group’s risks that is and as comprehensive as possible. Based on this shared vision, the Group can seek coverage that is matched to its insurable risks and consistent with the principles laid down in the Group’s insurance management policy.

EDF has opted to set up Group insurance programs that are largely extended to its controlled subsidiaries and its regulated networks subsidiaries with independent management (RTE EDF Transport and ERDF) to, first, homogenize risk coverage and rationalize its management and, second, control the corresponding insurance costs. EDF is a member of the mutual insurance fund Oil Insurance Limited (“OIL”) in order to address the risks of damages (other than to aerial systems) to the Group’s own property or property under concession (EDF and its consolidated subsidiaries). The scope of consolidation is defined here according to U.S. GAAP, as required by the contract with OIL, and includes nuclear power plants (excluding nuclear accidents), fossil fuel-fired power plants, hydropower facilities and network substations. OIL is dedicated to the needs of businesses in the energy sector and provides its members with limited coverage for property damage. Beyond this basic coverage, EDF has set up additional insurance to cover itself and many of its French and international subsidiaries.

EDF Insurance conducts regular inspections of insured sites in partnership with EDF’s operational branches and divisions and its controlled subsidiaries in France and abroad, and the major insurers. These inspections allow any risks associated with the Group’s business to be identified and evaluated so as to reconcile the insurance coverage constantly with these risks.

Total insurance premiums for EDF and Group programs managed by EDF Assurances, for all types of coverage, amounted to €91.2 million in 2010, which includes €59.4 million recognized by EDF.

EDF considers that the policies purchased under the Group’s insurance management policy are in line with the current offering on the insurance market for players of similar size and operations around the world, particularly with regard to limits and deductibles. The nature and amounts of insurance coverage in place may be changed at any time depending on market conditions, the pace of deployment of insurance programs, and on the Board of Directors’ assessment of risks and the adequacy of their coverage.

Insurance policies, in accordance with market practices, include exclusions, limits and/or sub-limits.

4.2.3.1 Civil liability insurance (not including civil responsibility for nuclear power)

EDF has taken out a general civil liability policy covering EDF, RTE EDF Transport, ERDF and EDF’s controlled subsidiaries against the financial consequences of civil liability (excluding nuclear damage) which they may incur in doing business as a result of damages caused to third parties. In particular, this covers the risks of civil liability associated with the breach of a hydroelectric dam, with fossil fuel-fired power plants, substations, and other network facilities, as well as risks related to environmental damage caused, for example, by solid, liquid or gaseous waste.

This coverage is purchased within the limits of available means under acceptable economic terms on the insurance and reinsurance markets. Maximum coverage is €1 billion. For this program, the share of risk retained by the Group, including the participation of Wagram Insurance Company Ltd. (an Irish insurance company wholly-owned by EDF), does not exceed €5 million per incident, with subsidiaries generally opting for lower deductibles that are better suited to their financial capacity.

4.2.3.2 Civil liability insurance for corporate officers and directors

EDF entered into a civil liability insurance program covering corporate officers and directors of EDF, RTE EDF Transport, ERDF and controlled subsidiaries of EDF against the financial consequences of their civil liability in performing their executive functions.

4.2.3.3 Damages insurance (not including nuclear assets)

4.2.3.3.1 Conventional damages program

The scope of this program includes EDF, ERDF, EDF Energy and many other subsidiaries.

Wagram Insurance Company Ltd., along with insurers and reinsurers, provide extensions of coverage (additional coverage for property damage up to a maximum of €1 billion) in addition to the OIL coverage. For this “Conventional damage” program, the Group’s retention on a claim including the deductible (depending on the subsidiaries), and the share of the risk retained by Wagram Insurance Company Ltd., does not exceed €20 million.

This program includes coverage for operating losses in the event of property damages for most of the subsidiaries, but not for EDF itself. The measures taken to prevent industrial and environmental risks and to limit their impact are described in section 4.2.2 (“Management of industrial and environmental risks”).

This program will be gradually extended to other controlled subsidiaries of EDF.

RTE has taken out a “Contractual damages” program specific to its own property (substations, buildings and technical facilities).

4.2.3.3.2 “Construction” risk coverage

EDF takes out insurance policies covering specific worksite risks (worksite all-risk/construction all-risk). These policies are not part of a Group program but are purchased on an ad hoc basis for major worksites, such as the Flamanville EPR, the construction of combined cycle power plants, dams, combustion turbines, etc.

4.2.3.3.3 Storm coverage

On December 24, 2010, ERDF took out a one-year policy with Swiss-Re in order to cover ERDF’s aerial network against the consequences of exceptional events like storms. With a maximum benefit of €150 million, in case of a disaster this parametric policy triggers coverage and pays out compensation based on a wind-speed index.

The terms for setting up aerial network damages insurance for Island Energy Systems are still being studied.

4.2.3.4 Special insurance for nuclear facility operations

4.2.3.4.1 Civil liability

EDF’s current insurance policies have been taken out in accordance with French law No. 68-943 of October 31, 1968, as amended by law No. 90-488 of June 16, 1990, which interpreted the obligations, in terms of the civil liability of nuclear facility operators, resulting from the Paris Convention (see section 6.5.4.2 (“Special regulations applicable to nuclear facilities”)). Accordingly, in order to guarantee the availability of the funds required as a result of such obligations, EDF opted to take out insurance policies with AGF and European Liability Insurance for the Nuclear Industry (ELINI). The amounts covered by such policies conform to the limits of liability set in the event of an incident as stipulated by the regulation, at a nuclear facility as well as during transportation. For incidents on site, the total amount covered is €91.5 million per nuclear incident, such limit being available on a maximum of two occasions on each site over a three-year period. According to applicable regulation, insurance policies purchased by EDF to cover the risk of nuclear liability provide no deductible. However, the company Oceane Re, a reinsurance company of the Group, which participates in this risk through reinsurance contracts issued to AGF and ELINI, retains an exposure lower than €10 million per incident.

A special insurance covers nuclear civil liability following incidents during transportation. The limit of coverage depends on the regulations of the country (or countries) crossed during transportation; for accidents during transportation through France, the total amount covered is €23 million.

As of the implementation of the provisions of law No. 2006-686 of June 13, 2006 regarding transparency and safety in the nuclear field (see section 6.5.4.2 (“Special regulations applicable to nuclear facilities”)), EDF will have to adjust its insurance coverage to comply with the new guaranteed compensation cap of €700 million with respect to the liability of a nuclear facility’s operator. To this end, EDF will seek, under this new legislative framework, possible coverage solutions (nuclear insurance pools, mutual insurance, etc.). These provisions will not be applicable until the entry into force of the Protocols amending the Paris and Brussels Conventions on civil liability in the nuclear energy field, once two thirds of the Member States have ratified them (on the progress of ratifications, see section 6.5.4.2 (“Special regulations applicable to nuclear facilities”)).

British Energy operates nuclear power plants in the United Kingdom. In that country, the liability regime for nuclear facility operators is comparable to the French regime and British Energy is insured with the English nuclear risks insurance pool (NRI - Nuclear Risks Insurers Limited) for up to £140 million, which represents the current civil responsibility limit for nuclear operators in the United Kingdom, with extended coverage for incident management costs of up to £80 million.

For more information on the regulations governing the nuclear operator’s civil liability, see section 6.5.4.2 (“Special regulations applicable to nuclear facilities”) below.

4.2.3.4.2 Damage insurance for nuclear facilities

In addition to the coverage resulting from EDF’s participation in the OIL mutual insurance fund, property damage related to EDF’s nuclear facilities in France (including following a nuclear accident) and to British Energy’s nuclear facilities in the United Kingdom, as well as nuclear decontamination costs, are covered by a joint insurance program which requires the intervention of the NRI English pool, insurers, some of which are reinsured by the French nuclear pool (Assuratome), and of the European Mutual Association for Nuclear Insurance (EMANI), for a total capacity of €1,750 million above an amount of $270 million.

4.2.4 Crisis management

The EDF group has a crisis management policy the implementation of which enables it to manage situations in which its property, activity, personnel or image is threatened by a foreseen or unforeseen event.

In this context, the EDF group ensures that it always has the means available to respond to a crisis. A warning system is in place to immediately inform the Company’s executive management of any event that could potentially justify a decision to treat the situation as a Group crisis.

The implementation of the crisis organization relies on crisis plans that are developed by the divisions or entities concerned, and are specific to the type of crisis (imbalance between generation and consumption, information systems incident, malicious act, health crisis, technical incident at a generation facility, labor crises, etc.), within the coherent framework set up by the Group’s crisis organization.

In each entity, crisis management training has been put into place and the organizations are tested in the context of crisis drills. A crisis drills program at Group level is established each year and approved by EDF’s executive management (an average of 3 or 4 crisis drills per year involving the Group crisis unit), in addition to the crisis drills organized by the divisions or entities (for example, approximately 10 drills per year for nuclear power).

4.2.5 Ethics and oversight

The Group’s presence in many countries requires that it carefully observes the values and principles of human and social rights arising from international laws and treaties. In addition, EDF believes that improving its economic performance is inextricably linked to its environmental, social and ethical performance, and is therefore especially vigilant in considering ethical and societal issues in the conduct of its activities.

With this in mind, EDF has established an ethics policy, coordinated by an Ethics Officer and presented to the Board of Directors in March 2003, which involves the dissemination and adoption of a code of conduct, the Ethics Guide.

Based on the Group’s five key values (respect for individuals, respect for the environment, performance, solidarity and integrity) and the international commitments on which the ethics policy is based (Universal Declaration of Human Rights, ILO Conventions, OECD Guidelines) or to which the Group is a signatory (United Nations Global Compact, the EDF international agreement on Corporate Social Responsibility signed in 2005 and renewed in 2009), the Ethics Guide sets out the standards for EDF’s actions vis-à-vis its stakeholders, as well as those expected of employees in their professional conduct (standards for collective action as well as individual guidelines).

This document was updated in late 2007 and is distributed to all EDF branches and divisions. It is given to each employee personally by his or her manager and must be accompanied by some action to help employees learn and adopt it, both individually and as a group. Ethics coordinators are appointed to ensure the Guide is distributed and to monitor compliance with the Group’s values in the field, thus reinforcing the existing ethics structure. The Group’s values and the Ethics Guide are available on the EDF website.

EDF’s Board of Directors has set up an Ethics Committee which ensures that ethical considerations are taken into account in the Board of Directors’

work and in the management of the Company (see section 16.2.3.4 (“Ethics Committee”)). The Ethics Officer reports annually on his or her activities to the Ethics Committee.

In parallel, a whistleblower system was established in January 2004 to allow employees to contact the Ethics Officer with any questions, warnings or complaints of an ethical nature. This unique system is open not only to Group employees, but also to outside partners and customers.

Preventing and combating fraud, in its broadest sense, is also a major concern of the EDF group. In September 2010, the CEO introduced a system for preventing and combating fraud which applies to all of the Group’s companies. This system sets out the basic guidelines to be followed for both preventing and detecting fraud, as well as for handling situations of fraud. It is supplemented by a handbook distributed to the Group’s managers to help them effectively implement these guidelines.

Finally, EDF is poised to strengthen its policy of education, training and monitoring for compliance with competition rules. Starting in 2011 a training program on competition regulations will be offered to as many line managers as possible in France and abroad, including in all subsidiaries. This program consists of distributing internal publications and media and building channels in order to best spread the culture of competition within the Group and foster accountability among line managers in complying with these regulations. Control processes will be developed to supplement this mechanism.

4.3 ●● Dependency factors

The EDF group does not consider itself to be dependent on a single customer.

With regard to suppliers, EDF and ERDF used 20,772 suppliers in 2010 (compared to 20,008 in 2009 and 19,439 in 2008). The top five EDF and ERDF suppliers accounted for 14.5% of total EDF and ERDF purchases and the top ten accounted for 19.2% .

Some of the Group’s product and service suppliers and subcontractors in conjunction with its operations cannot be replaced. The issue of EDF’s dependency vis-à-vis its suppliers largely arises in the nuclear sector and, to a lesser extent, in IT and telecommunications.

The EDF group has developed expertise as architect-assembler of its generation fleet and as a nuclear fuel cycle integrator, which gives EDF technical expertise that is independent of that of its suppliers.

Finally, the EDF group has very important commercial relations with the AREVA group, which is involved in each phase of the nuclear fuel cycle. The AREVA group is also active in the area of construction, equipment and maintenance of the nuclear generation fleet. In France, the AREVA group is EDF’s main supplier in the nuclear sector. In this respect, EDF considers itself in a situation of interdependence with the AREVA group.

Nuclear fuel cycle

Relations between EDF and the AREVA group, with respect to the fuel cycle, are governed by multi-year contracts. The commercial terms of the contracts may be less favorable when renegotiated than the terms that are currently applicable. The front end of the nuclear fuel cycle (see section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues – A. Front end”)), EDF still relies to a large but decreasing extent on the AREVA group, which accounted for approximately 44% of EDF’s purchases upstream of the cycle in 2010, against approximately 58% in 2009:

•

for its natural uranium needs, the Company follows a policy of diversification in terms of origins and suppliers of supply sources; the AREVA group continues to be an important supplier to EDF in this area;

•	in terms of the nuclear conversion process, most of EDF’s needs are met by the AREVA group’s Comurhex factory, in competition with other global suppliers;
•

in the field of enrichment, EDF relies to a great extent on AREVA, but it also has a diversified portfolio of suppliers. In late 2010, EDF and Eurodif (AREVA group) entered into an agreement on the decommissioning of the Georges Besse I plant. Under this agreement, enrichment services will be delivered to EDF until late January 2011 and EDF will provide the electricity needed to operate the plant until September 2012. Beginning in 2013, the new Georges Besse II plant will gradually supply enrichment services under a long-term contract between EDF and AREVA;

•	in the area of enriched reprocessed uranium (ERU), EDF relies on the AREVA group for certain types of services and on foreign suppliers (Tenex and Urenco) for other types, including enrichment;
•	EDF uses two suppliers for the manufacture of fuel assemblies: AREVA and Westinghouse.

All operations for managing spent fuel for France’s power plants are carried out in the AREVA group’s plant at The Hague. These operations, as

1. Excluding fuel purchases.

well as the recycling of the processing byproducts, are carried out under the EDF-AREVA framework agreement of December 19, 2008. The contractual implementation of this framework agreement led to the signature with AREVA on July 12, 2010 of a processing-recycling agreement and the protocol for waste recovery and treatment and the permanent shutdown and dismantling of the plant at The Hague (RCD–MAD/DEM protocol).

For the 2008-2012 period, the processing-recycling agreement set out the prices and quantities of the services charged to AREVA by EDF. The RCD-MAD/DEM protocol defines EDF’s contribution to the costs of decommissioning the facilities at The Hague, for which it sets the full and final amount to be paid to AREVA by EDF (see Note 47.2 of the 2010 Consolidated Financial Statements).

With respect to the back-end nuclear fuel cycle, see section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues” – “Downstream”).

Power plant development and maintenance

The AREVA group is EDF’s main supplier with regard to power plant construction and maintenance. In particular, the AREVA group supplies nuclear boilers, corresponding safety studies and spare parts. A diversification program has been undertaken for several years, in particular, with Westinghouse and Mitsubishi, for the replacement of some major components (steam generators in particular) and provision of maintenance services (for instance chemical cleaning of steam generators).

To prepare for the renewal of its generation fleet, EDF decided to use EPR technology, developed with the AREVA group, by launching the construction of the Flamanville EPR power plant. In relation to this project, in 2007 EDF signed a contract with AREVA for the supply of the EPR boiler.

EDF also maintains relations with the Alstom group for the maintenance of certain components of nuclear and fossil fuel-fired power plants. In addition, Alstom is the supplier of the engine room of the EPR boiler at Flamanville 3. Goods and services supplied to EDF by Alstom are particularly important with respect to the maintenance of the nuclear power plants’ turbo-generators and of certain large components of the fossil fuel-fired generation facilities. EDF does not consider itself in a situation of dependence on the Alstom group, which is in competition on most of its activities. In particular, this competition led in 2008 to the attribution divided between Alstom and Toshiba of the important market for the renovation of generators of the nuclear power fleet.

5  ●●

INFORMATION ABOUT THE ISSUER

5.1	History and development of the Company		38

	5.1.1	Name and registered head office	38

	5.1.2	Commercial registry, APE code	38

	5.1.3	Date of incorporation and duration of the Company	38

	5.1.4	Legal form and applicable legislation	38

	5.1.5	History	38

5.2	Investments		39

5.1 ●● History and development of the Company

In this reference document, references to the Articles of Association refer to those of the Company as approved by the French decree No. 2004-1224 of November 17, 2004, and pursuant to French law No. 2004-803 of August 9, 2004 relating to the public electricity and gas service and to electricity and gas companies (the “law of August 9, 2004”), and as subsequently amended on several occasions.

5.1.1 Name and registered head office

The name of the Company is: “Électricité de France”. The Company may also be legally designated solely by the “EDF” acronym.

The Company’s registered head office is located in 8th arrondissement of Paris at 22-30, avenue de Wagram.

5.1.2 Commercial registry, APE code

The Company is registered with the French Registre du Commerce et des Sociétés de Paris (Commercial and Corporate Registry of Paris) under the number 552 081 317.

The APE code is 401 E.

5.1.3 Date of incorporation and duration of the Company

EDF was established under Law No. 46-628 of April 8, 1946, in the form of a Public Industrial and Commercial Establishment (Établissement Public Industriel et Commercial or “EPIC”), before being transformed into a société anonyme (limited company) by the law of August 9, 2004 and the decree of November 17, 2004.

The duration of the Company is set at 99 years starting from November 20, 2004, except in the case of early dissolution or of extension.

5.1.4 Legal form and applicable legislation

Since November 20, 2004, EDF has been a French société anonyme with a Board of Directors governed by the laws and regulations applicable to commercial companies, in particular the French Commercial Code, insofar as these are not derogated from more specific laws, notably such as French law n° 46-628 of April 8, 1946, French law n° 83-675 of July 26, 1983, French law n° 2000-108 of February 10, 2000, law No. 2004-803 of August 9, 2004, law No. 2006-1537 of December 7, 2006 relating to the energy sector, and by its Articles of Association.

5.1.5 History

The following elements describe the major stages of the Group’s development.

EDF was created in 1946. Before 1946, the electricity sector had developed around numerous local companies across France. At the end of the 1930s, there were approximately 200 generation companies, approximately 100 transmission companies and 1,150 distribution companies. This multitude of private companies, in addition to some 250 local utilities, was responsible for approximately 20,000 distribution concessions. A certain number of large groups emerged from this apparent fragmentation in the fields of generation and distribution.

In 1946, the electricity and gas sectors were nationalized. The French law of April 8, 1946 created EDF in the form of an EPIC and created a special status for the personnel of the Power and Gas Industries (IEGs). The law nevertheless left in existence a certain number of non-nationalized distributors (local distribution companies, “LDCs”).

The industrial base was developed over the period from 1946 to 2000. Initially, there was a fleet of fossil fuel-fired generation facilities using coal and then fuel oil, and hydropower facilities, in particular with the construction of the dams of Tignes in 1952 and Serre-Ponçon in 1960. In 1963, following the French state’s decision to guarantee France’s independence in the energy field through nuclear power, EDF commissioned the first commercial-scale nuclear generation unit at Chinon (70 MW), the first of a series of six generation units of the Uranium Natural Graphite Gas (“UNGG”) family, the construction of which was staggered until 1972. The oil crises of 1973 and 1979 resulted in an acceleration of the replacement of fossil fuel-fired power with nuclear power. In 1969, UNGG was abandoned in favor of the Pressurized Water Reactor (“PWR”) family, which was used for new power plants: 34 generation units totaling 900 MW with construction staggered until 1988, then 20 generation units totaling 1,300 MW with construction staggered until 1994, then with 4 N4 generation units totaling 1,450 MW was commissioned in 2000 and 2002.

Beginning in the 1990s, EDF embarked on a significant expansion abroad. In 1992, the Group acquired an interest in Edenor, a distribution and supply company in Argentina, which was later increased to 90%. In May 1996, EDF acquired a stake in the Brazilian electricity company Light, a distribution and supply company located in the state of Rio de Janeiro and, as of December 31, 2004, EDF held 94.8% of the share capital of this company. Then in December 1998, EDF acquired 100% of London Electricity (renamed EDF Energy on June 30, 2003). This policy was pursued in 2000 with the acquisition of 20% of EnBW (a stake which was then successively raised to 45.01% by 2005) and the acquisition of shareholding interests in the Italian company Edison by the IEB consortium (63.8%), of which EDF held 18.03%, and in 2002 when London Electricity acquired 100% of the share capital of EPN Distribution Plc. and of Seeboard Plc., two distribution companies located in the east and the southeast of England.

In France, the major development in recent years has been the opening of the market under the impetus of European regulation. In February 1999, sites where electricity consumption exceeded 100 GWh per year, or 20% of the market, became entitled to choose their supplier. The eligibility threshold was then progressively lowered. In May 2000, 30% of the market was thus opened to competition, then 37% in February 2003. In July 2004, the totality of the market for non-household customers, equivalent to 69% of the entire market, was opened up. Since July 2007, the market has been fully open to competition and includes residential customers.

At the same time, the structures necessary for effectively operating a competitive market were put into place. The French Electricity Regulation Commission (which became the French Energy Regulation Commission — Commission de Régulation de l’Énergie, or “CRE”) was created in May 2000. That same year, in order to guarantee non-discriminatory access to all operators in the market, EDF created the Electricity Transmission Network (Réseau de Transport d’Électricité which became a wholly-owned subsidiary of EDF in 2005 known as RTE EDF Transport), an independent internal entity responsible for managing the high voltage and very high voltage public electricity transmission network. In 2000, the Group formed the trading company, EDF Trading, with the trading specialist Louis Dreyfus. It became a wholly-owned subsidiary of EDF in 2003. In 2001, Euronext and various industrial and financial players on the electricity market, including EDF, created Powernext, the French electricity exchange. In 2001, in exchange for the authorization for EDF to acquire an interest in EnBW, the European Commission asked EDF to implement a system of power supply capacity auctions (Virtual Power Plants, or “VPP”) to facilitate access to the market for competitors. In 2003, the EDF group sold its stake in the Compagnie Nationale du Rhône to SUEZ (now GDF Suez).

On November 20, 2004, in accordance with the French law of August 9, 2004, EDF was transformed into a French société anonyme (limited company) with a Board of Directors.

On May 12, 2005, EDF and A2A S.A. (formerly AEM S.p.A) signed agreements relating to their decision for a joint takeover of Edison. Following the launch of a takeover bid on October 4, 2005, this joint takeover was completed on October 26, 2005, when the offer was closed.

Since 2005 the EDF group has implemented its strategy of refocusing on Europe by selling its controlling interest in its subsidiaries Edenor and Light and its assets in Mexico.

5.2 ●● Investments

For a description of the main investments made by the Company for the 2009-2010 period, see section 9.8.1.2 (“Net cash flow used in investing activities”), of this reference document. For information on the Group’s investment policy for future years, see section 6.1.4 (“Investment policy”), below.

Finally, EDF launched an initial public offering in the second half of 2005. This transaction was carried out by the issue of 196,371,090 new shares by the Company and the sale by the French state of more than 34.5 million shares to employees and former employees of EDF and certain subsidiaries. This was followed by the sale of 45 million shares owned by the French state on December 3, 2007.

In late November 2006, EDF Énergies Nouvelles, a subsidiary held at 50% by the EDF group launched its own IPO. This transaction involved the issuance of 18,946,854 new EDF Énergies Nouvelles shares, 4,798,464 of which were reserved to the EDF group.

Since January 1, 2008, EDF’s distribution business has been run by Électricité Réseau Distribution France (ERDF), a wholly-owned subsidiary of EDF, as a result of the contribution of the distribution activities in compliance with the French energy sector law of December 7, 2006.

Since 2008, the EDF group has become a major player in the revival of nuclear power internationally, creating a joint venture with the Chinese utility CGNPC, buying out British Energy, one of the largest energy companies in the United Kingdom, in January 2009, and acquiring almost half of the nuclear assets of US-based Constellation Energy in November 2009. EDF also acquired a 51% stake in Belgian power company SPE in late 2009, which it raised to 63.5% in June 2010.

Finally, on October 29, 2010, EDF finalized the sale of some British distribution networks to the Cheung Kong Group of Hong Kong and, on December 6, 2010, it signed an agreement to sell its 45.01% interest in EnBW to the German state of Baden-Württemberg. EDF’s acquisition of this stake in 2000 had enabled the Group to enter the German energy market; the sale was completed on February 17, 2011.

6 ●●

BUSINESS OVERVIEW

6.1	Strategy		43

	6.1.1	Reinforce its European leadership and long-term competitive advantages	44
	6.1.1.1	France	44
	6.1.1.2	Europe	44
	6.1.1.3	Gas	45

	6.1.2	Promote energy efficiency, renewable energy, and environmentally efficient technologies	45

	6.1.3	Be a major player in the global renewal of nuclear energy	45
	6.1.4	Investment policy	46
	6.1.4.1	Investments in 2010	46
	6.1.4.2	Investments in 2011	46
	6.1.4.3	Investments in the new nuclear program by 2020	46

6.2	Presentation of the EDF Group’s activity in France		47

	6.2.1	Deregulated activities in France	47
	6.2.1.1	Electricity generation	47
	6.2.1.2	Sales and marketing	68
	6.2.1.3	Upstream/downstream optimization – trading	75
	6.2.2	Regulated activities in France	78
	6.2.2.1	Transmission – RTE EDF Transport	78
	6.2.2.2	Distribution – ERDF (Électricité Réseau Distribution France)	83
	6.2.2.3	Island Energy Systems	86
	6.2.2.4	Tariffs for using the public electricity transmission and distribution networks (Tarifs d’Utilisation des Réseaux Publics de transport et de distribution d’électricité, or “TURPE”)	87

6.3	Presentation of EDF Group’s international activity		88

	6.3.1	United Kingdom	91
	6.3.1.1	Presentation of the EDF Group’s activity and strategy in the United Kingdom	91
	6.3.1.2	EDF Energy	92
	6.3.2	Germany – EnBW	100
	6.3.3	Italy	101
	6.3.3.1	Edison	101
	6.3.3.2	Fenice	104
	6.3.3.3	Nuclear renewal in Italy	105

	6.3.4	Other International	105

	6.3.4.1	Central and Eastern Europe	105

	6.3.4.2	Benelux	107

	6.3.4.3	Switzerland	108

	6.3.4.4	Austria	109

	6.3.4.5	Spain	109

	6.3.4.6	United States	109

	6.3.4.7	Asia/Pacific	117

	6.3.4.8	Latin America	118

	6.3.4.9	Africa	119

6.4	Other activities and transverse functions		119

	6.4.1	Other activities	119

	6.4.1.1	New energies	119

	6.4.1.2	Tiru	123

	6.4.1.3	Électricité de Strasbourg	123

	6.4.1.4	Dalkia	124

	6.4.1.5	Other equity interests	124

	6.4.2	Natural gas businesses	124

	6.4.2.1	Context of the European natural gas market	124

	6.4.2.2	EDF’s strategy for the natural gas market	125

	6.4.2.3	Natural gas end-market	125

	6.4.2.4	Securing natural gas supplies	126

	6.4.3	Sustainable development policy and public service	127

	6.4.3.1	Ethics and governance: EDF’s commitment to sustainable development	127

	6.4.3.2	Environmental policy	129

	6.4.3.3	Social policies	132

	6.4.3.4	Sustainable development panel and environmental, social, scientific, and medical advisory boards	132

	6.4.3.5	Public service in France	132

6.5	Legislative and regulatory environment		133

	6.5.1	Legislation related to the electricity market	133
	6.5.1.1	European legislation	133
	6.5.1.2	French legislation	134

	6.5.2	Legislation related to the gas market	137
	6.5.2.1	Community legislation	137
	6.5.2.2	French legislation	138

	6.5.3	Public electricity distribution concessions	139

	6.5.4	Regulations related to the environment, nuclear, health, hygiene and safety	139
	6.5.4.1	Regulations applicable to classified facilities for the protection of the environment (Réglementation applicable aux installations classées pour la protection de l’environnement, or “ICPE”)	139
	6.5.4.2	Special regulations applicable to nuclear facilities	140
	6.5.4.3	Regulations applicable to other generation methods used by the Group	143
	6.5.4.4	Other regulations related to the environment, health, hygiene and safety	144
	6.5.4.5	Principal draft regulations likely to have an impact on the EDF group’s business	147

The EDF group is an integrated energy company with a presence in a wide range of electricity-related businesses: generation, transmission, distribution, supply and energy trading. It is France’s leading electricity operator and has strong positions in the United Kingdom and Italy, making it one of Europe’s leading electrical players as well as a recognized player in the gas industry.

With worldwide installed capacity of 133.9 GW1 as of December 31, 2010 (129.8 GW in Europe) and global energy generation of 630.4 TWh, it has the largest generating capacity of all the major European energy corporations with the lowest level of CO2 emissions per KWh generated2 due to the significant proportion of nuclear and hydroelectric power in its generation mix.

The EDF group supplies electricity, gas and associated services to more than 37 million customer accounts3 worldwide (including approximately 27.7 million in France).

The Group’s businesses reflect its adoption of a model aimed at finding the best balance between French and international activities, competitive and regulated operations and based on an upstream-downstream integration. In 2010, the Group’s consolidated revenues were €65.2 billion, net income excluding non-recurring items stood at €4 billion, and earnings before interest, tax, depreciation and amortization came to €16.6 billion.

The table below shows the EDF Group market shares on its three main markets in 2010 and 2009:

	Power generation		Gas sales
	2010	2009	2010	2009
France	85%(1)	86%(1)	4%(2)	4%(2)
United Kingdom	16%(3)	22%(3)	4%(3)	5%(3)
Italy	15%(4)	15%(4)	N/A(5)	N/A(5)

(1)	Computed on basis of « Electric power in France » published by RTE EDF Transport in 2009 and 2010.
(2)	Computed on basis of figures from site of Ministry of Energy (France).
(3)	Computed on basis of figures from the Department of Energy and Climate Change (UK).
(4)	Figures for Edison coming from 2009 and 2010 Edison annual reports.
(5)	Figures not available by the time this reference document is filed. As an indication, Edison marketshare on the Italian demand (including power plant consumption is 19% for 2010 against 17% in 2009).

Due to IFRS 5 application consecutive to the EnBW sale, historical EDF Group market shares in Germany have been excluded.

6.1 ●● Strategy

Major global changes are taking place, characterized by:

•	Increased urban concentration: 50% of the world’s population lives in cities today, and the rate of urbanization is expected to reach 70% by 2050[4];
•	The rise of a “plural” and multipolar world: new emerging powers (China, Brazil, India, Russia) signify the end of developed countries’ exclusivity over the most powerful technologies;
•	A more diffuse and decentralized set of energy solutions including urban systems, local energy, and smart grids and meters;
•	The growing scarcity of primary energy resources and the requirement to “decarbonize” energy generation.

However, the global energy challenge remains: to meet the growing needs in a context of scarce resources and climatic constraints.

This global context and the priorities defined at a European level concerning energy security and reducing greenhouse gas emissions requires investment both upstream, by giving priority to technologies with low CO2 emissions (or are “low carbon”) and downstream through control of energy demand via more efficient use and development of decentralized renewable sources).

In addition, the world is struggling to emerge from the large-scale crisis that has affected the global economy since the fall of 2008, and which has weighed heavily on European demand for electricity and gas.

Because it can combine competitiveness with energy independence and low CO2 emissions, nuclear energy now looks to be an essential element of the future energy mix, both in France and in many other parts of the world. This is evidenced by the political will to extend the operating life of nuclear power plants (in the United Kingdom, Belgium and the U.S.) and in plans for the construction new nuclear power plants.

As the world’s leading producer of nuclear power with a unique European base and a strong presence in the three main markets, the Group believes it is ideally positioned to profit from this environment. EDF’s ambition is to enhance its strengths through three major strategic objectives:

•	Reinforcing its industrial model as a designer, producer and operator;
•	Developing eco-efficient solutions for its customers; and
•	Actively participating, as a supplier and operator of electricity networks, in the development of local solutions and smart power systems.

To achieve this, the Group is focusing on two key elements: innovation and leveraging its expertise.

1. Figures calculated according to the rules of accounting consolidation. Group data in this section do not include EnBW, unless otherwise indicated.

2. Source: PricewaterhouseCoopers: “European Carbon Factor in November 2010.”

3. One customer may have two accounts: one for electricity and one for gas.

4. Source: United Nations Population Division.

Moreover, as after all accidents that preceded those in Japan in March 2011, which have resulted in significant action programs to improve the safety of EDF’s reactors, the Group will provide its expertise to analyse causes and to define new actions to be put in place. Safety is the top priority for EDF.

In the future, EDF plans to develop services as a third-party operator alongside its consulting and capital investment as it has been the case with the contract signed in Russia for the management of a regional distribution network.

The Group seeks to develop partnerships and operational cooperation to help it achieve its priorities.

The Group’s investments are primarily focused on the following three areas:

•	reinforce its European leadership and long-term competitive strengths;
•	promote energy efficiency, renewable energy and environmentally efficient technologies;
•	be a major player in the global revival of nuclear energy.

6.1.1 Reinforce its European leadership and long-term competitive strengths

6.1.1.1 France

In France, following the release in April 2009 of the findings of the Champsaur Commission, which issued a number of proposals regarding the future organization of the electricity market in France, the NOME law was enacted on December 7, 2010 and published in the Journal Officiel on December 8, 2010 (see sections 6.2.1.2.1.2 (“Competition”) and 6.5 (“Legislative and regulatory environment”)).

In this context, the EDF group is pursuing four objectives:

•	to provide its customers with new efficient and low-carbon energy offerings, expanded to include gas and services (see section 6.2.1.2.2.2 (“Activity by market”));
•

to continue to adapt and modernize its electricity generation fleet, by improving its performance and increasing its useful operating life: – in fossil fuel-fired energy, EDF is thus strengthening its intermediate and peak generation capacity: it plans to commission nearly 1,360 MW by the end of 2012 in the three combined cycle gas projects at Martigues and Blénod (France);

–

In hydroelectric, the competitive procurement of hydropower concessions represents an important challenge on which EDF is highly mobilized (see section 6.2.1.1.4.4 (“Current and future hydropower generation issues”)). EDF also intends to preserve the quality of its hydroelectric generating capacity and pursue new projects;

–

in nuclear power, EDF has launched a major program to (i) position itself to extend the average operating life of its fleet to 60 years, following the example of other nuclear operators worldwide (see section 6.2.1.1.3.5 (“Preparing for the future of the nuclear fleet in France”)) and (ii) improve the operating performances of its power plants with the goal of achieving an availability rate of 85% by 2015.

•

to prepare for the renewal of the nuclear power fleet, particularly on the basis of feedback on the construction underway on new reactors, and to maintain EDF’s technological edge. For base load plants, EDF is preparing to renew its nuclear facilities by building an EPR at Flamanville (about 1,600 MW, first marketable generation of electricity in 2014) and is studying the construction of a second EPR in Penly, France, which it would operate with the participation of other energy providers (see section 6.2.1.1.3.5 (“Preparing for the future of the nuclear fleet in France”));

•

to implement a policy of sustained investment in electricity networks. In its regulated business, the Group will maintain its reputation as an exemplary and transparent operator. With regard to its distribution business, the main issue is the quality of service offered to all network users. Therefore, a policy of investment has been implemented in promoting innovative technology that generates electricity efficiency, in the context of strong growth of demand due to the rapid expansion of decentralized production. This is illustrated, for example, by the testing in two pilot zones of smart metering, prior to a possible deployment on a national scale. In the transmission business, in addition to issues related to strengthening its very high voltage network in France, the EDF group heavily favors the development of interconnections to facilitate cross-border exchanges and increase supply security. Similarly, the Group supports increased cooperation between transmission system operators (“TSOs”) to accelerate the integration of regional markets and, eventually, of the European market.

6.1.1.2 Europe

In Europe, the EDF Group seeks to have a balanced portfolio with a structure that facilitates the achievement of operating synergies (see section 6.1.3 (“Playing a leading role in the global renewal of nuclear energy”)).

United Kingdom

As part of the €5 billion divestiture program announced in February 2009, in late October 2010, the EDF Group finalized the sale of its power distribution networks to the Hong Kong-based group Cheung Kong Infrastructure Holdings Limited. This transaction alone exceeded the Group’s commitments under the divestiture program.

Pursuant to the takeover of British Energy by the EDF group in 2009, EDF Energy has completed the integration announced by the Group at the time of the transaction, thereby generating about €200 million in synergies. In addition, EDF Energy is working to extend the operating life of existing nuclear power plants. In December 2010, the decision to extend the operating lives of Heysham 1 and Hartlepool by five years was made based on the positive results of studies on these reactors (see section 6.3.1.2.3 (“Existing Nuclear business unit”)). EDF Energy will play a leading role in the development of new nuclear capacity in the United Kingdom, one of the pillars of the British government’s energy policy combining decarbonization, supply security and competition.

Italy

The EDF group is committed to help strengthen Edison’s business model in a challenging climate which includes the renegotiation of gas supply contracts and market overcapacity exacerbated by the economic crisis (see section 6.3.3.1 (“Edison”)).

At the request of its Italian partners, in late 2010 the EDF group began discussions on the renewal of the shareholders agreement as it relates to Edison. These discussions were still ongoing as of the filing date of this reference document.

Benelux

After the acquisition in November 2009 of a 51% stake in Belgium-based SPE (raised to 63.5% in 2010 following share purchases from three Belgian minority shareholders), and the commissioning of the SLOE CCG power plant in the Netherlands (see section 6.3.4.2 (“Benelux”)), the Group plans to build a strong position in Benelux, a market that borders France, and is central to the European continent. A synergy program was initiated which included the contribution of EDF Belgium’s sales and marketing activities to SPE.

Central and Eastern Europe and Russia

These countries have significant development potential for the Group, especially Poland, with its size and prospects for growth. Agreements on nuclear energy are in place with PGE, Poland’s largest utility. In Russia, a joint venture was launched in early 2010 between Inter-Rao and Fenice to promote energy efficiency in the country. The Group has also entered into cooperation agreements with Rosatom in nuclear energy (see section 6.1.3 (“Playing a leading role in the global renewal of nuclear energy”)) and between EDF (through ERDF-I) and Russian power distributor MRSK on distribution networks.

Switzerland

The Group is a shareholder and foreign industrial partner of Alpiq Holding SA (see section 6.3.4.3 (“Switzerland”)).

6.1.1.3 Gas

The Group intends to continue to build its gas positions in order to propose a multi-energy offering to its customers and ensure the competitive supply of the Group’s electricity generation tools that use gas.

For this, the Group seeks to increase its portfolio of gas purchase agreements, and its interests in gas reserves as well as logistical infrastructure, either by investing or by reserving contractual rights.

This strategy is implemented through projects and transactions led by Edison in southeastern Europe, such as the gas pipeline infrastructure project linking Italy to Greece and Greece to Bulgaria, the commissioning of the Rovigo offshore LNG terminal (“Adriatic LNG”), and the acquisition of exploration and production assets in the Egyptian Abu Qir gas fields. In addition, EDF has acquired stakes in British North Sea gas fields from ATP Oil & Gas Corporation (UK), and the Hole House (UK) and Etzel (Germany) storage facilities are under construction and are expected to be commissioned 2012 (see section 6.4.2 (“Gas activities”)). Finally, on June 19, 2010, EDF, ENI and Gazprom signed a three-way agreement providing for EDF’s acquisition of at least a 10% stake in South Stream SA (“SAAG”).

6.1.2 Promote energy efficiency, renewable energy, and environmentally efficient technologies

The European climate policy and the Grenelle environmental action plan in France have created a very ambitious framework.

EDF is especially active in the field of downstream energy efficiency. The EDF group’s ambition is to be the leader in efficient energy solutions. In France, EDF aims to annually increase the number of customers subscribing to energy efficiency and decentralized renewable energy offers and services and generates energy savings certificates through such customer initiatives. The Group offers solutions to the European markets for managing energy consumption and developing innovative energy solutions. It is also developing energy-efficient solutions and encouraging the development of building-integrated energy systems (solar, heat pump, etc.) through its subsidiary EDF Énergies Nouvelles Réparties. Moreover, the Group aims to promote the development and future sale of electric vehicles (“EVs”) and plug-in hybrid vehicles (“PHVs”) (see section 6.2.1.2.2.2 (“Activity by market”)).

The Group is also active in the development of centralized production of renewable energy. For EDF, renewable energy is a major focus of development and contributes to an energy mix that is low in CO2 emissions. The Group intends to pursue this development, in particular via its subsidiary EDF Énergies Nouvelles, which today is the among the world’s ten largest operators with installed capacities in renewable energy (excluding hydropower) that will reach 4,200 MW by 2012, mainly in wind, but also in solar energy (500 MWc). To prepare for the future, the EDF group has launched construction of two offshore wind projects: Teesside (United Kingdom) and Thornton Bank (Belgium).

Finally, the EDF group is positioning itself on future technologies with the installation, by 2011, of a series of tidal turbines in Brittany and the exploitation of opportunities in the latest coal technologies in Europe and worldwide: supercritical coal-fired power plants in China such as the Sanmenxia plant, in which EDF acquired a 35% stake in June 2009; participation in the development of technologies for CO2 capture, transportation and storage (i.e., Carbon Capture Sequestration, or “CCS”); and finally, the development of major hydroelectric infrastructure projects that are in line with local policies on sustainable development.

6.1.3 Be a major player in the global revival of nuclear energy

As the world leader in nuclear power, the Group has significant strengths (operator of the world’s largest nuclear fleet, engineering, recognized expertise as an architect-assembler, etc.) that allow it to benefit, as it expands internationally, from the renewed interest in nuclear energy around the world.

On February 21, 2011, the French Nuclear Policy Council confirmed the commitment of France’s public authorities to advance the influence of its nuclear interests. Where its expertise as architect-assembler is sought, EDF will be the lead company for the French nuclear industry.

The EPR program, with projects under way in France and China, and in the planning stages in the United Kingdom, France, the United States and Italy, is now the Group’s benchmark program. As determined by the Nuclear Policy Council on February 21, 2011, it is crucial to strengthen this offering and add to the EPR program by developing several models of modern reactors that are safe and competitive and whose power levels correspond to the needs of potential customers, particularly in countries where plant size and cost can create an insurmountable barrier.

The strengthening of industrial partnerships (construction, operation, plant safety, etc.) is central to the success of international projects, and engagement with China will be a priority.

With respect to strategic partnerships, the EDF group aims to (i) invest in several nuclear power plant projects by 2020, in France and abroad, (ii) participate in their construction and commissioning, and then (iii) operate them. The purpose of these partnerships is mainly to share the risks and costs associated with these projects.

Countries in which nuclear plants are being built to date are:

•

France: EDF is currently lead contractor for the construction of the Flamanville 3 EPR, and is developing the Penly 3 project, for which discussions are underway to involve major European energy companies (see section 6.2.1.1.3.5 (“Preparing for the future of the nuclear fleet in France”));

•

China: The agreement signed in November 2007 with China Guandong Nuclear Power Corp was carried out with the creation of the Taishan Nuclear Power Joint Venture Company (TNPJVC), 30% owned by the EDF group. The commissioning of two reactors at Taishan, in Guandong Province, is expected by the end of 2013 for the first and in 2014 for the second (see section 6.3.4.7.1 (“The EDF group’s activities in China”)).

Countries in which projects are currently being studied include:

•

United Kingdom: Following the EDF group’s acquisition of British Energy, the Group is well positioned to play a leading a role in the renewal of nuclear energy in the United Kingdom. The Group’s ambition is to build four EPR reactors in the United Kingdom, the first of which should be commissioned in 2018 (see section 6.3.1.1 (EDF Group in the UK and Group strategy));

•

United States: On October 26, 2010, EDF and Constellation Energy (CEG) reached a comprehensive agreement that restructures the partnership between the two groups. EDF now controls 100% of UniStar Nuclear Energy, after buying from Constellation its 50% stake. Since then, EDF has been working on the Calvert Cliffs 3 project focusing on three key aspects: the industrial model, particularly with view to reducing costs and develop new contractual relationships; project financing, with the goal of obtaining a loan guarantee; and finally, the creation of a favorable regulatory environment in Maryland that makes a decision to invest possible.

•

Italy: Under the Sviluppo Italia Nucleare joint venture created in the third quarter of 2009, responsible for conducting feasibility studies for the development of at least four EPR reactors in Italy, the agreements with Enel continued to be performed in 2010 to complete the technical and economic studies necessary for the selection of potential sites, for the early stages of the licensing process and for the identification of Italian suppliers. According to the current schedule, the commissioning of the first reactor should take place in late 2020 (see section 6.3.3 (“Italy”)).

•	Poland: On November 17, 2009, EDF and PGE, Poland’s largest electrical utility, signed a memorandum of understanding to launch cooperation in the nuclear energy sector. The agreement provides for feasibility studies to be carried out on the development of EPR reactors in Poland with the aim of building the first reactor in Poland before the end of 2020 (see section 6.3.4.1.1 (“Poland”)).
•	The Netherlands: On November 3, 2010, EDF and DELTA signed a collaboration agreement for the possible future development of a second nuclear plant in the Nederlands.
•

Russia: On June 19, 2010, EDF and Rosatom signed a cooperation agreement that sets the framework for collaboration between the two groups in the areas of R&D and nuclear fuel, and for cooperation on nuclear facilities in existence or currently under construction.

6.1.4 Investment policy

6.1.4.1 Investments in 2010

In 2010, the Group continued its program of operating investments, which totaled €12.2 billion, versus €11.8 billion in 2009 (excluding EnBW). Capital investments focus on both the regulated (40%) and deregulated (60%) segments. In the deregulated segment, capital investments are evenly divided between expenditures to develop new capacities (new nuclear, combined cycle gas) and maintenance expenditures. Nearly €2 billion is dedicated to nuclear maintenance. In France, operating investments rose 10% to €7.9 billion. Remaining operating investments totaled €4.3 billion, including nearly €1.9 billion for the United Kingdom and €1.6 billion in other activities (EDF Energies Nouvelles, EDF Trading and Dalkia).

The EDF Group received €4.3 billion from disposals, in particular in the United Kingdom totaling €3.7 billion (distribution networks and the Eggborough fossil fuel-fired plant). The Group has also realized investments in external growth totaling €0.9 billion in 2010. These disbursements mainly concerned Belgium (acquisition of minority shareholders’ interest in SPE for €215 million), China (second capital contribution to the project for two EPRs in Taishan for €213 million), the United States (acquisition of an additional 50% in UniStar Nuclear Energy (UniStar), bringing the Group’s stake to 100%), and finally, acquisitions made by Dalkia and EDF Energies Nouvelles.

6.1.4.2 Investments in 2011

In 2011, the Group is expected to increase its operating investments by €1 billion to €1.5 billion over the total of €10.3 billion invested in 2010, after the equity-method accounting of RTE EDF Transport and excluding U.K. networks.

6.1.4.3 Investments in the new nuclear program by 2020

The Group aims to develop and operate several nuclear power plants with EPR technology under partnership agreements both in France and abroad. Three such plants are under construction in France and China.

6.2 ●● Presentation of the EDF Group’s activity in France

6.2.1 Deregulated activities in France

Deregulated activities of EDF in France (activities open to competition), include electricity generation and the sale of electricity and natural gas. EDF is implementing an integrated model for the joint operational management of its portfolio of assets upstream (generation and procurement of energy and fuels) and downstream (wholesale and retail) to guarantee supply to its customers through the best possible management of operational and market risks and with a view to maximizing gross margin.

6.2.1.1 Electricity generation

EDF groups together its main electricity generation activities in France within its Generation and Engineering Division which has all of the skills and performance levers necessary to operate the largest European electricity generation fleet and to manage its development and continuity.

As of December 31, 2010, the Generation and Engineering Division had 35,173 employees1. It is organized around three core businesses: nuclear, hydroelectric and fossil fired power. In addition, its engineering department provides technical and industrial skills to the entire Group in these three fields (see section 6.3 (“Presentation of EDF Group’s international activity”)).

6.2.1.1.1 General presentation of EDF’s generation fleet

6.2.1.1.1.1 Composition and characteristics of the installed capacity

With a total installed capacity of 97.2 GW in mainland France2 as of December 31, 2010, EDF has the largest generation fleet in Europe, accounting for approximately 14% of the total installed capacity of the main countries of continental Europe (the 24 countries including members of the UCTE – Union for the Coordination of Transmission of Electricity –which includes in particular Germany, Italy and Spain).

In 2010, EDF’s generation fleet represented 470.2 TWh.

As of December 31, 2010, the capacity of EDF’s generation fleet in mainland France was as follows:

•

58 nuclear units based on pressurized water reactors (“PWR”) (a unit is defined as a generation unit including a reactor, steam generators, a turbine, a generator and the related equipment): these units are spread out over 19 sites; 34 units have a power capacity of 900 MW each, 20 units have a power capacity of 1,300 MW each, and 4 units have a power capacity of 1,450 MW, each. The average age of the units is 25 years[3] (between 9 and 33 years) with an average age of about 29 years for the 900 MW units, 22 years for the 1,300 MW units, and 10 years for the 1450 MW units;

•	35 functioning fossil fuel-fired units, with those in service having an average age of approximately 30 years; in addition, 8 units under guaranteed multi-year shutdown[4];
•	439 hydropower plants with an average age of about 65 years[5];

There were also:

•

the wind power generation capacity of EDF Énergies Nouvelles in France (see section 6.4.1.1.2 (“EDF Énergies Nouvelles”)) and the incineration plants of the Tiru group (see section 6.4.1.2 (“Tiru”)); and

•

74 hydropower plants attached to the operational perimeter of the Generation-Engineering Division but held by the Group’s subsidiaries: SHEMA (100%), FHYM (69.7%), and CERGA (50/50 with EnBW). These plants, representing a total of 126 MW of installed capacity in 2010 and 555 GWh of energy production.

6.2.1.1.1.2 Evolution of the installed capacity and generation over the last three years

The table below shows the evolution of the fleet’s installed capacity over the last three years:

	As of December 31, 2008			As of December 31, 2009			As of December 31, 2010
Installed Capacity(1)	MW		%	MW		%	MW		%
Nuclear	63,130		65	63,130		65	63,130		65
Hydropower(2)	20,066		21	20,008		21	22,022		21
Fossil fuel-fired(3)	13,407		14	13,642		14	14,012		14
TOTAL	96,615	(4)	100	96,792	(4)	100	97,176	(4)	100

(1)	Expressed in MW of power connected to the network.
(2)	Excluding Corsica and the French overseas departments, 400 MW in 2010.
(3)	Excluding Corsica and the French overseas departments, 1,482 MW in 2010, and including 2,195 MW of units under guaranteed multi-year shutdown.
(4)	This value also includes 12 MW of wind generation capacity.

1. An increase of 1,198 employees compared to 2009.

2. For Corsica and French Overseas Departments, see section 6.2.2.3 (“Island Energy Systems”).

3. Arithmetic mean based on industrial commissioning.

4. Generation facilities under “guaranteed multi-year shutdown” are awaiting a decision of reactivation or operation withdrawal.

5. Arithmetic mean.

The table below shows the evolution of the generation from EDF’s installed capacity over the last three years:

	As of December 31, 2008		As of December 31, 2009		As of December 31, 2010
Generation	TWh	%	TWh	%	TWh	%
Nuclear	417.6	87.3	389.8	87.1	407.9	86.7
Hydropower(1) (3)	44.8	9.4	41.9	9.4	45.4	9.7
Fossil fuel-fired(2)	15.8	3.3	16.0	3.6	16.9	3.6
TOTAL(4)	478.2	100	447.7	100	470.2	100

(1)	Excluding Corsica and the French Overseas departments, 1.5 TWh in 2010.
(2)	Excluding Corsica and the French overseas departments, 4.5 TWh in 2010.
(3)

Total hydropower generation: the electricity consumption needed for the operation of pumped storage plants amounted to 6.6 TWh in 2010, resulting to a net hydropower generation (net of pumped storage consumption) of 38.8 TWh.

(4)	These values correspond to the sum of the precise values, corrected to one decimal place.

6.2.1.1.2 Strengths of the generation facilities’ fleet

With a total installed capacity of 97.2 GW as of December 31, 2010, in mainland France EDF has the largest fleet of generation facilities in Europe. This fleet has significant assets:

•	a competitive generation mix with low variable generation costs and limited exposure to hydrocarbon market fluctuations due to nuclear and hydropower facilities;
•

a variety of generation means enabling adequate coverage of EDF’s downstream portfolio needs (end users, VPP, sales to alternative suppliers, sales on the wholesale markets, etc.). Utilization of the fleet’s various components is managed by giving priority, at any given time, to the generation type offering the lowest variable costs. Run-of-river hydropower plants are used for base generation. Nuclear plants, because of their low variable generation costs, are used for base load and mid-merit generation. Adjustable hydropower generation (coming from dams) and fossil fuel-fired plants are used for mid-merit and peak generation;

•

a significant standardized nuclear fleet for which EDF manages the entire life cycle. Moreover, EDF is working towards extending the operating life of its power plants and improving their technical performances;

•	a fleet generating at over 95% without CO2 emissions owing to the predominance of nuclear and hydropower generation facilities, in an increasingly restrictive environmental regulatory context; and
•	a geographical position at the junction of electricity exchanges between the continental platform and the electric peninsulas (Italy, Spain, and the United Kingdom).

6.2.1.1.3 Nuclear generation

The electricity generated by EDF from its fleet of nuclear power plants represents, as of December 31, 2010, 86.7% of its total electricity generation. The characteristics of this fleet are described below.

6.2.1.1.3.1 EDF’s nuclear fleet

EDF’s PWR model is divided into three series of available electrical power:

•	The 900 MW series consisting of 34 units of approximately 900 MW (i.e., a total power capacity of 30,770 MW);
•	1,300 MW series consisting of 20 units of approximately 1,300 MW (i.e., a total power capacity of 26,370 MW);
•	the N4 series, the newest, consisting of 4 units of approximately 1,450 MW (i.e., a total power capacity of 5,990 MW);

Totaling 58 units in service spread over 19 sites owned by EDF, with a total installed capacity of 63,130 MW as of December 31, 2010.

The commissioning dates for these units are as follows:

Units	Year commissioned	Next 10-year inspection	Units	Year commissioned	Next 10-year inspection
Fessenheim 1	1978	VD4*	Gravelines 6	1985	VD3
Fessenheim 2	1978	VD3	Cruas 3	1985	VD3
Bugey 2	1979	VD4*	Cruas 4	1985	VD3
Bugey 3	1979	VD3	Chinon B3	1987	VD3
Bugey 4	1979	VD3	Chinon B4	1988	VD3
Bugey 5	1980	VD3	Paluel 1	1985	VD3
Dampierre 1	1980	VD3	Paluel 2	1985	VD3
Gravelines 1	1980	VD3	Paluel 3	1986	VD3
Gravelines 2	1980	VD3	Paluel 4	1986	VD3
Tricastin 1	1980	VD4	St Alban 1	1986	VD3
Tricastin 2	1980	VD3	Flamanville 1	1986	VD3
Dampierre 2	1981	VD3	St Alban 2	1987	VD3
Dampierre 3	1981	VD3	Flamanville 2	1987	VD3
Dampierre 4	1981	VD3	Cattenom 1	1987	VD3
Tricastin 3	1981	VD3	Cattenom 2	1988	VD3
Tricastin 4	1981	VD3	Nogent 1	1988	VD3
Gravelines 3	1981	VD3	Belleville 1	1988	VD3
Gravelines 4	1981	VD3	Belleville 2	1989	VD3
Blayais 1	1981	VD3	Nogent 2	1989	VD3
Blayais 2	1983	VD3	Penly 1	1990	VD2
Blayais 3	1983	VD3	Cattenom 3	1991	VD2
Blayais 4	1983	VD3	Golfech 1	1991	VD2
St Laurent 1	1983	VD3	Cattenom 4	1992	VD2
St Laurent 2	1983	VD3	Penly 2	1992	VD2
Chinon B1	1984	VD3	Golfech 2	1994	VD2
Cruas 1	1984	VD3	Chooz B1	2000	VD2
Chinon B2	1984	VD3	Chooz B2	2000	VD2
Cruas 2	1984	VD3	Civaux 1	2002	VD1
Gravelines 5	1985	VD3	Civaux 2	2002	VD1

* subject to operating approval from the NSA

The first unit of the 900 MW series was commissioned at Fessenheim in 1978. The most recent unit was commissioned at Civaux in 2002. EDF’s nuclear fleet is one of the youngest in the world, with an average age of approximately 25 years for an estimated technical operating life in excess of 40 years (accounting lifetime of nuclear units).

The EDF power plants based on first-generation technology have been gradually shut down and are being decommissioned (see section 6.2.1.1.3.6 (“Decommissioning of nuclear power plants”)).

Generation allocation contracts

EDF has developed an industrial cooperation with European operators in the nuclear industry, in the form of generation allocation contracts related to units of EDF’s French nuclear fleet. Thus, EDF’s fleet includes 11 generation units (currently up to 1.4 GW, increasing to 1.6 GW with the commissioning of Flamanville 3) with the following European electricity companies:

•	Fessenheim 1-2: EnBW (17.5%) and the consortium of Swiss electricity companies, CNP (15%);
•	Cattenom 1-2: EnBW (5%);
•

Under the agreements of September 30, 2009 between E.On, EnBW and EDF, on January 1, 2010, E.ON acquired access to the equivalent of the historical drawing rights that EnBW held on EDF’s nuclear generation. However, the change in capital ownership did not affect the generation allocation contracts signed between EnBW and EDF. Therefore, EnBW remains the holder of the generation allocation contracts entered into with EDF.

•	Bugey 2-3: Électricité de Laufenbourg[1] in Switzerland (17.5%);
•	Tricastin 1 to 4: Electrabel (12.5%);
•

Flamanville 3 under construction: Enel (12.5%) (See section 6.2.1.1.3.5 (“Preparing for the future of the nuclear fleet in France”) for the industrial partnership agreement signed with Enel on November 30, 2007).

1. Axpo Group.

The purpose of these generation allocation contracts, for each unit concerned, is to make available to each partner the proportion of energy generated which is actually due to them in return for payment of their share of the construction costs, annual operating costs (including the upstream and downstream fuel costs), local taxes and taxes specific to nuclear energy, and the costs relating to decommissioning. In these operations, the partners shared the industrial risks with EDF during the development of the power plants (involving three firsts-of-a-kind) and assume the risks associated with the current operation of the power plants. They have, however, no operational role.

Furthermore, EDF signed a second type of generation allocation contract (totaling a little over 2 GW) enabling its partners to receive a share of the electricity generation from a given fleet based on the average actual performance of that fleet. These contracts mainly concern the following power plants:

•	Chooz B1-B2 (first-of-a-kind N4): Electrabel (21.67%) and the Belgian company SPE (3.3%);
•	Cattenom 3-4: Électricité de Laufenbourg[1] in Switzerland (7.8%) and the consortium of Swiss electricity companies CNP (21.8%).

6.2.1.1.3.2 Operation and performance of the nuclear fleet

Nuclear power is a means of generation whose variable cost, primarily for fuel, is low, representing less than 30% of operating costs2. Therefore, the main competitive levers of the nuclear fleet are the amount of generated energy and the optimization of fixed operating costs. The levers relating to the fuel cycle are further discussed in section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”). All things being equal, EDF is seeking to increase its nuclear-generated production and to cut its non-fuel operating costs.

Operation methods of the nuclear fleet

Generation cycle and programmed shutdowns

In order to reconcile those issues related to the strong variations in seasonal consumption in France, the availability of power plant units, and the efficient use of reactor fuel, EDF has now adopted generation cycles of 12 and 18 months for its fleet. At the end of 2010, they were broken down as follows:

•	28 units of the 900 MW series have a generation cycle of 12 months;
•	6 units of the 900 MW series and 20 units of the 1,300 MW series have a generation cycle of 18 months and, since 2010, the 4 N4 units (1,450 MW) also have an operating cycle of about 18 months.

After each 12 and 18 month operating cycle, shutdown periods are programmed in order to replace a fraction of the fuel loaded in the reactor’s core and to perform scheduled maintenance.

Two types of programmed shutdowns are alternated at the end of each generation cycle:

•	an ordinary shutdown for refueling only (Arrêt pour Simple Rechargement, or “ASR”), during which unloading spent fuel and refueling is the main operation performed, although light maintenance or periodic testing may also take place in addition to the refueling. The reference duration of shutdown is around 35 days;
•	a partial inspection (PI) for refueling and maintenance, the reference duration of which is 55 days.

Every ten years, the power plant is shut down for an average of about 90 days in order to carry out a 10-year inspection, during which EDF carries out an in-depth examination of the main components.

This average reference time period varies according to the program of each 10-year inspection and series.

Operation of EDF’s nuclear fleet

Owing to their low variable cost, nuclear generation means are first and foremost used as base-load generation means, after the run-of-river hydropower, the other renewable energies and the energy bought under the purchase obligations from the decentralized electricity producers. The variations in consumption of EDF’s final customers during one year (summer-winter, day-night) and the current restrictions in fluidity of the wholesale markets due to limited interconnections, lead to nuclear power also being used for mid-merit generation. Strong variations in seasonal consumption in France and variations in levels of consumption during the winter months (a drop in temperature of 1°C in winter entails a rise in electricity consumption in France which can reach 2,3003 MW), require that nuclear fleet shutdowns be concentrated between April and October. Following the 2003 heat wave, the unit shutdown schedule was modified to reduce the number of shutdowns in July and August and maximize the operation of seaside units, the cooling capacities of which are independent of climatic conditions.

Generation and technical performances

The nuclear fleet’s generation amounted to 408 TWh in 2010, a volume up by 18 TWh (i.e., 4.6%) in comparison to 2009.

Nuclear generation expressed in annual energy corresponds to a load factor, “Kp” for the French nuclear fleet (defined as the generated energy compared to the maximum theoretical energy, the latter notion corresponding to the constant operation of the installed capacity throughout the year). This factor is obtained by multiplying two coefficients (Kp = Kd * Ku):

•	the availability factor, “Kd” (the available energy[4] as a percent of the maximum energy that could be generated if the installed capacity were operated year-round);
•

the utilization factor, “Ku” (the energy generated as a percent of the energy available). Ku reflects environmental and social constraints, supply of system services, and optimization implemented by EDF (fuel and modulation).

In 2010, Kp was up, at 73.8%, from 2009 (70.5%) . It is the consequence of a Kd of 78.5, up 0.5 points compared to 2009, and a Ku of 94%, up 3.6 points compared to 2009.

1.	Axpo Group.
2.

Operating costs are cash costs and are defined as follows: fuel costs (including back-end expenses in the fuel cycle), operating expenses (external services and purchases, employees) and maintenance costs (expenses and investments). They do not include investments related to construction, decommissioning expenses, or depreciation and provisions.

3.	Source: RTE EDF Transport.
4.

The available energy is equal to the maximum theoretical energy less losses for technical reasons inherent to power plants, such as planned shutdowns, unplanned outages due to failure or safety requirements, and regulatory tests.

Compared to 2009, the change in output of 18 TWh is mainly a result of:

•	the absence of large-scale labor movements that had affected the campaign of unit shutdowns and explained a loss of nuclear generation of about 17 TWh throughout 2009; and
•	better management of unit shutdowns resulting in a reduction of shutdown extensions compared to 2009.

The technical problems encountered in 2010 on transformers, steam generators and alternators had an impact on Kd of 0.8, 2.3 and 2.1 points, respectively. For 2010, the idling of Bugey 3 before the replacement of its steam generators had an impact of about 0.7 points on the Kd.

There are nine 10-year inspections scheduled in 2011, compared to five in 2010. The impact of these additional shutdowns will be on the order of 1.5 points of availability. Improvements in working methods, whether in maintenance or managing shutdowns, and the reduction of unplanned shutdowns related to the replacement of large components, should lead to gains in availability on the same order of magnitude and compensate for the natural impact on Kd of a higher number of 10-year inspections. Based on current available information, processes and regulations regarding the operation of nuclear plants, the ambitious objective is to achieve a Kd of around 85% by 2015.

To improve availability, EDF has put in place structural improvement initiatives.

Technical levers include the implementation of a curative and preventive policy relating to the technical problems mentioned above:

•

chemical cleaning of the steam generators of the 15 units concerned by the clogging phenomenon: between 2007 and 2010, 14 units were treated and the remaining unit will undergo an operation of this type in 2011;

•

renovation of the alternators’ stators in 48 units at risk of isolation: as of the end of 2010, 21 alternators had been renovated and the renovation program will continue at the same pace with 10 renovations planned between 2011 and 2012. At the end of 2012, 31 out of the 48 concerned, including all of the most critical units, should thus have been renovated;

•

preventive replacement of the “shielded” poles of the main transformers: this program, launched in 2009, will continue to be gradually carried out, with modifications related to curative replacements. It will be industrialized from 2012 with pole replacement at an average of 4 units per year;

•

preventive replacement of steam generators: EDF has developed a national replacement program for steam generators, and in 2010 raised the pace of replacements from 1 to 2 units per year. Overall, from 1990 to 2010, 20 units have undergone this type of intervention. The program to replace first generation steam generators at the units of the 900 MW series should be completed in 2014. A call for tenders was launched in 2010 for replacement of steam generators on half the 1,300 MW series.

The levers included in the Operational Excellence program and based on best international practices are:

•

reduction of the level of unplanned outages through a standard measure of the INPO (Institute of Nuclear Power Operations) of equipment reliability called AP913 and introduction of equipment health checks. This process is initiated by a classification of components according to the consequences of their failure in order to develop a strategy for equipment maintenance that is suited to the criticality of each of its components.

The level of unplanned outages in the United States has been significantly reduced, some four years after its introduction;
•

reinforcement of the management of unit shutdowns with the establishment of an operations steering center for the continuous management of each shutdown (Centre Opérationnel de Pilotage en continu de l’arrêt de Tranche, or “COPAT”). The aim of the COPAT is to reduce the average duration of shutdowns by continued management of the shutdown’s critical activities and a reactive response to technical alerts.

The effects of these levers will however be tempered by heavier shutdown programs over the coming years due to an increased annual number of 10-year inspections and significant plants maintenance operations aiming to ensure a longer operating life for the power plants.

6.2.1.1.3.3 Environment, safety and radiation protection

Environmental safety

EDF is making great efforts to reduce the volume and the environmental impact of the liquid and gas emissions by its nuclear power plants. From 1990 to 2002, while already much lower than the regulatory limits, EDF reduced its radioactive liquid emissions by a factor of 30 (excluding tritium and carbon-14). The level of liquid emissions was again cut in half between 2002 and 2010, and is now at a very low limit.

With regards to the management of operating low and medium activity waste (“FMA” waste), steps have been taken to limit its storage on all nuclear sites. In addition, since 2004, very low-level waste is sent to the Morvilliers storage center managed by the French agency for the management of radioactive waste (Agence nationale pour la gestion des déchets radioactifs, or “ANDRA”).

For a description of nuclear waste processing downstream of the fuel cycle as well as decommissioning, see sections 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”) and 6.2.1.1.3.6 (“Decommissioning of nuclear power plants”).

An ISO 14001 certification procedure (see section 6.4.3.1.2 (“Tools for implementing sustainable development”), below) was undertaken in 2002 for all units of the Nuclear Operations Division. In 2004, all of the units were certified. The certification was renewed in 2005 and 2008.

Under the authority of the French NSA, a national network measuring environmental radioactivity is being established, with the aim of synthesizing the results of measurements of environmental radioactivity, and ensuring the quality of these measures. The regulatory measurements of environmental radioactivity around nuclear power plants have been available to the public since January 2010 on the website www.mesure-radioactivite.fr.

A global nuclear safety policy

EDF, in its capacity as a nuclear operator, assumes responsibility for nuclear safety and reaffirms nuclear safety as its main priority in a framework of constant evolution (market competition, environmental issues, etc.).

The implementation of the French nuclear electricity program led EDF to establish safety measures which:

•

take into account, from the design stage, the risks that might arise during the operation of the power plants, whether relating to the actual operation of the installations or to internal or external attacks;

•	are based both on the application of strict rules of operation, and on the cautious and inquiring attitude of the technical teams by means of the establishment of a true culture of safety;
•	are based on the cumulative experience of a standardized fleet of 58 reactors (i.e., more than 1,450 reactor years of operation (the arithmetic sum of years of operation of EDF’s PWR power plants));

•	incorporate a continuous improvement approach that is notably embodied by the ongoing efforts to decrease the number of automatic reactor trips;
•

benefit from integrated nuclear engineering and R&D within the Group in order to anticipate the correction of failures, maintain the installations in good working order, develop materials/equipment on an ongoing basis, reassess safety margins, monitor technology advances as well as the implementation of more effective new technologies and the managing of decommissioned sites;

•	rely strongly on the development of skills; with this objective in mind, each nuclear generation site is equipped with a global simulator used for training to cope with any type of situation.

Nuclear safety is subject to numerous controls, both internal and external. The external control of the safety of nuclear facilities in France is carried out by the French NSA.

EDF is subject to external audits, both nationally and internationally.

At the national level:

•	regulatory inspections carried out on sites by NSA, randomly or on a scheduled basis (approximately 400 inspections per year);
•

a safety re-examination process conducted on a 10-year basis has also been in place since 1990. It aims to improve the compliance of operating nuclear plants with safety standards, and to reassess these standards based on feedback and new knowledge. The safety standards reassessed in this way are then set until the next re-examination. The objectives are established by the NSA (which monitors compliance) while EDF proposes solutions to meet them, implementing them after obtaining the approval of the NSA. A safety re-examination was undertaken in the context of the second and third 10-year inspections of the 900 MW plants, second 10-year inspections of the 1,300 MW plants and first 10-year inspections for the N4 plants. At the end of 2010, the second set of 10-year inspections had been completed for all units of the 900 MW series, and 14 out of the 20 units in the 1,300 MW series. The first ten-year inspections were conducted at the end of 2010 on two of four units of the N4 series. And at the end of 2010, 3 units of the 900 MW series underwent their third 10-year inspection (see section 6.2.1.1.3.5 (“Preparing for the future of the nuclear fleet in France”)).

•	the 10-year safety review is an important step in extending the operating life of power plants (see section 6.5.4.2 (“Specific regulations applicable to nuclear facilities”)).

At the international level, regular inspections are held making it possible to benefit from the experience gained worldwide:

•

the OSART (Operational Safety Review Team) of the IAEA (International Atomic Energy Agency) performs reviews at the request of the NSA with the objective of formulating recommendations and promoting good working practices;

•

the international Peer Review inspections carried out by WANO (World Association of Nuclear Operators) and organized at the request of EDF perform the assessment of safety performance and also help promote best international working practices.

EDF has also implemented internal control procedures. For example, every three to four years, EDF performs overall safety assessments for each power plant, which take place over a three-week period and involve approximately 30 inspectors. In addition, the General Inspector for nuclear safety and radiation protection, reporting to and appointed by EDF’s Chairman, performs audits to assess the overall safety of the nuclear fleet on an annual basis and to suggest improvements to the company’s management.

In relation to the condition of its facilities, EDF intends to reach a level comparable to the best international operators in order to limit even more the occurrence of potentially risked situations. This requires continued improvement of behavior and practices on maintenance sites, as well as investments focused on the renovation of premises and equipment. At the end of 2006, a program was implemented in that direction. After a €100 million increase in 2010, this capital investment and maintenance program represents a budget of around €700 million allocated for the 2006-2011 period. It has already achieved its objectives over much of the fleet and is now in its maintenance phase. Efforts by EDF, notably to improve human performance, have resulted in a reduction over the last few years of the annual average number of Automatic Reactor Trips (“ART”)1 to a rate of less than one per unit2. At 40 ARTs, 2010 shows a slight improvement over 2009 (41 ARTs) and the number of ARTs in recent years remains well below the target of one per unit.

EDF is subject to the law of June 13, 2006 on nuclear transparency and safety (see section 6.5, “Legislative and regulatory environment”). This law guarantees access to information concerning health and the environment to all individuals, and formalizes transparency on nuclear safety.

After the nuclear accident at the Fukushima nuclear power plant following the earthquake and tsunami of March 11, 2011 in Japan, the French Government announced on the 15th of March a review of the safety of each of the nuclear power plants in the country existing or under construction. This task was placed under the responsibility of NSA which will report on its findings before the end of 2011.

Warning system

In the event of an accident, a crisis plan is in place to limit impacts on the environment and on people. To ensure the safety of the installation and the protection of people, the system is based on two closely coordinated plans, designed for both local and national use. These are the Internal Emergency Plan (Plan d’Urgence Interne, or “PUI”), prepared by EDF and the Special Intervention Plan (Plan Particulier d’Intervention, or “PPI”), prepared by French prefectures in collaboration with the French state and EDF. In order to provide greater effectiveness and thus improved protection of populations these plans account for the risk of malicious acts.

The relevance of the system for warning, informing and protecting people is regularly assessed through accident simulation exercises, which make it possible not only to ensure the correct operation of the crisis plan, but also to improve upon it, in particular, by clarifying roles and validating all of the

1. Automatic and instantaneous shut down of the plant by starting up protective measures to ensure its safety.

2. For 7,000 hours of criticality.

required physical and human resources. Each year, approximately 100 exercises are organized for the entire French nuclear fleet, i.e., approximately one drill every three days. Approximately 10 exercises are on a national level, under the management of the NSA and involve EDF and the public authorities, in particular the prefectures.

Major events concerning safety

Events are classified on a scale of 1 to 7 on the INES scale (International Nuclear Event Scale), with 7 being the most serious. Those of no consequence for nuclear safety are classified as discrepancies or level 0 events.

Since the establishment of a scale of this kind in France in 1987, no level 3 event (serious incident – very low external emission, and exposure of the public representing a fraction of the regulatory limits) or above has occurred regarding the French nuclear fleet.

For its entire fleet, EDF recorded a yearly total of approximately one level 2 event (incident involving major breach of safety regulations and/or significant contamination or over-exposure of a worker) for the years 2002 to 2010 and no level-2 safety events in 2010. Each year, EDF handles an average of one level 1 event per reactor (non-compliance with the approved rules of operation occurring due to equipment failure, human error or shortcomings in the procedures).

The average number of level 1 event in 2010 was 1.17 per reactor (or 68 events) and the average number of non-classified events (level 0) was 9.26 per reactor (or 538 events). Overall safety results over the past five years are stable and there is a significant improvement of key indicators for operation safety.

Radiation protection

The mobilization of ground players has allowed a continuous improvement of performance on the protection of employees against the effects of ionizing radiation. Thus, the average annual collective dose of all workers, both employees of EDF and outside companies intervening in power plants, has been halved in less than 10 years. In 2010, the average collective dose was 0.62 man-Sieverts (mSv) per reactor (or a collective annual dose of 36.17 man-Sieverts), which is a comparable level to the average values recorded by German, Japanese and American operators for reactors using the same technology, i.e., pressurized water. This excellent result with a dosimetry lower than in 2008 (0.66 mSv) and 2009 (0.69 mSv), is noteworthy, given the volume of maintenance and type of maintenance work performed.

Nevertheless, there was one significant level 2 event in 2010 in the area of radiation protection. This event happened during the cleaning of the bottom of a pool in the fuel storage building of Unit 4 at Chinon: an operator picked up and then quickly cast aside an object the size of a coin. A conservative calculation of the dose affecting his hand indicates that he potential absorbed an “extremity” dose exceeding the regulatory limit of 500 mSv annually. The “whole body” dose, however, remained well below the annual limit of 20 mSv. This level of exposure does not warrant medical treatment and EDF has taken corrective action after analyzing the causes of the event, especially in terms of preparation and engagement of operations.

EDF continues its efforts to lower the number of individual doses of exposure to radiation below the regulatory limit. Accordingly, in 2010, the number of workers, whether from EDF or an outside company, having received a cumulative dose over 12 rolling months of between 16 and 20 mSv (annual regulatory limit for the whole body) was no more than 3 (10 in 2009, 14 in 2008); none of these doses were over 18 mSv.

In the coming years, given the levels already achieved, efforts will have to be focused on power plants with the worst dosimetric results, in particular by cleaning their circuits.

Continued improvement in radiation protection involves raising the quality of the radiation protection culture to the same level as the safety culture.

6.2.1.1.3.4 The nuclear fuel cycle and related issues

The annual average volume of nuclear fuel consumed by the EDF reactor fleet in France is approximately 1,200 tons (tons of heavy metal, enriched uranium and plutonium), including approximately 1,070 tons of UO2 (fluorinated then enriched natural uranium), 100 tons of MOX (fuel generated from reprocessed plutonium) and 30 tons of ERU (enriched reprocessed uranium).

The nuclear fuel cycle encompasses all industrial operations in France and abroad which enable the supply of the fuel to generate energy in a reactor, then to unload and process it. The cycle can be broken down into three stages:

•	front-end: the purchase of concentrates from uranium ore, the fluorination (or conversion), enrichment and fabrication of fuel assemblies;
•	the core of the cycle corresponding to the use of fuel in the reactor: receipt, loading, operation and unloading (the fuel spends 4 to 5 years in the reactor);
•

back-end for the fleet in France: storage in pool, processing of spent fuel, conditioning of radioactive waste and recycling of recoverable material, temporary storage of conditioned waste before long-term management, as provided for by law of June 28, 2006 concerning the long-term management of radioactive material and waste (“the law of June 28, 2006”).

EDF ensures the coherence of all of the operations in the fuel cycle. Generally speaking, front-end and back-end operations are carried out by subcontractors and/or suppliers, generally on the basis of multi-year contracts. EDF carries out core operations of the cycle and acquires most of the raw materials as uranium concentrates (U3O8), transformations into more elaborate products being carried out by industrials through services contracts (fluorination, enrichment and realization). EDF owns in most cases and is responsible for the fuel and materials it uses throughout all the fuel cycle stages.

Following a recent media debate on EDF’s recyclable uranium enrichment in Russia, in October 2009 the French state and Parliament referred the matter to the High Committee for Transparency and Information on Nuclear safety (Haut Comité pour la transparence et l’information sur la sécurité nucléaire or “HCTISN”) so it could hear the different stakeholders (governments, NSA, manufacturers, associations, etc.), and make recommendations to improve public information on the nuclear fuel cycle and radioactive waste.

The HCTISN’s report and all evidence provided by the parties consulted are available on the HCTISN website. This report presents a detailed analysis of the fuel cycle as it exists in France. It shows the flows and stocks of nuclear materials and radioactive waste produced at different stages of the fuel cycle, and the conditions of storage and transportation of uranium and depleted uranium from spent fuel reprocessing, while outlining the issues related to uranium supply and France’s policy to secure this supply in an international context. It also bases itself on the French plan established under the law of June 28, 2006 on the sustainable management of radioactive materials and waste (Plan national de gestion des matières et déchets radioactifs or “PNGMDR”).

The diagram below shows the various stages of nuclear fuel cycle in France1:

Front-end

As part of the Group’s integration, the supply of uranium and associated services (conversion, enrichment) for EDF and its subsidiary British Energy has been pooled since March 31, 2010.

In order to ensure the continuity and reliability of the supply for its reactors in France and in Great Britain, EDF retains overall control of the operations at each stage in the cycle, and manages a portfolio of contracts for the long term.

Through stock build-up at each front-end stage of the fuel cycle (natural uranium, converted uranium, enriched or not, stored fresh fuel assemblies), EDF seeks to avoid resorting to the short-term market in case of production fluctuations in the mines or the cycle plants. These stocks provide guarantees in terms of security of supply and price, in high-variation upstream materials and services markets.

Natural uranium supply

Most of EDF’s uranium supplies are guaranteed in the long-term by contracts for periods of 7 to 15 years already signed, or by reciprocal commitments that will ultimately be confirmed by definitive contracts

(options guaranteeing access to volumes subject to conditions of price negotiation, for the end of the period of cover). The primary objective of this long-term supply policy is to guarantee the long-term security of EDF’s supplies and it also contributes to partial hedging of the price risk.

For its natural uranium needs, EDF has implemented since 2004 a policy of diversification in terms of suppliers and supply sources. This policy helps to strengthen the supplies coming from high-potential areas, such a as Australia, Canada and Kazakhstan. The AREVA group remains an important supplier.

Indexation formulas for portfolio contracts of natural uranium supply include fixed prices (basic prices whether inflated or not) and variable prices (indexed according to market price indexes) and are sometimes limited by floor and ceiling prices. Consequently, the effects of variations in the rise in market prices of natural uranium on supply costs are limited and smoothed out while enabling a benefit from potential decreases in price.

Conversion (or fluorination)

The financial weight of the conversion stage represents a small proportion of the fuel costs.

1. Concerning the deep storage of long-life high-level waste, see section “B. Back-end – Storing final conditioned waste” below.

A significant part of EDF’s needs are covered by the Comurhex plant of the AREVA group, as well as other international producers, such as Cameco in Canada and the United Kingdom, Converdyn in the United States and Tenex in Russia.

The contracts that EDF signed in 2007 and 2008 strengthen the cover of EDF’s needs in conversion services for approximately the next ten years.

U-235 enriched uranium

A significant proportion of the enrichment services procured by EDF come to date from the Georges Besse I plant of Eurodif (AREVA group), which uses gas diffusion technology. The AREVA group has decided to replace the existing Georges Besse I plant with a new installation (Georges Besse II) that will use gas diffusion technology, which requires less electricity. AREVA inaugurated the Georges Besse II plant in December 2010 on the occasion of the arrival at the facility of the first container of uranium for enrichment.

The management of the George Besse I plant, including an agreement on enrichment, is the subject of a framework agreement with the AREVA group in terms approved by the Board of Directors of EDF on 6 December 2010, and which needs to be completed by a series of specific agreements that are in the course of preparation. By application of the agreement on enrichment, the agreement provides for postponement until 31 January 2011 of the shaping and delivery of the contractual volumes of SWUs (separative work units) as yet unproduced by Eurodif in 2010. The agreement also sets out terms and conditions for the supply of electricity for the running needs of the George Besse I plant at minimum technical level until end October 2012 (see also section 4.3 (“Dependency factors”)) and for modification of the electrical circuit plan of the George Besse I plant.

In 2008 EDF and AREVA entered into a long term agreement which defines the terms and conditions by virtue of which EDF would take some of the future production future away from Georges Besse II starting in 2013.

In addition, from 2006 EDF secured significant coverage for its needs from other enrichers on the market: Urenco (UK, Germany, Netherlands and USA), Tenex (Russia) and USEC (USA), so as to make an early improvement in the competitiveness of its sourcing by having recourse to a larger proportion of enrichment by ultracentrifugation.

The cover of the needs in enrichment services of EDF’s fleet in France and Great Britain both installed and under construction, has thus been reinforced until the post-2020 period, on the basis of predominantly fixed-price contracts, decreasing in real terms.

Enriched reprocessed uranium – ERU

This process recycles in the reactors the uranium from processed spent fuel, which represents approximately 95% of the spent fuel mass. The reloads provided by this reprocessing are carried out at the units of the Cruas power plant.

Reprocessed uranium that is not currently in use is stored in a stable form to be used at a later stage, depending on market trends for natural uranium.

Fuel manufacturing

Contracts with two assembly fuel manufacturers, AREVA NP and Westinghouse, were renewed in early 2007 to cover all requirements from 2008 to 2012, and include provisions relating to product developments.

Most of EDF’s needs are covered by the contract signed with AREVA NP in March 2007. It includes the manufacture of MOX and ERU assemblies.

Managing fuel in the reactor core

EDF has implemented a strategy aimed at gradually increasing the efficiency of nuclear fuel for its different series, which has increased fuel energy efficiency by increasing the combustion rate and optimizing operating cycles in order to increase the availability of the nuclear power stations, while ensuring shutdown criteria that are consistent with the seasonal variation of demand.

The back-end in France

EDF takes responsibility for the use and processing of its spent fuel and associated waste. AREVA is responsible for processing and ANDRA is responsible for long-term management operations for the storage of ultimate waste, in accordance with the law of June 28, 2006 concerning the long-term management of radioactive material and waste.

EDF’s currently adopted strategy with regards to the fuel cycle, in agreement with the French state, is to process spent fuel and to recycle the plutonium separated in the form of MOX fuel. Of the 1,200 tons of fuel unloaded annually from the reactors, the quantities processed are determined by the amount of recyclable plutonium in reactors allowed to load MOX fuel. Since 2010, recycling capacity has allowed the processing of almost 1,050 tons of spent fuel per year.

Processing spent fuel from EDF’s nuclear power plants

Spent fuel awaiting processing is temporarily stored under water in the cooling pools, under conditions that are recognized as being safe over time periods of several decades. At the end of a period of approximately 15 years after they have been unloaded from the reactor, spent UO2 fuel is processed at AREVA’s site in The Hague to separate the products that can be recycled from the waste. The waste is subsequently conditioned and temporarily stored at The Hague site in specific premises.

The relationship between EDF and AREVA concerning the transmission, processing and recycling of spent fuel was formalized for the 2008-2040 period by a framework agreement signed December 19, 2008. The contractual implementation of this framework agreement led to the signature on July 12, 2010 of a processing-recycling agreement and the protocol for waste recovery and treatment and the permanent shutdown and decommissioning of the plant at The Hague (RCD–MAD/DEM protocol1).

The processing-recycling agreement covers:

•	the transportation of spent nuclear fuel from EDF’s power plants to The Hague reprocessing plant, and its storage;
•	the separation of the fuel materials that can be recycled (uranium, plutonium) from high-level waste, and their conditioning;
•	the conditioning of radioactive waste extracted from spent fuel;
•	the intermediate storage of the conditioned waste pending their discharge to a long-term storage center;
•	recycling of plutonium in the form of MOX fuel;
•	the oxidation and storage of reprocessed uranium (see “Enriched reprocessed uranium – ERU” above).

1. Waste recovery and treatment – Permanent shutdown and dismantling.

For the 2008-2012 period, this agreement sets the prices and quantities of services delegated to AREVA by EDF. In this context, it provides for an increase of the annual quantities of processed spent fuel and MOX fuel to approximately 1,050 tons and 120 tons, respectively, between 2010 and 2012.

The RCD-MAD/DEM protocol defines EDF’s contribution to the costs of decommissioning the facilities at The Hague, for which it sets the full and final amount to be paid to AREVA by EDF.

Storing conditioned ultimate waste

Radioactive waste, depending on its nature, level of radioactivity and the life-period of its constituent of the radionuclide component, has been classified into different categories: from high-level waste (HLW), to medium- and low-level waste (MLW and LLW), to very low-level waste (VLLW). Waste is said to be “long-life” when its period of activity lasts for more than 30 years, and “short-life” otherwise.

Long-life high-level waste (HLW)

The processing of spent fuel enables the vitrification of long-life high-level waste which ensures very high-quality conditioning under a reduced volume, stored in The Hague in specific facilities. All of the long-life high-level waste so produced, corresponding to the operation of the old natural uranium graphite gas (NUGG) reactors and to 40 years of operation of the current PWR fleet, will represent a volume of approximately 6,700 cubic meters.

On the basis of the works and research carried out in the context of the law of December 30, 1991, another law of June 28, 2006 defines a research program for the long-term management of long-life, high-level waste, retaining in its plan, for the management of radioactive materials and waste, the geological storage: “(…) following temporary storage, ultimate radioactive waste that cannot be stored at surface level or at a shallow depth for nuclear safety or radioprotection reasons, is to be stored in deep geological layers.” It indicates notably that: “In order to ensure (…) the management of long-life high- or medium-level radioactive waste, research and studies relating to this waste are being carried out (…) and notably reversible storage in deep geological layers (…) in order to choose a site and create a storage center so that the request for its authorization (…) may be examined in 2015 and, subject to this authorization, the center may be commissioned in 2025” (for more information regarding the law of June 28, 2006, see section 6.5.4.2 (“Specific regulation applicable to nuclear plants”)).

The geological storage project is now entering its industrial phase and is facing new challenges to result in a facility that is industrially and economically sound, compliant with the safety requirements published by the Nuclear Safety Authority, and executed consistently from design to completion within an ongoing objective of technical and economic optimization. To meet this challenge, the best design principles should be settled on for the project going forward and the best organization decided to ensure the success of the industrial design and construction phases. In 2011, a working group will be set up by the French energy and climate directorate (DGEC), which will bring together the project manager, ANDRA, and the waste producers to study the technical options available for the design of this storage.

Long-life medium-level waste (MLW)

The structures of the assemblies (shells and nozzles, clad pieces, etc.), separated during the processing of spent fuel, constitute long-life medium-level waste, which is less active than long-life high-level waste. MLW is currently compacted and packaged in stainless steel containers. The total volume of long-life MLW, including the waste resulting from the operation of the NUGG fleet and that resulting from 40 years as a benchmark operator of the PWR fleet, will be about 37,000 cubic meters. Unlike long-life high-level waste, MLW does not generate heat and thus is suitable for faster storage than HLW because it does not require a long cooling-off period before storage.

As with long-life HLW, long-life MLW is temporarily stored in dedicated installations in The Hague pending decisions on the storage of nuclear waste in deep geological layers which will be made under the law of June 28, 2006.

Long-life low-level waste (LLW)

Long-life, low-level waste belonging to EDF comes from the decommissioning of the old NUGG reactors (graphite, processing waste) (see section 6.2.1.1.3.6 (“Decommissioning of nuclear power plants”)). Given its lifetime, this waste cannot be stored in existing surface centers (see below), but due to its low level, below that of long-life high- and medium-level waste, the law of June 28, 2006 provides for it a special subsurface storage, which is currently being studied. The search for a site launched by ANDRA in 2008 yielded no results. In order to allow time for consultation, the French state decided in 2010 to lift the deadlines on the LLW storage project and asked ANDRA to continue discussions with the regions where municipalities had come forward as candidates in 2008.

Short-life low- and medium-level waste and very low-level waste

Short-life medium- and low-level waste comes from nuclear facilities (gloves, filters, resins, etc.). It is stored on the surface at the Soulaines Storage Facility, managed by ANDRA, which is designed for low and medium-level waste.

Very low-level waste is waste whose radioactivity is very close to natural radioactivity. Mainly arising from the decommissioning of nuclear installations, it results mainly from rubble (concrete, scrap, lagging, piping, etc.). This waste is stored on the surface at the Morvilliers storage facility managed by ANDRA.

In order to minimize volumes, some waste is pretreated by fusion or incineration at the Centraco plant owned by SOCODEI, a subsidiary of EDF.

Accounting for future charges relating to the management of spent fuel and long term management of radioactive waste

Each year, EDF makes provisions for the back-end of the nuclear fuel cycle in France (see Notes 30 and 46 to the 2010 Consolidated Financial Statements) which cover the management of spent fuel (including fuel in the reactor but not yet irradiated) and the long-term management of radioactive waste.

To calculate the cost of future management of long-life, medium- and high-level waste from the processing of spent fuel, EDF assumed deep geological storage of waste, pursuant to the law of June 28, 2006 which established the storage of waste in deep geological layers as a reference solution.

For long-life, low-level waste, from the decommissioning of shut-down NUGG power plants, provisions are established by EDF from the schedules of production of these wastes and cost assumptions relating to the terms of storage defined by ANDRA.

The cost of removing and storing short-life medium- and low-level waste and very low-level waste is determined on the basis of contracts entered into with ANDRA and the various carriers for the operation of existing Storage Centers. The costs of disposal and storage of waste from the decommissioning of power plants are provisioned, with the charges relating to operating waste being recognized in annual expenses.

EDF’s provisions as of December 31, 2010 were established in accordance with the prescriptions of the law of June 28, 2006 and implementation texts published in 2007. The ANDRA costs are to be discounted in 2011.

6.2.1.1.3.5 Preparing for the future of the nuclear fleet in France

EDF believes that nuclear energy provides a lasting and economically efficient solution for future energy needs, in a context of decreasing fossil resources where proven worldwide reserves of fossil energy are estimated, based on current consumption, at approximately 46 years for oil, 60 years for natural gas1 and 150 years for coal. At current consumption levels, uranium reserves would be sufficient for at least a century (IEA – World Energy Outlook 2010).

The development of a new generation nuclear reactor (called the fourth generation, see below) will enable the level of consumption of natural uranium to be reduced significantly and the level of these energy reserves to be increased to several thousand years. Furthermore, electricity generation from nuclear energy has the advantage of emitting very little greenhouse gases.

The program law on energy policy guidelines of July 13, 2005 (the “LPOPE” law) (see section 6.5 (“Legislative and regulatory environment”)) and also reports published on the multi-year investment programs, provided for the rapid launch of an EPR in France, confirming the maintenance of the nuclear power as an energy option. For EDF, preparing for the future of the nuclear fleet depends on three strategic factors:

•	extending the operating life of the nuclear power plants beyond 40 years;
•	building a first EPR in Flamanville and the decision of EDF’s Board of Directors on October 26, 2010 to continue development of the Penly 3 project;
•	increasing the generation capacity of the existing fleet by studying ways to increase the capacity of certain units, primarily by raising their energy yield;
•	study (pre-design) of several reactor models capitalizing on lessons learned from other Group projects.

Operating life of EDF’s PWR fleet

The 2006 TSN Act (Transparence et Sécurité Nucléaire or “Nuclear Safety and Transparency”) does not set a limit on service life, but requires safety review of the facility in light of best international practices (“safety standards”) every ten years.

As part of the studies related to the third 10-year inspections of the 900 MW series, in early July 2009 the NSA publicly stated that it had not identified a general problem calling into question EDF’s ability to control the safety of its 900 MW reactors for up to 40 years.

As required by regulations, the NSA’s opinion will be supplemented by an opinion on each reactor following its third 10-year inspection. After the 10-year inspection of each reactor, the NSA issues an authorization for its restart. The following year, under the TSN Act, and based on a safety review submitted by the operator, the NSA sends the ministers in charge of nuclear safety its opinion on extending the operation of the relevant reactor for another 10 years.

In 2010, Tricastin 1 was the first unit to have seen this process through to the end, having been the first of the 900 MW series to complete its third 10-year inspection. At the end of August 2009, the NSA authorized its restart. On November 4, 2010, based on the safety report submitted by EDF, the NSA issued a positive opinion on the unit’s operating fitness for an additional ten years after its third 10-year inspection. In compliance with the prescriptions accompanying the NSA’s opinion, EDF will begin work to adequately protect the nuclear plant against the risk of a maximum thousand-year flood (reinforcement of dykes).

The Fessenheim 1 and Bugey 2 units completed their third 10-year inspections in February and October 2010, respectively, after which the NSA authorized their restart. On the occasion of these 10-year inspections, significant work was done to improve the constructions’ resistance to earthquakes. The NSA will decide in 2011 on the fitness of these two reactors to be operated for ten more years.

Beyond this, EDF’s objective is to raise the operating life of its fleet to at least 60 years, consistent with the trend seen internationally for plants with similar technology. To this end, EDF has implemented industrial and R&D action plans. Solutions to the obsolescence of certain components (in particular, for the vessel of the reactor and containment facilities, which are considered to be non-replaceable), and to the renewal of certain major components are being studied (“safety system of reference”).

A first meeting with the NSA was held in September 2010 to present the safety upgrades planned by EDF in order to extend its plants’ operating life to 60 years. The NSA plans to have these upgrades reviewed in the last quarter of 2011 by the Standing Expert Group composed of individual experts it appoints.

These upgrades proposals will be reviewed and evaluated on the basis of elements such as the Fukushima incident and the conclusions of the safety margins evaluation review.

25 nuclear units are expected to have their fourth 10-year inspections between 2019 and 2024. Shutting down these units would require major investments in new nuclear units.

Extending the operating life of the current nuclear fleet would therefore enable:

•	the deferral of financial flows associated with decisions concerning investment in these new plants to beyond 2025; and
•	the smoothing over time of the putting into service of new plants, which is beneficial from an industrial point of view.

The Group will take the decisions to start the corresponding work at a time depending on still uncertain elements (NOME law and ARENH price, tariffs, evolution of the safety standards including in particular the teachings of the Fukushima incident). The long term and random characteristics of those elements prevent any communication, at the date of deposit of the reference

1. The reserve figures for oil and natural gas reserves are for proven reserves excluding unconventional resources.

document, on precise projections on economic and financial concerns related to the extension over 40 years of the PWR fleet.

The European Pressurized Water Reactor (“EPR”) and other reactors

The EPR

EDF has opted for EPR technology to prepare the future of electricity generation from nuclear energy. This reactor is the result of the joint experience of operating the two biggest European nuclear fleets – the French and German fleets – and its safety standard has been examined by the German and French safety authorities.

As part of the renewal of European generation facilities, EDF wishes to maintain the technological advantage it acquired in the 1970s and 1980s, with the development of a standardized and industrially controlled nuclear fleet.

The Flamanville 3 project enables EDF to be ready in industrial terms for the construction of new reactors in France and abroad, in coherence with its strategy for the international development of nuclear energy (see section 6.1 (“Strategy”)):

•	by managing a reactor model that has been technically proven and that complies with the requirements of the NSA;
•	by providing an operational industrial organization, established during the construction of the first model;
•	by acquiring sufficient experience building a first unit of EPR technology, before launching new units (by capitalizing on feedback).

Other reactors

The EPR program, with projects under way in France and China, and in the planning stages in the United Kingdom, France, the United States and Italy, is now the Group’s benchmark program. As determined by the Nuclear Policy Council on February 21 2011, it is crucial to strengthen this offering and add to the EPR program by developing several other models of reactors of 3rd generation whose power levels correspond to the needs of potential customers, particularly in countries where plant size and cost can create an insurmountable barrier.

EDF’s objective, in the international context of a revival of nuclear energy, is thus to develop its range of reactors and services for the international markets, and at the same to optimally prepare for the renewal of the fleet in France. With its unique experience as an architect-assembler, operating a fleet of 58 reactors in France, EDF wants to open up its strategic choices, as much in its offering of reactor designs that are modern, safe and competitive, as in the industry partnerships it forms to achieve this end.

The EPR industrial project

The EPR is a reactor of about 1,600 MW developed from the early 1990s by AREVA NP (a joint venture between AREVA (66%) and Siemens (34%)), in partnership with EDF and German electricity companies, which participated in financing its development and contributed the technical expertise acquired through the operation of their nuclear fleets.

Like other reactors in use in France, the EPR is a pressurized water reactor. It has already been studied by the safety authorities, and benefits from technological and operational advances that have been incorporated into the most recent French and German reactors.

The EPR industrial project responds to ambitious goals for safety, environmental protection, technical and economic performance, and optimized organization of project management for this nuclear unit.

Safety: The development of the new model EPR reactor is an opportunity for EDF to reinforce the safety of its nuclear fleet by further reducing the likelihood of a serious accident and further limiting the potential consequences thereof. This concern for safety is built into the reactor from the design phase on.

Environmental protection: Through its participation in the EPR project, EDF continues to maintain its commitment to environmental protection, by significantly improving its performance in comparison with its installed fleet, through continual progress using feedback obtained from its experience.

Environmental, technical and economic objectives: With regard to current units, the EPR project’s principal objectives are to reduce the volume of radioactive waste and emissions; in the area of radiation protection, to halve the collective annual dose compared with the current average level for units in operation in France; to achieve an availability of 91% through design principles derived from German reactors which allow generation during maintenance operations; and to achieve a technical operating life of 60 years.

Furthermore, the EPR should enable some reductions to be made in operating expenses per kW and per kWh thanks to its technical performances and its size effect currently noted between the PWR 900 and the PWR 1,300 series.

Architect-assembler engineering: In building EPR units in France, EDF intends to maintain direct control of the design and operation of its power plants, the organization of development projects, the schedule and costs of construction, its relations with the NSA, and the direct integration of operating feedback.

This control cannot be separated from the role of architect-assembler which corresponds to the position adopted by EDF during the development, renovation or decommissioning of its generation assets, and is based on its internal engineering capabilities.

The EDF group’s integrated engineering skills are an important asset for the management over the long term of the performance and safety of its nuclear, hydropower and fossil fuel-fired generation assets.

Progress made on the Flamanville 3 project

Launch phase: In October 2004, EDF’s Board of Directors decided to undertake the process of building an EPR nuclear generation unit in France located in Flamanville.

A public debate was organized by the French Commission for Public Consultations (CNDP) concerning the construction of a first-of-a-kind EPR reactor.

The building authorization decree for the Flamanville nuclear facility was delivered April 11, 2007 and was published the same day in the Journal Officiel. The main building permit was obtained on April 24, 2007.

Associations have filed several complaints against some of the administration authorizations. All complaints have been rejected by the administrative judge.

Commissioning schedule and budget: In July 2010, EDF provided new targets in terms of the estimated completion schedule and budget for the

Flamanville 3 project: the first marketable generation is projected for 2014, with estimated construction costs of around €5 billion (2008 terms).

Studies: Completion studies are ongoing to produce the working documents and ensure the smooth running of the construction on-site.

Interaction with the Nuclear Safety Authority: In October 2010, EDF submitted to the Nuclear Safety Authority a first working version of the Flamanville 3 commissioning file to allow them to begin studying it ahead of completion. The final version of this document will be submitted in summer 2012.

Supply and work contracts: At the end of 2010, EDF had awarded approximately 119 contracts, representing more than 90% of the total budget. The six most important contracts (boiler, civil engineering, control systems, piping, offshore works and discharge tunnel, generator-condenser-water station) represent approximately 70% of the project budget. All of the mains contracts, with exception of the boiler contract signed with AREVA were awarded following international calls for tender.

Equipment manufacturing: The manufacture of the equipment required for construction is now well advanced. The first major components were delivered on site in 2010 and most of the equipment will be available in 2011.

Work on site: After a preparatory phase which began in summer 2006, the construction of the EPR reactor Flamanville 3 has been underway since December 2007 (first concrete poured). In 2010, important steps in the construction were completed:

•	completion of offshore works and opening of discharge tunnel;
•	completion of construction of civil engineering structures for the engine room and the operating division;
•	start of electromechanical assembly in the lower level technical rooms of buildings in the nuclear island;
•	completion of the first equipment commissioning tests with the powering up of the auxiliary transformer;
•	start of installation of the turbo-generator on October 1, 2010.

In addition, construction on the nuclear island and pumping station continued, and the completion rate for civil engineering works the end of 2010 exceeded 70%.

Industrial partnership with Enel: On November 30, 2007, EDF and Enel signed an industrial partnership agreement for nuclear power generation, with the following terms: Enel has invested in Flamanville 3 in the amount of 12.5% of the construction and operation costs as well as decommissioning costs and long-term management of nuclear waste. Enel receives in return 12.5% of the electricity generated by Flamanville 3, over the time of its operation, delivered in France on the RTE EDF Transport transmission network. EDF is the operator of the Flamanville 3 facility, assuming full nuclear responsibility and will ultimately make all of the decisions. Finally, Enel can assign its engineers to teams managing the site as it is being built or while it is in operation, in order to acquire skills in nuclear power generation.

Enel has options to invest in the next five EPRs that EDF may build in France, under the same terms and conditions as the ones for the Flamanville power plant.

In order to exercise these options, Enel must give EDF a right to participate, under the same terms and conditions as those for Flamanville 3, in the construction of EPRs which Enel may develop in Italy or elsewhere in Europe, or in other investment projects of the same type.

For more information on the renewal of nuclear energy generation in Italy, see section 6.3.3.3 (“Nuclear renewal in Italy”).

Status of the Penly 3 project

On January 30, 2009, the President of France confirmed the construction on the Penly (Seine-Maritime) site of a second EPR-type nuclear reactor, which will be built by EDF. On April 1, 2009, the Board of EDF agreed to initiate the process leading to the construction of the EPR nuclear unit.

EDF applied to the National Commission for Public Debate (Commission Nationale du Débat Public) on May 29, 2009 and the Special Committee in charge of this debate was established on September 2, 2009. The public debate took place from March 24 to July 24, 2010. The National Commission for Public Debate issued its analysis and report on Sept. 24, 2010, which stated that the debate had proceeded in a satisfactory manner.

At its meeting of October 26, 2010, EDF’s Board of Directors decided to continue preparing for the Penly 3 project until the final decision on investment. EDF will be the nuclear operator for this project and will be involved as an architect-assembler. Discussions are also underway with industrial partners that could take part in the Penly 3 project.

Following the Board’s decision, the application for a decree authorizing construction of the nuclear facility was filed on December 2, 2010.

6.2.1.1.3.6 Decommissioning of nuclear power plants

EDF takes full financial and technical responsibility for the decommissioning of its nuclear power plants. For EDF, the issue is to demonstrate, through the decommissioning process, its control of the entire life cycle of the means of nuclear power generation.

The decommissioning of nuclear power plants involves three levels, according to a classification defined by the International Atomic Energy Agency (IAEA) in 1980:

•

Level 1: shutdown of the plant, fuel unloading, draining of circuits (99.9% of radioactivity is eliminated), followed by final shutdown: dismantling of non-nuclear facilities that are permanently decommissioned, with access limited to monitored facilities;

•

Level 2: dismantling of non–nuclear buildings and nuclear buildings excluding the reactor building, conditioning and evacuation of waste to storage facilities, isolation – containment – the section of the facility surrounding the reactor is kept under surveillance;

•

Level 3: complete dismantling and removal of the reactor building, and of materials and equipment that are still radioactive; surveillance is no longer necessary; following these operations, the site may be re-used for industrial purposes.

In practice, the operations leading from Level 1 to Level 2 are conducted consecutively over a period of time of approximately 10 years after the reactor ceases production. A waiting period may occur between the end of operations leading to Level 2 and the beginning of operations leading to Level 3, in order to allow the radioactivity in the irradiated materials to decay. The length of this waiting period may vary, depending on the comparative interest of radioactive decay and the length of time the facility must be monitored and can depend on the re-use envisaged for the site. At the end of this waiting period, the length of time spent on operations leading to Level 3 is estimated to be approximately 10 to 15 years.

59

Decommissioning of first-generation power plants that have been shut down

EDF has chosen to completely dismantle power plants that have been shut down (one PWR: Chooz A, one heavy-water reactor (HWR): Brennilis, one fast neutron reactor: Creys-Malville and six NUGG-type reactors in Bugey, Saint-Laurent and Chinon) by 2035, following the delay by ANDRA in commissioning the long-life LLW storage. The sites remain the property of EDF, and they will remain under its responsibility and monitoring. With regards to the other PWR power plants, certain decommissioning options, including those relating to the timeframe, have not yet been finally decided.

Given its role as responsible owner, EDF will act as the contracting authority for the decommissioning.

The regulatory framework for decommissioning was established and the authorization process was completed in 2003. It is characterized, for a given site, by:

•

a single decree, following the NSA’s opinion allowing for complete decommissioning. Three decrees were obtained in 2010: decrees for the complete dismantling of the NUGG reactors Saint Laurent and Chinon A3 in May 2010, and the decree authorizing the construction of an interim storage facility for radioactive waste in April 2010 (see section 6.5 (“Legislative and regulatory environment”)).

•	key meetings to be held with the French NSA, integrated in a safety reference system;
•

an internal authorization procedure for the operator, independent of the operational staff and audited by the French NSA, and allowing the beginning of the work within the limits of the safety reference system authorized (see section 6.5 (“Legislative and regulatory environment”)).

The decree to dismantle Bugey 1 was published in the Journal Officiel on November 20, 2008. An appeal of this decree has been filed by an association and is currently being processed (see section 20.5 (“Legal and arbitration proceedings”)).

In an agreement signed in December 2008, EDF and the CEA clarified their respective roles in relation to the Brennilis and Phénix sites. By this agreement, EDF and CEA became completely both technically and financially responsible for the Brennelis and Phénix sites respectively, which clarifies the operational management of projects.

Regarding the Brennilis site, at the end of July 2008, EDF made a new request to the NSA for authorization to decommission. This new request follows the decision of the French Council of State of June 6, 2007 to cancel the decree authorizing the reactor to be fully dismantled, because the results of an impact study on the decommissioned work had not been issued publicly before the publication of the decree. Following this decision, EDF had taken steps in 2007 to ensure that the facility would not pose a threat while the dismantling work was halted. The public inquiry was held from October 27, to December 11, 2009. The commission of inquiry issued an unfavorable opinion on the project on March 15, 2010. This opinion was, however, accompanied by a recommendation for the completion of certain works. In response to this, a draft decree is being finalized in order to undertake these works as soon as possible. The final work for complete dismantling will be covered by a supplemental decree which requires the filing of a new application by the end of 2011.

The decommissioning of EDF’s nine shutdown first-generation units will produce approximately 1,000,000 tons of primary waste materials, of which 80% is standard waste material and none is high-level waste. The remaining 20% comprises very low to medium-level waste including about 2% waste requiring the availability of an LLW storage center.

The following waste evacuation projects are currently being implemented in order to complement those already in place (very low-level waste and low-to medium-level waste):

•

the project to build a packaging and interim storage installation for radioactive waste, launched at the Bugey site. The public inquiry, held in June and July 2006, led to a favorable opinion and a decree on April 23, 2010 authorizing EDF to build the facility. The main civil engineering works are underway and commissioning is expected in 2013. Complaints were filed against the building authorization decree and are being treated (see section 20.5 (“Legal and arbitrations proceedings”).

•

the low-level waste storage facilities (Centre de Stockage des déchets FAVL) provided for under the law of June 28, 2006 concerning the long-term management of radioactive material and waste. Because the search for sites launched by ANDRA in 2008 yielded no results, and in order to allow time for consultation, the French state decided in 2010 to lift the deadlines on the LLW storage project and asked ANDRA to continue discussions with the regions where municipalities had come forward as candidates in 2008.

Decommissioning costs

EDF nuclear power plants

Since the beginning of operations at its power plants, EDF has made provisions to cover decommissioning operations, engineering, surveillance and maintenance of facilities, site security (see Note 30.2 to the 2010 Consolidated Financial Statements). The accrued amounts correspond to EDF’s estimate of decommissioning costs to reach level 3. Since the end of 2007, in accordance with the provisions of the law of June 28, 2006 and its implementing legislation, the part corresponding to the management of the long-term radioactive waste from decommissioning has been grouped with all provisions of nuclear waste. Therefore, the amounts provisioned for decommissioning concern only the actual industrial operations.

With respect to PWR-type reactors, provisions were made for all 58 operational units, on the basis of an estimated amount of €291 (2010 euros) per installed KW for all decommissioning operations, excluding management of decommissioning waste.

The detailed decommissioning cost estimates made in 1999 using the representative example of the Dampierre site was updated by EDF in 2009, in order to take into account the feedback from decommissioning operations by EDF on its first-generation plants and level 3 decommissioning operations carried out by other operators, mainly in the U.S. At the time of this update, an analysis confirmed that the decommissioning costs per installed KW for the four 900 MW units at the Dampierre site could well be extrapolated to the entire PWR fleet and that the provisions made for decommissioning the 58 units in operation did not need to be increased or decreased.

Furthermore, an international comparison conducted by the OECD in late 2003 showed that EDF’s estimates are consistent with the estimates made by other countries. EDF’s estimates are approximately 25% above the estimates made for Spanish power plants and 15% below estimates made for German power plants. With respect to Germany, the difference with EDF’s estimate may be explained by the use of a different policy for managing very low-level waste, long-life low-level waste and long-life medium-level waste (reprocessing and interim storage in Germany – storage in France).

Unlike the PWR facilities that are in operation, shut down first-generation reactors are various types, and the estimated decommissioning costs have been established reactor by reactor.

Third-party installations: The Hague (AREVA) and Phénix (CEA)

As the responsibility for the decommissioning of facilities is incumbent on their operator, EDF wished to free itself financially from these operations.

The relationship between EDF and AREVA concerning the transmission, processing and recycling of spent fuel was formalized for the 2008-2040 period by the above-mentioned framework agreement signed on December 19, 2008.

The contractual implementation of this framework agreement led to the signature on July 12, 2010 of a processing-recycling agreement and the protocol for waste recovery and treatment and the permanent shutdown and dismantling of the plant at The Hague (RCD–MAD/DEM protocol).

The 2010 RCD-MAD/DEM protocol sets the full and final amount to be paid by EDF for its share of the decommissioning of facilities at The Hague, operation which principle was acquired from 2003, (see section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”), and Note 30.3 to the 2010 Consolidated Financial Statements).

Similarly, the agreements with the CEA in late 2008 clarified the financial responsibilities of both parties. Following a cash payment in 2009, EDF was released from any obligation for the decommissioning of the Phénix power plant, which has been shut down.

6.2.1.1.3.7 Assets available to cover long-term nuclear-related commitments (outside the operating cycle)

Dedicated assets have been gradually built up since 1999 to cover long-term nuclear commitments. The law of June 28, 2006 and its implementing regulations identified provisions that are not associated with the operating cycle and must therefore be covered by dedicated assets.

For EDF, these provisions relate to:

•	decommissioning of nuclear power plants (€11 billion as of December 31,2010, see Note 30.3 to the 2010 Consolidated Financial Statements);
•	the long-term management of radioactive waste (€6.5 billion as of December 31, 2010, see Note 30.3 to the 2010 Consolidated Financial Statements);
•	the share of the provision for the plants’ last cores related to the future costs of long-term management of radioactive waste (€0.4 billion at December 31, 2010).

The provision for spent fuel management and the share of the provision for last cores related to the cost of non-irradiated fuel are associated with the operating cycle and are therefore excluded from the calculation basis for the dedicated assets.

The law of June 28, 2006 set a deadline of five years, or no later than June 2011, at which time the value of the dedicated assets portfolio must be at least equal to the value of the relevant provisions. A forward planning program for annual allocations to provisions was established to meet the target set by law. In response to the financial market conditions in 2008, the program was modified in 2008 and 2009, without challenging the initial objective. The NOME law of December 7, 2010 granted operators a five-year extension of the deadline by which the assets must completely cover the liabilities (or no later than June 2016), subject to the operator meeting criteria prescribed by the law, which EDF does.

In 2010, the cash allocation to EDF’s dedicated assets amounted to €1.3 billion. In addition, 50% of the RTE EDF Transport shares, valued at €2.3 billion, were assigned to dedicated assets. Accordingly, as of December 31, 2010, the dedicated assets portfolio had a market value of €15.8 billion, compared with €17.9 billion in provisions (see Note 46.3 to the 2010 Consolidated Financial Statements).

6.2.1.1.4 Hydropower generation

Electricity generated by EDF from its hydropower plants represented 9.7% of its total electricity production in 2010.

6.2.1.1.4.1 EDF’s fleet of hydropower generation facilities

EDF’s fleet of hydropower facilities in mainland France comprises 439 power plants:

•	approximately 10% of the power plants have a unitary capacity that exceeds 100 MW; they represent approximately 50% of total output;
•	approximately 50% of the power plants have a unitary capacity that is below 12 MW; they represent less than 10% of total output.

The following table summarizes the nominal capacity of EDF’s hydropower plants, as well as their net generation and consumption by pumping

	0000000000	0000000000	0000000000
Hydropower plants with capacity less than or equal to 12 MW	12/31/2008	12/31/2009	12/31/2010
Nominal capacity (MW)	217	965	1,010
Net generation (TWh)	3.3	2.8	3.0
Consumption by pumping operations (GWh)	45.8	34.3	40.0
Generation including pumping (TWh)	3.3	2.8	3.0

Hydropower plants with capacity greater than 12 MW	12/31/2008	12/31/2009	12/31/2010
Nominal capacity (MW)	18,819	18,821	18,825
Net generation (TWh)	35.2	32.3	35.7
Consumption by pumping operations (TWh)	6.4	6.8	6.6
Generation including pumping (TWh)	41.6	39.1	42.3
TOTAL NOMINAL CAPACITY (GW)	19.0	19.8	19.8
TOTAL NET GENERATION (TWh)	38.5	35.1	38.7

operations for the last three years, according to whether their capacity is more or less than 12 MW1;

The fleet’s average age is about 65 years and more than one-third of the installations are over 75 years old.

The power plants are mainly located in mountainous areas in the Pyrenees, the Alps, the Massif Central and the Jura, as well as on the Rhine. In all, they represent an installed capacity of approximately 20 GW (excluding French overseas departments and Corsica), or 21% of EDF’s fleet, for annual generation capability (i.e., for average water levels) of approximately 45 TWh, which makes France the second-largest generator of renewable electricity in the European Union.

The various hydropower facilities were designed to optimize the uses of water resources in the valleys. As a result of the size and variety of its fleet, EDF has systems that are capable of responding to all types of demand, whether base load or peak, and that offer optimization leverages due to their flexibility of use:

•

run-of-river facilities like those on the Rhine do not have storage capabilities and produce energy depending on the supply of water available at any given time. They represent a total capacity of about 3.6 GW and energy production of 17.7 TWh;

•

EDF has one tidal power plant on the Rance: it uses the rising and falling movement of the tide to create the vertical drop that is essential to the generation of energy, and which produces electricity in a very reliable manner. This station has a total capacity of 240 MW and energy production of 0.5 TWh;

•

pondage power stations are associated with small reservoirs along a river, and are used according to a schedule during the week or during the day, to cover peaks in demand. They have a total capacity of about 3.1 GW and energy production of 9 TWh;

•

pumped storage power plants (STEP) comprise an upstream reservoir and a downstream reservoir. During periods of low prices, water is pumped up from the downstream reservoir to create a water storage, which will be used to generate electricity during peak load periods (the water is then “turbined” from the upstream reservoir to the downstream reservoir). They represent a total capacity of 4.3 GW, which over the past few years has enabled the pumping of approximately 7 TWh and the turbining of approximately 5 TWh, as well as an average production of 1.1 TWh, by means of natural water supplies in the upstream reservoir of certain pumped storage power plants;

•

engineered lakes (seasonal reservoirs) located in the mountainous regions (Alps, Massif Central and Pyrenees) represent a total capacity of 8.8 GW and energy production of 16.1 TWh. They are used for their high storage capacity from season to season. Depending on demand, during certain periods, they can also fill their reservoirs in order to be available during periods of high consumption or in order to ensure balance in the electrical system.

6.2.1.1.4.2 Hydropower safety

Hydropower safety includes all the measures taken at the time of the design and management of hydroelectric facilities and its purpose is to manage risks that the presence or operation of hydropower facilities may cause for persons, property and the environment (see section 4.2.2.2 (“Management of hydropower safety risk”)). It involves three main activities:

•	the management of variations in levels or flows downstream of the installations;
•	operations during flood periods to ensure safety with respect to facilities and inhabitants;
•

the prevention of a major risk, such as the breach of a dam, by means of monitoring and maintenance of installations under the supervision of public authorities, mainly the French regional environment, land use and housing authorities (Directions Régionales de l’Environnement, de l’Aménagement et du Logement or “DREAL”). Among the largest dams, 68 are subject to a specific administrative procedure (Plan Particulier d’Intervention) implemented by the relevant prefect.

EDF performs regular monitoring and maintenance of its dams, including continuous testing. The on-site survey and analysis in real time of multiple data (measurements of settlement, pressure and leaks, combined with visual inspection of the concrete and testing of mechanical parts, etc.) enables EDF to regularly establish a diagnostic on the condition of its dams. In Grenoble and Toulouse, EDF’s teams use a series of sensors to remotely analyze, in real time if needed, the largest or least accessible dams.

Finally, a comprehensive check-up of each of the 150 largest dams is carried out every ten years, as well as a drain down or a structure inspection using underwater equipment. These operations are carried out under the supervision of public authorities (DREAL and STEEG – Service Technique de l’Énergie Électrique et des Grands Barrages, or, Electrical Power and Large Dams Technical Service). In 2010, EDF carried out 14 complete check-ups at its sites.

Hydropower safety is an absolute priority for hydropower generation, and has been the catalyst for the substantial development in operating practices and policies adopted over the last few years. It is a determining factor in influencing decisions relating to the maintenance of EDF’s assets.

6.2.1.1.4.3 Performance of the fleet of hydropower generation facilities

Highly-automated facilities

In order to take advantage of the flexibility of its hydropower generation facilities, for some years now, EDF has been initiating ambitious programs involving automation, remote control of hydropower plants and centralized management of the valleys. Currently, the 100 largest plants in EDF’s hydropower fleet, representing over 13,000 MW and over 60% of its installed hydropower capacity are remote-controlled from four control centers capable of changing their operating program at any moment in order to respond to the needs of the electric system and economic opportunities arising on the electricity market.

The fleet’s technical performance

Hydropower generation varies from year to year, depending on fluctuations in water resources. In 2010, production was near normal. Electricity generation from hydropower sources (excluding deduction of the 6.6 TWh of electricity consumption necessary for operating the

1. Mentioned here are the plants’ nominal capacities according to whether their maximum capacity is less than or equal to, or greater than, 12 MW.

pumped storage power plants) was 45.4 TWh. The overall availability of the hydropower fleet, i.e., the percentage of time over the year during which the power plant is available at full power, was approximately 87.2% in 2010, up slightly compared to 2009. For 2010, the unavailability of EDF’s hydropower fleet is due to facility maintenance (11.3%) and unplanned outages due to the extension of maintenance works and contingencies (1.5%). The demand response rate, i.e., the rate of success in responding to startup orders received by the power plants, has been over 99% for several years in a context of an increasing number of orders for hydropower generation sites.

Continuing the procedure initiated in 2005 for identifying failure risks by type of equipment and in a context marked by some problems leading to the medium-term unavailability of installations (Tuilières dam in Dordogne, etc.), EDF decided, in 2006, to implement a program to upgrade the technical standard and reinforce maintenance of works for a global amount of €560 million over the 2007-2011 period in order to renovate certain installations, to maintain a lasting high level of hydropower safety, and to preserve the long-term technical performances of its fleet.

This renovation program for hydropower facilities, known in French as “Sûreté et Performance de l’Hydraulique”, or “SuPerHydro” will, temporarily while the work is ongoing, entail longer programmed outages (resulting in a drop in overall availability of several points) than those recorded in recent years. However, implementing the program has no impact on unplanned outages in the hydropower fleet, with the rate of unplanned outages due to equipment failure and the demand response rate both remaining at good levels.

The program began in 2007, as of late 2010, was about 60% completed. The last operations will be undertaken during 2011 and 2012. In addition, beyond these operations, a long-term maintenance strategy has been established in extension of the SuPerHydro project to enhance the safety and performance of hydropower fleet over the long run.

6.2.1.1.4.4 Current and future hydropower generation issues

The hydropower fleet faces the following issues:

Concessions renewal

Hydropower generation facilities are operated through 1) concessions granted by the French Prime Minister, for facilities exceeding 100 MW, or by the prefect, for facilities whose capacity is between 4.5 MW and 100 MW; and 2) permits granted by the prefecture for facilities of less than 4.5 MW.

EDF currently holds the majority of the hydroelectric concessions in France.

The concessions had an initial term of 75 years, pursuant to the French law of October 16, 1919, with respect to hydropower, and are in general renewed for terms of 30 to 50 years. The renewal of these concessions provides an opportunity to update the specifications in response to new requirements for water resource management and the most recent specifications set forth in the appendix to decree 99-872 dated October 11, 1999, modified by decree 2008-1009 dated September 26, 2008.

Because of its status as a French société anonyme (limited company), and pursuant to the Sapin law (1993) (see section 6.5.4.3 (“Regulations applicable to other generation methods used by the Group”)), EDF is now subject to open competition for the renewal of its hydropower concessions.

On April 22, 2010 the French state announced the scope of concessions in France that will be renewed by tender between now and 2015. Ten valley concessions with a combined capacity of 5,300 MW, representing about 20% of hydroelectric capacity of the French fleet, are to be renewed and opened to competition (including 200 MW of requested surplus capacity). The government has decided on the early termination of 13 concessions, including 12 held by EDF, in order to create groupings by valley.

In all, the concessions held by EDF and affected by these renewals represent licensed capacity of about 4,300 MW and an average production of nearly 7 TWh per year, or 15% of EDF’s hydropower generation, of which almost half with early termination (about 2,150 MW and 3.5 TWh).

Between 2015 and 2025, another 1,000 MW and 3 TWh, approximately, will expire and be opened up to competition.

The table below shows the schedule for the renewal of concessions held by EDF published by DGEC on April 22, 20101:

New concession	Facility	Max Gross Capacity (MW)	Call for tenders*	Selection of candidate*	Award date*
Lac Mort	Lac Mort	10	Late 2010	Mid-2012	Late 2013
Drac	Sautet
	Cordeac	218	Mid-2011	Late 2012	Mid-2014
	St Pierre Cognet
Truyère	Brommat
	Sarrans
	Le Bousquet
	Couesque
	Montézic	1,914	Mid-2011	Late 2012	Mid-2014
	Lardit
	Cambeyrac
	Castelnau
	Golinhac
Bissorte	Bissorte	882	Early 2012	Mid-2013	Late 2014
	Super-Bissorte
Dordogne	Bort
	Rhue
	Auzerette
	L’aigle
	Chastang	1,118	Mid-2012	Late 2013	Late 2015
	Argentat
	Enchanet
	St Geniez
	Hautefage
Beaufortain	Girotte
	Belleville
	Hauteluce	128	Mid-2012	Early 2014	Late 2015
	Beaufort
	Villard
Brillane-Largue	La Brillanne	45	Mid-2012	Early 2014	Late 2015
	Le Largue

* Dates are plus or minus six months. The capacities do not include a total of 200 MW of surplus capacity approved by DGEC at Bort and Brommat.

Under current regulations, if a concession is not renewed, the former concession holder does not receive any compensation. Upon expiration of the concession, all of the facilities belonging to the French state (installations from the dam to the turbine) must be in “good working condition and maintenance”. The amended finance act for 2006 provides for the reimbursement of unamortized expenses related to modernization works or works having allowed for the expansion of the generation capacity, provided that these works were made during the second half of the concession.

Concessions for which the expiration has been advanced must be compensated by the French state, in order to offset the shortfall resulting from the early termination of the concession’s operation, for the outgoing holder of the concession, pursuant to the provisions of the concessions’ rules.

Hydropower concessions, at the time of their renewal, are subject to an annual fee indexed to the revenue from sales of electricity produced by the licensed hydropower facilities, paid to the French state and allocated in part to the départements and municipalities through which the watercourses used flow. The Grenelle 2 law of July 12, 2010 provides that the fee shall not exceed a limit set on a case-by-case basis by the licensing authority as part of each competitive tender.

Decree No. 2008-1009 dated September 26, 2008 sets the rules and procedures for a hydropower concession request in a competitive market. It determines three criteria for the choice of the future concessionary: (i) guarantee of the energy efficiency of the operation of the waterfall; (ii) respect of a balanced management of water resources; (iii) best economic and financial conditions for the licensing authority. The concessions granted under the new procedure are expected to have duration of 5 years, against 11 years currently.

1. Source: Direction générale de l’énergie et du climat (French Energy and Climate Directorate) (2010).

EDF is preparing to submit its best offer for each concession opened to competition, combining improved energy efficiency, attention to aquatic environments, compensation of the state and municipalities through fees and land development, while ensuring the safety and security of the operation. To succeed, EDF is relying on its comprehensive expertise in operations and engineering as well as its expertise in the field of environmental protection.

Managing access to water

The 239 dams-reservoirs operated by EDF in France enable the storage of 7.5 billion cubic meters of water, i.e., 75% of national surface storage reserves.

Its hydropower facilities have positive effects on both economic development and the environment. EDF has a proactive management policy in relation to its hydropower resource, which it enforces in cooperation with various stakeholders. EDF has entered into agreements with local elected officials, farmers, fishermen, managers of tourist sites and manufacturers.

EDF gives preference to consultation with local users. This process aims first at measuring the real effects of hydropower operations on the environment and on other uses, before attempting to minimize these effects when technically possible and financially reasonable.

As a result, 700 million cubic meters of water can be released each year from the dams depending on the needs to satisfy uses other than the generation of electricity (supplies of drinking water, to supplement periods of low flow, irrigation, production of artificial snow, water sports, etc.).

The law on water and aquatic environments of December 30, 2006, contains provisions relating to the management of water resources (in particular, the value of reserved flows1 and the flexibility of hydropower plant operations). EDF estimates that these provisions will have medium-term consequences for its hydropower activities (see section 6.5 (“Legislative and regulatory environment”)).

Development

95% of France’s hydropower capacity is currently being operated. EDF is nevertheless continuing the development of its hydropower activities, through the study and realization of new projects.

•	In Alsace, in 2008 EDF announced a hydropower energy development plan over 5 years for a total capacity of 130 MW and for an amount of €225 million:
–

in 2009, EDF participated in the commissioning of the Kehl micro-plant in Germany, located on the bank of the Rhine, with a capacity of 1.4 MW; A similar project is being studied close to the Kembs dam, for a capacity of 8 MW and energy production of 28 GWh, to be commissioned in 2014.

–

the Gambsheim hydropower plant will be reinforced by the installation of an additional 28 MW group. This project will include collaboration with EnBW. A similar operation is in progress on the Iffezheim Dam in Germany, with the installation of an additional 38 MW group on the bank of the Rhine, to be commissioned in 2012;

–	in the Vosges mountains, under a new concession awarded on April 20, 2009, the old pump storage hydropower station at Lac Noir should be replaced in 2016 by a modern plant with a capacity of 55 MW;
–	measures for the preservation of water resources and biodiversity will be implemented, notably with the realization of fish passes at Strasbourg and Kembs.
•

A tidal turbine farm demonstration unit on the Paimpol-Bréhat site in the Côtes d’Armor should be commissioned by 2012. The aim of this 2 MW project is to test the principle of energy production from tidal currents, in real conditions (see section 6.4.1.1.1 (“Presentation of new energies”));

•

Generation from reserved flows will continue to be developed. The purpose is to equip a certain number of dams in order to process the reserve flow through the turbines and recover a portion of the associated energy. In 2010, three projects were commissioned for a capacity of 1.5 MW and energy production of 12.3 GWh. Other projects are under consideration for a total capacity of 18 MW and energy production of 130 GWh for commissionings by 2014.

In addition, EDF’s objective is to use all available opportunities for expansion, including:

•

development of small hydropower plants (with less than 12 MW capacity): 5 small construction projects are being studied (Echirolles, Saut du Moine, Merlet, Rabuons and Plan du Var2) for a capacity of 8.5 MW and energy generation of 40 GWh. The commissionings will be staggered between 2013 and 2014. SHEMA, a wholly-owned subsidiary of EDF, is in turn optimizing the installed fleet and developing the production of small hydro: several plants have been or are undergoing complete renovation (16 plants in the Mayenne, 3 plants in the Var, 2 plants in the Aude) with renewal of concessions and an increase in output; new development projects have been completed (Palisse in Cantal) or are being studied; partnerships have been forged or are being established; and acquisitions of power plants through a tender process are under way;

•	the launch of technical and financial studies for pumped storage plants in France;
•

a study of the possibilities for surplus capacity building (e.g., increasing the power of existing hydropower plants) also permitted by the French law No. 2005-781 passed on July 13, 2005, which outlines energy policy guidelines (called the LPOPE; see section 6.5.2.2. (“French Legislation”)), so as to help develop state-of-the-art processes. in 2010 EDF also submitted to the administration a proposal to increase the capacity of the power plant in La Bathie (Savoie) by modifying existing groups, which will raise the current capacity by 45 MW; other projects to benefit from the provisions of the LPOPE law are being considered;

•

to take the opportunity during facilities upgrades to increase their capacities. In 2010 EDF took the opportunity during a major renovation of the pumped storage plant at Revin to improve the facility’s performance (increase of energy produced of about 20%);

•

upgrading existing facilities (modernization, more efficient generation, etc.) within the frame of concession renewals. In the context of renewing the Moyenne Romanche concession, EDF will replace the 6 small existing plants construction with the construction of a new subterranean power plant (Romanche-Gavet power plant) with a capacity of 93 MW and energy production of 560 GWh.

These hydropower development projects by the EDF group are fully consistent with the policies of the Grenelle environmental action plan.

1. Minimum flow maintained downstream of dams to preserve aquatic life.

6.2.1.1.5 Fossil fired generation

EDF’s electricity production from its fossil fuel-fired power plants in continental France represented approximately 3.6% of its total electricity production in 2010. This fleet, the average age of which is approximately 30 years, had in 2010 a total installed operating capacity of 11,817 MW for a total installed capacity of 14,012 MW.

Fossil fuel-fired generation plants have a certain number of advantages: a high degree of reactivity and flexibility (quick start-up and power modulation); the ability to be shut down for extended periods (stand-by), or conversely to be brought back into operation within short periods of time; and investment costs which are lower than for nuclear or hydropower facilities, and shorter construction periods.

In addition, the more modern fossil fuel-fired power plants offer a better control of different sorts of emissions (carbon dioxide, sulfur dioxide, nitrogen oxide and dust).

Fossil–fired generation means are one of the essential components of the energy mix to ensure the balance of production-consumption in real time and to accommodate the variations in electricity consumption. Together with some hydropower facilities (lakes, pumped storage plants), the fossil fired generation means are used to cover mid-merit and peak demand electricity requirements.

For this reason, they play an important role in adjusting EDF’s generation capacities in response to the changing needs of its customers. Their performance, however, is sensitive to various factors that may lead to higher production costs, such as the tightening of environmental regulations (emission of pollutants, air quality), compliance with greenhouse gas emission quotas, and changing fuel costs.

6.2.1.1.5.1 EDF’s fleet of fossil-fired generation facilities

Breakdown of the facilities

As of December 31, 2010, the fossil-fired generation facilities operated by EDF are of different types, both in terms of fuel and power:

Fuel	Unit capacity (MW)	Number of units in operation	Total capacity (MW)	Year commissioned	Energy produced in the last three years (TWh)

					12/31/2008*	12/31/2009	12/31/2010

	250	9	2,250	from 1966 to 1971

Coal	585	1	585	1969	13	14	14.5

	580	3	1,740	from 1983 to 1984

	250	2	500	from 1971 to 1972

Fuel Oil	585	4	2,340	from 1968 to 1975	2.4	1.8	2.1

	685	4	2,740	from 1976 to 1977

	85	4	340	from 1980 to 1981

Fuel oil –	134	1	134	In 1996	0.1	0.2	0.3

Combustion turbines	128-129	2	257	from 1997 to 2007

	187	2	374	In 2008

Bi-fuel	185-187	3	557	in 2009 and 2010	0	14	0

* +0.3 TWh of blast furnace gas for 2008.

The installed capacity of the operating fleet is 11,817 MW, including two combustion turbines at Montereau commissioned in late November 2010. These two units, and the third unit at Vaires, are bi-fuel units (fuel-oil, natural gas). Combustion turbines are highly-responsive extreme peak facilities1.

The total capacity in reserve is 2,195 MW, including the Gennevilliers 1 combustion turbine (203 MW) currently under guaranteed multi-year shutdown.

The total installed capacity of the fleet is thus 14,012 MW.

Fossil fuel supplies

Fuel supplies are managed by EDF Trading Logistics, a subsidiary of EDF Trading responsible for fossil-fuel procurement and trading. Fuel consumption is determined for EDF’s fossil fuel-fired generation facilities on the basis of expected demand, and EDF places its orders to EDF Trading

Logistics for delivery two months in advance for coal and one month in advance for fuel-oil (see section 6.2.1.3.3 (“EDF Trading”)).

EDF has the opportunity to adjust its requirements and inventories by asking EDF Trading Logistics to make additional purchases or, under exceptional circumstances, to sell quantities that are considered surplus. In addition, for security reasons relating to supplying the power plants, EDF Trading Logistics has been asked to maintain a security inventory on behalf of EDF divided among various harbors.

6.2.1.1.5.2 Challenges relating to fossil-fired generation

Renovation of the most recent coal-fired production means to meet mid-merit load capacity demand

For mid-merit load capacity, maintaining the most recent (i.e. most efficient) coal-fired units is the best solution to ensure availability of

1. “Extreme peak” designates plants running fewer than 200 hours per year.

competitive capacities. EDF has therefore implemented in the last few years a program for the renovation and ensured reliability of the most recent 250 MW and 600 MW coal-fired power stations.

The most recent 600 MW coal-fired units benefit from the lowest fuel generation costs of all of the fossil fuel-fired generation facilities (better efficiency, seaside units, and large capacity sites). Their power and also the flexibility of their generation are essential advantages. They are equipped with a gas flow desulfuration system (90% reduction in sulfur dioxide emissions) and a smoke denitrification system (80% reduction in nitrogen oxide emissions) for which construction finished during the second half of 2008. These treatments enable these units to comply with environmental regulations effective since 2008, and to respond to the tightening of regulations expected after 2015. The program to renovate these units will continue in the coming years.

Finally, EDF has planned that its nine 250 MW coal units, as well as the Havre 2 unit, will be shut down by December 31, 2015, due to environmental regulations. For these units, maintenance programs are being developed which take into account their closure by 2015.

Strengthening the fleet to meet peak demand and preparing for the future of fossil-fired generation

To meet the increase in peak demand, EDF has since 2005 implemented a program to increase its peak capacity. Accordingly it has decided to:

•	put back into operation four 600-700 MW fuel-oil-fired units that had in reserve, for a total capacity of 2,540 MW.
•

commission just over 1,000 MW of extreme peak capacity (up to 200 hours of operation per year) via combustion turbines. These highly responsive facilities are mobilized during periods of high electricity consumption.

•

convert three fuel-oil-fired units of 250 MW each at the Martigues site into two combined-cycle gas turbines of 465 MW each, and build a 430 MW combined-cycle gas turbine at the Blénod site (i.e., a net capacity increase of 610 MW).

These modernization projects will cut CO2 and nitrogen oxide emissions and eliminate sulfur emissions. Except for the Martigues site, which is subject to a specific regulation, the fuel-oil-fired units now use fuel with “Very very low sulfur content” (with 0.55% sulfur content).

As of December 31, 2010, a significant part of this program has been achieved and the following generation plants have been commissioned since 2005:

•	four 600-700 MW fuel-oil-fired units, which were recommissioned between 2006 and 2008;
•

1,060 MW of combustion turbines were commissioned between 2007 and 2010: following the commissioning of a combustion turbine at Vitry-Arrighi in 2007 and three others at Vaires-sur-Marne in 2008 and 2009, two combustion turbines of 185 MW each were commissioned in 2010 at Montereau.

A total of 3,600 MW had been commissioned by the end of 2010, out of about 4,210 MW planned. The commissioning of combined cycle gas turbines, scheduled for 2011 and 2012, will increase net capacity by 610 MW. Beyond this program, and according to the changing regulatory framework, EDF is also examining the possibility of developing new mid-merit and peak capacity facilities to meet any needs for additional capacity in the medium term. EDF’s existing fossil fuel-fired plants and its industrial expertise as an operator and developer, acquired through international projects, are assets for the Group. Indeed, over the last few years, EDF has been carrying out Independent Power Plant (“IPP”) projects abroad.

Finally, the EDF group is participating in post-combustion and oxy-combustion harnessing projects with industrial partners, concerning CCS technology (Carbon Dioxide Capture and Storage), and studies concerning the transmission and storage of CO2 (see section 11.2 (“R&D priorities”)).

Evolution of the environmental regulatory framework

Fossil-fired power plants are operated within the context of regulations that apply to installations classified for environmental protection purposes (installations classées pour la protection de l’environnement or ICPE), as well as regulations relating to greenhouse gas emissions (see section 6.5.4.4 (“Other regulations relating to the environment, health, hygiene and safety”)) and a specific regulation regarding air quality.

Regulations on greenhouse gas emissions led to the establishment, in 2005, of France’s national CO2 emission allowances plan. During the first period (2005-2007), these allowances covered the actual emissions of the fossil fuel-fired fleet. Under the national CO2 emissions allowances plan for 2008-2012, EDF (France) received 14.4 million tons of allowance for 2010. At the same time, total emissions of the EDF fleet amounted to 15.6 million tons. EDF thus had a deficit of 1.2 million tons in 2010, requiring it to resort to the carbon emissions trading market.

The adaptation of its fossil fuel-fired generation facilities undertaken by EDF is a result of the obligations imposed by regulations on air quality and the reduction of emissions of airborne pollutants, which sets targets to be met by 2015. The tightening of this regulation for 2015 is an important challenge for EDF, particularly with regards to the operation of its fuel oil units beyond this date.

Thanks to the shutdown of the oldest fossil fuel-fired power plants, the renovation of the most recent plants, the set-up of pollution-reducing procedures and the use of fuel with a low sulfur content, EDF has set a target to reduce by 30% its emissions of CO2 (measured in tons) between 1990 and 2020 and to reduce by 65% its emissions of SOX, NOX and dust between 2005 and 2020 (see section 6.5 (“Legislative and regulatory environment”)).

Generation and technical performance

Fossil-fired generation represented 16.9 TWh in 2010, an increase of about 5.6% compared to 2009. It represents 3.6% of EDF’s annual generation in mainland France.

The reliability of the fossil-fired fleet (including combustion turbines) increased in 2010, with an availability rate of 80.5% (78.5% in 2009), a sharp improvement over the last six years (64% in 2004); this also coincided with a decrease in unplanned outages (accidents and prolonged shutdowns), from 8.6% in 2009 to 7.3% in 2010.

Minimizing unplanned outages is the essential aim for generation means such as fossil-fired facilities, operating at mid-merit and peak. The goal for these generation methods, that are called upon throughout the year on a variable basis (EDF’s fossil fuel-fired power plants operate annually between 1,500 and 6,000 hours for coal, 200 and 1,500 for oil, and several hundreds of hours for combustion turbines) is to ensure the system’s security through maximum levels of reliability and availability.

Industrial partnerships

On November 30, 2007, EDF and Enel signed an agreement to extend their partnership in nuclear power to other generation methods. In this context, EDF and Enel are negotiating a drawing rights exchange agreement of 165 MW between France and Belgium, based on the economy of the means of CCGT generation developed respectively by each party.

The decommissioning of the existing fleet

EDF has planned all of the decommissioning operations for its existing fossil-fired generation facilities. Provisions for these operations have been made in an amount that corresponds to the cost of decommissioning all of the units being operated and the cleanup of the sites (see Note 30.3 to the 2010 consolidated financial statements). However there is still a residual risk associated with increased cleanup requirements (development of applicable regulations, change in future use of the site requiring an additional cleanup process).

In 2010, EDF continued the decommissioning work started in 2006 on sites that have been permanently shut down.

6.2.1.2 Sales and marketing

6.2.1.2.1 Presentation of the market in France

6.2.1.2.1.1 Demand

Domestic consumption in France, including Corsica, during the 2010 fiscal year grew to 513.3 TWh1, up 5.5% from 2009, and weather-factor adjusted at 1.9%.

6.2.1.2.1.2 Competition

Since July 1, 2007, the French electricity sales and supply market is fully open. Every customer is free at any time and without warning to choose an EDF market price quote or that of a competitor’s.

EDF’s main competitors on the French market are GDF Suez, E.ON (SNET), Alpiq, Enel, POWEO and Direct Énergie. Its primary competitor, GDF Suez, is one of the world’s leading power producers. It has significant nuclear and natural gas resources and develops its activities all over the world. GDF Suez has more than 10 million customers in France and is the top supplier of natural gas2.

E.ON (SNET), Alpiq and ENEL do not compete in the residential customer market.

Direct Énergie, a market newcomer, has assembled a portfolio of more than 600,000 customers3 since 2003 and developed Neoen, a subsidiary dedicated to renewable wind and photovoltaic energies.

POWEO, in conjunction with the Verbund Group, an Austrian producer specializing in hydroelectricity, produces energy with a portfolio of nearly 385,000 customer sites4.

In order to supply their clients, EDF Group competitive suppliers have access to:

•	their own generation capacities;
•	39 TWh made available in 2010 by the EDF group through “Capacity Auctions” (“VPP”) described in section 6.2.1.3.4 (“Capacity auctions”);
•	imports;
•	the wholesale electricity market.

Furthermore, the December 10, 2007 decision of the Conseil de la concurrence, now called Autorité de la concurrence (the French Competition Authority) accepted and rendered mandatory the commitments proposed by EDF on making a substantial electricity load available to alternative energy suppliers (see section 6.2.1.3.6 below (“Supplying electricity to alternative suppliers in France”)).

As of December 31, 2010, alternative suppliers had 5.2% residential site market share and 7.6 % of non-residential sites according to the French Energy Regulation Commission (“CRE”)5.

The main provisions of the NOME law enacted December 7, 2010 concerning electricity sales and supply are as follows:

•

“Blue” regulated electricity tariffs (current equal to or below 36 kVA) and “yellow” and “green” regulated electricity tariffs are now covered by provisions described in paragraph 6.2.1.2.1.4 (“Regulated rate contracts”) below;

•	The transaction tariff system (TaRTAM) will end following successful implementation of monitored nuclear production capacity access (ARENH);
•	ARENH was implemented to benefit EDF competitors. This program allows competitors to supply their French end users through EDF. The primary ARENH allocation mechanism is as follows:
–	at regular intervals during the year (“windows”), EDF competitors make ARENH requests to the CRE for the following 12 months, based upon delivery load forecasts;
–

the CRE determines the ARENH ex-ante rights of each provider based upon provider forecasts and according to established allocation methods. It then notifies each provider about its allocated load, and EDF’s aggregated load. Delivered loads in total cannot exceed 100 TWh for deliveries to end users;

–

the ARENH price is set by decree from Economy and Energy ministers following a legal option from the CRE for the first three years then beginning in 2013 by proposal by the CRE. At the end of each year, the CRE calculates the ex-post rights of each provider based on customer consumption;

–

in order to guarantee the effectiveness of the competition development mechanism benefiting end users, a price supplement is charged to each provider whose ex-post rights are inferior to their ex-ante rights.

Implementation directives describing specific ARENH allocation methods have not been issued as of the publication date of this Reference document.

1. Source: RTE EDF Transport 2010 provisional balance sheet, including Corsica.

2. The Energy Regulation Commission: L’Observatoire des marchés de l’électricité et du gaz, T4 2010.

3. Source: Direct Energie website.

4. Source: POWEO press release dated March 31, 2011.

5. The Energy Regulation Commission: L’Observatoire des marchés de l’électricité et du gaz, T4 2010.

6.2.1.2.1.3 Regulated tariff contracts, transaction tariff system (TaRTAM) contracts, and market-rate contracts

In the context of the newly competitive energy market, the following distinctions must be made with respect to sales of electricity in France:

•	Regulated tariff contracts, proposed uniquely by traditional providers
•

(EDF and non-nationalized suppliers); contracts at the transaction tariff system (TaRTAM). to qualify for TaRTAM contracts, customers must first have exercised their eligibility rights at the site(s) concerned by the request;

•	market-rate contracts offered by both traditional and alternative suppliers.

6.2.1.2.1.4 Regulated tariff contracts

Access to regulated electricity and natural gas tariffs

The principles defining rights to tariffs were amended successively by the law of January 21, 2008 regarding regulated electricity and natural gas tariffs, the law of June 7, 2010 expanding the reversibility principle of regulated tariffs for residential end users to include natural gas, and the December 7, 2010 NOME law.

Since implementation of the NOME law, the situation, by energy source and customer category, is as follows:

•	electricity
-

Residential and non-residential end users having subscribed for their site(s) with power less than or equal to 36 kVA: these customers benefit from requesting regulated electricity tariffs. They can thus shuffle between regulated and market tariffs without a legal time limit.

-

residential and non-residential end users having subscribed for their site(s) with power greater than 36 KVA: only customers benefiting from regulated tariffs from the date the law was enacted and sites created after that date may continue to benefit through December 31, 2015. They can shuffle between regulated and market tariffs provided they maintain their account and tariff for one year. After January 1, 2016, these same customers will no longer benefit from the regulated sales tariff for consumption from their sites subscribing more than 36 kVA.

•	natural gas
-

residential and non-residential end users consuming less than 30,000 KWh of natural gas annually: these customers benefit from requesting regulated natural gas tariffs. They can thus shuffle between regulated and market tariffs without a legal time limit.

The tariff structure and the principle of the integrated tariff

The tariff structure includes a range of regulated electricity tariffs. Changes in these tariffs are determined by the Economy and Energy ministers, after consultation with the CRE.

These regulated tariffs include a fee for making the load available and a variable amount proportional to consumption, with prices that may be adjusted depending on the time of day or season. The range of tariffs has been designed to take into account customer consumption changes with various options (i.e., peak hours/off-peak hours for residential customers).

In addition, within the context of its mandate as an operator with public service commitments, EDF has been offering a basic necessity electricity tariff since January 1, 2005, in accordance with decree No. 2004-325 of April 8, 2004.

Finally, decree No. 2008-778 of August 13, 2008 created a special socially responsible tariff for gas distributed by all suppliers and financed by a contribution that will be passed on to end users.

This represents an “integrated” tariff because it covers all of the following elements:

•

the “supply” portion (approximately 60% of the cost, excluding taxes) includes: (i) the “energy” portion based mainly on operational and investment costs in generating facilities (including downstream processes and R&D) and (ii) client management and marketing management costs.

•

the “network” portion (approximately 40% of the cost, excluding taxes) including the cost of using the public transmission network operated by RTE EDF Transport and the public distribution networks operated by distribution network operators, also called the “delivery” portion.

Customers benefiting from integrated tariffs receive a single electricity bill for supply and delivery. This bill indicates the network usage cost portion calculated on the tariff for use of the public electricity transmission and distribution networks (“TURPE”), set by the CRE proposal (see section 6.2.2.4 below, (“Tarifs d’Utilisation des Réseaux Publics de transport et de distribution d’Electricité”)). In this way, the separation of generation/sales activities in a competitive market, and transmission/distribution activities, as a monopoly, is clearly shown.

The following taxes and contributions have just been added to electricity bills:

•

municipal and departmental taxes, collected and reversed by EDF to municipalities; on January 1, 2011, the NOME law transposed the directive 2003/96/EC of October 27, 2003, restructuring the community tax structure for energy and electricity products and transforming them into taxes on end-usage electricity consumption (“TCFE”). This now includes three levels. The municipal and departmental levels concern non-business and business customers subscribing to power equal to or below 250 kVa. A national level is instituted for customers subscribing to power greater than 250 kVa. The new taxes are based upon power consumed and no longer upon billed amounts excluding taxes. The electricity supplier is liable;

•

the transport tariff contribution (“CTA”), which contributes to covering a portion of the fees for the pension system (see section 17.6.1.1 below (“Special pension scheme”)) and which previously appeared in the tariff structures. It was eliminated during the summer 2009 tariff adjustments;

•

the public service charges for electricity, or CSPE (see section 6.5.1.2 (“French legislation”)), which is set at €7.50/MWh for 2011. Since January 1, 2011, the CSPE capped at €550,000 annually per consumption site. In addition, the total amount due for this contribution from any manufacturer consuming more than 7 GWh of electricity per annum is capped at 0.5% of its added value;

•	the value added tax (VAT).

Long-term changes in electricity tariffs

In context of the Public Service Contract of October 24, 2005, the French state and EDF agreed on the need to gradually shift integrated tariffs, so that the general tariff structure and the structure intrinsic to certain tariff options reflect the cost structure.

The directive of August 12, 2010 regarding regulated electricity tariffs instituted a 3% average increase of regulated electricity tariffs excluding tax for the residential “blue” tariff, 4% for non-residential blue, 4.5%

for the yellow tariff, and 5.5% for the green tariff. The average rise for all tariffs was thus 3.8%. Consistent with August 2009 tariff adjustments, this change included a tariff structure reform aiming to rectify inequities between consumers and encouraging energy efficiency. It is thus important to distinguish and differentiate the fee-related portion and the consumption-related one.

Another decree on the same day regarding electricity distribution tariffs for non-nationalized providers prompted a 10% increase for these tariffs, consistent with other regulated tariffs.

6.2.1.2.1.5 TaRTAM contracts

Law No. 2006-1537 of December 7, 2006 pertaining to the energy sector provided for the creation of a transaction tariff system (TaRTAM) and its implementation over a period of two years for every customer having exercised their eligibility. Customers had until July 1, 2007 to send their written request for application for this tariff to their energy supplier(s). The January 3, 2007 directive stipulates that the regulated transitional market adjustment tariff before tax applicable to a delivery point should be equal to the regulated tariff before tax applicable to a delivery point having the same characteristics, marked up as:

•	10% for end users connected to low voltage with a subscribed power lower than or equal to 36 kVA;
•	20% for end users connected to low voltage with a subscribed power strictly higher than 36 kVA;
•	23% for end users connected to HTA and HTB voltage.

TaRTAM was extended three times: through June 30, 2010 by the law No. 2008-776 of August 4, 2008 to modernize the economy; then through December 31, 2010 by law No. 2010-607 of June 7, 2010, in light of implementation of the NOME law on January 1, 2011; and finally, by the NOME law of December 7, 2010 until the effective implementation of ARENH.

Only customers who benefit from TaRTAM on December 31, 2010 will continue to fully benefit from it to power their sites after that date, and are committed to benefit from it until the end of the program. They may only modify their contract tariff options moreover if prolonged changes in their site(s) activity results in changes in their needs. Finally, all clients who have cancelled TaRTAM by December 31, 2010 cannot subsequently claim it again.

TaRTAM price fluctuations were not correlated to regulated tariff fluctuations by the decree of August 12, 2009 setting the new regulated transitional market adjustment tariff. The decree of August 31, 2010 setting the new regulated transitional market adjustment tariff, published in the September 16, 2010 Journal Officiel increased the TaRTAM structure equilaterally by 0.6% to integrate the TURPE increase which came into effect the preceding August 1st.

On December 31, 2010, there were 11,900 TaRTAM sites including 2,300 powered by EDF. They represent annual consumption of 75 TWh1, including 40 TWh delivered by EDF. In 2009, there were 3,500 TaRTAM sites with total annual consumption of 72 TWh including 41 served by EDF.

6.2.1.2.1.6 Market-rate contracts

Since July 1, 2007, all customers in France can freely exit the regulated tariff structure at any time and without notice for an EDF offer or that of another supplier.

With the exception of customers connected to the transmission network, who must sign separate transmission and delivery contracts; all other customers who have exercised their eligibility right may enter into a single contract with the supplier of their choice for their electricity supply and delivery. Their electricity bill includes the electricity supply price, the transmission and distribution network access tariff (TURPE), and government mandated charges: CSPE, CTA, local taxes or TCFE following implementation of the NOME law, and VAT mentioned in section 6.2.1.2.1.4 above.

6.2.1.2.2 Customer division

EDF’s sales and marketing activities in France are managed by the Customer Division.

6.2.1.2.2.1 Introduction and marketing strategy

The EDF group aims to be the leader in high-performance low-carbon energy solutions in its downstream activity, by partnering with its customers and local governments to build a world of energy with less CO2. The realization of this goal is achieved by maintaining excellent customer relationships and offering solutions tailored to new environmental and competitive challenges.

EDF markets energy and services to more than 26 million customers in France (excluding overseas departments and Corsica), that is more than 32 million sites.

On the electricity market, EDF sales rose in 2010 to 410.9 TWh2, versus 400.4 TWh in 2009.

In 2010, EDF’s market share on the electricity market with end users in terms of volumes sold was 83.4% 3, versus 85.2% in 2009.

EDF has supplied gas since 2005 to all eligible clients. In 2010, EDF powered 21.4 TWh to 580,500 sites. At the end of 2010, EDF supplied gas to about 572,000 customers including 480,000 households, versus 530,000 customers including around 438,000 households at the end of 2009.

In 2010, EDF’s market share on the gas market with end users in terms of volume sold was 4%4, versus 3.75% in 2009.

The retail gas market in France represents 11,404,000 sites for a consumption of 506.5 TWh. Residential customers (94% of sites) represent 27% of end-user consumption. Market rate contracts are held by 1,269,000 residences including 775,000 with alternative suppliers. There are 269,000 non-residential sites with market rate contracts, including 125,000 with alternative suppliers5.

EDF integrates energy efficiency in supplying electricity due to a policy of supply offers (at regulated tariffs or market rates) that provides an incentive to manage demand and smooth out peak consumption.

1. Source: The Energy Regulation Commission: L’Observatoire des marchés de l’électricité et du gaz, T4 2010.

2. Data exclude internal sales, sales to foreign operators and notifications of block trades, including Eurodif contract processing, adjusted for cut-offs.

3. Excluding Overseas departments and Corsica; excluding network losses, including EDF’s own consumption.

4. Calculation based on data from the Ministère de l’Ecologie, du développement durable, des transport et du logement.

5. Source: The Energy Regulation Commission: L’Observatoire des marchés de l’électricité et du gaz, T4 2010.

The range of offers will progressively be extended thanks to digital technologies and smart meters being tested with the goal of driving more efficient consumption (see section 6.2.2.2.3 (“Electricity market”)).

Beyond electricity supply offers, EDF is developing solutions that optimize energy efficient products (heat pumps in well-insulated buildings, electric vehicles, etc.).

The Group works with customers in their energy planning, particularly energy efficiency renovations, connecting them with EDF “Bleu Ciel” partner building professionals and installers for advice. The program is to assist customers in making the best choice for their own situation, so that they can better manage their energy costs. It responds also to the goals of the energy framework policy law of July 13, 2005 and the Grenelle law of July 12, 2010 (see section 6.5.1.2 below (“French legislation”)).

EDF has implemented an energy savings action plan to obtain energy savings certificates (ESC) in return for actions taken with its customers.

To best meet its customers’ energy needs, EDF relies on its nationwide presence. EDF has 26 million customers throughout France. This gives it a strong tie with most of France’s population, its industrial base and all local authorities and licensing authorities. This presence also helps fulfill the public service values: customer proximity, service continuity, professionalism and social responsibility.

Thus, the Group’s approach towards disadvantaged customers aims to assist public authorities in combating energy insecurity by maintaining access to energy. This includes promoting and implementing low energy prices, assisting distressed customers, contributions to the Fonds de Solidarité pour le Logement (a housing support organization for people in need), and preventive measures through partnerships with associations.

Finally, EDF is continuing its efforts in strengthening its operational performance via a multi-channel customer relationship and marketing strategy.

6.2.1.2.2.2 Activity by market

A. Residential and small business customers

EDF has 25.8 million residential and small business customers. In 2010, sales volume grew to 169.1 TWh of electricity and 8.4 TWh of natural gas. At the end of December 2010, EDF had 480,000 residential gas customers and 83,000 small business gas customers.

EDF’s marketing strategy for its residential customers is based on energy efficiency and home comfort. For small business customers, EDF proposes a range of offers combining supply with services, as well as energy efficient solutions with lower CO2 emissions. Its range of services and diagnostics allow business customers to focus on running their businesses and enhancing their performance.

Energy supply

Since 2005, EDF has offered its small business customers natural gas, and since July 1, 2007 it has offered its residential customers gas and electricity at market prices: “My natural gas contract” and “My electricity contract”.

EDF has developed a number of contact and marketing channels to market its services to a mass market (i.e.; more than 32 million incoming calls, 98.5 million customer bills annually): 139 stores nationally, nearly 60 customer service centers (“CSC”) open from 8:00 a.m. to 9:00 p.m., six days per week; hundreds of retailers; a voice-response system; a website; and a network of nearly 5,500 EDF “Bleu Ciel” qualified partner installers specializing in energy saving renovations.

In 2010, EDF strengthened its actions to improve customer satisfaction and increase performance, and its marketing and contact channels: complete revamping of its website, launch of first iPhone application, etc.

Offers

EDF “Bleu Ciel” residential offers

The EDF “Bleu Ciel” brand covers all offers and services for residential customers: (i) supply-related services: safety of indoor installations (Diagnostic Sécurité Électrique), insurance (energy bill insurance – “AFE”), energy management system (“Suivi-Conso”), electrical and plumbing outage assistance (“ADEP”), payment solutions (new home loans (Prêt habitat neuf), renovation loans (Prêt Rénovation Bleu Ciel d’EDF)), payment methods (e-billing, direct contact billing service, etc.); and (ii) “major transition” services: move-ins, energy savings construction and improvement projects. The range offers includes advice, diagnostics, personalized assistance (construction goals and estimates (Objectif Travaux et Estimation Travaux), as well as financing for all home energy savings projects, including equipment maintenance and services provided by EDF “Bleu Ciel” partners;

EDF has set up several marketing partnerships to support these offers, notably with:

•	Cardif for setting up a group insurance agreement covering electricity or gas bill payments in the event of death or disability of an EDF customer (“AFE”):
•	Crédit Foncier for offering residential customers new home loans (Prêt habitat neuf) for construction projects in compliance with EDF “Bleu Ciel” specifications;
•	Texeurop for setting up a construction estimate service.

Additionally, an partnership was established with Axa Assistance and Europe Assistance for their “Outage Assistance” program for both residential and business customers.

“EDF Pro” offers for small businesses

EDF has assembled its offers for small businesses under the “EDF Pro” brand. EDF Pro aims to make its customers’ lives easier by offering advice and solutions for improving energy consumption efficiency, optimizing bills, benefiting from repair services and protecting the environment while balancing performance and business continuity.

While all business customers share the same concerns (enhanced energy performance, expertise, reliable supply), each sector of activity and trade has its own special needs. To address this diversity, EDF Pro offers services and options that are adapted to small business customer expectations in lighting, heating and air conditioning. EDF also helps small business customers who plan to move or to renovate their commercial premises.

Earning energy savings certificates

Energy savings certificates, in relation to residential and small business customers, are earned through:

•

offers solutions for home energy efficiency renovation (heating, hot water, insulation and ventilation) using high-performance materials. In addition to advice and diagnostics, customers are put in touch with EDF

“Bleu Ciel” partners who handle and coordinate general contracting. EDF has participated in nearly 1,200,000 renovations since mid-2006, including 30% in public housing;
•

EDF’s partnership strategy, under which qualified construction and renovation professionals are granted EDF “Bleu Ciel” partner certification under certain terms. The use of this name involves brand licensing that defines the precise conditions and sets the licensing fee EDF receives from the partner. This partner network gives customers seeking to renovate or build their home access to approximately 5,500 small businesses in all trades, all of whom, along with EDF, are committed to energy efficiency.

EDF also contributes to training and the promotion of energy conservation:

•

FEEBAT (Formation aux Économies d’Énergie des salariés et artisans des entreprises du Bâtiment or Energy Savings Training for Construction Craftsmen and Companies): this program was created with building trade professionals and the French Environment and Energy Management Agency (ADEME) to develop businesses’ ability to respond to the energy efficiency renovation market. Since 2008 more than 32,000 professionals have been trained, thanks to EDF funding under the energy savings certificates program;

•

overhauling best practices of building trade professionals; This program, launched by the Minister of Ecology, Energy, Sustainable Development and the Sea in November 2007 with building trade organizations, will help businesses grappling with issues related to the Grenelle environmental action plan. Updated and integrated into reference training materials, these new rules will improve the quality of implementation of the renovations;

•

the distribution of more than 10 million low-energy light bulbs in 2009 and 2010 as part of an agreement with the Ministry of the Ecology, Energy, Sustainable Development and the Sea, ADEME, Recylum, FMB (the federation of hardware stores), and FCD (the federation of retail stores).

Social responsibility

EDF has many active initiatives throughout France, particularly preventive measures to make residential customers more aware and responsible in managing their energy budget.

Low-income customers have access to subsidized energy prices that reduce their electricity and natural gas bills, as well as free installation. At the end of 2010, 615,000 households (the Paris region, Corsica and overseas departments) benefited from a basic necessity tariff (TPN), and 9,300 benefited from a special socially responsible tariff for gas.

In 2010, EDF also contributed nearly €22 million to the Fonds de Solidarité pour le Logement (FSL), a housing support organization for people in need. These funds pay all or part of the electricity bills of customers who encounter difficulties and helps to reconcile unpaid bills. In 2010, it assisted more than 200,000 households.

In addition, since 2010, beyond its legal obligations, EDF offers its customers, who encounter financial difficulties, “energy guidance”. This offer, which includes a set of services and advice on tariffs, usage, energy management as well as payment locations as needed, provides an answer and personalized guidance. In 2010, 132,000 people took advantage of it.

To better reach vulnerable populations, EDF relies today upon 176 contact points complementing its store network and has developed a number of partnerships with organizations specialized in social mediation.

EDF also supports initiatives to increase awareness of energy efficiency and home renovation through numerous partnerships (associations, low-income housing agencies, etc.) and by providing financial assistance and sharing its expertise in the energy sector:

•

In November 2009, EDF joined the Fondation Abbé Pierre to create low-utility, low-income, environmentally friendly housing units that are accessible to the poorest families under the foundation’s “2,000 homes for 2,000 families” program. The goal is to offer homes to 2,000 families who currently live in substandard housing by 2011 and to prevent energy insecurity. EDF helps fund energy efficiency investments in this type of housing and leads energy efficiency awareness campaigns for families.

•	EDF is also associated with SOS Families/Emmaüs France and Secours Catholique to assist troubled and energy-challenged households and promote energy efficiency best practices.
•

Finally, EDF reaffirms its commitment to the association Unis-Cités working to promote civic service. Through its “Mediaterres” program, the association provides young volunteers the opportunity to support vulnerable households managing their budgets, teach green-citizen measures and help those households save water and energy.

B. Industrial customers

EDF has almost 218,000 industrial customers, with sales of electricity at 198.3 TWh and natural gas at 11.9 TWh for the fiscal year 2010. At constant scope in 2009, the company had 227,000 customers and sold 220.2 TWh of electricity and 12.5 TWh of natural gas. This decrease is mainly due to the transfer of the LDC to the local authorities, housing agencies and Local Distribution Companies Division. The colder climate in 2010 than in 2009 and the growing demand tend to compensate the eroding market share recorded on the portfolio top part.

Through its “EDF Entreprises” brand, EDF supports its industrial customers in managing their energy, regardless of their industry, size or organizational structure. It aims to make energy performance an integral part of the overall performance of corporate customers, both in economic and environmental performance. In this context, EDF set up the Observatoire des Énergies d’Entreprise in 2009, a forum to better understand the behavior of companies in a rapidly changing energy sector.

In 2010, EDF continued modernizing its range of offers to help customers by providing energy with competitive market solutions that are adapted to the future environment as defined by the NOME law. EDF also broadened its range of services by allowing customers to optimize their energy efficiency projects.

EDF and Exeltium, a consortium of electricity-intensive industries, signed an industrial partnership agreement on July 31, 2008 for long-term electrical energy supplies. This contract has been the subject of an ongoing dialogue with the European Commission, whose comments required an adjustment to the initial agreement to ensure compliance with the European Community’s competition legislation. Exeltium’s implementation of the financing mechanism of this agreement has been slowed by the financial crisis. The EDF Group and Exeltium finalized the terms on March 25, 2010 for the two-phase implementation of this contract, and starting May 1, 2010, electricity supplies will begin to about 100 French electricity-intensive industrial sites at approximately half of the rights of their agreement under the contract with an initial payment of a €1.7 billion. This contract will contribute to further EDF investments in the renewal of its nuclear fleet and securing part of the electrical energy supply for its industrial customers, Exeltium shareholders, for a period of 24 years.

Offers

Complementing its electricity and gas offers, EDF has a range of specially adapted services to its largest customers as well as large industries and small- to medium-sized businesses: Support services for the daily management of contracts (multi-site billing, consumption monitoring, etc.), and controlling energy expenditures and consumption (diagnostics, carbon offsets, monitoring and recovery of savings), etc.

EDF has also set up dedicated services for Key Accounts, including:

•	custom electricity and gas supply offers;
•	the development of interruption capacity for their customers;
•

assistance on a European level through entities of the Group. EDF has a “Large Business Customers and Key Accounts” marketing network for managing large business customers who operate throughout Europe and have a centralized purchasing structure. This network, coordinated throughout 11 European countries, offers multi-country energy solutions;

•

support for controlling energy consumption and CO2 emissions through the implementation of progress contracts. These contracts rely upon EDF expertise in terms of energy-efficient solutions in processes and utilities, proposing initiatives and guaranteeing results. These initiatives lead to energy savings investments that often result in energy savings certificates.

•	CO2 trading for companies under the French national quota allocation plan (PNAQ).

Since 2005, EDF has marketed a full range of natural gas supply offers to its customers. EDF offers customers a single contact and simplified management of electricity and gas contracts. The gas offer features management and support services, including Internet monitoring, annual consumption balance sheet, energy savings diagnostics and other services.

As part of producing energy savings certificates, EDF supports businesses of all sizes in their energy efficiency projects and their implementation in three areas: building insulation, energy efficient or renewable energy equipment installation, and industrial process improvement in conjunction with energy efficiency service subsidiaries of the EDF group. Services offered respond to customer expectations: audits, engineering and detailed studies, equipment delivery and installation, operating services and maintenance of newly installed equipment, financing options and remote monitoring of energy efficient performance, etc.

C. Local authorities, housing agencies and Local Distribution Companies (LDC)

Law no. 2009-967 of August 3, 2009 regarding implementation of the Grenelle environmental action plan gives local authorities a major new role in local energy policies. In this context, EDF has strengthened its local foothold by offering each authority, regardless of size, a designated local contact person. This personalized customer relations program, now involving more than 250 EDF contacts, will be expanded to low-income housing agencies and LDCs in 2010.

EDF acts in four areas for its customers: Responding to customer energy problems (proposing customized offers and solutions for energy needs), help with their different plans (national climate plan, green neighborhoods, sustainable cities, etc.), signing supply concession agreements in connection with ERDF (see section 6.2.2.2.4 (“Concessions”)) and developing sustainable mobility offers with local authorities.

EDF manages thus more than 57,000 customers in this market: local authorities (municipalities, public institutions for inter-municipality cooperation (cities, metropolitan areas, inter-municipal associations), regional and general councils, public institutions (high schools and junior highs, nursing homes, etc.)), 831 public and private management agencies for public housing (low-income housing agencies) and 150 LDCs.

All of these customers account for about 1.1 million electricity contracts, of which 248,000 are for low-income housing agencies, with an annual consumption of 43.5 TWh, and 1,200 natural gas contracts with an annual consumption of 1 TWh. Coupled with that are 18.1 TWh of electricity sold to LDCs.

Offers and solutions

Offers and solutions proposed to customers encompass:

•	the supply of electricity and natural gas, including an “Équilibre” offer for electricity produced from renewable energy sources;
•	customized management services to municipal and housing agency customers, notably web-based cost and consumption monitoring, and e-billing (billing data sent electronically);
•

a cost amount offer (“CAO”) designed for low-income housing agencies. Its aim is to improve energy efficiency in public housing and to allow EDF to earn energy savings certificates. In 2010, this offer was provided to 111,000 public housing units;

•

the signing of agreements with local authorities on controlling their energy consumption. Some local authorities have been granted responsibilities in the area of energy, and they locally coordinate specific initiatives in Energy Demand Control (EDC) and renewable energy;

•

High-performance energy efficiency offers following the Grenelle environmental action plan, such as: the “Infrastructural Energy Analysis” allowing governments and housing agencies to categorize and prioritize energy savings and reducing initiatives for their infrastructure CO2

•

through a multi-criteria approach (energy and environmental criteria, technical standards); a range of Energy Demand Control (MDE) and ENR-related advice permitting assembly of an optimal building program through detailed energy analysis of selected buildings; and the “Development-related Energy Analysis” enabling upstream land-use planning, evaluation of local energy solutions optimized against socially-responsible and economic criteria;

•	low-carbon solutions for evaluating, reducing and compensating energy consumption-related carbon emissions of a building or the organization of an event;
•	education and awareness promotion through communication devices and innovative events; trainings, green action toolkits, etc.

Electric vehicles promotion

The EDF group has begun to promote electric vehicles, in order to assist its customers shifting to sustainable forms of transportation that help meet CO2 reduction objectives.

It has developed an active partnership strategy that is open to the various technological solutions developed by manufacturers, including both electric vehicles and plug-in hybrid vehicles, in tandem with national players such as Renault and PSA, BMW, Daimler, and forerunners such as Toyota, the leader in plug-in hybrid vehicles.

These partnerships solidified in April 2010 launch of the showcasing of hundreds of plug-in hybrid vehicles jointly sponsored with Toyota in Strasbourg, the June 2010 launch of 60 Smart-ED experimental vehicles by

EDF Energy and Daimler, and the late December 2010 test of 50 Mini Es with BMW in Paris.

At the Paris Auto Show in October 2010, EDF announced the 2011 launch of customer assistance offers for households, small businesses or local authorities seeking to install electric vehicle charging stations.

Public authorities definitively committed in 2010 to promote electric vehicles through signature by 13 pilot cities of a charter for developing charging infrastructures, in the context of a national plan for decarbonized vehicles launched in 2009 by the French Government.

6.2.1.2.2.3 Creation of the gas Division

The gas portfolio optimisation businesses, from 1 October 2010, come under the Gas Upstream Downstream Optimisation Division (Gas Division) that has been set up within the Commercial Division.

The Gas Division’s main responsibility is to manage the balance between upstream assets (long term sourcing contracts, storage capacities and transport capacities) and forecasted sales, whilst respecting the permissible risk limits set by the consortium leader.

Optimisation consists in carrying out short to medium term economic arbitrages between the various resources available so as to satisfy EDF’s supply commitments to its customers, whilst at the same time managing the upstream asset, consumption and market risks and their financial consequences.

Gas Division relies exclusively on EDF Trading, a 100% EDF subsidiary, for its wholesale market transactions.

It also manages the contractual relationship and invoicing of external counterparties (including EDF Trading) as regards sourcing contracts and access to gas infrastructures.

Gas Division manages around 30 TWh of sourcing contracts.

The objective in setting up the Gas Division within the Commercial Division is to make the Commercial Division responsible for its hedging policy in line with commercial policy, for managing admissible risk limits and the associated financial result. This organization within the Commercial Division therefore cuts out some interfaces and improves the overall reactivity of the entire Gas businesses, something which is in coherence with the role of newcomer to the gas industry.

6.2.1.2.2.4 Service subsidiaries supporting energy efficiency development

In 2006, EDF decided to step up the Group’s commitment to energy efficiency services. Service subsidiaries are responsible for different customer categories (residential, small businesses, companies and local authorities) and cover a broad scope of activities, including studies, construction, equipment maintenance, investment financing and backing in obtaining authorizations and subsidies.

The portfolio of service subsidiaries has resulted from successive stakes made with existing companies, as well as the subsidiarization of businesses that were initially developed by EDF.

Integration of energy efficiency services:

EDF Optimal Solutions (EOS)

EDF Optimal Solutions brings EDF energy efficiency services to companies and local authorities. It ensures implementation of global solutions for reduction in energy costs and CO2 emissions, such as: improvement of industrial processes, design and construction of energy and fluid production power plants and improvements to energy efficiency of commercial and industrial buildings.

Climatic and electrical engineering, renewable energies, insulation, heating, cooling and lighting systems, user-targeted communications, and performance piloting and control are all notable examples of technical solutions offered.

The main competitors of EOS include vertically integrated players such as GDF Suez Group or public housing/construction players, as well as groups involving important public housing/construction players and energy services like Eiffage, Vinci, Dalkia or Schneider.

Everbat

Everbat, a wholly-owned company of EDF, acts as a package builder for the technical aspects (heating, cooling, hot water, photovoltaic, etc.) of public and private calls for competitive tenders from local authorities, real estate developers, social housing managers and industrial companies.

Heating Specialists

Fahrenheit

Fahrenheit, a wholly owned by EDF, performs maintenance work on residential central heating and hot water systems for individuals, offices, public housing management companies, and jointly owned properties. Its main trademark is “Chaleur Maintenance” (CHAM).

Fahrenheit is expanding its business in the area of the heat pump (PAC) maintenance.

Engineering Firms

Bastide-Bondoux, ETC and ICR-LBE

These engineering firms, wholly owned by EDF (86% for ICR-LBE), conduct energy saving studies and provide advisory and optimization services for all new or existing residential, service or industrial buildings.

Downstream integration of smart electrical systems

Netseenergy

Netseenergy, wholly-owned by EDF, has historically developed and produced the range of services for remote monitoring of load curve (e.g. Adviso) which gives customers access to an online graph of their consumption load curves. Since 2010, the company has marketed a new range of energy efficient voice-activated services in the business market. It also directs a growing part of its research on the growing and cutting-edge smart grid field, in particular long-distance electrical usage disruption to level out peak consumption periods.

EDEV voice-automated services (Edelia)

Edelia, wholly owned by EDF, ensures deployment and operation of prototypes in the context of smart electronic systems, notably the “OpCo” experiment in Brittany of scattered disruption of residential customer usage. It conducts and develops full industrial solutions able to reach up to 100,000 customers (screens, home equipment piloting, experimental rate offer management, etc.). In the context of pilot projects, Edelia develops interconnected solutions with Linky solutions and compatibility with all energy savings systems installed by their customers.

Financial services

Domofinance

Domofinance was created in 2003 and licensed as a financial company by the Comité des Etablissements de Crédit et Entreprises d’Investissement (CECEI) on September 29, 2003, pursuant to articles L. 511-9 to L. 511-14 of the French Monetary and Financial Code.

EDF holds a 45% equity interest in Domofinance; the remaining 55% is held by CETELEM (subsidiary of the BNP Paribas group).

Domofinance meets the financing needs of residential customers of EDF who wish to integrate efficient energy solutions in their home renovation projects. In particular, it markets and finances the EDF “Prêt Rénovation Bleu Ciel” renovation loans.

In 2010, Domofinance issued more than 48,000 loans.

Waste treatment:

•	see section 6.4.1.2 “Tiru”.

6.2.1.3 Upstream/downstream optimization – trading

6.2.1.3.1 Role and activities of the DOAAT

Trading and optimization activities are organized under the Upstream/Downstream Optimization and Trading Division (DOAAT).

The primary function of the DOAAT is to ensure an equilibrium for electricity and gas between upstream resources and EDF downstream outlets in France, and to maximize the gross margin of the integrated upstream/downstream entity:

•	upstream resources: fleet of generation facilities, long-term electricity supply contracts, wholesale purchasing, purchase obligations from decentralized generators;
•	downstream resources: long-term supply contracts, end user sales, wholesale market sales, production capacity auctions (VPP), sales to alternative suppliers in France, contractual disruption capacity.

Optimization consists of carrying out short and long term economic arbitrage between the various resources available to satisfy EDF’s supply commitments to its customers, while controlling risks related to generation uncertainties, consumption, the market, and their financial consequences.

DOAAT’s objective is to secure and maximize the gross electricity margin of the “generating-supply” entity through optimal use of upstream or downstream asset flexibility and by permanently seeking the best wholesale market purchasing and sales options.

The DOAAT manages the supply of fossil fuels, such as coal and fuel-oil, for the EDF power plants.

For the longer term, DOAAT is planning and proposing structural changes in the upstream and downstream asset portfolios, based on anticipated changes in the market and company strategy.

For transactions on the wholesale markets, DOAAT relies exclusively on EDF Trading, a wholly-owned subsidiary of EDF.

DOAAT also ensures gas structuring activities for the Group.

DOAAT represents 420 employees in France at the end of December 2010, and EDF Trading has around 910 employees, mainly in France and the United Kingdom.

6.2.1.3.2 Upstream/downstream balance optimization activities

DOAAT is responsible for the management of physical risks to EDF’s upstream/downstream electricity portfolio and financial consequences therein.

DOAAT optimizes the Supply and Generation gross margin by using available flexibility levers of upstream, downstream and wholesale market portfolios, and proposing changes in value and structure of these portfolios over different time periods.

6.2.1.3.2.1 Optimizing the electricity equilibrium

In the long term (5 years or more), DOAAT contributes to establishing a power generation investment program and, notably, renewing the fleet as it develops long-term downstream market opportunities.

In the medium term (5 to 3 years), DOAAT’s role is to create an optimized and balanced view of EDF’s Generation-Supply portfolio by determining the financial trajectories and the landscape of acceptable physical and financial risks. Accordingly, the primary levers are: (i) seeking new maintenance or operating policies with a view to improving the availability or flexibility of generating facilities and adapting the mix of facilities; (ii) segment-based market share strategies, tariff changes, grading disruptions and seeking new sales offers; and (iii) adapting existing long-term contracts and seeking new adapted structured contracts.

Management of the electricity supply/demand equilibrium can also be considered in shorter periods (3 years to 1 month), within the framework set by extreme risk (volume risk) and price risk policies drafted in accordance with directives of the Corporate Risk Management Division and approved by the company’s Executive Committee. The main risks for energy volume are variations in temperature, hydraulicity, availability of generation facilities and market shares. Thus for example, a decrease in temperature of 1°C in winter leads to an increase in consumption of electricity in France up to approximately 2,300 MW1 and, in two extreme years, the difference in available hydropower loads can reach 15 TWh. DOAAT also manages EDF’s upstream/downstream portfolio exposure to energy wholesale market prices (electricity, gas, coal and oil products) and the CO2 emission rights’ market price variations.

In order to confront “volume risk,” DOAAT sets sufficient power margins to reduce the probability to 1% for EDF having to purchase on the spot market (next-day monitoring) to satisfy its market commitment portfolio. DOAAT has a group of leverage actions: generating facility maintenance operation programming (especially nuclear power), stock management (fossil fuels, hydropower reserves and customer disruption capacity), and wholesale market sales and purchases. DOAAT manages “price” risk through EDF Trading, which is exclusively tasked with market access on DOAAT’s behalf. DOAAT is not equipped for wholesale market financial arbitrages.

In the short term (weekly to intraday), DOAAT is tasked with “balance responsibility” in EDF’s scope towards RTE EDF Transport in mainland France, i.e., EDF shall compensate RTE EDF Transport financially in the

1. Source: RTE EDF Transport

event of a discrepancy within the scope of its balance management. The optimization consists of informing RTE EDF Transport the day before of an offer/supply balanced program for the following day, enabling reduced EDF contractual commitment supply costs. In order to ensure balance in EDF’s scope, the DOAAT can benefit from the flexibility of the customer portfolio (namely disruptions) or generation assets (moving shutdowns and trials, assets which can be mobilized within a few hours, such as the fossil fuel fleet, or within a few minutes, as it is the case for combustion turbines and hydropower plants), depending on their economic value and by hedging them with the “spot” sales and purchases of energy carried out by EDF Trading on the markets. Customer portfolio and generation flexibility go as far as allowing same day arbitrages.

Moreover, DOAAT analyzes and evaluates the impact of regulatory and institutional changes on the C+P portfolio’s energy and financial balance the system for allocating capacities at the borders; reinforcement of environmental requirements.

Under the framing of the French Electricity Union (UFE), and like other French producers, EDF participated in the implementation of a daily information communication system concerning their facilities’ generation and their availability prospects. Additionally, since December 2010, incidental shutdowns of units generating power nominally greater than 100 MW were communicated in less than 30 minutes. This program is managed by DOAAT.

6.2.1.3.2.2. Gas structuring

DOAAT is responsible for structuring the EDF Group gas portfolio. To do this, it first aggregates different Group entity gas needs (EDF subsidiaries or EDF’s own needs), for end user sale or electric generation. Then it structures the portfolio (contracts, energy assets, transmission capacity, etc.) to respond to these needs in optimal economic conditions. This portfolio target structure then serves to frame long-term gas supply contract negotiations and future energy asset changes.

6.2.1.3.3 EDF Trading

Energy commodities trading is a key element in optimizing EDF’s generation and supply activities insofar as, in the context of wholesale markets, the constraints and needs of generators and suppliers must be accounted for jointly, and not separately.

EDF Trading is tasked with wholesale market electricity, natural gas, fossil fuels and CO2 emission permit trading on behalf of EDF. In this respect, EDF Trading is specifically responsible for the purchase and sale of transmission capacities of gas and electricity on the European networks, and of carbon and fuel-oil supplies for EDF’s power plants. In 2010, EDF Trading traded 3,306 TWh of electricity, 120 Gm3 of natural gas, 411 million tons of coal, 813 million barrels of oil (primarily by-products), and emission certificates for 233 million tons of CO2.

The trading activities of EDF Trading are integrated into DOAAT’s optimization strategy. Thus, the director of DOAAT is a member of the Board of Directors of EDF Trading.

EDF Trading Ltd. is an English law entity, wholly-owned subsidiary of EDF, which acts on the markets through its wholly-owned subsidiary EDF Trading Markets Ltd. located in London and regulated by the British Financial Services Authority.

On October 30, 2008, EDF Trading Limited acquired Eagle Energy Partners I, L.P. (“Eagle”) from Lehman Brothers, renamed EDF Trading North America, LLC since October 5, 2009. EDF Trading North America is an entity based in Houston, Texas which operates in the optimization and US electricity, gas and coal trading sectors.

Its main activities include:

•	optimization of electricity generation means and management of the supply/demand balance;
•	optimization of gas transmission and storage assets;
•	providing financial hedging of risks related to energy prices.

6.2.1.3.3.1 Electricity trading

EDF Trading is the exclusive interface between EDF and the electricity wholesale markets. It is therefore responsible for optimizing and carrying out daily purchases and sales and executing DOAAT futures hedging transactions. Since 2006, EDF Trading has had a trading subsidiary in France, tasked specifically with daily and intraday electricity market trading in France and Germany, to facilitate these operations. The entity acts under the control of EDF Trading and integrates all EDF Trading management processes and risk controls.

EDF Trading is now known as one of the most important and high-performing electricity traders in Europe. In support of the EDF Group’s strategic planning, EDF Trading also has developed a significant presence on the Eastern European and American electricity markets.

The majority of EDF Trading’s electricity-related activities are based on bilateral over-the-counter transactions. The proportion of transactions carried out using financial instruments, for which delivery and settlement take place for cash only, has increased gradually and consistently over recent years, due to the wish of newcomers to reduce their exposure to physical and credit risks. Nevertheless, this development remains limited, in as much as market operators create, use and sell underlying products, and frequently require the products to be physically delivered.

On April 17, 2009, EDF Trading North America expanded its activities in the field of electricity trading by acquiring a portfolio of contracts held by Constellation in the west of the country. In April 2010, EDF Trading North America acquired trading and information systems from Epic Merchant Energy and thereby strengthened its competitiveness in the Electric Reliability Council of Texas (ERCOT) market. In October 2010, EDF Trading also acquired a minority stake in Champion Energy Services, an American electricity supplier to further broaden its resale business on the North American electricity market. EDF Trading also signed a contract with Seattle City Light regarding transmission facility rental for the next five years. EDF Trading manages 13,000 MW of load throughout North America.

6.2.1.3.3.2 CO2 Trading

EDF Trading is a significant player on the European CO2 emission permit market. EDF Trading is also the exclusive interface for EDF and EDF Energy with the wholesale market for their hedging operations. EDF Trading is also active on the Clean Development Mechanism (CDM) market. This program, defined by the Kyoto protocol, allows the acquisition of emission credits generated by reduction of greenhouse gas emission projects in emerging countries. In 2006, EDF Trading was also entrusted with managing the Carbon Fund Group set up by EDF and associating core companies of the EDF group (EDF, EDF Energy, and Edison) and EnBW. By mutualizing the Group’s emission credit purchasing capacity, this fund has a purchasing capacity of approximately €300 million and places it as one of the principal actors on the clean development market. The different EDF group companies have consolidated their hedging strategy by diversifying their emission allowance resources through creating this fund.

In March 2010, EDF Trading bought a Renewable Energy Certificates (“REC”) portfolio from the Environmental Markets division of Integrys Energy Services, which now enables it to trade RECs in the United States.

In July 2010, EDF Trading acquired Energy Systems International (“ESI”), a Chinese corporation specializing in developing projects on the CDM market. This transaction was a terrific springboard allowing it to penetrate the Chinese market, barring none, in total.

6.2.1.3.3.3 Gas trading

EDF Trading is one of the main traders on the European gas markets and operates mainly in the United Kingdom, Belgium, The Netherlands, Germany and France. EDF Trading is involved at every step in the supply chain, from product purchase directly from offshore platforms through product supply to its wholesale market counterparties, as well as transmission and storage. EDF Trading’s gas activities are based on a large number of structured transactions.

EDF Trading has exclusive responsibility for the interface between EDF and the gas wholesale market. It optimizes and implements daily buying and selling transactions and conducts long-term hedging operations on behalf of DOAAT.

EDF Trading is also active on the liquefied natural gas (“LNG”) market, strengthening its presence there since 2007 with the signing of a contract with Ras Laffan Liquefied Natural Gas Company Limited (II) (“RasGas”), and in 2008 with the signing a contract with Dow Chemical Company (“Dow”) on sharing LNG regasification facilities.

Also, on October 20, 2009, EDF Trading and the Gazprom trading subsidiary entered into an agreement providing for natural gas delivery exchanges between the United-States and Europe for 0.5 Gm3 annually over the next five years.

In November 2010, EDF Trading received its 100th LNG ship, underscoring its key role in the market. On the American gas market, EDF Trading is among the top 10 market players.

6.2.1.3.3.4 Coal and freight trading

EDF has entrusted EDF Trading with the exclusive responsibility for supplying its fossil fuel-fired power plants with coal. EDF Trading is also responsible for supplying EDF Energy’s thermal power stations with international coal purchases. EDF Trading is one of the major operators on the physical and financial markets for coal and for the corresponding freight. EDF Trading purchases coal from the main generation sites in the world, including South Africa, Australia, Colombia, Indonesia and Poland, and is one of the main coal importers in Europe. EDF Trading has entered into long-term purchase contracts in the Pacific and Atlantic basins and has specialized teams who are highly experienced in maritime and land logistics. EDF Trading also maintains its own coal terminals in Amsterdam and in April 2010 acquired a new, nearly 12 meter floating crane completing its crane fleet. In the United States, the EDF Trading activities are focused on trading and land and sea logistics, in particular with export capacities over the long term.

Since April 2010 and the expansion of its joint venture with Chubu Electric Power Company begun in 2007, EDF Trading assumed responsibility for all Chubu coal supplies.

In July 2010, EDF Trading signed an agreement with the Australian group Continental Coal. The operation entails an exclusive 20-year contract concerning exportation and marketing of all active mines and future Continental Coal coal projects in South Africa.

In August 2010, EDF Trading opened a Singapore office dedicated to coal and carbon sector business. Expansion into other energy commodities is entirely possible.

In December 2010, EDF Trading received delivery of a new capesize1 ship, with the Cap-Agnes completing its freight fleet. This ship was the subject of a joint venture with Mitsubishi and was constructed at the Imabari marine shipyard in Japan. The Cap-Agnes transported coal from Australia to Europe on its maiden voyage.

6.2.1.3.3.5 Oil trading

EDF Trading is active on the oil commodity market, in particular, in order to manage the price indexation of gas contracts on petroleum products prices. Trading activities in this area consist mainly of executing hedging transactions on the gas portfolio and developing trading around these positions, based on market arbitrage opportunities, always strictly within the risk limits set by the Board of Directors.

6.2.1.3.3.6 Biomass trading

In July 2007, EDF Trading acquired the company Renewable Fuel Supply Limited (“RFSL”). RFSL supplies biomass, the associated logistics and technical support services for electricity generators seeking to use a dual fuel supply (biomass and coal) for their coal-fired power plants. In 2010, EDF Trading began purchasing and optimizing Renewable Obligation Certificate (“ROC”) exclusively for EDF Energy.

6.2.1.3.3.7 Partnership with crédit agricole-CIB

On May 13, 2009, EDF Trading and Crédit Agricole-CIB signed a partnership agreement creating a joint venture that will supplement Crédit Agricole-CIB’s financing and origination activity.

This joint venture offers Crédit Agricole-CIB customers business services, such as energy infrastructure financing including contingency provisions extended to cover energy commodity risks. For EDF Trading the partnership opens new perspectives for organic growth.

EDF Trading provides the joint venture with expertise in operations and risk management in the wholesale energy markets along with its operating infrastructure. Crédit Agricole-CIB contributes by bringing its customer base and necessary financial resources to the trading activities of the joint venture.

This joint venture, based in Crédit Agricole-CIB’s London offices, began trading in November 2009.

1. Capesize ships are too large to pass the Suez or Panama Canals and instead travel by way of the Cape of Good Hope or Cape Horn.

6.2.1.3.4 Capacity auctions

DOAAT manages the capacity auctions mechanism (“VPP”)

Capacity auctions result from a commitment made by EDF to the European Commission in the context of EDF’s acquisition of EnBW shares. Since 2001, EDF has committed to making part of its generating capacity available on the market for an estimated initial 5 year period, in principle through February 7, 2006. This commitment began in 2001 encouraging competition in the French market.

In September 2006, after discussions based on proposals made by EDF, the European Commission authorized a certain number of changes to the auction process, notably the introduction of a basic product for a four year period, on sale since September 2006, without any changes to the annual energy load made available by EDF.

Following the repurchase by the German federated state of Baden-Wurttemberg of the equity interest in EnBW held by the EDF group, EDF will be contacting the European Commission to study future VPP commitments made in the context of available generation capacity.

The auctions continue on a quarterly basis. In 2010, almost 39.4 TWh were made available to the market (38 TWh in 2009).

6.2.1.3.5 Long-term electricity purchase/sales contracts

EDF has business relationships with European operators such as GDF Suez, Enel, EnBW, Axpo, EGL, Alpic and POWEO, through numerous energy purchase or sales contracts.

In 2010, load sold and purchased represented 49.4 TWh and 2 TWh, respectively.

There are several types of contracts, relating to:

•

rights to energy generated by generation plants, mostly nuclear, in which the counterparties hold a stake during the operation of the facility (see section 6.2.1.1.3.1 (“EDF’s nuclear fleet”, “Generation allocation contracts”));

•	drawing rights for electrical power, totally or partially guaranteed for a period typically between 15 to 25 years.

The portfolio of contracts represents the EDF generation fleet structure, mainly composed of nuclear facilities (EDF sells base load energy and purchases intermediate and peak load energy).

6.2.1.3.6 Supplying electricity to alternative suppliers in France

By its decision of December 10, 2007, the Competition Council accepted and made mandatory the commitment proposed by EDF on making available to alternative suppliers a substantial capacity of electricity of 1,500 MW base load, i.e., a load of approximately 10 TWh per year for a period of up to 15 years, at a price level allowing competition with EDF offers on the free mass market.

For an initial five-year period from 2008 to 2012, the price in actual Euros, fixed at €36.8/MWh for 2008, then €39.4/MWh for 2009 and €42/MWh in 2010, will reach €47.2/MWh in 2012.

These loads were made during three successive calls to tender open to all alternative electricity suppliers in France. The awards, which occurred in 2008 and 2009, enabled 9 alternative suppliers to acquire 1,500 MW, which was the total amount of energy offered by EDF.

In 2010, the total load of electricity offered by EDF through this mechanism was 7.8 TWh.

6.2.2 Regulated activities in France

In France, EDF’s regulated operations consist of the following:

•	transmission, managed by RTE EDF Transport (RTE);
•	distribution, managed by ERDF;
•

EDF activities in Island Energy Systems (Corsica, French overseas departments and Saint-Pierre-et-Miquelon), which are managed by the Island Energy Systems Division (Systèmes Energétiques Insulaires, or “SEI”).

The tariffs for these regulated operations are established on the basis of the tariffs for using the public electricity transmission and distribution networks (“TURPE”) and on the basis of compensating the additional generation costs in zones that are not interconnected with the network in metropolitan France (“CSPE ZNI”) (see section 6.2.2.4 (“Tariffs for using the public electricity transmission and distribution networks or “TURPE”)).

6.2.2.1 Transmission – RTE EDF Transport

RTE EDF Transport was created on July 1, 2000 and became a subsidiary on September 1, 2005. It is the operator of the French electricity transmission network, which it owns, operates, maintains and develops. With approximately 100,000 km of high and very high voltage circuits and 46 cross-border power lines, this network is the largest in Europe. RTE EDF Transport’s geographical location places it at the heart of the European electricity market. RTE EDF Transport is the entity responsible for the correct operation and safety of the electricity network. It guarantees open and equitable access to all network users.

RTE EDF Transport was subsidized in 2005 and the company, a wholly-owned EDF subsidiary, was fully consolidated in the Group financial statements through December 31, 2010. EDF proceeded to allocate 50% of its RTE EDF Transport shares to its portfolio of dedicated assets for the decommissioning of nuclear power plants (see Note 30 to the 2010 Consolidated Financial Statements). This operation, approved by the EDF Board of Directors on December 14, 2010, received all necessary governmental approvals. RTE EDF Transport remains wholly-owned by EDF, but the governance change following this operation (see section 6.2.2.1.1 (“RTE EDF Transport Structure”) below) has led the EDF Group to discontinue full consolidation of RTE EDF Transport, instead it is accounted for under the equity method as of December 31, 2010.

RTE EDF Transport pays particular attention to support in the best conditions for the development of renewable energy in France. The development of a transmission and interconnections network is an essential element for the development of renewables energies, including wind energy, and the integration of those energies into the electrical system.

In 2010, the RTE EDF Transport group recorded sales of €4,396 million and EBITDA of €1,526 million1.

1. Source: RTE EDF Transport Group 2010 consolidated financial statements.

The table below sets forth a simplified balance sheet of energy flows on the RTE EDF Transport network over the last three years:

(TWh)	2008 *	2009 *	2010 **
Injections
Generation	549.1	519.1	550.3
Withdrawals
Energy withdrawn for pumping	6.6	6.7	6.5
Deliveries (including losses)	494.5	486.7	513.3
EXPORT BALANCE OF PHYSICAL EXCHANGES	48	25.7	30.5

*	Definitive data from RTE EDF Transport 2008 and 2009 Electricity Reports.
**	Provisional data (definitive data from the 2010 Electricity Report will be available in July 2011 on the RTE EDF Transport site: www.rte-france.com).

2010 Energy Balance1

Domestic French electricity consumption reached 513.3 TWh in 2010, up 5.5% (or 26.6 TWh) from 2009. Direct customers on the RTE EDF Transport network increased their consumption by 3.7% (or 2.8 TWh). The consumption of end users served by the transmission network increased by 5.6% (or 20.2 TWh). Weather conditions in 2010 is the cause of an extra 17.4 TWh of consumption over 2009, and 25.2 TWh over normal weather conditions. Weather factor-adjusted domestic consumption reached 488.1 TWh in 2010, up 1.9% (or 9.2 TWh) over 2009.

In raw data, this rise is both on the transmission network as well as the distribution networks. It is mostly attributed to “small business and residential” consumption, up around 7%, consistent with weather conditions. The industrial consumption increase (3.7%) is similar to small-and medium-sized businesses (around 3%).

With preliminary data adjusted for weather, small business and residential consumption rose 1.5% . The consumption of small- and medium-sized business consumption, which was particularly strong from March through July, also increased approximately 1% from 2009. Large industry consumption increased by 3.7% compared to 2009 but was down by 5% from 2008 and 6% from 2007.

A new consumption record of 96,710 MW was reached in France on Wednesday, December 15, 2010 at 7 p.m. This record follows successive ones in 2010 (94,600 MW on December 14th and 93,080 MW on February 11th). Record consumption grew by nearly 4.7% during 2009 and 2010.

The exchange balance increased markedly from the prior year due mainly to export growth greater than import growth, without however reaching prior years’ levels. The export balance for physical exchanges reached 30.5 TWh in 2010, rising 18.6% (or 4.8 TWh) over 2009. During the first 5 months of 2010, the monthly exchange balance was much lower for the same period in 2009 then distinctly improved for the remainder of the year, finally reaching the same level at the end of the year. This change reflects the balance of contractual transactions at the borders.In 2010, French electricity production was up compared to 2009 by 6.0% (or 31.2 TWh):

•	nuclear power generation increased by 4.6% (17.9 TWh);
•	hydroelectric generation increased by 9.9% (6.1 TWh), consistent with
•	changes in hydroelectricity compared to 2009;
•	wind generation reached 9.6 TWh, growing by 22.2% over the prior year; photovoltaic generation increased four-fold over the preceding year, reaching 0.6 TWh;
•	other renewable energy source generation[2] increased by 11.1%
•	(0.5 TWh); Fossil fuel-fired plants, which ensures a supply/demand balance increased generation by 8.3% (4.5 TWh).

Because of the French generation fleet structure, the rise in CO2 emission was limited to 3%.

French fleet power increased by 3.1 GW at the end of 2010, spread equally between the RTE EDF Transport network and the distribution networks.

6.2.2.1.1 Organization of RTE EDF Transport

In accordance with its by-laws, approved by directive no. 2005-1069 of August 30, 2005, RTE EDF Transport is a société anonyme (limited company) composed of both a Board of Directors and a Supervisory Board.

The RTE EDF Transport Supervisory Board includes a twelve members divided up into three nominating councils, including four employee representatives, up to four government representatives, and remaining members appointed by the Ordinary Shareholders’ Meeting. This number depends on how many representatives the government has appointed.

Through December 31, 2010, the government only appointed two members to the RTE EDF Transport Supervisory Board, bringing the number of EDF members to six. When 50% of EDF’s share in RTE EDF Transport were allocated to the portfolio of dedicated assets, the government requested an RTE EDF Transport governance change resulting in an increase in the number of government members on the Supervisory Board of the company, henceforth, to four. The RTE EDF Transport Supervisory Board thus includes, as of the filing date of this Reference Document, three nominating councils, each with four members.

The RTE EDF Transport Board of Directors has four members exercising their duties as monitored by the Supervisory Board. Subject to the approval of the Minister tasked with Energy, the Supervisory Board appoints the Chairman of the Executive Board as well as other members of the Executive Board based on the Chairman’s recommendations.

Pursuant to Article 14 of the French law of February 10, 2000, the Chairman of the Executive Board submits for approval by the CRE the investment program for the public electricity transmission network, in accordance with RTE EDF Transport’s medium-term financial plan.

In France, RTE EDF Transport is responsible for the public transmission network (PTN) pursuant to law no. 2004-803 of August 9, 2004. Law no. 2000-108 of February 10, 2000 requires that the PTN administrator exercise their functions under conditions set out in a model concession specifications approved by decree of the French Council of State following an opinion from the French Energy Regulation Commission. The PTN model concession specifications were approved by decree no. 2006-1731 on December 23, 2006. The amendment to the agreement of November 27, 1958 granting electricity PTN concession to RTE EDF

1.	Source: l’énergie électrique en France en 2010 (RTE EDF Transport) – Electrical power in France in 2010.
2.	Mainly: municipal waste, paper waste, biogas.

Transport was signed October 30, 2008, and ends December 31, 2051. The new specifications which supersede the prior one from 1995, is consistent with the legal framework resulting from municipal directives (legal, financial, and managerial separation between transmission activity, and generation and electricity supply activities).

6.2.2.1.2 RTE EDF Transport Activities

RTE EDF Transport manages power flow: it ensures the supply/demand balance and makes adjustments, manages electricity flows, and manages access rights to international interconnections in collaboration with neighboring network operators. It mobilizes reserves and offsets losses, carries out necessary accounting adjustments and resolves discrepancies.

RTE EDF Transport manages the transmission infrastructure: it operates and maintains the public transmission network and is responsible for its development, minimizing costs for the community and ensuring the safety of the system, people and property.

Finally, RTE EDF Transport guarantees access to the transmission network: It enters into contracts with transmission network users on the basis of network access tariffs and in accordance with non-discriminatory regulations.

RTE EDF Transport must confront different challenges as operator of the electricity transmission network: integration of the European market, fundamental restructuring of the power generation fleet, societal changes enforcing restrictions on the integration of new public interest infrastructures and the maintenance of industrial resources to meet the needs of customers and local authorities. To meet these demands, RTE EDF Transport, with the CRE’s approval, is entering a new phase in terms of investments: investments have enjoyed substantial growth since 2004, and have been brought to more than €1 billion per year over the period 2009-2012. RTE EDF Transport will finance this investment from its own resources, generated principally from the tariffs paid by the users of the network. These tariffs are calculated without discrimination to cover all of RTE EDF Transport’s costs, insofar as they correspond to an efficient management of transmission, and a fair return on the capital committed to approved investment programs (see section 6.2.2.4 (“Tariffs for using the public electricity transmission and distribution networks (Tarifs d’Utilisation des Réseaux Publics de transport et de distribution d’Electricité, or “TURPE”)”).

6.2.2.1.2.1 Power flow management

Cost allocation

The costs corresponding to the balancing offers activated by RTE EDF Transport as a result of negative imbalances are passed on to the balance responsible entities (generators, traders, suppliers, etc.) proportionately, based on their imbalance. In the event of positive imbalances RTE EDF Transport financially compensates the balance responsible entities for positive imbalances.

Interconnections

RTE EDF Transport manages access to international interconnections in collaboration with the transmission system operators of neighboring European countries.

The European electricity transmission networks are interconnected, and ensure that energy can be transmitted from one country to another. These interconnections are used to ensure the operating safety of the electricity transmission networks (in particular using neighboring generators and transmitters to compensate for a major generating or transmission unit outage in France and conversely) and to develop the European electricity market by enabling an electricity supplier to sell its energy to a customer in another country in the European Union. Moreover, these interconnections, by working on the basis of time differences between peak-loads on different sides of borders, enable generation capabilities to be better shared at a European level.

France-Spain Interconnection:

INELFE (Interconnection Électrique France Espagne) is a Franco-Spanish company created in October 2008 to carry out the whole of the interconnection project between France and Spain, from the initial feasibility studies through to completion of the actual construction work. The company will guarantee that the technical and environmental solutions selected by France and Spain for this project are consistent. It is a limited liability company with shares held equally by RTE EDF Transport and its Spanish counterpart REE (Red Eléctrica de Espana) and it will benefit from structures and experts of both companies for the study and construction of the link. In October 2009, the Ministry for Ecology, Energy, Sustainable Development and the Sea confirmed the route (area of least impact) proposed. The interconnection is due to enter service at the end of 2013 at an estimated cost of €700 million.

Interconnection with the United-Kingdom:

RTE EDF Transport and ELIA, corporate manager of the Belgian transmission network, and National Grid in the U.K., launched an electricity market forum among various participants in September 2008 on the need to increase future exchange capacities between the U.K. and the rest of Europe, as well as on the proposed construction of an additional interconnection between France and U.K.

This forum occurred in a context where increased investment in transmission networks across Europe is becoming a necessity, especially to support increasing renewable energy and developing new generating plants.

European Network Coordination

In December 2008, RTE EDF Transport and ELIA created a jointly-held corporation called Coreso, whose purpose is coordinating exploitation of Belgian and French electricity networks, and which has been active since February 2009. The founding of Coreso meets the needs of strengthening operational cooperation between transmission system operators (“TSOs”) as expressed both by the European Commission and electricity market. Participants. Coreso should enable a better integration at the regional level of the production of renewable energy and guarantee a secure management of border flows which are rising sharply.

National Grid became a Coreso shareholder in May 2009, followed by Terna and 50Hertz, TSOs in Italy and northeastern Germany, on November 26, 2010. The integration of these TSOs enabled the technical coordination center to greatly expand the scope of its European network monitoring. The expansion occurs in context of RTE EDF Transport validation of European electricity networks’ “common interests” and makes cooperation with other TSOs a key performance component in the dynamic of its venture operation.

Market Coupling

Because of existing limitations in transnational exchange capacity, EC regulation n° 714/2009 establishes new European-level rules to handle network congestion problems for interconnection capacity allocation (see section 6.5 (“Legislative and regulatory environment”)). For practical purposes, there are two methods which allow to comply with this regulation:

•	Interconnection capacity allocation by open auctions: the sale of exchange programming rights;
•	Allocation by implicit auction interconnections access priority is given to the least expensive energy blocks.

Market coupling will be carried out in this latter case. Market coupling is based on the performance of energy markets and boils down to merging purchase and sale book buildings of two nearby markets and creating a common price for such markets, within the import and export exchange capacities’ limit.

Tri lateral market coupling (a first in Europe apart from Noordpool) of the French, Belgian and Dutch electricity markets was begun in November 2006, and today is a success. Since 2007, electricity markets and transmission network administrators in Belgium, France, Germany, Luxembourg and the Netherlands have made significant progress in electricity market coupling in the CWE (Central and Western Europe) region and improved supply security coordination. In October 2008, 7 TSOs (RTE EDF Transport, Elia, TenneT, Cegedel Net, EnBW, E.On Netz and RWE TSO) created a joint venture called the Capacity Allocation Service Company (CASC-CWE) to offer one-stop transmission capacity auction allocation to CWE zone country borders (France, Benelux and Germany).

After more than three years of work, on November 9, 2010, RTE EDF Transport and its partners in the CWE region, network administrators and markets successfully launched market coupling in the France/Germany/ Benelux region. Market coupling in the region enabled simultaneous trans-boundary generating interconnection capacity optimization of countries within the region. Barring interconnection congestion, this will enable a flat price in all these countries.

Since the launch, a flat price has also been set throughout the day in the zone, proving success with network infrastructure usage facilitated by market coupling.

This coupling marked an important step toward creating a single European energy market. Exploration is current underway to expand regional coupling to Northwestern Europe, including France, Germany, Benelux, Scandinavian countries and the United Kingdom, from now till the end of 2012.

6.2.2.1.2.2 Management of the transmission infrastructure

Maintenance

RTE EDF Transport is responsible for maintaining the transmission network, through everyday maintenance, emergency repairs and the renewal of installations that are at the end of their service lives or that are damaged.

Following the storms of 1999, RTE EDF Transport implemented a “mechanical safety program”. Undertaken with numerous external subcontractors, the program’s objective is to provide against major climatic events by the strengthening of the mechanical resistance of overhead lines to enable them to withstand wind speeds of up to 150 km/hr and the transformation or installation of approximately 16,400 “anti-domino” towers in order to prevent a domino effect when faced with higher wind speeds.

These anti-domino towers, with significantly better mechanical resistance and to be installed every 3 to 5 kilometers on very high voltage lines (225,000 and 400,000 volts), will be in place by the end of 2013. In 1999, tree falls were responsible for causing 50% of all damage to towers. RTE EDF Transport has thus undertaken expanding forested areas to their original size, and this work was 98% complete by the end of 2010.

By the time the program is completed in 2017, RTE EDF Transport will have spent a total of €2.4 billion on making its network mechanically secure, with an average spending rate of around €160 million annually. The program involves 45,000 km of overhead lines on the RTE EDF Transport network.

Heavy snowfall in December 2010, and the Klaus and Xynthia storms in 2009 and 2010 respectively, which were stronger in certain areas than 1999 but incurred less damage, demonstrated the soundness and results of RTE EDF Transport mechanical network security program actions.

By 2017, this security work will ensure that each RTE EDF Transport customer delivery point will be connected to the network by at least one line capable of withstanding wind speeds equivalent to those of 1999, in compliance with the new more rigorous mechanical resistance standards.

Electrical quality results in 2010 were impacted by the Xynthia storm in January and by Var flooding in June, termed extraordinary events. Electrical outage time (4 minutes and 48 seconds) sharply declined against 2009, which was a record since 19991. Excluding major events, electrical outage time is 2 minutes and 53 seconds (against an indicative guideline2 of 2 minutes and 24 seconds).

1.	In 2009, major events were the Klaus storm in January and the Quinten storm in February as well as the off-loading in the PACA region in July and December.
2.

The CRE proposal of February 26, 2009 regarding public electrical transmission and distribution network usage rates issued in the Journal Officiel of June 19, 2009 has provisions encouraging network administrators to offer better services at better prices: hoping that during the rate period, network administrators improve technical and economic operational efficiency while ensuring compliance with their public service mission, the CRE adopted incentives to control costs and improve quality. To this end the CRE has accepted increased productivity levels on controllable operating costs proposed by network administrators. If a network administrator makes additional efforts during the rate period, additional productivity released will be shared between the network administrator and end users. The CRE has also adopted a specific measure aiming to encourage network administrators to control costs associated with network loss compensation. These provisions are accompanied by a regulatory scheme encouraging transmission network administrators to improve quality offered to users, in terms of both power supply and service. This quality incentive scheme especially helps ensure that network administrators do not improve productivity to the detriment of quality.

New Transmission Network Investment

In addition RTE EDF Transport is continuing network development. New projects aim to reinforce the national grid and anchor the French transmission network within the European system.

Each year RTE EDF Transport produces a multi-annual investment program that is submitted to the French Energy Regulation Commission (Commission de Régulation de l’Énergie, or CRE). In 2010, RTE EDF Transport spent €1,170 million on the development of its network as against €1,021 million in 2009.

In 2010, RTE EDF Transport launched 656 kilometers of new or renovated circuits and 20 transformer substations on the transmission network.

SNCF transferred 3,824 km of 90 kV and 63kV circuits and to RTE EDF Transport in 2010, as well as substation materiel of the same charge scattered over 120 sites.

The number of transnational lines increased to 46, versus 45 in December 2009, following replacement of the Aubange-Moulaine-Mont Saint Martin line between France and Belgium by two Aubange-Moulaine and Aubange-Mont Saint Martin lines. Interconnections with Germany from Vigy also link the German Ensdorf substation.

Interconnection reinforcement with France and Belgium:

RTE EDF Transport and ELIA installed a second 225,000 volt circuit on an existing 15 kilometer electricity line linking France and Belgium. The use of new, more efficient conductor technology increases circuit transmitted power by more than 20%.

RTE EDF Transport -ELIA cooperation for completing this project began in 2005 and continued in stages until the new electricity line on May 28, 2010. RTE EDF Transport and ELIA invested a total of €13.2 million, including €11 million from France where most of the route was, and €2.2 million from Belgium.

Transmission network modernization in the Longwy basin in eastern France and southern Belgium completed at that time provided for improved supply security in the transnational region.

Transmission capacity reinforcement between Moulaine and Aubange also allowed RTE EDF Transport to remove 15 kilometers of other older 63,000 volt electricity lines, notably between Moulaine and Herserange.

Electrical Reinforcement in Southern Brittany:

The 400/225 kV Calan substation in Morbihan was successfully launched on November 24, 2010. This new substation improved security in southern Brittany since the winter of 2010, notably during peak consumption. This step marked the completion of 6 years of studies, dialogue, examination and construction.

The construction of the Calan substation and its connections occurred in the overall weak electrical supply environment in Brittany, particularly in the south where the 225 kV network has been overloaded for many years. Confronting the risk of massive outages, RTE EDF Transport thus decided at the end of 2004 to create a 400/225 kV transformer substation in northern Lorient permitting transmission rebalancing between the 225kV and 400 kV networks.

The Calan substation is next to the existing 400 kV line, joining Cordemais (Nantes) and La Martyre (Brest). Its connection is thus harnessed to 4 towers on the eastern and western ends of the substation without creating a new 400 kV line. An underground 7km 225 kV link was completed to the existing Poteau-Rouge substation near Lorient. To ensure its well integrated environmentally, the new substation is partially set on a vacant quarry. It benefits from existing landscape improvement which will be complemented by planting indigenous bushes. The completion of this project is the fruit of a successful collaboration with local stakeholders and state agencies since 2005.

Tamareau-Tavel 400 kV Line Reinforcement:

Begun in April 2009, conductor replacement of the Tamareau-Tavel double 400kV circuited line linking Avignon and Montpellier was completed at the end of 2010.

The 400kV Tamareau-Tavel line, the sole axis connecting the Rhône Valley and the PACA region in southwestern France, is a strategic link for RTE EDF Transport. The generating imbalance between southeastern and southwestern France necessitates heavy transmission between Tavel (Avignon) toward Tamareau (Montpellier). This phenomenon will become more pronounced in coming years with the completion of new facilities in the southeast (combined cycles in the Fos area) and increasing energy exchanges between France and Spain. This axis also builds on prioritizing integration of renewable energy from the southwest and Spanish peninsula. To anticipate these constraints, RTE EDF Transport decided to use ACSS, or weak dilation, cables which increases line capacity by nearly 67% in urgent situations without impacting the environment. It was a huge success as 1,100 kilometers of ACSS1 cable were installed.

This activity which is the apex, the realization of the conception, development and installation of this new generation cable over a consideration distance, launches an ambitious, multi-year improvement program.

6.2.2.1.2.3 RTE EDF Transport International Activities

RTE International, a subsidiary of RTE EDF Transport created in September 2006, is RTE EDF Transport’s interface for all foreign engineering and consultancy services outside of France, either in response to RFPs or by private bid invitations.

RTE International is repositioning itself generally toward operational career training for which RTE EDF Transport’s know-how and experience are recognized. Business remains even so subject to international political shifts.

6.2.2.1.3 Tariff for using the public transmission networks

The tariff for using the public transmission network is a component of TURPE (see section 6.2.2.4 (“Tarifs d’Utilisation des Réseaux Publics de transport et de distribution d’Electricité (“TURPE”)”)).

6.2.2.2 Distribution – ERDF (Électricite Réseau Distribution France)

The main purpose of distribution activities is to deliver the electricity sold by electricity suppliers to end-users. ERDF, a wholly-owned EDF subsidiary and spun off by the latter with all its distribution and operational activities on January 1, 2008, serves approximately 34,000 out of some 36,500 French municipalities. This represented in 2008 95% of the volume of electricity distributed in France, 5% being distributed by local distribution companies.

ERDF operates through the following businesses: ensuring as franchisor the management of franchised assets (network expansion, reinforcement and renovation), conducting and maintain the network to ensure delivery continuity, performing construction on the network, ensuring network access to all users in context of active contractual provisions and managing meter units, acquiring, processing, and transmitting network user consumption data.

In 2010 ERDF distributed electricity to more than 34 million Points Of Delivery (POD) in mainland France via a network of approximately 1.3 million kilometers.

In 2010, ERDF reported sales of €12,187 million and €2,440 million EBITDA. There were 36,110 ERDF employees as of December 31, 2010.

The electricity volumes (preliminary information) transmitted on ERDF’s network in 2010 are as follows:

Injections:	388.3 TWh,	Including by RTE EDF Transport: 365.5 TWh
Including by decentralized suppliers: 22.8 TWh
Drawdowns:	362.9 TWh,
Losses:	25.4 TWh,

The distribution network generates losses, which are in part due to physics (the Joule effect) and depend directly on the quantity of electricity transmitted. ERDF must compensate for these losses in order to supply the quantity of electricity required by the end-users. In 2010, the loss rate was 6.5% of electricity injected into the network, i.e. 25.4 TWh. ERDF’s cost rose to €1,784 million in 2010. To compensate for these losses, ERDF purchases the corresponding electricity on the market by means of invitation to tender, placing approximately 20 qualified suppliers in competition. After August 1, 2013, ERDF could, as with other network administrators, progressively benefit via ARENH by the purchase of its losses.

ERDF delivers electricity to the installation terminals (meters) of network customers, where the withdrawals are made. A number of different operators inject electricity into the distribution network. Mainly through RTE EDF Transport, which is responsible for transmission in France (see section 6.2.2.1 (“Transmission – RTE EDF Transport“)), as well as suppliers, in their capacity as facilities whose size enables direct injection into the distribution network, that corresponding injections occur at source substations throughout the network. These injections must compensate, at all times, for customer withdrawals and network losses. Failure to do so may result in a deterioration in the quality of the supplied product (quality of the wave, voltage and even the continuity of supply).

6.2.2.2.1 ERDF Organization

Since January 1, 2008, EDF Group distribution activity in France,, in accordance with the legal framework, has been quasi-exclusively provided by ERDF, a French société anonyme with a Board of Directors and Supervisory Board responsible for managing the public electricity distribution network.

In accordance with directive 2003/54/CE including principles from directive 2009/72/CE of July 13, 2009 which stipulates that when the distribution network administrator is part of a vertically integrated corporation, its organization and decision making must be legally independent of other activities unrelated to distribution, EDF and Gaz de France, today GDF Suez, decided to subsidiarize their network administrators, their two subsidiaries ERDF and Gaz réseau Distribution France (GrDF) share a common service pursuant to the legal framework (see section 6.2.2.2.5 (“Relations between ERDF and GrDF within the Common Service.”))

Pursuant to the law of August 9, 2004, a partial asset transfer agreement allowed EDF to transfer its electricity distribution activity related assets and liabilities (such as rights, authorizations, obligations, and contracts related to managing its public electricity distribution network) to ERDF.

The ERDF Supervisory Board has 15 members, of which eight are appointed by the Ordinary Shareholders’ Meeting, five are employee representatives (elected according to French law n° 83-675 passed on July 26, 1983); and two are French government representatives. The ERDF board of directors includes 3 members exercising their duties as monitored by the Supervisory Board.

ERDF Mission

ERDF operates the public electricity distribution network in France according to conditions set in the franchise bid specifications (see section 6.2.2.2.4 (“Concessions”)), and provides other public services assigned it by French law. These include:

•	outlines and implements operating, investment, and expansion policies for its electricity distribution network;
•	ensures that users and other electricity grids can access its network in a non-discriminatory, objective, and transparent manner, and also provides interconnections with other networks;
•	gives users the information needed to access its network efficiently (except for information protected by regulations or law);
•

handles relations with energy regulatory bodies (e.g., the French Energy ministry, the French Energy Regulatory Commission, and Government agencies granting public distribution licenses) in connection with its activities;

•	handles relations with local Governments;
•	negotiates, signs, and executes concession contracts;
•	operates, repairs and maintains its electricity distribution network;
•	oversees the design and construction of network equipment, and provides project management for these networks;
•

provides metering services to network users, including the supply, installation, maintenance, weather checking, and replacement of meters, and the management of data collected from the meters, as well as all responsibilities related to these activities;

•

provides non-nationalized distributors, other distributors, and Government organizations the services that are specified in Article L. 2224-31, paragraphs III and IV, of the French General Code for Local Governments;

•	and, more generally, carries out all operational, commercial, financial, or property-related activities necessary to achieve the above.

6.2.2.2.2 Distribution network

Technical characteristics

As of December 31, 2010, the distribution network for which EDF is the franchisee (see section 6.2.2.2.4 below (“Franchises”)) comprises approximately:

•	608,046 km high voltage lines of 20,000 volts;
•	685,413 km low voltage lines of 400 volts;
•	2,210 high/low voltage source substations;
•	742,714 low voltage/high voltage transformer substations.

Upstream, network boundaries are generally the source substation, the operational portion of which is ERDF property, ensuring the interface between the transmission and distribution networks. In certain cases, still upstream, the substation connecting to generation installations that are directly connected to the distribution network; and downstream, the circuit breaker installed at the premises of the customer, which fall within the scope of the concession.

Changes in investments

In 2010, €2.6 billion were invested, including €1.2 billion mostly tied to connecting new customers and suppliers. Pursuing investments started in 2008 increased investments by €526 million in the distribution network between 2008 and 2010. The additional resources engaged thereby are applied to ensuring networks’ security, to safety in general, to environmental protections and to quality of transmission, fields in which customers and local authorities’ expectations are particularly high. In addition, concessionary authorities invested approximately €1,024 million in 2010, up €13 million from 2009, bringing the total investment in distribution networks in mainland France in 2010 to approximately €3.6 billion.

A “climate contingencies” action plan was developed and launched in 2006 in accordance with the Public Service Contract (see section 6.4.3.5 (“Public Service in France”)). This plan is based on a complete evaluation of the network’s potential weaknesses in respect to weather-related events, and notably provides for the burial of over 30,000 km of medium-voltage lines by 2016.

In order to comply with the Public Service Contract’s objectives as well as with environmental and aesthetic objective, ERDF has also undertaken to bury 90% of the new high-voltage lines and to apply discreet techniques to install two-thirds of the new low-voltage lines. ERDF is not seeking to bury its entire network. A buried network would effectively be as vulnerable to outage risks as an above-ground one: it may be subject to external shocks (heat waves, floods, construction, etc.), and the time required to locate incidents and reestablish the customers’ supply may be longer than in the case of an overhead network.

In 2010, ERDF built over 97.4 % of new medium-voltage lines using the underground technique and over 75.9 % of new low-voltage lines using the underground or discrete technique (twisted cable). It thus exceeded its commitment with the state to reduce the visual impact of these projects. Also in context of its climatic hazards plan, ERDF has more than 4,936 kilometers of above-ground high voltage lines in 2010, i.e. 30% more than 2009.

Quality of service

In order to be able to face major incidents, ERDF established a special rapid-response taskforce (“FIRE”) that can mobilize at any time to any region affected with teams from other regions in order to restore electricity as quickly as possible.

The Xynthia storm that crossed France on February 28, 2010 caused 1,300,000 customers to lose electricity, approximately 5,000 people were mobilized, including 460 from the inter-regional FIRE, 60 from foreign EDF Group subsidiaries and 790 from partner corporations. Power to more than 90% of customers was restored in two days. Costs from this storm were estimated at €37 million.

During floods in the Var on June 15, 2010, which caused damage to transmission and distribution networks and caused electricity outages to more than 200,000 customers, ERDF mobilized 500 employees, including 130 FIRE team members from other regions. There were 500 high power generators deployed with significant logistical supplies representing a total of 2,000 tons of equipment. ERDF restored power to all its customers in fewer than 3 days. Significant work was done to restore the stability of network equipment.

The quality of service is a major objective of ERDF. This goal is reached by maintaining a steady voltage, closest to the value set contractually or, failing that, by regulation and by minimizing the number of outages. Decree No. 2007-1826 of December 24, 2007, some measures of which came into force on June 28, 2008, sets required distribution network administrator quality of service thresholds. Regarding the quality of voltage, over 98.5 % of customers in 2009 were considered “well supplied” under existing regulations.

Renewable energy development

As in 2008 and 2009, the number of low power photovoltaic generation facilities considerably increased in 2010. ERDF also reported a big jump in demand in high power photovoltaic facilities. More than 100,000 photovoltaic generation facilities under 36 kVA were connected to the distribution network in 2010 versus 31,000 in 2009 and 7,100 in 2008. Total photovoltaic power installed by December 31, 2010 was more than 800 MW.

6.2.2.2.3 Electricity market

Operation of the electricity market

The French electricity supply market has been competitive for all customers since July 1, 2007.

Twenty-four electricity suppliers operate in the French market. They signed a contract with ERDF, defining terms of operation between the supplier and the distributor when the customer subscribes to a single contract encompassing electricity supply and delivery.

ERDF launched market operations rule simplification work in concert with the CRE in 2010.

Performance indicators for ERDF, defined after consultation with suppliers, are stable in compared to 2009.

Smart meter project

ERDF is testing a new generation of Linky smart meters during 2010-2011. These meters let distributors act remotely and bill customers based on real-time indexing. These cutting edge meters have great potential: reducing costs through e-statements and network management tools and optimization (non-technical loss reduction, troubleshooting functionalities). It improves services provided to customers and suppliers (energy savings through better awareness of consumption load curve, rate offer variety and flexibility, detailed supply quality monitoring).

This experiment will involve 300,000 customers in the region of Lyon and in the region of Tours. It is unfolding consistent with objectives set by ERDF.

Public authorities will create a report on the experiment in 2011 to weigh in on widespread usage of these meters for 35 million customers and on their technical specifications. The decree of August 31, 2010 (Decree No. 2010-1022) stipulates that in case of a favorable decision, all new residential or small business customers will receive a smart meter. It also states that by 2020, 95% of all customer segments will have smart meters.

Institutional and legislative News

The Grenelle 2 law adopted July 12, 2010 includes numerous provisions concerning ERDF, and specifically the creation of regional schemes for climate, air and energy as well as others concerning network linkage with renewable energy and adjustment of the network extension share assumed by the public transmission network usage tariff (TURPE) when linked to a consumer site pertaining to the Urban Planning Code.

The NOME law of December 7, 2010 contains certain provisions specifically impacting network administrators and in particular ERDF as the possibility of indirect access by supplier intermediaries to ARENH for distribution network loss compensation, elimination of the supplier connection discount and launching departmental collectives, under the aegis of prefectures, dealing with all investments and distribution network construction.

See also section 6.5 (“Regulatory and Legislative Environment”).

6.2.2.2.4 Concessions

In France, public service distribution is managed as part of concession agreements. The municipalities own the distribution networks for the portion of corresponding to return goods. The development and operation of public distribution networks (national territory blanket service via public distribution, terminating, and access networks under non-discriminatory conditions to public distribution networks), and electricity supply to regulated sales tariffs are conferred by the February 10, 2000 law to ERDF, EDF in non-interconnected areas in the continental metropolitan territory and to ELD in their exclusive service area.

In accordance with the provisions of article 14 of law No. 2004-803 of August 9, 2004, modified by article 23 of law No. 2006-1537 of December 7, 2006, the current concession agreements are deemed jointly signed by the licensing authority (local authority or cooperative public establishment), EDF (or the territorially competent ELD) for the part concerning supply at regulated tariffs, and by ERDF (or the territorially competent ELD) for the network portion. Upon renewal or modification, concession agreements are co-signed according to these terms.

ERDF and EDF manage approximately 1,000 concession agreements, covering approximately 95% of the population.

Concession agreements are generally entered into for a period of between 20 and 30 years. The average end date of active concession agreements is 2023; the city of Paris contract ended in 2009 but was extended through amendment by 15 years.

Terms of concession agreements

A framework concession agreement and bid specifications were adopted (with adjustments, depending on whether the contract was entered into with an urban municipality or inter-local government entity) in June 1992 following negotiations between EDF and the National Federation of Licensors and Local Utilities and were validated by public authorities. This concession was updated in July 2007 to account for new French legislation and regulations (see section 6.5.3 (“Public Electricity Distribution Concessions”)). It encourages licensors to regroup them at the departmental level. To date, 95% of concessions use this framework contract.

The concession agreements are generally negotiated locally on the basis of the standard specifications adopted in 1992, updated in July 2007, the principal terms of which concern the following points:

•

the purpose and scope of the concession: the licensing authority guarantees to the licensor the exclusive right to exploit the public service of development and operation of the public network for electricity distribution in a given area and supply at regulated tariffs. The licensor is responsible for the operation of the service, and operates it at its own risk;

•	the principles of pricing, namely equal treatment of users, economic efficiency and geographical adequacy;
•	the payment by the licensor of charges to the grantor;
•

the obligation for the licensor to carry out industrial and renewal provisions by taking into account the cost of works replacement which has to be renewed. The amounts corresponding to these obligations are subject to an annual report to licensors;

•

the practical terms in case of renewal of the concession: “the amount exceeding provisions made by the licensee for the further renewal of the works conceded in relation to amounts required for these operations will be submitted to the conceding authority, which has the obligation to allocate it to works on the conceded network”;

•

practical and financial terms in case of non-renewal (or anticipated termination) when service maintenance is no longer desired, i.e. (i) the return to the licensor of works and material from the concession in normal working conditions, (ii) an indemnity payment equal to the reassessed non-amortized value of the works in the ERDF proportional stake to their financing by the licensing authority, and (iii) payment by the licensor to the licensee of the balance of provisions established for works refurbishment, augmented by industrial depreciation allowances set in proportion to the concession stake in works financing;

•	audit of the licensee’s business, is carried out by an auditor appointed by the licensor and distinct from the public distribution network operator.

Additionally as part of the implementation of the French solidarity and urban renewal (SRU) law and town planning and housing (UH) law, ERDF and FNCCR signed an agreement on July 5, 2009, called PCT, allowing licensors to benefit from an interest in the delivery tariff on the financing of a connection when they manage the project.

Execution of work on the distribution network a shared responsibility

Contracted work on the networks (the lead contractor coordinates, executes, and finances the work) is divided, on the basis of the principles established in the specifications, as follows:

•

with respect to connection (network extensions and creation of connections) and installation modifications (network improvements as a result of an increase in electricity demand or to improve service quality), ERDF and the licensor share the contracting of work for rural electrification networks on a case-by-case basis. For urban networks, ERDF is generally responsible for contracting the work;

•	ERDF is the lead contractor for maintenance and renewal work (maintenance, pruning, relocation, displacement and compliance);
•	local governments are the exclusive contractors for integrating installations into the environment (burial, aesthetic improvement, etc.).

Primary fees and contributions

Contracts provide for fee payments enabling the licensor to subsidize concession-related expenditures.

To supplement financing that the licensing authority incurs for facilities which they manage that are included in the franchise; from that authority’s own interest in works for which the licensee is the contractor; or all expenses made by the licensing authority for public service as the purpose of the concession, ERDF pays a fee to the concession authority broken down via its calculation methods as an R1 (operational) and an R2 (investment) fee.

ERDF pays a fee for electricity facilities occupying public property. This fee is calculated according to a formula based, notably on the number of people served, and was revised by a decree passed in March 2002. It is paid to the licensing municipalities or licensing unions and to the department.

ERDF, like local distribution companies, pay into an electricity depreciation and amortization expense fund (“FACE”) based on the number of kWh delivered. FACE redistributes the collected funds to local governments to fund their rural electrification expenditures.

ERDF and local distribution companies also pay into an electricity tariff balancing fund (“FPE”), which splits the equalization charges among the distribution network operators. Equalization charges relate to the obligation to ensure that all customers across the domestic market benefit from the same electricity delivery tariff.

6.2.2.2.5 Contractual relations for the joint ERDF and GrDF service

As mentioned above, pursuant to directive 2009/72/EC of July 13, 2009, the principle retained in 2008 by EDF and Gaz de France, now GDF Suez, was that of the subsidiarization of their network administrators and shared services department in accordance with the legal framework.

In accordance with the law of December 7, 2006, these activities are based on shared service with ERDF and Gaz réseau Distribution France (GrDF), a company created on January 1, 2008, and wholly owned by GDF Suez, which is responsible for administration of public gas distribution. Each company nevertheless manages the portfolio of customers independently.

In 2010, ERDF and GrDF took over 94 million meter readings and performed approximately 12 million customer visits.

Shared Service Organization

The shared services of ERDF and GrDF do not operate through a structure with the status of a legal entity. They include construction and maintenance of electricity and gas networks, project management, network operation and management, and metering activities.

As of December 31, 2010, ERDF included 36,110 employees. This total includes shared service employees with 28,864 total employees assigned to electricity business and a share of employees assigned to shared electricity and gas business, i.e. 5,867 people1 (see section 17.1.1 (“Group Employees”)).

EDF and GDF Suez concluded an agreement on April 18, 2005 stipulating in particular shared service expertise and costs and revenue sharing from its activity2. This agreement, after having undergone necessary adjustments, was transferred to ERDF and GrDF in 2008 as part of EDF and GDF Suez electricity distribution business subsidiarization.

This agreement also specifies how the shared service will be governed (e.g., organized, monitored, and modified). It gives each company the freedom to develop their own activities within the shared service. In cases where one company’s decisions, especially financial, might impact the other within the shared service, a study is to be conducted. Contingent damages would be compensated through payment of a financial indemnity and/or amendment of the agreement made between the two companies. Decisions regarding common activities are made together by the corporations. Neither ERDF nor GrDF can consequently impose their decision upon the other with agreement of the other party.

The agreement was entered into for an unlimited duration and may be terminated at any time upon 18 months’ notice, during which the parties must undertake to renegotiate a new agreement. If a new agreement is not entered into at the end of this period, the parties will refer the issue to the mutual dispute resolution procedures, before any referral to courts. The contract also includes provisions requiring the parties to negotiate in good faith, namely in case of a change of applicable law or new circumstances affecting them.

6.2.2.3 Island Energy Systems

The Island Energy Systems (“SEI”) comprise the electricity networks operated by EDF that are not interconnected or only connected to a very small extent to the continent: mainly Corsica, the French overseas departments and overseas municipalities of Saint Barthélemy, Saint Martin, and Saint Pierre-et-Miquelon.

All of these territories correspond to “zones that are not interconnected with the French metropolitan network,” referred to in Article 2 of law

1.	These figures include vocational training contracts, nurses and doctors, unlike the figures in section 17.1.1 (“Group Employees”).
2.

The ERDF and GrDF agreement, defined in the rules on sharing common revenue stemming from shared service and codes applied for distribution between ERDF and GrDF. The principal code, used by default in the absence of a specific contractual code, is the “network user” code, calculated from the totality of electricity and gas delivery points, regardless of the customer category. Other codes are applied whose nature is tied to their related activities.

No. 2000-108 of February 10, 2000 as amended by the law No. 2006-1537 of December 7, 2006. They share the following characteristics:

•	these territories benefit from tariff equalization with continental metropolitan France;
•

the small size of their electrical network and the lack or the insignificance of their interconnection with a continental network means that the output costs are structurally far higher than those in metropolitan France and, for this reason, much higher than the portion reflected in the tariffs.

This situation results in the lawmaker considering additional SEI output costs to be a public service charge and therefore reimbursable through the Contribution to the Public Electricity Service (CSPE) (see section 6.4.3.5 (“Public Service in France”)).

EDF’s organization in each of these territories is therefore based on maintaining an integrated structure guaranteeing the majority of output, and all supply-demand balance management, functions, network operator functions (HTB, HTA and BT) and supplier functions.

In these territories, EDF is the main player in terms of electricity production with a fleet representing an installed capacity of 1,878 MW including 400 MW of hydroelectric capacity and 1,478 MW of thermal generation capacity. The total length of the electricity network is about 32,900 km (all voltage levels combined) and at the end of December 2010 there were a total of 1,037,700 customers.

In these networks, given the existing imbalance between the MWh generation cost and the sale price at the equalized tariff, EDF’s sales activities consist of managing electricity demand, either alone or in partnership with the ADEME and local institutions.

Most of the SEI, however, has experienced significant growth in their consumption (high rate of demographic growth and/or late technological developments in household appliances). This increase in demand must be met by the creation of new generation plants, which are decided upon by the Minister of Industry within the scope of the Multi-Year Investment Program, either by means of invitations to tender or by authorizing projects developed by private operators. The operators’ interest, including EDF, in investing in SEI generation was strengthened by an order made by the Minister of Industry on March 23, 2006, setting the nominal payment rate before tax to 11% of fixed capital in production investments made in Corsica, French overseas departments, Saint-Pierre-et-Miquelon and Mayotte.

Developments and Outlook

Investments designed to modernize and reinforce the electricity generation fleet with guaranteed capacity

The Multi-Year Electricity Output Investment Program has set an objective of implementing electricity generation at firm capacity for the SEI at 1,166 MW by 2020, and includes almost complete refurbishing of existing diesel-fueled power plants.

Given its strategy to remain the major player in terms of installed capacity facilities in all the SEI, the EDF Group has begun a refurbishment program in 6 out of 7 diesel-fueled power plants in Corsica and French overseas departments. This project, which will also help to satisfy part of emerging needs, is being executed by the wholly-owned subsidiary of EDF, Island Electricity Generating. In 2010, construction projects in four of these diesel-fueled power plants have been committed for a total capacity of nearly 700 MW: Port-Est on Réunion Island, Bellefontaine B in Martinique, Pointe-Jarry in Guadeloupe and Lucciana B in Corsica. The renovation of the Saint-Pierre-et-Miquelon power plant was also decided.

The EDF group also began developing two hydraulic projects to expand the Rivière de l’Est facility in Réunion to 14 MW of power which was put in service in 2010, and construction of the Rizzanese facility in Corsica with 55 MW of power to go into service in 2012.

Electricity network investments

The network reinforcement program undertaken between 2008-2010 to exclusively confront tornado threats following several tornados in 2007 (Gamède in Réunion, and Dean in Guadeloupe and Martinique), is wrapping up.

Continued growth in these areas despite actions taken on controlling consumption demand and renewable energy development led the EDF Group to further strengthen electricity networks. Because of the abundance of natural parks in Corsica and the French overseas departments, some of the new high voltage connections will be laid underground and underwater.

A stake in projects intended to better integrate renewable energy into the electricity generation mix and optimize electricity system management

SEI supports the development of renewable energy at guaranteed capacity (geothermal, ocean energy, biomass, and biogas), by mobilizing the EDF group expertise in R&D; improves technical capacity to introduce intermittent renewable energies in the Island Energy Systems (expanding forecasting tools with other corporations and universities, implementation of a 1 MW battery in Réunion, the first of that capacity in Europe); and finally commit to smart grid experimental projects in partnership with other corporations, research laboratories and ADEME.

6.2.2.4 Tariffs for using the public electricity transmission and distribution networks (Tarif d’utilisation des Réseaux Publics de transport et de distribution d’electricité, or “TURPE”)

Pursuant to law No. 2000-108 of February 10, 2000, transmission and distribution network tariffs are adopted jointly by the Finance Minister and the Energy Minister, as following a proposition by the Energy Regulatory Commission (CRE).

The current tariffs for the use of the public transmission and distribution network (TURPE 3), approved by a ministerial ruling on June 5, 2009 and published in the Journal Officiel on June 19, 2009, came into force on August 1, 2009. The tariffs for using the public electricity transmission and distribution networks are determined in order to cover.

•	the costs of transmission and distribution activities integrating productivity targets set by the regulator;
•

financial compensation equal to revenue from the regulated asset base, estimated on January 1, 2009 at €10,408 million for transmission and €28,450 million for distribution, based on a fixed remuneration rate corresponding to a nominal rate before tax of 7.25%.

In addition, the CRE has set up a mechanism to compensate for the effects on income and expenditure of external factors that are beyond the control of the network managers. This income and expenditure adjustment account (CRCP) is an off-balance sheet record under previously identified items of all or part of any excess or shortfall experienced by the network operator cleared by decreasing or increasing expenses to be recovered through the public electricity network tariffs over the following five years.

Consequently, the proposition of the CRE, which is designed to enable network managers to cover their costs over a period of four years starting from 2009, foresees a rise during its application of 2% for the transmission network usage tariff and 3% for the distribution network usage tariff. From 2010 to 2012, the tariff schedule will be adjusted according to the rate of inflation plus 0.4% for the transmission network and 1.3% for the distribution network, plus a CRCP discharge factor, the absolute value of which may not exceed 2%.

The application of these principles led to a transmission network usage tariff increase of 2.5% and a distribution network usage tariff increase of 3.4% on August 1, 2010. Additionally, by applying the indexation formula, the Services Catalogue tariff increased by 0.6% on September 1, 2010.

The adoption of tariffs over a period of four years ensures improved visibility for transmission and distribution network managers on the changes in their income. This extension of the tariff period also simplifies making adjustments that will help them control costs and improve quality, along with other measures that have been adopted.

The CRE, for example, has adopted incentives to control costs and improve quality to help the network managers improve the technical and economic efficiency of their operations during the tariff period, while nonetheless ensuring compliance with the public service missions entrusted to them. To this end the CRE has accepted the productivity gain levels on controllable operating costs proposed by the network administrators. If a network manager makes additional efforts during the tariff period, the additional load released will be shared between the network manager and end users. The CRE has also adopted a specific measure aiming to encourage network managers to control the costs associated with the compensation of network losses.

These provisions are accompanied by a regulatory scheme encouraging transmission network managers to improve the quality offered to users, in terms of both power supply and quality of service. This quality incentive scheme in particular helps ensure that network managers do not realize increased productivity at the expense of quality levels.

See section 6.5.2.2 (“French Legislation”) concerning the transmission and distribution of natural gas (law No 2003-8 of January 3, 2003).

6.3 ●● Presentation of EDF Group’s international activity

The EDF group is positioned as an energy leader, prioritizing sustainable and profitable industrial growth investments based on knowledge development and promoting our technical expertise. The group intends to continue to strengthen its international businesses, as a complement to its activities in France.

The international activities of the EDF group develop the core strategies of the group on an operational level (see section 6.1 (“Strategy”)). These strategies involve the reinforcement of our European positions, and the international deployment of our nuclear activities and projects and other key projects.

European Positions

The EDF Group has consolidated its European presence, the mature market of its industrial base.

Group activity in Europe is based upon: building unique electricity and gas markets; encouraging new technologies and innovative and customized solutions to environmental, social and economic challenges; and respecting natural and human resources, and local stakeholder priorities regarding energy challenges and associated services.

The principal events of the year illustrating this strategy were:

•	In the United Kingdom: pursing studies and investments to diversify local generating facilities;
•

In Germany: the political authorities from the federated state of Baden-Württemberg having made their request to give EnBW a strong regional shareholder to refocus the company’s business on Baden-Wurtemberg, the EDF Group accepted the state’s offer to buyback the equity interest of EDF International’s in EnBW, completed February 17, 2011;

•	In Italy: discussions with Italian partners to refurbish the shareholders’ agreement
•	In Poland: integrating Polish subsidiaries through creating shared services for all companies
•

In Belgium: signing a new shareholders’ agreement, buyback of certain minority stakes and finally implementation of a synergy program marked notably by the transfer of EDF Belgium customer portfolio to SPE.

The Group’s ambitions in Europe

The EDF group’s ambition is to consolidate a coherent industrial group with its current main positions in Europe and it will review any new opportunity of profitable development in Europe which is its core market.

In addition, the Group intends to continue building its gas assets, which are necessary to its ambition of becoming an active utility in the gas and electricity sector in Europe, in order to secure its offer, to provide its customers with a multi-energy offer and to ensure a competitive supply of means of Group’s electricity generation through gas.

The Group is also implementing operational synergies among its various entities in France and Europe with the following actions:

•	to improve operational performance by sharing best practices observed within the Group;
•	to use the opportunity of construction projects of generation assets in various subsidiaries in order to standardize the conception and to group the purchase orders to equipment manufacturers;
•	to coordinate gas supplies and investments to further the group’s ambitions in the gas market.
•	to develop on an European scale upstream-downstream optimization.

The table below sets forth the general features of the EDF group’s main subsidiaries and holdings in Europe (as of December 31, 2010):

Company name	Main activities	Technical data
United Kingdom
EDF Energy	Electricity generation	Number of customer accounts: Around 5.5 million(1)
	Electricity Sales and Gas Services	Electrical installed capacity: 13 GW
Gas Sales: 30.4 TWh
Italy
Edison	Electricity generation	Number of customers: around 1 million customers(1)
	Electricity Sales	Electrical installed capacity: 12.5 GW
	Gas generation, storage and sales	Natural gas business 15.8 Gm3(2)
Fenice	Electricity and heat generation	Electrical installed capacity: 508 MW
	Energy and Environmental Services	Thermal installed capacity: 3,192 MWth(3)
Poland
EC Wybrzeze	Electricity and heat generation	Electrical installed capacity: 331 MW
Thermal installed capacity: 1,199 MWth(3)
Elektrownia Rybnik S.A. (ERSA)	Electricity generation	Electrical installed capacity: 1,775 MW
EC Krakow	Electricity and heat generation	Electrical installed capacity: 460 MW
Thermal installed capacity: 1,118 MWth(3)
Kogeneracja	Electricity and heat generation	Electrical installed capacity: 363 MW
Thermal installed capacity: 1,124 MWth(3)
Zielona Gora	Electricity and heat generation	Electrical installed capacity: 221 MW
Thermal installed capacity: 296 MWth(3)
Hungary
BE ZRt	Electricity and heat generation	Electrical installed capacity: 409 MW
Thermal installed capacity: 1,366 MWth(3)
EDF DÉMÁSZ ZRt	Electricity distribution	Number of customers: approximately 770 000
	Electricity sales	Sales: 5.68 TWh,
Slovakia
Groupe SSE	Electricity distribution	Number of customers: approximately 640,000
	Electricity sales	Sales: 4.8 TWh
Austria
Estag Group	Electricity, gas and heat distribution	Number of delivery points: approximately 460,000
Electricity, gas and heat sales
Services
Switzerland
Alpiq	Generation, trading sales
	electricity	Electrical installed capacity: 6,563 MW
Belgium
EDF Belgium(4)	Electricity generation	Electrical installed capacity: 419 MW
SPE	Electricity generation	Electrical installed capacity: 1,986 MW
	Electricity and gas sales	Delivery points: approximately 1,650,000
The Netherlands
Sloe Centrale B.V.	Electricity generation	Installed capacity: 870 MW
Spain
Elcogas	Electricity generation	Electrical installed capacity: 320 MW

Gross values, not adjusted for percentage of ownership interests (including the minority interests).

(1) Including gas.

(2) Gross global gas volumes handled by the Group’s companies including plants’ internal consumption.

(3) MWth: Thermal MW for cogeneration, as opposed to electric MW.

(4) EDF Belgium owns 50% of the Tihange 1 nuclear power plant.

International Nuclear

As the largest nuclear generator in the world, EDF Group has acquired major technical assets (in operations and engineering) and solid experience in constructing and operating nuclear plants in France (58 reactors), the United Kingdom (with the acquisition of British Energy) and the U.S. (through Constellation Energy Nuclear Group, LLC and its subsidiaries, “CENG”), which will allow it to be a major player in the revival of nuclear power internationally.

Since then, numerous countries and electric utilities have announced their desire to launch or reactivate their nuclear programs. This development is motivated by independent energy research combined with growing awareness of dwindling fossil fuels and the effect on the environment related to their use. It also marks their trust in the safety and competitiveness of nuclear energy, sheltered from growing tensions in the energy markets. This renewed interest translates into the emergence of many models and new industrial partnerships.

Recent events in Japan could lead governments to review or delay new nuclear developments.

EDF has established five criteria for involvement in international nuclear programs. This involves focusing above all on countries that:

•	have chosen nuclear power in the short term;
•	are known to EDF and where EDF is welcome;
•	offer favorable conditions to investors in nuclear energy (legislative framework, waste management, public opinion, etc.);
•	are interested in projects involving known reactor models; and
•	are consistent with the financial aims and risk policy of the Group.

EDF has already identified a certain number of geographic priorities: the United Kingdom, China, the United States, Italy, Poland, and South Africa. EDF is also examining other opportunities in Europe (the Netherlands) and other areas (see section 6.1.3 (“Playing a major role in the global revival of nuclear energy”)).

In each of these countries, EDF adapts to the institutional context and the industrial environment. The resulting organizational models may be different each time.

The EPR program with projects underway in France and China, and planned for the United Kingdom, the United States and Italy, is currently the benchmark program of the Group. Pursuant to decisions of the Nuclear Policy Council on February 21, 2011, it is essential to reinforce this offer and finish the EPR program through development of many types of modern, solid and competitive nuclear reactors, representative of the level of power corresponding to potential customer demand, especially in countries for which facility size and cost could be an impediment.

International strategic partnerships and targeted programs

With solid technological expertise and determined to limit the environmental impact of electricity generation by relying on the best locally available technologies, the EDF group plans especially to:

•	exploit cutting-edge technology opportunities;
•	contribute to the development of capture, transmission and CO2 storage technologies (Carbon Capture & Sequestration, “CCS”);
•	actively seek major hydroelectric infrastructure projects, in line with a local policy of sustainable development.

In this perspective, the EDF group is examining the advantages of setting up partnerships in order to participate in the design, construction and operation of new thermal or hydro power plants on an international level.

Keen to both give feedback but also benefit from contributions for other players and sectors to find new technological options and new business models and contribute to define new types of growth, the EDF group wants to develop multi-channel, forward-facing strategic partnerships:

•	a strategic partnership with China National Nuclear Corporation on corporate management and several technical areas (April 29, 2010);
•	an agreement implementing the global partnership agreement with China Guangdong Nuclear Power Company and EDF (April 29, 2010);
•	cooperative agreement with Rostom and EDF on R&D, combustibles, feedback and training (June 19, 2010);
•	new types of delegated asset management projects with major Russian energy players;
•	cooperative agreement to jointly prepare and implement energy efficiency services between Electrobras and EDF for the 2014 World Cup and the 2016 Olympic Games in Rio (July 22, 2010);
•	cooperative agreement between the government of Senegal and EDF (December 17, 2010);
•	agreement between Eskom and EDF to create the ESKOM Power Plant Engineering Institute in South Africa, focusing on thermal and renewable energy (March 2, 2011);

1. Indirect stake owned by EDF through Veolia Environnement excluded.

6.3.1 United Kingdom

6.3.1.1 Presentation of the EDF Group’s activity and strategy in the United Kingdom

In 2009, total electricity generation in the United Kingdom (“UK”) was 376 TWh. 541 TWh of gas and 322 TWh of electricity were supplied to customers throughout the UK in 20091.

For information about price movements and electricity consumption in the United Kingdom, see section 9.2.1 (“Economic environment”) of this reference document.

EDF Energy’s main competitors in the generation sector in the UK are: Scottish and Southern Energy (“SSE”), E.On UK, RWE npower, Scottish Power, Centrica and International Power/GDF Suez, in decreasing order of market share. EDF Energy’s main competitors in both the gas and electricity supply markets are British Gas (Centrica), SSE, RWE npower, E.On UK and Scottish Power.

The high voltage electricity transmission network is owned by National Grid in England and Wales, and by SSE and Scottish Power in Scotland. Significant players in the electricity distribution sector are National Grid, E.On UK2, UK Power Networks (formerly EDF Energy’s networks business), CE Electric, SSE, Scottish Power, Western Power Distribution and Electricity North West. The gas distribution sector is divided between National Grid and SSE, Wales and West Utilities and Northern Gas Networks.

The acquisition of British Energy group (“British Energy”) by the EDF group (the “Acquisition”) became effective on January 5, 2009. The combination of EDF Energy plc and British Energy will henceforth be referred to as “EDF Energy” in this reference document. EDF Energy is one of the UK’s largest energy companies, employing around 15,000 people at locations throughout the UK. In 2010 EDF Energy retained its position as the largest generator of electricity (in TWh produced) and the largest generator of low carbon electricity in the UK. Based on data from October 2010, EDF Energy also retained its position from the previous year as the number one supplier of electricity to non-domestic customers (as measured in TWh sold)3 and remained the fifth largest supplier to domestic gas and electricity customers (measured in numbers of accounts)3.

EDF Energy has consolidated its position as the leading electricity supplier in the UK (excluding Northern Ireland), benefiting from the optimisation capabilities of its enlarged generation fleet, following the acquisition of British Energy. EDF Energy plans to build on these capabilities through continued investment in its assets, both industrial and human, and by profitably growing its customer base.

This strategy was brought into sharper focus with the sale of EDF Energy’s networks business (“Networks”) on October 29, 2010 to the Cheung Kong Group for an equity value of £3.2 billion (€3.7 billion). The transaction enabled the EDF group to reduce its debt by approximately €6.7 billion.

Security of supply, climate change and affordability are the three energy challenges facing the UK today and EDF Energy is taking a lead role in the discussions with the Government on energy market reform which will support not only the UK’s existing generation capacity but which will provide a framework under which nuclear new build can be successfully achieved.

Following recent events in Japan at the Fukushima nuclear plant, the UK Secretary of State asked the nuclear safety authority to prepare a report into the implications for this country. The Chief Nuclear Safety Inspector has said that applying any lessons from Japan could further add to the UK’s ‘already very robust safety standards and arrangements’. An interim report is due in May 2011 and the final report in September 2011. EDF Energy will play an active role in that process and we will take on board the lessons for existing and new nuclear plants.

At the same time, the events in Japan do not change the need for a secure, clean and affordable energy mix in the UK and the Government has said its policy on nuclear is not changed. The Prime Minister said “Nuclear power should be part of the mix in future, as it is part of the mix right now.” In the recent Budget, the Government announced the introduction of a carbon price floor from 2013. This is an important step in creating the investment framework required for all low carbon technologies, including new nuclear.

In 2010, Our Sustainability Commitments was published, building on Our Climate Commitments and Our Social Commitments launched in 2007 and 2008 respectively. The commitments illustrate how EDF Energy will lead the energy change by reducing carbon and waste, delivering low-carbon nuclear responsibly, helping its customers, building a world class culture and serving its communities.

In this context, EDF is proud to be the official energy utilities partner and sustainability partner of the London 2012 Olympic and Paralympic Games.

Strategy

EDF Energy operates in a complex market environment characterized by volatile commodity markets, high levels of competition and, despite liberalization, Government interventions to deliver continually developing energy objectives. Notwithstanding the current economic downturn, demand for electricity is expected to increase in the long term as decarbonisation policies prompt fuel switching from gas and oil to low carbon electricity particularly in the heat and transport sectors.

EDF Energy seeks to add business value through continued operational excellence, achieving maximum value from existing nuclear and coal assets, increasing downstream profitability, and by leading the revival of nuclear new build in the UK. EDF Energy plans to build four new nuclear power stations in the UK: a twin at Hinkley Point (with the first unit being commissioned in 2018) and a twin at Sizewell (subject to ongoing studies). The plans are conditional on the necessary consents being received and a robust investment framework being in place. Thus EDF Energy is playing a key role in current discussions with the UK Government on electricity market reform required to create favourable conditions to support these investments.

Other important strategic actions include the construction of the new West Burton B Combined Cycle Gas Turbine (“CCGT”) and a fast cycle gas storage project, managing the impact of the phase out of coal generation

1.  Source: Department of Energy and Climate Change

2.  Distribution network sold by E.On UK to PPL Corporation subsequent to the year end

3.  Based on data excluding Northern Ireland

capacity driven by the Large Combustion Plant Directive (“LCPD”) and the Industrial Emissions Directive (“IED”), securing lifetime extensions for existing nuclear plants, and continued delivery of renewable generation projects. Downstream, EDF Energy aims to improve the profitability of its customer business through controlled margin management and key processes transformation, supported by investments in people and information systems.

The sale of Networks during 2010 marks an important change in the structure of the company. Future financial success for EDF Energy will be highly dependent on the returns achieved by existing and new nuclear plants, which in turn are driven largely by wholesale market power price development. EDF Energy is focused on improving the risk profile of the portfolio in the longer term by optimizing routes to the wholesale market for nuclear output, participating in the creation of a fit for purpose regulatory framework and setting up a rigorous investment framework.

In order to achieve its strategic ambitions, developing and retaining high performing people remains central to EDF Energy’s core values. EDF Energy has continued to invest heavily in the training and development of its people across the business. In 2008, EDF Energy opened its own Nuclear Power Academy to deliver specialist training. To support its substantial investment plan in the UK, EDF Energy expects to recruit over 8,000 talented employees by 2015.

Structure of the EDF Energy group

Following the sale of Networks, EDF Energy is organised into three main business units: Energy Sourcing and Customer Supply (“ESCS”), Existing Nuclear and Nuclear New Build.

Centrica plc (“Centrica”) holds a 20% shareholding in Lake Acquisitions Limited, the company within which the Existing Nuclear business unit sits. Centrica also holds a 20% stake in NNB Holding Company Limited, the company which has been created to undertake the pre-development activities for a nuclear new build programme in the UK. EDF and Centrica intend this joint venture to construct, operate and decommission four nuclear power stations in the UK (see section 6.3.1.2.4 (“New Nuclear Build business unit”)). The sale of these shareholdings to Centrica, which took place in 2009.

Group synergies and operational excellence

EDF Energy’s delivery of synergies from the acquisition of British Energy continued in 2010 with over £170 million of integration synergies delivered by the year end. This excellent progress allows EDF Energy to announce that it is a year ahead of the integration synergies target of achieving €200 million (£160 million) of synergies before the end of 2011, announced at the time of the Acquisition. This target has been integrated into EDF Energy’s overall Operational Excellence program in support of EDF group’s wider performance agenda.

In addition to the above, during 2010 EDF Energy’s Operational Excellence program significantly supported EDF Energy’s EBITDA in particular through synergies with EDF Trading, operational efficiency projects in ESCS and regulatory, fault management and supplier performance gains in Networks.

6.3.1.2 EDF Energy

6.3.1.2.1 EDF Energy’s operational and financial results

In 2010 EDF Energy supplied 63.6 TWh (versus 66.1 TWh in 2009) of electricity and 30.4 TWh (versus 27.3 TWh in 2009) of gas to residential and industrial & commercial customers. At the end of 2010, EDF Energy had 5.5 million (versus 5.6 million in 2009) customer product accounts comprising residential customers, small and medium enterprises (“SMEs”) and major business account holders.

At December 31, 2010, EDF Energy owned and operated eight nuclear power stations and two coal-fired power stations, which in total generated 63.4 TWh (versus 71.3 TWh in 2009) of electricity in the year, around one sixth of the UK’s electricity. In addition, EDF Energy owned one gas-fired power station (Sutton Bridge), which is managed independently in compliance with the European Commission commitments made at the time of the Acquisition. As a consequence of the commitments, EDF Energy is required to divest Sutton Bridge power station, and preliminary preparations for the sale have begun. Further, Eggborough power station was sold on March 31, 2010. The commitment made to the European Commission to divest Eggborough power station has therefore been satisfied (see section 6.3.1.2.6 (“Commitments under the European Commission Merger Regulation”)).

The following table sets out key statistics for EDF Energy for the year ended December 31, 2010, with comparatives for 2009 which incorporate the results of British Energy from January 6, 2009.

	December 31, 2010	December 31, 2009
Sales(1)(2) (millions of Euros)	10,683	11,236
Electricity(1)	8,427	8,778
Gas(1)	1,119	977
Other(1)	1,137	1,481
EBITDA(1)(2) (millions of Euros)	2,732	3,063
Net assets(1)(2) (millions of Euros)	19,025	17,452
Electricity supplied (GWh)	63,591	66,131
Gas supplied (GWh)	30,392	27,299
Number of customer accounts (thousands)	5,517	5,612
Total capacity (MW)	12,994	12,949
Nuclear(3)	8,733	8,723
Coal(4)	4,020	4,020
Gas(4)	82	97
Renewables(5)	159	109
Total output (TWh)	63.7	71.7
Nuclear(3)	48.3	54.5
Coal(4)	15.1	16.8
Gas(4)	0.1	0.2
Renewables(5)	0.2	0.2
Number of employees	15,441	20,077
(1)	The exchange rates applied to the balance sheet are £1 per €1.161778 in 2010 (2009: £1 per €1.125999) and for the figures in the income statement, £1 per €1.168215 in 2010 (2009: £1 per €1.123622).
(2)

EDF Energy is consolidated into EDF group financial results for the years ended December 31, 2010 and 2009. British Energy is consolidated into EDF Energy and EDF group financial results from January 6, 2009.

(3)	Figures shown represent 100% of nuclear capacity, shared 80/20 by EDF Energy and Centrica.
(4)

2010 and 2009 figures exclude Sutton Bridge power station and Eggborough power station following implementation of the Hold Separate Arrangements (see section 6.3.1.2.6 (“Commitments under the European Merger Regulation”)). 2010 and 2009 gas figures include capacity from Combined Heat and Power schemes. Coal capacity represents “connection entry capacity”.

(5)	Renewable capacity is reflected where there is ownership by EDF Energy of 50% or more; capacities presented are 100% of installed capacity.

6.3.1.2.2 Energy Sourcing and Customer Supply business unit (“ESCS”)

ESCS has the responsibility of maximising the long term value of EDF Energy’s residential and business customer portfolios, fossil-fired and renewable generation assets and optimisation of the company’s exposure to energy markets, within an agreed risk mandate, and employs over 8,000 people.

Following the British Energy acquisition in 2009, new trading arrangements were put in place in EDF Energy with regard to the sale of nuclear volumes. Power generated by the Existing Nuclear fleet is sold through intra-group transactions between Existing Nuclear and ESCS. Since April 2010, 20% of the generation output from Existing Nuclear is sold to Centrica under the agreements made at the time of the Centrica Transactions. Obligations under pre-existing British Energy contracts in place at inception of the new trading arrangements on March 24, 2009 continue to be met. In addition, British Energy Direct Limited (“BE Direct” – British Energy’s customer facing business) was transferred from British Energy and is now managed within ESCS.

These developments enable ESCS to manage EDF Energy’s wholesale market risks centrally, and to take advantage of the benefits of combining energy sourcing and customer supply activities from the existing EDF Energy and former British Energy.

A. Energy Sourcing

Generation

The part of EDF Energy’s generation business that is held within ESCS (which excludes nuclear generation and Sutton Bridge) comprises two fossil fuel generation power plants in the UK with a total generation capacity of 4.1 GW, namely:

•	Cottam: located in Nottinghamshire, Cottam is a coal-fired power plant with a capacity of 2,008 MW generated by four units. The final unit was commissioned in 1970; and
•

West Burton: located in Nottinghamshire, West Burton is a coal-fired power plant consisting of four coal-fired units and two 20 MW CCGTs, with a total capacity of 2,052 MW. The final unit was commissioned in 1970.

In addition, EDF Energy is constructing a new CCGT plant at West Burton (1,311 MW) which is expected to be in commercial operation in early 2012 (see section 6.3.1.2.5 (CCGT (Combined Cycle Gas Turbine)).

EDF Energy also has interests in two Combined Heat and Power (“CHP”) schemes with a total generation capacity of 10.4 MW, owns four 10 MW gas-fired plants and has an 18.6% shareholding in Barking power station, located in the London area.

In the year ended December 31, 2010, Cottam and West Burton power plants generated 15.1 TWh of electricity.

Renewables

Through EDF Energy Renewables (“EDF–ER”), a joint venture between EDF Energy and EDF Energies Nouvelles, EDF Energy is developing its own assets and signing power purchase agreements with renewable generators, supporting independent developers to ensure a balanced approach for compliance with its Renewables Obligation (“RO”) and the provision of renewable electricity to its customer base. The RO has been subject to various reforms and improvements and in April 2010 the end date was extended from its current end date of 2027 to 2037 for new projects.

During 2010, the renewables operational portfolio increased by 50 MW with the Rusholme and Burnfoot wind farms both completing construction by the end of 2010. Fairfield wind farm (6.5 MW) is currently under construction with first output expected in early 2011.

EDF-ER now operates, or has consent for a total expected capacity of circa 360 MW (of which 262 MW1 is delivered through 19 operational wind farms across the UK). Longpark, situated in Galashiels, Scotland, is the largest operational wind farm belonging to EDF-ER in the UK. The wind farm comprises 19 turbines and was officially opened on November 22, 2010.

In addition EDF-ER has started the design and procurement activities for the Teesside Offshore wind farm, which will have an installed total capacity of around 60 MW and is scheduled to enter commercial operation towards the end of 2012. This is the first off-shore wind farm for EDF-ER.

Fuel and energy purchasing and risk management

General principles

The policies surrounding energy purchasing and risk management are consistent with EDF group policies and ensure that EDF Energy’s activities are optimised and its services delivered at a competitive price. EDF Energy buys and sells power, gas, coal, carbon and other required commodities on the wholesale markets to fulfil the needs of its generating plants and customers.

Electricity procurement

Over and above its own generation, EDF Energy buys electricity through:

•

long-term purchase contracts with Barking power station (in London) and with SSE. In 2010, these electricity purchase contracts represented approximately 3.6 TWh of electricity. During 2010 the long-term purchase contract with Barking power station expired and was not renewed;

•

contracts with generators who are connected directly to distribution networks, without the need for the transmission network hence avoiding associated costs. These are mainly electricity generators using renewable energy sources. In 2010, EDF Energy purchased approximately 2.5 TWh from this market; and

•	wholesale purchase contracts entered into with third parties and subject to EDF Energy’s agreed risk management policies. In 2010, EDF Energy purchased approximately 35.1 TWh by this method.

Gas, coal and carbon rights procurement

Coal and gas contracts (physical and financial) are entered into by EDF Energy, as well as financial carbon rights procurement, to hedge the fuel requirements of its power plants and customers (gas).

1. Includes the management of four wind farms owned by EDF Energies Nouvelles for which the output is not contracted to EDF Energy

Coal and carbon rights purchases are based on generation forecasts and target coal stock levels. The EDF Energy contract portfolio comprises approximately 60% of coal purchased from the UK and 40% from international sources. In 2008, 2009 and 2010, EDF Energy entered into various coal supply contracts with indigenous coal producers at a price lower than the delivered market price for imported coal.

The ESCS business unit has a growing exposure to wholesale market gas prices through increased retail demand and gas generation. The ESCS business unit is working with other entities within the EDF group, (EDF Trading and EDF Gas Division), to explore opportunities to achieve better long-term management of the risks associated with gas procurement and gas supply commitments to our customers. These include gas storage facilities to manage the risks of short-term or medium-term volatility of gas price. EDF Energy is currently developing a fast cycle gas storage facility alongside EDF Trading’s existing Hole House gas storage facility in Cheshire. EDF Energy will continue to consider opportunities for investment in further gas storage facilities that can help to manage the exposure to seasonal spreads and volatility of wholesale gas prices.

B. Customer Supply

EDF Energy sells power to two major customer segments – residential and business customers, with the size of business customers ranging from large industrial businesses to small privately owned businesses. Sales to residential customers are described as the Business to Customer segment (“B2C”) and sales to businesses are described as the Business to Business segment (“B2B”). EDF Energy adopts different risk management strategies for B2C and B2B.

B2C tariffs tend to follow the overall trend of commodity prices over the long term but do not reflect their short term volatility. As a result, a hedging strategy that efficiently smoothes market volatility is regarded as a key competitive factor for all electricity and gas suppliers in the UK market.

A gas price reduction was implemented by EDF Energy on March 26, 2010, with the majority of B2C gas customers seeing their prices fall by about 4%. In October 2010 electricity prices were increased by 2.6% for a part of our B2C portfolio depending on their region of location. This increase reflected the underlying regional increase in electricity distribution tariff.

In November 2010 EDF Energy announced a winter price freeze for B2C customers until at least March 1, 2011, reflecting the company’s willingness to protect its customers from significant increases in the middle of winter. EDF Energy aims to differentiate itself from its competitors, most of whom have increased their tariffs over the winter period, with a view to reducing customer churn and acquisition costs and increasing customer numbers. In February 2011 it was announced that EDF Energy customers would continue to benefit from the winter price freeze until March 1, 2011, after which standard domestic residential prices has risen by an average of 6.5% for gas customers and 7.5% for electricity customers.

Following the increase in tariffs implemented by most of the “big six” utility companies, the Office of the Gas and Electricity Markets (“Ofgem”) announced in November 2010 a review of the effectiveness of the retail energy markets to decide if further action is necessary to protect consumers and to increase transparency. Ofgem’s review will include an investigation of the financial information that suppliers are required to provide to Ofgem under their supply licences together with an assessment of how suppliers have implemented the regulatory reforms introduced by Ofgem following its 2009 review of the retail energy markets.

Churn rates in the United Kingdom B2C market remain high, even though there has been a downward trend from the high of 2008. At the end of September 2010, 15.3 million, or 59% of, United Kingdom B2C electricity customers and 12.4 million, or 57% of, United Kingdom B2C gas customers were no longer with their original supplier at the time of market liberalization (source: Department of Energy and Climate Change, Quarterly Energy Prices, December 2010).

As at the end of December 2010, EDF Energy had 3.9 million customers and 5.5 million customer accounts. It supplied 18.8 TWh of electricity to 3.4 million B2C accounts and 255,045 B2B SME accounts and 44.8 TWh of electricity to 125,589 B2B Major Business accounts. It also had 1.7 million B2C gas customer accounts and supplied 29.8 TWh of gas to these customers in 2010. While EDF Energy’s B2C and B2B SME customers are primarily located in London, the South-East and the SouthWest of England, its B2B Major Business customers have sites throughout the country.

6.3.1.2.3 Existing Nuclear business unit

EDF Energy owns eight nuclear power stations (“Existing Nuclear fleet”) in the UK with a total capacity of 8.8 GW. The Existing Nuclear business unit of EDF Energy owns and operates the Existing Nuclear fleet and employs over 5,500 people.

Existing Nuclear fleet technology

Seven of the eight nuclear power stations are Advanced Gas-Cooled Reactor (“AGR”) power stations (Dungeness B, Hartlepool, Heysham 1, Heysham 2, Hinkley Point B, Hunterston B and Torness) and the eighth is a Pressurised Water Reactor (“PWR”) power station (Sizewell B). Each of the AGR power stations has two reactors and two turbines; the PWR has one reactor and two turbines.

An AGR differs in many respects from a PWR. Whereas the AGR design is unique to the UK, the PWR design is the most common reactor type in the world.

An AGR has a graphite moderator which helps to control the reaction. The reactor is encased in a steel-lined pre-stressed concrete pressure vessel several metres thick which also acts as a biological shield. The steam generator in which water is heated is situated inside the pressure vessel. An AGR uses enriched uranium dioxide for its fuel and CO2 as its coolant.

A PWR is contained inside a steel pressure vessel filled with pressurised water which acts as the coolant and moderator. The fuel used is enriched uranium dioxide and is contained in zirconium alloy tubes.

Regulation

The operation of nuclear power stations is subject to extensive regulation in a number of areas, including regulation of nuclear safety and security (in particular, in relation to the construction, operation and decommissioning of nuclear installations and the protection of workers and the public against ionising radiations), regulation of the electricity market and environmental regulation.

Stations’ operating lives

The potential lifetime of each of the power stations is determined primarily by the technical and economic practicability of supporting an agreed safety case for that power station in accordance with its nuclear site license. Any decision by EDF Energy to extend the operating life of a power station beyond its current scheduled closure date would be based, in large part, on a combination of economic factors and the engineering judgments reached in respect of technical and safety issues. Lifetime extensions will require the consent of the Nuclear Decommissioning Authority (“NDA”) if the extension will result in an increase in the Costs of Discharging Liabilities (as defined in the Nuclear Liabilities Funding Agreement, one of the agreements signed on the restructuring of British Energy).

The adequacy of the safety case for each power station is confirmed at each statutory outage for the following period by undertaking appropriate inspection, maintenance and testing of the plant and reviews of its operating performance. The results are reported to the Nuclear Installations Inspectorate (“NII”), which must give its formal consent under the nuclear site license before the reactor concerned may be restarted. A reactor may only be operated following restart for the period determined by the safety case. This period is normally three years for all AGR power stations and eighteen months for the PWR power station. In addition, every ten years EDF Energy is required to undertake a Periodic Safety Review (“PSR”) for each power station. PSRs also require NII acceptance in order to secure continued operation of a power station.

The current accounting lives and corresponding current scheduled closure dates of the power stations in the Existing Nuclear fleet are set out in the following table:

Power Station	Reactor Type	Start of Generation	Scheduled Closure Date	Accounting Lifetime	Life Extensions Already Declared	Scheduled Periodic Safety Review(1)
Hinkley Point B	AGR	Feb 1976	2016	40 years	15 years	2017
Hunterston B	AGR	Feb 1976	2016	40 years	15 years	2017
Dungeness B	AGR	Apr 1983	2018	35 years	10 years	2018
Heysham 1	AGR	Jul 1983	2019	35 years	10 years	2019
Hartlepool	AGR	Aug 1983	2019	35 years	10 years	2019
Torness	AGR	May 1988	2023	35 years	10 years	2020
Heysham 2	AGR	Jul 1988	2023	35 years	10 years	2020
Sizewell B	PWR	Feb 1995	2035	40 years	–	2015

(1) Expected date of response from NII.

Existing Nuclear has a strategic target of securing plant life extensions on current accounting lifetimes by an average of five years for the AGR fleet and 20 years for Sizewell B.

The most recent decision to extend accounting lifetimes was taken in December 2010. Having completed the necessary technical and economic evaluation and received the relevant external consents, the British Energy Board approved the extension of the accounting lives of Hartlepool and Heysham 1 by five years to 2019. This important step confirmed that EDF Energy is on the right track to deliver its target for life extensions which was a key determinant of the British Energy Acquisition goodwill.

Consideration of lifetime extensions for other stations will be completed a minimum of three years before the scheduled closure date of each station.

The regulator accepted the Periodic Safety Reviews for Heysham 2 and Torness on January 29, 2010, for the period up to 2020, subject to the normal delivery of the agreed work program.

Capacity and output

The table below sets out the current capacity values and output for the last two years of each of the power stations in the Existing Nuclear fleet.

		Output(2) (TWh)
	Capacity	Year ended December 31
Power Station	(MW) (1)	2010	2009 (3)
AGR power stations
Dungeness B	1,040	3.6	4.0
Hartlepool	1,190	8.1	6.8
Heysham 1	1,160	5.2	6.3
Heysham 2	1,210	6.4	8.6
Hinkley Point B	870	6.4	4.9
Hunterston B	890	6.8	5.9
Torness	1,205	7.1	9.0
PWR power station
Sizewell B	1,191	4.7	9.0
TOTAL	8,756	48.3	54.5
LOAD FACTOR(4)		63%	72%

(1)

Capacities are stated net of all power consumed for the power stations’ own use, including power imported from the Grid. Capacities are subject to review each year end. The capacities quoted reflect expectations for the reference energy generation from the units from January 1, 2011. In particular, Hinkley Point B and Hunterston B power stations have been adjusted to reflect planned operation at approximately 70% load, due to boiler temperature restrictions.

(2)	Output in each year reflects any statutory, re-fuelling and unplanned outages. Numbers are rounded.
(3)	For the post acquisition period from January 6, 2009 to December 31, 2009. Nuclear output for the period January 1, 2009 to December 31, 2009 was 55.1 TWh.
(4)	Load factors are obtained by dividing the actual output by the output that would have been achieved had each power station operated at its stated capacity appropriate for the period.

Operational review of the Existing Nuclear fleet

The Existing Nuclear fleet achieved a mixed operational performance in 2010. Output from the Existing Nuclear fleet for the year ended December 31, 2010 was 48.3 TWh, which was 6.2 TWh lower than nuclear output of 54.5 TWh for the period from January 6, 2009 to December 31, 2009. The reduction principally reflects extended outages attributable to the pressure vessel cooling water leak on Dungeness B Reactor 21, the standpipe repair on Heysham 2 Reactor 8 and the pressuriser heater repairs at Sizewell B. All three of these reactors have since returned to service. While the performance of the AGR fleet (which excludes Sizewell B) in 2010 was only slightly below the good performance of 2009, the unplanned outage at Sizewell B in particular has significantly impacted the total nuclear output of EDF Energy for the year.

During the year ended December 31, 2010, a program of planned outages was carried out on the Existing Nuclear fleet. Statutory outages were completed at Heysham 1 Reactor 1, Heysham 2 Reactor 8 and Torness Reactor 1. Interim outages, including core inspections, were also completed on both reactors at Hinkley Point B and on Hunterston B Reactor 4. This program of outages reflects the continued focus on investment to improve the long-term reliability and safe operation of the Existing Nuclear fleet by proactively targeting investment designed to deliver equipment reliability and to reduce the risk of future losses.

Plant status

Dungeness B Reactor 21

During the 2009 statutory outage of Dungeness B Reactor 21 a pressure vessel cooling water leak was identified on a pipe adjacent to a boiler reheater outlet penetration. The leak has been repaired and following further inspections the unit returned to service on August 19, 2010.

Sizewell B

On March 17, 2010, Sizewell B was shut down following indications of higher than normal moisture levels within the containment building. It was subsequently found that a number of pressuriser heaters had failed. The heaters have been repaired and the station returned to service on September 30, 2010.

Heysham 2 Reactor 8

During the 2010 statutory outage of Heysham 2 Reactor 8, an internal reactor component known as an in-service inspection standpipe liner was found to have become distorted. Following repairs and inspections, the unit returned to service on December 3, 2010.

Heysham 1 Reactor 2

Load was reduced on Heysham 1 Reactor 2 to approximately 80% of full load in October 2006 to reduce the surface temperature on an area within the reactor known as the Hot Box Dome, and has more recently been constrained to around 70% of full load. It was disclosed in the 2009 Reference document that the degradation mechanism had the potential, if not resolved, to limit the output of the remaining reactors at Heysham 1 and Hartlepool below full load within three years.

A modification to create additional cooling paths was carried out on Heysham 1 Reactor 1 during its 2010 statutory outage with positive results. It was announced on March 11, 2011 that the solution has now been applied to Heysham 1 Reactor 2 , resulting in load being increased to circa 90% of full load. This will facilitate plant life extension and will increase the output expectations over the remaining lifetime.

Restructuring Agreements – costs relating to radioactive waste management and decommissioning

Restructuring Agreements were originally entered into on January 14, 2005 as part of the restructuring of British Energy carried out from 2002 under the aegis of the UK Government in order to stabilize the financial situation of British Energy. Under the terms of the Restructuring Agreements, in relation to British Energy’s existing nuclear operations and subject to certain exceptions:

•

the Nuclear Liabilities Fund (“NLF”), an independent trust set up by the UK Government as part of the restructuring of British Energy, agreed (at the direction of the Secretary of State) to fund, to the extent of its assets: (i) qualifying uncontracted nuclear liabilities (including liabilities in connection with the management of spent fuel at the Sizewell B power station); and (ii) qualifying costs of decommissioning in relation to British Energy’s existing nuclear power stations;

•

the Secretary of State agreed to fund: (i) qualifying uncontracted nuclear liabilities (including liabilities in connection with the management of spent fuel at the Sizewell B power station) and qualifying costs of decommissioning, in each case in relation to British Energy’s existing nuclear power stations, to the extent that they exceed the assets of NLF; and (ii) subject to a cap of £2,185 million (in December 2002 monetary values, adjusted accordingly), qualifying contracted liabilities for British Energy’s historic spent fuel (including in particular liabilities for management of AGR waste from spent fuel loaded prior to January 15, 2005); and

•

British Energy is responsible for funding certain excluded or disqualified liabilities (mainly liabilities incurred in connection with an unsafe or careless operation of the power stations) and the potential associated obligations of British Energy Limited and British Energy Generation Limited to the NLF and the Secretary of State are guaranteed by the principal members of British Energy.

British Energy has entered into a separate contract, now with the Nuclear Decommissioning Authority (“NDA”) for management of AGR spent fuel loaded from January 15, 2005 and has no responsibility for this fuel after it is received at Sellafield.

The Secretary of State and EDF agreed (and, at the direction of the Secretary of State, NLF has consented) to limited amendments to the Restructuring Agreements in connection with the acquisition of British Energy by Lake Acquisitions. The amendments, among other things and subject to limited exceptions, restrict the majority of rights and obligations imposed by the Restructuring Agreements only to British Energy and its subsidiaries and subsidiary undertakings, and, accordingly, do not extend similar rights and obligations to EDF, or its subsidiaries and subsidiary undertakings. The amendments do not impact on the contractual funding commitments of the Secretary of State or NLF to British Energy.

Certain amendments have been made to the Restructuring Agreements, reflecting British Energy’s access to an improved credit rating following the Acquisition. In particular, British Energy is required to maintain a minimum cash reserve. The amendments reduced the minimum level to £290 million. The cash reserve may be further reduced to nil provided British Energy achieves an investment grade rating or irrevocable Committed Facilities of the same amount are put in place between a member of the EDF group with an investment grade rating and British Energy.

6.3.1.2.4 Nuclear New Build business unit (“NNB”)

NNB is responsible for delivering EDF’s programme of new build in the UK.

UK Government energy market review and planning environment

On May 20, 2010 following the UK General Election, the coalition Government of the Conservatives and Liberal Democrats published a document outlining their policy and program in key areas, including energy. The Office for Nuclear Development (part of the Department of Energy and Climate Change) also provided an update confirming that the Government would continue to progress its “facilitative actions” removing unnecessary obstacles to the deployment of nuclear power, but that the Government would not be subsidising nuclear.

The coalition document confirmed the intention to abolish the unelected Infrastructure Planning Commission (“IPC”) and noted the intention to replace it with an efficient and democratically accountable system that provides a fast track process for major infrastructure projects.

NNB has taken some assurance from Sir Michael Pitt, chair of the IPC, stating in a letter that although Ministers want to push ahead quickly to make these changes, most of them will need primary legislation and some time to implement. Therefore the existing process of the IPC continues, and the examination of applications will not be delayed due to the anticipated changes.

On July 27, 2010 the Department of Energy and Climate Change (“DECC”) published a Departmental Memorandum “Annual Energy Statement”. It included an action to issue a consultation document on market reform in Autumn 2010 and a White paper in Spring 2011. Specifically in relation to Nuclear, the statement reinforced the coalition agreement that new nuclear can go ahead so long as there is no public subsidy and committed to remove unnecessary obstacles to investment.

On July 15, 2010 DECC announced the Government would hold further consultation on the draft energy National Policy Statements, a statement confirmed in the subsequent Annual Energy Statement. In October 2010 Chris Huhne, Secretary of State for Energy, announced this further consultation.

This statement confirmed that a draft statutory instrument containing the Secretary of State’s decisions, as Justifying Authority under the Justification of Practices Involving Ionising Radiation Regulations 2004, that the generation of electricity from the nuclear reactor designs known as the AP1000 and the EPR is justified.

The Energy Act 2008 puts in place the framework to ensure that operators of new nuclear power stations meet in full their waste management, waste disposal and decommissioning costs. The October announcement also provided operators with greater clarity over which liabilities require monies to be set aside in segregated funds through the Nuclear Decommissioning and Waste Handling (Designated Technical Matters) Order 2010 (the “Order”). If passed, the Order will be followed by the Decommissioning and Waste Handling (Finance and Fees) Regulations 2010 (the “Regulations”). The Order and Regulations would together complete the statutory framework for the financing of nuclear waste and decommissioning.

In August Ofgem published a positive decision for nuclear new build to change the Grid Code Short Circuit Ratio requirements to accommodate very large synchronous generating units.

On December 16, 2010, DECC launched its consultation on market reform and HM Treasury launched a consultation on a carbon price floor mechanism. Market reform and a carbon price floor are key components of the investment framework that will help ensure security of energy supplies and encourage investment in all forms of low carbon generation, including nuclear. Putting these reforms in place is viewed by EDF Energy as an essential step for making nuclear new build in the UK possible. In March 2011, the Government announced in its Budget that a carbon price floor for electricity generation will be introduced from 2013.

Nuclear New Build business unit activity

EDF Energy plans to build four new nuclear power stations in the UK: a twin at Hinkley Point (with the first unit being commissioned in 2018) and a twin at Sizewell (subject to ongoing studies). The plans are conditional on the necessary consents being received and a robust investment framework being in place.

Safety is a key focus of the EPR design. The EPR technology is already being employed at the new nuclear power station being constructed by EDF at Flamanville, in France. Using the same technology, updated for UK specifications, will enable the efficiencies that come with standardization of design in the construction and operation of a series of plants. Much of the focus of 2010 has been the Generic Design Assessment (“GDA”), Nuclear Site License (“NSL”) application and IPC planning and consent activities essential to the progress of the project.

Generic Design Assessment

In September 2010 the Health & Safety Executive (“HSE”) issued its latest quarterly bulletin on the GDA process stating that there are still ‘no showstoppers’ for either reactor design being considered in the UK. However, they highlighted a number of issues unlikely to be resolved ahead of the June 2011 deadline, in which case an interim Design Acceptance Confirmation (“DAC”) is likely to be issued.

In November 2010 the Nuclear Directorate of the HSE closed the only regulatory issue on the EPR which related to its control and instrumentation.

Nuclear Site License

On April 21, 2010 the Nuclear New Build business submitted its draft NSL dossier. Management arrangements are currently being developed and shadow working is due to commence in January 2011. The NSL formal application is expected in the third quarter of 2011 and granting of the NSL is anticipated in mid 2012. The Nuclear Directorate of the HSE and NNB signed a legally binding deed in October 2010 which allows the NII the powers to operate as if a site license has been granted for procurement of components until such time as the actual Hinkley Point C or Sizewell C site license is granted. This allows NNB to begin the procurement process whilst giving the NII regulatory authority and oversight of the process. It also allows NNB to “practice” in compliance with its Nuclear operator Licence status.

Infrastructure Planning Commission

EDF Energy published its “Preferred Proposals” for the development of Hinkley Point C for public consultation (Stage 2) on July 9, 2010. The consultation lasted for 12 weeks and closed on October 4, 2010. During the consultation period more than 1,700 people attended the public and staff exhibitions, nearly 1,600 people attended the supplier and stakeholder meetings and focus groups and there were over 800 responses of which 541 were specific questionnaires received. The company is carefully reviewing all the responses as it develops its formal planning application.

An independent market research telephone poll of 1,000 people suggests that support for a new power station outnumbers the opposition by around four to one and 85 per cent of local people say Hinkley Point C is important for local jobs.

The Sizewell team is continuing to plan for commencing the Stage 1 consultation. A transport assessment scoping report has been submitted to Suffolk County Council which sets out the issues and methodologies proposed for the Sizewell transport assessment.

Work is progressing on the Radioactive Substances Regulations (“RSR”) currently on track for submission in December 2010.

Applications made or being made include a Harbour Empowerment Order required in order to construct a jetty on the Hinkley Point foreshore, local planning consent for enabling works, an application for a new bat roost and a European Protected Species Disturbance License. Moreover, Natural England has granted a license to relocate badgers. Finally, NNB are shortly to submit the preliminary earthworks application to West Somerset District Council.

A contracting approach for the major nuclear steam supply system contract has been communicated. The Independent Third Party Inspection Agency contract has been awarded and invitations to tender issued for marine works, civil engineering studies, nuclear steam supply system design works, RPE pipes and main civil engineering works.

Acquisition and divestment of nuclear land

Agreement has been reached with the major landowner at Hinkley Point and discussions with some 30 landowners commenced over eight associated development locations.

6.3.1.2.5 Combined Cycle Gas Turbine (“CCGT”)

EDF Energy is building a CCGT with a net capacity of 1,311 MW, comprising three 437 MW multi-shaft units, at West Burton in Nottinghamshire, adjacent to the existing coal-fired power station. The West Burton B project was granted consent under Section 36 of the Electricity Act 1989 on October 30, 2007. The new plant is based on an EDF group design by EDF’s thermal fleet engineering division. The new power station is planned to enter commercial operation in early 2012.

6.3.1.2.6 Commitments under the European Commission Merger Regulation (“ECMR”)

The British Energy Acquisition was subject to certain conditions, including receiving Phase I Approval from the European Commission under the ECMR. On December 22, 2008, the European Commission announced its decision to approve the Acquisition, subject to certain commitments by

EDF. Specifically, EDF has committed to the following: (i) to divest EDF Energy’s gas-fired power station at Sutton Bridge; (ii) to divest British Energy’s coal-fired power station at Eggborough; (iii) to sell minimum volumes of electricity in the UK wholesale market, ranging from 5 to 10 TWh per year during the period from 2012 to 2015; (iv) to divest, without conditions, one site potentially suitable for the construction and operation of new nuclear generation facilities situated adjacent to existing British Energy stations at either Heysham or Dungeness, at the option of the potential purchaser; and (v) to give up one of the combined group’s three grid connection agreements at Hinkley Point. The implementation of these commitments shall occur over the next few years, with the exception of (ii) and (v) which have already been implemented.

As a consequence of (i) above, Sutton Bridge is currently operating under ring fenced arrangements (the Hold Separate Arrangements) under the management of a hold separate manager. Sutton Bridge is located in Lincolnshire, and is a CCGT power plant with a capacity of 819 MW. It was commissioned in May 1999 and the station was acquired by EDF Energy from Enron in April 2000.

Sutton Bridge operates under a Capacity and Tolling Agreement. As a consequence of the divestment commitment, EDF Energy had to put in place a Virtual Toll, by which a third party toller receives the benefit of the plant’s output and any associated benefits or liabilities.

Eggborough options

Separate to EDF’s commitment to the European Commission to sell Eggborough power station, but as part of the restructuring of British Energy in 2005, the holders (the “Eggborough Banks”) of the debt which was loaned to British Energy to purchase Eggborough were provided with an option to acquire the station at a fixed price and have since then been able to sell this right to other third parties. The option was exercised by the option holders before its expiry date of August 31, 2009, and successfully completed on March 31, 2010 with the result of the transfer of ownership of Eggborough being effective on this date. Final calculations of adjustments to the consideration are ongoing.

EDF Energy considers its commitment to the European Commission, (ii) above, to be met.

6.3.1.3 London 2012 Olympic Games

EDF is the Official Energy Utility Services Partner as well as a Sustainability Partner of the London 2012 Olympic Games. It was the first Sustainability Partner and the second (after Lloyds TSB) tier one official partner to be announced. At the end of 2010 there were seven tier one official partners including Lloyds TSB, Adidas, BT Group plc, BP plc, British Airways and BMW plus Sainsbury’s as an official partner of the Paralympic Games. There were also seven tier two “official supporters” and nineteen tier three “official providers & official suppliers”.

Under this partnership EDF Energy will supply energy from nuclear and renewable sources for the London 2012 Olympic Games. EDF Energy will also provide a low carbon fuel for the Olympic Torch and Cauldron. Sustainability will continue to be a central theme in the activation of the partnership with the main objective to deliver the EDF vision of “Leading the Energy Change”.

6.3.2 Germany – EnBW

At the end of 2010, the German federated state of Baden-Württemberg’s political authorities wanted EnBW to develop a strong regional ownership to refocus business activities locally.

Also, after ten years of cooperation, in the midst of an uncertain and complex economic environment and OEW shareholder agreement renegotiations phase (see below), the EDF group entered into a co-owned partnership of EnBW.

Given these elements, the EDF Board of Directors, meeting December 6, 2010, approved EDF International’s acceptance of the German federated state of Baden-Württemberg’s offer to buy back the 45.01% EnBW equity interest from EDF group at a price of €41.5 per share. OEW conversely chose to not accept the German federated state’s offer and not exercise its preemptive right to the EDF International stake in EnBW.

The German federated state’s offer did not include any liability guarantee from the EDF group on EnBW, and includes a down payment of €1.5 per share, i.e. a total amount of €169 million paid on December 16, 2010, the balance of approximately €4.5 billion paid at closing on February 17, 2011 after removing the suspensive conditions. Give the debt deconsolidation, this disposal reduced Group debt by €7.1 billion in 2011.

Shareholder agreements

EDF and OEW entered into a Shareholders’ Agreement on July 26, 2000, under the terms of which they agreed to hold, jointly and at-the-money, the majority of EnBW’s share capital and control the company. The agreement provides that EnBW must be EDF’s exclusive vehicle in Germany for any electricity, gas and waste activity investments, unless OEW or EnBW decline the proposed investment.

EDF and OEW were held to work together and jointly exercise their voting rights within ENBW company governance bodies and adopt a single position on the most important decisions concerning it. EDF also has decisive voting rights for EnBW medium-term development plan implementation-related decisions as elaborated by the parties.

Out of the 20 total members of the Supervisory Board, EDF held 5 seats and OEW 4 (including the Chairman with the decisive vote). Ten members were chosen by EnBW employees and the final member jointly by EDF and OEW. Of its total five members, one EnBW Executive Board member was appointed by EDF.

The agreement’s earliest expiration date was December 31, 2011, but it was to remain in force for as long as EDF and OEW jointly owned the majority of the share capital, and individually at least 17% of the share capital.

Joint EDF-EnBW subsidiaries and interests

EDF and EnBW together executed natural gas storage capacity agreements in Etzel in northern Germany.

EDF and EnBW each hold a 50% stakes in the Rheinkraftwerke Iffezheim GmbH Company, which in turn owns and operates the Iffezheim hydroelectric plant on the Rhine River, on the German side. It has 4 turbines

1.	Source: 2010 EnBW Annual Report.

with total installed capacity of 110 MW. A fifth turbine of 38 MW turbines is under construction, and scheduled to be in service in 2012.

EnBW holds a 32.44% stake in the electricity generation company ERSA, controlled by EDF, in the Rybnik region, which has an installed capacity of 1,775 MW.

EnBW also holds a 15.59% stake in the Kogeneracja cogenerator in the Wroclaw region, which is 33.40% owned by the EDF group. Its installed generation capacity is 363 MW and 1,124, MWth. Kogeneracja holds a 98.4% in the electricity and heat generating company EC Zielona Gora, with 221 MW and 296 MWth of installed capacity.

Finally, EnBW holds 2.3% of the Swiss utility Alpiq, also up to 25% owned by EDF.

6.3.3 Italy

The EDF group operates in Italy mainly through its shareholdings in Edison, the second operator on the Italian electricity market and third in the gas market. As of December 31, 2010, the group held 19.36% of Edison’s share capital directly (18.96% of its economic interests after accounting for shares in the employees savings plan1), and 50% of the share capital of Transalpina di Energy (TdE), which in turn holds 61.28% of Edison’s share capital (60% of its economic interests). EDF direct and indirect participation reached thus 50% of voting rights and 48.96% of economic interests.

Agreements entered into during the year 2005 by the Group with A2A S.A. Company, formerly AEM Milano, provided for the joint takeover of Edison by EDF and A2A S.A. This takeover is further described in 6.3.3.1.2, “Joint Takeover of Edison by EDF and A2A”, below.

Furthermore, the EDF group operates in Italy through the following subsidiaries and shareholdings at December 31, 2010:

•	Fenice: the group wholly-owns Fenice, which specializes in electricity generation, energy-related service supply, solid and liquid industrial waste treatment, and environmental activities;
•	Sviluppo Nucleare Italia (SNI): the Group owns 50% of the Sviluppo Nucleare Italia Company, an equally held joint venture with Enel (see section 6.3.3.3, “Nuclear Renewal in Italy”).

The groups Dalkia, EDF Energies Nouvelles and EDF New Distributed Energy equally own subsidiaries and stakes in Italy.

Finally, EDF is implementing the industrial partnership agreement concluded with Enel on nuclear energy and pursuing study of thermal power available in France and counterparties that Enel could supply in Europe (see section 6.2.1.3.5, “Preparing the future of the nuclear fleet in France”) for a description of main terms of the agreement signed with Enel. Enel, pursuant to the agreement on nuclear power, has already sent some fifty engineers for training with EDF and at the Flamanville 3 EPR construction site. It has also expressed interest in participating in the EPR project in Penly. See also section 6.3.3.3 “Nuclear Renewal in Italy” below, concerning the involvement of the group in reviving nuclear energy generating in Italy.

After the earthquake in Japan and its consequences on the Fukushima nuclear power plant, a one-year moratorium on the resumption of country’s nuclear power program has been decides during the Council of Ministers dated March 23th 2011 (6.3.3.3 “Nuclear Renewal in Italy”).

6.3.3.1 Edison

Edison is the oldest and second largest Italian electricity company, (the main competitors being the national player Enel in first position, as well as ENI, E.ON, Tirreno Power, A2A) and the third largest gas market company, (the main competitors being ENI and Enel).

In 2010, net electricity generation by Edison in Italy was at 41.8 TWh, which accounted for 15% of net electricity generation in Italy (41.6 TWh and 15% in 2009), and gas activities accounted for 15.8 Gm³, or 19%, of Italian gas demand (13.2 Gm³ and 17.0% in 2009). Edison hydrocarbon generation activity in Italy and abroad was up against 2009 to reach a level of 2 Gm3 for gas generation and 3.5 million of barrels for hydrocarbon generation.

In 2010, the Edison group reported sales of €10,446 million, and an EBITDA of €1,369 million1. In EDF group’s consolidated financial statements as of December 31, 2010, Edison is consolidated by proportional integration at 48.96% .

Edison is listed on the Milan stock exchange pursuant to whose regulations it publishes a certain amount of information, in particular, its annual report, available on its website (www.edison.it).

6.3.3.1.1 Strategic interest of Edison shareholding

Italian energy markets have a strong strategic interest for EDF. The Italian gas market is the third largest European Union market, and the Italian electricity market, fourth largest European Union market, is a market related to the French market and that so far structurally has an average level of high prices. The position and ambitions for growth of Edison allow the Group to implement a balanced strategy in Italy based on Edison’s ambitions to manage and develop its electricity production facilities, its portfolio of customers and its gas business.

In terms of supply, at the end of 2008 Edison had already started, and aims to continue for the coming years, a significant development of its electricity sales to residential customers and small and medium-sized companies, as well as its gas sales to large industrial customers. The development of an end customer portfolio of is part of the Group’s strategy to promote upstream-downstream balance of its positions.

The EDF group can benefit from the experience that has been developed over the course of many years by Edison along the entire gas value chain, from exploration/generation to direct sale of natural gas.

6.3.3.1.2 Joint takeover of Edison by EDF and A2A

On May 12, 2005, EDF, AEM Milano, WGRM Holding 4 S.p.A. (a wholly-owned subsidiary of EDF) and Delmi S.p.A. (a subsidiary held at that time at 95% by AEM Milano) entered into a Structure Agreement and a Shareholders’ Agreement governed by Italian law, relating to implementation of their joint takeover of Edison and exercise of their joint

1. Savings	shares do not confer voting rights, rather economic interests in the corporation through receipt of grossed-up dividends.

control. To further this goal, they formed Transalpina di Energia S.p.A. (TdE), a jointly-held holding company in which WGRM and Delmi each hold 50% of the share capital.

Since January 1, 2008, AEM Milano has become A2A S.p.A. (A2A) after its merger with ASM Brescia S.p.A., ex- state-owned utility serving Brescia in Lombardy. A2A is an integrated Italian operator, listed on the Milan Stock exchange, operating in the generation, importation, supply, transmission, distribution and sales of electricity and gas to end-users, as well as waste processing and urban heating.

Delmi is controlled by A2A, which holds 51% of its share capital and voting rights, by industrial partners holding 35% (ENIA now IREN following the merger with Iride, SEL and Dolomiti Energia) and by financial operators holding 14%.

EDF group also directly holds 18.96% of Edison through its MNTC subsidiary (see the organizational chart in chapter 7 of this reference document).

Specific provisions of the Structure Agreement

The Structure Agreement, whose provisions would stay in force until December 31, 2020, contains a provision relating to the change of control of A2A or Delmi. In the case of a third party other than the city of Milan acquiring the control of A2A (formerly AEM S.p.A), or in the case of a third party other than A2A appointing the majority of the members of the Board of Directors of Delmi, this provision gives EDF a call option to repurchase Delmi’s stake in TdE. The Structure Agreement has a similar provision with regards to EDF and WGRM towards A2A.

Joint control of Edison

The Shareholders’ Agreement provides for rights and obligations of TdE shareholders, the exercise of joint control of Edison and the rights and obligations of EDF and A2A in respect of TdE and Edison.

TdE

The Board of Directors of TdE is comprised of 10 members elected by the shareholders, five appointed by EDF and five appointed by Delmi. Delmi appoints the TdE Chief Executive Officer (a position similar to Directeur Général under French law), and EDF will appoint the Chairman of the Board of Directors.

The meetings of the Board of Directors require a quorum of eight members, and decisions are made by a qualified majority of eight members. No director will hold the right to a deciding vote.

Edison

In accordance with the Shareholders’ Agreement, the Board of Directors of Edison is comprised of 13 members elected by the Shareholders’ Meeting. These members are the five directors of TdE appointed by EDF, the five directors of TdE appointed by Delmi, two independent directors, one appointed by each of EDF and Delmi, and since April 2, 2008 one director appointed by the minority shareholders by election.

Delmi appoints the CEO and the Chief Financial Officer of Edison, who can also be a director; and EDF appoints the Managing Director and the Chief

Operating Officer (COO). The meetings of the Board of Directors require a quorum of 10 members and the decisions will be made by a qualified majority of 10 members. No director will hold the right to a deciding vote.

Specific provisions of the Shareholders’ Agreement

The Shareholders’ Agreement came into force on September 15, 2005, and establishes the fundamental principle that the management of Edison will be determined exclusively by TdE.

No decision is to be taken within the TdE or Edison’s governance bodies without a previous favourable vote of EDF or DElmi. In the events of disagreement between EDF and Delmi, the Shareholders’ Agreement sets out a resolution mechanism within the Board of Directors of TdE or Edison, or during a shareholders’ meeting on a limited list of main subjects. After the meeting of the Chairmen of the Boards of Directors of EDF and A2A, the Chairman of the Board of Directors of TDE, the Deputy Director of TDE or two directors of TDE acting jointly, must convene a new meeting of the Board of Directors of TDE, which can convene, when necessary, a shareholders’ meeting to resolve the disagreement. If no solution is found within 20 days after it has appeared, following the mechanism agreed, the Board of Directors may proceed with the dissolution of TDE.

In the event of dissolution of TDE, the appointed liquidator, in accordance with Italian law, will proceed with the auction of TDE’s assets. EDF and A2A (with Delmi) can each participate in the auction, individually or with partners. The assets will be sold for the best offer. EDF and A2A will each have the right to make a higher bid once and pitched at least 5% higher than this best offer. If EDF and A2A raise their bids, the assets will be sold to the highest bidder. The same process of liquidation znd auction is to take place in case the Shareholders’ Agreement is not renewed.

The Shareholders’ Agreement has a minimum duration of three-years (five years if Edison ceases to be listed) and is then automatically renewed for the same duration, unless terminated by one of the parties six months before its term.

The Shareholders’ Agreement has been renewed in 2008 for a first three-years period ending September 15, 2011.

In the context of their discussions on a new industrial project for Edison and on TdE’s shareholders’ structure, A2A, Delmi and EDF have agreed today to amend the shareholders’ agreement relating to Edison and TdE, by extending to 15 September 2011 the deadline for a possible non renewal of the agreement. If no objection to the renewal is sent by any of the parties by the 15 September deadline, the shareholders’ agreement will be renewed for the following three years, ending on September 15 2014. If one party sends an objection, TDE will be dissolved in accordance with the provisions above, with the precision that it could not be done before June 15 2011.

The amendment also provides for the appointment of the boards of directors of Edison and TdE, for a period of one year, by the shareholders’ meetings of Edison and TdE that will approve the annual financial statements.

1. Source:	2010 Edison Annual Report.

The Shareholders’ Agreement will be automatically terminated if EDF or A2A (directly or indirectly) cease to hold more than 50% of voting rights which can be exercised at the TdE Shareholders’ Meetings or if Delmi’s assets are liquidated. EDF may also terminate the Shareholders’ Agreement if A2A ceases to hold the majority of the voting rights of Delmi or ceases to appoint the majority of the members of the Board of Directors of Delmi.

A2A may terminate the Shareholders’ Agreement if EDF ceases to directly hold 100% of WGRM share capital or if WGRM exercises any substantial activity other than the management of its holdings in TdE or Edison.

6.3.3.1.3 Edison’s business in the electricity sector

After Enel, Edison occupies the number two position in the Italian electricity generation market.

Generation

The Edison group’s installed generating capacity was 12.5 GW on December 31, 2010 (including 50% of Edipower’s installed generating capacity of 3.8 GW) with net electricity generation in Italy of 41.8 TWh in 2010 (including the energy from 50% of the Edipower’s generating capacity)1.

In 2010, in the economic environment with a difficult market, Edison reduced its exposure to the commodities market and sharply increased its purchases on the stock market (up 60% over 2009), thus optimizing its supply sources. Output of the Elpedison Salonicco power plant totalled 0.9 TWh.

In accordance with the agreements signed between shareholders, Edison holds, as of December 31, 2010, 50% of the capital and of the voting rights of Edipower. Edison holds a tolling contract (i.e. tolling rights on generating capacity at fixed price) for fuel-fired power plants, and a Power Purchase Agreement for hydroelectric plants, 50% eligibility for existing and future fuel-fired and hydroelectric generating capacity for Edipower between January 1, 2004 and December 31, 2011. The 50% residuals are shared between Alpiq (20%), A2A (20%), and IREN (10%), stipulating that the contractors were solidly committed to Edipower and would be obliged to purchase, in case of default by another party, the quantity of energy of the defaulting party up to their respective share.

Edison’s generating fleet and its corresponding generation (including its share in Edipower) are as follows:

2010 Installed Capacity and Generation of the Edison group

Edison + 50% Edipower	Installed capacity		Generation

	GW	%	TWh	%
Thermoelectric	10.3	83	35.4	85
Hydroelectric	1.7	14	5.8	14
Renewables	0.4	3	0.7	1
TOTAL	12.5	100	41.8	100

(1) Source: Edison

Development projects

Since the end of 2007, Edison achieved it objectives in terms of electricity generation capacity in Italy and focuses on consolidating its positions on the Italian market in notably bolstering itself in the renewable energy sector. In August 2010, it thus acquired the 26 MW Melissa wind farm.

In Greece, the Elpedison corporation, a joint venture between Edison and local partner Hellenic Petroleum, implemented a new combined cycle plant at Thisvi (420 MW), added to the existing combined cycle plant at Salonicco (390 MW). Also, Edison intends to examine future international development opportunities notably in the Balkans.

Expiry of CIP6/92 agreements

In 2010, Edison plant installed capacity, benefiting from a CIP6 subsidy (a plan characterized by an attractive sales rate regarding average market prices), is approximately 1.6 GW.

On December 2, 2009, the Ministry of Economic Development issued a decree providing for economic conditions of anticipated voluntary termination of CIP6 agreements.

The first decree implementing order detailed termination conditions for power plants using fossil fuels, entered into force on September 29, 2010.

Edison, which had already expressed an interest, in evaluating conditions to exit the CIP6 plan in December 2009, chose to follow the termination agreement for the power plants of Jesi, Milazzo, Porto Viro and Porcari.

The second decree, concerning CIP6 power plants using fuels from industrial processes, as is the case at Edison plants at Taranto and Piombino, has not yet been issued.

Sales and marketing structures

In 2010, Edison sold 71.9 TWh of electricity, including 41.8 TWh generated and 30.1 TWh bought on the markets. Also, in the context of extreme market volatility and in order to reduce its exposure to price fluctuations, Edison favored forward wholesale sales (up 74.5% over 2009) and end user sales (up 9.2% over 2009) to the detriment of the spot market.

Effectively Edison marketing activity, previously based on business customers and small- and medium-sized businesses, expanded from the end of 2008 as much on the business customer segment as the residential customer segment. Edison also launched a dual electricity gas offer announced in November 2010 having henceforward reached 1 million customers throughout the residential segment.

1. Source:	Edison

6.3.3.1.4 Edison’s gas sector business

Edison, following ENI, ranks 2nd on the Italian market for gas supply in Italy, with a 19% market share in 20101.

In 2010, Edison purchased 15.3 Gm3 of gas, to which can be added 2.0 Gm3 of its own production (of which 0.5 was in Italy). Regarding 15.3 Gm3 in procurement, 7.7 Gm3 corresponded to pipeline imports and 5.8 Gm3 to LNG imports. The remaining 1.8 Gm3 is accounted for in particular by domestic procurement, stock variations and network losses.

In 2010, Edison designated 1.5 Gm3 for the industrial gas sector, 3.0 Gm3 for the residential sector, and 10.3 Gm3 for the thermoelectric sector including Edison’s own gas needs as well as third-parties for electricity generation.

The Edison gas portfolio is based on long-term contracts, which has allowed and continues to allow Edison to secure medium- and long-term gas supply.

Edison, according to contract terms signed in May 2005 with its partners ExxonMobil and Qatar Petroleum, has, for 25 years, 80%, i.e. 6.4 Gm3/year of new Rovigo offshore regasification terminal capacity (8 Gm3 /year), put into service in the fall of 2009. This terminal is powered via Qatari Gas.

In 2010, due to the difficult gas market situation, Edison, with as all other players in the sector, requested suppliers to adjust their contractual conditions.

Edison participated in two gas import infrastructure projects: GALSI, a gas pipeline connecting Algeria and Italy via Sardinia (annual capacity of 8 Gm3) and the ITGI (Turkish-Greek-Italian Interconnection), a gas pipeline providing gas transmission coming from Caspian Sea countries via Turkey, Greece, and Italy, including an IGB component (Greek-Bulgarian Interconnection), connecting Greece with Bulgaria.

In exploration-production, (E&P), Edison is active through 60 concessions and exploration permits in Italy and 20 internationally, and has 52.8 billion cubic meters of equivalent reserves on December 31, 2010. In 2010, E&P activity was marked by the “Vega” oil field relaunch (in the Sicilian Channel and operated by Edison which holds 60% of it), thanks to implementation of floating storage and offloading (FSO). Abroad, Edison’s biggest asset is the Abu Qir deposit in Egypt for which Edison bought the exploration, production and development rights for an initial length of 20 years in early 2009, extendable by 10 years at Edison’s request. This deposit, which produced 1.0 Gm3 of natural gas in 2010 and 1.1 million barrels of oil contributes to the objective of Edison covering 15% of its supply needs with its own production. In 2010, Edison oil production was 3.5 million of barrels against 2.7 million in 2009.

In early 2011 Edison also announced acquisition of 3 new hydrocarbon exploration permits. In the Barents Sea and the Norwegian Sea, Edison will have the role of operator with 60% in joint ventures with North Energy ASA. In the North Sea, Edison held 10% in a joint venture with Talisman Energy which will have an operator role (40%), Del Norske ASA (20%), Skagen (10%), and Petoro AS (20%).

Finally, concerning storage activity, Edison will increase its Italian capacity, due to site reinforcement at Cellino, Collato and new development concessions including San Polito-Cotignola notably.

6.3.3.2 Fenice

Fenice is a wholly-owned subsidiary of EDF in Italy, Spain, Poland and Russian, that operates electricity, heat, and compressed air production plants and associated distribution networks, along with environmental assets historically linked to the industrial sites of the Fiat group when EDF purchased Fiat’s stake in Fenice. Today, Fenice focuses on supplying electricity and environmental services to manufacturing companies and public agencies, alongside with a rapid building of new co-generation facilities (combined production of electricity and heat) or trigeneration (combined production of electricity, heat and cold).

In 2010, Fenice generated €473 million in sales.

Fenice operates mainly in the field of outsourced management and operation of cogeneration and tri-generation plants, electricity substations, fossil fuel-fired power plants producing both superheated water and steam for industrial use or site heating, cold generation power plants, compressed air generation units, and internal electricity distribution units, as well as different energetic fluids (hot air, refrigerated air, industrial compressed air and gas). Environmental activity projects (sanitation, continuous facility surveillance, environmental engineering, lab analysis, waste management and incineration) grow significantly due to increased demand for ecological and hygienic services in the public and industrial sectors.

In terms of energy assets, Fenice had as of December 31, 2010, electricity generation capacities of 508 MW and heat generation capacities of 3,192 MWth.

In Italy, Fenice has 60 generation sites of thermal power generation facilities (steam, superheated water, and hot water), electricity and compressed air.

In addition, Fenice operates and maintains, for third parties, at this date, 8 combined-cycle gas turbines including 6 that have the CIP6/92 statutory.

At the time of the sale of Fenice to EDF, it was decided to maintain and develop industrial and commercial relations with the Fiat group. The Fiat group therefore entered into service agreements with Fenice prior to 2002 for a minimum duration of eight years, which led to the transfer of assets to Fenice. These contracts were renegotiated in end of 2006, and as a result, their duration has been extended until 2012 and new development projects have been agreed upon. If these agreements were not to be renewed in 2012, Fiat is committed to buy back from Fenice all of the assets used for these agreements for an amount equal to the net book value of these assets. The asset-exploiting workforce would be retransferred to Fiat.

Outside Italy, Fenice owns a subsidiary in Spain, Fenice Instalaciones Iberica, and one in Poland, Fenice Poland S.p.z.o.o. These two wholly-owned subsidiaries are mainly involved in the thermal plant external management and operation area with combined electricity, heat and cold production.

It also ensures different energy and environmental services (hot or cold, compressed air, industrial gas, and waste and liquid effluent treatment). Fenice also owns 100% of a third subsidiary in Russia, Fenice Rus, created in November 2009 with the aim of marketing services in the field of energy efficiency. Two first contracts have already been concluded with Russian companies. Fenice also owns 50% of the company Interenergoeffect, a joint venture set up with the Russian company Inter RAO (a mostly state-owned listed company) with the objective of developing energy efficiency projects in Russia.

Furthermore, Fenice is active in the environmental sector. The company builds and operates wastewater treatment plants, runs an incinerator for industrial and municipal waste, provides environmental consulting services, etc.

Since its acquisition by the EDF group, Fenice has pursued a policy of diversifying its customer base and its sector of activities. This policy was strengthened during 2009 due to the economic crisis at the end of 2008, which seriously impacted the automobile industry, in order to strategically accentuate the following:

•

the reinforcement of relations with its historical customer, the Fiat group, through the implementation of a strategic industrial partnership designed to prepare for the renewal of contracts at the end of 2012;

•

the reorganization of its development activities centered principally on energy efficiency and environmental services in key markets, through the implementation of strategic partnerships. Fenice plans to extend its activities in Spain, Poland, Russia, China, and Central European countries, benefiting from existing or newly-implemented incentive systems ;

6.3.3.3 Nuclear Renewal In Italy

Since 2008, the Italian government has clearly indicated it desire to relaunch nuclear reactors in Italy, with ambitious goals: to achieve 25% nuclear energy generating with new Italian nuclear plants (from 8 to 10 plants) including the first parts being operational from now through 2020. In this context, an important step was made with a framework agreement between France and Italy during the Franco-Italian summit of February 24, 2009 on nuclear collaboration and covering the entire process (from research to waste processing).

During the summit, agreements between EDF and Enel were also signed, notably anticipating extending Enel participation in the new French nuclear program via involvement with the construction and operation of the new EPR reactor in Penley, and creating a joint venture between EDF and Enel, tasked with completing feasibility studies for developing at least 4 EPR reactors in Italy.

Pursuant to this, EDF and Enel set up a joint venture called Sviluppo Nucleare Italia SRL (SNI) during the third quarter of 2009. For each of these projects, once the feasibility study is completed and the formal investment decision made, potential participation in other partnerships with companies building, owning and operating future ERP nuclear plants, that EDF and Enel hopes to develop in Italy, will be considered.

In extending these agreements, at the fifth Franco-Italian summit on April 9, 2010, partnership agreements were signed. EDF and Enel signed an agreement with Ansaldo Energia and Ansaldo Nucleare envisioning support of Ansaldo for nuclear system technical studies, design, and implementation, as well as for the certification process and possibility that Ansaldo to participate in RFPs for EPR projects outside of Italy.

In accordance with the Italian government’s wish to be strongly involved in the Italian industry, EDF and Enel, together with AREVA, began a work program to identify and evaluate Italian companies capable of nuclear program equipment supply and a qualification and guidance program for potential equipment or service vendors.

EDF and Enel set a work program to complete necessary studies for determining potential sites, initial permitting steps, and feasibility studies. The preliminary completion calendar anticipates the first plant to begin service in 2020 according to the current timeline.

EDF also is a member of the Italian Nuclear Forum founded in July 2010, which includes, at the close of 2010, 24 partners from industrial and scientific sites and civil society.

On the legislative level, a law on July 23, 2009, entitled “Corporate Development and Internationalization Measures in the Energy Sector” (or “Development law”) was passed on August 15, 2009. It notably provides for specific nuclear energy provisions for organization of the energy sector, security, reinforcement, and efficiency, renewable energy support as well as market transparency and market competition. This law has three essential points: the eligibility of certified technologies by other OCDE countries over the last decade, the government (and non-regional) nuclear mandate, and finally the creation of an autonomous and independent Nuclear Safety Authority.

On February 10, 2010, the Italian Cabinet approved a decree determining the general criteria for site location and certification, site certification and plant construction and operation single permitting steps, as well as the public awareness campaign and economic impact for concerned areas.

On June 23, 2010, the Italian Constitutional Court rejected an appeal from 10 regions contesting the Development Law, and voided laws adopted by the Basilicate, Campanie and Pouilles regions aimed at forbidding new nuclear plant construction in their jurisdictions. Finally, on February 2, 2011 the Court upheld the legality and constitutionality of the February 10, 2011 decree and nuclear legislative framework.

The Nuclear Safety Authority by-laws were issued on July 8, 2010 and the proposed nominations of 5 commissioners were approved.

A ballot referendum to repeal the nuclear renewal legislative framework in Italy will occur in 2011. It requires a turnout of at least 50% of registered voters to be binding.

On March 23, 2011, the Italian Cabinet decided simultaneously: i) the modification of the legislative decree of February 10, 2010 (see above) in conformity with the regulated process which planned a corrective decree ( optimizing in particular the licensing and permitting processes and ii) the implementation of a one-year moratorium on the resumption of government’s nuclear power program. Legal modalities of this moratorium and its impact on ballot referendum on nuclear revival are not yet known.

6.3.4 Other International

6.3.4.1 Central and eastern Europe

The Group operates in three central and eastern European countries: (i) Poland (electricity generation, cogeneration), (ii) Hungary (cogeneration, distribution), and (iii) Slovakia (distribution).

The EDF group also operates in these countries through its subsidiary Dalkia International, mainly in co-generation intended for major urban heating systems.

Most business expansion potential lies in upgrading existing power plants or building new plants. Opportunities also exist for privatization, especially in Poland.

In Russia, EDF is pursuing its cooperation with the company Inter Rao EES and is studying new cooperations with other Russian power major companies (Rosatom, MRSK, Rushydro)

6.3.4.1.1 Poland

The Group operates through the following four main subsidiaries:

•

the Group controls the electricity generation company ERSA[1] in the Rybnik region, which has an installed capacity of 1,775 MW. ERSA owns 100% of Everen, a company marketing the electricity generated by all the EDF group’s plants in Poland. The renewal of 4 coal production units of 220 MW each is studied for 2015. In this context, a European call for tender was launched in December 2008, to select the supplier of main equipment (boiler, turbine, etc.). Further study and analysis of tenders received should allow a decision in mid-2011;

•	the Group controls the EC Wybrzeze[2] co-generator in the Gdansk region. EC Wybrzeze has an installed generation capacity of 331 MW and 1,199 MWth;
•	the Group also controls the co-generator of the town of Krakow, EC Krakow[3]. EC Krakow has an installed capacity of 460 MW and 1,118 MWth.
•

the Group through its subsidiaries held 34.4% of the shares of the co-generator Kogeneracja[4] in the Wroclaw-Czechnica region. Its installed generation capacity is 363 MW and 1,106 MWth. Kogeneracja owns 98.4% of the heat and power generation company, EC Zielona Gora (whose installed capacity is of 221.4 MW and 322 MWth).

The company Energokrak owned by ERSA, EC Krakow, EC Wybrzeze and Kogeneracja, oversees the coal and biomass supply of all EDF group’s sites in Poland.

In respect of environmental protection, the EDF group has heavily invested in recent years to bring its facilities in compliance in Poland. He is one of the leader of the burning of biomass.

In July 2010, EDF the support functions center began operations in the following areas: finance, IT, procurement, human resources, maintenance and engineering. This constitutes athe first step of a major organizational integration project of EDF subsidiaries in Poland.

In November 2009, EDF and Polska Grupa Energetyczna (PGE, Poland’s leading electricity operator, which is listed on the Warsaw stock exchange) signed a cooperation memorandum in the field of nuclear energy. The memorandum is particularly concerned with the carrying out of feasibility studies into the development of EPR nuclear reactors in Poland and the construction of the first Polish EPR in Poland before the end of 2020. The two groups also announced their intention to open discussions on the possibility of an industrial partnership to build EPR nuclear plants in Poland before end 2020. The two groups announced their intentions to start discussions on the possibility of an industrial partnership for building nuclear power plants in Poland. Conclusions of the pre-feasibility study ended mi 2010 confirm the interest of nuclear in the energy mix of Poland. The two groups are currently discussing in order to define the modalities to pursue their cooperation.

6.3.4.1.2 Hungary

In Hungary, the Group is developing its generation, supply and distribution businesses, through two main subsidiaries: BE ZRt and DÉMÁSZ ZRt:

2010 has been characterized by a slow end of economic crisis and a new government which launched a program aiming at reducing deficits.

In this context a “crisis tax” has been implemented in some industrial sectors among which energy sector. Tax rate is 1.05% of the net income of generation and commercial activities. The house of Parliament voted an implementation for the period 2010-2012 but the government communicated, it wanted to have it extended.

BE ZRt:

As of December 31, 2010, EDF owned 95.6% of BE ZRt, which is based in Budapest and generates heat and electricity. BE ZRt has an installed electricity generation capacity of 409 MW and heat generation capacity of 1,366 MWth, and supplies 55% of Hungarian Capital’s heat needs.

Its total electricity (1.7 TWh/yr) was sold, up to the end of 2008, to a single Hungarian purchaser, Magyar Villamos Muvek Zrt. (MVM) through three power purchase agreements (PPAs). The European Commission, by decision dated June 8, 2008, demanded the termination of Hungarian PPA on the grounds that they constitute illegal State aids. Since January 1, 2009, BE ZRt has sold half its electricity through a new eight-year commercial contract with MVM, and the other half to the power system operator MAVIR within the framework of a regulatory mechanism with cogeneration support, which is initially valid until December 31, 2010. By a resolution dated January 7, 2010, the Hungarian energy regulator extended the period until June 2013 in which BE ZRt asked the Hungarian Court of Justice for a revision of this resolution in order to benefit from the mechanism until 2015.

On his side, the Hungarian government has implemented reforms in order to terminate this mechanism: cogenerated power prices have been cut by 15% from January 1, 2011 onwards and the support period has been limited to end 2012. End 2010, MVM informed BE ZRt that it wanted to terminate the contract has it had become onerous following the evolution of power prices. A satisfying agreement for BE ZRt has been undersigned late January 2011, avoinding a litigation case between the two companies.

The forced termination of its PPAs has set an important damage not only for BE ZRt but also for its owner EDF International. Therefore, EDF International and BE ZRt have filed international arbitration against Hungary and the European Commission based on the Energy Charter Treaty to obtain fair compensation following the forced termination of its PPAs as described in section 20.5 (Legal and arbitration proceedings).

DÉMÁSZ ZRt:

Since December 31, 2009, EDF brand has been implemented in the Hungarian DÉMÁSZ ZRt subsidiary, rebranded EDF DEMASZ ZRt. EDF

1. EDF	holds a direct holding of 46.1% in ERSA, plus an indirect holding of 18.8% through EC Wybrzeze, a company owned at 99.7% by EDF.
2. EDF	holds a direct holding of 99.7% in ECW.
3. EDF	holds a direct holding of 94.31% in ECK.
4. EDF	holds a direct holding of 16.67% in ERSA, plus an indirect holding of 17.74% through EC Krakow.

DEMASZ ZRt is wholly-owned by EDF, is an electricity distribution network and supply operator.

In 2010, EDF DÉMÁSZ ZRt supplied 5,677 GWh of electricity to 771,677 customers on the wholesale market.

Regarding distribution, EDF DÉMÁSZ Hàlozati Elosztó Kft (a wholly-owned subsidiary of DÉMÁSZ ZRt) was created on July 1, 2007, to comply with the legal requirement that regulated and non-regulated businesses be separated. It owns the electricity grid assets (around 32,000 km of high-, medium-, and low-voltage lines) and operates the regulated distribution business in Hungary’s south-east region (19.6% of the territory), supplying power to 775,765 delivery points.

Regarding supply, under the universal service concept (as defined by Hungarian Government decree pursuant to the Hungarian Electricity Act) DÉMÁSZ ZRt oversees the supply of electricity to individuals, small businesses and public institutions in the south-east region of Hungary; and since December 31, 2009, EDF DÉMÁSZ ZRt has been directly involved in the supply of electricity across Hungary to customers who opted for the open market throughout Hungary.

EDF DÉMÁSZ ZRt brings together the two commercial brands on the Hungarian market: EDF DÉMÁSZ for residential customers and EDF Energia for B2B customers.

EDF DÉMÁSZ ZRt lastly invested in an experimental biogas generation power plant which is to run at full capacity (1.1 MW) by 2011.

The Group is also looking at projects to expand generation capacity, notably through gas-fired combined cycles, in order to strengthen its position in Hungary.

6.3.4.1.3 Slovakia

The Group operates in Slovakia through a 49% holding in the distribution and supply company Stredoslovenská Energetika, a.s. (“SSE”), based in the central province of Zilina, which covers about one third of the country’s territory. SSE has almost 33,000 km of high, medium and low voltage power lines. As of December 31, 2010, SSE had over 645,000 customers representing sales of 4,803 GWh.

To comply with regulatory requirements concerning the separation of regulated and unregulated businesses, SSE’s regulated operations were transferred on July 1, 2007 to its wholly-owned subsidiary Stredoslovenskà energetika – Distribucia a.s. (“SSE-D”). As of December 31, 2010, SSE-D had approximately 713,445 delivery points.

In accordance with the shareholders’ agreement entered into on June 25, 2002 with the Slovak National Property Fund, the EDF group names three of the five members of the SSE Executive Board, including the Chairman, and has one representative among the nine members of the Supervisory Board. At the Shareholders’ Meeting, decisions are made unanimously by the two shareholders.

On March 1, 2010, SSE began commercial operation of a 50 MW natural gas-fired plant intended to provide network services to the Slovak network operator. In 2010, it also led the installation of approximately 10 MW of photovoltaic capacity, which began commercial operation in December 2010.

In addition, the Group seeks to consolidate its position in the region and is studying projects to develop generation capacity through combined cycle gas and renewable energy.

6.3.4.1.4 Russia

The EDF group, through its subsidiary, Fenice, has a 50% interest in Interenergoeffect, a joint venture created on March 2, 2010 with Russian company Inter RAO (see section 6.3.3.2, “Fenice”). The purpose of the joint venture, which began operations in late 2010, is to develop energy efficiency projects in Russia. During the company’s setup phase, Fenice’s wholly-owned subsidiary, Fenice Rus, signed its first energy services sales contracts with automaker AvtoVas, in partnership with Inter RAO.

Through ERDF-I, EDF signed a cooperation agreement with its Russian counterpart, MRSK, under which ERDF-I will sell services in support of the modernization and renewal of Russia’s networks and the upgrading of their energy efficiency.

During the Economic Forum held June 19, 2010 in St. Petersburg:

•

EDF, Gazprom and ENI signed a three-way agreement on EDF’s acquisition of an interest in South Stream AG. The agreement provides for EDF to join the project and specifies that its interest in South Stream will not be less than 10%.

•

EDF and Rosatom signed a cooperation agreement that sets the framework for collaboration between the two groups in the areas of research and development and nuclear fuel and for cooperation on nuclear facilities, existing or under construction. The agreement also provides for cooperation between the two groups through training and the exchange of expertise, including visits to industrial sites in both countries.

Finally, the Group is planning delegated asset management projects with leading Russian energy companies (Inter Rao, MRSK).

6.3.4.2 Benelux

Benelux is a region that includes important interfaces with the Franco-German marketplace and is a vital center of the European natural gas market due to its many facilities for import and transit, and the hub of Zeebrugge. In late 2009, the EDF group increased its presence in Benelux with the acquisition of SPE.

EDF Belgium

Through a long-term cooperation agreement with Electrabel in nuclear energy, EDF holds 50% of the Tihange 1 nuclear power plant through its wholly-owned Belgian subsidiary, EDF Belgium S.A. The capacity attributed to EDF represents approximately 3% of Belgium’s generation capacity. Tihange 1’s generation, which is attributed to EDF Belgium, is sold to SPE through long-term contracts that will expire in 2015.

Since its inception, EDF Belgium has been in the business of supplying electricity, and more recently natural gas, to industrial customers and small- and medium-sized businesses. On August 31, 2010 SPE and EDF Belgium signed an agreement by which EDF Belgium transferred its commercial operations to SPE, effective October 1, 2010. The integration of EDF Belgium’s portfolio of business and industrial customers with those of SPE is a first major realization of synergies between SPE and the EDF

Group. In effect, EDF Belgium’s portfolio of electricity and gas industrial customers (about 4,000 delivery points) presented significant overlap with SPE’s industrial clientele.

In 2010, and before the transfer of commercial operations to SPE in October, electricity sales totaled 792 GWh while gas sales, begun in 2007, stood at 1,640 GWh.

EDF Belgium pursued projects to develop two natural gas-fired combined cycle plants, working to obtain the necessary licenses and permits. In accordance with EDF SA’s commitments to the European Commission as part of EDF Belgium’s acquisition of a majority stake in SPE in November 2009, EDF Belgium has initiated the process of divesting from one of these projects.

SPE

EDF acquired a 51% stake in SPE in November 2009. From the time of the change in SPE’s main shareholder and in accordance with the SPE shareholders’ agreement in force when control changed hands, Belgian minority shareholders had three months after completion of the transaction to exercise an individual right to sell their shares to EDF. For the minority shareholders who had not yet exercised their right, the exercise period was extended to the end of April 2010.

In April 2010, EDF and the minority shareholders concluded an agreement which brought EDF’s holding in SPE to 63.5% . Just one shareholder, Dexia, decided to completely dispose of its interest (6.1%), while two other shareholders, Publilum (5.35%) and VEH (1.05%), decided to sell half of their stake each. EDF’s increased presence in SPE’s capital and the new agreement with the Belgian shareholders representing the country’s various regional balances who opted to remain company shareholders (36.5% of capital), allows EDF to help shape the competitive landscape of the Belgian market. Additionally, in accordance with the initial wishes of EDF when it acquired SPE, the company’s Belgian identity has been preserved.

In the first half of 2010, EDF and SPE’s teams worked together on a major integration project with the aim of sharing good practices and identifying synergies to be implemented between the two companies.

As the number two player in the Belgian energy market, SPE represents approximately 12% of installed capacity at the national level, with an installed power generation capacity of 1,986 MW and a stake in Belgian nuclear power plants representing 518 MW of capacity. In 2010, SPE generated nearly 9,500 TWh of electricity. The company employs approximately 1,000 people.

SPE	Installed capacity		Generation

	MW	%	GWh	%
Nuclear	518.5	26.1	3,878	40.9
Thermoelectric	1,302.7	65.6	5,224	55.1
Hydroelectric	72.6	3.7	233	2.5
Renewables	92.1	4.6	148	1.5
TOTAL	1,985.9	100	9,483	100

Aside from its interests in Belgian nuclear power plants, SPE’s generation fleet consists mainly of power plants fired by natural gas, and a few “run-of-river” hydropower facilities.

In Belgium, SPE operates two fossil fuel-fired plants, at Monsin and Ham, which operate one and two gas turbines, respectively, to meet the large variations in electricity demand. SPE also operates four combined cycle power plants in Angleur, Ringvaart Serain, and Ham. In the latter plant, recoverable heat from the steam turbine cycle is used for the district heating network. SPE has also obtained a construction permit for a combined cycle power plant in Navagne (targeting an installed capacity of 890 MW).

Through its wholly-owned subsidiary SPE Power Company (SPEPCO), SPE is also positioned in onshore wind generation with over 20 sites in Wallonia and Flanders. At the end of 2009, SPE was number one in wind power in Belgium, with 46 wind turbines representing an installed capacity of 83 MW. As of December 31, 2010, installed wind power capacity totaled 92 MW.

Under the Luminus brand, SPE delivers electricity and gas to approximately 1.65 million delivery points for business and residential customers.

As mentioned above, on October 1, 2010, SPE integrated EDF Belgium’s commercial operations in order to strengthen its competitive position in the Belgian market. This operation will allow SPE to expand and better serve its business clientele. It also reflects the EDF group’s desire to fully equip the new organization with all the tools it needs to grow.

The Netherlands

In July 2006, EDF entered into a partnership with the Dutch company Delta N.V. for the development and construction of an 870 MW natural gas power plant in the southwest Netherlands. On March 29, 2007, EDF and Delta created a joint venture, Sloe Centrale B.V., whose purpose is the construction and operation of the new power plant. The first unit, with an output of 435 MW, was commissioned in October of 2009. The second unit, with 435 MW, was officially commissioned in December of 2009. In 2010, total generation output was 5,518 GWh.

On November 3, 2010, EDF and Delta signed a collaboration agreement for the potential development of another nuclear power plant in Borssele, in Zeeland province. Delta and EDF will now consider setting up a contractual framework for a joint venture that could be created later to develop the project. If EDF and Delta decide to pursue the project, the two companies will probably bring in two other investor partners which could be given drawing rights.

6.3.4.3 Switzerland

Switzerland presents an industrial interest for the Group because of its geographical location in the heart of European power exchanges and its significant peak generation capacity.

The Group is present in Switzerland through its investments in Alpiq Holding SA and in hydropower generation facilities in Châtelot (50%) and Mauvoisin (10%).

The EDF group has a 25% stake in Swiss energy company Alpiq Holding SA (Alpiq). Alpiq is a leading player in the European energy market which resulted from the merger in 2009 of Swiss utilities Atel and EOS and the contribution of EDF’s energy rights, and associated capacity and loads, in the Emosson dam in Switzerland. Present in 28 European countries, it is a large integrated power company in the heart of European power exchanges, active across the entire industry value chain including energy generation, transmission, trade, supply and services.

Based on its pro forma sales for 2010 as published by Alpiq1 (14.1 billion Swiss francs), Alpiq is today Switzerland’s leading energy trading company (145.6 TWh sold in 2010, mainly on wholesale markets and to key European customers in southern Europe and in the Central and Eastern European countries, or “CEEC”). Alpiq also supplies approximately 100,000 customers in northwest Switzerland. This business is backed by major generation and transmission assets in Switzerland and in countries where Alpiq is developing its presence. In 2010, Alpiq had a total installed capacity proportional to its investments of 6,563 MW of hydroelectric, nuclear and fossil fuel-fired generation (excluding long-term contracts). The merger of Atel’s and EOS’s industrial activities and personnel was continued in 2010 as Alpiq reorganized its legal structure to reflect its new organization. In addition, by late 2011, under the law to open up the Swiss electricity market, Alpiq must transfer ownership of its transmission network to Swissgrid, in which it holds a 33% stake (via Alpiq AG and Alpiq Suisse SA).

Alpiq has expanded its presence in Europe and Switzerland:

•

upstream in Spain through the acquisition from Gas Natural Fenosa, finalized on July 12, 2010, of a 400 MW gas-fired combined cycle unit and the usage rights of a second 400 MW unit for two years, after which it has a right of purchase on this unit;

•	upstream in Italy, with construction of a 400 MW gas-fired combined cycle plant in San Severo and in France, with the construction of a 400 MW gas-fired combined cycle plant in Bayet;
•	in Switzerland, with further work to build a 600 MW underground pumped-storage power plant between the Emosson and Vieux Emosson dams; and
•	in energy services through its subsidiaries Alpiq Intec in Switzerland and Alpiq Deutschland in Germany.

In the context of the renewal of the Swiss nuclear fleet, the Federal Nuclear Safety Inspectorate (FNSI) validated Alpiq’s general license application for the construction of a new nuclear power plant in Niederamt (Canton of Solothurn). The FNSI concluded that the information provided by Alpiq was technically sound and that the legal requirements related to nuclear safety had been met. Alpiq is pursuing the examination process for the project.

In parallel, on December 23, 2010, Alpiq, Axpo and BKW concluded a framework agreement for the joint examination of their three equivalent nuclear plant projects at the existing plant sites of Beznau, Mühleberg and in Niederamt.

6.3.4.4 Austria

Austria is located in the heart of electricity and, especially, gas exchanges in the European marketplace. It is strongly integrated with the market in Germany and is therefore of interest to foreign investors. Hydropower plants represent 70% of Austria’s fleet of generation facilities.

EDF group’s activities in Austria

The acquisition in 2009 of the 20% stake held by GDF SUEZ in the Société d’Investissement en Autriche (SIA) brought the EDF group holding in SIA to 100%. In 2010, the company was taken over by EDF International, which now itself holds 25% of the ESTAG holding company (corresponding to the “blocking minority” in Austrian law). The Austrian state of Styria owns the remaining ESTAG shares and entered into a shareholders’ agreement with the EDF group, giving EDF greater powers than its blocking minority. ESTAG heads a group of Austrian companies operating in the fields of energy, waste treatment and associated services. Focused on Styria, ESTAG is also developing its business in the other Austrian states and some neighboring countries. Its two main subsidiaries are Steweag-Steg, the leading electricity distributor and supplier in the state of Styria, and Steierische Gas und Wärme (STGW), which ensures the transmission, distribution and supply of gas and heat in the same region.

6.3.4.5 Spain

As of December 31, 2010, the EDF group held a 31.48% stake in Elcogas. Elcogas operates an innovative Integrated Gasification Combined Cycle (“IGCC”) “clean coal” plant at Puertollano with a gross capacity of 320 MW powered in IGCC mode by the gasification of local coal and pet coke. In addition to natural gas, this facility allows the use of coal and oil cokes, yet with atmospheric emissions that are far below European standards. This facility is the largest solid fuel power plant of this type in the world. In 2010, Elcogas produced 1,697 GWh, including 1,434 GWh in IGCC mode.

The Group also operates in Spain through several group companies which have subsidiaries in Spain.

Fenice Iberica, the wholly-owned Spanish subsidiary of EDF Fenice SpA (see section 6.3.3.2, “Fenice”), develops energy efficiency and environmental services and cogeneration projects. In September 2010, Fenice Ibérica acquired a 90% stake in Power Support, a Spanish company that operates and maintains 190 MW of cogeneration power plants and energy facilities. This transaction increases Fenice Ibérica sales to €17 million, making it a major player in industrial cogeneration and energy services in the Spanish market.

EDF Énergies Nouvelles (see section 6.4.1.1.2, “EDF Energies Nouvelles”) and EDF Trading, through its London trading platform (see section 6.2.1.3, “Upstream/downstream optimization – trading”), are also present in the Spanish Market.

6.3.4.6 United States

The United States is the largest energy market in the world, with total power generation of 3,950 TWh in 20092 and a projected average annual growth rate of 1% between 2008 and 20353.

1. Source:	Alpiq 2010 Annual Report published on line on March 8, 2011.
2. Source:	EIA, Electric Power Annual dated January 4, 2011 (Table ES1)
3. Source:	EIA 2010 Annual Energy Outlook published in April 2010 (reference box p 65).

Numerous challenges lie ahead for the U.S. electric power sector given the substantial long-term need for new generation and transmission investments, deteriorated economic and financial conditions brought about by the recession and environmental constraints. Based on an industry analysis1, the total need for investment in electricity infrastructure is expected to total between $1.5 and $2.0 trillion by 2030.

According to the Energy Information Agency (EIA), in a context of growing demand for electricity and the decommissioning of 45 GW of existing capacity, 250 GW of additional capacity will be needed by 2035 compared to 2009. Between 1987 and 2007, 320 GW of new capacity were built2.

To meet the demand, the current energy generation mix is composed of 44,5% of coal, 23,3% of natural gas, 20,2% nuclear and 10,4% renewables (6,8% hydro, 3,6% non-hydro), and 1,6% other. Natural gas (thanks to increased domestic shale gas discoveries) and non-hydro renewables (thanks to mandates and tax incentives) constituted the largest share of new capacity additions in 2009 and the EIA forecasts that the trend will continue in the coming years. Coal remains the main energy source thanks to the size of the existing fleet, but its growth is limited by planned upcoming tightened environmental regulations. Demand response and efficiency play an increasing role. However, by far the most significant, carbon-free electric generation source remains nuclear energy, providing baseload power representing more than 20% of total US electricity production. The 2005 Energy Policy Act (“EPACT”) introduced incentives to encourage investments in nuclear power plants, including federal loan guarantees to reduce the borrowing costs of some types of construction loans, production tax credits for electricity companies under certain conditions, and standby support for regulatory risks. The initial amount of the federal loan guarantees for new nuclear projects had been set at $18.5 billion in EPACT, and President Obama has proposed an additional $36 billion for advanced nuclear reactors construction in his FY 2012 budget request. In the current context the vote of these credits is however uncertain. Two new reactors at Southern Company’s Vogtle site in Georgia were the recipients of the first conditional loan guarantees ($8.3 billion), announced on February 2010.

Additionally, the growing concern for energy security and environmental protection has not yet generated a strong enough momentum in the U.S. for reducing carbon emissions within its economy. In a punishing economic environment, the climate change bill providing for a cap-and-trade system that would apply to the entire economy failed to win approval, before the change in the Congress’ majority which happened in November 2010. Moreover recent events in Japan introduce an additional element of incertitude regarding new nuclear developments in US.

6.3.4.6.1 EDF Group’s Activities in the United States

EDF Énergies Nouvelles in North America

The Group is also present in the United States through EDF Energies Nouvelles’ wholly owned subsidiary EnXco, a renewable independent power producer. EDF EN group owns more than 1000 MW (as of

December 31, 2010) of wind and solar capacity across North America and Mexico and provides wind operating and maintenance services on behalf of third-parties (see section 6.4.1.1.2 (“EDF Energies Nouvelles”).

The simplified alternative public offer in cash or in exchange for EDF shares announced by EDF on April 8, 2011 and aiming at acquiring the remaining 50% share of EDF Energies Nouvelles that the Group does not own, will contribute, in case of success, to a better integration of the EDF Energies Nouvelles activities in North America.

EDF Trading North America

The activities of EDF Trading North America (formerly Eagle Energy Partners) are presented in section 6.2.1.3.3.7 (“Development of EDF Trading activities Overseas”).

Research and development activities in the US

The US has one of the largest and most dynamic R&D sectors in the world. This R&D relies on about 1.3 million researchers3. It is funded by industry, federal government with the remaining part being shared between universities, non profit organizations, non federal government agencies, etc.

An important and growing area addressed by the US R&D sector is energy, with a threefold objective of protection of environment, security of supply and independence. This effort is supported by current legislation (American Recovery and Reinvestment Act) that allocated a budget of $36.7 billion to the Department of Energy in 20094 ($5.8 billion in 20075). As far as electricity is concerned, the Electric Power Research Institute (EPRI), a non profit organization, is one of the key R&D players. It provides technologies, policies and economic analyses to its funding members, which represent in the United States more than 90% of the electricity generated. Its international membership extends to 40 countries6.

In order to harness this strong potential, EDF has seconded for many years an R&D team in the US. This team is composed of 4 to 6 persons and is located in the EPRI premises in Palo Alto, California and Charlotte, North Carolina. Its primary objective is to maximize the quality of the collaboration between EDF and EPRI. The EDF/EPRI collaboration covers multiple areas such as nuclear and renewable energy, smart grids, energy efficiency, carbon capture and sequestration, etc.

The EDF R&D team in the US is also responsible for setting up collaborations between EDF and US research organizations (universities, National Laboratories, industry, etc.) selected for their expertise or facilities. For instance, collaborations were set up with MIT, the Texas A&M University, IBM, etc. Being located in the Silicon Valley, a part of this team can also work in real-time with some of the most innovative companies and universities in the world.

Innovation sourcing & transfer activities in the US

The energy industry in the US is benefiting from various supporting programs defined in the American Recovery and Reinvestment Act and other pieces of legislation. Innovation is a key focus for the current

1. Source:	Brattle Group; Transforming America Power Industry; The investment Challenge 2010-2030; November 2008.
2. Source:	EIA Annual Energy Outlook 2010, p 67 and Annual Energy Review Table 8.11a published in August 2010.
3. OECD	sources.
4. www.doe.gov.
5. NSF	09-320, National Science Foundation, September 2009.
6. EPRI,	January 2009.

Administration in order to increase US competitiveness in clean energy technologies. Several innovation hubs and public-private partnership funding programs are currently available to move towards a more efficient energy system in the US.

EDF decided to launch an innovation sourcing and transfer activity in the US, with the kick off in early 2010 in Silicon Valley. The objective is to provide the EDF Group with new technologies, products or business opportunities. The added-value of the selected innovations should typically be demonstrated within a one-year time period. If successful, this should then be deployed within the concerned business unit(s) in the next 2 to 5 years.

The EDF Innovation team complements the 2 other teams dedicated to innovation for the EDF Group in Asia and Europe.

6.3.4.6.2 Existing Nuclear: Constellation Energy Nuclear Group (CENG)

The EDF Group completed the acquisition of a 49.99% ownership interest in the nuclear generation business of CEG on November 6, 2009. The EDF Group co-owns Constellation Energy Nuclear Group (CENG), along with CEG. CENG owns and operates five nuclear reactors in the states of Maryland and New York. In addition to the cash flows generated by CENG, EDF’s stake in CENG allows EDF to participate in the US nuclear industry and share best practices.

Organization and governance rules of CENG

In connection with the closing of the acquisition by the EDF Group of a 49.99% ownership interest in CENG, the EDF Group and CEG entered into an agreement dated November 6, 2009, which governs the operation of CENG (the “Operating Agreement”).

Pursuant to the Operating Agreement, CENG is managed by a ten member Board of Directors. Each of CEG and EDF Group have the right to appoint five directors, with CEG having the right to appoint the Chairman who holds a casting (deciding) vote on certain matters in the event of deadlock, including on any matter related to the safety, security and reliability of CENG’s nuclear facilities, as well as on other matters that in view of US laws or regulations require or make it reasonably necessary to assure control by a US citizen.

In addition to the Chairman, the Chief Nuclear Officer and the Chief Executive Officer of CENG also are required to be US citizens.

EDF Group has the right to appoint the Vice-Chairman of the CENG Board of Directors.

Pursuant to the Operating Agreement, the CENG Board of Directors have a standing Audit and Finance Committee, Nuclear Safety and Operations Committee and Governance and Compensation Committee comprised of an equal number of CEG-appointed and EDF Group-appointed directors.

The Operating Agreement sets forth the distribution rights of the CEG and EDF Group entities.

Following the comprehensive agreement dated October 26, 2010 between EDF and CEG, this distribution currently 85% - 15% will be modified to 50.1% - 49.1% for CEG and EDF respectively as of January 1, 2015.

Pursuant to the Operating Agreement and subject to certain exceptions and conditions, the parties may transfer their interests in CENG to a third party subject to the other non-affiliated party’s right of first refusal1.

In addition, CEG has entered into a support services agreement (SSA) with CENG. The SSA is a seven-year agreement under which CEG provides administrative support services to CENG for a fixed annual net price of about $50 million, subject to a 2% escalator beyond 2011.

Operations of CENG (Nuclear Generation and Operation Business)

CENG owns, operates, and maintains 3,839 MW of nuclear generating capacity, which consists of the Calvert Cliffs Nuclear Power Plant in Maryland, and the Nine Mile Point Nuclear Station and R.E. Ginna Nuclear Power Plant in the State of New York.

CENG’s nuclear business is undertaken in a predictable regulatory environment under the control of the US Nuclear Regulatory Commission. Licenses are initially granted for 40 years of operation. They can be extended by additional 20-year periods, provided that the operators commit to adequate monitoring of the key components and structures of their plants. The stability of the regulatory framework provides reasonable guarantees for investors.

Ceng’s Nuclear Fleet

Capacity

The following table presents CENG’s nuclear generating facilities:

Reactors	Location	Capacity (MW)	% Owned	Capacity Owned (MW)

Calvert Cliffs Unit 1	Calvert County (Maryland)	855	100	855

Calvert Cliffs Unit 2	Calvert County (Maryland)	850	100	850

Nine Mile Point Unit 1	Scriba (New York)	620	100	620

Nine Mile Point Unit 2	Scriba (New York)	1,138	82	933

R.E. Ginna	Ontario (New York)	581	100	581

TOTAL		4,044		3,839

Source: CEG 2010 10-K Report

1. Source: CEG form 8-K, November 12, 2009.

All CENG units applied for the extension of their license from 40 to 60 years, and they have all been granted. In addition, all units, except Nine Mile Point 1, can also apply, or have applied for power uprates (from 4.3% to 16.8%) in order to be allowed to increase the power of their reactors1.

As of December 2010, all CENG nuclear plants have received International Organization for Standardization (ISO) 14001 Environmental Management System certification.

Calvert Cliffs

CENG owns 100% of Calvert Cliffs Unit 1 (855 MW) and Unit 2 (850 MW). Unit 1 entered service in 1974 and is licensed to operate until 2034. Unit 2 entered service in 1976 and is licensed to operate until 2036. Both units are pressurized water reactors (PWRs).

Nine Mile Point

CENG owns 100% of Nine Mile Point Unit 1 (620 MW) and 82% of Unit 2 (933 MW of Unit 2’s total 1,138 MW). The remaining 18% interest in Nine

Mile Point Unit 2 is owned by the Long Island Power Authority (LIPA). Unit 1 entered service in 1969 and is licensed to operate until 2029. Unit 2 entered service in 1988 and is licensed to operate until 2046. Both units are two boiling water reactors (BWRs). Following the accident in The Fukushima power plant, NRC announced detailed inspections for the 23 nuclear reactors of the same type than in Fukushima, including Nine Mile Point 1.

CENG is investing in Nine Mile Point 2 to increase the unit’s capacity by 105 MW to 1,243 MW, by June of 2012. LIPA is participating in this project in proportion to its interest, or 18%.

Ginna

CENG owns 100% of the Ginna nuclear power plant. Ginna consists of a 581 MW reactor that entered service in 1970 and is licensed to operate until 2029. It is a pressurized water reactor.

Output and technical performance

Generation

CENG’s power plants generated 31.6 TWh of nuclear electricity in 20102.

The output of nuclear facilities over the past three years is presented in the following table:

	Calvert Cliffs Site			Nine Mile Point Site			R.E. Ginna Site	Total
TWh	Calvert Cliffs 1	Calvert Cliffs 2	Total Calvert Cliffs	Nine Mile Point 1	Nine Mile Point 2	Total Nine Mile Point	R.E. Ginna
2010	6.8	7.2	14.0	5.3	7.3	12.6	4.9	31.5
2009	7.5	7.0	14.5	5.0	8.1	13.1	4.6	32.2
2008	7.2	7.5	14.7	5.4	7.4	12.8	4.7	32.2

1.  Source: NRC – Pending Applications for Power Uprates and Approved applications for power uprates.

2.  Sources: IAEA and 10-K Report.

The output of these plants is administered by CEG’s trading affiliate, Constellation Energy Commodities Group (CECG), acting as agent for CENG. CECG manages the market interface with the relevant independent systems operators (PJM and NYISO).

Power purchase agreements between the subsidiaries of CENG and those of CEG and EDF were amended to provide for unit-contingent pricing from November 2010 until their expiration in 2014. These also include proportional adjustments to projected monthly energy hedge transactions during this period. Pre-existing hedges in the power purchase agreements will remain in place as fixed-price, firm volume sales to subsidiaries. Unit-contingent pricing means that the hedge payment will be determined using a 4% discount to the pricing mechanisms for monthly energy hedge transactions set forth in the confirmations of original framework agreement. Power generated under unit-contingent pricing will be delivered on a “unit firm energy” basis. Fixed-volume hedges that were previously agreed in the confirmation of the original framework agreement will remain in place at their current price. Output from the nuclear power plants will be applied first to satisfy such fixed-price, firm volume hedges and, after such satisfaction has been accomplished, applied to satisfy any “unit firm energy” hedges. CENG will retain the obligation to promptly share with both CECG and EDF Trading all relevant information, including outage or potential outage information and other information as currently required to be disclosed to both CECG and EDF Trading in the confirmations of the original framework agreement and the Power Services Agency Agreement between each of the nuclear generation subsidiaries and CECG dated as of November 6, 2009, simultaneously and in an open and transparent manner.

In addition, effective January 1, 2015 and until the end of the respective operating life of the various power plants, subsidiaries of CEG and EDF will purchase 50.01% and 49.99%, respectively, of the volumes generated on a unit-firm energy basis.

Nine Mile Point

CENG sells 90% of its share of Nine Mile Point Unit 2’s output to the former owners of the plant at an average price of nearly $35 per MWh under a PPA that terminates in November 2011. This “Legacy agreement”

is unit contingent (if the output is not available because the plant is not operating, there is no requirement to provide output from other sources). The remaining 10% of CENG’s share of Nine Mile Point’s output is sold to CECG and to EDF Trading North America.

After termination of these agreements, a Revenue Sharing Agreement (RSA) with the former owners of the plant will begin and continue through 2021. Under the RSA, which applies only to CENG’s ownership percentage of Unit 2, 80% of the difference between the market price and a predetermined reference price defined in the RSA will be shared with the former owners of the plant. The reference price is $40.75 per MWh for the first year of the revenue sharing agreement and increases two percent annually beginning in the second year. The Revenue Sharing Agreement is unit contingent and is based on the operation of Nine Mile Point’s Unit 2.

Unit 2 is exclusively operated under an operating agreement with LIPA. LIPA is responsible for 18% of the operating costs (including decommissioning costs) and construction costs of Unit 2 and has representation on the Nine Mile Point Unit 2 management committee, which provides certain oversight and review functions.

R.E. Ginna

CENG sells 90% of the plant’s output and capacity to the former owner for 10 years ending in 2014 at an average price of $44 per MWh under a long-term unit-contingent PPA. The remaining output is sold to CECG and EDF Trading North America.

The Calvert Cliffs and Nine Mile Point units operate on 24-month refueling outage schedules, while the Ginna plant is on an 18-month refueling outage schedule.

CENG’s nuclear power plants have had a capacity factor of approximately 90% for the last three years. CENG’s technical performance is the result of sustained efforts to reduce the duration of maintenance outages, based on best U.S. engineering practices and on the analysis of the criticality of components and spare parts considering safety and availability as well.

Technical performance

The capacity factor of CENG nuclear facilities over the past three years is presented in the following table:

Capacity factor[1]	2008	2009	2010
Calvert Cliffs 1	92.8%	98.4%	90.0%
Calvert Cliffs 2	99.3%	92.9%	97.2%
Nine Mile Point 1	98.2%	91.9%	97.5%
Nine Mile Point 2	90.7%	99.5%	89.7%
R.E. Ginna	93.7%	90.7%	97.2%

Source: CEG 2010 10-K Report

In 2010, CENG’s fleet was ranked as the best fleet in the industry in terms of availability factor.

Nuclear safety is a priority in the operation and maintenance of CENG’s nuclear power plants. In matters of safety, CENG strives to protect the public and personnel against the effects of ionizing radiation. The steering committee chaired by the Chief Nuclear Officer is responsible for establishing rules of conduct and processes that enable the company to meet its safety objectives. These are defined to encourage excellence in conduct, personal accountability, identification of problems and their resolutions, risk analysis and appropriate decision-making to create a safe working environment. The Chairman of the Board of Directors must ensure that the Chief Nuclear Officer has the resources necessary for the proper exercise of his responsibilities.

CENG’s nuclear power plants operate within the requirements of the Clean Water Act to minimize their environmental impact and all have special insurance for nuclear facilities.

1.

The capacity factor is the ratio of the net electricity generated, for the time considered, to the energy that could have been generated at continuous full-power operation during the same period. (Source: NRC Glossary).

Nuclear Fuel

Supply of nuclear fuel

The supply of fuel for nuclear generating stations includes the:

•	purchase of uranium (concentrates and uranium hexafluoride);
•	conversion of uranium concentrates to uranium hexafluoride;
•	enrichment of uranium hexafluoride; and,
•	fabrication of nuclear fuel assemblies.

CENG has long-term contracts for the purchase, conversion, and enrichment of nuclear fuel, and the fabrication of fuel rod assemblies. These commitments provide for quantities to substantially meet its expected requirements for the next several years. These contracts expire between 2011 and 2028. The nuclear fuel markets are competitive and prices can be volatile, but management does not anticipate problems in meeting its future supply requirements.

Storage of Spent Nuclear Fuel – Federal Facilities

The Nuclear Waste Policy Act of 1982, as amended, (“NWPA”) requires the federal government, through the Department of Energy (DOE), to develop a repository for the disposal of spent nuclear fuel and high-level radioactive waste. Although the NWPA and the contracts with the DOE required the DOE to begin taking possession of spent nuclear fuel no later than January 31, 1998, the DOE has failed to meet its obligation. The DOE’s delay in taking possession of spent fuel has required CENG to undertake additional actions and incur costs to provide on-site dry fuel storage at all three of its nuclear sites, described below (Storage of spent nuclear fuel – On-site facilities).

DOE had stated that it may not meet its obligation until 2020 at the earliest. During 2010, the DOE requested the withdrawal of its license application to use Yucca Mountain as a national repository for spent nuclear fuel. At this time, CENG is not able to determine whether the DOE will be able to commence meeting its obligation by 2020.

Each of CENG’s plant subsidiaries have filed complaints against the federal government in the U.S. Court of Federal Claims seeking to recover damages caused by the DOE’s failure to meet its contractual obligation to begin disposing of spent nuclear fuel by January 31, 1998. The cases are currently stayed, pending litigation in other related cases. Any funds received from the DOE that represent the reimbursement of costs incurred prior to the EDF’s investment in CENG shall belong to CEG, and any funds representing the reimbursement of costs incurred after EDF’s investment in CENG (November 6, 2009) shall belong to CENG. In connection with the purchases of the Nine Mile Point and Ginna plants, all of the former owners’ rights and obligations related to recovery of damages for the DOE’s failure to meet its contractual obligations were assigned to CENG. However, any recovery from the DOE on behalf of the Ginna damages claim is subject to a potential reimbursement back to the former owner of that facility for up to $10 million.

Storage of spent nuclear fuel – On-site facilities

Calvert Cliffs has a license from the NRC to operate an on-site independent spent fuel storage installation that expires in 2012. Sufficient storage capacity exists within the plant and currently installed independent spent fuel storage installation modules to be able to contain the full contents of the core until 2015. Efforts are currently under way to renew the independent spent fuel installation license and expand its capacity to accommodate operations through 2036.

Nine Mile Point and Ginna are developing independent spent fuel storage installations at each of these facilities. Installation on the Ginna site was completed in 2010; Nine Mile Point is expected to be completed in 2012. Nine Mile Point and Ginna have sufficient storage capacity within the plant until the expected completion of the on-site independent spent fuel storage installations.

Cost for decommissioning nuclear facilities

CENG is obligated to decommission its nuclear power plants after these plants cease operation. In accordance with NRC Regulations and relevant State requirements, CENG has established funds strictly dedicated to cover the cost of the plants’ decommissioning. The decommissioning trust fund strategy is based on estimates of the costs to perform the decommissioning and the timing of incurring those costs. When developing estimates of future fund earnings, CENG considered the asset allocation investment strategy, rates of return earned historically, and current market conditions.

It is expected that decommissioning activities will be undertaken through the 2080 decade. If the actual return on trust fund assets were to be lower than expected, or if the costs or timing of decommissioning activities were to change, CENG could have to provide additional funding. No contributions were made to any of the trust funds during the periods ended December 31, 2010 and 2009, and the only distributions from the trust funds were for ongoing permissible expenses such as taxes, trustee fees, and investment management fees. Every two years, the NRC requires U.S. nuclear power generation companies to report the status of the funds and provide reasonable assurance that funds will be available to decommission their sites. The most recent filing was in 2009, and the NRC accepted that filing as providing reasonable financial assurance. CENG’s next NRC submittal is required to be filed by spring 2011.

The trust fund investments are reported at fair value in the Consolidated Balance Sheet. As of December 31, 2010, the fair value of the trust fund was $1.4 billion.

6.3.4.6.3 Unistar Nuclear Energy

Since July 2007, the EDF Group has participated in the renewal of nuclear power in the United States through Unistar Nuclear Energy (UNE) with the aim of developing the EPR across the Atlantic.

Context For Unistar Nuclear Energy

On July 20, 2007, EDF and CEG signed an agreement to create a 50/50 joint venture named “Unistar Nuclear Energy, LLC” (“UNE”). The purpose of UNE is to build, own, and operate a standardized fleet of Evolutionary Pressurized water Reactor (EPR) nuclear plants in North America.

On the signature of the joint venture agreement, EDF paid an initial $350 million of capital into the joint-venture. In 2008, additional contributions of $100 and $75 million were made, respectively for the first license application (COLA) registration for construction and operation to the American Nuclear Regulatory Commission (NRC) for the Calvert Cliffs 3 project (March 2008) and the second license application (COLA) for the Nine Mile Point 3 project (late September 2008).

In return for EDF’s cash contributions, Constellation Energy provided UNE with its participation in the joint venture with AREVA, named Unistar Nuclear LLC, (which holds the exclusive development of the EPR in the USA) and the rights to use Calvert Cliffs, Nine Mile Point, and R.E. Ginna nuclear sites for potential new EPRs.

Following Constellation’s announcement that it will not pursue the CC3 project, the EDF Group, on October 26, 2010, signed a comprehensive agreement restructuring its partnership with Constellation Energy Group (CEG). Under the terms of the agreement, EDF transferred 2.5 million of its shares in CEG (the transfer of 1 million of these shares is subject to the terms presented below) and CEG terminated its rights under its existing put option1.

Following these transactions, CEG is completely disengaged from the development and financing of a new nuclear plant at the Calvert Cliffs site. The comprehensive framework agreement has additional provisions that restructure the relationship between the two companies, including the following:

•	EDF acquired a 50% stake in CEG UniStar Nuclear Energy (UNE) and, through UNE, the rights to two other nuclear sites - Nine Mile Point 3 and Ginna 2 – for consideration of $140 million;
•	EDF relinquished its seat on CEG’s board of directors and EDF and CEG terminated their Investor Agreement (including the standstill provision);
•	CEG agreed to register the balance of its shares still owned by EDF with the Securities and Exchange Commission.

The power purchase agreements between CENG, CEG and EDF were also amended.

Following the comprehensive agreement undersigned on October 26, 2010, by which EDF acquired Constellation’s 50% ownership in Unistar, EDF became the sole owner of Unistar. In addition, upon receipt of necessary approvals, Constellation Energy will cause CENG to transfer to UNE potential new nuclear sites at the Nine Mile Point and Ginna nuclear generating plants in New York State, whereupon EDF will transfer to CEG an additional 1 million shares of Constellation Energy common stock that it owns2.

CC3 prospective return in an unregulated framework has been deteriorated with the sharp decrease of the US power prices. This decrease is mainly due to the combined effects of a sky rocketing shale gas output and a still unfavourable economic situation. Moreover recent events in Japan do introduce an additional element of incertitude. In this context, the decision to invest sifgnificative amounts of money in CC3 project is linked to three main issue which currently are not solved:

•	Implementation of a local regulated framework in Maryland which make CC3 project viable
•	Competitive conditions for the Federal Loan Guarantee and
•	Satisfying agreement with the two main suppliers (AREVA and Bechtel) regarding total cost of the project and the industrial position of EDF including the possibility to become Architect Engineer.

Governance of Unistar Nuclear Energy

In accordance with the November 3, 2011 UNE operating agreement, EDF Inc. has appointed the UNE board of directors, comprised of 8 members. As part of UNE’s control negation plan to address Foreign Ownership Control and Domination (FOCD) issues, UNE’s board of directors includes two independent US citizen directors and a US citizen Chairman. In addition, board decisions regarding nuclear safety and security are delegated to a Security Subcommittee of the board, comprised of the board’s two independent directors and Chairman. The Chief Executive Officer of UNE shall be a US citizen and shall be responsible for day to day control of nuclear safety and security matters. The Chief Nuclear Officer shall also be a US citizen.

Development of American EPRs

Since its creation, UNE has been devoted to the development of EPR projects in the United States including the first project at the Calvert Cliffs site, with in particular:

•	setting up and monitoring of files of authorization and license (including the license for the construction and operation);
•

the implementation of a plan of technical actions with industrial partners AREVA and Bechtel, limited, pending the obtaining of permits and licenses, to the actions necessary to meet the objectives of planning of commissioning of units. These actions have brought on the reservation and supply of critical components from AREVA where bottlenecks have been identified, the signing of contracts with Alstom to booking a set of four turbines and studies of associated engineering, signing contracts for detailed engineering and cost optimization studies with the consortium AREVA/Bechtel and the launch of negotiations on the contract of EPC (Engineering, Procurement, Construction); and

•

the progression of negotiations for a conditional loan guarantee from the US Federal Government (Federal Loan Guarantee, Department of Energy) supplemented by a loan guarantee from French export insurance company Coface.

The US EPR is based upon the design of the European EPR and takes account of the US codes and standards. It has similar performances in terms of safety features (four train redundancy for safety systems, core catcher in case of severe accident, airplane crash shell), net power output (1,600 MW) and availability or capacity factor.

The design is mainly performed by AREVA Inc. (nuclear island), Bechtel (turbine island, civil work and balance of plant) and Alstom (major components of the turbine hall).

UNE’s efforts are focusing on: project finance, licensing process, implementation of robust industrial and operational plans and technical development of the project.

As regards the licensing process, the major authorizations for construction and operation of the plant are the following:

•	AREVA is responsible for the Design Certification of the US EPR. The current review of the Design Certification by the US NRC could lead to a Design Certification by early 2013;
•	Combined Construction and Operating License Application (“COLA”), for construction and operation, reviewed by the NRC;
•	UNE is also responsible for the Maryland State and local permitting including construction permit, certificate of public convenience and necessity, reject permit.

1.

In 2008 the EDF group provided additional liquidity support to CEG through an asset put option pursuant to which CEG could, at its option, sell to the EDF group certain non-nuclear generation assets of CEG having an aggregate value of up to $2 billion. This put option was to expire December 31, 2010.

2.	Source: CEG Formulaire 424B7, 22 November 2010.

Calvert Cliffs 3 Project

UNE’s immediate focus is on a potential new Unit 3 on land owned by UNE next to existing CENG’s Calvert Cliffs plants (Units 1 and 2) (“CC3”).

The COLA for the Calvert Cliffs 3 project was formally accepted by the NRC for review at the beginning of June 2008.

As Licensee (owner and operator of the plant), UNE is responsible for the COLA. The current review process with the NRC could lead to a COLA approval for CC3 in mid-2013.

UNE also conducts the other activities necessary based on the date targeted for commercial operation, and particularly the applications for administrative authorizations and permits from the local authorities and the State of Maryland.

Financing

UNE with CC3 as lead plant is competing to obtain a share of $10 billion in loan guarantees from the Department of Energy Loan Guarantee Program for advanced new nuclear plants, under the 2005 Energy Policy Act (EPACT).

Department of Energy loan guarantee is considered for activities after the COLA is granted and the COFACE Loan Guarantee is considered for activities before and after COLA is granted.

Thus, and as regards financing of the project (and more specifically financing guarantees applied for), the situation is as follows:

•

Coface: the “promesse de garantie” to cover part of the expenses related to components and/or services supplied by AREVA, Alstom and EDF for CC3 before the granting of the COLA received in November 2009 has been extended throughout 2010 with a current validity date on April 22, 2011. On April 26, 2010, a pre-COLA Coface-covered facility for up to USD 675 million was executed with five lenders to finance certain eligible costs for supplies from EDF, Areva and Alstom during the period before the COLA. On March 25, 2011 Credit facility syndicated by five banks has terminated and has not been renewed. EDF and its suppliers are working together on the prorogation of the COFACE Loan Guarantee.

•

US Department of Energy: the Department of Energy selected in February 2009 the CC3 project, amongst others, to enter a due diligence process for a possible loan guarantee attribution. The CC3 project was later selected with 3 other projects for further negotiations. Since October 2009, UNE has entered negotiations with the Department of Energy on the loan guarantee financing framework. On December 4, 2009 UNE filed a “draft EPC Contract” with Areva and Bechtel. During 2010, UNE made updates to its DOE Loan Guarantee Application every quarter. Following a new phase of Due Diligence by DOE during 2010 first semester, DOE and UNE negociated a draft Conditional Loan Guarantee Commitment (“CLGC”) letter setting terms and conditions of a potential Loan Guarantee. However, parties did not reach an agreement on this CLGC by the time when EDF acquired CEG’s shares in UNE. Following this acquisition, EDF, after assessing the new circumstances, reengaged with DOE in December 2010 to pursue a new CLGC, and an update exercise of the Due Diligence has started in January 2011.

Permitting

The CPCN (Certificate of Public Convenience and Necessity) was issued for the CC3 Project by the Public Service Commission of Maryland in June, 2009. It provides the bulk of the State and local Permits necessary to build the CC3 power plant. This Final Order from the Public Service Commission including revisions on the Air Permit was received on August 25, 2010.

Industrial scheme to design and build the American EPR in Calvert Cliffs

The currently contemplated industrial scheme for the CC3 Project is based upon the following major features: AREVA and Bechtel would act as a Consortium

•	UNE and Consortium would enter a turnkey engineering, procurement and construction contract;
•	Consortium would be the Architect Engineer (EDF’s responsibility in France and in the case of Flamanville 3).

However, EDF could suggest a different industrial scheme by reinforcing the role of UNE as Architect Engineer for the project and defining new contractual guidelines with Bechtel and Areva.

Detailed design of the plant

The Contract for Detailed Design Engineering of the US EPR (generic) and the CC3 project (specific) has been signed in September 2008. Beyond the engineering work in progress, an agreement was found in 2009 with the AREVA-Bechtel Consortium which included the development of the following contractual items: engineering scope book and target job hours for the detailed design, together with a performance incentive mechanism.

Engineering and procurement is also ongoing for a limited number of critical components of the Nuclear Island (such as: components of the reactor pressure vessel, steam generator) and of the Turbine Island (such as: rotor, high and intermediate pressure casing of the turbine), with AREVA and Alstom respectively.

New American partner for the CC3 Project

During its hearing by the NRC on December 8, 2010, EDF stated that it believes its negation action plan fulfilled its obligations with regard to American law, but that an American partner could be considered later in the Calvert Cliffs 3 project. By letter dates April 6, 2011, NRC informed UNE that NRC will not accept to grant a COLA to UNE for CC3 without an American partner.

Other American EPR projects considered by Unistar Nuclear Energy

Nine Mile Point

The COLA application for the Nine Mile Point 3 project in Scriba (NY) was accepted for review by the NRC in December 2008.

The Nine Mile Point 3 Project was not selected by the American Department of Energy for a federal loan guarantee, because the commercial operation date initially planned for the Project puts it in a second granting wave.

Considering that UNE is now focusing on the CC3 Project and in light of the schedule and funding of the Federal Loan Guarantee Program, since 2009, UNE has intentionally and significantly slowed the pace of work on the proposed Nine Mile Point 3 project.

PPL Project and American Project

The other American EPR Projects in which UNE is involved have also been significantly delayed.

The Pennsylvania Power & Light (PPL) EPR project planned at Bell Bend in Pennsylvania was not chosen by the American Department of Energy for obtaining a federal loan guarantee. PPL operates two nuclear power plants (Susquehanna 1&2, in Pennsylvania). Nevertheless, PPL uses UNE in the form of a services contract to establish the construction and operation license for this project.

Concerning the EPR project planned in Callaway, Missouri, in April 2009, Ameren announced the suspension of all construction initiatives for a new nuclear power plant in Missouri. Ameren operates one nuclear power plant (Callaway) in Missouri.

6.3.4.6.4 EDF’s Interest In Constellation Energy (CEG)

As of December 31, 2010, EDF Group held 7.2% of the capital share of CEG, valued $425 million, a “FORTUNE 500” company headquartered in Baltimore. CEG owns 50.01% of CENG in joint venture with EDF (49,99%) , and is a competitive supplier of power, natural gas and energy products and services in the wholesale and retail markets. It owns a diversified fleet of generating units in the United States and Canada, totaling approximately 11,686 MW of generating capacity as of end of 2010. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. CEG had revenues of $14.3 billion in 2010, a 8% decrease compared to 2009. 2010 fiscal year resulted into a net loss of $932 million for CEG1.

6.3.4.7 Asia/Pacific

The EDF Group’s activities led by the Asia-Pacific Division are focused on China and the fast developing countries in South and South-East Asia.

Investment in the electricity generation field in Asia and in China in particular is one of the EDF group’s major industrial stakes. In nuclear power, in addition to the project to build and operate two EPR reactors, the new projects in this region are intended to give the Group access to technological innovations and, at the same time, allow it to develop its industrial know-how. EDF’s goal is, thus, to maintain its competitive and technological advantages in the international arena, as it works to relaunch a worldwide nuclear program to equip the emerging countries and in order to replace French facilities.

6.3.4.7.1 The EDF Group’s Activities In China

The EDF group has been operating in China for the past 30 years through advising services in nuclear, fossil-fired and hydropower technologies. Today it is one of the country’s largest foreign investors in power generation, with investments in coal-fired plants that have a total installed capacity of 4,980 MW. With the Taishan Phase I project (2 x 1,750 MW), EDF became an investor in an electricity generation project from an EPR nuclear power plant in China. EDF has also formed partnerships offering new investment opportunities in nuclear power and the more technologically advanced coal-fired facilities, as well as hydropower systems and renewable energy, including wind power.

Nuclear Power Generation Activities

Daya Bay – Ling Ao Power Plants

After leading the design, construction and commissioning of two 1,000 MW nuclear reactors in 1994, and then helped the Chinese group China Guangdong Nuclear Power Holding Co., Ltd. (“CGNPC”) with the construction of two units of the Phase I plant at Ling Ao (2 x 1,000 MW), which came on line in 2002 and 2003, EDF now assists the Daya Bay Nuclear Operation and Maintenance Co. LTD with the operation of these facilities. The high level of performance achieved by these power plants since commissioning is one of the Group’s main references in China.

EDF is currently helping one of CGNPC’s subsidiaries, China Nuclear Power Engineering Company Ltd. (“CNPEC”), with Phase II of the Ling Ao project, which consists of building two additional 1,000 MW units on the site. Unit 1 of Ling Ao phase II was commissioned in September 2010.

Taishan Nuclear Power Joint Venture Company Limited (TNPJVC)

As of December 31, 2010, EDF owned 30% of the shares of Taishan Nuclear Power Joint Venture Company limited (TNPJVC), the goal of which is to construct and operate two EPR technology nuclear reactors in Taishan, in the province of Guangdong. The duration of the company is set for 50 years, which is the current maximum, permitted for a joint venture in nuclear power in China. Through this transaction, for the first time the Group is an investor in nuclear power generation in this country.

Six months after the casting of the first concrete for unit 1 for construction of the nuclear island in October, 2009, the first concrete for unit 2 was produced in April, 2010. The success of the project will hinge on the complementary assets of the EDF and CGNPC groups. The first unit should be commissioned at the end of 2013 and the second in 2014.

Partnership agreements

The general partnership agreement between EDF and CGNPC signed in 2007 was completed with a memorandum of understanding on the implementation of this partnership signed on April 29, 2010.

EDF also signed partnership framework agreement on April 29, 2010 with China National Nuclear Corporation (CNNC) to encourage cooperation on business management and certain technical areas.

Coal-fired power generation activities

EDF has been present for over 12 years in the coal-fired power in China.

French Investment Guangxi Laibin Electric Power Company, Ltd. (Figlec)

As of December 31, 2010, EDF owned 100% of French Investment Guangxi Laibin Electric Power Company, Ltd. (Figlec), the company that owns the Laibin B power plant (2 x 360 MW of installed capacity) in the province of Guangxi and 85% of Synergie, the company responsible for its operation and maintenance, with the remaining 15% held by local partners. Laibin B was commissioned in November 2000 as part of a build, operate, and transfer (BOT) project, and will be transferred to the Guangxi Government in 2015.

1. Source: 10-K-2010

Shandong Zhonghua Power Company Ltd. (“SZPC”)

As of December 31, 2010, EDF held a 19.6% stake in Shandong Zhonghua Power Company (SZPC), which owns three coal-fired power plants with a total capacity of 3,060 MW. The other shareholders are Chinese companies including the Guodian Group and the Hongkong electric company, CLP. These power plants were commissioned progressively between 1987 and 2004.

Datang San Men Xia Power Generation Company (“DSPC”)

As of December 31, 2010, the EDF group held a 35% share of DSPC, owner of the San Men Xia 2 (Province of Henan) power plant, commissioned in 2007, with installed capacity of 2 x 600 MW, a technology known as “supercritical coal”. This equity investment was made through a joint venture whose life has been set until 2039 by the Chinese authorities. The other shareholders are two Chinese companies including Datang, the majority shareholder in DSPC.

New projects

Along with Chinese electricity generating operators, the Group is studying the opportunity of possible investments in new advanced technology coal-fired power plants known as “supercritical” or “ultra-critical” and possibly, in projects implementing CO2 capture and storage solutions (CCS).

Natural gas operations

Beijing United Gas Engineering & Technology Company (“Buget”)

As of December 31, 2010, EDF held a 20% stake in Buget, a design, construction, and consulting firm specialized in natural gas distribution. Beijing Gas Group (BGG) is majority shareholder in this company. This community will expire in 2014.

Hydropower generation

Present since 1985 in this segment, EDF is a recognized player. The Group operated as consultant on several structures installed in China and is looking again at investment opportunities or service offers, which will respond to the needs of the Chinese party, which is developing an ambitious hyropower program.

6.3.4.7.2 The EDF Group’s Activities in South and SouthEast Asia

The EDF Group’s activity in South and South-East Asia is centered on the development of the electrical sector of the Grand Mékong area where Thailand and Vietnam are the economic engines, which offers “Independent Power Plants” (IPP) type opportunities, like the Nam Theun 2 complex in Laos and the combined cycle gas plant Phu My 2.2 in Vietnam. EDF is also interested in design, construction and operation projects for new power generation plants, mainly thermal and hydropower.

Vietnam

As of December 31, 2010, EDF owned 56.25% of Mekong Energy Company Ltd. (MECO), the owner of the Phu My 2.2 combined-cycle gas plant with a generation capacity of 715 MW, commissioned in 2005. It is the first independent power plant (IPP) project financed exclusively by foreign investors in Vietnam. MECO’s other owners are international subsidiaries of Sumitomo Corporation (28.125%) and Tokyo Electric Power Corporation, Inc (Tepco) (15.625%), both Japanese companies. The BOT contract (Built, Operate, and Transfer) has duration of 20 years. In 2005, EDF provided

“turnkey” delivery of the power plant and today, MECO directs the operation.

EDF has also shown an interest in combined cycle gas power plants and is a member of a consortium which is pre-qualified for bid tenders for a coal-fired power plant project of 2 x 600 MW.

Laos

As of December 31, 2010, after the purchase from Italian-Thai Development Public Company Limited (ITD) of 5% of the share capital of this company, the EDF Group held 40% of Nam Theun 2 Power Company (NTPC), owner of the hydroelectric complex Nam Theun 2 with installed capacity of 1,070 MW, built by the EDF Group under a “turnkey” contract. NTPC’s other shareholders are a Thai company, EGCO (Energy Generating Company) at 35%, and a Laos State company, LHSE (Lao Holding State Enterprise) at 25%. The NTPC Company will operate the plant for 25 years under a concession contract entered into with the Government of Laos. The electricity generated will be sold in Thailand for 95% and Laos for 5%.

The commercial commissioning of the entire hydroelectric complex took place on April 30, 2010. By delivering its non-objection for the completion certificate on December 3, 2010, the Government of Laos confirmed that on this date the project had fulfilled its contractual environmental, social and performance obligations pursuant to the concession agreement commitments signed in 2002 between the Government of Laos and the NTPC Company. Some of these commitments will continue during the 25 years of the concession period.

6.3.4.8 Latin America

In Latin America, the EDF Group is present in the Brazilian market.

The EDF group owns 90% of UTE Norte-Fluminense, the company which built and has operated since 2004 the combined-cycle gas turbine at Norte-Fluminense in the State of Rio de Janeiro. This power plant has an installed capacity of 869 MW. UTE Norte-Fluminense sells 725 MW to Light under a Power Purchase Agreement (PPA) for a period of 20 years. The balance is sold on the open electricity market. UTE Norte-Fluminense sold 6,511 GWh in 2010.

With a focus on long-term positioning, EDF signed a five-year cooperation agreement with Brazilian companies Eletrobras and Electronuclear on December 23, 2008, in the areas of hydropower and nuclear energy. The agreement sets the conditions for the joint conduct of feasibility studies for a new hydroelectric project in the state of Para in Brazil (a complex of five hydroelectric facilities on the river Tapojos, in Amazonia, with a total capacity of 10,682 MW), and the sharing of experience and best practices for the roll-out of the new Brazilian electronuclear program.

On July 17, 2009, a technical cooperation agreement was signed in Paris between EDF, Eletrobras, Eletronorte and Camargo Correa. The agreement organizes the technical, economic and environmental feasibility studies for the hydroelectric complex in Tapajos. Specifically, it establishes the organization and division of roles and responsibilities among the parties and the schedule for each of the five facilities, until receipt of preliminary licenses prior to public auctioning.

Brazil will be the organizing country for the next Soccer World Cup in 2014 and Olympic Games in Rio in 2016. In the scope of preparing these grand sporting events, on July 22, 2010, EDF and Eletrobras signed a new cooperation agreement for preparing the joint implementation of services in the domains of energy efficiency.

6.3.4.9 Africa

The Group intends to develop operating modes on the African continent which will vary depending on the geographic area, as an axis of growth in new markets. Additionally, it continues its work to provide access to energy.

6.3.4.9.1 South Africa

Due to the robust growth outlook for the South African economy, the South African Government plans to double the country’s installed power generation capacity (from 44 GW to 85 GW) by 2030, with a significant portion of the increase coming from nuclear power. Following a consultation on the supply of 3,500 MW nuclear plants, the national electricity company Eskom announced, in late 2008, that the tender had been unsuccessful due to the size of the investment against a backdrop of economic and financial crisis. Since then, the project has been passed back to the authority of the South African Government, which remains committed to the use of nuclear power in its future energy mix. According to the energy plan for the country published in 2010, 9.6 GW of electro-nuclear energy should be commissioned between 2023 and 2030.

6.3.4.9.2 Ivory Coast

EDF has indirectly held 32.85% of the Azito Énergie Company, which owns the Azito power plant, and directly held 50% of the power plant operating company, Azito O&M, since 1999. Located near Abidjan, the power plant, with a capacity of 289 MW, is comprised of two gas turbines, fueled by natural gas from the country and sells all its production to the Côte d’Ivoire national operator.

On March 30, 2010, EDF signed an agreement with Globeleq for the sale of all of its shares in the Azito Energie and Azito O&M companies. This sale was finalized on October 29, 2010 after the achievement of all of the preliminary conditions. Since this date, EDF has completely disengaged from the Azito power plant.

6.3.4.9.3 Senegal

The very grave crisis in the Senegalese energy sector led the government of this country to ask EDF to assist in diagnosing the situation to define an emergency plan to permanently reestablish the quality of service.

EDF has therefore been working since 2010 under a cooperation agreement signed on December 17, 2010 which covers all segments: production, distribution and marketing.

6.3.4.9.4 Access to Energy Mission

Since 2001, EDF has been developing a program to provide access to energy in developing countries. In rural areas often far from electrical grids, the program operates by setting up small energy service companies that supply families and economic and administrative activities such as education, health, etc. (in Morocco, Mali and South Africa). In late 2010, five companies of this kind were created in four countries (Mali, Morocco, South Africa and Botswana). Around 330,000 people benefit from the energy services provided by these companies.

In all of these operations, EDF acts in partnership with other industrial players such as Total, Tenesol, Nuon or FRES and now systematically seeks to include local players capable of taking over when conditions for profitable and durable operation are met.

In South Africa, EDF currently owns a 50% interest in KES (Kwazulu Energy Services). In June 2009, a new local operator Calulo acquired 15% of the capital of KES. The remaining 35% is held by Total. Created in 2002, KES initially developed its business through photovoltaic kits in KwaZulu-Natal. Since 2007, KES has conducted its activity on the Eastern Cape. In late 2010, KES supplied electrical energy, and also gas for cooking, to around 69,000 people with a goal of 270,000 in the next three to four years in the two provinces.

In Mali, EDF sold its investments in the two companies, Yéelen Kura and Korayé Kurumba. These companies are continuing their development to supply around 100,000 people each within two years. EDF is assisting them under cooperation contracts (advice, feedback, training, etc.).

In Morocco, Temasol (a company owned by EDF and Total via their common subsidiary Tenesol), serves over 169,000 people using photovoltaic kits.

In Botswana, EDF has been chosen by BPC, the national electric operator, to assist it as strategic partner in the implementation of its decentralized electrification program, essentially using photovoltaic systems, over the entire area. It was also in July, 2010 that EDF acquired 45% of a joint subsidiary with BPC. This local company – BPC Lesedi – is responsible for deploying the program (300,000 to 400,000 people over the next five years) relying on a network of franchises.

Finally, in November 2010, along with its local partner, Matforce, EDF presented an offer to the Senegalese Agency for Rural Electrification (“Agence Sénégalaise d’Electrification Rurale”, ASER) to become the operator of the rural electrification concession of Kaffrine Tambacounda Kédougou (180,000 people in three years). The EDF Matforce grouping has been a provisional beneficiary of this concession since December 14, 2010. The concession agreement has been in the course of negotiation since the beginning of 2011.

6.4 ●● Other activities and transverse functions

6.4.1 Other activities

6.4.1.1 New energies

The development of renewable energy sources has become a reality, primarily in Asia (China), Europe and the United States. In 2010, 35.8 GW of wind power was installed worldwide, approximately 16.5 GW in China, 9.9 GW in Europe and 5.1 GW in the United States. In Europe, installed wind capacity in 2010 for Spain, Italy and France was 1,516 MW, 948 MW, and 1,086 MW respectively. The combined installed wind capacity worldwide reached 194 GW at the end of 2010, including more than 86 GW in Europe, more than 40 GW in the United States and around 59 GW in Asia1.

1. Source: Global Wind Energy Council.

Today, development is broadly focused on wind, biomass and solar power. In fact, hydroelectric power has reached saturation point in many countries.

The EDF group is the European leader in renewable energy sources thanks to hydraulic power and intends to develop all forms of renewable energy, with priority on wind and solar power generation. EDF also intends to favour the emergence of new technologies in conjunction with R&D. This process is in line with the Group’s sustainable development policy (see section 6.4.3.2 (“Environmental policy”)). Finally, EDF promotes the development of energy generation at the point of consumption including photovoltaic energy, heat pumps and wood.

6.4.1.1.1 Description of new energies

Wind power

The wind turbine or aero-generator is a wind sensor, where the force of the wind drives rotor blades attached to an electric generator. A distinction can be made between:

– Onshore wind power

This is a mature industry, with wind turbines in the range of 2 to 3 MW, supported by economic incentive measures in the majority of countries. For 1 MW of installed power, average annual electricity generation can vary from 2 to 3 GWh, depending on the quality of the site and the type of machines used.

The main vehicle for the development of this energy source is EDF Énergies Nouvelles, which can rely on the EDF Research and Development Department for technical monitoring and expertise.

The subsidiaries EDF Energy and Edison also have wind farms in operation and projects in development.

The EDF group’s production of wind-based electricity was 5,743 GWh in 2010.

– Offshore wind power

Considered as a new development space, offshore wind power represents, however, more expensive costs in terms of investment and network connection, with more difficult operation/maintenance at sea and on which the operators lack a return. On the other hand, because of two steadier winds the capacity (1 MW of installed capacity produces 3 to 4 GWh) and power per unit may be higher (3 to 5 MW). Because this is an emerging industry, profitability is theoretically the same as for onshore wind power, but with a higher risk profile. Through several companies, the EDF group has taken prudent positions, either on small farms or in the form of a minority investment in larger farms in order to increase its expertise. For example, EDF Energies Nouvelles is a 18.28% minority shareholder in the C-Power farm, where the first 30 MW segment is now in operation in Belgium, and construction of segments 2 and 3 with 295 MW of capacity has begun. Likewise, the Teesside farm in the United Kingdom with a 62 MW of capacity is held 50/50 by EDF Energy and EDF Energies Nouvelles.

Solar power

Photovoltaic solar power (electricity generation) differs from thermal solar power (heat generation).

The French photovoltaic market grew rapidly in 2010, with installed capacity increasing from 306 to 1,025 MW, including Corsica and the Overseas Departments. In Europe, France ranks fifth in terms of installed capacity1 .

It is also EDF Énergies Nouvelles which primarily carries the development strategy of the EDF group in solar energy. For centralized generation, the subsidiary had 334.5 MWc in service or under construction as of December 31, 2010, in line with its target of installed capacity of 500 MWc net in solar photovoltaic by the end of 2012. Moreover, it operates through the EDF Energies Nouvelles Réparties subsidiary (held 50% by EDF Energies Nouvelles and 50% by EDF) for everything concerning solar photovoltaic , which is produced at the point of consumption.

Geothermal energy

The temperature of the rocks in the earth’s crust increases with depth: on average, 3 degrees Celsius every 100 meters. In some regions of the globe, the earth’s heat reaches the surface as heat sources, water or steam. Hot water is used directly as heat: central heating in homes or greenhouse heating. Steam extracted from the ground is used in the generation of electricity: in a conventional heating system, it drives a turbine. It is also possible to use hot and dry rocks as a source of energy. Water is circulated between two wells drilled in the ground: water poured into one of the wells is heated as it passes into the dry rocks and emerges as steam. EDF is a partner in a European Pool which is developing and operates a prototype geothermal power production unit in hot, broken crystal rocks in Soultz (Alsace).

There are also high temperature resources in France’s overseas departments. The EDF group is present in this segment, particularly through its 5.8% share in the company Geothermie Bouillante in Guadeloupe.

Biomass

Technologies based on biomass primarily operate by burning certain waste, in particular from the timber and agricultural industries, to produce heat or electricity.

Thus, in addition to hydraulic, wind and geothermal resources, biomass can also contribute to the objective of developing renewable energy sources.

Through its holdings, notably in Dalkia, the EDF group owns interests in France and abroad in several dozen heat networks and small generating facilities fueled essentially with wood. The Tiru Company is also one of the companies of the EDF group using biomass through the incineration of organic household waste and green waste. Through its wholly owned subsidiary SIIF Energy Iberica, EDF Énergies Nouvelles holds a 26 MW plant located in Lucena (Andalucia) in partnership with the olive oil producer Hermanos Santa Maria.

Other technologies

In anticipation of and to acquire a position in new technological solutions, the EDF group devotes significant resources to Research and Development areas which may be vectors for growth in the medium term: tidal energy (subsea turbines using the energy in ocean currents) and biomass gasification, as well as the areas that have already been discussed (thin film photovoltaic cells, deep geothermal).

1. Source: Observatoire statistique du développement durable, February 2011.

In October 2008, EDF group selected the Irish company OpenHydro Group Ltd. to build the first tidal turbines at Paimpol-Bréhat (Côtes d’Armor) as part of its pilot project to build a tidal turbine farm to generate electricity from tidal energy. The OpenHydro partnership includes the installation of 4 to 6 tidal turbines with a total capacity of between 2 MW and 3 MW, which will be progressively connected to the power from 2011 onwards. Fully submerged and easy to move, the turbines can be raised for maintenance operations. The test unit at Paimpol-Bréhat will test the technology under real conditions and allow precise assessment of its impact on the marine environment during various studies. The Paimpol-Bréhat region, which has some of the most powerful tidal currents in France, could accommodate other technology tests led by EDF in the future. This project illustrates the EDF group’s commitment to developing marine energy, as well as its ambition to acquire expertise and develop this industry by 2020, in collaboration with IFREMER, the French research Institute for exploration of the sea.

6.4.1.1.2 EDF Énergies Nouvelles

The EDF group’s commitment to renewable energy sources is carried primarily by EDF Énergies Nouvelles, whose goal is to achieve a net installed capacity of 4,200 MW at the end of 2012, including 500 MWc of photovoltaic solar energy.

EDF Énergies Nouvelles shareholders

The EDF Energies Nouvelles initial public offering took place in November 2006 and its shares have been listed for trading the NYSE Euronext Paris on November 28, 2006.

As of the date of the filing of this reference document, the capital of EDF Energies Nouvelles is allocated as follows: 50% is held by EDF, 25.1% by the Mouratoglou group and 24.9% by the public (including employees).

In order to organize their relationship following the initial public offering of EDF Énergies Nouvelles, the EDF group and the Mouratoglou group entered into a shareholders’ agreement in July 2006 that defines the EDF Énergies Nouvelles corporate project, determines the allocation of the seats on the company’s Board of Directors, and sets the corporate governance rules and the commitments for the transfer by Paris Mouratoglou and SIIF Luxembourg

(the “Mouratoglou Group”) of all or part of their shares of EDF Énergies Nouvelles. A new shareholder agreement was signed in October, 2010 between the EDF group and the Mouratoglou group, which basically repeats the provisions of the agreement of July, 20061.

Under the terms of the shareholders’ agreement, the EDF group has a preemptive right, under certain conditions, if the Mouratoglou Group transfers part or all of its ownership to an identified third party. Moreover, if the Mouratoglou group holds less than 10% of the capital of EDF Énergies Nouvelles, the shareholders’ agreement provides that the Mouratoglou group can require EDF to purchase the remaining shares through a put option granted by EDF. Similarly, if the Mouratoglou group does not exercise its put option, the EDF group has a call option to purchase the remaining shares of the Mouratoglou group in EDF Énergie Nouvelles. Finally, the Mouratoglou group agreed, under the shareholders’ agreement, not to conduct any business, directly or indirectly through a subsidiary, that could compete with the business of EDF Énergies Nouvelles and its subsidiaries, in French territories or in any country where the company conducts or will conduct business.

In the context of the new shareholders’ agreement, the EDF and Mouratoglou groups filed a declaration with the AMF on October 21, 2010, stating that they are continuing to act in concert with respect to EDF Énergies Nouvelles.

The Group announced on April 8, 2011 that it has decided to launch a tender offer for the 50% of the capital it does not hold. The deal is supported by Mouratoglou Group who has irrevocably undertaken to contribute all of its shareholding in EDF Energies Nouvelles to the offer, with 50% in stock and the balance of his stake being tendered in cash (see section 12.1 (“Subsequent Events”)).

EDF Énergies Nouvelles businesses

EDF Énergies Nouvelles conducts several activities: development, construction and operation of power production assets from renewable energy sources, sales to third parties of electricity production assets from renewable energy sources that it has developed and built and finally, the operation and maintenance of wind farms on behalf of third parties and on its own behalf (mainly in the United States).

1. AMF decision and information No. 210C1118 dated October 29, 2010.

The following table sets forth the installed capacity of EDF Énergies Nouvelles, by segment and by country, as of December 31, 2009 and 2010.

	As of December 31, 2010		As of December 31, 2009
(Installed capacity in MW)	Gross(1)	Net(2)	Gross(1)	Net(2)
Wind Power
France	389.1	355.4	368.4	324.8
Portugal	495.8	302.9	495.8	302.9
Greece	251.4	232.1	187.4	165.3
Italy	365.0	182.5	291.4	138.4
United Kingdom	227.2	163.2	177.2	138.2
Turkey	128.2	51.8	94.0	34.7
Belgium	30.0	5.5	30.0	5.5
Germany	7.6	7.6	3.0	3.0
United States	961.1	878.1	965.3	882.3
Mexico	67.5	67.5	37.5	37.5
Total Wind Power	2,922.9	2,246.7	2,650.0	2,032.6
Solar
Italy	90.8	70.3	18.9	11.6
France	70.2	69.4	25.9	25.9
Spain	35.3	22.7	6.7	1.3
United States	6.1	6.1	6.0	6.0
Greece	6.0	6.0	-	-
Canada	58.7	58.7	23.4	23.4
Total Solar	267.1	233.2	80.9	68.2
Other Industries	232.6	183.3	214.5	156.2
TOTAL	3,422.6	2,663.2	2,945.4	2,257.0

(1) Gross capacity: Total capacity of the facilities in which EDF Énergies Nouvelles has a stake.

(2) Net capacity: Capacity corresponding to the interest held by EDF Énergies Nouvelles.

EDF Énergies Nouvelles is present in European countries that have a strong growth potential for renewable sources of energy, especially wind power (France, Portugal, Greece, the United Kingdom, Italy and Turkey), as well as in North America (the United States, Canada and Mexico). EDF Énergies Nouvelles also operates in Belgium, Spain, Germany and Bulgaria.

EDF Énergies Nouvelles has made solar photovoltaic power its second growth vector behind wind power (with 267.1 gross MWc installed as of December 31, 2010). The company also operates small hydroelectric plants (with 131.4 gross MW installed as of December 31, 2010), biomass plants (with 26 gross MW installed as of December 31, 2010), as well as biogas plants (56.1 gross MW installed as of December 31, 2010) notably through the acquisition in June, 2010 of the American specialist Beacon Landfill Gas which owns two 50 MW production units. The Group sold the thermal plants Energies Antilles (16.7 MW) and Energies Saint-Martin (13.6 MW) in the first half of 2010 and stopped production at the Mulhouse co-generation plant in the third quarter. In its historical co-generation activities, EDF Energies Nouvelles retains only a minority stake of 35% in the Cogeri Company along with the Dalkia group.

EDF Énergies Nouvelles had 3,043 employees (including EDF Énergies Nouvelles Réparties) as of December 31, 2010.

Developments in Wind Power

In 2010, EDF Énergies Nouvelles continued its development in wind power, its primary area of growth.

EDF Énergies Nouvelles thus increased its production capacity by 272.9 MW during the year, reaching a total of 2,922.9 gross MW of wind power as of December 31, 2010. Newly commissioned1 facilities were mainly located in Italy (+73.6 MW), Greece (+64 MW), the United Kingdom (+50 MW), Turkey (+34.2 MW), France (+20.7 MW) and Mexico (+30 MW).

As of December 31, 2010, EDF Énergies Nouvelles had 918 MW under construction (or 564.1 net MW) and a portfolio of wind projects totaling 13,784 MW.

In the context of its Development and Sale of Structured Assets, business EDF Énergies Nouvelles finalized during the year the sale of the Canton du Quesnoy wind farm (10 MW) in France and the sale of the Nobles wind farms (201 MW) in the United States.

Development of the solar photovoltaic industry

EDF Énergies Nouvelles continued development in solar photovoltaic, its second priority area of growth. In 2010, installed solar capacity was

1. Net of capacity sales.

267.1 gross MWc. Solar plants were commissioned in Italy (+71.9 MWc), France (+44.3 MWc), Canada (+35.3 MWc), Spain (+28.6 MWc) and in Greece (+6 MWc). As of December 31, 2010, the Group had a total of 162.6 gross MWc under construction.

In the context of its Development and Sale of Structured Assets business, EDF Énergies Nouvelles sold three units (32.2 MWc) of the Gabardan power plant, a first unit of the Saint-Symphorien power plant (12 MWc) 15.7 MWc of large roof projects (industrial, commercial and hangars).

First Solar remains the Group’s main supplier of thin layer panels, with 317 MWc of secure panels as of December 31, 2010 for the 2011-2012 periods. As of December 31, 2010, EDF Énergies Nouvelles also secured 164 MWc of crystalline silicon and amorphous silicon panels.

In addition, following the publication in France of the Decree dated December 9, 2010 which suspended EDF’s obligation to purchase photovoltaic electricity1 (see section 6.5.1.2 (“French legislation”—“Obligations to purchase electricity”)), EDF Energies Nouvelles decided, jointly with First Solar, to postpone the start of construction on the Blanquefort plant, for which the Group has committed to purchase all production beginning in 2012, pending greater visibility about the regulatory framework for solar photovoltaic in France.

In total, 481 MWc of photovoltaic panels have been secured for the years 2011 to 2012, including a portion in option form.

6.4.1.1.3 Other Holdings in the Renewable Energy Sector

EDF Énergies Nouvelles Réparties (EDF ENR)

Since the end of 2007, EDF ENR, a 50/50 joint venture by EDF and EDF Energies Nouvelles, has designed and marketed solar photovoltaic offers for residential customers, professionals and local authorities with average sized roofs.

With more than 8,000 roofs of residential customers already equipped and more than 200 installations at professionals and authorities for 12 MWc connected, EDF ENR is positioned as one of the leaders in solar photovoltaic roof panels in France.

In order to strengthen its presence in this business sector, EDF ENR increased its stake in the Photon Power Technologies group to 100% in May, 2010, renamed EDF ENR Solaire on this occasion.

EDF ENR directly controls two other companies in the renewable energy sector:

•

SUPRA: held at 81.28% by EDF ENR, the company manufactures fireplaces, wood stoves, and fireboxes sold under the Supra and Richard Le Droff brands. It also has a sales activity in electrical devices, mainly heating.

•

RIBO: wholly owned by EDF ENR, the company develops heating systems using air/air heat pumps for individual housing units (new homes or major renovations) and collective housing (rehabilitation of electric heating in the social sector).

EDF	ENR also holds investments in the renewable energy sector:
•

TENESOL: EDF ENR held, jointly with Total, 50% of the Tenesol group which manufactures and markets photovoltaic systems. EDF ENR announced on April 14th the signing of a memorandum of understanding with TOTAL concerning the sale of 50% stake in Tenesol, the EDF EN Group was owning through EDF ENR, its 50/50% joint venture with EDF (see section 12.1 (“Subsequent Events”)).

•	CAPTELIA: EDF ENR holds, jointly with Imérys Terre Cuite, 50% of this company which develops and markets a system of photovoltaic tiles.
•	GIRODANO: EDF ENR holds 25% of this company which manufactures thermal solar sensors (notably, for solar water heaters).
•

PV Alliance: EDF ENR holds, jointly with Photowatt International and the CEA Valorisation, 40% of this company which conducts research on improvement the performance crystalline silicon photovoltaic cells.

•	APOLLON SOLAR: EDF ENR holds 40% of this company specialized in the research of scientific, technical and technological solutions intended to reduce the cost of access to photovoltaic energy.
•	PHOTOSIL: EDF ENR holds a minority investment in this company which is developing the purification of metallurgical silicon intended for the manufacture of photovoltaic cells.
•	NANOSOLAR: EDF ENR holds a minority investment in this American company, which uses an innovative technology to manufacture photovoltaic cells.
•	NEXCIS: EDF ENR holds a minority investment in this company, which uses an innovative technology for manufacturing photovoltaic cells (CIGS technology).

6.4.1.2 Tiru

The Tiru company is a 51% subsidiary of the EDF group specialized in energy recovery from waste in the form of electricity and steam intended for urban heating or for industrial uses. A pioneer in renewable energy, Tiru has always been a green energy producer. Since 1922, the Group has designed, built and operated waste recovery units.

In 2010, its 20 thermal and biological treatment units in France and in Canada sold close to 3.7 TWh of electricity and steam, 50% of which is green energy2, from 3.9 million tons of treated waste. The material recovery units of the Group in France and abroad recycle 320,000 tons of waste (sorting/recycling and composting). Through the Tiru Group, each year 465,000 occupants are heated3 and 590,000 occupants supplied with electricity4.

6.4.1.3 Électricité de Strasbourg

Électricité de Strasbourg is a French public limited company (société anonyme); EDF owns 88.82% of its shares which are traded on NYSE Euronext Paris. The remaining Électricité de Strasbourg shares are held by the public.

Électricité de Strasbourg distributes electricity to 377 municipalities in the Bas-Rhin region, and has 377 concession agreements, renewed between 1993 and 1999 for a 40-year term, which serve approximately 80% of the population of the Bas-Rhin department. Due to its electricity distribution

1.

This suspension did not apply to facilities less than 3kWc and to facilities for which the project developer has accepted the connection proposal made by the grid manager before December 2, 2010, subject to the condition that the facility is completed within 18 months from the decree.

2.	Green or renewable energy is issued from the use of natural resources which are renewable quickly enough to be considered as inexhaustible on a human scale.
3.	Urban heating.
4.	Excluding heating.

business, Électricité de Strasbourg is subject to the legal and operating restrictions related to the opening up of the markets and therefore created an independent Distribution Grid Manager on January 1, 2004, within the integrated company.

As required by the law, on January 1, 2009 Électricité de Strasbourg spun off its marketing activity as a subsidiary by creating the company, ÉS Énergies Strasbourg.

ÉS Énergies Strasbourg markets electricity to approximately 488,000 customers. The company sold 6.4 TWh of electricity and 0.2 TWh of natural gas in 2010.

ÉS Énergies Strasbourg, as a non-nationalized distributor (NND), benefits from specific purchase conditions of the sale tariff for its regulated customers. On the contrary, the other customers will be supplied under the conditions governing the energy market (by operating on the over the counter markets and on Powernext). ÉS Énergies Strasbourg was able to sign long-term agreements for access to production for approximately 40% of these needs.

6.4.1.4 Dalkia

Dalkia, a leading European energy services provider, generated income from continuing operations of €7,234 million in 2010 on its consolidated perimeter; Dalkia France 99.9%; Dalkia International 75.8%; Dalkia Investissement 50% and Edenkia (50%). Dalkia offers a full range of services with excellent coverage throughout France, as well as substantial operations across Europe.

Dalkia’s Businesses

Dalkia’s business is based on optimized energy management. Dalkia has progressively developed a line of services around energy management: heating and cooling systems, thermal and multi-technology applications, industrial utilities, installation and maintenance of production equipment, full-service facilities management, and electrical services for public grids.

Dalkia also promotes renewable and alternative energies, including co-generation, biomass, geothermal power, household waste incineration, and heat recovery systems from manufacturing processes.

EDF’s Stake in Dalkia

As of December 31, 2010, EDF owned 34% of the shares and voting rights of Dalkia’s holding company, which is a simplified joint-stock company. EDF acquired this stake in December 2000 through transactions including an in-kind contribution to Dalkia of some of EDF’s energy services subsidiaries. Dalkia’s remaining share capital is held at 66% by Veolia Environnement, a company whose shares are listed for trading on NYSE Euronext in Paris and New York. Moreover, EDF held 3.9% of Veolia Environnement as of December 31, 2010 and approximately 24% of Dalkia International.

Partners’ Agreement

EDF and Veolia Environnement signed a partners’ agreement for Dalkia on December 4, 2000, which was later amended on April 19, 2005. This agreement contains a change-of-control provision under which each partner has the right to purchase the other’s stake in Dalkia if the other were to be controlled by a third party competitor. The clause also gives the parties a preemptive right if Dalkia shares are sold to an outside buyer.

6.4.1.5 Other equity interests

In addition to interests in non-nationalized distributors (SMEG, Enercal, Électricité de Mayotte, and EDSB), the EDF group holds subsidiaries and interests in industrial companies. These companies contribute, in their respective business sectors (generation, fuel, engineering) to the Group’s objectives, and more particularly, those of the Production and Engineering Division – to ensure ensuring the short and medium term performance of EDF France’s portfolio of production assets.

These companies are Cofiva, a holding of the EDF group specialized in engineering; SAE, specialized in the transport and fuel trading on behalf of the EDF group; and SOCODEI, a wholly-owned subsidiary of EDF as of December 31, 2010 (following the purchase by EDF of 49% of its capital in 2010), specialized in the treatment of low-level radioactive waste.

6.4.2 Natural Gas Businesses

The EDF group is present over the entire natural gas chain, mainly through EDF Energy (United Kingdom), Edison (Italy) and SPE (Belgium), and directly in Germany and France1. The Group also operates through EDF Trading, particularly in the wholesale natural gas market.

6.4.2.1 Context of the European natural gas market

6.4.2.1.1 Regulatory context

Regulations governing the EU natural gas market are discussed in section 6.5.2 (“Legislation related to the gas market”).

6.4.2.1.2 Development of gas supply and demand

For the first time in the history of natural gas, in 2009 the worldwide economic and financial crisis led to a drop in worldwide demand in 2009. Gas consumption scenarios in Europe were revised downward, but they are especially marked by strong uncertainty: long-term European demand for natural gas will depend on economic parameters (competitiveness of natural gas with respect to other types of energy), technological advances, like carbon capture and storage), and the implementation of European energy policies, (renewable energy, greenhouse gas emissions, energy security). In the majority of the scenarios, the dependence of European countries natural gas imports will continue to grow, mainly because of the depletion of conventional national resources (the development potential of unconventional European natural gas resources remains to be evaluated).

At the same time, the United States has seen a growth in unconventional natural gas production, drastically reducing their LNG (liquefied natural gas) import needs. But the growing willingness of a number of producing countries to reserve a portion of their natural gas production for their local needs and the increasing demand in emerging countries (such as India and China) is expected to increase competition for access to natural gas (by gas pipeline or LNG).

1. See sections 6.3.1.2 (“EDF Energy”), 6.3.3.1 (“Edison”), and 6.3.4.2 (“Benelux”).

Also, faced with the uncertainties about the level of demand, the European Commission believes that natural gas will continue to play a key role in the energy mix of the European Union over the coming decades and will become important as the make-up fuel for the production of variable electricity, provided that the supply is assured. It believes that the depletion of local traditional natural gas resources necessitates diversification of imports over the medium term. The gas networks are facing demands for increased flexibility in the system and the necessity of bi-directional gas pipelines, additional storage capacities and an adaptable supply, especially in liquefied natural gas (“LNG”).

6.4.2.2 EDF’s Strategy for the natural gas market

The presence of EDF in the natural gas market is explained by the need to power its electrical power plants with gas and its customers who want a dual gas and electricity offer. EDF’s strategy is to develop the tools that will allow it to access natural gas under competitive conditions in relation to its rivals and strengthen its position as a major European competitor in the natural gas market.

The EDF Group intends to secure its supply through a diversified, reliable, and flexible portfolio of physical and contract assets, related both to obtaining natural gas (reserves and purchase agreements) and logistics capacity (pipelines, LNG chain and storage). Both current and future projects are designed to allow the Group to negotiate directly with producers to increase its independence from its competitors for supply, and make its services more competitive.

Therefore, in Europe, the EDF Group is developing its operations over the entire natural gas chain. The consolidation of the Group’s positions on the European scale expands potential synergies in the management and optimization of the portfolio, upstream and downstream. The increase in the volumes handled increases its negotiating strength with large suppliers. The pan-European approach of the Group is based on the complementary nature of projects in Northwest and Southeast Europe.

6.4.2.3 Natural gas end-market

6.4.2.3.1 End customers

In 2010, the Group’s gas sales amounted to more than 130 TWh1.

In France, the Group continued a marketing strategy designed to develop the loyalty of the most attractive customers and to grow the value of its customer portfolio, while adopting the approach of the Grenelle environment initiative by targeting high value customers, by meeting customer expectations for dual electricity-gas offers, and by capitalizing on the Group’s experience, particularly on EDF’s “Bleu Ciel” brand for the residential market.

In 2010, EDF’s natural gas sales to its end users in France totaled around 21.4 TWh (which represents a market share of 4%). As of December 31, 2010, around 572,000 residential customers and major accounts had chosen EDF as their natural gas supplier. In 2009, these figures amounted to 18.5 TWh and 530,000 customers, respectively.

In Italy, the United Kingdom and Belgium, the development of sales is based on a more aggressive approach with downstream customer portfolios composed of:

•	in Italy: around 600,000 customers, 4.5 Gm3 (around 50 TWh), market share not available[2]
•	in the United Kingdom: around 1.7 million customers, 30.4 TWh, or 4% market share
•	in Belgium: around 520,000 customers, 25.6 TWh, or around 14% market share

6.4.2.3.2 Electricity production

The role of natural gas in electricity generation has been growing sharply for more than ten years, and this trend could accelerate, especially with the withdrawal by 2015 of fuel oil and coal from production resources in Europe because of new emissions standards. The energy efficiency of combined cycle gas power plants, the low investment costs associated with the use of this technology, and the relatively short construction times make this industry a technology that supports transition to low carbon technologies. In fact in the medium term, combined cycle gas power plants (“CCG”) will no doubt be the only technology available and rapidly deployable to achieve the CO2 emissions reduction goals. In the longer term, the operational flexibility of this technology will offset the intermittent electricity generation from renewable energy sources. The Group already has CCGs in Europe (Italy, Belgium, Holland, the United Kingdom) and is expected to bring its first CCGs in France on line in 2011.

In 2010, the installed capacities of the Group’s electrical power plants in France, the United Kingdom, Belgium and Italy amounted to around 11.5 GW (combustion turbines, co-generation power plants, combined cycle gas power plants) and the developments planned for the gas industry in this zone area amounted to more than 5 GW of additional installed power (EDISON excepted).

In France, in addition to the conventional gas-supplied combustion turbine plant with an installed capacity of 203 MW3, EDF in 2011 will commission a combined cycle gas plant of 430 MW in Blénod-les-Pont-à-Mousson and will convert the fuel oil power plant in Martigues into two 930 MW combined cycle gas plants (the first combined cycle gas plant be on line in 2011 and the second in 2012). In addition to the perpetuation of operations on these sites, these new facilities will improve the overall environmental performance of the EDF fossil fuel power plants. Moreover, Alpiq is developing its presence in France with the construction of a 400 MW capacity CCG in Bayet with startup expected in 2011, and with a new 420 MW combined cycle power plant in Monchy-au-Bois with startup expected in 2013.

The SPE power plants plant in Belgium consists primarily of electrical power plants supplied by natural gas (around 1,300 MW) (see section 6.3.4.2 (“Benelux”)).

1.

Sales of the EDF companies, EDF Energy, Edison SPE, Estag (Austria) at 100%, i.e., not corrected for interest percentage (including minority interests). The gas business of EDF Trading is included in this figure.

2.

Figures not available as of the date of the filing of this reference document. As a matter of information, Edison’s market share on the Italian total gas demand (including power plants consumption) is 19%.

3.	370 MW should be added to this total in 2011 from the recent deployment of two Montereau bi-fuel combustion turbines (gas or fuel oil) supplied today by fuel oil.

EDF Belgium is also developing two combined cycle power plant projects, each with capacity of double 460 MW. EDF Belgium is however committed to selling one of the two projects as part of the conditions demanded by the European Commission, following the purchase by the EDF group of the majority of SPE. The sale of one of these projects was agreed in June, 2010 and will be finalized in 2011.

In the United Kingdom, EDF Energy owns the Sutton Bridge1 819 MW capacity combined cycle power plant1 (approximately 2% of electricity demand in the United Kingdom). Near Nottingham, the commissioning of the new Weston Burton B combined cycle power plant expected in 2012 will increase the capacity of the Group in the United Kingdom by 1,311 MW.

Finally, in Italy at the end of 2010, 75% of the installed capacity of the Edison generation plant (total capacity of 12.5 GW) is composed of electrical power plants supplied by natural gas. Alpiq is also present in Italy with numerous investments in combined cycle power plants.

Through its other subsidiaries and affiliates, the Group is developing combined cycle gas power plants in the rest of Europe, primarily in Holland (in the Province of Zélande) where two 435 MW units were started in 2010, in Slovakia where on March 1, 2010, SSE placed a 50 MW gas turbine in service, and finally, in Greece where Elpedison operates 390 MW of combined cycle power plants and commissioned a new 420 MW combined cycle power plant.

Finally, the Group has mixed power plants producing electricity and heat operating with gas in Poland in Zielona Gora (see section 6.3.4.1.1 (“Poland”)) and in Budapest, Hungary, with the Kispest, Ujpest and Kelenföld units (see section 6.3.4.1.2 (“Hungary”)).

6.4.2.4 Securing natural gas supplies

The distance of supply sources, the low liquidity of the short-term markets and the still limited gas transport capacities (LNG chain and gas pipeline) are pushing the Group not only to diversify its supply sources to have access to competitive offers, but also to have access to logistical infrastructures over the entire natural gas chain to ensure delivery, flexibility of use and to limit exposure to the volatile and not very liquid wholesale market.

Moreover, EDF intends to propose innovative partnerships to gas producers, drawing on its expertise and know-how. In this spirit, following the EDF-Gazprom framework agreement of November 27, 2009, EDF, ENI and Gazprom on June 19, 2010 signed a three-party partnership agreement for EDF’s acquisition of a minimum 10% stake in the South Stream AG company.

6.4.2.4.1 Supply sources: exploration – production and long-term contracts

In order to secure its supplies, EDF relies on its diversified long, medium and short-term contracts, on the production of gas and on transactions in the wholesale markets via EDF Trading.

The Group’s gas supply is obtained primarily through a portfolio of diversified long-term gas contracts from Qatar, Russia, the North Sea and North Africa. Gas is delivered near the consumer power plants by gas pipeline and in the form of LNG. Approximately 25% of the Group’s gas supply portfolio is composed of LNG2. The adjustment transactions on the markets are executed through EDF-Trading.

Over the medium and long term, EDF intends to continue the development and diversification of its gas resources in order to optimize its supply portfolio and to guarantee competitiveness.

In this perspective, the development of upstream activities (exploration, production, LNG chain, etc.) is aimed both at reducing the exposure of the Group’s supplies to the volatility of market prices and reaching LNG resources.

The Edison upstream activity is the most significant of the Group with 52.8 Gm3 of reserves at year end 2010, about 20% of which are located in Italy, and production in 2010 totaled 2 Gm3. Edison’s exploration-production activities are positioned mainly in Italy, the United Kingdom, Norway, Croatia, Algeria, Egypt and Côte d’Ivoire. Edison owns an interest in the consortium in charge of exploration-production at Reggane North in Algeria. In Egypt, Edison is also developing the Aboukir field, and will receive 40% of the natural gas reserves. In 2010, production totaled 1 Gm3 in 2010. In addition, EDF Production UK produces gas in the North Sea; its reserves were estimated at 1.42 Gm3 at the end of 2010 and production in 2010 was 0.3 Gm3.

The data above is established on a 100% basis, i.e. not corrected for the percentage of interest (including minority interests).

6.4.2.4.2 Importations and flexibility: Gas pipelines, LNG chain and storage

EDF is organized on the northwest and southeast markets of Europe, at the center of the import and transit infrastructures.

Gas pipelines

EDF has a variety of contractual rights, directly or through EDF Trading, in planned gas pipelines (Holland and Belgium, in particular) and existing infrastructures (interconnection between the United Kingdom and Belgium, for example).

Edison has entered two gas pipeline projects: the Galsi pipeline between Algeria and Italy with a total annual capacity of 8 Gm3, and the ITGI pipeline between Turkey, Greece and Italy with an annual capacity of 10 Gm3, which will also connect Greece and Bulgaria (“IGB”). ITGI would open access to the resources of the Caspian Sea and more particularly to Azeri gas. Moreover, EDF is also engaged in the undersea section of the South Stream gas pipeline project, a new export path for Russian gas to Europe passing under the Black Sea, which is scheduled for startup at the end of 2015.

LNG regasification terminals

Likewise, EDF has, directly or through EDF Trading, varied contractual rights for the unloading of LNG cargoes in the LNG terminals of Montoir de Bretagne and Zeebrugge, and in the Fos Cavaou LNG terminal.

In southern Europe, Edison operates the Rovigo offshore terminal in which it holds 10% of the capital and 80% of the regasification capacity, or 6.4 Gm3/year.

1.

The specific example of the management of Sutton Bridge in accordance with the commitments made to the European Commission during the acquisition is developed in section 6.3.1.2.6 (“Commitments under the European Commission Merger Regulation”)

2.	Data is calculated on a 100% basis, i.e. not corrected for the equity percentage (therefore, including minority interests).

EDF, via its subsidiary Dunkerque LNG, is considering the construction of an LNG terminal on the territory of Dunkirk Port with an annual capacity of 10 to 13 Gm3. Dunkerque LNG is carrying out feasibility studies on the development of the terminal for a final investment decision in 2011, with the commissioning of the terminal in 2015.

Storage

The distance of gas production sources limits the possibilities of profiting from production flexibility to respond to fluctuations in demand. Thus to handle variations in the level of demand of its portfolio downstream (intermittent demand from the gas-fired power plants and temperature sensitivity in the level of demand of end users), the Group continues the progressive construction of a portfolio of flexible assets, which includes storage in addition to regasification capacities.

In northern Europe, in the United Kingdom, EDF Energy has continued the development of salt cavity storage with a provisional storage capacity of 0.1 Gm3, adjacent to the existing storage site at Hole House, the property of EDF Trading. The storage is scheduled for service in 2016 and will bring the Group’s total capacity in the United Kingdom to 0.15 Gm3. In Germany, EDF and EnBW continue the joint development of their storage project in salt caverns at Etzel for a volume of approximately 0.4 Gm³. The commissioning of the first cavities is scheduled for late 2012.

Finally, for storage, Edison plans to increase its capacity in Italy, through the expansion of the Cellino and Collalto sites and with the development of new concessions, particularly the Cotignola- San Potito and Mafalda concessions.

PROGRESS IN IMPLEMENTING THE NATURAL GAS STRATEGY

6.4.3 Sustainable development policy and public service

For many years, the EDF group has taken all aspects of environmental and social issues into consideration. An early adherent of sustainable development initiatives, EDF now considers this a dimension of its global strategy. In 2009, the Group formalized its commitment to sustainable development. This initiative has been translated into an environmental policy based on the fight against climate change and the protection of biodiversity, as well as a social policy that gives priority to energy access, regional responsibility and educational efforts on issues related to energy. In addition, this initiative is supported by an ethical approach and on governance principles adapted to changes in the Group.

6.4.3.1 Ethics and governance; EDF’S commitment to sustainable development

6.4.3.1.1 Commitments to sustainable development

In 2001, the Group launched its sustainable development action plan “Agenda 21,” committing itself to respect the ten principles of human rights, the promotion of social rights, environmental protection, and the fight against corruption set out in the Global Compact initiated by the United Nations.

In 2003, after a process of dialog and consultation with employees and subsidiaries, the Group’s ethical approach led to a commitment to respect five core business values: respect for the individual, environmental responsibility, efficiency, a commitment to solidarity, and a demand for integrity. These values are particularly conveyed in EDF’s public service commitments. The standards titled “Ethical Memorandum” define in a single document the company’s initiatives and guidelines for individual conduct. It is distributed to all levels of management and delivered individually to each employee. To support management to act with ethical responsibility, each operational entity appoints an ethics agent to contribute to the promotion of values in the company and the concrete implementation of its ethical commitments. This ethics correspondent receives reports from employees on ethical violations, and is part of the central alert process directed by the Ethics Officer.

Since October 2008, the Group’s commitment to sustainable development has been incorporated in a sustainable development policy, based on three components with the following priority objectives:

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on the environmental front, the EDF group intends to remain the lowest emitter of CO2 and greenhouse gases among major European energy companies, to adapt its plants and its products and services to the effects of climate change, and to reduce its environmental impact, particularly on biodiversity;

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on the social front, the Group wishes to facilitate access to energy and eco-efficiency, maintain and develop its commitments to regions where it operates, and improve the understanding and sharing of the major challenges in energy, the environment and society;

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in the area of corporate governance and communication, the Group’s objective is to make its dialogue with internal and external stakeholders a means of broadening and deepening the bases and criteria for its actions, and to assess and report on its activities and performance with respect to established goals and the expectations of its stakeholders, as well as contributing to the debate on sustainable development on the national and international level.

This Group sustainable development policy is also reflected in more specific commitments:

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in France, the Public Service Agreement (Contrat de service public, “CSP”) summarizes the commitments and goals which an energy producer, distributor, transmitter, and supplier must achieve as part of the public service obligations assigned by the Government (see section 6.4.3.5 (“Public service in France”));

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abroad, the three-year Group’s Corporate Social Responsibility agreement with the representatives of employees worldwide, signed on January 24, 2005, is the framework within which signatory Group companies define goals and develop social responsibility action plans which are monitored by the CSR Dialog Committee with the trade unions;

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on the social front, since September 2006, EDF has adopted a policy of promoting diversity and endorsed the National Diversity Charter. In October 2006, under its corporate social responsibility agreement, a socially responsible subcontracting agreement was signed to ensure that all purchasing complies with ethical and corporate responsibility criteria (see section 17.2 (“Equal opportunity”)).

6.4.3.1.2 Tools for implementing sustainable development

Implementing the commitment to Sustainable Development is a primary managerial responsibility which met in each business sector and each business of the Group.

The Group has a sustainable development department dedicated to stimulate, coordinate and support all actions taken by the Group’s divisions and companies to implement our sustainable development policy commitments and report the results. A Sustainable Development Committee formed in late 2008 is composed of the sustainable development managers in the Group’s major companies with the mission to ensure the implementation of the Group’s policy by working for consistent actions respecting the autonomy of each of the Group’s constituents.

The implementation of the international Corporate Social Responsibility agreement (“CSR”) is organized primarily on the basis of an annual review and a CSR Dialog Committee (see section 17.6.3.3 (“Social dialog and representation of Group employees”)).

The Group also has an environmental management system (“EMS”) deployed in all Group entities. In 2002 EDF was granted ISO 14001 certification, which was renewed in 2008 for another three years. In 2006, the EMS was streamlined so that all actions, objectives and indicators could be harmonized with the Group’s environmental policy commitments, guided by spelling and grammar mistake Managing Board Committee and theme-based groups. It should be noted that half of the Group’s contribution to profit share granted to EDF employees depends on the degree of achievement of the objectives of the EMS program, which specifies 6 specific criteria for achieving ethical, environmental and social objectives.

Before being submitted to the Executive Committee’s Commitments Committee, the Group’s largest investment projects are reviewed to ensure as far as possible that they do not conflict with our Sustainable Development commitments.

6.4.3.1.3 Dialogue, transparency, evaluation

The implementation of various procedures to ensure exchanges and quality dialog with all stakeholders is an essential element in the EDF group’s sustainable development policy. Each of the Group’s companies arranges these exchanges in the most appropriate manner, within their socioeconomic framework, for the relationships they plan to develop. For EDF in France, this dialog occurs in particular at the generation facilities (liaison and information Committees of the nuclear power plants), as well as in partnerships with non-governmental organizations.

Centrally, in 2008 the Group continued its dialogue with outside independent experts, who specialize in areas related to the Group’s activities or represent the expectations and interests of society. The Sustainable Development panel, chaired by an outside expert, has a consulting role in Group planning and critically assesses how EDF meets its commitment to sustainable development (see section 6.4.3.4 (“Sustainable Development Panel, environmental, social, scientific and medical councils”)).

Sustainable Development is also a commitment to transparency for stakeholders, which means in particular regular reporting to the Board of Directors, primarily in connection with the annual business report and the sustainable development report. This reporting is based on indicators defined with reference to the criteria in the Global Reporting Initiative. The Group has initiated a progressive process of verification by its Statutory Auditors of the quality of these non-financial indicators. For fiscal year 2010, the Auditors have issued a “Limited Assurance” report for the Group.

The Group publishes sustainable development reports that are used as a basis for assessments by ratings agencies and non-financial analysis departments acting on behalf of investors. In 2005 EDF was listed on the ASPI, an “ethical index” prepared by the French ratings agency Vigeo that evaluates 120 corporations based on their Sustainable Development performance.

6.4.3.2 Environmental policy

In its sustainable development policy updated in September 2009, the EDF group sets out its environmental policy that is focused primarily on the fight against climate change and the control of its environmental impacts, particularly on biodiversity.

The information appearing in this section may be supplemented by the EDF Group’s 2010 sustainable development policy (accessible at http://rapport-dd.edf.com) which presents in more detail the EDF Group’s sustainable development policy and achievements.

6.4.3.2.1 Contributing to the struggle against climate change

Because a significant number of its plants are nuclear and renewable energy (including hydropower), low emitters of CO2 per kWh generated, the EDF group is committed to remaining the leader among energy companies in the fight against climate change and the reduction of greenhouse gas emissions. It has subscribed to the European objective to reduce CO2 emissions to 20% below 1990 levels by 2020, while taking into consideration the variety of local energy situations.

The commitment of the sustainable development policy to remain the lowest emitter of the large European energy providers is possible due to the optimized operation of its existing generating facilities and the significant renewal of its infrastructures. At the same time, the Group works to help its customers reduce their own CO2 emissions by creating and promoting eco-efficient product offers and providing advice on a rational use of energy. A plan to reduce emissions from EDF’s buildings and vehicle fleets is also being implemented, as well as a program to mobilize all employees in the struggle against climate change. Each of the Group’s companies will have its own strategy, conforming to the Group’s overall strategy but adapted to its activities and the energy context in which it operates.

6.4.3.2.1.1 Reducing CO2 emissions in the Group’s industrial facilities, particularly generating plants

The EDF group is Europe’s biggest energy producer but, due to the high proportion generated from nuclear and hydropower sources, it also has one of the lowest rates of CO2 emissions. In France, 95% of electricity generation emits no CO2, keeping its specific emission rate in 2010 to less than 40.1g of CO2/kWh while the European average is approximately 351g1. The EDF group’s specific emissions rate worldwide was 108.9g of CO2/kWh in 2010 (EDF estimates including emissions from heat generation, excluding EnBW).

In mainland France, EDF is committed to reducing absolute emissions of CO2 (in millions of tons of CO2) from its electricity generation facilities by 30% between 1990 and 2020.

EDF has a number of tools for reducing its greenhouse gas emissions: for example, in the short term, optimizing its current plants, factoring in carbon costs when ranking generating methods, and improving the operating efficiency of its plants. Over the longer term, the most important tools are modifications to generating equipment (modernizing power stations, conserving hydroelectric potential, developing renewable energy resources and minimizing the most polluting methods).

The development of renewable sources of energy is at the heart of the EDF group’s strategy: the aim is to develop the renewable energy sector in a sustainable and profitable way in Europe and worldwide. These developments include both centralized power generation projects (like the Nam Theun II hydroelectric power plant in Laos) and also decentralized approaches, helping customers produce energy where it is consumed. The Group is also focusing on photovoltaic energy with its subsidiaries EDF Énergies Nouvelles (see section 6.4.1.1.2 (“EDF Énergies Nouvelles”)) and EDF ENR (see section 6.4.1.1.3 (“Other holdings in the renewable energy sector”)) with the construction of ground-based solar power systems, and the introduction of photovoltaic offers.

Finally, EDF is actively investing in research and the development of technologies for emerging industries such as marine energy (Paimpol-Bréhat tidal turbine farm) and the integration of these energy sources in the distribution and transmission networks.

6.4.3.2.1.2 Promoting eco-efficient energy and efficient usage of electricity to customers

EDF has decided to make eco-efficiency its reference positioning in customer offers.

The solutions developed and marketed by EDF are firmly based on energy-efficient equipment and the use of renewable energy in buildings, as well as encouragement for efficient use of energy resources.

These solutions consist primarily of:

•	offers of energy demand management (“EDM”) services (insulation, building upgrades);
•	a concentrated effort to use new distributed energies for heat production in buildings (heat pumps, solar water heaters, wood burning stoves and installations);
•	development of decentralized electricity generation (photovoltaic energy);
•	management of the load curve to cut back or limit consumption of energy from CO2 emitting sources during “non-peak” periods;
•	using “smart meters” to optimize the networks and perform remote measuring and remote actions to reduce greenhouse gas emissions;
•	offering customers the option of consuming non-CO2-emitting “green” energy or selecting “carbon” choices that are partially offset.

These offers from EDF’s marketing network are reflected the supply of services delivered by the Group’s specialized subsidiaries, supported by an extensive network of partners.

6.4.3.2.1.3 Reducing CO2 emissions from our buildings and business travel

In addition to the direct emissions from its industrial facilities, EDF is committed to reducing the emissions from its service buildings, vehicle fleets, and business travel. On commercial buildings occupied by employees, the work undertaken relates to the tertiary fleet that it owns and rents. Furthermore, EDF is developing the energy management program “Action Planet” with all its employees. The success of the Group’s internal challenge, the “Sustainable Development Trophies”

1. In 2008, Europe at 27 (source: International Energy Agency, October 2010).

aimed at encouraging and promoting innovative ideas, demonstrates the commitment of many employees to this issue. This mobilization is based on various actions to increase awareness (particularly to develop exemplary employee behavior in electricity consumption both at home and in the workplace), and the sustainable development objectives included in the profit sharing plan.

6.4.3.2.1.4 Adapting to climate change

Since climate change has an impact on the Group’s generation, distribution and transmission activities, as well as on energy demand, EDF group has adopted a strategy for adapting to climate change organized into specific action plans, which help the Group reduce its vulnerability. The strategy covers industrial facilities (present and future), customer offers, production/consumption optimization and R&D, and is organized around 4 components:

•	evaluate the impact of current and future climate change on our facilities and activities;
•	make the necessary modifications to facilities to reduce their vulnerability to extreme weather events;
•	take into account future climate conditions during the planning phase for new facilities;
•	improve resilience to cope with unforeseen changes and extreme situations.

6.4.3.2.2 Controlling the environmental and health impacts of the Group’s activities and facilities, particularly with regard to biodiversity

By setting up an EMS (environmental management system), EDF is not only complying with regulations but also demonstrating its commitment to continually improve practices and performance to protect both the public and the environment.

6.4.3.2.2.1 Managing the development and operation of nuclear power plants in France

One of the challenges of the EDF group’s Sustainable Development policy is to maintain the balance between nuclear and renewable energy sources. Faced with the major challenges of securing sources of supply, the fight against climate change and the control of energy costs, nuclear power is one of the solutions which reconcile energy requirements with the challenges of sustainable development. Nevertheless, acceptance of nuclear power varies among the countries where the Group has entities, subsidiaries and investments. The EDF group must therefore contribute to answers to questions that have been raised by public authorities about the role of nuclear power in the energy mix, while taking into consideration all the impacts of this sector, from upstream uranium extraction to waste management and decommissioning of downstream sites (see section 6.2.1.1.3 (“Nuclear generation”)).

Safety is the EDF group’s priority in operating these facilities. It is considered in plant design, and is consistently monitored in line with a policy to mobilize personnel and make major investments. The safety of the nuclear facilities is supervised by the French Nuclear Safety Authority (Autorité de Sûreté Nucléaire).

The management of radioactive effluents (liquid and gas) from nuclear power stations is governed by stringent regulations, and the Group’s strong resolve to limit the environmental and health impacts of its plants, a goal reaffirmed in the Group’s environmental policy Adjustment to the design and operation have allowed the achievement of a very low baseline with regard to radioactive waste.

The Group is now doing the same for chemical waste. Water cooling tertiary circuits receive particular attention owing to the large flow rates involved. In particular, biocide treatments are proving effective in controlling microorganisms in these circuits.

In addition to the inspections conducted on its own plants, EDF also monitors the environment so as to measure the impact of its operations. The monitoring takes the form of radioecological and hydrobiological studies by independent laboratories and universities.

In order to participate in the national radioactivity measurement network of the RNME (French national network measuring environmental radioactivity) set up by the Institute of Radiation Protection and Nuclear Safety (French IRSN), EDF has requested approval for its laboratories which were obtained by an NSA decision in June, 2009. All of the results of the environmental monitoring measurements near the power plants are available on the EDF website and on the official website of the national measuring network.

6.4.3.2.2.2 Managing the impact of coal and gas-fired power stations

The growth of renewable and nuclear energy in the energy generation mix of countries should allow a reduction in the use of conventional fossil-fired plants and thus lower consumption of fossil fuels (coal, fuel oil and gas). However, the proportion of traditional plants remains significant, even in France, where nuclear energy and hydropower play a predominant role. Coal and gas-fired plants do play an essential role in matching electricity generation to consumption in real time, allowing a more precise response to fluctuations in demand, unexpected peaks in consumption throughout the year, and during cold snaps.

The environmental efficiency of coal and gas-fired power stations has improved steadily in response to tighter requirements from successive amendments to regulations. Investment programs combine both requirements for improvements in air quality and the reduction of atmospheric emissions, as well as regulations pertaining to the reduction of greenhouse gases.

The net result of the measures taken (installing combustion gas denitrification equipment, strengthening dust filters, changing to different fuels, optimizing combustion, etc.) results in a significant reduction in specific emissions and a drop in the overall volume of emissions of SO2, NOx, and dust per unit of electricity generated, complying with the two-stage implementation of the GIC directive on January 1, 2008, and January 1, 2016 (see section 6.5.4.3 (“Regulations applicable to other generation methods used by the Group”)). In the context of sustainable development policy, the volume of each of the pollutants SOx, NOx and dust from coal and gas fired-plants will be reduced at least by 50% between 2005 and 2020.

The Group is upgrading and adapting its existing plants with new investments, which use the best available technologies in the areas of energy efficiency, combustion, and techniques for the removal of pollutants (combined cycle gas plants in France, Italy and the United Kingdom).

6.4.3.2.2.3 Managing the impact of hydroelectric facilities

For many years, the EDF group has been committed to strengthening its role in water management, improving its knowledge of ecosystems, and reducing still further the environmental impact of its activities by ensuring that ecology and sediments remain as far as possible unaffected.

The new French program for opening concessions for the management of hydropower infrastructures to competitive bidding is encouraging operators, including EDF, to develop operating methods that will further improve the balance between energy generation, other uses for water and respect for the environment, particularly the coordinated management of catchment areas (coordination of the management of hydropower plants along the same water course).

6.4.3.2.2.4 Managing other impacts (waste, soil pollution)

The Group’s industrial activities may result in soil pollution. A project manages these issues across all of the Group’s sites and is being implemented in four stages: an inventory of sites (completed for EDF), the identification of those which may potentially be polluted, soil analyses with priority to sensitive areas, which are monitored to control sources of pollution and develop a management plan; and finally their possible cleanup depending on future use and regulatory requirements.

European directive 96/59/EC of September 16, 1996, requires all member States to eliminate equipment containing PCBs or PCTs with a concentration exceeding 500 ppm by the end of 2010. The elimination plans appropriate to each company of the Group have met this deadline. Only one French distribution subsidiary remains whose elimination plan was terminated in the first quarter of 2011; the administrative and legal authorities have been informed (see section 6.5.4.4 (“Other regulations relating to the environment, health, hygiene and safety” – “Environmental regulations”)).

EDF publishes an annual review of its management of conventional industrial waste resulting from production activities and research.

6.4.3.2.2.5 Managing environmental emergencies and crises

In order to control the risk of industrial accidents and damage to the natural environment or public health, each of the Group’s companies identifies potential events that could have an environmental impact, manages potentially urgent situations, and carries out appropriate crisis management exercises. A centralized organization manages crisis situations at Group level and provides necessary information to governmental agencies and the media. Response processes are regularly reviewed and improved as a result.

6.4.3.2.3 Preserving biodiversity

Like the struggle against climate change, preserving biodiversity is now seen as a major priority in protecting the environment on a global level, alongside the struggle against climate change.

As an energy producer and distributor, the EDF Group is both a user of and dependent on unspoiled terrestrial and aquatic environments.

As a beneficiary of areas and resources with which it interacts, but also because of the consequences of the damages caused by other players on its own businesses, the EDF group is directly affected by the challenge of preserving biodiversity.

Since it began operating its first generation facilities, EDF has worked to better understand the impacts and apply measures to avoid or offset them;

for example, in the early 1980s, EDF worked to restore major fish migration routes, specifically by investing in research and design of fish ladders. More recently, EDF has worked on installing artificial rivers upstream and downstream of obstacles, thus benefiting the entire ecosystem.

Against a backdrop of rapid regulatory change, many initiatives relating to unspoiled and wilderness areas have been implemented by all EDF group entities. To ensure consistency among these initiatives, responsibility for biodiversity preservation has been structured around the biodiversity policy signed in May 2006, included in the Group’s sustainable development policy and implemented within the Group’s Environmental Management System.

This policy is based on three main lines of action – understanding, conservation, and awareness – each of which is supplemented by the work of the EDF “Diversiterre” Foundation. EDF relies on its partnerships with non-governmental organizations, universities, and research laboratories. In 2008, the EDF “Diversiterre” Foundation renewed its partnerships with French Nature Reserves (“RNF”), the Coastal Protection Agency, the Nicolas Hulot Foundation for Man and Nature, and signed new partnerships with the Bird Protection League and the French Committee of the International Union for Conservation of Nature.

EDF also runs biodiversity projects to raise awareness among its employees, the general public, schools and local councillors, including, for example, its commitment to the 2009 and 2010 Fête de la Nature. In 2010, the international year of biodiversity, communication programs and events were organized within EDF.

6.4.3.2.4 Ongoing research and development

A significant portion of the R&D budget is dedicated to technologies that do not produce CO2 emissions.

R&D projects dedicated to the environment cover the full range of electricity upstream and downstream issues, including:

•	analysis of the techniques for capture, preparing for future CO2 demonstrators (prototypes that allow validation of research);
•	nuclear technologies: Generation IV reactors that will ultimately replace the EPR type, and geologic storage of radioactive wastes;
•	new generation technologies: micro-cogeneration, fuel cell batteries, tidal turbine system, new solar energy technologies, and biomass gasification;
•	smart grid management to allow better integration of centralized generation and distributed energy;
•	electricity storage capacity to ensure continuity of supply at peak consumption points and control the intermittent nature certain renewable energy sources;
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efficient use of electricity, and of energy in general. Work is in progress on housing to improve the performance of technologies such as those incorporating renewable energy sources in buildings: heat pumps, biomass, solar hybrid sensors, optimization of sanitary solar-heated hot water, and piloting of all those applications via smart meters or communicating infrastructures within the home. In the field of electric vehicles and plug-in hybrid vehicles, the work is organized around partnerships with automobile manufacturers in particular;

•	recycling of conventional waste products as well as clean-up techniques for polluted land.

6.4.3.3 Social policy

6.4.3.3.1 Challenges

EDF strongly believes that improving its environmental and social performance is integral to its financial success.

Accordingly, in 2007 EDF introduced a new social policy at Group level to create and enhance ties with outside stakeholders, optimize and strengthen communication with disadvantaged customers, and invigorate relations.

This policy takes into account, supports, and reinforces existing action plans, ensuring that they are harmonized within the Group. The guidelines reflect those of the UN Global Compact and are an integral part of the EDF group’s sustainable development policy (September 2009) in the CSR agreement and the Public Service Agreement (see section 6.4.3.5 (“Public service en France”)).

6.4.3.3.2 Strategies

The EDF group’s social policy takes into account the diversity of its stakeholders (vulnerable customers, job seekers, disabled persons, etc.). It contributes to promoting eco-efficient energy. It also seeks to facilitate access to energy and improve living and working conditions, and contributes to training initiatives in keeping with the needs of the Group and its partners.

The three main strategies of the EDF group’s social policy are to:

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facilitate access to energy and energy eco-efficiency; the EDF group is developing energy efficient solutions to reduce energy insecurity and participates in the introduction of products intended to facilitate access to energy;

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forge over time closer links with communities where the Group operates, by supporting local development projects, particularly in the housing sector, and by offering employment to vulnerable individuals in the construction and environmental fields;

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contribute to educational efforts on major energy issues. The objective of the EDF group in the various countries where it operates is to understand the challenges of sustainable development and global warming, and promote the efficient use of energy.

All personnel at Group level are informed of developments in social policies, and there is ongoing dialog on the subject.

6.4.3.4 Sustainable developement panel, environmental, social, scientific and medical councils

In the context of continued dialog organized with the stakeholders, EDF has established a sustainable development panel, an environmental council, a social council, a scientific council and a medical council, open to persons from civil society who contribute their experience and expertise, in order to integrate these aspects within EDF’s major strategic plans.

The Group sustainable development Panel, renewed in 2008, is a body for dialogue which brings together, under honorary Chairman Dr. Rajendra Pachauri (Chairman of the IPCC and Chief Executive Officer of TERI), international, independent guests who are specialists in the fields relating to the Group’s challenges, or who represent the expectations and interests of civil society. It also includes, as statutory members, the Chairmen of the environmental, company and scientific councils, as well as the Chairman of EDF Energy’s Stakeholder Advisory Panel (created en 2006). The Group sustainable development panel provides advice and a critical assessment of the Group’s commitments to Sustainable Development and their implementation. It meets once or twice per year with the Group’s executives. In 2010, it held a meeting on the impact of public climate policies and the costs of nuclear power.

The Environmental Council (created in 2001) is consulted to provide an outside view and a multi-disciplinary approach on the strategy, actions and environmental results of EDF. It is chaired by Jean Jouzel, Director of the Institut Pierre Simon Laplace (research federation of the CNRS composed of six laboratories involved in research on the terrestrial and planetary environment). In November, 2010, the Environmental Council debated the strategy for adaptation to climate change.

The EDF Social Council, created in 2008, is consulted by the company on its strategy, its actions and social results. It brings an outside vision to the company and a multi-disciplinary approach on matters submitted to it. The Social Council is composed of internal and external expert’s representative of the various challenges of EDF social commitments. It held two meetings in 2010 on the theme, “Dialogue and listening around the structures of the EDF businesses”.

The EDF Scientific Council, created in 1985, is a consulting organization contributing opinions and advice to the company from well-known senior scientists on long and medium term research activities. It meets three times a year to discuss issues prepared before the meetings and covered by a detailed report. The Chairman is Pierre Castillon, founding president of the Academy of Technologies. In 2010, the following subjects were the subject of an opinion from the EDF Scientific Council: the assessment of the 2007-2009 R&D challenges, intermittent electricity generation from certain renewable energy sources and EDF’s civil engineering (innovation on large construction projects).

Composed of personalities from the medical world, medical specialists, university professors, the Medical Council of EDF is a body that studies and advises on a number of current topics regarding health in the work place, public health and environmental health in connection with EDF’s activities. Under the chairmanship of André Aurengo, Professor of Biophysics, Chief of the Pitié-Salpêtrière nuclear medicine department and member of the French Academy of Medicine, the Medical Council meets on average three times a year to discuss topics such as electromagnetic fields, mental health, and the risk of pandemic influenza. In 2009, the work of the Council focused on the treatment of anxiety disorders, depression and H1N1 epidemic. In 2010, Council meetings were focused on the second Work-Health national plan, the health aspects of the Nam Theun II project, recent changes in the application of the precautionary principle and the mechanisms and causes of childhood leukemia.

6.4.3.5 Public service in France

Legal definition of public service in France

Law 2000-108 of February 10, 2000 defines in its Articles 1 and 2 the outlines of electricity public service (see section 6.5.1.2 (“French legislation”) below for a description of this regulation).

The public service agreement (“CSP”)

On October 24, 2005, a Public Service Agreement was signed by the French government and EDF, in accordance with Article 1 of the law of August 9, 2004. This agreement defines the commitments made by EDF and the State for the period 2005-2007 and the financial compensation for service commitments. This agreement remains in force pending the signature of a new agreement, in accordance with its own stipulations.

Purpose of the public service agreement

This agreement is intended to provide the framework for the exercise of the public service missions entrusted to EDF and its regulated subsidiaries in the open electricity market in France.

Obligations of EDF (excluding network operators)

EDF’s public service obligations relate to:

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Access to the Public Electricity Service and supply of electricity to customers who elect to remain under regulated tariffs. These are commitments to: (i) supply electricity to customers who make the choice to keep regulated tariffs and management of energy demand; these two objectives are covered by the integrated tariff, (ii) social cohesion; the conditions for compensating for the cost of these missions by the Contribution to the Public Electricity Service (“CSPE”) and the integrated tariff are specified by the French law dated February 10, 2000, and (iii) access to public service. This is financed by the integrated tariff and the TURPE;

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production and marketing: these domains include the implementation of an energy policy (multi-year investment planning and contribution to objectives, demand-side management, energy saving certificates, etc.), and the maintenance of energy generation which is safe and respectful of the environment;

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EDF will generate the resources required for these commitments with revenues from the integrated tariff or by selling electricity to customers having exercised their eligibility rights or on the open market;

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contributing to the security of the electricity network: EDF has undertaken to sign various agreements with RTE EDF Transport governing the optimization of work on generation equipment and the availability of the resources to keep the network in good working order.

Commitments of the network operators

Under the Public Service Agreement, the network operators, ERDF and RTE EDF Transport, have made commitments in the Public service contract with respect to the management of the public networks and the safety of the electricity system. These obligations are financed by the network access tariff.

These commitments relate, in particular, to network security, quality of supply, the safety of third parties and the protection of the environment, which are four areas where the expectations of customers and local authorities are particularly high.

Monitoring the public service agreement

In accordance with its stipulations, the Public Service Agreement entered into between the French Government and EDF in 2005 is monitored annually by the parties and a three-year review is conducted. A 2005-2007 report was prepared and submitted to Government departments. EDF is preparing an annual report monitoring its commitments.

Services closest to needs

On September 28, 2010, the government and EDF, as well as eight other large public service operators, signed a partnership agreement “more services for the public” aimed at developing access to a group of service offers for rural areas in France (information on the payment of a bill, information, purchasing transportation tickets, etc.).

Physical service offices, Internet access points, there are many resources available to users within the framework of shared premises such as Multiple Service Mediation Information Points (PIMMS), Public Services Stations (“RSP”) and other structures such as City Halls. This protocol provides for the installation of 60 new partnership points as part of the “more services for the public” experiment in 23 French departments.

6.5 ● ● Legislative and regulatory environment

The EDF group entities are subject to various regulations in relation to their business. In particular, EDF is subject to community legislation applicable to electricity and gas markets, which has been transposed into French law, as well as regulations related to electricity distribution concessions and applicable environmental, nuclear power and safety regulations.

The following discussion of legal and regulatory provisions is not an exhaustive description of all the legal and regulatory provisions applicable to the EDF group.

6.5.1 Legislation governing the electricity market

6.5.1.1 European legislation

European directive 96/92/EC of the European Parliament and the European Council, dated December 19, 1996, relating to common rules for the domestic electricity market was the starting point for opening up the electricity market to competition by establishing the principle of eligibility of the largest industrial customers.

It was repealed by Directive 2003/54/EC dated June 26, 2003 which repeated the major principles and took an additional step on the path to opening the market by progressively expanding eligibility to all customers.

These documents established common rules concerning the generation, transmission, distribution and supply of electricity, which gave birth to the current electricity market in France.

New rules designed to improve the functioning of the electricity market and strengthen consumer rights were established in the Third Energy Package, a term designating a set of documents adopted on July 13, 2009 (see section 6.5.4.5.1.1 (“The ‘Energy Package’”), below).

For electricity, these rules were set forth in Directive 2009/72/EC of the European Parliament and Council dated July 13, 2009, known as the “third electricity directive”, the deadline for the transposition of which was set for March 3, 2011 and which repeals, on this same date, the directive of June 26, 2003. This electricity directive strengthens the independence guarantees of the transmission grid managers and increases the power of the national regulatory authorities.

Article 4 of French Law 2011–12 dated January 5, 2011 containing various provisions to adapt the legislation to EU law authorized the government to take the necessary measures, through an ordinance within six months from the date of the promulgation of a law, i.e., before June 5, 2011 to transpose Directive 2009/72/EC which repeals Directive 2004/54/EC. A bill was submitted for review to the Conseil supérieur de l’énergie (CSE, the French higher energy council) in March 2011 and then forwarded to the French administrative Supreme Court (Conseil d’État).

Market opening

The European directive of June 26, 2003 sets out a timetable for progressive opening of the electricity market to competition. Since July 1, 2007, all customers, including residential customers, are eligible and can therefore freely choose their electricity supplier.

Accounting separation and transparency

The European directive of June 26, 2003 and the directive of July 13, 2009 stipulate that electricity companies must have their annual accounts audited and published in accordance with national regulations governing the annual financial statements of corporations and that, under the principle of accounting separation, they must prepare separate accounts for each of their transmission and distribution businesses. Since July 1, 2007, they are required by Article 25 of the Law of February 10, 2000 as amended by Article 13 of the Law of December 7, 2006 transposing Directive 2003/54/EC, to keep an internal accounting that distinguishes the supply to customers who have exercised their eligibility rights from the supply to customers with regulated tariffs.

Member States or any other duly appointed authority will have a right of access to the electricity companies’ accounts.

Regulations (EC) 1228/2003 of June 26, 2003 and (EC) 714/2009 of July 13, 2009

The rules governing the conditions for access to the grid for trans-border electricity exchanges were initially defined by Regulation (EC) 1228/2003 of the European Parliament and Council dated June 26, 2003, effective on July 1, 2004, and will be replaced as of March 3, 2011, by Regulation (EC) 714/2009 of the European Parliament and Council dated July 13, 2009, which is one of the documents of the third Energy Package.

The regulation dated June 26, 2003, and the Regulation of July 13, 2009 which succeeds it, provide for a compensation mechanism between transmission systems operators for the costs incurred by accepting trans-border electricity flows on their networks. This compensation is paid by the national transmission system operators where the trans- border flows originate and the networks where these flows terminate.

Directive 2005/89/EC “security of electricity supply” dated January 18, 2006

Directive 2005/89/EC on the “Security of supply”, adopted on January 18, 2006, is intended to provide a better definition of the responsibilities of the various operators, ensuring that minimum operational standards are respected, maintaining balance between demand and supply, and directing investments toward the networks. The challenge for EDF is to reinforce the legal system in force, and to promote the development of interconnections.

The objectives of the directive have been taken into account in various legislative documents and regulations.

6.5.1.2 French legislation

The various legislations on energy law should be codified by ordinance in 2011 in the energy code, pursuant to authorization law 2009-526 dated May 12, 2009.

European directive 96/92/EC of December 19, 1996, was transposed into French law by Law 2000-108 dated February 10, 2000, notably amended by French law 2003-8 dated January 3, 2003, and Directive 2003/54/EC dated June 26, 2003 by Law 2004-803 dated August 9, 2004 and Law 2006-1537 dated December 7, 2006 concerning the energy sector, which amended in particular the Law of February 10, 2000.

In addition, the law 2005-781 establishing energy policy guidelines (Loi de programme fixant les orientations de la politique energétique or “LPOPE”) dated July 13, 2005, defined energy policy priorities in France (supply security, a reaffirmation of the role of nuclear power, competitive energy pricing, the fight against greenhouse gas emissions, and social and national cohesion).

For energy demand management (EDM), LPOPE introduced a system of energy savings certificates (“certificat d’économie d’énergie (CEE)”), the terms of which have been defined in national legislation. Energy suppliers including EDF must meet the energy savings targets assigned to them by regulations through the production of energy saving certificates obtained in return for energy saving measures taken, or through the purchase of certificates from other energy suppliers.

EDF met its individual obligation for energy savings, or 29.8 TWhp, for the first period, now over (July 1, 2006–June 30, 2009), thus, avoiding the payment of a penalty of two euro cents per kWh missing. Since the “Grenelle II” law of July 12, 2010, which substantially modified the energy saving certificate mechanism (particularly the list of persons subject to energy savings obligations as well as the scope of persons authorized to collect the certificates), the start of the second period has been deferred. Decree 2010-1663 of December 29, 2010 provides the conditions and methods for setting the energy savings targets for the second period which extends from January 1, 2011 to December 31, 2013. Given these conditions, EDF’s energy savings obligation should be of about 140 TWhp, but the final targeted amount will not be known before March 31, 2014.

Public service commitments

Article 1 of the Law of February 10, 2000 specifies that the purpose of the Public Service for Electricity is, to guarantee the electricity supply throughout the national territory, in accordance with the general interest.

EDF is responsible for a certain number of public service objectives, enumerated in Article 2 of the law.

Responsibility for balanced development of the supply

The aim of balanced development of the electricity supply is to achieve the objectives set in the multi-year generation investment plan, which sets objectives for distribution of generation capacities by primary energy source and, where necessary, by generation technique and geographic area, and to guarantee supply to areas of the territory that are not interconnected to the continental metropolitan network.

As of this date, the multi-year investment plan is defined by an order from the Minister for Energy dated December 15, 2009.

As a power producer, EDF contributes, with the other producers, to the achievement of the investment objectives defined in this program.

Responsibility to develop and operate the public transmission and distribution networks

Developing and operating the public electricity transmission and distribution grids consists of ensuring reliable service in France and its Overseas departments through the public transmission and distribution network, with respect for the environment, interconnection with neighboring countries, and connection and access, under non-discriminatory conditions, to the public transmission and distribution networks.

The public network managers responsible for this mission are: RTE EDF Transport for transmission, ERDF and the NNDs for distribution and EDF in the areas not connected to the continental metropolitan network.

Responsibility to supply electricity

The public service mission to supply electricity consists of ensuring the supply of electricity to customers throughout the territory to customers with regulated tariffs, the supply of electricity to customers in financial difficulty with the application of a “basic necessity” rate, and the supply of backup support to customers when the balance manager is deficient.

The conditions in which the customers can benefit from regulated electricity tariffs are defined in Article 66 of the law of July 13, 2005, last amended by the NOME law of December 7, 2010.

Social cohesion

The law of February 10, 2000 states that, as part of its mission of supply at regulated tariffs, EDF contributes to social cohesion, mainly through the national equalization of regulated electricity tariffs, the implementation of special rates for a “basic necessity” product, and the continued supply of electricity pursuant to Article L.115-3 of the French Code of Social Action. Accordingly, Law 2006-872 of July 13, 2006, also known as the “Borloo” law, completed Article L.115-3 of the French Code of Social Action and Families with a provision prohibiting electricity suppliers from cutting off electricity during the winter period (November 1 to March 15), because of non-payment of the electricity bill in the primary residence of individuals who benefit or have benefited from a decision within the last twelve months granting assistance from the housing solidarity fund.

Public service agreement

Article 1 of the Law of August 9, 2004 provides that the objectives and conditions for conducting the public service commitments assigned to EDF shall be the subject of a contract signed with the French state (for a description of the new Public Service Agreement between the French state and EDF, see section 6.4.3.5 (“Public service in France”)).

Generation facilities

The French Law of February 10, 2000 opened up the electricity generation market to competition. Any person can operate an electricity generation facility, subject to an operating license issued under Article 7 of the aforementioned French law and French Decree 2000-877 of

September 7, 2000. The jurisdictions of local authorities in the generation of electricity are defined in Articles L. 2224-32 and L. 2224-33 of the General Code for Local Authorities.

Eligible customers

As of July 1, 2007, all customers without exception are eligible, i.e., they may enter freely sign a contract for the purchase of electricity with the producer or supplier of their choice operating within the European Union or in a State with an international agreement with France (Article 22 of the Law of February 10, 2000).

Customers can choose to benefit from regulated electricity tariffs under the conditions set out in Article 66 modified by the Law of July 13, 2005. The implications of these provisions are as follows:

•	every customer benefiting from regulated electricity tariffs for a particular site can continue to benefit from regulated tariffs if he
•

chooses not to exercise eligibility for that site; domestic and non-domestic customers subscribing to power less than or equal to 36 kVa benefit from their request and without the conditions of regulated tariffs;

•	this is also true for all customers from areas not interconnected to the continental metropolitan territory.

Domestic and non-domestic end consumers applying for power greater than 36 kVA, who have not exercised their eligibility on the date of promulgation of the law may, until December 31, 2015, switch back and forth between tariffs and new offers, subject to a one year wait each time. After this date, they no longer benefit from regulated tariffs.

In addition, in order to reduce the impact of higher market prices for industrial customers, the law dated December 7, 2006 (Article 30-1 of the Law of August 9, 2004 amended by Law 2008-776 dated August 4, 2008, known as the “Modernization of the Economy”), temporarily instituted a “Return Tariff” for customers who exercised their right of eligibility: this transaction tariff system (“TaRTAM”) is applicable to customers who sent a written request to their supplier before July 1, 2010. This tariff is fully applicable until the effective implementation of the regulated mechanism to access the historical nuclear electricity (ARENH), instituted by the NOME law of December 7, 2010. Under this law, the TaRTAM tariff cannot exceed by more than 25% the regulated tariff applicable to a site with the same characteristics. This limit was defined by an order dated August 12, 2009 (see section 6.2.1.2.1.5 (“TaRTAM contracts”)).

The compensation of the costs paid by the suppliers as a result of this system is assured partially, and under certain conditions, by using the amounts collected under the CSPE, and partially by a “Hydro-nuclear contribution” owed by electricity producers operating plants with a total installed capacity of more than 2,000 MW (mainly EDF), established on the basis of their generation of electricity from nuclear and hydropower sources over the previous year, with a limit of €3 per MWh (Article 30-2 of Law 2004-803 dated August 9, 2004, as amended).

Third-party access to the networks

Article 23 of the French law of February 10, 2000 states that network operators must guarantee access to the public transmission and distribution grids in order to:

•	conduct the public service missions to supply electricity;
•	perform the supply contracts with eligible customers;

•	allow a producer to supply its sites, subsidiaries and parent company, within the limits of its own production; and
•	ensure the implementation of the electricity export agreements signed by a producer or supplier to purchase electricity for resale in the national territory.

The tariffs for using the public transmission and distribution networks mentioned in Article 4 of the French law of February 10, 2000 currently in force were established by the ministerial decision of June 5, 2009. For more details on the tariffs for using the public transmission and distribution networks, please see section 6.2.2.4 (“Tariffs for using the public electricity transmission and distribution networks (“TURPE”) above.

Article 23 of the French law of February 10, 2000 also provides that access to the networks is ensured through contracts signed between the public transmission and distribution network operators and the users of these networks. Moreover, if it so wishes, any company selling electricity to eligible customers may sign a contract with the public distribution networks operators on access to the networks for the performance of supply agreements signed by said company and eligible end-users.

Finally, the same article stipulates that any refusal to sign a contract for access to the public networks must be justified and notified to the applicant and the Energy Regulatory Commission. The criteria for refusals are objective, non-discriminatory and may be based only on imperatives related to the performance of public service responsibilities or on technical reasons affecting the safety and security of the networks and the quality of their operation. Disagreements related to third party access to the networks shall fall to the Settlement of Disputes and Sanctions Committee (Cordis) of the CRE.

Electricity purchase obligations

EDF is subject to electricity purchase obligations pursuant to the French law dated February 10, 2000.

Article 8 of this law provides that the Minister for Energy may, when the generation capacity doesn’t meet the objectives of the multi-year investment plan, launch a bid tender process. EDF as a “Producer” can submit a bid. EDF as a “Buyer” is then required to enter into an agreement with the selected applicant(s) (this is a protocol in the event EDF the “Producer” is the selected applicant).

Article 10 of the French law of February 10, 2000 provides that EDF and the NNDs (in their service area) must sign purchase contract, at the request of producers, for the electricity generated by:

•	plants which recover municipal solid waste or which supply a heat network;
•

plants at which the installed power does not exceed 12 MW and which use renewable energy sources (in particular photovoltaic energy) or high-performance technologies in terms of energy efficiency, such as cogeneration;

•	plants which use wind power and which are based in a wind power development area;
•	plants which use energy recovery sources;
•	in the overseas department and Mayotte, for new or existing electric facilities that generate electricity from biomass sources, including sugar cane.

These facilities may benefit only once from a purchase obligation contract.

Finally, French Decree 2001-410 dated May 10, 2001 provided that a producer that benefits from the purchase obligation must sell all of its production to EDF and the purchase agreement models between EDF and the producers must be approved by the Minister for Energy. Purchasing terms and conditions, specifically the electricity purchase prices, are set by order of the Minister for Energy, after an opinion from the High Council for Energy and the CRE. The purchase rates for electricity generated from photovoltaic facilities were decreased by two decrees dated January 12, 2010, the scope of which scope was clarified by two orders dated March 16, 2010 and by an order of August 31, 2010.

A decree dated December 9, 2010 suspended, for three months as of December 20, 2010, the obligation to sign a contract to purchase the energy generated by photovoltaic facilities. However, facilities with power less than or equal to 3 KWc, facilities with a current contract, and projects already advanced, remain outside the scope of this measure.

At the end of this suspension period, a new regulatory framework becomes effective, composed mainly of the two orders. The first, dated March 4, 2011, repeals the aforementioned order of August 31, 2010 while retaining a few transitional provisions.

The second order, on the same day, defines new price conditions: it establishes several price formulas which primarily take into consideration the integrated or non-integrated nature of the facility, its peak power and the peak power of all the other facilities connected or planned on the same building or the same land parcel, as well as the use of the building on which the facility is located.

In addition, the purchase prices are scheduled to change quarterly, based on the accumulated power of the facilities eligible to benefit from the purchase obligation and which are part of the completed connection requests from the previous quarter. It should be noted that some facilities, especially ground facilities, are part of quarterly reduction which does not consider the volume of connection requests filed with the network manager in question.

For both ground installation and large roof installations, the government has indicated its desire to keep the projects that could benefit from a purchase contract at the end of the bid tender procedures. The conditions for conducting of these bid tenders must still be specified.

The additional costs resulting from contracts to purchase the energy generated by these photovoltaic facilities, paid by EDF and the NNDs, are offset by the CSPE received from end consumers.

Mechanism for compensating the additional costs of public service

The contribution to electricity public service costs – CSPE

The Contribution to Electricity Public Service Costs provided by Article 5 and amended by Law. 2000-108 of February 10, 2000, is intended to compensate for the for the public service responsibilities assigned to EDF and the NNDs. The following public service costs are compensated in full:

For electricity generation:

•	the additional costs resulting from electricity purchase agreements signed after bid tenders (Article 8 of the Law of 2000) and, second from purchase obligation agreements signed under Article 10 of the Law of 2000, Including cases of facilities operated by EDF or an NND;
•	additional generation costs in nonzones not interconnected the continental metropolitan territory, which are not covered by the portion of the regulated tariffs for customers for generation.

For the electricity supply, electricity suppliers are compensated for:

•	loss of receipts and the additional incurred in the implementation of the special pricing for an “essential product” set forth in Article 4 of the French law of February 10, 2000;
•

costs incurred as a result of their participation in the plan established for low-income persons (up to a maximum of 20% of the lost receipts and the costs of implementing the TPN incurred by the supplier for the year in question).

The CSPE is collected in full directly from the end customer either:

•

as an additional levy on electricity tariffs (for eligible customers who have not exercised their eligibility) or on network usage tariffs (for eligible customers that have exercised their eligibility right); or

•	directly from electricity generators that generate for their own use, or other end-users who do not use the public electricity transmission or distribution grids.

For the year 2011, it is set at 7.5 euros/MWh. This amount corresponds to the amount of the 2010 contribution, or 4.5 euros/MWh, increased by 3 euros/MWh, in accordance with the provisions of Article 37 of the law of finances for 2011, which stipulates that in the absence of ministerial order as of December 31, 2010 setting the amount of the contribution for the following year, the amount proposed by the CRE becomes effective on January 1, limited to a 0.003 euros/Kwh increase in the amount applicable before this date1.

Since January 1, 2011, the CSPE is capped at 550,000 euros per consumption site per year. Starting in 2011, this ceiling will updated each year in a proportion equal to the provisional growth rate of the price index excluding tobacco. In addition, the total amount due for this contribution by any industrial company consuming more than 7 GWh of electricity per year is limited to a maximum of 0.5% of its added value.

The massive expansion of facilities generating electricity from renewable energy sources (mainly wind and photovoltaic) which are beneficiaries of the purchase obligation, leads to a significant increases in the charges to be offset by the CSPE.

Compensation for additional distribution costs

The electricity equalization fund (FPE) is intended to distribute the charges incurred as a result of public service commitments assigned for managing the electricity distribution networks among the operators involved (network managers designated in section II of Article 2 of the Law of 2000).

Regulation of the electricity sector

The Energy Regulatory Commission

The Energy Regulatory Commission (“CRE”) is an independent administrative authority created by Article 28 of the French law of February 10, 2000. The amounts required for the CRE to carry out of its missions are included in the French State general budget.

The law of February 10, 2000 gives a general definition of the CRE’s mission. The Energy Regulatory Commission contributes, to the benefit of end consumers, to the correct operation of electricity and natural gas markets. In particular, it assures that the conditions for access to electricity and natural gas transmission and distribution networks do not inhibit the development of competition. Also, for electricity and natural gas, it supervises the transactions carried out between suppliers, merchants and producers, transactions executed on organized markets, as well as trans-border exchanges. It ensures the consistency of the offers from suppliers, merchants and producers with their technical and economical restrictions.”

The CRE has both advisory powers (power to recommend and issue an opinion), and decision-making powers (approval power and regulatory power).

The CRE recommends to the Ministers for the Economy and Industry tariffs to use the public transmission and distribution networks, the charges attributable to public service commitments assigned to power producers, and the net amount of the related contributions. The NOME law stipulates that, starting in 2013, the price of the ARENH will be defined on proposal by the CRE. The same law provides that with the expiration of a period of five years following publication, the regulated tariffs and the transfer tariff will be set by CRE proposal. The CRE also has important information and investigation powers, as well as the authority to settle disputes and to apply penalties, which the law of December 7, 2006 granted to an ad hoc committee within the commission: the Dispute Settlement and Sanctions Committee (CoRDIS), which is composed of members of the Conseil d’Etat and of the Cour de cassation.

The missions and powers of the CRE are likely to be the modified to take into account the provisions contained in Directive 2009/72/EC of July 13, 2009 concerning national regulatory authorities (see section 6.5.4.5.2.1 (“The “Energy Package”)).

Furthermore, Regulation (EC) 713/2009 of the European Parliament and Council of July 13, 2009, establishes an Agency for the Cooperation of Energy Regulators (ACER). As community body with a legal personality, ACER will issue opinions on all questions about energy regulators, will participate in the creation of grid codes in the electricity and gas sector, and can make decisions relating to trans-border infrastructures (see also section 6.5.4.5.2.1 (“The Energy Package”)).

6.5.2 Legislation governing the gas market

6.5.2.1 Community legislation

On June 22, 1998, the European Parliament and the European Council passed European directive 98/30/EC, intended to establish a European gas market in the Member States. This directive was repealed by European directive 2003/55/EC dated June 26, 2003 relating to common rules for the European natural gas market, which accelerated the opening of the natural gas markets to competition by stipulating that this opening would be extended to all customers starting July 1, 2007.

New rules aimed at improving the operation of the internal natural gas market were defined in Directive 2009/73/EC of the European Parliament

1.

In a deliberation dated October 7, 2010 published in the Official Journal on January 6, 2011, the CRE indicated that, in order to completely compensate for the charges of public electricity service, the CSPE should amount to 12.9 euros/MWh in 2011, of which 9.3 euros/MWh will cover the charges of provisional public service charges for 2011 and 3.6 euros/MWh in order to cover the adjustment for the 2009 year and the remaining balances.

and Council dated July 13, 2009, for which the deadline for transposition was March 3, 2011.

This directive establishes, in particular the general terms for the organization and operation of the natural gas sector, rules relating to transmission, distribution, supply and storage of natural gas, and the measures and conditions for third-party access to the facilities and networks in question.

Article 4 of French Law 2011-12 of January 5, 2011 containing various provisions to adapt the legislation to the law of the European Union authorized the government to take the necessary measures by order, within six months from the date of the promulgation of the law, i.e., before June 5, 2011, to transpose Directive 2009/73/EC and repeal Directive 2004/55/EC. A bill was submitted for review to the Conseil supérieur de l’énergie (CSE, the French higher energy council) in March 2011 and then forwarded to the French administrative Supreme Court (Conseil d’État).

Added to this document is regulation (EC) 715/2009 of the European Parliament and of the Council dated July 13, 2009 on conditions for access to the natural gas transmission networks. It repeals Regulation (EC) 1775/2005 as of March 3, 2011.

6.5.2.2 French legislation

Directive 98/30/EC cited above was transposed into French law by Law 2003-8 of January 3, 2003, governing the gas and electricity markets and public energy service, as amended and supplemented by French Law 2004-803 of August 9, 2004, by the LPOPE Law dated July 13, 2005 concerning energetic policy orientation and Law 2006-1537 dated December 7, 2006 relating to the energy sector. European directive 2003/55/EC was transposed into French law primarily by the Law of August 9, 2004 and the Law of December 7, 2006.

Law 2003-8 of January 3, 2003

Access to natural gas networks

This law provides that eligible customers, suppliers and their agents have a right to access natural gas transmission and distribution infrastructures, and LNG facilities, under the terms and conditions set forth in an agreement with the operators.

Natural gas network operators must refrain from any discrimination among users or categories of users.

Eligible customers

The French Law of January 3, 2003 provides, in particular, that eligible customers have the option to be supplied with natural gas by the supplier of their choice.

Since July 1, 2007, in accordance with the European Directive 2003/55/EC, confirmed by Directive 2009/73/EC, and pursuant to the Law of December 7, 2006 concerning the energy sector, all customers have been able to freely choose their supplier.

The result of the provisions of Article 66-1 of the Law of July 13, 2005, as worded after the NOME law, that domestic and non-domestic customers consuming less than 30,000 kWh per year may benefit, at their request, and without conditions of regulated tariffs.

A customer whose consumption exceeds 30,000 KWh per year can benefit from regulated gas tariffs for a site only provided that the customer or its predecessor on this site had not exercised eligibility for this site.

Domestic clients eligible for the special “Basic necessity” rate for electricity, benefit, at their request, for part of their consumption, from a special solidarity rate applicable to the supply of natural gas and related services. The conditions for application of this provision are fixed by Decree 2008-778 of August 13, 2008 governing the supply of natural gas at the special solidarity rate. The additional costs resulting from supply at this rate are offset by a contribution due by the natural gas suppliers, based on the quantities of natural gas sold by these suppliers to end users.

Suppliers

French law defines suppliers as persons who (i) are established in the territory of a Member State of the European Union or in the territory of another State pursuant to international agreements, and (ii) hold a license issued by the Minister for Energy.

EDF is licensed to operate as a natural gas supplier to non-residential customers that do not provide a service of general interest, pursuant to an order of the Deputy Minister of Industry, dated September 14, 2004, and pursuant to an order dated August 9, 2005, to non-domestic customers that provide a service of general interest as well as to gas distributors and suppliers and to residential customers since an order dated June 15, 2007.

Transmission and distribution of natural gas

The French Law of January 3, 2003 provides, in particular, that carriers and distributors must ensure the safety and efficiency of their network and the balance of natural gas flows, taking into account technical constraints.

Determination of tariffs

The tariffs for using the transmission and distribution networks and LNG facilities, and the regulated tariffs for the sale of natural gas are determined on the basis of public, objective, and non-discriminatory criteria taking into account the type of service and the associated costs, jointly by the Minister of Economy and the Minister for Energy on the recommendation of the CRE.

The tariffs for using the natural gas public distribution networks of Gaz Réseau Distribution France (GrDF) came into effect on July 1, 2008, for a period of four years pursuant to the order dated June 2, 2008, as amended by the order of June 24, 2009, approving the CRE tariff recommendation of February 28, 2008. The tariffs for using the natural gas transmission networks became effective on January 1, 2009, pursuant to the order dated October 6, 2008, approving the CRE tariff recommendation of July 10, 2008.

Decree 2009-1603 of December 18, 2009 modifies the conditions for the determination of regulated tariffs for the sale of natural gas. This decree sets out the principle of covering the costs of each supplier by requiring the Ministers for the Economy and Energy to establish a tariff formula for each supplier that determines the average cost of supply. The Ministers in question will set rate schedules that may be modified during the year by the operators, after petitioning the CRE, to reflect changes in their supply costs.

Underground storage and third-party access to natural gas stocks

The French law dated January 3, 2003 requires all suppliers to hold, on October 31 of each year, directly or indirectly through an agent, sufficient inventories of natural gas in France to meet, for the period between November 1 and March 31, its direct or indirect contractual obligations to residential customers and other customers that are charged with public service obligations or that have not contractually accepted interruptible gas supply.

Decree 2006-1034 of August 21, 2006, as amended by Decree 2010-129 of February 10, 2010, specifies the laws and regulations applicable to underground storage of natural gas.

Control and penalties

The law dated January 3, 2003 grants authority to the Minister for Energy and the Minister of the Economy to investigate the regulation of the gas market. The Minister for Energy may also levy a fine, or withdraw or suspend a license to supply natural gas.

6.5.3 Public electricity distribution concessions

Concession system

In accordance with Article 6 of the Law of June 15, 1906, public distribution of electricity is operated under the system of public service concessions. This system was maintained by the Law of April 8, 1946, which transferred the existing concessions to EDF and maintained the rights of the non nationalized distributors (NNDs). It was then confirmed by the laws of February 10, 2000 and August 9, 2004 as amended by the Law of December 7, 2006. Pursuant all these laws, the licensing authorities organize the public electricity distribution service through concession agreements and specifications which set forth the rights and obligations of the authority, in its capacity as licensor, and the licensee, respectively. The licensors are most often public establishments for inter-municipal cooperation, or even the department level.

The separation of supply and network operations imposed by Directive 2003/54/EC and confirmed by Directive 2009/72/EC of July 13, 2009, led to the identification by the law of December 7, 2006 of two separate public service missions: first, the supply at regulated tariffs assigned to EDF and the NND in their exclusive service zones and, second, the development and operation of the public electricity distribution networks assigned to EDF and the NND in their service zones, and to EDF for zones not interconnected to the metropolitan continental network. Article 14 of the Law of August 9, 2004 provides that the signature of new contracts, amendments and renewals of the concession agreements must be executed by three parties: the public entity granting the concession, the distribution network manager (for the provisions relating to management of the public distribution network) and by EDF (or the territorially competent NDD) with respect to supply at regulated tariffs. The current contracts are deemed to have been signed jointly by these three entities.

Rights of the licensing authorities

The rights of the concession authorities are detailed in Section 6.2.2.2.4 (“Concessions”), above.

6.5.4 Regulations applicable to the environment, nuclear facilities, health, hygiene and safety

EDF’s business in France, as well as in other countries where EDF operates, is subject to regulations related to the environment, nuclear power, health, hygiene and safety. Compliance with these increasingly stringent and continually changing regulations exposes the Group to significant costs.

6.5.4.1 Regulations applicable to classified facilities for the protection of the environment (ICPE)

Licenses

The EDF group’s business in most countries where it operates is subject to obtaining permits or licenses, or to the completion of formalities prior to operations. These obligations notably stem from regulations related to the environment, urban planning, health, hygiene and safety.

Some facilities operated in France by EDF, mainly fossil-fired power plants, are subject to the legislation on Classified Facilities for the Protection of the Environment (ICPE). Pursuant to the provisions of the French Environmental Code, facilities which may present dangers or inconveniences, mainly to public health and safety, are subject, depending on the magnitude of the dangers or disadvantages presented by their use, either to a prior declaration or to an authorization. In the second case, the authorization to operate will take the form of an order from the prefecture issued after consultation with various bodies and a public inquiry, containing specific operating requirements.

In addition to the ICPE authorization or declaration rules, Regulation 2009-663 of June 11, 2009 on the registration of certain classified facilities for environmental protection, amended the Environmental Code by creating a third class of facilities: facilities subject to a simplified authorization “under the registration name” (Article L. 512-7).

The ICPE regulations also require, when a facility is taken out of service, the restoration of the site, depending on the expected use of the land.

ICPEs are placed under the control of the Prefect and the Regional Departments for Environment, Development and Housing (DREAL), which are responsible for organizing inspections of classified facilities. If the operator of an ICPE fails to comply with the instructions imposed on its operations, and regardless of any potential criminal proceedings, the prefect may impose administrative penalties, such as the deposit of a sum equal to the cost of the work to be done to make the facilities compliant, forced execution of the measures prescribed by order, suspension of operations, or a proposal for the shutdown or removal of the facility by decree rendered upon review by the French administrative Supreme Court (Conseil d’État).

Health and safety provisions

The safety provisions in the ICPE regulations require, prior to the authorization of a facility, the completion of a study of possible health and safety impacts, which includes an analysis of the risks of accidents, as well as the appropriate measures to reduce the probability and impacts of these accidents.

A project for creating an ICPE subject to authorization must also be the subject of a public inquiry regarding any effects it might have on public health, safety and well-being and on the protection of the environment.

In addition to technical requirements for the protection of health and safety, the authorization order may also impose on the operator of a classified facility the preparation of an Internal Operation Plan (POI) to define the organizational measures, response measures and the necessary resources to protect employees, the population and the environment in the event of an accident.

6.5.4.2 Special regulations applicable to nuclear facilities

EDF is subject in France to Law 2006-686 of June 13, 2006 concerning transparency and security in the nuclear field (“TSN law”), which defines the main provisions applicable to Basic Nuclear Facilities (“INB”). The law created the Nuclear Safety Authority (“NSA”), an independent administrative authority, which takes over a large part of the functions previously assigned to the Direction Générale de la Sûreté Nucléaire et de la Radioprotection (DGSNR), with the ministries retaining authority over the issuance of the principal authorizations and the development of general regulations. Pursuant to this law, Decree 1228 of December 11, 1963 on nuclear facilities was repealed and replaced with Decree 2007-1557 of November 2, 2007 governing basic nuclear facilities and control, in the areas of nuclear safety and the transport of radioactive substances.

The TSN law provides, in particular, that the establishment of a basic nuclear facility is authorized, following a public inquiry, by a decree of the Prime Minister issued after an opinion from the French NSA and on the report by the Minister for Energy. Thus authorizing decree defines the perimeter of the facility, the nature and capacity of the facility, sets the time by which those facilities should be commissioned, and the frequency of safety inspections if not equal to 10 years and, finally, imposes essential elements which ensure the protection, in particular, of health and public safety, of nature and of the environment. This commissioning authorization is granted by the NSA. A safety inspection assesses the compliance of the facilities with the applicable regulations and updates the assessment of the risks that the facility poses to the interests mentioned above. The operating life of a basic nuclear facility is usually not defined by regulation although there is no reason it cannot be.

In addition, the conditions for water pumping, liquid and waste discharges, whether radioactive or not, which could cause atmospheric pollution or specific odors, as well as the associated limits will be set in accordance with the authorization decree, by decisions of the NSA, subject to the approval by the Minister for Energy on decisions setting the limits.

The NSA will also issue instructions in accordance with the creation authorization decree, to prevent or limit the effects of any incidents, to define individual and collective means to protect residents, limit noise annoyances and manage the waste generated by or stored in the facilities.

Rules for the safety and inspection of nuclear facilities

EDF’s nuclear facilities are subject, as soon as they are established, to nuclear safety regulations. Thus, the application for an authorization includes a preliminary safety report which consist of, for what concerns INB the measures taken to reduce the risks inherent in a basic nuclear facility and to limit the consequences of any accident, a study of the impact of facility on the environment and health, a decommissioning plan and a risk management study. INBs must also comply with the general rules defined by ministry order for the protection against safety, health sanitary, natural and environmental risks. An Internal Emergency Plan (PUI) specifying the organization and resources to be implemented in the event of an accident must be established by the operator. In addition, the operator must also prepare an annual report, submitted to the committee for hygiene, safety and working conditions (“CHSCT”) and published, describing the measures taken in terms of nuclear safety and radiation protection. Moreover, any accident or incident, nuclear or not, which has or may have significant consequences for the safety of an INB must be declared immediately to the NSA, which will ensure the adoption of appropriate measures to correct the accident or incident and to avoid the repetition of such an accident or incident.

The NSA can make technical regulatory decisions to complete the application conditions of the decrees and orders issued in nuclear safety and radiation protection fields. These decisions are subject to the approval of the relevant ministers.

The TSN law also includes provisions concerning public information and transparency, such as the creation of a high Committee for transparency and information on nuclear safety or the possibility for any person to ask the operator directly for information on the risks to the safety of its installation.

Finally, increasingly stricter administrative and criminal penalties have been created to sanction nuclear facilities operators who do not comply with their legal and regulatory obligations, such as three years of imprisonment and a €150,000 fine if the facility is operated without authorization, or one year of imprisonment and a €30,000 fine if radioactive substances are transported without authorization.

Decommissioning nuclear facilities

The final shutdown and decommissioning of a basic nuclear facility are authorized by decree after opinion from the NSA. This agency defines the requirements for decommissioning and the decree will define the decommissioning characteristics and execution time. Once the decommissioning has been completed, the operator sends the NSA a decommissioning request. Subject to the procedure provided by the INB decree, the NSA will issue a declassification decision which will be subject to approval.

Radioactive waste

The EDF group’s business is subject to French regulations for the handling, storage and long-term management of nuclear waste. EDF is legally responsible for the nuclear waste resulting from its operations. In France, radioactive waste is managed by the National Agency for Radioactive Waste Management (ANDRA), an industrial and commercial public entity (“Etablissement Public à Caractère Industriel et Commercial”) created by the French law of December 30, 1991.

The method for the storage of nuclear waste in France depends on its degree of radioactivity and its nuclear activity period. In addition to certain temporary storage on EDF sites, very low-level waste produced by EDF (for example, concrete or metal waste left over after decommissioning a nuclear power plant) is stored on an ANDRA site opened in 2003. Short life, low-or medium-level waste that is produced by EDF’s operations is stored above ground at the ANDRA’s Aube storage

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center (see section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”)). Long life, high-level waste produced from the treatment of spent fuel is vitrified and stored temporarily at the AREVA NC (formerly Cogema) center in The Hague pending the adoption of a long-term management solution (see section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”) above). Long life, medium-level waste (for example, from shells, nozzles, sheeting, etc.) is either cemented or compacted and confined in stainless steel containers. They are currently in intermediate, temporary storage pending a final decision concerning long-time management (see section 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”)).

The National Commission for the evaluation of research concerning the management of radioactive waste presented its final evaluation report on January 18, 2006. The report opts for “reversible deep geological underground storage” as the reference for final management of ultimate waste, even if the conditions for a possible final decision on storage had not yet been met. Following the adoption of program law 2006-739 of June 28, 2006 concerning the long-term management of radioactive materials and waste, research and studies concerning long life high and medium level waste are being carried out in the following three complementary areas:

•

separation and transformation of long-life radioactive elements, in order to obtain, by 2012, an evaluation of industrial prospects of these segments and to commission a new prototype facility before December 31, 2020;

•

reversible storage in deep geological layers: choice and design of a storage center, for which an authorization request should be reviewed in 2015 and, subject to authorization, should be commissioned in 2025;

•	storage: in order to create new storage facilities or modify the existing facilities no later than 2015.

The question of what option should be retained in France regarding the management of long-life high-level waste was the subject of a public debate organized by the “Commission Nationale du Débat Public” (“CNDP”). The reports of this debate, as well as the conclusions of the Chairman, were published on January 27, 2006. The CNDP’s most remarkable contribution is the appearance of a new possible strategy which includes both the continuation of tests on geological storage and the creation of a long-term storage prototype.

In addition to the study of the additional three methods noted above, the program law of June 28, 2006 provides that a national management plan for radioactive materials and waste, updated every three years, prepare an assessment of the existing management methods and identify the foreseeable needs in temporary and permanent storage. It specifies that a storage center in deep geological layers is a basic nuclear facility whose creation and authorization by decree in State Council is preceded by a public debate. This law also defines the organization and the financing of radioactive waste management. Finally, it also provides for the framework for the evaluation and coverage of the costs to decommission basic nuclear facilities and for the management of spent fuels and radioactive waste. In particular, the assets assigned to cover provisions cannot be used for any other purpose by the operator, and should be subject to a separate accounting. The implementation of these provisions will be controlled by the administrative authority, which consists of the Minister of the Economy and the Minister for Energy, and the authority itself is subject to a National Commission for the evaluation of financing of INB’s decommissioning costs and for the management of spent fuels and radioactive waste.

In France, the shipment of radioactive waste is subject Articles L. 1333-1 et seq. of the French Defense Code, governing the protection and control of nuclear materials, and the regulations for the international and national transport of hazardous goods, under the control of the NSA. The NSA conducts a critical analysis of the safety files submitted by applicants to obtain approval for their package model. The objective of these regulations is to prevent the loss or disappearance of packages containing nuclear materials during transport, and to ensure human and environmental safety, while controlling the risks of contamination by packages containing nuclear materials.

Decree 2007-243 of February 23, 2007 on securing financing of nuclear costs, which has applied since June 29, 2007, sets forth the terms and conditions for implementing the program law of June 2006.

Accordingly, the operator evaluates costs in five categories (costs to decommission nuclear facilities, costs to manage spent fuel, etc.) which are divided into operations defined on the basis of a nomenclature defined by order of the administrative authority. The costs are evaluated according to a method based on an analysis of the different options reasonably possible for the operations and, on this basis, make a prudent choice of a reference strategy.

The discount rate, used for the calculation of provisions, is determined by the operator and must not exceed either the expected rate of return on the hedging assets managed with a sufficient safety and liquidity to meet their purpose, or a ceiling determined by order of the administrative authority.

Different kinds of hedging assets are acceptable, within a certain percentage, such as bonds, claims or securities issued or guaranteed by a member State of the European Community or the OECD, or stocks, shares or other equity securities in companies with headquarters in Member State of the European Community or the OECD.

Property assets, instruments and securities representing claims, deposit accounts must be kept or opened in France. The operator must keep a permanent inventory of the hedging assets and transmit a summary report every three-months to the administrative authority. The operator’s Board of Directors determines the framework for creating and managing hedging assets based on the purpose of the assets and the principles of prudence and distribution of risks.

In addition, a Committee should be created by the Board of Directors which is responsible for reviewing and issuing an opinion on the framework of the policy for creating and managing hedging assets, as well as a permanent procedure for the internal control of the financing of the costs and, in particular, evaluation and management of the hedging assets.

Finally, a report is filed with the administrative authority and the NSA every three years, with a copy to the Statutory Auditors, which includes the valuation of the costs, the methods used for the calculation of provisions, and the composition of the assets. The administrative authority can require any additional supporting documents, have an external entity conduct a study, or require an expert valuation of the assets at operator’s expense.

During the second quarter of 2010, the European Commission launched a large consultation within the European Union on whether to adopt community legislation on the management of spent fuel and radioactive waste. A large majority of European citizens were in favor of such legislation, independently of the presence of nuclear power stations in their countries.

The European Commission then published its proposed directive on the management of spent fuel and radioactive waste on November 3, 2010. This bill, which will be adopted pursuant to the Euratom Treaty, under which the European Parliament does not have co-decision-making authority, provides for the implementation of a national waste management plan and presents deep geological storage as the safest and lasting option for the management of long-life high-level waste. In this respect, the proposed directive considers the possibility of creating storage facilities shared between several States, on a voluntary basis. The bill will be reviewed in the coming months by the member States and the various European institutions for probable adoption during 2011.

Radiation protection regulations

In France, the French Public Health Code states that all nuclear activities containing a risk of exposure of persons to ionizing radiation fall under the authority of the French Nuclear Safety Authority (NSA). General protection of the population against radiation is based mainly on the subordination of any nuclear activity to a declaration or authorization. Authorizations issued for the establishment of a basic nuclear facility as described is such authorization. French Decree 2002-460 of April 4, 2002 relating to the protection of persons against the dangers of ionizing radiation, which transposes the provisions of European directive 92/29/EURATOM of May 13, 1996 and European directive 97/43/EURATOM of June 30, 1997, sets the maximum exposure by the general public at 1 mSv per year.

French regulations relating to the protection of workers against the dangers of ionizing radiation, based on European directive 96/29/EURATOM and on French Decree 2003-296 of March 31, 2003, specifically impose a limit on exposure of workers to ionizing radiation of 20 mSv for 12 consecutive months.

A circular dated April 21, 2010, concerning the measures to prevent the risks of exposure to ionizing radiation addressed to the control agents for protection of workers specifies all the provisions concerning workers exposed to ionizing radiation.

To ensure the transposition of Directive 2003/122/EURATOM of December 22, 2003 on the control of high-level sealed radioactive sources and orphan sources, and to introduce changes resulting from the Law of June 13, 2006 on transparency and safety in the nuclear field, the regulatory section of the Public Health Code was amended by Decree 2007-1582 of November 7, 2007 on the protection of individuals against the dangers of ionizing radiation.

A EURATOM directive on basic standards currently planned will replace and update the existing directives taking into account the international standards developed in recent last years by the experts of the International Committee on Radiation Protection and the International Atomic Energy Agency. Its effects on the regulations in force are still difficult to evaluate, as the European Commission has not yet presented its formal proposal, which is expected in the second half of 2011.

Civil liability of nuclear facility operators

A number of international agreements govern the civil liability of nuclear facility operators, in particular the Paris Convention of July 29, 1960 on Third-Party Liability in the Field of Nuclear Energy and the Brussels Convention of January 31, 1963, which complements the Paris Convention. These two conventions are applicable in the signatory countries that have ratified them, including France and the United Kingdom, countries in which the Group operates nuclear facilities (in France, through EDF; in the United Kingdom, through EDF Energy). In France, pursuant to these conventions, nuclear civil liability is governed by Law 68-943 of October 30, 1968, as amended.

The Paris Convention institutes a special liability system, which has the following characteristics:

•	damages covered: repair of any damage to persons and property;
•	type of liability: objective liability, i.e. even in the absence of operator fault;
•

exemptions: the operator is not liable for damages caused by a nuclear accident if such accident is due directly to acts of armed conflict, hostilities, civil war, insurrection or a natural disaster of an exceptional nature. Acts of terrorism do not constitute an exemption;

•

responsible person: the principle of channeling liability to one person or entity: the operator of the nuclear facility where the nuclear substances that caused the damage are held or where they originated;

•

limits of liability: the operator’s liability may be limited both in its amount and duration by national legislation, provided this complies with the common minimum liability amount as set by the Conventions:

–

if the facility is in France, the operator’s liability is limited to approximately €91.5 million per nuclear accident in a facility and to approximately €22.9 million per nuclear accident during transport. The time granted to make a claim for compensation is 10 years from the date of the accident,

–	over and above the maximum amount for which the operator is liable, the State in which the accident occurred will be responsible for compensation of victims up to a maximum of €228.6 million,
–	over and above this amount, member States that are signatories of the Brussels Convention (including France) contribute collectively to compensation up to a ceiling of €381.1 million;
•

financial guarantee: there is an obligation of insurance or financial guarantee by the operator up to the fixed liability amounts, in order to guarantee the availability of funds. This insurance or financial guarantee must be approved by the State in which the insured or guaranteed facility is located. EDF has opted for insurance and is in compliance with the current coverage requirements (see section 4.2.3 (“Insurance”)).

Protocols amending the Paris Convention and the Brussels Convention were signed on February 12, 2004. They require the availability of compensation amounts which are much greater, in order to cover a greater number of victims and types of collateral damage. The operator’s liability is accordingly at least €700 million per nuclear accident in a facility and €80 million per nuclear accident during transport. The State where the nuclear facility responsible for the damages is located will be liable for amounts above the €700 million for which the operator is liable, up to a maximum amount of €1,200 million. Above this amount, the States that are parties to the Brussels Convention will be liable up to a maximum amount of €1,500 million. In addition, for physical injury only, the time granted to claim compensation will change from 10 years to 30 years from the date of the accident. Another important change is the introduction of a detailed definition of the concept of “nuclear damage”, which includes non-economic loss, the cost of preventive measures, the cost of restoring a damaged environment and certain other losses resulting from damage to the environment. Finally, the amending protocols provide that exemptions of an operator’s liability are limited to cases of armed conflict, hostilities, civil war or insurrection (natural disasters no longer entitle the operator to an exemption).

These new provisions were transposed into French law by the above mentioned TSN law of June 13, 2006. These provisions will, however, only be applicable on the effective date of the amending protocols, i.e., when at least two-thirds of the 16 signatory States will have ratified them; it is specified that the 13 member States of the European Union are in addition required to file their ratification instruments together. As of December 31, 2010, only seven States, including six from the European Union, out of 16 have transposed the provisions of the protocols into their laws and are ready to file their ratification instruments. France has adopted a law permitting ratification of both protocols (Law 2006-786 of July 5, 2006) but has not yet filed the corresponding ratification instruments.

6.5.4.3 Regulations applicable to other generation methods used by the Group

Specific regulations for fossil-fired generation

The EDF group’s fossil-fired generation business is subject in France to the regulations relating to ICPEs. EDF’s fossil-fired facilities must also comply with specific regulations relating to the quality of the air, adopted mainly as a result of European Directive 2001/81/EC of October 23, 2001 on national emissions ceilings for certain atmospheric pollutants (NEC directive), and European Directive 2001/80/EC of October 23, 2001 relating to the limitation of emissions of certain pollutants into the air from large combustion plants (LCP directive) (see section 6.5.4.5 (“Principal draft regulations likely to have an effect on the EDF group’s business”) for a description of these specific regulations).

Exemptions are possible for facilities working at most 20,000 hours between 2008 and 2015 and a pollutant emissions reduction plan (SNR) is also stipulated which could allow pooling discharges from grouping several facilities and therefore give increased flexibility. European directive 2003/105/EC dated December 16, 2003 (called Seveso 3), was transposed into French law by Decree 2005-989 of August 10, 2005 (higher thresholds) and by the order dated September 29, 2005 (lower thresholds). It amends the European Council directive 96/82/EC concerning the management of risks related to major incidents involving dangerous substances (called the “Seveso 2” directive) and could have a significant impact on EDF group’s activities. In particular, this directive reduces the level of authorized quantities of carcinogenic and/or environmentally dangerous substances for facilities that generate, use, or store such substances. Accordingly, some of EDF’s fossil-fired power plants could be subject to more stringent rules for Seveso facilities and therefore be required to meet stronger obligations in terms of safety and financial guaranties.

Specific rules for hydropower facilities

Hydropower facilities are subject in France to the rules established by the French law of October 16, 1919, as amended. They require concessions granted by the Prime Minister (for facilities generating more than 100 MW) or by the préfet (for facilities generating between 4.5 MW and 100 MW), or prefecture authorizations (for facilities under 4.5 MW), (see section 6.2.1.1.4.4 (“Current and future hydropower generation issues”) concerning hydropower concessions).

EDF’s hydropower generation business is subject to water regulations. Such regulations cover variations in water levels and flow rates, and the safety of areas in the vicinity and downstream of the hydropower facility (see section 6.5.4.4 (“Other regulations on the environment, health, hygiene and safety”)).

Conditions for the renewal of hydropower concessions

Decree 94-894 of October 13, 1994, as amended by Decree 2008-1009 of September 26, 2008, adopted to implement the Law of October 16, 1919, specifies the conditions for the award or renewal of a concession. This decree includes the conditions for implementation of French law 93/122 of January 29, 1993 (known as the Sapin Law), which requires, for public service authorizations, a competitive bid tender procedure. The former preferential right for the incumbent licensee was eliminated by the Corrective Finance Act for 2006 because it was not compatible with competitive bidding.

The hydropower concessions, at the time of renewal, are subject to an annual royalty indexed to the revenues from sales of electricity produced by the conceded hydropower structures, which is paid to the French State and allocated in part to the department in which the water courses used are located. The “Grenelle I” planning law dated August 3, 2009 provides for the possibility that the amount of the royalty might be capped above the threshold of 25% set by the Corrective Finance Law for 2006. The “Grenelle II” law of July 12, 2010 stipulates a ceiling, set case by case, by the licensing authority, as part of within each competitive situation. A portion of the proceeds of this fee would also be allocated the communities concerned.

Decree 2008-1009 of September 26, 2008 sets the rules and procedures for a hydropower concession request in a competitive market. It determines 3 criteria for the choice of the future concession holder: guarantee of the energy efficiency of the operation of the waterfall; respect for balanced management of water resources; best economic and financial conditions for the licensor or conceding authority. The new procedure for the designation of a concession holder will now be 5 years (compared with 11 years currently).

Specific regulations for renewable energy

The Climate Package is the source of a set of measures aimed at assuring that, by 2020, the EU will achieve the objectives of a 20% reduction of greenhouse gas emissions (GHG), a 20% improvement in energy efficiency and a 20% portion of renewable energy in energy consumption.

One of the five documents making up the Climate Package and published in the Official Journal of the French Republic is Directive 2009/28/EC concerning the promotion of energy use from renewable sources, called the REN directive. The directive divides the 20% EU target of energy from renewable sources among Member States, taking into account the national energy mix, the potential of each State, and GDP.

France has been assigned a goal of 23% of energy generated from renewable sources in the final gross energy consumption.

By 2010, each Member State had to adopt a national action plan detailing appropriate measures to achieve its targets, and a road map for meeting objectives for renewable energy.

The French plan for renewable energy, which repeats the goals of the Multi-annual Investment Plan (PPI), was sent to the European Commission in September, 2010.

Specific rules for the generation of wind energy

In France, the construction of wind farms requires, pursuant to Articles R. 421-1 and 421-2 of the Urban Planning Code, a construction permit for wind farms with a height equal to or greater than 12 meters. Additionally, pursuant to Article L.533-2 of the Environmental Code, the establishment of one or more wind farms requires a prior public investigation and an impact study when the height of the mast exceeds 50 meters. An impact notice is nevertheless required when the height is lower.

The Grenelle 2 law of July 12, 2010 known as Grenelle II, subjects wind power farms to the regulations for ICPEs. However, the application of this new system is progressive. Moreover, the aforementioned law expressly stipulates that the delivery of an operating authorization requires a distance of 500 meters between the facilities and buildings used as housing, inhabited building and zones intended for housing defined in the urban documents in force as of July 13, 2010.

Finally, Article L.553-3 of the Environmental Code provides that the operator of a wind farm, or in the event of default, the parent company, is responsible for its decommissioning and site restoration, as soon as operation is terminated, whatever the reason for ceasing the activity. For this purpose, the operator or owner company is required to establish financial guarantees at the start of production, and for the following accounting years.

6.5.4.4 Other regulations relating to the environment, health, hygiene and safety

Environmental regulations

“Grenelle 1” law

The planning law no. 2009-967 for the implementation of the Grenelle Environmental Project, known as “Grenelle I” was adopted almost unanimously on August 3, 2009.

The document sets out a number of environmental commitments and objectives for the medium and long term, including the reduction of greenhouse gas emissions, energy efficiency, the development of renewable energy sources, the protection of biodiversity and natural environments, the prevention of risks to health and the environment and waste management. Furthermore, the law reinforces the role of environmental organizations and information and contains several clauses relating to corporate governance.

The majority of the provisions, however, remains outside of normative scope, and the strategies and objectives defined by the legislator are operationally defined in the national environmental commitment law known as “Grenelle II”, adopted on July 12, 2010.

“Grenelle 2” law

French law 2010-788, known as Grenelle 2, defining the national commitment for the environment was adopted on July 12, 2010. A number of its provisions impact EDF’s activities. They notably include the following:

•	to allow a balanced development of the different renewable energy industries, the law sets up new national planning instruments, led by regional climate, air and energy plans;
•	in the area of biodiversity protection, the establishment of green and blue belts is to compensate for the loss of biodiversity by connecting protected natural spaces and creating ecological corridors between these spaces. Several articles are devoted to the definition of a national strategy for the sea and coastline, the aim of which is to achieve the good ecological condition of water defined in directive 2008/56/EC of June 17, 2008 establishing a framework for community action by 2020, in the framework of the marine environmental policy by 2020;

•

led by the desire to prevent industrial risks, the legislator particularly strengthens the ICPE legal system (wind power farms subject to ICPE regulations, modification of some deadlines for objection, the possibility of creating site monitoring committees in certain geographic areas that contain several of these risks and pollutions, etc.);

•

in governance, the law extends the social and environmental reporting obligation of companies. The scope of the information obligation on the manner in which the company takes into account the social and environmental consequences of its activity is expanded to certain unlisted companies based on threshold triggers (balance sheet, number of employees). In addition, companies that establish consolidated financial statements will have to provide in their management report their own social and environmental information and also information on all of their subsidiaries as defined by Article L.233-1 of the French Commercial Code, or the companies which they control, as defined by Article L.233-3 of the French Commercial Code. In certain cases, individualized information will be required in addition to the consolidated information: when the subsidiaries and affiliates or controlled companies are established on French territory and they include authorized or registered ICPEs, information must cover each one when they cannot be consolidated;

•

as of fiscal years ended December 31, 2011 for listed companies and December 31, 2016 for all companies concerned, the verification of the data (social and environmental consequences as well as social commitments to sustainable development) will have to be assigned to independent third party organizations which will issue an opinion to be sent to the Annual Shareholders’ Meeting or Partners’ Meeting, concerning the inclusion of required legal and regulatory disclosures. As of the filing date of this reference document, the implementing decree has not been published yet.

Environmental liability law

The law of August 1, 2008 on environmental liability transposed EC directive 2004/35/EC dated April 21, 2004, into law. The new measures transposed in Articles L.160-1 to L.165-2 of the Environment Code) promote the prevention and repair of serious environmental damage to water, soil and biodiversity. The repair is only environmental and must allow the natural environment to return to its previous state or an equivalent state. The new measures do not modify the legal third-party legal regime of liability which otherwise remain in effect. Certain provisions were clarified by Decree No. 2009-468 of April 23, 2009 (Articles R.161-1 et seq. of the French Environmental Code).

The law concerning water and the aquatic environment

The law concerning water and the aquatic environment of December 30, 2006, which is primarily intended to restore the ecological quality of water ways and improve water management, includes several provisions that could concern EDF, but also includes in water management policy the challenges related to electric supply security and hydroelectric generation.

Accordingly, certain restrictions are increased, primarily due to the increase in the minimum rate of flow downstream of dams, the possibility of amending or canceling the operation permit if significant disturbances are caused to certain migrating fish by the operation of the site, or changes in water ways classifications to prevent the construction of new sites or set new requirements when permits are renewed. Nevertheless, the minimum rate flow system may be less stringent in certain cases, including sites contributing to peak production and administrative procedures are also simplified, which will facilitate the installation of additional hydroelectric equipment.

The legislation also expanded the legal scope of certain water management documents: the Water Development and Management Plans have become actual regulations which can be enforced against all parties and may contain standards regarding the quality or quantity of water.

Due to the declining population of European eels, a species considered to be critically endangered, Regulation No. 1100/2007 of September 18, 2007 instituted measures to restore the eel stock. This regulation took effect on September 25, 2007 and applies directly without implementing measures. It required each member state to prepare, by December 31, 2008, management plans for the eel population for each river basin concerned. The purpose of the management plans is to reduce mortality levels caused by human activities and ensure an escapement rate to the sea of at least 40% of the eel biomass. Among the measures listed in the Regulation, management plans may include structural measures to allow eels to cross rivers and to improve habitats in streams and the temporary shut-down of hydropower plant turbines.

The national management plan, incorporating the measures taken on each river, was approved on February 15, 2010 by the European Commission.

Marine strategy

Directive 2008/56/EC of the European Parliament and Council of June 17, 2008 establishing a framework for Community action in the field of marine environmental policy (the “Marine Strategy Framework Directive”) aims to protect and preserve the marine environment and provides for Member States to define strategies for European marine waters with the goal of achieving a healthy ecological state of the marine environment by 2020, as well as monitoring programs and various measures. Some of EDF’s generation facilities (offshore wind turbines, seaside power plants or even inland power plants if they could directly or indirectly affect the marine environment) could eventually be subject to new restrictions, particularly under environmental strategy papers on maritime constructions.

PCB and PCT

The Group is subject to regulations relating to polychlorobiphenyls (PCB) and polychloroterphenyls (PCT) in the various countries where it operates, mainly in Europe.

European directive 96/59/EC of September 16, 1996 requires an inventory of equipment containing PCB and PCT, together with a national plan for decontamination and the gradual elimination of these substances, which are principally found in certain electricity transformers and condensers. Decontamination of equipment containing these substances was to be completed by December 31, 2010.

In France, the national plan for the elimination and treatment of equipment containing PCBs was approved by a Ministerial order dated February 26, 2003. For the approximately ten companies that have more than three hundred pieces of equipment, the special elimination plan for each of these companies (including EDF) is provided in Appendix 11 of the national plan. The individual plan to be implemented by EDF required the treatment of a number of pieces of equipment each year, with all being treated as indicated

above, by December 31, 2010 at the latest. For EDF, this objective has been achieved, with the last remaining piece of equipment at the end of December 2010, belonging to a third party but operated by the Company, having been removed on January 24, 2011. As for ERDF, the subsidiary most impacted by the treatment program (approximately 65,000 pieces of equipment), all equipment contaminated at a rate exceeding 500 ppm was effectively removed from the network before December 31, 2010. At that time there were only 1,425 pieces of equipment remaining at approved industrial sites to be treated during the first weeks of 2011.

See also section 6.4.3.2.2.4 (“Managing other impacts (Waste, soil pollution)”).

Greenhouse gases

Some of the EDF group’s activities are governed by European directive 2003/87/EC dated October 13, 2003, as amended, establishing a European system for trading greenhouse gas emission quotas, (“GHG”), for the mechanisms set forth in the Kyoto Protocol (the ETS directive).

Until 2013, the directive provides that greenhouse gas emission quotas must be allocated to the operators in the relevant sectors based on a “National Allocation Quota Plan” (“PNAQ”). In France, this directive was mainly transposed by Order 2004-330 of April 15, 2004, creating a greenhouse gas emission quota exchange system (L.229-5 and ff. of the Environment Code), and by Decree 2004-832 dated August 19, 2004, relating to the GHG quota exchange system (R.229-5 of the Environmental Code). Under these regulations, a first PNAQ allocating greenhouse gas emission quotas to the relevant operators for the period 2005 to 2007 was approved in France by Decree 2005-190 of February 25, 2005, after approval by the European Commission.

PNAQ II was approved by the decree on May 15, 2007. It sets the total CO2 quotas for this period 2008-2012 at 132.8 Mt CO2 and the amount of quotas allocated to the electricity sector at 25.6Mt, including 16.58 Mt CO2 per year for EDF. PNAQ II stipulates that operators may use, up to a maximum of 13.5% of the quotas allocated for their facilities, URE or REC (credits from project activities) to meet their quota restitution obligation. The order dated May 31, 2007, establishes the list of operators allocated greenhouse gas emission quotas and their amounts for the 2008-2012 period.

For the 2013-2020 periods, the 27 national ceilings within the European Union have been eliminated in favor of a single community ceiling. According to the provisions of the ETS directive as amended by Directive. 2009/29 of April 23, 2009, the European Commission had to determine, before the end of 2010, the total amount of quotas to allow for the period and the distribution among the Member States based on a certain number of principles. The Decision (2010-4658) of July 9, 2010 modified by a decision published October 22, 2010, set the total quotas for the entire community at 2,039,152,882 quotas for 2013. This volume will decrease, in linear manner, by 1.74% per year each year starting in 2013. The guideline from this period will be to publicly auction off the quotas and will not be a free allocation as it has been until now. Implementation of the quota auction will be progressive, with the exception of the electrical sector for which the allocation through bids will, except in the case of particular exceptions, be 100% starting in 2013. Therefore, EDF will have to buy all the quotas. A European regulation No. 1031/2010, published in the Official Journal in November 2010, just specified the schedule, management and other aspects of the GHG quota auction.

Under the PNAQ II, the need in quotas for new entrants to the exchange system was underestimated and the reserve of quotas intended for them fell short. In order to compensate for the shortage of the reserve, the Corrective Finance Act for 2008 provides for a reduction of the amount of quotas issued to electricity generation facilities, allocated but not yet delivered as of December 31, 2008, to a maximum of 10% in 2009, 20% in 2010, 35% in 2011 and 60% in 2012. The law provides that the quotas made available as described can be sold by the French State under the terms set forth in a decree issued by the French administrative Supreme Court (Conseil d’État). The determination of how the reductions over the 2009-2012 periods are allocated is made annually by decree, after an opinion from commission to review the national plan for the allocation of greenhouse gas emission quotas.

Decree 2009-231 of February 26, 2009 adopted for the application of this measure was repealed by Decree 2009-1557 of December 15, 2009, as this measure did not receive a favorable opinion from the European Commission. The repeal of this decree rendered the provisions of the French 2008 finance law inapplicable.

In order to settle the problem of the reserve shortfall, the 2011 finance law dated December 29, 2010 amended the CO2 quota delivery rules. These changes, which should enter into force no later than June 30, 2011, consist mainly of (i) the introduction of a new Environment Code Article L.229-2010 which sets out the general guideline according to which a portion of the quotas, limited to 10%, will be delivered against consideration during the second quota exchange period (SCEQE) or 2008-2012, and (ii) the anticipation of an application decree of these provisions, not yet published, specifying the proportion of quotas which will be delivered against consideration for the years 2011 and 2012 by industrial sectors and sub-sectors according to their exposure to risk of carbon leakage (the proportion of quotas delivered at a price to a facility for a year must be between 5% and 15%) and defining the method for determining the price of the quotas used against consideration (based on the average stated price of quotas on the spot market during the 12 months preceding the delivery date of these quotas).

European directive 2004/101/EC of October 27, 2004 (known as the “emissions credits” directive) modifying Directive 2003/87 was transposed into French law, in articles L. 229-5 and ff. of the Environmental Code by the French Law 2005-1319 of October 26, 2005 and Decree 2006-622 dated May 29, 2006. Emissions credits generated by project activities eligible for the mechanisms provided for by Articles 6 and 12 of the Kyoto protocol (Joint Implementation (JI) and Clean Development Mechanism (CDM)) may be used in the context of the European system for the exchange of greenhouse gas emission quotas, and to satisfy, subject to certain conditions, the operators’ annual obligations of quota restitutions.

The measures were supplemented by decree and order dated May 29, 2006, and an order dated March 2, 2007, describing the various stages of the national procedure for the approval of projects. Two separate approval procedures are stipulated, depending on whether they are CDM or JI projects conducted outside France by French operators, or JI projects implemented in France by foreign or French operators, so-called domestic projects.

Thus the operators affected, including EDF, will be able, under certain conditions, to use the credits from these projects to comply with their annual quota restitution obligations for CO2 emissions from their facilities. The quantity of quotas allocated to EDF for the second period is considerably reduced; hence the company must make wider use of these mechanisms to cover its emissions. The use of credits for this purpose has, however, been limited (13.5%, see above).

A discussion is currently in progress with European Commission planning a communication on the restriction of some formats of carbon credits from the CDM within the EU-ETS system for the phase after 2012.

Energy savings certificates (certificats d’économie d’énergie – CEEs)

The mechanism of energy savings certificates, governed by French program Law 2005-781 of July 13, 2005 setting the strategies of the energy policy (LPOPE) and its implementing provisions and amended by the Grenelle II law of July 12, 2010, impose energy savings obligations on energy suppliers.

A three-year objective was defined and divided under the conditions and methods set by regulation, between persons subject to an obligation to achieve energy savings (the “obligated”) based on sales volumes. This objective was 54 TWhp during the first period from July 1, 2006 to June 30, 2009. The second period extends from January 1, 2011 to December 31, 2013 and the announced objective is 345 TWhp. EDF’s obligation should be of about 140 TWhc (compared with 29.8 TWhp for the first period). The final amount will be decided and notified no later than March 31, 2014 after a certified declaration by the company, through a certified accountant or a statutory auditor, of the annual amounts sold over the period. Under penalty of sanctions, at the end of the relevant period, the “obligated” must produce energy savings certificates in the amount of the energy savings they are obligated to achieve, obtained in return for the achievement (direct or indirect) of energy savings actions, or purchased from the other “eligible” economic participants through the national register of certificates.

Title III of the Grenelle II law devoted to energy and climate reformed the mechanism for energy savings certificates, in particular by expanding the field of persons obligated so that the relative portion of EDF in the national energy savings obligation should decrease. It also restricts the field of “persons eligible” to obtain CEEs.

Natural sites and classified sites (buried lines)

The EDF group is also subject to the regulations for classified and protected sites, under which electricity lines in France must be buried if they are located on classified sites or in national parks.

Environment protection by criminal law

Multiple reasons, including a number of environmental catastrophes linked to maritime transport, led to the adoption of Directive 2008/99/EC of November 19, 2008, relating to the protection of the environment through criminal law, with the principal objective of identifying acts of serious damage which must be punished by all Member States. The majority of violations have already been prohibited by French law, but one new development is the punishment of acts that “could” damage the environment. Regarding minimum penalties, the directive allows each Member State to set effective, proportionate and dissuasive criminal penalties.

Regulations relating to health, hygiene and safety

Asbestos

The EDF group is also subject to laws and regulations concerning asbestos. In France, regulations require the identification of materials containing asbestos in buildings and, if necessary, monitoring measures or removal of the asbestos-containing materials. EDF is also subject to regulatory obligations regarding information and the protection of workers likely to inhale asbestos dust.

Legionella

EDF operates air cooling towers for the requirements of its electricity generation business, which are now subject to ICPE regulations. EDF must, among other obligations, carry out a methodical analysis of the risks of the proliferation of Legionella in its air cooling towers and implement a preventive maintenance plan for cleaning and disinfection. EDF is also required to carry out monthly or bimonthly analyses, depending on the type of facility involved. In the absence of any regulations relating to base nuclear facility air cooling towers, the NSA requested in 2004 that EDF not exceed, pending the adoption of a specific order, certain concentrations of Legionella in the tanks of its air cooling towers. In June 2006, additional measures were also requested to reinforce the existing surveillance plan, together with the conduct of detailed feasibility studies for each site to strengthen measures for the prevention of legionella in the systems.

Other regulations

EC Regulation 1907/2006 regulations concerning the registration, assessment and authorization of chemical substances, known as “REACH” took effect on June 1, 2007, and is designed to ensure a heightened level of human health and environment protection, including the promotion of alternative methods for evaluating the dangers associated with substances, as well as the free circulation of substances in the interior market while improving competitiveness and innovation. EDF is affected by these documents as a user, but also as a manufacturer and importer of chemical products. In 2010, EDF complied with its obligation to register with the European Chemicals Agency substances that it manufactures or imports in quantities of more than 1,000 tons per year. This includes in particular ashes and gypsum from thermal power production. For the next registration deadline, in May 2013, EDF is now preparing to register monochloramine and sodium hypochlorite.

In addition, a European Parliament and Council directive 98/8/EC, dated February 16, 1998 concerning the sale of biocide products on the market1, transposed in Articles L.522-1 and ff. of the Environmental Code, set up a market authorization system for biocide products in European territory. Its main purpose is to ensure a heightened level of protection for man, animals and the environment by limiting the marketing to only effective biocide products with acceptable risks and by encouraging the sale on the market of active substances that pose less risk for man and the environment. EDF is affected by this document as user of biocide products.

A regulation proposed in June, 2009 by the European Commission will replace directive 98/8/EC, in order to simplify the current authorization procedure to market biocide products. EDF is mainly affected by the extension of the scope of this future regulation to in-situ generation of active substances. The effective date of this directive is scheduled in 2013.

6.5.4.5 Principal draft regulations likely to have an impact on the EDF Group’s business

A number of draft regulations, both at the European Union level and in France, the principal ones of which are described below, could have a significant impact on the EDF group’s business.

6.5.4.5.1 Future European union regulations

Environment

Following the CAFE (Clean Air For Europe) program, launched in 2001 by the European Commission to improve the quality of air in Europe and the specific strategy on atmospheric pollution dated September 21, 2005 (communication from the Commission to the Council and the European Parliament) which set out the integrated actions to be taken regarding atmospheric pollution and proposed measures in order to reach them by the 2020 horizon, a revision of European Directive 2001/81/EC (NEC) setting national emission ceilings for certain atmospheric pollutants was initiated. The preliminary consultation phase is now complete; thus a proposal for a modifying directive was scheduled for publication by the Commission in February 2008, but this was postponed to an undetermined date, notably because of the EU’s determination to consider the “energy package” and difficulties linked to its distribution among Member States. The draft directive would, in particular, propose instituting a market for SOX and NOX emissions for Member States and tightening up national emission ceilings.

The proposed directive on environmental quality standards in the area of water, amending Directive 2000/60/EC, will establish environmental quality standards limiting the quantity of chemicals (called priority substances) presenting a significant risk to the environment or health in surface water (water courses, lakes, coastal waters) in the European Union. It will require Member States to ensure compliance with the standards. This obligation could give rise to more rigorous provisions concerning emissions and waste discharge from EDF plants.

As recommended in the sixth environmental action program, the European Commission published a draft directive defining a framework for the protection of soils on September 22, 2006, which was adopted by the European Parliament at its first reading on November 14, 2007. On the other hand, the European Council of Environmental Ministers, meeting on December 20, 2007, did not adopt this draft directive. Several States opposed it, including France, on the basis of the principle of subsidiarity. The text defines principles and actions common to all Member States for actively fighting deterioration of soils and preserving their capacity to fulfill their ecological, economic, social and cultural functions. The text could be reintroduced at the initiative of the next EU Presidency.

The proposed directive on industrial emissions was adopted by the European Union Council of Ministers on november 8, 2010, after a policy agreement under Czech chairmanship and an agreement with the Parliament on second reading. The document is now awaiting publication in the Official Journal of the European Union. This directive revises and reworks into a single legal document several existing documents including

1.

The directive defines biocide products as active substances and preparations containing one or more active substances intended to destroy, repel or render harmful organisms inoffensive, by preventing action or fighting them in any other manner, through a chemical or biological action.

the IPPC, GIC, Waste Incineration, COV, etc. directives. Chapter 3 particularly affects EDF since it deals with electricity generation by fossil-fired plants. The levels of demand of these power plants vary according to the type of facility and fuel and come into effect starting January 1, 2016. The transposition deadline for the directive after it comes into effect is two years. The European Commission initiated a public consultation, which ended in the month of September, 2010, on the revision of the directive relating to the assessment of impacts of some public and private projects on the environment. Directive 85/337/EC dated June 27, 1985, as amended, is the legal tool for impact studies. The document provides for an assessment of these impacts, before granting an authorization, of projects that could have significant impacts on the environment. The direct and indirect effects must be identified and evaluated over a certain number of factors. The directive distinguishes two categories of projects: projects in its Appendix I still subject to environmental assessment and projects appearing in Appendix II which may be subject to it on a case by case basis. The authorization procedures for projects that EDF could undertake could become more difficult by the revision of this directive.

The sixth program which sets the work plan for the European Commission in the environment domain will end in 2012 (2002-2012) and the preparation work for the seventh program has started. Some directions are already emerging. Of shorter duration (seven years), the number of themes considered should be more limited but each theme should be accompanied by concrete objectives and a precise schedule (biodiversity, sustainable use of natural resources, environmental footprint, access to the courts in the environmental domain).

Nuclear

The anniversary of the Euratom Treaty was an opportunity for European institutions to assess of its applications. It emerged that the Parliament would like joint decision-making to be incorporated in the Euratom Treaty in order to be involved in the decision-making process. Nevertheless, the Community’s situation in nuclear energy and its modern approach in the current energy and climate context were acknowledged, and the fundamental aspects of the Treaty should not be modified in the immediate future.

Moreover, a high-level group on nuclear safety and waste management composed of representatives of Member States and a representative of the Commission was created by the Council in the spring of 2007. It is responsible for identifying coordinated approaches and proposing recommendations on the safety of facilities and waste management, financing decommissioning, and the management of waste and spent fuel. Its work could eventually result in changes to EU nuclear regulations.

The Commission would like to harmonize nuclear civil liability regulations. It is currently conducting an impact study taking into account the Paris and Vienna International Conventions and is planning the preparation of a “community-wide” system.

6.5.4.5.2 Future regulations in France

6.5.4.5.2.1 The Energy Package

Directives 2009/72 and 2009/73 came into effect on September 3, 2009 and had to be transposed into French law no later than March 3, 2011. Article 4 of French Law 2011-12 dated January 5, 2011 containing various provisions to adapt legislation to the law of the European Union authorized the government to take the necessary measures, by ordinance within six months from the date of the promulgation of the law, i.e., before July 5, 2011, to transpose directive 2009/72/EC and repeal directive 2003/54/EC. A bill has been submitted to the High Council for Energy (CSE) in March 2011.

The main provisions of the “Third Package” and notably those of Directive 2009/72 are based on a number of key ideas.

First, the independence of the transmission network managers must be better guaranteed. To comply with this requirement, the directive allows Member States to choose from among three options to separate production and supply activities from those of network management:

•	the straightforward separation of the transmission network manager (Ownership Unbundling or OU), the Commission preferred option;
•

the Independent System Operator (ISO) allows vertically integrated companies to retain ownership of network assets, but requires the transmission network itself to be managed by an independent network manager;

•

the Independent Transmission Operator (ITO), the preferred option for France, preserves vertically integrated companies but requires them to comply with certain rules guaranteeing the separation of production/ supply activities from the activities of the transmission network manager, particularly: (i) the rules guaranteeing the independence of the staff and the directors of the network manager are reinforced with an increased role of authority and regulation; (ii) the ITO must have a surveillance body charged with making the decisions that may have significant repercussions on the value of the assets or the transmission network’s shareholders (decisions concerning the approval of the annual financial plan, level of indebtedness, etc.); this body cannot make decisions concerning the daily activities of the network manager; and (iii) the ITO must appoint a “compliance officer” who is responsible for the control of the ITO’s compliance program.

In addition, the independence and powers of national regulators must be reinforced as they are a key element in the efficient operation of the electricity market. A European agency for the cooperation of energy regulators should also be established.

Furthermore, the Third Energy Package establishes European networks of transmission network managers, for electricity (ENTSO-E), and gas (ENTSO-G), with the aim of ensuring the sound technical development of the European electricity and gas transmission networks. Based on national network development plans, the ENTSO bodies should publish a 10 year network development plan with particular focus on identifying investment gaps in relation to trans- border capacity.

6.5.4.5.2.2 Other future regulations in France

The Group will be subject to Directive 2004/40/EC of April 29, 2004 concerning the minimum safety and health requirements relating to employee exposure to risks due to physical agents (electromagnetic fields), the deadline for its transposition has been postponed to April 30, 2012 by directive 2008/46/EC. This directive sets forth the minimum requirements for the assessment and reduction of risks, as well as requirements applicable to employee information and training. Such requirements will affect RTE EDF Transport and ERDF, given the electromagnetic fields generated by lines or source stations during works under voltage or otherwise. They will also affect EDF’s Generation-Engineering Division which employs electrical maintenance employees close to the alternators placed near the exit of the generation plant.

European Directive 2006/32/EC of April 5, 2006, on energy efficiency in final utilizations and energy services, which sets forth a tentative goal for consumption reductions for Member States and leaves a significant place for the subsidiarity principle should have been transposed into French law before May 17, 2008. In addition to the specific to provide information to customers which the directive requires of energy suppliers (invoicing and metering requirements), the role of energy suppliers is left to assessment by the Member States. To date, this directive has only been partially transposed in France.

The Grenelle II law dated July 12, 2010 includes 257 articles in the document divided into several titles devoted respectively to buildings and urban planning, transport, energy and climate, biodiversity, risks, health, waste and governance, and the adoption of around 200 documents and implementing decrees will be necessary.

7 ●●

ORGANIZATIONAL CHARTS

A simplified organizational chart for the Group, as of December 31, 2010, is presented below. The percentages for each entity represent the ownership interest in capital.

All the companies within the Group’s scope of consolidation scope are indicated in note 50 to the consolidated financial statements for the year ended December 31, 2010.

Information on subsidiaries

The presentation of the main activities of the subsidiaries and affiliates of the Group, the description of their recent acquisitions, their consolidated financial statements and/or their economic weighting in the Group appears in section 6.3 (“Presentation of the EDF group’s international activity”) in this reference document. In addition, note 6.1 to the consolidated financial statements for the year ended December 31, 2010, provides further financial information on the Group companies presented by operational sectors.

Offices held by EDF executives

Offices held by EDF executives within the Group’s subsidiaries are indicated in section 14.1.2 (“Personal information on members of the Board of Directors”).

Intra-group contracts

Cash pooling agreements entered into between EDF and its subsidiaries

The cash pooling set up by EDF centralizes all the cash positions of the subsidiaries and the Group’s liquidity can be optimized. This cash pooling consists in grouping all the cash balances of the subsidiaries at the level of the parent company. It includes certain French and international subsidiaries. It does not include RTE EDF Transport.

The system for cash pooling in place for the companies of the EDF group is defined under cash agreements. Bilateral agreements between EDF and each subsidiary define the specific conditions for each arrangement, such as remuneration of balances, etc.

On the international level, subsidiaries participating in the system enter into a framework agreement, whereby EDF serves as the Cash Center.

EDF also centralizes all the currency flows from its French subsidiaries.

Financial flows between EDF and its subsidiaries

In addition to the financial flows relating to the cash pooling agreements mentioned above, financial flows between EDF and its subsidiaries are also related to distributions of dividends within the Group. A substantial portion of the dividends paid by some of the Group’s subsidiaries (including EDF Energy) is exclusively paid to EDF International. Total dividends received by EDF International in 2010 came to approximately €373 million (dividends received in 2010 for the year ended December 31, 2009). EDF received a total of €1,702 million euros in dividends in 2010 from its consolidated subsidiaries and affiliates, €633 million of which was paid by EDF International.

Other financial flows between EDF and its subsidiaries are loans, asset transfers and guarantees made by the parent company of the Group for the benefit of certain subsidiaries.

In the context of the Group’s financing centralization policy decided on in 2006, EDF centralizes the financing of its subsidiaries. In this context, in 2007 EDF created a subsidiary, EDF Investissements Groupe, which centralizes medium and long term intra group financing.

The financial flows relating to the fees or royalties paid by the subsidiaries are not significant. Indeed, the Group’s subsidiaries usually have their own central services and operate under their own brands.

A description of the financial flows related to contracts between EDF and its subsidiaries is set forth in chapter 19 (“Related party transactions”) below.

8 ●●

PROPERTY, PLANT AND

EQUIPMENT

8.1	Service sector real estate assets	154
8.2	Employer participation in the construction effort	154
8.3	Subsidized home ownership loans	154

8.1 ●● Service sector real estate assets

EDF’s real estate division, which includes the real estate department and its associated subsidiaries, operates in France as the Group’s real estate provider by managing and optimizing a real estate portfolio of nearly 4.4 million square meters of service premises, approximately 77% of which is owned outright by the Group and 23% is leased from third parties (leases and concessions).

The Real Estate Division is in charge of real estate asset management, lease management, the technical operation of building as well as the operation-maintenance of the facilities the services provided to occupants, by offering areas through a sub-lease system for Group entities and units. By taking leases from third parties, the real estate division made commitments for EDF amounting to €542 million for the period from 2011-2021.

8.2 ●● Employer participation in the construction effort

Each year, EDF is subject to an obligation to participate in the French construction effort program. Its contribution is 0.45% of its total payroll, which represented approximately €14.8 million for 2010 (€14.2 million in 2009).

In exchange for this payment, EDF’s employees benefit from services intended to facilitate their residential mobility: assistance with renting, assistance with home purchase, assistance with mobility, advice on financing.

8.3 ●● Subsidized home ownership loans

As part of its social policy, EDF assists its employees to purchase their primary residence. Following the conclusion of a partnership Crédit Immobilier de France (“CIF”), the bank manages the production, financing, and management of loans to the company’s employees. EDF compensates the CIF for the difference between the subsidized rate (at which CIF grants loans to EDF employees) and the rate resulting from the bank survey conducted in 2005 on the basis of which the CIF was chosen.

As of December 31, 2010, the residual non-securitized balance for personal residence mortgages was €6.8 million on EDF’s balance sheet (€7.8 million as of December 31, 2009).

9  ● ●

OPERATING AND FINANCIAL REVIEW

9.1	Key figures		157

	Extracts from the consolidated income statements		157
	Extracts from the consolidated balance sheets		158
	Operating cash flow		158
	Net indebtedness		159
9.2	Economic environment and significant events		159

	9.2.1	Economic environment	159
	9.2.1.1	GDP growth	159
	9.2.1.2	Trends in market prices for electricity and the principal energy sources	159
	9.2.1.3	Electricity consumption	162
	9.2.1.4	Electricity and natural gas sales tariffs	162
	9.2.1.5	Weather conditions	163
	9.2.2	Significant events	164
	9.2.2.1	Strategic developments	164
	9.2.2.2	Activities in France	166
	9.2.2.3	Regulatory environment	166
	9.2.2.4	Governance	167
	9.2.2.5	Human Resources	168
	9.2.2.6	Group financing	168
	9.2.2.7	Scope of consolidation	168
9.3	Introduction to analysis of results for 2010		169

9.4	Principal accounting methods sensitive to the use of estimates and judgments		169

9.5	Segment reporting of financial information		169

9.6	Analysis of the consolidated income statements for 2010 and 2009		170

	9.6.1	Sales	171
	9.6.2	EBITDA	172
	9.6.2.1	Fuel and energy purchases	172
	9.6.2.2	Other external expenses	173
	9.6.2.3	Personnel expenses	173
	9.6.2.4	Taxes other than income taxes	173
	9.6.2.5	Other operating income and expenses	173
	9.6.2.6	Prolongation of the TaRTAM transition tariff system
		(Laws of June 7, 2010 and December 7, 2010)	173
	9.6.3	EBIT	173
	9.6.3.1	Net changes in fair value on Energy and Commodity derivatives,
		excluding trading activities	174
	9.6.3.2	Net depreciation and amortization	174
	9.6.3.3	Net increases in provisions for renewal of property, plant and equipment
		operated under concessions	174
	9.6.3.4	Impairments	174
	9.6.3.5	Other income and expenses	174
	9.6.4	Financial result	174
	9.6.5	Income taxes	174

	9.6.6	Share in net income of associates	175
	9.6.7	Net income of discontinued operations	175
	9.6.8	Net income attributable to non-controlling interests	175
	9.6.9	EDF net income	175
	9.6.10	Net income excluding non-recurring items	175
	9.6.11 Net indebtedness		175
9.7	Break down of EBIT by geographical area		176

	9.7.1	France	177
	9.7.1.1	Breakdown of financial information for the “France” segment	177
	9.7.1.2	Market opening	177
	9.7.1.3	The supply-demand balance	177
	9.7.1.4	Sales	177
	9.7.1.5	EBITDA	177
	9.7.1.6	EBIT	178
	9.7.1.7	Breakdown of financial information for the “France” segment between
		deregulated activities, network activities and island activities	178

	9.7.2	United Kingdom	179
	9.7.2.1	Sales	179
	9.7.2.2	EBITDA	179
	9.7.2.3	EBIT	179

	9.7.3	Italy	180
	9.7.3.1	Sales	180
	9.7.3.2	EBITDA	180
	9.7.3.3	EBIT	180

	9.7.4	Other International	181
	9.7.4.1	Sales	181
	9.7.4.2	EBITDA	181
	9.7.4.3	EBIT	181

	9.7.5	Other Activities	182
	9.7.5.1	Sales	182
	9.7.5.2	EBITDA	182
	9.7.5.3	EBIT	182
9.8	Cash Flow and Net Indebtedness		183

	9.8.1	Cash Flow	183
	9.8.1.1	Net Cash Flow from Operating Activities	183
	9.8.1.2	Net Cash Flow Used in Investing Activities	184
	9.8.1.3	Net Cash Flow From Financing Activities	186
	9.8.2	Net Indebtedness	186
9.9	Management and control of market risks		188

	9.9.1	Management and control of financial risks	188
	9.9.1.1	Liquidity position and management of liquidity risks	188
	9.9.1.2	Credit ratings	190
	9.9.1.3	Management of foreign exchange rate risk	190
	9.9.1.4	Management of interest rate risk	192
	9.9.1.5	Management of equity risks	193
	9.9.1.6	Management of financial risk on EDF’s dedicated asset portfolio	193
	9.9.1.7	Management of counterparty/credit risk	196

	9.9.2	Management and control of energy market risks	196
	9.9.2.1	Framework for management and control of energy market risks	196
	9.9.2.2	Organization of risk control	196
	9.9.2.3	Operational principles for energy market risk management and control	197

	9.9.3	Management of insurable risks	198

9.1 ●● Key figures

The figures presented in this document are taken from the EDF group’s consolidated financial statements. The comparative figures for 2009 have been restated for the effect of application of IFRIC 18 “Transfers of Assets from Customers”, IFRIC 12 “Service Concession Agreements” and IFRS 5 «Non-current assets held for sale and discontinued operations”, as well as the change in the consolidated income statement presentation of the effect of net changes in fair value on Energy and Commodity derivatives, excluding trading activities (see note 2 to the consolidated financial statements).

2010 was marked by three major operations concerning the Group’s scope of activity, which like changes of accounting method and presentation affect financial statement comparability between 2009 and 2010. The ongoing disposal of EnBW and reclassification of the company as a “Discontinued operation” has led to adjustments to the comparative information as published in 2009.

These operations are:

•

Sale of the British regulated and deregulated distribution networks, completed on October 29, 2010. The British networks’ contribution to the Group’s net income (particularly sales and EBITDA) and cash flows thus corresponds to 10 months in 2010 as opposed to 12 months for the comparative 2009 figures reported. Completion of this sale led to derecognition of balance sheet items related to the British networks, and a 1€6.7 billion decline in consolidated net indebtedness at December 31, 2010.

•	The sale of EnBW, approved by the Board of Directors on December 6, 2010. EnBW’s contribution to the Group’s net income is now reported in a single line “Net income of discontinued operations”, and it therefore makes no contribution to consolidated sales or EBITDA for 2009 and 2010. However, its contribution is still included in Group net income. Similarly, EnBW’s contribution to the change in cash flows is reported on a specific line for discontinued operations for both years presented. In the balance sheet, the assets and liabilities of discontinued operations are reported on a specific line in 2010 but not adjusted for 2009. The impact of the sale of EnBW on the Group’s financial indebtedness has not been recognized until completion of the sale, which took place on February 17, 2011.

•

Application of the equity method for RTE EDF Transport. On December 31, 2010, the French government appointed two further representatives to the Supervisory Board of RTE EDF Transport. This leaves only 4 representatives on the 12-member Board for EDF, which therefore no longer has control over RTE EDF Transport. As a result the equity method is applied to RTE EDF Transport as of December 31, 2010. The Group’s income statement (EBITDA in particular), cash flows and investments reflect RTE EDF Transport’s contribution for 2010 (the 2009 figures presented are as previously published), but the consolidated balance sheet at December 31, 2010 includes RTE EDF Transport in “Investments in associates”, making net indebtedness €6.3 billion lower than in 2009. This decrease includes deduction of the Group’s receivable on RTE EDF Transport, reflecting the share of EDF’s external indebtedness corresponding to financing of RTE EDF Transport.

The consolidated financial statements also have the specificity of including the provisional consolidated financial statements of Edison, as Edison’s Board of Directors’ meeting to approve the 2010 financial statements has been deferred to March 21, 2011.

Key figures at December 31, 2010 are as follows:

Extracts from the consolidated income statements

	2010	2009	Variation	Variation		Organic
(in millions of Euros)				(%)		growth (%)
Sales	65,165	59,140	6,025	+10.2		+4.6
Operating profit before depreciation
and amortization (EBITDA)	16,623	15,929	694	+4.4		+2.8	(1)
Operating profit (EBIT)	6,240	9,306	(3,066)	-32.9
Income before taxes of consolidated companies(2)	1,814	5,102	(3,288)	-64.4
Net income of discontinued operations(3)	380	311	69	+22.2
EDF net income	1,020	3,902	(2,882)	-73.9
Net income excluding non-recurring items(4)	3,961	3,558	403	+11.3	(5)

(1)

The EBITDA growth target announced by the Group for 2010 excludes the impact of the laws extending the TaRTAM transition tariff system beyond June 30, 2010 to June 30, 2011. Without the corresponding provisions, 2010 EBITDA would amount to €17,003 million, €1,074 million higher than in 2009 (organic growth of 5.2%).

(2)

The income before taxes of consolidated companies corresponds to the EDF group’s net income before income taxes, the share in net income of associates, net income contributed by non-controlling interests and the net income of discontinued operations.

(3)	In application of IFRS 5, the net income of discontinued operations is reported on a specific line in the income statement.
(4)

Net income excluding non-recurring items is not defined by IFRS and is not directly visible in the consolidated income statements. The definition of this item has been revised in 2010: it corresponds to the Group’s share of net income excluding non-recurring items and the net change in fair value on Energy and Commodity derivatives, excluding trading activities, net of tax (see 9.6.10).

(5)	+17.2% based on constant exchange rates and scope of consolidation.

Extracts from the consolidated balance sheets

(in millions of Euros)	31/12/2010	31/12/2009
Non-current assets	123,844	147,147
Inventories and trade receivables	32,209	32,295
Other assets	50,333	47,611
Cash and cash equivalents, other liquid assets and loan to RTE EDF Transport (1)	16,944	11,745
Assets classified as held for sale (excluding cash)	17,229	1,237
TOTAL ASSETS	240,559	240,035
Equity (EDF share)	31,317	29,891
Non controlling interests	5,586	4,776
Special concession liabilities	41,161	39,877
Provisions	54,475	57,992
Loans and other financial liabilities (2)	51,333	54,241
Other liabilities	47,320	52,847
Liabilities related to assets classified as held for sale (excluding loans and other financial liabilities)	9,367	411
TOTAL EQUITY AND LIABILITIES	240,559	240,035

(1)	Including cash and cash equivalents of companies held for sale.
(2)	Including hedging derivatives and the financial liabilities of companies held for sale.

Operating cash flow

(in millions of Euros)	2010	2009	Variation	Variation (%)
Operating cash flow (1)	11,446	11,457	(11)

(1)

EDF uses operating cash flow to assess the Group’s capacity to generate free cash flow. Operating cash flow is not an aggregate defined by IFRS as a measure of financial performance, and is not directly comparable with indicators of the same name reported by other companies. This indicator, also known as Funds From Operations (FFO), is equivalent to net cash flow from operating activities excluding changes in working capital (cash flow statement) after adjustment for the impact of non- recurring items, less net financial expenses disbursed and income taxes paid.

Net indebtedness

(in millions of Euros)	2010		2009		Variation	Variation (%)
Loans and other financial liabilities	47,777		53,868		(6,091)	-11.3
Derivatives used to hedge liabilities	49		373		(324)	-86.9
Cash and cash equivalents	(4,829)		(6,982)		2,153	-30.8
Liquid assets	(9,285	)(1)	(4,735	)(2)	(4,550)	96.1
Loan to RTE EDF Transport (3)	(1,914)		-		(1,914)
Net indebtedness of discontinued operations	2,591		(28)		2,619
NET INDEBTEDNESS (4)	34,389		42,496		(8,107)	-19.1

(1)	€9,285 million of available-for-sale financial assets and €0 million of financial assets at fair value.
(2)	€4,538 million of available-for-sale financial assets and €197 million of financial assets at fair value.
(3)	At December 31, 2010, loans by the Group to RTE EDF Transport (accounted for by the equity method as of December 31, 2010) are also treated as a reduction in net indebtedness.
(4)

Net indebtedness is not defined in the accounting standards and is not directly visible in the consolidated balance sheets. It comprises total loans and financial liabilities, less cash and cash equivalents and liquid assets. Liquid assets are financial assets consisting of funds or securities with initial maturity of over three months that are readily convertible into cash regardless of their maturity and are managed according to a liquidity-oriented policy. The definition of net indebtedness has been revised in 2010 to include the Group’s loans to RTE EDF Transport, which is accounted for by the equity method from December 31, 2010.

9.2 ●● Economic environment and significant events

9.2.1 Economic environment

9.2.1.1 GDP growth1

After a 3.6% downturn in 2009 caused by the recession that affected the world economy from the autumn of 2008, OECD2 countries registered a 2.4% rise in economic activity in 2010, although the growth slowed gradually as the months passed, from +0.8% in the first quarter to +0.4% in the final quarter.

This reflects both the recovery in the US economy, driven by resilient household consumption, and a 1.7% rise in the Euro zone as export opportunities declined and many countries introduced measures to consolidate public finances.

In 2009, Euro-zone GDP had fallen by 4% (after a +0.5% increase in 2008).

In France and the UK, 2010 GDP growth was close to average for the zone, at 1.6% and 1.8% respectively (following respective declines of 2.5% and 5% in 2009).

There was noticeable economic growth in Germany in 2010: +3.5% over the year, in contrast to the -4.7% observed in 2009.

Italy’s GDP, in contrast, registered modest growth of +1% in 2010 compared to the substantial negative growth of -5.1% in 2009.

9.2.1.2 Trends in market prices for electricity and the principal energy sources

9.2.1.2.1 Spot electricity prices in France, the United Kingdom and Italy3

	France	UK	Italy
Average baseload price for 2010 (€/MWh)	47.5	48.2	64.3
Average variation in baseload prices, 2010/2009	+10.4%	+17.3%	+0.9%
Average peakload price for 2010 (€/MWh)	59	55.6	75.7
Average variation in peakload prices, 2010/2009	+1.3%	+11.2%	-6.8%

In 2010, next-day (spot) prices for electricity in Europe were higher overall than in 2009 against a background of generally rising fossil fuel prices.

1.	Source: Note de conjoncture INSEE, December 2010. At the date of publication, figures for the final quarter of 2010, and by extension the annual figures, are still estimates.
2.	Organisation for Economic Cooperation and Development.
3.	• France: Average previous day EPEXSPOT price for same-day delivery;
• United Kingdom: Average previous day EDF Trading OTC price for same-day delivery;
• Italy: Average previous day GME (PUN) price for same-day delivery.

In France, spot prices rose following the increase in electricity consumption in 2010 (up by +5.5% 1 from 2009) associated with the economic recovery and the harsh winter weather at the start and end of the year. The rise in spot electricity prices also reflects the higher coal prices, which led to a 20% increase in generation costs at coal-fired plants between 2009 and 2010.

In the United Kingdom, price rises were particularly attributable to the increase in spot gas prices.

In Italy, the less pronounced price increase compared to other European countries is explained by expanding interconnection capacities between zones and commissioning of more flexible fossil-fired power plants (combined-cycle gas in particular).

9.2.1.2.2 Forward electricity prices in France and the United Kingdom2

	France	UK
Average baseload price for 2010 (€/MWh)	52.4	52.0
Average variation in baseload
prices, 2010/2009	+1.2%	+2.7%
Average peakload price for 2010 (€/MWh)	69.3	59.0
Average variation in peakload prices, 2010/2009	-4.3%	-3.1%

There was no clear trend in 2010 in forward electricity prices, which fluctuated with changes in fossil fuel and CO2 emission quota prices, and also in response to expectations of the supply-demand balance for electricity.

In France, the 2011 annual contract price followed the same pattern as coal and gas prices during the first half of 2010: a downturn early in the year followed by a recovery in the second quarter. During the second half-year, prices initially retreated in anticipation of a more relaxed supply-demand balance for the coming winter and also as a result of the dollar’s decline against the Euro, which brought down generation costs for coal-fired plants. A rise ensued late in the year in the wake of coal and gas prices.

In the United Kingdom, the annual “April Ahead” baseload contract price moved in line with forward gas prices, ending the year at €59.3/MWh, €13.6/MWh higher than in 2009 as a result of higher gas prices.

9.2.1.2.3 CO2 emission quota prices

The price of CO2 emission quotas for delivery in December rose by 8.3% in 2010 compared to 2009 prices, to an average €14.5/t in 2010. After falling below €10/t early in 2009 due to the economic crisis and the lower emission output associated with slower industrial activity, prices then increased: market participants began to purchase quotas in anticipation of the objective for greater cuts in CO2 emissions from 2013.

9.2.1.2.4 Fossil fuel prices4

	Coal ($/t)	Oil ($/bl)	Natural gas (p/th)
Annual average price for 2010	99.3	80.3	48.0
Average price variation, 2010/2009	+ 19.1%	+28.1%	+2%
Highest price in 2010	122.2	94.8	60.6
Lowest price in 2010	85.5	69.6	37.0
Closing price, 2009	87.1	77.9	46.5
Closing price, 2010	122.2	94.8	59.8

Forward prices for coal (the API2 index for Europe) rose by 19.1% in 2010 compared to 2009 to an average $99.3/t. After a decline in the first quarter of 2010 when inventories were plentiful in Europe, coal prices saw an upturn due to strongly rising Asian demand, which is now competing with European demand for coal from South Africa and Colombia. At the end of the year, procurement problems caused primarily by the weather conditions in Australia constrained the supply-demand balance for the next few months. The price of coal stood at $122.2/t at December 31, 2010.

The average price of oil (Brent) was $80.3/bl in 2010, up by 28.1% over 2009.

Apart from a dip in spring reflecting the fears over demand for oil aroused by the economic crisis in Europe, Brent prices rose in 2010. The rise was driven by growth in Asia and the dollar’s decline against the Euro in the second half of the year, which made oil prices attractive for European buyers. The year-end Brent price was $94.8/bl.

The price of natural gas under the United Kingdom’s annual contract was 48p/th on average in 2010, very similar to 2009 levels. Forward gas prices began the year by continuing the downward trend of 2009 due to abundant supplies, but then recovered when gas stocks were low following particularly harsh winters, and fluctuating supplies from Norway in the summer. Gas prices for the North British Pool (NBP) were 59.8p/th at the end of the year.

1.	Source: RTE EDF Transport.
2.	• France: average EPD 2010 then 2011 annual contract price;
• UK: ICE average annual contract prices, April 2010 then April 2011 (in the UK, annual contract deliveries take place from April 1 to March 31).
3.	Average ECX index for the first annual contract of Phase II (2008-2012).
4.	• Coal: Average ICE index for the first annual contract, for delivery in Europe (CIF ARA) ($/t);
• Oil: Brent first reference crude oil barrel, IPE index (front month) ($/barrel);
• Natural gas: Average ICE index for the first annual contract, for delivery starting from October in the UK (NBP) (pence/therm).

Forward electricity prices in France and the United Kingdom

CO2 emission quota prices (Phase II, 2008-2012)

Natural gas and oil prices

9.2.1.3 Electricity consumption1

The domestic electricity consumption of France for 2010 totaled 513.3 TWh before adjustments, 5.5% higher than for 2009. After adjustment for weather effects, consumption reached 490 TWh, up by 2.5% from 2009. Growth was relatively buoyant in the first half of 2010 and more moderate in the second half-year.

This growth was driven by all customer segments. Following the significant decline of 2009 (-8.6% compared to 2008), electricity consumption by large industrial customers rose again in 2010 (+3%), although it did not return to its pre-crisis level. Household consumption showed a slight increase (+2%).

Estimated national electricity consumption for 2010 in the United Kingdom was stable compared to 2009 (approximately 331 TWh), while it rose in Italy2 (approximately 326 TWh).

9.2.1.4 Electricity and natural gas sales tariffs

The French governmental decision of August 12, 2010 set the average rise in regulated electricity sales tariffs from August 15, 2010 at 3.8% (excluding the effects of the TaRTAM transition tariff system): 3% for the “blue” tariff for residential customers, 4% for the “blue” tariff for non-residential customers, 4.5% for the “yellow” tariff and 5.5% for the “green” tariff.

The tariff changes of 2010 were a continuation of the tariff reform announced by the authorities in 2009. To achieve equitable treatment for all customers, the reform aims to make electricity tariffs a closer reflection of the true costs of electricity consumed by each type of customer (generation, delivery and supply). French prices are 25-35% below the European average, and thus remain among the lowest in Europe after the 2010 increases.

1. • Data for France are from RTE EDF Transport’s electricity report for 2010 and internal data.

    • Data for Italy are supplied by UCTE for the first nine months and estimates for the last three months.

    • Data for the United Kingdom are from the Department of Trade & Industry for the first ten months and estimates for the last two months.

2. Final figure for 2009: 320.3 TWh.

The TaRTAM transition tariff was raised by 0.6% from September 17, 2010.

In line with the TURPE 31 indexing adopted by the French Government in a decision of June 5, 2009, network access tariffs were increased on August 1, 2010 by 3.4% for distribution and 2.5% for transmission.

In the United Kingdom, EDF Energy raised its electricity tariffs by 2.6% in October 2010 (after a reduction in contractual sale prices for industrial customers and the 8.8% tariff reduction for residential customers in March 2009). Its natural gas tariffs for residential customers were reduced by 3.6% on March 26, 2010 (after a previous reduction of over 6% in October 2009).

9.2.1.5 Weather conditions

9.2.1.5.1 Temperatures

Temperature variance from normal levels, January to December 20102

2010 was the coldest year of the last two decades in France, along with 1996. Relatively low average temperatures were observed across all of Northern Europe and the British Isles. Temperatures in the first quarter were an average 2.3°C lower than normal seasonal levels, with January and February recording several strikingly cold spells. Spring and summer temperatures remained lower than normal, with variances of -0.9°C and -0.5°C respectively and were also lower than in the same periods of 2009. Despite some mild periods, notably in early October and November, the average overall temperature for the autumn was still below normal. A wave of cold weather swept across France in late November. Temperatures in December were exceptionally low, 3°C below normal on average.

9.2.1.5.2 Rainfall

Rainfall: Variance from normal: annual average, January to December 20103

Across all of Europe, rainfall in 2010 was close to normal along the Atlantic coast countries (from France to Scandinavia, including Germany and the UK).

Frequent rainfall circulation in the Mediterranean in the first half of the year caused surplus rainfall in the south of Europe, especially in Spain and Portugal. Central and Eastern Europe had surplus rainfall over the whole of 2010.

Rainfall in France was fairly typical, resulting in close-to-normal hydropower output (94%).

1.	The Tarifs d’Utilisation des Réseaux Publics d’électricité, or TURPE 3 network access tariffs took effect on August 1, 2009 replacing the TURPE 2 tariffs in force since January 1, 2006.
2.	Map comparing average temperatures with normal levels over 30 years (1971-2000 for Western Europe and 1961-1990 for Eastern Europe). Taken from Météo France’s Weather Database.
3.	Map comparing average rainfall with normal levels over 30 years (1971-2000 for Western Europe and 1961-1990 for Eastern Europe). Taken from Météo France’s Weather Database.

9.2.2 Significant events1

9.2.2.1 Strategic developments

9.2.2.1.1 Development of nuclear activities worldwide

9.2.2.1.1.1 Agreement between EDF and Constellation Energy Group (CEG)

On November 3, 2010, EDF and CEG implemented a comprehensive agreement restructuring the companies’ collaboration. The agreement, approved by EDF’s Boards of Directors on October 26, 2010, eliminates the outstanding put option that entitled CEG to sell EDF certain non-nuclear generation assets for a maximum $2 billion and enabled EDF to take full control over UniStar Nuclear Energy (UniStar).

Under the terms of the agreement, EDF acquired CEG’s 50% stake in UniStar, thus becoming the sole shareholder of UniStar, a joint venture previously owned 50/50 by EDF and CEG that manages development projects for EPR-type nuclear power plants in the United States (the first project concerns the Calvert Cliffs 3 site in Maryland).

CEG undertook to transfer potential new nuclear sites at Nine Mile Point and R. E. Ginna in New York State to UniStar.

In exchange for these transactions, EDF paid €140 million to CEG and agreed to transfer to CEG 3.5 million of its shares in CEG. 2.5 million of these shares were transferred during November 2010, with transfer of the remaining 1.0 million shares conditional on CEG’s sale of the sites named above.

The current ownership structure of CENG (Constellation Energy Nuclear Group) remains unchanged: CEG holds 50.01% ownership and EDF 49.99% .

9.2.2.1.1.2 EDF/Enel/Ansaldo agreement

On April 9, 2010, EDF, Enel and Ansaldo Energia signed a partnership agreement to specify areas of potential cooperation for development and construction of four EPR-type nuclear reactors in Italy.

9.2.2.1.1.3 Agreements with Chinese partners

On April 29, 2010, EDF signed agreements with two of China’s largest nuclear operators in order to consolidate its position in the country, confirming the Group’s involvement in the worldwide nuclear industry’s most extensive construction program. The agreement entered into with CNNC (China National Nuclear Corporation) aims to strengthen the engineering cooperation with EDF that began with construction of the Daya Bay and Ling Ao nuclear plants (Guangdong). The partnership agreement signed with CGNPC (China Guangdong Nuclear Power Holding Company) complements the 2008 joint venture agreement for construction and operation of two EPR-type nuclear reactors in Taishan (Guangdong province).

9.2.2.1.1.4 EDF/Delta agreement

On November 3, 2010, EDF and the Dutch energy company Delta signed an agreement to collaborate on the future development of a potential second nuclear power plant in Borssele, in the province of Zealand.

If EDF and Delta decide to take the project further, they will probably seek to work with other investing parties, who could have energy drawing rights.

9.2.2.1.1.5 Cooperation agreement between EDF and Rosatom

On June 19, 2010, EDF and Rosatom (Russian Federation) signed an agreement for cooperation in the fields of research and development, nuclear fuel and nuclear facilities already in existence or under construction. The agreement also covers cooperation in the form of exchanges of experience and training, including visits to industrial sites in both countries. Executive committees will be set up for each area of collaboration, to be supervised by a joint EDF-Rosatom strategic committee.

9.2.2.1.1.6 Extension of plant lifetimes in the United Kingdom

Following the UK government’s landmark announcements in December 2010 on the reform of its domestic electricity market, British Energy’s Board of Directors decided to extend the operating lifetime of its Heysham 1 and Hartlepool nuclear plants by 5 years to 2019. Full deployment of EDF Energy’s Plant Lifetime Extension (PLEX) is also due to extend the lifetimes of all Advanced Gas Reactor (AGR) plants by an average of 5 years and 20 years in the case of Sizewell B (PWR).

9.2.2.1.1.7 EDF: operator of the Penly 3 EPR

EDF, as chief operator, presented the Penly 3 project in the public consultation procedure that ran from March 24 to July 24, 2010. The national commission for public consultation submitted its report on the discussions on September 24, 2010, stating that the consultation had been properly conducted.

At its meeting of October 26, 2010, EDF’s Board of Directors decided to continue preparations for the Penly 3 project up to the final investment decision. EDF will hold the responsibility of nuclear operator, and will also act as architect-assembler. In September 2010, GDF SUEZ withdrew from the project; discussions are continuing with other potential industrial partners.

Following the Board’s decision, an application for a decree authorizing creation of the plant was filed on December 2, 2010.

1. Significant events related to litigation are described in chapter 20.

9.2.2.1.2Developments in EDF’s European positions

9.2.2.1.2.1 Germany

Sale of EnBW

The political authorities of Baden-Württemberg wanted to give EnBW a strong regional ownership structure to refocus the company’s activities in its region. Meanwhile, after 10 years of cooperation, the EDF group was due to begin renegotiation of its shareholders’ agreement with OEW, co-controller of EnBW. This renegotiation would have taken place against a complex, uncertain economic background.

In view of these factors, EDF’s Board of Directors met on December 6, 2010 and accepted the Baden-Württemberg region’s offer to buy its 45.01% interest in EnBW at the price of €41.5 per share, representing a total transaction value of €4.7 billion. OEW, the other shareholder in EnBW, decided not to sell its Subordinated shares1 to the region and not to exercise its preemption rights on EDF International’s stake in EnBW.

This firm offer comprised an initial downpayment of €1.5 per share paid on December 16, 2010, with settlement of the balance due in April 2011 at the latest. The offer includes no representations and warranties from EDF group in respect of the EnBW’s liabilities.

This offer represents a 18.6% premium over EnBW’s closing share price at December 3, 2010 and is approximately 6 times EnBW’s estimated EBITDA for 2011.

9.2.2.1.2.2 United Kingdom

9.2.2.1.2.2.1 Sale of distribution networks

Following the approval received from the European Commission and the French Minister of the Economy on the recommendation of France’s Commission for Investments and Transfers, EDF and EDF Energy finalized the transfer of the British regulated and deregulated electricity distribution networks to the Cheung Kong Group (CKI) on October 29, 2010, for an equity value of £3.2 billion (€3.7 billion). This transaction reduced the EDF group’s debt by approximately €6.7 billion.

9.2.2.1.2.2.2 Transfer of ownership of the Eggborough coal-fired plant

At the time of British Energy’s restructuring in 2005, Eggborough’s creditor banks were given a call option to acquire ownership of the plant, valid for exercise until August 31, 2009. The terms of this option were unaffected by EDF’s takeover of British Energy in January 2009, and it was exercised in August 2009. Ownership of the Eggborough coal-fired plant was transferred with effect from March 31, 2010.

9.2.2.1.2.3 Benelux

9.2.2.1.2.3.1 Purchase of shares from certain minority shareholders of SPE

With the purchase of 12.5% of the shares in SPE for the price of €215 million in June 2010, EDF increased its holding in the Belgian utility company to 63.5% . The purchase took place after three shareholders exercised all or part of the put option granted to them by the shareholder agreement applicable when EDF acquired control of SPE.

9.2.2.1.2.3.2 Start-up of SLOE in the Netherlands

On February 12, 2010 the EDF group and DELTA inaugurated the SLOE GCC power plant (870 MW).

EDF, which owns 50% of the installed capacity of this plant, is selling its share of the electricity produced on the wholesale market through its subsidiary EDF Trading. The SLOE plant also enables EDF to diversify its energy mix in the Benelux countries by extending the Group’s generating facilities in the region, particularly Belgium, through its subsidiary EDF Belgium (which holds 50% of the drawing rights to the Tihange 1 nuclear power plant) and its majority interest in SPE (with a diversified fleet generating a total 1,969 MW).

9.2.2.1.2.4 Italy – Fenice/Inter Rao agreement

As part of a more general framework agreement entered into by EDF and Inter Rao in November 2009, Fenice, a supplier of energy and environmental services fully-owned by the EDF group and the Russian electricity company Inter Rao, signed an agreement in March 2010 to form a joint-venture named Interenergoeffect to develop energy efficiency projects in Russia.

9.2.2.1.2.5 Developments in the natural gas business

9.2.2.1.2.5.1 Gazoduc South Stream

EDF, ENI and Gazprom signed a memorandum of understanding on June 19, 2010 in St. Petersburg concerning EDF’s investment in South Stream AG, the company formed for the gas pipeline project under the Black Sea. The Memorandum stipulates that EDF will join the project through a reduction in ENI’s stake in South Stream AG and that EDF’s share will be at least 10%. Negotiations are continuing between the parties to finalize the terms of the contracts required for implementation of the agreement, especially the tripartite shareholder pact.

9.2.2.1.2.5.2 Discovery of gas in Norway by Edison

Edison announced on September 16, 2010 that it had discovered a gas field in the Norwegian Sea, with estimated reserves of between 5 and 18 billion m3. Edison has official “operator” status for the Norwegian plateau.

1. 25.001% of the capital, subject to specific rules.

9.2.2.1.3 Reinforcing renewable energies and environmentally-friendly technologies

9.2.2.1.3.1 Commissioning of the Nam Theun 2 hydroelectric plant in Laos

The commissioning of the Nam Theun 2 hydroelectric plant with total capacity of 1,070 MW in early May 2010 marked the completion of construction of this major project for the EDF group in South-East Asia. The plant was inaugurated on December 9, 2010. EDF participated in this project not only as turnkey constructor, but also as a shareholder in Nam Theun 2, the company that operates the facility under a 25-year concession arrangement with the Government of Laos, after which the government will become the plant owner.

In September, the Group acquired a further 5% of the capital of Nam Theun 2 Power Company (NTPC), the owner and operator of the plant, raising its holding in the company to 40%.

9.2.2.1.3.2 EDF Énergies Nouvelles

EDF Énergies Nouvelles is aiming to reach a net installed capacity of 4,200 MW by the end of 2012, including 500 MWp of photovoltaic solar power.

EDF Énergies Nouvelles increased its windpower generation capacity by 273 MW during 2010, to a total 2,923 MW gross at the end of the year. New windpower plants were commissioned, mainly in Italy (+74 MW), Greece (+64 MW), the UK (+50 MW), Turkey (+34 MW), France (+21 MW) and Mexico (+30 MW).

EDF EN also continued to develop its photovoltaic solar power activities, commissioning 186 MWp during the year primarily in Italy, France, Canada, Spain and Greece. At December 31, 2010, its solar capacity in operation totaled 267 MWp gross, plus a further 163 MWp under construction including capacities under construction for the Development and Sale of Structured Assets1 activity.

9.2.2.2 Activities in France

9.2.2.2.1 EDF/AREVA agreements

In application of the agreement of December 19, 2008 setting forth the principles governing back-end cycle contracts for the post-2007 period, EDF and AREVA signed two contracts on July 12, 2010 entitled the “EDF-AREVA NC Processing-Recycling agreement” and the “Settlement agreement for recovery and conditioning of EDF waste, the final shutdown and decommissioning of the AREVA NC plant at La Hague, and operations at Saint Laurent A”. The Processing-Recycling agreement defines the contractual terms for the period 2008-2012 and the principles governing prices and investments for subsequent periods.

As the effects of these new agreements had already been anticipated based on the previous agreements, they have no material impact on the Group’s consolidated financial statements.

EDF and AREVA also signed an agreement extending operation of the Eurodif enrichment plant until the end of 2012 and laying down the operating conditions for 2011-2012. This agreement stipulates that Eurodif will start operating at its minimum technical capacity as soon as possible, with EDF supplying the electricity over the period. It also provides EDF with an additional 1,000 MW over 2011-2012 to supply electricity to customers, and ultimately a total of 2,000 MW.

9.2.2.2.2 Flamanville 3

Significant progress has been made on the Flamanville EPR project. Key milestones have been reached, including completion of the discharge tunnel, resolution of difficulties with the reinforcement and liner, start-up of electromechanical facilities on the nuclear island and good progress in the machine room. Engineering work was more than 70% complete at the end of 2010. The target date for production of the first commercially viable power output is now set at 2014, with construction costs reestimated at some €5 billion.

9.2.2.2.3 Exeltium

On March 25, 2010, EDF signed two amendments to the 2008 agreement with Exeltium. These agreements cover volumes of some 311 TWh, and electricity supplies for the first unit of the EDF-Exeltium agreement (for approximately 150 TWh) began on May 1, 2010. In compliance with the agreement, Exeltium settled its first advance of €1.7 billion in late April. Deliveries for the second tranche of the agreement are scheduled to start in the early part of 2011.

9.2.2.3 Regulatory environment

9.2.2.3.1 France

9.2.2.3.1.1 “NOME” – Law on the new electricity market organization in France

The French “NOME” law on the new electricity market organization was enacted on December 7, 2010. The implementation decrees are expected to be issued in 2011.

The basic principles of this law, which is intended to encourage greater competition on the electricity market in France, are:

•

development of competition, by allowing other suppliers temporary access (for no more than 100 TWh) to EDF’s baseload nuclear energy output until 2025. This applies the principle of regulated access to historical nuclear energy (ARENH – Accès Régulé à l’Électricité Nucléaire Historique), for which the price will be set by government decision;

•	peakload consumption management, ultimately requiring all suppliers to have the flexibility to renegotiate deliveries or guarantee sufficient production to supply all their customers;
•

continuation of the “blue” tariff for residential and small business customers; the calculation method will be modified from 2015 in accordance with the principle of “regulated access to historical nuclear energy”;

•	discontinuation of the “yellow” and “green” tariffs for business customers from 2015;
•	deferral by 5 years, to June 29, 2016, of the deadline for building up the dedicated assets portfolio[2].

The impact of this law on the transition tariff (TaRTAM) system is described below.

1. DVAS – Développement-Vente d’Actifs Structurés.

2. Assets built up in compliance with the Law of June 28, 2006 to cover long-term nuclear commitments.

9.2.2.3.1.2 Prolongation of the TaRTAM transition tariff system

The French Law of June 7, 2010 and the NOME law successively extended the TaRTAM transition tariff system until the effective date of the principle of regulated access to historical nuclear energy (ARENH - Accès Régulé à l’Électricité Nucléaire Historique), which the Group expects to be June 30, 2011, and set forth the conditions in which customers wishing to benefit from this prolongation could do so. Consumers will not be able to leave the transition tariff before the December 31, 2010 deadline or change the tariff parameters during the same period unless there are favorable sustainable changes in activity at a site. The impact of application of these laws on the 2010 consolidated financial statements is a net increase of €380 million to provisions, €115 million of which concern the first half of 2011.

9.2.2.3.1.3 The CSPE

The Contribution to the Public Electricity Service (Contribution au Service Public de l’Électricité or CSPE) is intended to compensate for certain public service charges assigned to EDF in particular. The CSPE is collected directly from the final customer. It had been set at €4.5/MWh since 2004, limited by the law of February 10, 2000 to a maximum of 7% of the variable portion of the “blue” tariff (i.e. €5.58/MWh based on current tariffs).

Since 2007, CSPE income has been unable to cover expenses, which have been rising regularly, primarily due to rising windpower and solar power output covered by purchase obligations. The shortfall, amounting to €2.8 billion at December 31, 2010, is borne solely by EDF.

France’s 2011 Budget (Loi de finances) of December 29, 2010 reformed the CSPE system, partly in response to a report issued on September 28, 2010 by French parliament members Diefenbacher and Launay, which stressed the need for full coverage of the costs incurred by EDF to carry out its public service missions.

This law abolished the legal limit on the CSPE and stated that if the government does not issue a decision in response to the French energy regulator CRE’s proposal, the unit amount proposed by the CRE automatically applies at January 1 subject to a maximum increase of €3/MWh. As a result, the unit CSPE has amounted to €7.5/MWh since January 1, 2011.

In addition, a decree of December 9, 2010, published in France’s Official Gazette (Journal Officiel) of December 10, 2010, suspended the obligation to purchase photovoltaic solar power for three months, except for projects of less than 3kW. The government will use this period for consultation and to establish a new regulation framework for better control over growth in this field of activity.

9.2.2.3.1.4 Hydropower concessions

On April 22, 2010, the French Ministry of Ecology, Energy, Sustainable Development and the Sea announced the scope and timetable for renewal of hydropower concessions through a tendering process between now and 2015. The measures concern ten concessions with a combined power of approximately 5,300 MW or 20% of the French hydropower fleet’s power.

For EDF, these renewals represent total power of some 4,300 MW and average annual generation output of 6.8 TWh or 15% of EDF’s total gross hydropower output.

The State has decided to renew half of these concessions early (2,150 MW out of the total 4,300 MW). In such cases, an indemnity is payable to compensate the outgoing operator. Depending on the concessions, calls for tender should be spread over the 2013-2015 period.

9.2.2.3.1.5 Change in governance of RTE EDF Transport and allocation of 50% of RTE EDF Transport shares to dedicated assets

A decree of December 31, 2010 appointed two further representatives of the French government to the Supervisory Board of RTE EDF Transport, replacing representatives of EDF. This gives the French government 4 members on the Board, the same number as EDF and employee representatives respectively. As a result, the EDF group no longer has a majority on RTE EDF Transport’s Supervisory Board, and therefore no longer has exclusive control over RTE EDF Transport’s operating and financial policies as defined by IAS 27. Given the existence of significant influence, particularly through its representative members on the Supervisory Board, the Group’s investment in RTE EDF Transport is accounted for under the equity method from December 31, 2010. This led to deconsolidation of €6.3 billion of RTE EDF Transport’s indebtedness in the Group’s financial statements at December 31, 2010.

At the same date, the EDF group allocated 50% of shares in RTE EDF Transport to its portfolio of dedicated assets. This operation was approved by the Board of Directors on December 14, 2010 and has received the required administrative authorizations1. RTE EDF Transport remains wholly-owned by EDF.

The value of the shares in RTE EDF Transport allocated to dedicated assets is €2.3 billion.

The allocation of 50% of RTE EDF Transport shares diversifies EDF’s dedicated asset portfolio while reducing its volatility. Infrastructure assets such as RTE EDF Transport have predictable profitability and low correlation with other categories of financial assets such as equities or bonds.

9.2.2.4 Governance

9.2.2.4.1 Executive Committee

On February 4, 2010, the EDF group formed a new management team headed by Henri Proglio. The members of the Group’s Executive Committee (Comex) at December 31, 2010 are: Henri Proglio, Chairman and Chief Executive Officer, Marianne Laigneau, Group Senior Executive Vice President, Human Resources, Pierre Lederer, Group Senior Executive Vice President, Customers, Optimisation and Trading, Hervé Machenaud, Group Senior Executive Vice President, Generation and Engineering, Jean-Louis Mathias, Group Senior Executive Vice President, Activities Coordination in France, Information Systems, Gas and Renewable Energy sources, Thomas Piquemal, Group Senior Executive Vice President, Finance, Vincent de Rivaz, Chief Executive of EDF Energy, and Alain Tchernonog, General Secretary. Denis Lépée, Advisor to the Chairman, is Secretary to the Executive Committee.

1.

The decree of February 2007 on secure financing of nuclear expenses, which governs constitution of dedicated assets, was amended by the decree of December 29, 2010 which took effect on December 31, 2010.

9.2.2.4.2 General management

The Chairman and Chief Executive Officer Henri Proglio heads the EDF group’s Management Committee, whose members are the members of the Comex plus: Michèle Bellon, Chair of ERDF’s Management Board, Catherine Gros, Deputy Group Executive Vice President, Group Communications, Bruno Lescoeur, Deputy Group Executive Vice President, Gas, Anne Le Lorier, Deputy Group Executive Vice President, Corporate Risk Management and Corporate Audit, Philippe Méchet, Director of Institutional Relations, Umberto Quadrino, Chief Executive Officer of Edison, Gérard Wolf, Deputy Group Executive Vice President in charge of International Activities. Denis Lépée is Secretary to the Management Committee and Alain Tchernonog chairs the committee in the absence of the Chairman and CEO.

9.2.2.4.3 Board of Directors

Jean-Dominique Comolli was appointed as a member of the EDF Board of Directors representing the French government by decree of September 29, 2010, replacing Bruno Bézard.

9.2.2.5 Human Resources

9.2.2.5.1 Employee protection

In the wake of the French pension reform law of November 9, 2010, the French government sent the Board of Directors of the CNIEG (the pension body for France’s electricity and gas sector) a proposal for a decree to affiliate electricity and gas sector (IEG) status employees to the standard national pension system for public sector workers. However, these measures will only apply to the IEG sector from 2017. They mainly concern:

•	a progressive 2-year rise in the official retirement age, the age for automatic qualification for a full pension and the maximum age at which an employee must retire;
•	discontinuation of special early retirement based on the number of children, for all employees who will only qualify for a pension after January 1, 2017.

The increase in the number of contributions required to qualify for a full pension will also apply directly and automatically to the special IEG pension regime (165 quarters will be required from July 1, 2017).

As part of the earlier 2008 pension reform, the sector-specific agreement of April 16, 2010 concerning the way the system takes into consideration the specificities of different businesses defined new criteria for attribution of “active work” (i.e. non-sedentary) classification. The purpose of this is to better reflect current working conditions, and set up a system attributing paid leave entitlements, to be taken after qualifying for retirement, to employees hired on or after January 1, 2009 who would no longer benefit from the advantages of “active work” status. An amendment to the national personnel regulations will be required before the new “active work” classification criteria can come into force.

In 2010, in compliance with the February 2005 pension coverage agreements with the public pension bodies AGIRC and ARRCO, the rates for validation by additional public pension schemes of previously-earned entitlements became permanent. They were raised to the maximum values possible under the agreements.

Negotiations for additional compulsory healthcare coverage ended led to the Sector-Specific Agreement of June 4, 2010. This coverage is applicable from January 1, 2011.

9.2.2.5.2 Working hours

The negotiations begun at EDF SA in 2009 concerning the working hours of executives (as defined by French law) have been suspended for the time being.

9.2.2.5.3 Total remuneration

An “EDF SA 2011 individual pay measures” agreement was signed on December 23, 2010 to complement the sector’s general measures recommended by employers on November 30, 2010. The overall average increase including all general and individual pay measures is 3.95% .

On November 10, 2010, two new agreements were signed concerning EDF SA’s contribution to the Group’s Corporate Savings Plan (PEG) and the Group’s collective pension fund plan (PERCO1) for 2011. The terms of the employer’s contribution to match the payments made to the PEG and PERCO were maintained unchanged.

9.2.2.5.4 Renewal of skills

The “Training Challenge” (Défi Formation) agreement signed on September 10, 2010 by all unions representing EDF employees is a significant milestone in the Group’s ambitions for employee relations inFrance (EDF SA, ERDF, RTE EDF Transport).

The agreement is intended to stimulate social mobility at EDF (by training leading to promotions, and block release programs) and introduce Academies and an EDF Campus to foster innovation and training. These policies, currently being introduced by the Group in France, will be progressively rolled out to other countries.

9.2.2.6 Group financing

Details of all financing operations by the Group can be found in note 38 to the consolidated financial statements at December 31, 2010.

9.2.2.7 Scope of consolidation

The main changes in the scope of consolidation are presented in note 5 to the consolidated financial statements at December 31, 2010.

1. PEG: Plan d’Épargne Groupe; PERCO: Plan d’Épargne pour la Retraite Collectif.

9.3 ●● Introduction to analysis of results for 2010

Pursuant to European regulation 1606/2002 of July 19, 2002 on the adoption of international accounting standards, the EDF group’s consolidated financial statements at December 31, 2010 are prepared under the international accounting standards published by the IASB and approved by the European Union for application at December 31, 2010. These international standards are IAS (International Accounting Standards), IFRS (International Financial Reporting Standards) and interpretations issued by the SIC and IFRIC.

The comparative figures for 2009 have been restated for the effect of application of IFRIC 18 “Transfers of Assets from Customers”, IFRIC 12

“Service Concession Agreements”, IFRS 5, “Non-current assets held for sale and discontinued activities” and the change in the consolidated income statement presentation of the net changes in fair value on Energy and Commodity derivatives, excluding trading activities (see note 2 to the consolidated financial statements).

In application of IFRS 5, the net income of activities held for sale is presented on a separate line in the income statement for the years presented. The impact of application of IFRS 5 on the figures published in 2009 is presented in note 2 to the consolidated financial statements and almost entirely relates to the sale of EnBW.

9.4 ●● Principal accounting methods sensitive to the use of estimates and judgments

The preparation of the financial statements requires the use of judgments, best estimates and assumptions in determining the value of assets and liabilities, income and expenses recorded for the period, and positive and negative contingencies at year-end. If there are changes in the assumptions used or actual economic conditions differ from current year-end conditions, the figures in future financial statements may differ significantly from current estimates.

The principal sensitive accounting methods involving use of estimates and judgments are described in note 1 to the consolidated financial statements at December 31, 2010.

9.5 ●● Segment reporting of financial information

Segment reporting presentation complies with IFRS 8, “Operating segments”.

Segment reporting is determined before consolidation adjustments and inter-segment eliminations. Intersegment transactions take place at market prices.

In accordance with IFRS 8, the breakdown used by the EDF group corresponds to the operating segments as regularly reviewed by the Group’s Management Committee. The reporting segments used by the Group are:

•

“France”, which refers to EDF, RTE EDF Transport and ERDF, comprising the deregulated activities (mainly Generation and Supply), network activities (Distribution and Transmission) and French island activities;

•	“United Kingdom”, which comprises the entities of the EDF Energy subgroup including British Energy and EDF Development UK Ltd;
•	“Italy”, which covers entities located in Italy, particularly the Edison subgroup, TDE and Fenice;
•	“Other International”, which covers EDF International and the other gas and electricity entities located principally in continental Europe, but also in the USA, Latin America and Asia;
•

“Other Activities”, which groups together all the Group’s other subsidiaries and investments, including EDF Trading, EDF Énergies Nouvelles, Dalkia, Tiru, Électricité de Strasbourg and EDF Investissements Groupe.

Following the sale of EnBW which has yet to be completed, the former “Germany” segment is a discontinued operation and is no longer reported as an operating segment.

9.6 ●● Analysis of the consolidated income statements for 2010 and 2009

Years ended December 31 (in millions of Euros)	2010	2009
Sales	65,165	59,140

Fuel and energy purchases	(26,021)	(22,590)

Other external expenses	(10,582)	(10,213)

Personnel expenses	(11,422)	(10,708)

Taxes other than income taxes	(3,227)	(2,902)

Other operating income and expenses	3,090	3,202

Prolongation of the TaRTAM system – Laws of June 7 and December 7, 2010	(380)	-

Operating profit before depreciation and amortization (EBITDA)	16,623	15,929

Net changes in fair value on Energy and Commodity derivatives, excluding trading activities	15	539

Net depreciation and amortization	(7,426)	(6,796)

Net increases in provisions for renewal of property, plant and equipment operated under concessions	(428)	(490)

Impairment/Reversals	(1,743)	(49)

Other income and expenses	(801)	173

Operating profit (EBIT)	6,240	9,306

Financial result	(4,426)	(4,204)

Income before taxes of consolidated companies	1,814	5,102

Income taxes	(1,079)	(1,432)

Share in income of associates	134	104

Net income of discontinued operations	380	311

NET INCOME	1,249	4,085
Net income attributable to non-controlling interests	229	183

EDF NET INCOME	1,020	3,902
Net earnings per share (in Euros)	0.55	2.14

Diluted earnings per share (in Euros)	0.55	2.14

The Group’s net income excluding non-recurring income and net changes in the fair value of Energy and Commodity derivatives (excluding trading activities) net of taxes amounted to €3,961 million in 2010 (€3,558 million in 2009) (see 9.6.10).

9.6.1 Sales

10.2% rise in consolidated sales (organic growth of 4.6%)

	2010	2009	Variation	Variation	Organic
(in millions of Euros)				(%)	growth (%)
France	36,167	34,075	2,092	+6.1	+6.1
United Kingdom	10,683	11,236	(553)	- 4.9	-4.4
Italy	5,647	4,870	777	+16.0	+15.8
Other International	6,878	3,442	3,436	+99.8	+1.4
Other Activities	5,790	5,517	273	+4.9	+5.0
Total excluding France	28,998	25,065	3,933	+15.7	+2.4
GROUP SALES	65,165	59,140	6,025	+10.2	+4.6

The EDF group’s consolidated sales totaled €65,165 million for 2010, a rise of 10.2% compared to 2009. This growth includes favorable foreign exchange effects of €748 million or +1.3%, essentially attributable to the rise of the pound sterling and the Polish and Brazilian currencies against the Euro. Changes in the scope of consolidation1 totaled €2,586 million (+4.4%), and mainly concern the acquisitions of SPE in Belgium and CENG in the United States in late 2009, partly offset by sales of UK networks in October 2010. Excluding these effects, organic growth2 stood at +4.6%.

In France, 2010 sales showed organic growth of +6.1%, chiefly in electricity sales. Electricity sales benefited from favorable volume effects (+4.1 points) primarily due to higher nuclear power output, and favorable price effects (+2 points) resulting principally from the tariff rises of August 2009 and 2010.

Sales excluding France (the United Kingdom, Italy, Other International and Other Activities segments) registered a 15.7% increase which incorporates the consolidation of SPE and CENG at the end of 2009 and the opposite effect of sale of the UK networks in October 2010.

The organic growth in sales outside France excluding changes in the scope of consolidation and foreign exchange effects was 2.4%.

In the United Kingdom, sales showed an organic decline of 4.4% due to unfavorable price effects and a downturn in nuclear generation.

In Italy (organic growth of +15.8%), the higher volumes in the electricity and hydrocarbons segments more than compensated for the reduction in average unit sales prices.

Sales by the Other International segment showed organic growth of 1.4%, driven mainly by central Europe.

The higher level of sales by the Other Activities segment (organic growth of +5.0%) mainly reflects the business growth at EDF Énergies Nouvelles and Dalkia, although this was partly offset by lower sales at EDF Trading3.

In 2010, sales outside France represented 44.5% of total consolidated sales, compared to 42.4% in 2009. Changes in the scope of consolidation between 2009 and 2010 were the major factor in the difference.

1.	In application of IFRS 5, EnBW has been reclassified as a “Discontinued operation” for both 2009 and 2010. As a result, there is no impact on the scope effect.
2.

The organic growth or decline is the change in Group business that does not incorporate the positive or negative effects of changes in the scope of consolidation (acquisitions or disposals of subsidiaries) or in exchange rates or accounting methods.

3.	EDF Trading sales consist of trading margins.

9.6.2 EBITDA

Consolidated EBITDA up by 4.4%, with organic growth of 2.8% (and 5.2% excluding prolongation of the TaRTAM – laws of June 7 and December 7, 2010)

	2010	2009	Variation	Variation	Organic
(in millions of Euros)				(%)	growth (%)
Sales	65,165	59,140	6,025	+10.2	+4.6
EBITDA	16,623	15,929	694	+4.4	+2.8

Consolidated EBITDA for 2010 amounted to €16,623 million, up by 4.4% from 2009 (organic growth of 2.8%) .

This includes a €380 million provision in view of the successive prolongations of the TaRTAM transition tariff system to the second half of 2010, then the first half of 2011 (Laws of June 7, 2010 and December 7, 2010). Without the impact of this factor, organic growth would be 5.2%.

The effects of changes in the scope of consolidation amounted to €42 million (+0.3%), mostly associated with the acquisitions of SPE and CENG in late 2009, partly counterbalanced by the sale of the UK networks in 2010. Foreign exchange effects amounted to +€199 million (+1.2%) resulting essentially from rises in the pound sterling and the Polish and Brazilian currencies against the Euro.

	2010	2009	Variation	Variation	Organic
(in millions of Euros)				(%)	growth (%)
France	10,124	9,403	721	+7.7	+7.7
United Kingdom	2,732	3,063	(331)	-10.8	-5.9
Italy	801	795	6	+0.8	+0.6
Other International	1,084	654	430	+65.7	+8.0
Other Activities	1,882	2,014	(132)	-6.6	-7.1
Total excluding France	6,499	6,526	(27)	-0.4	-4.1
GROUP EBITDA	16,623	15,929	694	+4.4	+2.8

In France, EBITDA was up by 7.7% compared to 2009. Excluding the impact of successive prolongations of the TaRTAM transition tariff system to the second half of 2010 and first half of 2011, EBITDA registered organic growth of 11.7%, mainly attributable to nuclear output and the favorable effect of the weather on network activities.

France contributed 60.9% of consolidated EBITDA for 2010 (59% in 2009).

Outside France, EBITDA decreased by 0.4%, including the effect of consolidation of SPE and CENG late in 2009 and the sale of UK networks in 2010. On a like-for-like basis, the organic change stood at -4.1% .

The United Kingdom and Other Activities (where the effect was unfavorable for EDF Trading but favorable for EDF Énergies Nouvelles) registered an organic decline, but EBITDA showed organic growth in the Other International segment, particularly central Europe and other European countries (Belgium, the Netherlands and Austria).

The Group’s EBITDA/sales ratio stood at 25.5% in 2010 compared to 26.9% in 2009. The decrease was particularly noticeable in the Other Activities segment (32.5% in 2010 against 36.5% in 2009), mainly for EDF Trading and, to a smaller degree, Italy (14.2% in 2010 against 16.3% in 2009) and the Other International segment (15.8% in 2010 against

19.0% in 2009). The ratio was also down in the United Kingdom (25.6% in 2010 against 27.3% in 2009) but up in France (28.0% in 2010 against 27.6% in 2009).

9.6.2.1 Fuel and energy purchases

Fuel and energy purchases amounted to €26,021 million, up by 15.2% from 2009 with organic growth at 4.0% .

In France, fuel and energy purchases rose by +3.7%, essentially as a result of the increase in energy purchases under purchase obligations.

Outside France, they rose by 24.5% corresponding to organic growth of 4.3% .

This organic growth was mainly concentrated in Italy, where it reflected the increase in gas volumes as thermoelectric and industrial requirements rose, and electricity purchases expanded to take advantage of low prices and optimize industrial margins.

In contrast, fuel and energy purchases were down in the United Kingdom, following a fall in supply costs on the wholesale electricity and gas markets.

9.6.2.2 Other external expenses

Other external expenses amounted to €10,582 million, €369 million (+3.6%) higher than in 2009, with organic growth of +1.3%.

In France, other external expenses decreased by 2.2% . This essentially results from the lower level of storm-related costs in 2010, particularly at ERDF, which was partly counterbalanced by the step-up in maintenance for the generation fleets.

Outside France, other external expenses increased by 13.8% (organic rise of 7.4%) . There was organic growth in the Other Activities segment, largely driven by business growth at EDF Énergies Nouvelles.

9.6.2.3 Personnel expenses

Personnel expenses totaled €11,422 million, up by €714 million (+6.7%) compared to 2009, corresponding to organic growth of 4.6%.

In France, the 2.8% increase mainly results from the higher workforce numbers associated with skill renewal and pay rises.

Outside France, the increase in personnel expenses stood at 19.2%, including the effect of consolidation of SPE and CENG, corresponding to organic growth of 10.5%.

The organic growth stood at 18.2% in the UK, mainly reflecting rising pension charges due to inclusion of actuarial losses in profit and loss.

9.6.2.4 Taxes other than income taxes

Taxes other than income taxes rose by €325 million, mainly in France. This increase relates to the reversal in 2009 of the FACE1 provision (€324 million, corresponding to one year’s contribution to electrification work in rural areas) after the introduction of the TURPE 3 network access tariffs.

9.6.2.5 Other operating income and expenses

Other operating income and expenses generated income of €3,090 million in 2010, down by €112 million (-3.5%) from 2009 (organic decline of 0.4%).

In France, other operating income and expenses were positive at €2,466 million, a decline of €241 million (8.9%) explained primarily by various indemnities received in 2009 that were higher than in 2010.

Outside France, other operating income and expenses were positive and rising, with a favorable impact of €228 million on a like-for-like basis. The rise was chiefly concentrated in the United Kingdom, which benefited from the sale of the Eggborough plant and a favorable change in provisions for doubtful receivables. The rise in Italy is attributable to the early termination indemnity recorded by Edison on the end of the subsidy system for certain CIP6 plants, and the rise in the Other Activities segment mainly reflects the gain on disposal of Usti by Dalkia in the Czech Republic.

9.6.2.6 Prolongation of the TaRTAM transition tariff system (Laws of June 7, 2010 and December 7, 2010)

In France, an expense of €380 million was recorded in 2010 following prolongations of the TaRTAM transition tariff system to the second half of 2010 and then the first half of 2011 (Laws of June 7, 2010 and December 7, 2010).

9.6.3 EBIT

EBIT down by 32.9%

	2010	2009	Variation	Variation	Organic
(in millions of Euros)				(%)	growth (%)
EBITDA	16,623	15,929	694	+4.4	+2.8
Net changes in fair value on Energy and Commodity
derivatives, excluding trading activities	15	539	(524)
Net depreciation and amortization	(7,426)	(6,796)	(630)	+9.3	+5.5
Net increases in provisions for renewal of property, plant and equipment operated under concessions	(428)	(490)	62	-12.7	-12.7
Impairment/reversals	(1,743)	(49)	(1 694)
Other income and expenses	(801)	173	(974)	.
OPERATING PROFIT (EBIT)	6,240	9,306	(3,066)	-32.9	-33.9

EBIT totaled €6,240 million for 2010, down by 32.9% from 2009 or an organic variation of -33.9%.

1. Fond d’Amortissement des Charges d’Électrification (sinking fund for electrification charges).

9.6.3.1 Net changes in fair value on Energy and Commodity derivatives, excluding trading activities

The net changes in fair value on Energy and Commodity derivatives, excluding trading activities with their intrinsic volatility, decreased from €539 million in 2009 to €15 million in 2010. Most of these changes relate to hedging operations recorded separately from the items hedged.

9.6.3.2 Net depreciation and amortization

The €630 million increase in net depreciation and amortization is principally attributable to the effect of consolidation of SPE and CENG from late 2009 and the organic growth in depreciation and amortization, which was particularly noticeable in France and at EDF Énergies Nouvelles.

9.6.3.3 Net increases in provisions for renewal of property, plant and equipment operated under concessions

The €62 million decrease in net increases in provisions for renewal of property, plant and equipment operated under concessions between 2009 and 2010 is attributable to ERDF and relates to reduction of the basis for valuation of assets renewable during the term of the concession.

9.6.3.4 Impairments

The €1,743 million of impairments recorded in 2010 principally concerns the United States (€929 million), the United Kingdom segment (€397 million) and to a lesser extent the Other Activities and Italy segments.

9.6.3.5 Other income and expenses

Other income and expenses resulted in a net expense of €801 million in 2010, compared to net income of €173 million in 2009.

In 2009, they mainly included the gain on transfer of Emosson dam drawing rights to Alpiq.

In 2010, they include the unfavorable effect of a provision of €750 million for risks related to all the Group’s Italian activities (see section 9.7.3.3)

9.6.4 Financial result

	2010	2009	Variation	Variation
(in millions of Euros)				(%)
Cost of gross financial indebtedness	(2,754)	(2,529)	(225)	+8.9
Discount expense	(3,134)	(2,997)	(137)	+4.6
Other financial income and expenses	1,462	1,322	140	+10.6
FINANCIAL RESULT	(4,426)	(4,204)	(222)	+5.3

The financial result for 2010 is a financial expense of €4,426 million, €222 million (+5.3%) more than in 2009, primarily as a result of:

•

a €225 million increase in the cost of gross indebtedness resulting from the higher average gross indebtedness, which only partly benefited from the favorable effects of disposal of the Networks in the United Kingdom in late 2010; however, application of the equity method to RTE EDF Transport at December 31, 2010 has no impact on the cost of indebtedness before 2011;

•	a €137 million increase in discount expenses, concerning the United Kingdom, France, and the impact of consolidation of CENG at the end of 2009;
•

a favorable €140 million change in other financial income and expenses, caused mainly by the higher returns on assets funding long-term employee benefit obligations and capitalized borrowing costs (capitalized interest).

9.6.5 Income taxes

Income taxes amounted to €1,079 million in 2010, corresponding to an effective tax rate of 59.5% . The tax charge for 2009 was €1,432 million, corresponding to an effective tax rate of 28.1% .

The increase in the effective tax rate between 2009 and 2010 chiefly relates to the provision for risks in the Italy segment, and impairment booked during the year.

Excluding these factors, the effective tax rate is 29.6% . The rate was adversely affected by taxation of certain components of the gain on sale of the Networks activities in the UK.

9.6.6 Share in net income of associates

The Group’s share in net income of associates was €134 million in 2010, up by €30 million from 2009. The difference is largely due to unfavorable non-recurring items in 2009, principally in the UK.

9.6.7 Net income of discontinued operations

In 2009 and 2010, this line reports the net income of EnBW, which was in the process of being sold at December 31, 2010. It amounted to €380 million in 2010, up by €69 million (+22.2%) . EnBW benefited from its expansion in the electricity business and specific favorable factors such as gains on disposals corresponding to the PRE/PT operation1 and the sale of Geso.

9.6.8 Net income attributable to non-controlling interests

The net income attributable to non-controlling interests amounted to €229 million in 2010, €46 million more than in 2009. This increase mainly results from Centrica’s investment in 20% of Lake Acquisitions (which owns British Energy) and the consolidation of SPE from late 2009.

9.6.9 EDF net income

EDF net income was €1,020 million for 2010, down by 73.9% from 2009 (€3,902 million).

9.6.10 Net income excluding non-recurring items2

The Group’s net income excluding non-recurring items stood at €3,961 million for 2010, €403 million (+11.3%) higher than for 2009.

Based on a constant scope of consolidation and exchange rates, the increase was 17.2% .

Non-recurring items and the net change in fair value on Energy and Commodity derivatives excluding trading activities, net of tax, totaled - €2,941 million in 2010, mainly comprising impairments and other operating income and expenses related to the United States and Italy and to the TaRTAM provision in France.

Non-recurring items and the net change in fair value on Energy and Commodity derivatives excluding trading activities, net of tax, totaled €344 million3 in 2009.

9.6.11 Net indebtedness4

The Group’s net indebtedness declined by €8,107 million in 2010, from €42,496 million at December 31, 2009 to €34,389 million at December 31, 2010. Changes in net indebtedness are explained in section 9.8.

1.	Gain on disposal of the heat company PT and revaluation of the existing investment in the Prague electricity distributor PRE.
2.

Net income excluding non-recurring items is not defined by IFRS and is not directly visible in the consolidated income statements. The definition of this item has been revised in 2010: it corresponds to the Group’s share of net income excluding non-recurring items and the net change in fair value on Energy and Commodity derivatives, excluding trading activities, net of tax (see 9.6.10).

3.

+€344 million: +€362 million of net changes in fair value on Energy and Commodity derivatives excluding trading activities, +€220 million for the reimbursement by the French State following cancellation of the European Commission’s decision of December 16, 2003, and -€238 million of gains and losses on disposals, impairment of securities and operating assets and various provisions.

4.

Net indebtedness comprises total loans and financial liabilities, less cash and cash equivalents and liquid assets. Liquid assets are financial assets comprising funds and interest rate instruments with initial maturity of over three months that are readily convertible into cash regardless of their maturity and are managed according to a liquidity-oriented policy. The definition of net indebtedness has been revised in 2010 to reflect the Group’s loans to RTE EDF Transport, which is accounted for under the equity method from December 31, 2010.

9.7 ●● Breakdown of EBIT by geographical area

The EDF group’s segment reporting principles are presented in note 8 to the consolidated financial statements at December 31, 2010. The breakdown of EBIT by operating segment is as follows:

2010 (in millions of Euros)	France	United Kingdom	Italy	Other International	Other Activities	Group
SALES	36,167	10,683	5,647	6,878	5,790	65,165
Fuel and energy purchases	(10,441)	(5,827)	(4,340)	(4,405)	(1,008)	(26,021)
Other external expenses	(6,339)	(1,276)	(428)	(660)	(1,879)	(10,582)
Personnel expenses	(8,401)	(1,305)	(212)	(511)	(993)	(11,422)
Taxes other than income taxes	(2,948)	(75)	(9)	(99)	(96)	(3,227)
Other operating income and expenses	2,466	532	143	(119)	68	3,090
Prolongation of the TaRTAM transition tariff	(380)	-	-	-	-	(380)
OPERATING PROFIT BEFORE
DEPRECIATION AND AMORTIZATION	10,124	2,732	801	1,084	1,882	16,623
(EBITDA) Net changes in fair value on Energy and Commodity derivatives,	37	(68)	-	157	(111)	15
excluding trading activities
Net depreciation and amortization	(4,361)	(1,513)	(471)	(578)	(503)	(7,426)
Net increases in provisions for renewal
of property, plant and equipment	(426)	-	-	-	(2)	(428)
operated under concessions
Impairments/Reversals	-	(397)	(192)	(960)	(194)	(1,743)
Other income and expenses	-	45	(750)	(96)	-	(801)
OPERATING PROFIT (EBIT)	5,374	799	(612)	(393)	1,072	6,240

2009 (in millions of Euros)	France	United Kingdom	Italy	Other International	Other Activities	Group
SALES	34,075	11,236	4,870	3,442	5,517	59,140
Fuel and energy purchases	(10,073)	(5,985)	(3,536)	(2,008)	(988)	(22,590)
Other external expenses	(6,483)	(1,379)	(401)	(420)	(1,530)	(10,213)
Personnel expenses	(8,174)	(1,121)	(203)	(273)	(937)	(10,708)
Taxes other than income taxes	(2,649)	(81)	(8)	(73)	(91)	(2,902)
Other operating income and expenses	2,707	393	73	(14)	43	3,202
OPERATING PROFIT BEFORE
DEPRECIATION AND AMORTIZATION	9,403	3,063	795	654	2,014	15,929
(EBITDA) Net changes in fair value on Energy and Commodity derivatives,	23	199	7	34	276	539
excluding trading activities
Net depreciation and amortization	(4,122)	(1,531)	(458)	(277)	(408)	(6,796)
Net increases in provisions for renewal
of property, plant and equipment	(488)	-	-	-	(2)	(490)
operated under concessions
Impairments/Reversals	-	-	(43)	(6)	-	(49)
Other income and expenses	320	(27)	-	(119)	(1)	173
OPERATING PROFIT (EBIT)	5,136	1,704	301	286	1,879	9,306

9.7.1 France

(in millions of Euros)	2010	2009	Variation	Variation (%)
Sales	36,167	34,075	2,092	+6.1
EBITDA	10,124	9,403	721	+7.7
EBIT	5,374	5,136	238	+4.6

9.7.1.1 Breakdown of financial information for the “France” segment

The following breakdown is used in presenting France’s contribution to Group sales and EBITDA:

•	“Deregulated activities” covering Generation, Supply and Optimization in mainland France, and sales of engineering and consulting services.
•

“Regulated activities in mainland France” (Transmission and Distribution), which are regulated via the network access tariff TURPE (Tarifs d’Utilisation des Réseaux Publics d’Électricité). Sales for the regulated activities include the delivery cost included in integrated tariffs (or invoiced directly to customers with CART/CARD1 contracts with the operators for the transmission and distribution networks respectively).

• “Island activities”, which covers EDF’s Generation and Distribution activities in the island energy systems (IES).

9.7.1.2 Market opening

At December 31, 2010, EDF’s share of the electricity market for all final customers was 83.4% (85.2% in 2009). Its market share for natural gas was 4% in 2010 (3.8% in 2009).

9.7.1.3 The supply-demand balance

The volume of power produced by nuclear generation in 2010 was 408 TWh, up from the 390 TWh generated in 2009. The increase is essentially attributable to a gain of some 2.7 TWh in availability due to fewer shutdown extensions, significantly less industrial action (13.5 TWh), more favorable environmental conditions for generation (1.1 TWh) and less use of nuclear modulation (0.8 TWh) in view of the slight economic upturn after the crisis of 2009. The availability factor for the nuclear fleet improved from 78% in 2009 to 78.5% in 2010, a positive development after three consecutive annual decreases.

Hydropower generation output totaled 39 TWh, 10.5% higher than in 2009 due to improved hydropower capability.

Fossil-fired generation produced 17 TWh, +0.9% more than in 2009.

Sales volumes to final customers were up by 2.3 TWh. The rise in demand (+8.6 TWh) and sales due to 2010’s colder weather (+13.7 TWh) was partly counterbalanced by losses of customers and the end of Eurodif services for third parties in 2010, compared to 2009.

Due to the higher output, the Group’s net purchases on wholesale electricity markets declined compared to 2009. The balance of net sales on the markets (including through VPP2 auctions) improved by 6.8 TWh from 2009.

9.7.1.4 Sales

France contributed €36,167 million to Group sales, 6.1% more than for 2009. This rise is almost entirely attributable to electricity sales.

The variation in electricity sales reflects both price effects (+2 points) and volume effects (+4.1 points), caused particularly by the higher net sales on the markets due to higher nuclear power output as described above and also weather factors. The positive price effect principally results from the tariff increases of August 15, 2009 and August 15, 2010, counterbalanced by a negative price effect on capacity auctions.

9.7.1.5 EBITDA

France’s contribution to Group EBITDA was €10,124 million, an increase of 7.7% from 2009 (€9,403 million). Excluding the effect of the successive prolongations of the TaRTAM transition tariff system to the second half of 2010 and the first half of 2011, EBITDA registered organic growth of 11.7%, primarily resulting from higher nuclear and hydro power output (+21.7 TWh, or €984 million), tariff increases (+€470 million) and favorable weather effects on network activities. These effects were partly counterbalanced by the non-recurrence of favorable factors from 2009, such as the €324 million reversed from the FACE provision.

Fuel and energy purchases

Fuel and energy purchases in France amounted to €10,441 million in 2010, up by €368 million (+3.7%) from 2009.

This rise essentially results from the increase in energy purchases under purchase obligations, especially for wind and solar power.

Other external expenses and personnel expenses

Other external expenses amounted to €6,339 million, down by 2.2% from 2009. Much of this change resulted from the fact that the costs of storm damage in 2010 were lower than in 2009, particularly for ERDF; this was partly offset by continuing maintenance for the generation fleet.

1.	CART: Contrats d’Acheminement avec le Réseau de Transport ; CARD: Contrats d’Acheminement avec le Réseau de Distribution.
2.	Virtual Power Plant.

Personnel expenses totaled €8,401 million, a 2.8% increase compared to 2009 reflecting the higher workforce numbers associated will the skill renewal drive and changing pay levels.

Overall, these expenses changed little in 2010 (+0.6% from 2009).

Taxes other than income taxes

These taxes rose by 11.3% (€299 million), principally as a result of reversal in 2009 of the FACE provision (+€324 million) corresponding to one year’s contribution for electrification of rural zones after the introduction of the new TURPE 3 network access tariffs. This had no equivalent in 2010.

Other operating income and expenses

Other operating income and expenses generated net income of €2,466 million, €241 million lower than in 2009. This decline is mainly explained by the gains recorded in 2009 corresponding to final indemnities received, which were higher than in 2010.

Prolongation of the TaRTAM transition tariff – Law of June 7, 2010 and NOME law of December 7, 2010

An expense of €380 million was booked to cover costs associated with the successive prolongations of the TaRTAM transition tariff system to the second half of 2010 (Law of June 7, 2010) and then the first half of 2011 (NOME law of December 7, 2010).

9.7.1.6 EBIT

France’s contribution to consolidated EBIT was €5,374 million, up by €238 million from 2009.

This increase reflects the improvement in EBITDA, the higher depreciation and amortisation and the gain recorded in 2009 on transfer of Emosson dam drawing rights.

9.7.1.7 Breakdown of financial information for the “France” segment between deregulated activities, network activities and island activities

(in millions of Euros)	2010	2009	Variation	Variation (%)
SALES	36,167	34,075	2,092	+6.1
Deregulated activities	34,197	32,196	2,001	+6.2
Network activities	13,311	12,533	778	+6.2
Island activities	833	758	75	+9.9
Eliminations	(12,174)	(11,412)	(762)	-6.7
EBITDA	10,124	9,403	721	+7.7
Deregulated activities	5,905	5,802	103	+1.8
Network activities	4,000	3,370	630	+18.7
Island activities	219	231	(12)	-5.2

Sales by the network activities registered an increase of €778 million. This reflects the rise in network tariffs of August 2009 and 2010, and the additional income resulting from the volumes delivered (caused by weather conditions and other factors).

The 6.2% increase in sales by the deregulated activities is primarily attributable to the favorable impact of the 2009 and 2010 tariff rise, the colder weather in 2010 compared to 2009 and the higher level of net sales on the wholesale markets (including VPP auctions).

EBITDA for the network activities rose by 18.7%, due to higher sales revenues as a result of weather and tariff effects and the impact of storm-related costs in 2009, which were €130 million higher than in 2010.

EBITDA for the deregulated activities was up slightly. The increase comprises the effect of higher nuclear power output and tariff rises, offset by the non-recurring effect of gains recorded in 2009 on certain long-term contracts, and the additional provision for the successive prolongations of the TaRTAM transition tariff system to the second half of 2010 and the first half of 2011.

The change in EBITDA for the island activities was not significant.

9.7.2 United Kingdom

(in millions of Euros)	2010	2009	Variation	Variation (%)	Organic growth (%)
Sales	10,683	11,236	(553)	-4.9	-4.4
EBITDA	2,732	3,063	(331)	-10.8	-5.9
EBIT	799	1,704	(905)	-53.1

Since January 5, 2009, the United Kingdom segment has included British Energy’s contribution to the consolidated financial statements. Until October 29, 2010 EDF Energy comprised four operating divisions (business units), respectively handling Networks, Energy Sourcing and Customer Supply, the Existing Nuclear division from British Energy and development of the Nuclear New Build project in the United Kingdom.

The Networks business was deconsolidated on October 29, 2010 after its sale to the CKI group.

The Eggborough coal-fired plant was also sold, on March 31, 2010 in accordance with the terms of the takeover of British Energy.

9.7.2.1 Sales

Sales1 in the United Kingdom amounted to €10,683 million in 2010, down by 4.9% with negative organic growth of 4.4% . The positive foreign exchange effect of the pound sterling’s appreciation between 2009 and 2010 (+€446 million) is more than offset by the unfavorable effect of the change in scope of consolidation resulting from disposal of the Networks business and the Eggborough plant (-€504 million).

The organic decline in sales results from:

•

sales by Energy Sourcing and Customer Supply, which were marked by lower contractual electricity sales prices for business customers and the 8.8% reduction in tariffs for residential customers in March 2009, despite the 2.6% rise of October 1, 2010. In contrast, gas activities registered growth, as the effect of higher volumes caused by the cold weather outweighed the reduction in tariffs for residential customers (cut by more than 6% in October 2009 and 3.6% on March 26, 2010);

•

sales in the Existing Nuclear activity were down, largely due to lower generation levels. Lower nuclear power output (48.3 TWh in 2010 after 55.1 TWh in 20092) in 2010 is mainly due to unplanned shutdowns, principally at the Sizewell B plant.

9.7.2.2 EBITDA

The United Kingdom’s contribution to Group EBITDA was €2,732 million for 2010, down by 10.8% corresponding to negative organic growth of 5.9% compared to 2009.

EBITDA for Energy Sourcing and Customer Supply increased as the decline in sales was offset by the fall in fuel and energy purchase prices, particularly for gas.

EBITDA for the Existing Nuclear activities was down by €178 million, principally due to an unscheduled shutdown at the Sizewell B plant (-6.8 TWh).

Based on a constant scope of consolidation, EBITDA for the Network activities was down slightly, mainly as a result of lower connection income on the regulated networks.

9.7.2.3 EBIT

The United Kingdom’s contribution to Group EBIT for 2010 was €799 million, a decline of 53.1% from 2009. EBIT was strongly affected by impairment of fossil-fired assets (€397 million) due to the collapse and poor medium-term outlook for the “dark spread” (gross margin on energy produced by coal-fired plants) and the negative €267 million impact of net changes in the fair value of Energy and Commodity derivatives, excluding trading activities. EBIT also incorporates the gain on the sale of the Networks business.

1.

Sales and EBITDA include customers’ contributions for connection to networks, in application of IFRIC 18 for 2010 and 2009. The effect on EBIT is neutral (fully included in depreciation and amortization expense).

2.	From January 1, 2009.

9.7.3 Italy

	2010	2009	Variation	Variation	Organic
(in millions of Euros)				(%)	growth (%)
Sales	5,647	4,870	777	+16.0	+15.8
EBITDA	801	795	6	+0.8	+0.6
EBIT	(612)	301	(913)

9.7.3.1 Sales

Italy1 contributed €5,647 million to consolidated sales, up by 16.0% ..

Edison registered a €793 million (+18.1%) rise in its contribution to sales, resulting from a recovery in demand in the electricity and hydrocarbons business, although hydrocarbon sales have not yet reattained their pre-crisis level.

Growth in the electricity activities was driven by the positive volume effect of higher sales to wholesalers and end customers and was partly offset by the negative price effect caused by falling average sale prices.

The hydrocarbon activities benefited from growth in volumes sold on the final markets, which broadly compensated for the unfavorable price effect associated with falling average gas sales prices.

Sales by Fenice registered an organic decline of €23 million (-4.7%), primarily due to the transfer of energy supply contracts to Fiat during the second half of 2009 in application of Italy’s new gas regulations. This transfer did not significantly impact the margin, and was partly offset by a positive development in business volumes.

9.7.3.2 EBITDA

The Italy segment contributed €801 million to the Group’s consolidated EBITDA, showing organic growth of 0.6% .

Edison’s contribution stood at €693 million, down by €14 million (-2%) despite a €84 million indemnity for early termination of the subsidy system for certain CIP6 plants in December 2010. Excluding this effect, the electricity business2 declined as margins on sales and CIP6 plant activity fell, despite favorable volume effects.

The hydrocarbon activities’ contribution to EBITDA was markedly lower than in 2009. These activities suffered from the fall in margins on sales to final customers, resulting mostly from the lower downstream prices: this was cased by supply exceeding demand in Italy and spot prices that were lower than traditional long-term contract prices. This situation led Edison to activate its import contract renegotiation clauses. Results on exploration-generation activities improved in 2010.

Fenice’s contribution to consolidated EBITDA amounted to €110 million for 2010, corresponding to organic growth of €20 million from 2009. The rise particularly results from business growth in Italy and internationally and from the impact of cuts in operating expenses.

9.7.3.3 EBIT

Italy’s contribution to consolidated EBIT stood at -€612 million, down by €913 million.

A combination of indicators and uncertainties led the Group to book a €750 million in respect of the Italy segment at December 31, 2010. This provision concerns risks relating to all the group’s Italian activities. It covers some of the assets recorded in the EDF consolidated accounts following acquisition of Edison in 2005 and, to a less extent, also includes risks associated with the market environments in which Edison does business. The decision to record this provision is specific to the EDF group and is consistent with the decisions made by Edison in March 2011, for the closing of its annual accounts.

The provision also covers risks related to some of Fenice’s activities on which impairment was recorded.

1.	Edison Group and Fenice.
2.	The effect of gas and foreign exchange hedges associated with electricity sales is reclassified as electricity sales.

9.7.4 Other International

	2010	2009	Variation	Variation	Organic
(in millions of Euros)				(%)	growth (%)
Sales	6,878	3,442	3,436	+99.8	+1.4
EBITDA	1,084	654	430	+65.7	+8.0
EBIT	(393)	286	(679)

The Other International segment principally covers operations in Europe outside the United Kingdom and Italy: Benelux (including SPE) and central European countries, Asian operations (China, Vietnam and Laos), the Norte Fluminense fossil-fired plant in Brazil and nuclear activities in the United States via the 49.99% investment in Constellation Energy Nuclear Group (CENG), and the wholly-owned UniStar.

The effect of changes in the scope of consolidation in this segment essentially concern the acquisitions of SPE and CENG in late 2009, and the change in consolidation method applied for Estag from July 1, 2009.

The Other International segment benefited from favorable changes, mainly related to Polish and Brazilian currencies’ rise against the Euro.

9.7.4.1 Sales

The Other International segment contributed €6,878 million to Group sales for 2010, up by €3,436 million from 2009.

The rise is essentially attributable to changes in the scope of consolidation referred to above (+€3,199 million). Favorable foreign exchange effects amounted to €188 million.

Without these scope and exchange effects, sales would show organic growth of 1.4% compared to 2009.

In Central Europe, sales registered organic growth of +3.7%, driven by Poland where volumes rose due to lower-than-normal temperatures during 2010 and falling electricity sale prices. In the other continental European countries (Belgium, the Netherlands, Austria), the organic variation (excluding the effect of changes in the scope of consolidation) was stable. EDF Belgium’s commercial activities were transferred to SPE in October 2010 in order to optimize the customer portfolio.

In the Asia-Pacific region, sales were stable (-2% excluding foreign exchange effects), as use of the Laibin B (Figlec) was temporarily reduced from 2009 levels.

In Brazil, sales rose by 8.7% with an organic variation of -10.2%, due to a decline in contractual prices, which are partly indexed on the US dollar (which declined against the Brazilian real).

Sales in the United States zone amounted to €607 million in 2010, including the first full year of consolidation of CENG.

9.7.4.2 EBITDA

EBITDA for the Other International segment, excluding the effects of changes in the scope of consolidation and exchange rates, saw organic growth of 8.0% .

In the central European countries, EBITDA rose by €70 million (+18.0%, or organic growth of 12.3%) . There were positive contributions from Poland (+5.0%) thanks to favorable weather-related volume effects and development of biomass activities, and from Hungary (+33.5%), particularly EDF Demasz, benefiting from a recovery in sales margins.

EBITDA in other European countries rose by €193 million, an organic increase of €50 million (+89.3%) due particularly to consolidation of SPE over a full year and commissioning of the SLOE CCG plant in the Netherlands in late 2009. SPE, the principal company in the zone, reported EBITDA of €156 million for 2010, reflecting the performance growth in gas and electricity.

In the Asia-Pacific region, EBITDA was relatively stable in terms of organic variation.

Brazil registered 10.3% growth and an organic variation of -8.0% in EBITDA, primarily due to the buoyant spot market in 2010 which prevented optimization of the margin to the same extent as in 2009.

EBITDA in the United States zone amounted to €186 million in 2010, up by €175 million, chiefly reflecting the effect of consolidation of CENG.

9.7.4.3 EBIT

EBIT for the Other International segment was -€393 million, principally affected by impairment of €929 million in the US, and the €93 million expense related to the agreements of November 3, 2010 with CENG.

This change in EBIT also reflects the favorable impact of net changes in the fair value of Energy and Commodity derivatives (excluding trading activities) associated with SPE, and the unfavorable effect of higher depreciation and amortization charges resulting primarily from the full-year impact of acquisitions of CENG and SPE.

9.7.5 Other Activities

(in millions of Euros)	2010	2009	Variation	Variation (%)	Organic growth (%)
Sales	5,790	5,517	273	+4.9	+5.0
EBITDA	1,882	2,014	(132)	-6.6	-7.1
EBIT	1,072	1,879	(807)	-42.9

Other Activities principally comprise EDF Énergies Nouvelles, EDF Trading, Électricité de Strasbourg and EDF’s investment in Dalkia.

9.7.5.1 Sales

The contribution by the Other Activities segment to Group sales was €5,790 million, up by €273 million or 4.9% from 2009, with organic growth of 5.0% mainly driven by business expansion at EDF Énergies Nouvelles and Dalkia. Nonetheless, this favorable variation was partly counterbalanced by the decline at EDF Trading.

EDF Trading’s1 sales showed an organic decline of €294 million (-25.7%) . This downturn compared to 2009 is explained by seriously deteriorating market conditions. The sovereign debt crisis in Europe and the fluctuating Euro/dollar exchange rate had repercussions for the commodity markets, which from early May 2010 were strongly disrupted by decorrelation between price trends on different commodities.

Sales at EDF Énergies Nouvelles amounted to €1,455 million, a 34% improvement over 2009. Sales were boosted by commissioning of new wind and solar power facilities, and by significant growth in Development and Sale of Structured Assets.

Dalkia’s contribution to sales showed organic growth of €131 million (+6.0%) . The chief contributing factor was the favorable weather effect in Europe.

9.7.5.2 EBITDA

Other Activities contributed €1,882 million to Group EBITDA, €132 million less than in 2009, with an organic variation of -7.1% .

The organic decline in this segment’s EBITDA was principally attributable to EDF Trading, where EBITDA was down by 30.8% from 2009 to €628 million in 2010.

EDF Énergies Nouvelles contributed €460 million to consolidated EBITDA in 2010 (+34.5%) . This increase was mainly explained by growth in wind and solar power generation and the good performance in Development and Sale of Structured Assets.

Dalkia’s EBITDA saw organic growth of €42 million (+14%), primarily due to the gain on the sale of Usti in the Czech Republic.

9.7.5.3 EBIT

EBIT for the Other Activities decreased by €807 million compared to 2009.

This reflects the decline in EBITDA and the unfavorable impact of adjustments related to net changes in the fair value of Energy and Commodity derivatives, excluding trading activities, mostly used for hedging operations. Depreciation and amortization also increased, principally with the expansion in business at EDF Énergies Nouvelles. In 2010, EBIT also includes the €136 million of impairment recorded by EDF Production UK in respect of the North Sea gas fields.

1.	EDF Trading sales consist of trading margins.

9.8 ●● Cash Flow and Net Indebtedness

Figures for the year 2009 have been restated for the impact of application of IFRIC 18, IFRIC 12, IFRS 5 and revised IAS 27 “Consolidated and Separate Financial Statements”.

9.8.1 Cash Flow

(in millions of Euros)	2010	2009	Variation	Variation (%)
Net cash flow from operating activities	11,110	11,213	(103)	-0.9
Net cash flow used in investing activities	(14,927)	(25,234)	10,307	-40.8
Net cash flow from financing activities	1,948	15,567	(13,619)	-87.5
Cash flows from discontinued activities	357	(206)	563
Net increase/(decrease) in cash and cash equivalents	(1,512)	1,340	(2,852)
Cash and cash equivalents – opening balance	6,982	5,869	1,113	19.0
Effect of currency fluctuations	76	(237)	313
Financial income on cash and cash equivalents	29	45	(16)	-35.6
Effect of other reclassifications	(8)	(35)	27	-77.1
CASH AND CASH EQUIVALENTS – CLOSING BALANCE	5,567	6,982	(1,415)	-20.3
9.8.1.1 Net Cash Flow from Operating Activities
(in millions of Euros)	2010	2009	Variation	Variation (%)
Income before tax from consolidated companies	1,814	5,102	(3,288)	-64.4
Impairment	1,743	49	1,694	3457.1
Accumulated depreciation and amortization,
provisions and changes in fair value	9,858	7,563	2,295	30.3
Financial income and expenses	1,918	1,441	477	33.1
Dividends received from associates	112	104	8	7.7
Capital gains/losses	164	(566)	730
Change in working capital	(335)	(1,468)	1,133	-77.2
Net cash flow from operations	15,274	12,225	3,049	24.9
Net financial expenses disbursed	(2,197)	(1,367)	(830)	60.7
Income taxes paid	(1,967)	(869)	(1,098)	126.4
Cancellation of the European Commission decision	-	1,224	(1,224)
NET CASH FLOW FROM OPERATING ACTIVITIES	11,110	11,213	(103)	-0.9

The net cash flow from operating activities amounted to €11,110 million in 2010, a €103 million decrease from 2009.

This change reflects primarily an increase of €3,049 million of the net cash flow from operations comprising:

(i)

the income before taxes from consolidated companies after adjustment for impairment (reversals), depreciation and amortization and changes in fair value, which amounted to €13,415 million in 2010, compared to €12,714 million in 2009 (a €701 million increase) ;

(ii)

the change in financial income and expenses (+€477 million from 2009) induced by the increase in average gross indebtedness, despite operations contributing to the reduction in net indebtedness of the Group in late 2010 (see 9.6.4 “Financial result“) ;

(iii)	the effect of the capital gains on disposals in 2009, principally EDF’s transfer to Alpiq of its drawing rights on the Emosson hydropower plant in exchange for shares in Alpiq;
(iv)

the change in working capital of -€335 million in 2010 (including the effect of the receipt of a €1,747 million advance payment on contract with the Exeltium consortium), which compares to a change in working capital of -€1,468 million in 2009.

The evolution of the net cash flow from operating activities reflects further :

(i)	the €830 million increase of net financial expenses disbursed, mainly due to delay on payments of interests on borrowings and the increase in average gross indebtedness;
(ii)	the negative impact of the increase in income taxes paid (€1,098 millions), resulting mainly from a reimbursement to EDF SA in 2009 for excess advance installments paid for 2008;
(iii)	the tax reimbursement from the French State in 2009 of €1,224 million following cancellation of the European Commission’s decision of December 16, 2003.

9.8.1.2 Net Cash Flow Used in Investing Activities

Net cash outflows for investing activities amounted to €14,927 million in 2010, compared to €25,234 million in 2009.

The following table sets forth the breakdown of net cash flow used in investing activities between purchases and disposals of property, plant and equipment and intangible assets, acquisition and disposals of companies net of cash acquired/transferred, and the change in financial assets:

	0000000000	0000000000	0000000000	0000000000
(in millions of Euros)	2010	2009	Variation	Variation (%)
Purchases of property, plant and equipment and intangible assets	(12,241)	(11,777)	(464)	3.9
Disposals of property, plant and equipment and intangible assets	188	201	(13)	-6.5
Net Capex(1)	(12,053)	(11,576)	(477)	4.1
Acquisitions/disposals of companies, net of cash acquired	3,398	(14,120)	17,518
Changes in financial assets	(6,272)	462	(6,734)
NET CASH FLOW USED IN INVESTING ACTIVITIES	(14,927)	(25,234)	10,307	-40.8

(1)

In managing its industrial investments, the Group uses the net Capex indicator (“Purchases of property, plant and equipment and intangible assets” net of “Disposals of property, plant and equipment and intangible assets”) in order to monitor changes in its investments in tangible and intangible assets.

Purchases of property, plant and equipment and intangible assets (Gross Capex)

Operating investments (gross capital expenditure) for 2010 amounted to €12,241 million, €464 million higher than in 2009 (+3,9%).

Changes in the Group’s gross capital expenditure over the period were as follows:

	0000000000	0000000000	0000000000	0000000000
(in millions of Euros)	2010	2009	Variation	Variation (%)
Network activities	3,724	3,377	347	10.3
Deregulated activities	3,655	3,312	343	10.4
Island activities	495	473	22	4.7
Total France	7,874	7,162	712	9.9
United Kingdom	1,871	2,193	(322)	-14.7
Italy	381	483	(102)	-21.1
Other International	561	380	180	47.6
Total International	2,813	3,057	(244)	-8.0
Total Other Activities	1,554	1,558	(4)	-0.3
OPERATING INVESTMENTS (GROSS CAPEX)	12,241	11,777	464	3.9

Capital expenditure increased in France, decreased for the Other International segment and was stable for the Other Activities segment.

The increase in capital expenditure in France was €712 million (9.9%) . In the network activities, it essentially concerned the purchase of SNCF networks by RTE EDF Transport and the considerable increase in connections (particularly the photovoltaic solar power producers’ share) for ERDF. For the deregulated activities, the increase was primarily driven by nuclear activities, with the ongoing construction of the Flamanville 3 EPR and the step-up in the steam generator replacement program compared to 2009.

Capacity development investments in 2010 concerned fossil-fired facilities (CT1 at Montereau, CCGT2 at Martigues and Blenod).

In addition to steam generators, maintenance expenditure included the ongoing reliability programs for the nuclear and hydropower fleets (SuperHydro and RenouvEau).

In the United Kingdom, capital expenditure amounted to €1,871 million in 2010, 14.7% lower than in 2009 (€322 million). The main factor in this decrease was the acquisition in 2009 of land for the British New Nuclear program, which had no equivalent in 2010. Investments during 2010 concerned the regulated activities (43% - the decrease reflects the sale of distribution networks in October 2010), nuclear activities (29% - up from 2009) and the construction of the West Burton combined cycle power plant.

In Italy, capital expenditure for 2010 was 21.1% lower than in 2009, amounting to €271 million at Edison. The main investments in 2010 were for development: fossil-fired plants in Italy and Greece (Thisvi), renewable energy fleets and drilling for the Abu Qir concession in Egypt and in Croatia.

Investments by Fenice amounted to €110 million in 2010, down slightly from 2009.

In the Other International segment, capital expenditure for 2010 rose by 47.2% compared to 2009, mainly as a result of consolidation of SPE in Belgium and CENG in the United States.

Capital expenditure in the Other Activities was stable (-0.2%) from 2009, with €1,154 million of investments at EDF Energies Nouvelles in 2010.

Acquisitions/disposals of companies, net of cash acquired

This heading comprises acquisitions and disposals of shares in consolidated companies, net of the related cash. In 2010, it mainly reflected the gain on disposal of the distribution networks in the United Kingdom (€3,655 million).

In 2009, it principally comprised payments relating to the acquisitions of British Energy, CENG and SPE.

Changes in financial assets

The change in financial assets in 2010 was of - €6,272 million. It reflects the allocation to dedicated assets for 2010 amounting to €1,343 million. The remaining part corresponds principally to the increase in placements of the Group following operations of disposal at the end of 2010.

1.	Combustion turbine.
2.	Combined cycle gas turbine.

9.8.1.3 Net Cash Flow From Financing Activities

(in millions of Euros)	2010	2009	Variation	Variation (%)
Transactions with non-controlling interests	(59)	2,350	(2,409)
Dividends paid by EDF	(2,163)	(1,228)	(935)	76.1
Dividends paid to minority interests	(190)	(61)	(129)	211.5
Treasury shares	(10)	12	(22)
Cash flows with shareholders	(2,422)	1,073	(3,495)
Issuance of borrowings	8,642	29,272	(20,630)	-70.5
Repayment of borrowings	(4,652)	(15,244)	10,592	-69.5
Increase in special concession liabilities	231	253	(22)	-8.7
Investment subsidies	149	213	(64)	-30.0
Cash flows from other financing activities	4,370	14,494	(10,124)	-69.8
NET CASH FLOW FROM FINANCING ACTIVITIES	1,948	15,567	(13,619)	-87.5

In 2010, the cash flows related to financing activities generated a net inflow of €1,948 million, a €13,619 million decrease from 2009. This change primarily reflects:

(i)	the €10,038 million decrease in issuance of borrowings net of repayment. In 2009 bond issuing was particularly significant due to major acquisitions in the period (British Energy, CENG, SPE).
(ii)	the transactions with non-controlling interests in 2009, corresponding to the sale of a 20% share of Lake Acquisitions/British Energy to Centrica (€2,470 million).
(iii)

dividends paid out in cash by EDF SA in 2010 (amounting to €2,163 million), compared to a cash payment of €1,228 million in 2009 (the 2009 interim dividend paid was €938 million in stock and €64 million in cash).

9.8.2 Net Indebtedness

Net indebtedness comprises total loans and financial liabilities, less cash and cash equivalents and liquid assets. Liquid assets are financial assets consisting of funds or securities with initial maturity of over three months that are readily convertible into cash regardless of their maturity and are managed according to a liquidity-oriented policy. The definition of net indebtedness has been revised in 2010 to reflect the Group’s loans to RTE EDF Transport, which is accounted for under the equity method from December 31, 2010.

Changes in the Group’s net indebtedness were as follows:

	0000000000	0000000000	0000000000	0000000000
(in millions of Euros)	2010	2009	Variation	Variation (%)
Operating profit before depreciation and amortization (EBITDA)	16,623	15,929	694	4.4
Cancellation of non-monetary items included in EBITDA	(1,165)	(2,320)	1,155
Net financial expenses disbursed	(2,197)	(1,367)	(830)
Income taxes paid	(1,967)	(869)	(1,098)
Other items	152	84	68
Net cash flow from operations (1)	11,446	11,457	(11)	-0.1
Change in working capital (2)	298	(863)	1,161
Net operating investments (Gross Capex less disposals)	(12,053)	(11,576)	(477)
Non-recurring items (3)	-	1,224	(1,224)
Free cash flow	(309)	242	(551)
Allocation to dedicated assets, France	(1,343)	(1,902)	559
Net financial investments	3,613	(12,932)	16,545
Dividends paid	(2,353)	(1,289)	(1,064)
Other changes (4)	(287)	(696)	409
(Increase) decrease in net indebtedness, excluding the impact
of changes in scope of consolidation and exchange rates	(679)	(16,577)	15,898
Effect of change in scope of consolidation	9,358	577	8,781
Effect of change in exchange rates	(782)	(758)	(24)
Effect of other non-monetary changes (5)	15	(319)	334
(Increase)/Decrease in net indebtedness	7,912	(17,077)	24,989
(Increase)/Decrease in net indebtedness of discontinued operations	195	(943)	1,138
NET INDEBTEDNESS AT BEGINNING OF PERIOD	42,496	24,476
NET INDEBTEDNESS AT END OF PERIOD	34,389	42,496

(1)

Operating cash flow is not an aggregate defined by IFRS as a measure of financial performance, and is not directly comparable with indicators of the same name reported by other companies. This indicator, also known as Funds From Operations (FFO), is equivalent to net cash flow from operating activities excluding changes in working capital (Cash flow statement) after adjustment for the impact of non-recurring items, less net financial expenses disbursed and income taxes paid.

(2)	2010: including the Exeltium advance of €1,747 million received at the end of April 2010.
(3)	2009: Payment from the French State after cancellation of the European Commission’s decision of December 16, 2003.
(4)	Mainly contributions received on concessionary assets, investment subsidies and the payment to AREVA for decommissioning of the plant at La Hague (2010: €633 million; €2009: €605 million).
(5)	Mainly corresponds to changes in fair value and accounting reclassifications affecting net indebtedness.

The Group’s net indebtedness stood at €34,389 million at December 31, 2010, compared to €42,496 million at December 31, 2009, a decrease of €8,107 million over the year.

The Group’s free cash flow for 2010 was -€309 million. This includes the capital expenditure net of disposals of -€12,053 million, financed by the cash flow from operations for €11,446 million, as well as the change in working capital of €298 million.

The cash allocation to dedicated assets amounted to €1,343 million, in addition to the allocation of 50% of RTE EDF Transport shares (€2.3 billion) following the decree of December 29, 2010, which had no impact on EDF’s cash position in 2010.

2010 saw a net financial divestment (excluding allocations to dedicated assets) of €3,613 million, principally comprising the receipt of payment for the sale of distribution networks in the United Kingdom (€3,655 million).

Dividends paid in cash (€2,353 million) comprise the balance of the 2009 dividends (€1,109 million) and the interim dividend paid in late 2010 totaling €1,054 million, plus dividends paid by Group subsidiaries to their minority shareholders, principally Centrica in the UK (€190 million).

Changes in the scope of consolidation primarily result from deconsolidation of the UK distribution networks’ financial debt (€3.0 billion) following disposal and RTE EDF Transport’s financial debt in France (€6.3 billion) following a change in consolidation method. These two operations contributed €9.4 billion of the reduction in net indebtedness.

Foreign exchange effects (particularly the rise of the US dollar and the pound sterling against the euro1) accounted for €782 million of the change in the Group’s net financial indebtedness.

9.9 ●● Management and control of market risks

9.9.1 Management and control of financial risks

This chapter sets forth the Group’s policies and principles for management of financial risks (liquidity, interest rate, foreign exchange rate, equity and counterparty risks), defined in the Financial Management Framework and the Group counterparty risk management policy introduced by the EDF group. These principles apply only to EDF and operationally controlled subsidiaries (i.e. entities other than Edison, Dalkia and CENG) or subsidiaries that do not benefit by law from specific guarantees of independent management (RTE EDF Transport and EDF Réseau Distribution France-ERDF). In compliance with IFRS 7, the following paragraphs include information on the nature of risks resulting from financial instruments, based on analyses of sensitivities and credit (counterparty) risks.

In view of the Group’s international development, a dedicated body was set up at the beginning of 2002 – the Financial Risks Control Division (Département Contrôle des Risques Financiers - DCRF) – to control financial risks at Group level by ensuring correct application of the principles of the Financial Management Framework. This body also has the task of carrying out a second-level check (methodology and organization) of EDF and operationally controlled group subsidiaries, and an operational verification of financing activities at parent company level.

The DCRF issues daily monitoring reports of risk indicators relevant to activities in EDF’s trading room.

Regular internal audits are carried out to ensure controls are effectively applied.

9.9.1.1 Liquidity position and management of liquidity risks

Liquidity position

At December 31, 2010, the Group’s liquidities totaled €14,114 million and available credit lines amounted to €11,085 million. The Group also has access to financial resources through short-term issues and bond issue programs.

For 2011, the Group’s scheduled debt repayments (principal and interest) are forecast at December 31, 2010 at €8,741 million, including €2,641 million for bonds.

At December 31, 2010, no Group company was in default on any borrowing.

Management of liquidity risks

As part of its policy to manage liquidity, finance its operating investment and external growth program and reinforce long-term debt, the Group undertook bond issues during 2010 (for details see note 38.2.1 to the consolidated financial statements at December 31, 2010 “Changes in loans and other financial liabilities”). These bonds were issued by EDF in respective amounts of €3,000 million, $2,250 million, £1,000 million and CHF 400 million. Edison also issued bonds in 2010 in the amount of €1,100 million.

The average maturity of consolidated debt was thus 8.6 years at December 31, 2010 compared to 7.4 years at December 31, 2009, and EDF SA debt now has average maturity of 10.2 years compared to 8.5 years at December 31, 2009.

1.

The US dollar rose by 7.8% against the euro: December 31, 2009: €0.6942/$1; December 31, 2010: €0.7484/$1. The pound sterling rose by 3.2% against the euro: December 31, 2009: €1.1260/£1; December 31, 2010: €1.1618/£1.

At December 31, 2010, the residual maturities of financial liabilities (including interest payments) are as follows under IAS 39 (values based on exchange and interest rates at December 31, 2010):

	Debt	Hedging instruments (1)		Guarantees given on borrowings

(in millions of Euros)		Interest rate swaps	Currency swaps

2011	8,741	50	93	40

2012-2014	18,161	73	150	14

2015 and later	43,943	1	316	143

TOTAL	70,845	124	558	197

Debt repayment	47,777

Interest expense	23,068

(1)	Data on hedging instruments include both assets and liabilities.

The EDF group was able to meet its financing needs by conservative liquidity management, and obtained financing on satisfactory terms.

A range of specific levers are used to manage the Group’s liquidity risk:

•

the Group’s cash pooling system, which centralizes cash management for controlled subsidiaries. The subsidiaries’ cash balances are made available to EDF SA in return for interest, so as to optimize the Group’s cash management and provide subsidiaries with a system that guarantees them market-equivalent financial terms;

•

centralization of financing for controlled subsidiaries at the level of the Group’s cash management department. In this context, EDF Energy and EDF Trading now have credit lines with EDF. The investment subsidiary EDF Investissements Groupe set up in partnership with the bank Natixis Belgique Investissements also provides medium and long-term financing for EDF group subsidiaries;

•

active management and diversification of financing sources used by the Group: the Group has access to short-term resources on various markets through programs for French commercial paper (billets de trésorerie), US commercial paper and Euro market commercial paper. For EDF SA, the ceilings for these programs are €6 billion for its French commercial paper, $10 billion for its US commercial paper and $1.5 billion for its Euro market commercial paper. RTE EDF Transport and EDF Energy also have short-term programs for maximum amounts of €1.5 billion and £1 billion respectively;

•

EDF also has regular access to the bond market through an annually updated EMTN (Euro Medium Term Note) program, registered with the market authorities in France and “passported” to other EU countries. The current ceiling for this program is €20 billion. EDF Energy, RTE EDF Transport and Edison also have their own EMTN programs, with ceilings of £4 billion, €6 billion and €2 billion respectively. No drawings have been made on EDF Energy’s program as this subsidiary is now included in the centralized financing arrangements;

•	EDF also has a €500 million credit line with the European Investment Bank to finance generation plants in the French overseas territories. A total of €100 million was drawn on this line during 2010.

The table below sets forth the Group’s borrowings of more than €750 million or the equivalent value in other currencies by maturity at December 31, 2010:

Entity	Issue date	Maturity	Nominal amount	Currency		Rate
			(millions of currency units)

EDF	18/11/2008	23/01/2013	2,000	EUR	(1)	5.6%

EDF	21/01/2009	26/01/2014	1,250	USD		5.5%

EDF	15/07/2009	17/07/2014	3,269	EUR		4.5%

EDF	16/01/2009	23/01/2015	2,000	EUR	(1)	5.1%

EDF	18/10/2001	25/10/2016	1,100	EUR		5.5%

EDF	29/01/2008	05/02/2018	1 500	EUR		5.0%

EDF	21/01/2009	26/01/2019	2,000	USD		6.5%

EDF	21/01/2010	27/01/2020	1,400	USD		4.6%

EDF	23/05/2008	29/05/2020	1,200	EUR		5.4%

EDF	16/01/2009	25/01/2021	2,000	EUR		6.3%

EDF	04/09/2009	11/09/2024	2,500	EUR		4.6%

EDF	04/11/2010	12/11/2025	750	EUR		4.0%

EDF	21/04/2010	26/04/2030	1,500	EUR		4.6%

EDF	14/02/2003	21/02/2033	850	EUR		5.6%

EDF	29/05/2009	02/06/2034	1,500	GBP		6.1%

EDF	21/01/2009	26/01/2039	1,750	USD		7.0%

EDF	04/11/2010	12/11/2040	750	EUR		4.5%

EDF	14/09/2010	22/09/2050	1,000	GBP		5.1%

(1)	These two bonds were partially redeemed after two €750 million issues in 2010.

The entities with syndicated loan facilities at December 31, 2010 are EDF, Edison and RTE EDF Transport:

•

EDF’s syndicated loan facility for €6 billion, valid until March 2012 and comprising a €2 billion swingline available for same-day drawing was terminated to the extent of 50% in October 2010. It was refinanced by a new syndicated loan facility of €4 billion maturing in November 2015, with two options for 1-year extension. No drawings had been made on either of these facilities at December 31, 2010;

•	Edison’s syndicated loan facility for €1.5 billion is valid until April 2013. No drawing was made on it in 2010;
•

RTE EDF Transport’s syndicated loan facility for €1 billion is valid until May 2013, and comprises a €500 million swingline. Another syndicated loan facility for €500 million was set up in June 2010, for a renewable 1-year term. No drawings had been made on these credit facilities at December 31, 2010.

9.9.1.2 Credit ratings

The financial ratings agencies Standard & Poor’s, Moody’s and Fitch Ratings attributed the following long-term and short-term ratings to EDF group entities at December 31, 2010:

Company	Agency	Long-term rating	Short-term rating
	Standard & Poor’s	A+, stable outlook	A-1
EDF	Moody’s	Aa3, stable outlook	P-1
	Fitch Ratings	A+, stable outlook	F1
RTE EDF Transport	Standard & Poor’s	A+, stable outlook	A-1
EDF Trading	Moody’s	A3, stable outlook	N/A
	Standard & Poor’s	A, on creditwatch (1)	A-1
EDF Energy	Moody’s	A3, on the watchlist	P-2
	Fitch Ratings	A-, stable outlook	F2
	Standard & Poor’s	BBB+, stable outlook (2)	A-2
Edison SpA	Moody’s	Baa3, stable outlook (3)	N/A
	Fitch Ratings	BBB, negative outlook (4)	F2

N/A = non applicable.

(1)	Taken off credit watch by S&P on January 28, 2011 with confirmation of rating as A, negative outlook/A-1.
(2)	Changed from BBB+, negative outlook /A-2 to BBB, stable outlook/A-2 on November 2, 2010.
(3)	Changed from Baa2, negative outlook to Baa, stable outlook /A-2 on October 14, 2010.
(4)	Changed from BBB+, negative outlook /F2 to BBB, negative outlook /F2 on November 9, 2010.

9.9.1.3 Management of foreign exchange rate risk

Due to the diversification of its activities and geographical locations, the Group is exposed to the risk of exchange rate fluctuations, which may have an impact on the translation differences affecting balance sheet items, Group financial expenses, equity and net income.

To limit exposure to foreign exchange risks, the Group has introduced the following management principles:

•

Local currency financing: To the extent possible given the local financial markets’ capacities, each entity finances its activities in its own accounting currency. When financing is contracted in other currencies, derivatives may be used to limit foreign exchange risks.

•

Association of assets and liabilities: the net assets of subsidiaries located outside the Euro zone expose the Group to a foreign exchange risk. The foreign exchange risk in the consolidated balance sheet is managed either by matching with liabilities for acquisitions in the same currency, or by market hedging involving use of financial derivatives. Hedging of net assets in foreign currencies complies with risk/return targets, and the

•

hedging rate varies from 79% to 92% depending on the currency. If no hedging instruments are available, or if hedging costs are prohibitive, the risk on open foreign exchange positions is monitored by sensitivity calculations.

•

Hedging of operating cash flows in foreign currencies: In general, the operating cash flows of EDF and its subsidiaries are in the relevant local currencies, with the exception of flows related to fuel purchases which are primarily in US dollars, and certain flows related to purchases of equipment, which concern lower amounts. EDF and the main subsidiaries concerned by foreign exchange risks (EDF Energy, EDF Trading, Edison, EDF Énergies Nouvelles) hedge firm or highly probable commitments related with these future operating cash flows.

After taking into account the financing and foreign exchange risk hedging policy, the Group’s gross debt at December 31, 2010 breaks down as follows by currency after hedging: 53% in Euros, 29% in pounds sterling and 10% in US dollars. The balance of 8% includes the Swiss franc, the Hungarian forint, the Polish zloty, the Brazilian real and the Japanese yen.

Gross debt structure at December 31, 2010, by currency, before and after hedging

December 31, 2010 (in millions of Euros)	Initial debt structure	Impact of hedging instruments (1)	Debt structure after hedges	% of debt
EUR	28,510	(3,089)	25,421	53%
USD	9,257	(4,568)	4,689	10%
GBP	5,081	8,678	13,759	29%
Other currencies	4,929	(1,021)	3,908	8%
TOTAL	47,777	-	47,777	100%

(1) Hedges of liabilities and net assets of foreign subsidiaries.

The table below presents the impact on equity of an unfavorable variation in exchange rates on the group’s gross debt at December 31, 2010. Sensitivity to foreign exchange risks remains stable overall compared to 2009.

Sensitivity of the Group’s gross debt to foreign exchange rate risks

December 31, 2010	Debt after hedging	Impact of a 10%	Debt after a 10%
(in millions of Euros)	instruments converted into Euros	unfavorable variation in exchange rates	unfavorable variation in exchange rates
EUR	25,421	-	25,421
USD	4,689	469	5,158
GBP	13,759	1,376	15,135
Other currencies	3,908	391	4,299
TOTAL	47,777	2,236	50,013

Due to the Group’s foreign exchange risk hedging policy for liabilities, the income statement for companies controlled by the Group is marginally exposed to foreign exchange rate risks.

The table below sets forth the foreign exchange position relating to net non-operating investments in foreign currency of the Group’s principal subsidiaries at December 31, 2010.

Net asset position

December 31, 2010 (in millions of currency units)	Assets	Bonds	Derivatives	Net position after management (assets)
USD	5,974	3,400	1,347	1,227
CHF (Switzerland)	2,282	2,110	-	172
HUF (Hungary)	105,513	-	80,064	25,449
PLN (Poland)	2,696	-	2,130	566
GBP (United Kingdom)	14,454	4,051	8,335	2,068
BRL (Brazil)	686	-	-	686
CNY (China)	5,187	-	-	5,187

The assets in the above table are the net assets of the Group’s foreign subsidiaries in foreign currencies, adjusted for changes in the fair value of cash flow hedges and available-for-sale financial assets recorded in equity, and changes in the fair value of financial instruments recorded in income.

The following table sets forth the risk of foreign exchange loss in equity on the overall net position relating to the net non-operating investments in foreign currencies of the Group’s principal subsidiaries at December 31, 2010, assuming unfavorable, uniform exchange rate variations of 10% against the Euro. Net positions are converted at the closing rate and impacts are reported in absolute value.

Sensitivity of net assets to exchange rate risks

		December 31, 2010		December 31, 2009
(in millions)	Net position after management in currency	Net position after management, converted into Euros	Impact on equity of a 10% variation in exchange rates	Net position after management in currency	Net position after management, converted into Euros	Impact on equity of a 10% variation in exchange rates
USD	1,227	918	92	314	219	22
CHF (Switzerland)	172	138	14	125	84	8
HUF (Hungary)	25,449	92	9	24,884	92	9
PLN (Poland)	566	142	14	1,295	315	32
GBP (United Kingdom)	2,068	2,403	240	3,683	4,147	415
BRL (Brazil)	686	288	29	654	260	26
CNY (China)	5,187	588	59	700	71	7

The foreign exchange risk on available-for-sale securities is mostly concentrated in EDF SA’s dedicated asset portfolio, which is discussed in section 9.9.1.6, “Management of financial risk on EDF’s dedicated asset portfolio”.

The foreign exchange risk associated with short-term investments and operating liabilities in foreign currencies was not significant for the Group at December 31, 2010.

9.9.1.4 Management of interest rate risk

The Group’s exposure to interest rate fluctuations covers two types of risk: a risk of change in the value of fixed-rate financial assets and liabilities, and a risk of change in the cash flows related to floating-rate financial assets and liabilities.

To limit exposure to interest rate risk, the Group (apart from entities it does not control operationally, notably Edison and CENG) fixes principles as part of its general risk management policy, designed to limit the risk of change in the value of assets invested or possible increases in financial expenses.

Some of the debt is variabilized and the spread of exposure between fixed and floating rates is monitored with reference to asset/liability management criteria and expected fluctuations in interest rates. This allocation may involve the use of interest rate derivatives for hedging purposes.

The Group’s debt after hedging instruments at December 31, 2010 comprised 86% of debt bearing interest at fixed rates and 14% at floating rates.

A 1% uniform annual rise in interest rates would generate an approximate €67 million increase in financial expenses at December 31, 2010, based on gross floating-rate debt after hedging.

The average cost of Group debt (weighted interest rate on outstanding amounts) was 4.4% in 2010.

The table below sets forth the structure of Group debt and the impact of a 1% variation in interest rates at December 31, 2010. The impact of interest rate fluctuations remains stable compared to 2009.

Group debt structure and sensitivity to interest rates

December 31, 2010	Initial debt structure	Impact of hedging instruments	Debt structure after hedges	Impact of a 1% variation
(in millions of Euros)				in interest rates
Fixed rate	41,150	(49)	41,101	-
Floating rate	6,627	49	6,676	67
TOTAL BORROWINGS	47,777	-	47,777	67

Interest rate variations on fixed-rate debt have no accounting impact.

Concerning financial assets, the table below presents the interest rate risk on floating-rate bonds and negotiable debt securities at EDF SA, and their sensitivity to interest rate risks (impact on net income). As fixed-rate negotiable debt securities and bonds are mainly held as part of the dedicated asset portfolio, a detailed sensitivity analysis is provided in section 9.9.1.6.

Sensitivity of floating-rate securities to interest rate risks

December 31, 2010 (in millions of Euros)	Value	Impact on net income of a 1% variation in interest rates	Value after a 1% variation in interest rates
FLOATING-RATE SECURITIES	146	1	145

9.9.1.5 Management of equity risks

The equity risk is concentrated in the following areas:

Coverage of EDF’s nuclear obligations

Analysis of the equity risk is presented in section 9.9.1.6, “Management of financial risk on EDF’s dedicated asset portfolio”.

Coverage of employee benefit commitments for EDF, EDF Energy and British Energy

Assets covering EDF’s employee benefit liabilities are partly invested on the international and European equities markets. Market trends therefore affect the value of these assets, and a downturn in equity prices could lead EDF to recognize actuarial losses above the “corridor” in income. 31% of the assets covering EDF’s employee benefit liabilities were invested in equities amounting to €2.1 billion at December 31, 2010.

At December 31, 2010, the two pension funds set up by EDF Energy (EDF Energy Pension Scheme and EDF Energy Group Electricity Supply Pension Scheme) were invested to the extent of 37% in equities, representing an amount of £222 million of equities. This is significantly lower than in 2009, due to the sale of EDF Energy’s distribution networks in October 2010.

At December 31, 2010, the British Energy pension funds were invested to the extent of 39% in equities, representing an amount of £1,211 million of equities.

CENG fund

CENG is exposed to equity risks in the management of its funds established to cover nuclear plant decommissioning and employee benefit obligations.

EDF’s long-term cash management

In 2010 EDF substantially reduced the portion of equity-correlated investments in its long-term cash management instruments. At December 31, 2010 these investments amounted to a residual €10 million.

Direct investment securities

At December 31, 2010, EDF’s investment in Veolia Environnement amounted to €423 million, with estimated volatility of 46.5% (annualized volatility of monthly returns observed over three years).

At December 31, 2010, EDF’s investment in AREVA amounted to €313 million, with estimated volatility of 34.5% (annualized volatility of monthly returns observed over three years).

9.9.1.6 Management of financial risk on EDF’s dedicated asset portfolio

The dedicated assets have been built up progressively by EDF SA since 1999 to cover future decommissioning expenses for the nuclear plants currently in operation, and the long-term storage of radioactive waste.

This dedicated asset portfolio, for which guiding principles were redefined in the law of June 28, 2006 on sustainable management of radioactive materials and waste, is managed under the supervision of the Board of Directors and its Committees (Nuclear Commitments Monitoring Committee, Audit Committee).

The Nuclear Commitments Monitoring Committee (CSEN) is a specialized Committee set up by EDF’s Board of Directors when it updated its internal rules on January 25, 2007, in anticipation of the provisions of article 9 of the decree of February 23, 2007.

A Nuclear Commitment Financial Expertise Committee (CEFEN) exists to assist the Company and its governance bodies on questions of association of assets and liabilities and asset management. The members of this Committee are independent of EDF. They are selected for their skills and diversity of experience, particularly in the fields of asset/liability management, economic and financial research, and asset management.

In 2010, dedicated assets received cash allocations of €1,343 million, compared to €1,902 million in 2009 (see note 46 to the consolidated financial statements at December 31, 2010), plus allocation of the RTE EDF Transport shares on December 31, 2010 at the value of €2,324 million. This value is the net consolidated value of 50% of the Group’s investment in RTE EDF Transport (included in investments in associates in the consolidated balance sheet).

Planned allocations to dedicated assets were adjusted downwards in March 2010, in response to the proposal to allocate RTE EDF Transport shares, and also the NOME (New electricity market organization) law’s proposed deferral to June 29, 2016 of the deadline for establishment of dedicated assets covering all long-term nuclear assets subject to certain requirements (including the level of coverage of liabilities at June 29, 2011).

Disbursements for decommissioning expenses incurred in 2010 were financed by the dedicated asset portfolio to the extent of €362 million, compared to €302 million in 2009.

The governance principles set forth the decision-making and control structure for management of dedicated assets. The principles governing the asset portfolio’s structure, selection of financial managers, and the legal, accounting and tax structure of the funds are also defined.

Excluding RTE EDF Transport, strategic asset allocation is based on an asset/liability review carried out to define the most appropriate portfolio model for financing nuclear expenses. A benchmark index is also set for performance monitoring and control of the overall portfolio risk. Strategic allocation is regularly reviewed, in principle every three years unless circumstances require otherwise. Currently, assets are allocated 50% to international equities and 50% to bonds, although exposure may be different for reasons of tactical allocation. This flexibility was used primarily to absorb the shock of the financial crisis. The equities portion, which was 43.2% at December 31, 2009, was reinforced in the second half of 2010 when equity market trends appeared more favorable, in line with the improvement in economic fundamentals worldwide. At December 31, 2010, the equities accounted for 50.5% of the portfolio (on a like-for-like basis, excluding RTE EDF Transport).

The portfolio (excluding RTE EDF Transport shares) contains two sub-portfolios, “equities” and “bonds”, themselves divided into “secondary asset classes” or “pockets” that correspond to specific markets. A third sub-portfolio, “cash”, is used to prepare and supply the disbursements related to amounts reversed from provisions for plants currently being decommissioned.

Tactical asset management is organized around four main themes:

•	supervision of exposure between the two classes, “equities” and “bonds”;
•	choice of exposure by geographical area;
•	marginal investment in alternative vehicles to those used in the strategic allocation;
•	selection of investment funds, aiming for diversification:
–	by style (growth securities, unlisted securities, high-return securities),
–	by capitalization (major stocks, medium and small stocks),
–	by investment process (macroeconomic and sector-based approach, selection of securities on a “quantitative” basis, etc.),
–	by investment vehicle (for compliance with maximum investment ratios).

The allocation policy established by the Operational Management Committee1 was developed on the basis of macroeconomic prospects for each market and geographical area, and a review of market appreciation in different markets and market segments.

1. A permanent internal committee for evaluation, consultation and operational decision-making for management of dedicated assets.

EDF’s dedicated asset portfolio: Content and performance

At December 31, 2010, the overall value of the dedicated asset portfolio was €15,815 million (€11,441 million at December 31, 2009).

Portfolio content under the classification from Article 4, decree 2007-243 of February 23, 2007

Categories		Dec. 31, 2010			Dec. 31, 2009
(in millions of Euros)		Book value (1)	Stock market or realizable value		Book value	Stock market value
1°	Bonds, receivables and other securities issued or guaranteed by an EU member state or OECD country, etc.	3,040	3,342		3,038	3,375

2°	Bonds, negotiable bills, etc., issued by private sector entities	682	737		604	642
3°	Equities, shares and other securities traded on a recognized market,
	giving access to the capital of companies whose head office is located	117	125		117	142
	in the territory of a EU member state or OECD country
4°	Shares or units in funds investing in assets referred to in 1 to 3	7,827	8,272		6,599	6,708
5°	Shares or units in funds investing principally in assets other
		749	1,023		447	569
	than those referred to in 1 to 3
6°	Real estate shares (shares in unlisted real estate companies)	None	None		None	None
7°	Deposits with BNP Paribas Securities Services	0.042	0.042		0.025	0.029
Other payables and receivables (dividends receivable, management fees, currency hedges, etc.)		(9)	(9)		5	5
Total dedicated assets excluding RTE shares		12,406	13,491		10,810	11,441
RTE EDF Transport shares		2,015	2,324		-	-
TOTAL DEDICATED ASSETS		14,421	15,815	(2)	10,810	11,441	(3)

(1)	Sources: BNP Paribas Securities Services for the portfolio excluding RTE EDF Transport, net book value in the individual accounts of EDF for 50% of the shares in RTE EDF Transport.
(2)	The portfolio’s stock market value or realizable value includes foreign exchange hedges, which explain the difference from the value reported in note 46 to the 2010 consolidated financial statements.
(3)	The portfolio’s stock market value includes foreign exchange hedges, which explain the difference from the value reported in note 27 to the 2010 consolidated financial statements.

Breakdown by sub-portfolio and performance in 2010

The breakdown of EDF’s dedicated asset portfolio at December 31, 2010 and 2009 is as follows:

	December 31, 2010		December 31, 2009
	Incl. RTE EDF Transport	Excl. RTE EDF Transport(1)
Investments in equities	43.0%	50.5%	43.2%
Investments in bonds	42.3%	49.5%	56.8%
RTE EDF Transport shares	14.7%	-	-
TOTAL	100%	100%	100%

(1)	Relative shares of equities and bond sub-portfolios, excluding RTE EDF Transport shares.

The table below shows the performance by sub-portfolio at December 31, 2010 and at December 31, 2009:

		Performance		12/31/2009 Stock market value	Performance
	12/31/2010 Stock market or realizable value	for 2010			for 2009

		Portfolio	Benchmark		Portfolio	Benchmark
(in millions of Euros)			index (1)			index
Equities sub-portfolio	6,807	16.15%	14.03%	4,939	+28.06%	+25.94%

Bonds sub-portfolio	6,683	2.50%	0.99%	6,501	+5.40%	+4.35%

Cash sub-portfolio	1	0.49%	0.44%	1	+0.83%	+0.73%

Total portfolio excluding

RTE EDF Transport	13,491	8.79%	7.60%	11,441	+13.07%	+15.10%

RTE EDF Transport shares	2,324			-

TOTAL DEDICATED
ASSET PORTFOLIO	15,815			11,441

(1)	Benchmark index: 50% MSCI World DN EUR hedged for the equities sub-portfolio, Citigroup EGBI for the bonds sub-portfolio, 50% MSCI World DN EUR hedged + 50% Citigroup EGBI for the total portfolio.

The variation in EDF’s dedicated asset portfolio was influenced in the first half-year by developments in the sovereign debt crisis and its effects on the international equity markets. The allocation policy gave general priority to increasing diversification on the various markets, and reducing risks related to government bonds from countries adjacent to the Euro zone in favor of investment grade corporate bonds, while maintaining low sensitivity to long rates.

In view of the financial crisis, which continued into 2010, the Group prudently maintained the portfolio’s underexposure to equity risks in the first half-year. It subsequently raised the portion of Equity investments in the second half-year when worldwide economic fundamentals and international equity market trends looked more favorable. Thanks to the allocation decisions and careful selection of securities and funds, both sub-portfolios outperformed their benchmark index. The dedicated asset portfolio thus registered a gross change of €890 million (€584 million after taxes) in consolidated equity.

The distribution of the portfolio between reserved funds and other financial instruments is also presented in note 46 to the consolidated financial statements at December 31, 2010.

EDF is exposed to equity risks and interest rate risks through its dedicated asset portfolio.

The market value of the “equities” sub-portfolio in EDF’s dedicated asset portfolio was €6,807 million at December 31, 2010. The volatility of the equities sub-portfolio can be estimated on the basis of the volatility of the benchmark index, the MSCI World index, which at December 31, 2010 was 15.5% based on 52 weekly performances, compared to 20.2% at December 31, 2009. Applying this volatility to the value of equity assets at the same date, the Group estimates the annual volatility of the equities portion of dedicated assets at €1,054 million. This volatility is likely to affect the Group’s equity.

At December 31, 2010, the sensitivity of the bond sub-portfolio (€6,683 million) was 4.65, i.e. a uniform 100 base point rise in interest rates would result in a €311 million decline in market value which would be recorded in consolidated equity. While this sensitivity was higher than in 2009 (4.29), it remained well below the sensitivity of the benchmark index (6.23).

9.9.1.7 Management of counterparty/credit risk

Counterparty risk is defined as the total loss that the EDF group would sustain on its business and market transactions if a counterparty defaulted and failed to perform its contractual obligations.

The EDF group has a counterparty risk management policy which applies to the parent company and all operationally controlled subsidiaries. This policy defines the organization of counterparty risk management and monitoring, and reporting procedures and circuits. It involves monthly consolidation of the exposures on financial and energy markets and half-yearly consolidation for all activities. The policy also close supervision of Group counterparties (daily review of alerts, special cautionary measures for certain counterparties).

These supervision procedures proved their robustness during the financial crisis, when the Group moved to a more frequent (quarterly) consolidation of all counterparty risks.

The table below gives details, by rating, of the EDF group’s consolidated exposure at the end of September 2010. 87% of the main counterparties for the Group’s business qualify as “investment grade”, a stable proportion overall compared to the consolidated risk for December 2009.

	0000000	0000000	0000000	0000000	0000000	0000000	0000000	0000000	0000000
	AAA	AA	A	BBB	BB	B	CCC/C	Unrated	Total
September 30, 2010	10%	23%	50%	5%	1%	0%	0%	11%	100%
December 31, 2009	6%	23%	57%	5%	0%	0%	0%	9%	100%

The exposure to counterparty risk by nature of activity is distributed as follows:

	Purchases	Insurance	Sales and distribution (incl. IPP (1))	Cash and asset management	Energy purchases and trading (incl. IPP (1))	Total
September 30, 2010	5%	45%	8%	34%	8%	100%
December 31, 2009	6%	44%	7%	37%	6%	100%

(1) IPP: Industrial Power Plants.

Exposure in the energy trading activities is concentrated at EDF Trading. Counterparty risk management for this subsidiary has explicit limits for each counterparty according to its financial robustness. A range of means are used to reduce counterparty risk at EDF Trading, primarily position netting agreements, cash-collateral agreements and introduction of guarantees from banks or affiliates.

Particularly for counterparties dealing with EDF’s trading room, the Financial Risk Control team has drawn up a framework specifying authorization procedures and the methodology for calculation of allocated limits (which must correspond to requirements). The level of exposure can be consulted in real time and is systematically monitored on a daily basis. The suitability of limits is reviewed without delay in the event of an alert or unfavorable development concerning a counterparty.

The credit risk related to trade receivables is presented in note 26 to the 2010 consolidated financial statements (“Trade receivables”).

9.9.2 Management and control of energy market risks

9.9.2.1 Framework for management and control of energy market risks

In conjunction with the opening of the final customer market, development of the wholesale markets and on the international scene, the EDF group is exposed to price variations on the energy market which can have a significant impact on its financial statements.

Consequently, the Group has an “energy markets” risk policy (for electricity, gas, coal, oil products and CO2 emission quotas) applicable to EDF and entities in which it has operational control.

This policy aims to:

•	define the general framework in which the various Group entities carry out their operational activities (energy generation, optimization and distribution) and their interaction with EDF Trading;
•	consolidate the exposure of the various entities and subsidiaries controlled by the Group on the structured energy-related markets;
•	implement a coordinated hedging policy at Group level.

At Edison and CENG, which are not operationally controlled by EDF, the energy market risk policy and associated control process are reviewed by the companies’ governance bodies.

9.9.2.2 Organization of risk control

The process for controlling energy market risks for entities operationally controlled by the Group is based on:

•	a governance and market risk exposure measurement system, clearly separating management and risk control responsibilities;
•

an express delegation to each entity, defining hedging strategies and establishing the associated risk limits. This enables the Comex to set an annual Group risk profile consistent with the financial objectives and thus direct operational management of energy market risks within the Group, generally over 3-year market horizons;

•

a specific control process, given its close interaction with the decisions made within the generation and supply businesses. This process involves Group management and is based on a risk indicator and measurement system incorporating escalation procedures in the event risk limits are exceeded.

The Group’s exposure to energy market risks through operationally controlled subsidiaries is reported to the Comex on a monthly basis. The control processes are regularly reappraised and audited.

9.9.2.3 Operational principles for energy market risk management and control

The principles for operational management of energy market risks for operationally controlled entities and CENG are based on clearly-defined responsibilities for managing those risks, distinguishing between management of assets (generation and supply) and trading.

Managers of generation and supply assets are responsible for implementing a risk management strategy that minimizes the impact of energy market risks on their financial statements (the accounting classifications of these hedges are described in note 40 to the consolidated financial statements). However, a residual risk remains that cannot be hedged on the market due to factors such as insufficient liquidity or market depth, uncertainty over volumes, etc.

For operationally controlled entities in the Group, positions on the energy markets are taken predominantly by EDF Trading, the Group’s trading entity, which operates on the markets on behalf of other Group entities and for the purposes of its own trading activity. As such, EDF Trading is subject to a strict governance and control framework in line with current practices in trading companies.

EDF Trading trades on organized or OTC markets in derivatives such as futures, forwards, swaps and options (regardless of the accounting classification applied at Group level). Its exposure on the energy markets is strictly controlled through daily limit monitoring overseen by the subsidiary’s management and by the entity in charge of energy market risk control at Group level. Automatic escalation procedures also exist to inform members of EDF Trading’s Board of Directors if risk limits (value at risk limit) or loss limits (stop-loss limits) are breached. Value At Risk (VaR) is a statistical measure of the Company’s potential maximum loss in market value on a portfolio in the event of unfavorable market movements, over a given time horizon and with a given confidence interval. EDF Trading assesses VaR by the Monte Carlo method, which refers to historical volatilities and correlations estimated on the basis of market prices observed over the 40 previous trading days. The stop-loss limit stipulates the acceptable risk for the trading business by setting a maximum level of loss over a rolling three-month period1. If the limit is exceeded, EDF Trading’s Board of Directors takes appropriate action, which may include closing certain positions.

In 2010, EDF Trading’s commitment on the markets was subject to a daily VaR limit of €45 million (with a daily confidence interval of 97.5%), and a stop-loss limit of €70 million2. The VaR limit was reduced in response to the diversification of risks between EDF Trading and EDF Trading North America. VaR fluctuated between €3.8 million and €23 million over the year.

The table below shows the VaR and stop-loss limits for 2010 and 2009:

(in millions of Euros)	2nd half 2010	1st half 2010	2nd half 2009	1st half 2009
VaR limit (97.5% 1-day)	45	45	48	38
Stop-loss limit (1)	70	70	70	55
New stop-loss limit (2)	225
Minimum VaR	3.8	6.9	8.6	7.6
Average VaR	7.3	14.8	14.0	13.4
Maximum VaR	11.3	23.0	22.1	25.1

(1)	The stop-loss limit system was changed on December 15, 2010 (see note below).
(2)	From December 15, 2010.

1.

The stop-loss limit system was changed on December 15, 2010. The stop-loss limit is now determined based on the maximum reached over a rolling 3-month period. This is closer to trading companies’ systems and fosters more dynamic management. The limit is set at €225 million.

2.	€225 million from December 15, 2010.

Despite the very high volatility on the markets, the VaR and stop-loss limits were not exceeded in 2010 and EDF Trading’s risks remained within the limits of the mandate from EDF at all times. The stop-loss has never been triggered since its introduction.

At Edison, the governance model separates risk management and control from operational trading activities. For operational purposes, Edison calculates its net exposure1 based on its entire portfolio of assets and contracts (industrial portfolio), apart from those related to trading for the Company’s own purposes (trading portfolio).

The level of economic capital engaged in the markets, expressed in terms of Profit at Risk (PaR)2, is then determined using this net exposure.

To meet obligations under IFRS 7, Edison measures the maximum potential decrease in the fair value of financial contracts hedging the risks on its industrial portfolio using a PaR (with a confidence interval of 97.5%) . For trading activities, which concern a separate portfolio distinct from the industrial portfolio, Edison sets a limit of 95% VaR. Like the industrial portfolio, Edison’s trading portfolio was allocated an amount of economic capital3. This allocation takes account of the risk capital related to the portfolio’s VaR and the risk capital estimated through stress tests on any non-liquid structured positions4.

SPE was progressively incorporated into the Group’s risk management and control system during 2010. At the year-end, the operational principles were in line with the Group model for asset managers.

For an analysis of the fair value of the Group’s commodity hedging derivatives, see notes 40.4.3 and 40.5 to the consolidated financial statements for the year ended December 31, 2010. For details of commodity contracts not classified as hedges by the Group, see note 41.3 to the same consolidated financial statements.

9.9.3 Management of insurable risks

The EDF group has an extensive insurance program that is gradually being rolled out to controlled subsidiaries, as well as ERDF and RTE EDF Transport, which are independently managed. The coverage, exclusions, excesses and limits are specific to each contract.

The main insurance programs are:

•	conventional damage policy (Group): EDF is a member of OIL5. Additional insurance coverage is provided by Wagram Insurance Company6 (a 100%-owned EDF subsidiary), other insurers and reinsurers;
•

damage insurance for the EDF group’s nuclear facilities: in addition to coverage through membership of OIL, property damage (including following a nuclear accident) related to EDF’s nuclear installations in France and British Energy's installations in the United Kingdom, as well as nuclear decontamination costs have been covered since March 1st, 2010, by an insurance policy involving the French nuclear pool, the British pool Nuclear Risk Insurers (NRI) and the European Mutual Association for Nuclear Insurance (EMANI);

•

civil liability insurance specific to nuclear facility operators: EDF’s insurance policies meet French legal requirements; British Energy also has similar civil liability insurance in compliance with British law;

•	general civil liability insurance: this program covers the Group against the possible financial consequences that could arise due to damage or injury (other than nuclear) caused to third parties;
•	civil liability insurance for directors and senior executives: EDF’s insurance program covers the Group’s directors and chief executive officers.

The arrangements for setting up damage insurance for the aerial distribution networks of ERDF and the Island Energy Systems are currently under examination.

The total value of premiums for all types of coverage provided by EDF’s insurance programs and Group programs managed by EDF Assurances was €91.2 million in 2010, of which €59.4 million was borne by EDF.

1.	Net exposure is the residual exposure after using all natural hedging options provided by vertical and horizontal integration of the various techniques.
2.

Profit at Risk or PaR is a statistical measure of the maximum potential decline, related to unfavourable market movements, in the margin compared to budget for a given time horizon and confidence interval.

3.	Economic capital is the capital allocated to deal with market risks.
4.	Figures are available in Edison’s annual results.
5.	Oil Insurance Limited Mutual Insurance Company.
6.	An Irish insurance company wholly-owned by EDF.

10 ●●

CASH FLOWS AND CAPITAL

For information pertaining to capital and cash flows, see section 9.8 (“Cash flows and financial debt”) in this reference document.

For information on to the issuer’s financing structure, see section 9.9.1.1 (“Liquidity position and management of liquidity risk”), in this reference document.

11 ●●

RESEARCH AND DEVELOPMENT,

PATENTS AND LICENSES

11.1	R&D Organization and key data		202

11.2	R&D priorities		203

	11.2.1	Consolidate and develop a carbon-free energy mix	203

	11.2.2	Promote flexible low-carbon energy demand	203

	11.2.3	Adapting the electrical system to these new challenges	204

11.3	International and partnerships		204

11.4	Intellectual property policy		205

The main goal of the EDF Group’s Research and Development (R&D) Division is to contribute to the improvement in the performance of the operational units, to identify and prepare mid and long-term growth vectors and to anticipate the major challenges facing the Group in the global energy context. Fossil resources are being depleted; global warming implies questioning and regulations on the rate of greenhouse gas emissions, water uses, management of the environment, etc. Rapid development of emerging countries is shifting consumption areas. The significant development of information technologies in the energy environment is offering new opportunities in electricity generation. Customers and consumers are also becoming producers. The want to consume better, live in buildings, neighborhoods or towns that are energy self-sufficient. In this context, R&D has a crucial role in finding solutions to all of these challenges.

In order to meet the 3x201 commitment in 2020, the European Union has defined a “Strategic Energy Technology Plan” which gives a road map of the developments and uses of key technologies concerning, in particular, solar energy, carbon capture and storage of, energy efficiency and sustainable cities. To achieve the goal, it depends on public-private partnerships in which EDF actively participates to share the risks.

In the United States, a number of large states have renewable energy goals on the same order of magnitude as those planned in Europe2. In China, the development of production means is growing strongly over the entire mix, but on the 2020 horizon carbon still dominates the energy mix.

The scientific and technological challenges to come have a worldwide dimension, but for a certain number of them, like carbon capture and storage, the geographic dimension is very important.

11.1 ●● R&D Organization and key data

EDF’s R&D is integrated and multidisciplinary in order to facilitate synergies and transfers of processes between business lines and between companies of the Group.

In 2010, EDF’s total research and development budget amounted to €486 million. It’s one the highest R&D budgets among the largest electric utilities. About 70% of the budget is allocated to programs developed annually with the operational departments and subsidiaries. The remaining 30% is dedicated to medium and long and short term anticipatory programs which are in line with the priorities of the Group’s R&D.

Close to 19% of this budget is devoted to environmental protection. These expenses are for research on energy efficiency, the uses of electricity as a substitution for fossil energy, renewable energy, the local impacts of global warming and other environmental problems such as biodiversity, water quality or even reduction of nuisances.

EDF’s R&D has more than 2,000 employees, 80% of whom are managers, more than 370 PhDs and close to 200 PhD candidates. 200 researchers teach in universities and the major graduate schools. Each year, it hires about 100 people. The R&D division is composed of 15 departments. Its expertise covers all Group activities. They represent disciplines, businesses, projects and integrated over major systems. The development of skills and staff is managed over a rolling three-year period.

In November 2010, EDF’s Board of Directors approved the plan to establish EDF’s main R&D center on the Campus de Paris-Saclay. This center is intended to accommodate up to 1,500 people, including Group researchers and doctoral candidates. Through this decision, EDF gives new ambition to its R&D and puts innovation and scientific and industrial research at the heart of its priorities. This choice positions EDF as a leader player on the Campus de Paris-Saclay and will allow it to profit from a dynamic and enhanced cooperation with higher education institutions and public and private research centers established nearby.

R&D is currently organized around six sites in Europe: three are located in the Paris region, one in Germany, one in the United Kingdom and one in Poland.

The Chatou and Renardières centers near Fontainebleau have around 500 people each. The Clamart center is the largest with almost 1,000 people. These sites house two combined research and CNRS units: the Mechanical Laboratory of Industrial Sustainable Structures and the Research and Development Institute on Photovoltaic Energy and two international R&D centers: the Materials Aging Institute and the European Center Laboratories for Energy Efficiency Research.

In Germany, the European Institute for Energy Research (EIfER), joint institute created in 2002 between EDF and the University of Karlsruhe, brings together more than 100 people. In 2010, two new R&D units were created: a joint team with EDF Polska in Krakow in Poland and a joint center with EDF Energy in London.

In the United States, energy is an important R&D area, particularly in the areas of the environment, and the independence and security of supply. Its development is supported by American legislation and the Department of Energy’s budget has increased significantly (USD 36.7 billion in 2009 compared with 5.8 billion in 2007). In electricity, the Electric Power Research Institute (EPRI) is one of the key R&D partners. It supplies technologies and economic and strategic analyses to its members which represent more than 90% of the electricity produced in the United States and bring together around 40 countries. For several years, a team of R&D researchers has been sent to the United States and works in close collaboration with the EPRI and EDF Inc. The partnership with the EPRI covers multiple domains such as nuclear energy, renewable energy, smart networks, energy efficiency and the capture and storage of CO2. The team also develops partnerships with academic or industrial partners chosen for their expertise.

To conduct its work, EDF is equipped with powerful and recognized digital simulation equipment. It develops calculation codes and leading calculation methods. In 2010, the Group acquired a new supercomputer representing the equivalent of 16,000 processors. This scientific supercomputer allows digital representation, with an unequaled precision, of the phenomena and the systems which are at the heart of EDF’s

1.	20% in greenhouse gas reduction, 20% increase in energy efficiency and 20% in renewable energy by 2020.
2.	EPRI source: http://mydocs.epri.com/docs/SummerSeminar09/Specker09SumSem.pdf et www.dsireusa.org businesses: the development of steels or materials, advanced study of turbulent flows, management systems of dozens of millions of smart meters, etc. The calculating power of this equipment as well as its ability to process large quantities of data place EDF at the top of the world’s great industrial companies in this area.

Furthermore, the Group has unique experimental resources like specific analytical loops, (chemistry-corrosion, rupture, aero-acoustics, etc.), loops centered on components or processes, on-site trials of response resources, or resources means dedicated to the characterization of materials and their aging.

11.2 ●● R&D priorities

R&D reinforces its ability to develop internal innovation and develop an opening for external innovation. Its goal is integrate of innovations in the industrial processes of the Group. The approach is organized around two actions: create better value for internal innovation and to accelerate the “time to business” through its actions in collaboration with the business lines to reduce brakes on industrialization (a dedicated team selects projects, organizes and directs industrialization, protects and creates value for intellectual property and/or the expertise potential) on one hand and, on the other, develops an opening on external innovations, by analyzing, choosing and as needed demonstrating external innovations and building growth vectors in the business lines.

EDF’S R&D works for all the businesses of the Group. It proposes, on behalf of the businesses technological solutions or innovative and economic business models that improve the performance of the businesses and prepares the longer term future of the Group through medium and long term anticipatory programs. It contributes to making EDF a worldwide industrial group of carbon-free electrical systems.

The ambition of EDF’s R&D in the context of profound energy changes falls within three categories:

•	consolidate and develop a carbon-free energy
•	promote flexible and low-carbon energy demand;
•	adapt the electrical system to these new challenges

11.2.1 Consolidate and develop a carbon-free energy mix

In nuclear power generation, hydropower and fossil-fired power, EDF’s R&D develops tools and methods to improve operational performances and optimize the life of production resources in complete safety. It anticipates and prepares for more stringent environmental requirements.

Three major goals are priorities: perpetuate the Group’s nuclear power advantage, develop renewable energy sources, and study the industrial feasibility of carbon capture and storage.

In order to reinforce and perpetuate the Group’s nuclear power advantage, R&D works to increase the life cycle of the existing power plants and to design new power plants, in particular those of the fourth generation. The aging of the generation facilities, the increase in environmental restrictions and the higher performance demands in a growing competitive context require that EDF have new classes of tools to generate the margins on its industrial facilities and to prepare for major changes that often involve an increased role for information technologies. In order to meet these challenges, EDF develops, in addition to experimental test resources, the performance of digital simulation, prepares tools capable of managing the new challenges posed by the growth in digital data, information security and new information and communication technologies.

The second priority is developing renewable energy sources. These play a growing role in the European landscape and EDF, an already significant participant, wants to continue to grow its positions in this domain. R&D’s objective for renewable energy is to identify technological breakthroughs with significant competitive implications and contribute to the development of the more promising technologies. Thus, in order to support the operational development of the Group, R&D acquires the technological skills so that it can seize opportunities.

R&D is also working to define ways to include renewable energy insertion in the energy mix. This assumes the analysis of various solutions, especially storage, to allow the integration of intermittent renewable energy and an assessment of the limits and costs of integration in large systems.

The third priority is carbon capture and storage. In order to limit the environmental of fossil-fired plants, the capture of CO2 by processing exhaust gases is adapted to the renovation of existing power plants. With the support of the ADEME and its partners, EDF is installing a CO2 capture research test unit on the EDF carbon electricity generation power plant in Le Havre. The technology, which will be tested on the CO2 present in the exhaust gases coming from carbon combustion, is known as “post-combustion amine capture”. The purpose of this research test unit will be to reduce the facility’s energy consumption and will allow verification of the performance of this technology in an industrial environment and an analysis of its flexibility in operation. This test unit is an indispensable step in the development of efficient industrial energy solutions for the capture and storage of CO2.

11.2.2 Promote flexible low-carbon energy demand

The development of energy efficiency and distributed renewable energy, regulatory and technological changes, as well as the opening up to competition, give customers the possibility of being participants in their energy consumption or production. In order to meet these expectations, EDF is developing a new incentive pricing approach to dynamic management of demand, proposing efficient energy solutions within the new regulatory framework, modernizing its customer relationship through new information technologies, experimenting with “smart grids” and preparing for the development of new uses and “smart cities”.

In this context, R&D is positioned on several priority areas. First, the integration of new information technologies in the networks and in the home, making the customer a participant in the system and allowing him to manage his energy flows locally. Thus, the first step is to prove knowledge of customers and their demands in order to make innovations in the methods and tools of the customer relationship as well as in supply offers, and allow EDF customers to be energy players.

This also demands the design and validation of energy solutions standards. So the second component is innovation on new uses for electricity, for electrical mobility, the heat pump and on more economical buildings.

Finally, to achieve sustainable development, cities are locally optimizing infrastructures and their management (transportation, waste treatment, buildings, energy generation, networks) and are becoming “smart cities” as well. They need innovations to accompany electrical mobility. R&D is invested in several experiments of this type in Europe. Electrical transportation is one possibility for profound transformation in transportation methods. In addition to the work on electrical battery safety and performance, R&D is studying the recharge infrastructures and strategies adapted to this new type of consumption, as well as their validity in the field. R&D is participating in the KLEBER test in Strasbourg (85 rechargeable hybrid vehicles, 130 charging stations located in the home, parking lots, on the highways, etc.) both on validation tests of the charging infrastructure and on usage studies delivering technical and social education (functional and organization requirements for the vehicle or infrastructures). Studies to integrate mobility in territorial coherency plans and in local urban planning are also being conducted in France (Nice, Mulhouse) and in Germany (Karlsruhe). Other work is based on the influence of urban morphology (morphology, location of buildings, specific sunlight hours, etc.) on energy demand. In this context, in partnership with the London School of Economics (LSE), four cities are being studied (London, Paris, Berlin and Istanbul) with several urban typologies and numerous samples by typology.

11.2.3 Adapting the electrical system to these new challenges

The transition toward carbon-free energy savings in Europe implies meeting new challenges: how to better manage the intermittent nature of renewable energy generation sources; how to integrate new uses of electricity by optimizing the means of production and network needs; how to develop the systems to manage energy locally; and on a larger scale, where to develop the network infrastructures and how to optimize electricity flows in Europe?

The evolution toward smarter electrical networks, known as “smart grids”, is one of the pivotal points of the transition to carbon-free energy savings in Europe. The major challenges are technical, economic and regulatory and are related, beyond the integration of renewable energy and new uses, to the management of information for the different network users and the need to control costs.

In order to meet these challenges, R&D has set several priorities. First, to anticipate the arrival of new technologies and changes in the energy landscape, it establishes forward-looking scenarios, modeling and optimizing energy savings (global macro-economic environment and energy policies, competitive and regulatory environment). In order to anticipate the consequences of the development new production resources or new usages, it is developing models of the energy system which provide better management of the balance between supply and demand.

The second priority is to insert decentralized intermittent production by contributing innovative solutions to resolve operating and connection problems (maintaining the voltage, etc.).

The improvement in the management of network assets (aging, automation, metering solutions) is the third priority. This work implements the laboratory tests on modeling material aging. R&D is also working to expand grid automation to optimize quality and costs.

Finally, the work includes electrical systems and super grids. The insertion of renewable energy may profoundly change the technical-economic fundamentals and contribute to the development of large continuous direct current grids in Europe and elsewhere in the world.

Technological innovations impact the businesses of sales, networks and power production from renewable energy. They lead to profound changes in local electrical and energy systems. They also have an impact on the technical-economic fundamentals of the European power system. The three areas of smart grids, smart cities and super grids, are transversal and require systemic coherency in research strategies of the businesses and interaction between the businesses. In this context, it is important for R&D to develop its capacity to manage complex systems by reinforcing its integration expertise on areas at the intersections of different business to support the strategy.

11.3 ●● International and partnerships

To conduct its research and development programs, EDF develops numerous partnerships in the world. These partnerships aim to maintain our expertise at the highest level, worldwide, in the disciplines at the heart of EDF’s challenges and to complete our internal areas of expertise. The partnership policy of R&D takes various forms both nationally and internationally.

Several years ago, in France, R&D set up 12 joint laboratories with academic partners and technical or industrial centers and participates with them in collaborative research projects financed by national agencies like the National Research Agency, the ADEME or the Fonds Unique Interministériel through competitiveness zones. The partnership dynamic, which is stabilizing in France, must continue in Europe and the United States in order to support the international expansion of the EDF group.

Each joint laboratory is an opportunity to create a joint team around a shared scientific and technical problem, in order to create value, expertise and knowledge for all the partners, and constitutes an asset for participating in cooperative projects. Recognition of these laboratories in the scientific and technical community also includes an external evaluation by the Agence d’Evaluation de la Recherche et de l’Enseignement Supérieur (AERES). This was the case in 2009, for example for the Institute for Research and Development on Photovoltaic Energy (Institut de Recherche et Développement sur l’Énergie Photovoltaïque), a laboratory shared by EDF, the National Center for Scientific Research (CNRS) and the National Superior School of Chemistry of Paris (ENSCP).

R&D also supports four targeted research and teaching chairs, within the framework of the Foundation for the Energy of Tomorrow.

In Europe, R&D takes part in around thirty European projects. And, through collaboration with the Energy Technology Institute, the Engineering and Physical Sciences Research Council and with various British universities, it is expanding its presence in the British research partnership.

In 2010, two R&D units were created, one in Poland and the other in the United Kingdom. The British center consolidates the positions of the Group in the ecosystem of British research. It is particularly involved in tidal wind energy and nuclear power development in the United Kingdom. The research team within EDF Polska is dedicated to carbon thermal questions and biomass co-combustion. The creation of other R&D units outside France is being studied.

Additionally, in order to prepare for the future, R&D participates in two Knowledge and Innovation Communities (KIC)1. The priority areas for the first, called KIC “Climate”, are climate change, smart cities, water management and zero carbon production. Those of the second, called KIC InnoEnergy are based on smart networks and storage, bio-fuels, renewable energy, CO2 capture and storage and nuclear power.

Finally, in 2010, R&D was involved in the dynamic “Investment Program of the Future”, initiated by the French government and contributed to the financing of the Group’s “smart grid test” projects.

11.4 ●● Intellectual property policy

Industrial property plays a major role in protecting the EDF Group’s technologies and expertise against the competition, as well as in the value created by these assets through licensing.

Patents

At the end of 2010, EDF’s portfolio included 418 patented inventions protected by 1,225 intellectual property rights in France and abroad.

Brands

“EDF” is a trademark registered in more than 60 countries. The name of the Group is an essential element of its image and its assets. Thus, this brand name, the Internet domain names and the EDF logos are monitored constantly, in order to protect them against any fraudulent use which could hurt the Group’s image. The Group has also registered various other trademarks, in particular, those related to the business of its various subsidiaries.

1.

The KIC are European initiatives to set up European university training and research/innovation projects responding to the needs of the market both in skills and innovation through the filing of patents and the creation of start-ups.

12 ●●

INFORMATION ON TRENDS

12.1	Subsequent events	208
12.2	Trends in prices on the electricity market in January and February 2011	208
12.3	Implementation and impact of regulated access to electricity from the existing nuclear fleet (“ARENH”)	209
12.4	Potential impact on the EDF Group of the nuclear accident in Japan	209

12.1 ●● Subsequent events

Sale of EnBW

On February 17, 2011 the Group completed the sale of its 45.01% interest in EnBW to the German state of Baden-Württemberg for about €4.7 billion (see section 6.3.2 (“Germany” – “EnBW”)).

This sale resulted in the payment of about €4.5 billion, in addition to the installment of €169 million received on December 16, 2010. This transaction reduces the Group’s debt by €7.3 billion (by €0.2 billion in 2010 and €7.1 billion in 2011).

It also cancels the put option vis-à-vis EDF International on 25% of EnBW shares held by OEW, and thus removes the off-balance-sheet commitment of €2.3 billion related to this option from the Group’s financial statements.

Edison’s financial statements

Edison’s Board of Directors adopted the company’s 2010 financial statements on March 21, 2011, reporting net income of €21 million (versus €240 million in 2009). This amount includes write-downs totaling €407 million, including €213 million for a downward revision of reserves in the Abu Qir oil field and a provision for risks related to the situation in Egypt. Impairments to the tune of €154 million were also recognized to account for the early termination of certain CIP6/92 contracts and some minor assets, as well as a €40 million impairment related to the decline in market value of an available-for-sale fossil-fired asset in Italy. In light of Edison’s net loss, no dividends will be paid to shareholders in 2011 for the 2010 fiscal year. For the EDF group, this does not undermine the 2010 financial statements, as these elements were anticipated and provisions were set aside for them (see section 6.3.3.1 (“Edison”)).

Increase in tariffs and taxes in France

The French Prime Minister has asked the Ministers of the Economy and of the Energy to submit to the French Energy Regulation Commission a proposed increase in regulated electricity tariffs of 1.7%, effective July 1, 2011. The Government will also propose in the next finance bill that the increase of 0.3 cents per kWh of the Contribution to the Public Electricity

Service (Contribution au service public de l’électricité or CSPE) planned for January 1, 2012 be 50% implemented on July 1, 2011 and 50% on July 1, 2012. This would result in an increase of 1.2% of the customer invoice on each of these dates. In total, by June 30, 2012, this would translate into a 2.9% increase for residential customers.

Simplified alternative public tender or exchange offer for the shares of EDF Energies Nouvelles

On April 8, 2011, EDF announced the launch of an alternative public tender or exchange offer for the 50% of the share capital of EDF Energies Nouvelles that the Group does not hold. The offer includes a cash component, at a price of €40 per EDF Energies Nouvelles share (ex-dividend), and a securities component, at an exchange parity of 13 EDF shares for 11 EDF Energies Nouvelles shares (ex-dividend). The draft offer document was filed with the French financial markets authority, the AMF, on April 8, 2011. The indicative timetable for the transaction includes the opening of the offer on no later than May 26, 2011 and its closure on June 15, 2011. Under a commitment to tender signed April 8, 2011, the Mouratoglou Group, which owns 25.09% of EDF Energies Nouvelles, has pledged to contribute all of its shares to the offer, one-half to the cash offer and one-half to the securities offer.

EDF Energies Nouvelles Réparties sells its stake in Tenesol to the Total group

EDF ENR announced on April 14, 2011 the signature of a memorandum of intent with the Total group for the transfer to Total of the 50% stake that the EDF EN group held in Tenesol via EDF ENR, its 50/50 subsidiary with EDF.

This proposed sale covers all of Tenesol’s activities, except in the French Overseas Territories. That business, which covers the development and especially the maintenance on its own behalf and on behalf of third parties of around 50 megawatts of solar power plants in the French Overseas Departments and Territories (DOM-TOM), will be combined with a newly created company that will be jointly held (at 50/50) by EDF ENR and Total Energie Développement (TED).

12.2 ●● Trends in prices on the electricity market in January and February 2011

The price of crude rose sharply (to $100.50 per barrel on average, up 32.5% from January-February 2010) in a context of supply problems in January and subsequent political unrest in the Arab oil-producing countries. After a relatively inactive January, prices for coal, gas and CO2 in turn rose in the wake of oil (averaging, respectively, $118.5/t, £58.6/ therm and €14.8/t, up +23%, +37% and +13% compared to the first two months of 2010).

In the first two months of 2011, spot prices for baseload power traded at an average of €52.4 /MWh in France (up €2.7/MWh compared to the same period in 2010), €50.5/MWh in Germany (down €2.6/MWh), and €55.9/MWh in England (up €13.9/MWh) . French consumption of electricity was down compared to the first two months of 2010 due to relatively mild temperatures.

Nevertheless, spot prices in France and England were supported by a more expensive fuel mix than at the beginning of 2010. In Germany, substantial wind generation led to a reduction in the use of fossil-fired generation in February.

Forward prices for baseload electricity largely followed trends in euro-denominated natural gas and coal prices in a context of a looser power supply-demand balance in Europe. Annual baseload contracts traded at an average price of €53.9/MWh in France (up €2.7/MWh), €52.3/MWh in Germany (up €3.1/MWh) and €58.2/MWh in England (up €13.7/MWh). They closed the month of February at €54.7/MWh, €53.2/MWh and €60.0/MWh, respectively. Thus, following a downward trend in January, prices in February caused forward contracts to return to their levels at the end of December 2010.

12.3 ●● Implementation and impact of regulated access to electricity from the existing nuclear fleet (“ARENH”)

Based on information available on the date of this reference document, the EDF Group believes that an initial ARENH price set at €42/MWh with implementation on July 1, 2011 would have no significant impact on the Group’s financial results.

However any variation of €1/MWh would have an impact of €40 million on the EDF group’s EBITDA in the second half of the year. It should be noted that this estimate is sensitive to different assumptions, particularly those relating to the number of competitors seeking to benefit from this access and the related power volumes and, finally, the date of implementation of this access.

12.4 ●● Potential impact on the EDF Group of the nuclear accident in Japan

Nuclear power plants operated by the EDF group are in compliance with the safety standards issued by the relevant administrative authorities in the various countries where they operate. In addition, during periodic inspections (10-year inspections or otherwise), these standards are raised to conform to current best practices and the necessary capital expenditures are made to attain the required levels.

The nuclear accident at the Fukushima reactor following the earthquake and tsunami of March 11, 2011 in Japan has led the administrative authorities of various countries where the Group operates to take the following actions:

•	On plants in operation:
–	In Europe, the Commission announced that the 27 Member States have agreed to perform “stress tests” of European nuclear power plants, starting in the second half of the year;
–

In France, in his letter of March 23rd to the President of the Nuclear Safety Authority, the Prime Minister tasked the Nuclear Safety Authority (NSA) with conducting a safety review of French nuclear plants. The NSA, which will ensure the coherence of actions undertaken at the national and European levels, was given one month to establish the specifications and must report its initial findings before the end of 2011;

–	In Belgium, the government reiterated its decision to phase out nuclear power by 2025;
–

In the United States, the U.S. Nuclear Regulatory Commission (NRC) will conduct a safety assessment of nuclear power plants in operation. In a statement on March 18, 2011 the NRC announced detailed inspections of the 23 U.S. reactors of similar design to the Fukushima plant, including Nine Mile Point 1. On March 23, 2011, the NRC decided to conduct short- and long-term analyses based on feedback obtained from the accident in Japan. A working group will carry out an assessment of the safety of U.S. plants and provide updates every 30 days for three months.

This will be followed by a six months long-term assessment, after which actions will be recommended. The public authorities, as voiced by President Obama and the U.S. Energy Secretary, have reiterated their support for the nuclear industry in the United States;

–	In Germany, the Government announced a three-month moratorium on extending the operating life of German reactors;
–	In China, the Council of State required the relevant departments to perform safety checks at existing plants.

•	On new plants projects:
–

In the United Kingdom, the Secretary of State for Energy has requested a detailed report from the Chief Nuclear Inspector, which could cause a delay in the approval of Generic Design Assessment of the EPR in this country;

–	In Italy, the government declared a one-year moratorium on the resumption of the country’s nuclear power program;
–	In Switzerland, the government announced the suspension of the examination of three applications for new nuclear plants filed by Axpo, Alpiq and FMB;
–

In China, the approval process for new nuclear plants has been suspended until the safety standards are reviewed. Before the revised safety standards are approved, all new nuclear plants, including projects in the pre-construction phase, must be suspended.

The Group anticipates that the feedback related to the nuclear incident in Japan in March 2011 could lead the authorities in charge of nuclear power in the various countries where it operates to conduct inspections and to raise the safety standards required for continued operation. However, it is impossible at this point to measure the economic impact of such actions.

13 ●●

FINANCIAL OUTLOOK

The beginning of 2011 was characterized by a slight economic recovery in Europe, moderate inflation and dollar and pound sterling depreciation against the euro, and by economic policies marked by increased emphasis on controlling public spending and expectations of a gradual tightening of monetary policies.

In this context, electricity demand is also expected to rise moderately, with wholesale prices up slightly in France and the United Kingdom. The increase in coal will continue to impact margins (“dark spread”), particularly in the UK. Activity should be fairly stable in the other international markets.

Consequently, the Group has set the following financial objectives for 2011:

•

generate a substantial increase in its EBITDA; this increase is based mainly on an objective for organic growth (on a like-for-like basis, after integration of RTE EDF Transport under equity method with the end of the TaRTAM mechanism on June 30, 2011 and a ARENH price set at €42/MWh) of between 4% and 6%;

•	maintain the Group’s financial stability with a net debt/EBITDA ratio between 2 and 2.2, excluding a major acquisition;
•	a dividend at least stable compared with 2010.

In France, through an action plan to maximize the value of nuclear producible, nuclear production should be between 408 and 415 TWh in 2011, with a minimum availability coefficient (Kd) of 78.5% (regarding the Kd target value, see also section 6.2.1.1.3.2 (“Operation and performance of the nuclear fleet” – “Generation and technical performance”)).

The achievement of these growth objectives should generate substantial operating cash flow to finance operational investments. These investments essentially cover industrial maintenance in France, which determines the performance of the generation facilities and networks over time. They also contribute to the development of new production capacities that generate EBITDA and cash flows:

–	in France: continued investments in the Flamanville EPR, and in new semi-basic and peak generation capacities,
–

internationally and in other businesses: combined-cycle installation in the United Kingdom, new nuclear power plants in the United Kingdom and China, new wind and solar capacities at EDF Énergies Nouvelles, etc.;

These objectives are likely to change or to be modified because of uncertainties related particularly to the economic, financial, competitive, and regulatory and climate environment in 2011, or subsequent to to nuclear accident in Japan. In addition, the occurrence of certain risks described in Chapter 4 (“Risk factors”) of this reference document would have an impact on the Group’s activities and its ability to achieve its objectives. The achievement of the objectives also assumes the successful implementation of the strategy presented in section 6.1 of this reference document. Thus, EDF makes no commitment or guarantee as to the achievement of the objectives and the forward-looking information in this chapter may not be used to establish forecasts of results.

14 ●●

ADMINISTRATIVE, MANAGEMENT,

AND SUPERVISORY BODIES AND

MANAGEMENT

14.1	Board of Directors		214

	14.1.1	Members of the board of directors	214

	14.1.2	Personal information on members of the board of directors	220

14.2	Executive committee		223

	14.2.1	Members of the Executive committee	223

	14.2.2	Personal information on members of the Executive committee	223

14.3	Absence of family ties, convictions and conflicts of interest among directors and Executive officers		225

	14.3.1	Absence of family ties	225

	14.3.2	Absence of convictions for fraud	225

	14.3.3	Conflicts of interest	225

14.1 ●● Board of Directors

14.1.1 Members of the board of directors

In accordance with the Article 6 of the French law of July 26, 1983 governing the democratization of the public sector, the Company Board of Directors is composed of 18 members, one third of whom are elected by the employees and two thirds of whom are elected by the Shareholders’ Meeting on the recommendation of the Board of Directors, with the representatives of the French government appointed by decree.

In fiscal year 2010, Mr. Jean-Dominique Comolli, Commissioner for State Holdings and Director of the Agence des Participations de l’État (State Holdings Agency) (APE), was appointed director and government representative by Decree of September 29, 2010, replacing Mr. Bruno Bézard.

As of the filing date of this reference document, the Board of Directors consists of six directors elected by employees, six directors representing the French government, and six directors elected by the Shareholders’ Meeting, whose terms of office will expire at midnight on November 22, 2014.

The following table shows, as of the filing date of this reference document, the names of the members of the Board, their dates of birth, principal positions held within or outside the Company, and offices held and expired outside the Company over the past five years:

Directors appointed by the Shareholders’ Meeting

Name, date of birth, office or position held in the Company	Current offices / Principal position held outside the Company	Expired offices held outside the Company over the past five years
Henri PROGLIO[1]	Chairman of the Board of EDF Energy Holdings	Chairman of the Board of Directors of Veolia Transport
Born June 29, 1949	Chairman of the Board of Transalpina di Energia	Chairman of the Board of Directors of Veolia Propreté
	Chairman of the EDF Diversiterre Foundation	Chairman of EDF Energy UK
Chairman and CEO since	Chairman of Electra Association	Chairman of the Board of Veolia Environnement
November 25, 2009	Director of Edison	Chairman / CEO of Veolia Environnement
Chairman of the Strategy	Director of EDF International	Chairman of the Board of Veolia Water
Committee		Manager of Veolia Eau
	Director of Veolia Propreté	Member of the Board of Directors of Veolia
Director since	Director of Veolia Environnement	Environnement North America Operations
September 8, 2004	Member of the Supervisory Board of Veolia Eau	Member of the Board of Directors of Veolia
	Director of CNP Assurances	Environmental Services UK
Term expiration:	Director of Dassault Aviation	Member of the Board of Directors of Veolia Transport
November 22, 2014	Director of Natixis	Australasia
	Director of Fomento di Construcciones y	Member of the Board of Directors of Veolia Transport
	Contratas (FCC)	Northern Europe
	Director of Fondation Européenne pour les	Member of the Board of Directors of Veolia
	Énergies de Demain	Environmental Services Australia
	Member of the French Atomic Energy Committee	Member of the Board of Directors of Veolia
	Member of the High Committee for Transparency	Environmental Services North America
	and Information on Nuclear Safety	Director of Veolia Environmental Services Asia
	Member of the National Committee on	Director of Veolia Environmental Services UK
	Sectors of Vital Importance	Member and Chairman of the Supervisory Board of Eolfi
Member and Chairman of the Supervisory Board of
Dalkia France
Member of Supervisory Boards A and B of Dalkia
Member of the Board of Directors of Dalkia International
Member of the Board of Directors of SARP Industries
Member of the Board of Directors of Siram

1.

Pursuant to Article L. 225-21 of the French Commercial Code, an individual cannot hold more than 5 directorships in French Sociétés Anonymes, which registered office are located in France (subject to applicable exceptions in particular in respect of directorships held in controlled companies). The APEF-MEDEF consolidated code provides that, if performing executive duties, a director should not, in principle, agree to hold more than four other directorships in listed corporations, including foreign corporations, not affiliated with his group. In addition to his directorships as Chairman and Chief executive Officer of EDF, Henri Proglio presently holds 5 directorships in listed companies (including a foreign company).

Name, date of birth, office or position held in the Company	Current offices / Principal position held outside the Company	Expired offices held outside the Company over the past five years
Member of the Board of Directors of Société des Eaux
de Marseille
Member of the Supervisory Board of Lagardère
Member of the Supervisory Board of Elior
Member of the Supervisory Board of CNP Assurances
Director of SARP
Director of Thales
Director of Casino Guichard Perrachon
Member of the Supervisory Board of Caisse Nationale
des Caisses d’Epargne
Philippe CROUZET	Principal position held outside the Company:	Director of Vallourec
Born October 18, 1956	Chairman of the Board of Vallourec
Chairman of the Nuclear
Commitments Monitoring
Committee
Director since
November 23, 2009
Term expiration:
November 22, 2014
Mireille FAUGÈRE	Principal position held outside the Company:	Chairman of SNCF Voyages Développement
Born August 12, 1956	Chief Executive Officer of Assistance Publique -	Chairman of Voyages-SNCF.com
	Hôpitaux de Paris	Chief Executive Officer of SNCF-Voyages
Chairman of the Ethics		Director of SNCF Participations
Committee
Director since	Other offices and positions held:
November 23, 2009	Director of Essilor

Term expiration:
November 22, 2014
Michael JAY	Principal positions held outside the Company:	Secretary General of the Foreign and Commonwealth
Born June 19, 1946	Crossbench member of the British House of Lords	Office
	Chairman of the Nominations Committee of the	Trustee of the British Council
Member of the Strategy	British House of Lords
Committee and of the	Member of the Foreign Affairs, Defense and
Appointments and	Development Sub-Committee of the House of
Remunerations Committee	Lords’ European Union Committee

Director since	Other offices and positions held:
November 23, 2009	Director of Crédit Agricole SA
Director of Valeo SA
Term expiration:	Director of Associated British Foods
November 22, 2014	Director of Candover Investments
Chairman of Merlin (International NGO)
Honorary Member of Magdalen College
(Oxford University)

Name, date of birth, office or position held in the Company	Current offices / Principal position held outside the Company	Expired offices held outside the Company over the past five years
Bruno LAFONT	Principal positions held outside the Company:	Co-Chairman of the Cement Sustainability Initiative to the World Business Council for Sustainable Development
Born June 8, 1956	Chairman and CEO of Lafarge
Chairman of the Appointments	Other offices and positions held:
and Remunerations Committee
France
Director since	Chairman of the Association Entreprises pour
May 20, 2008	l’Environnement

Term expiration:	Other countries
November 22, 2014	Advisor to the Mayor of the City of Chongqing
(China)
Pierre MARIANI	Principal positions held outside the Company:	None
Born April 6, 1956	Executive Director and Chairman of the Executive
Committee of Dexia
Chairman of the Audit
Committee	Other offices and positions held:
Director of Dexia Banque Belgique
Director since	Director of Dexia Crédit Local
November 23, 2009	Director of Dexia Banque Internationale in
Luxembourg
Term expiration:
November 22, 2014

Directors appointed by the French government

Name, date of birth, office or position held in the Company	Current offices / Principal position held outside the Company	Expired offices held outside the Company over the past five years
Pierre-Marie ABADIE	Principal positions held outside the Company:	Director of the Environmental and Energy Control
Born July 13, 1969	Director of Energy in the General Energy	Agency (ADEME)
	and Climate Department reporting to the	Alternate Government Commissioner to the Areva NC
Member of the Committee	Minister of the Envionment, Sustainable
for Monitoring Nuclear	Development, Transport and Housing, the
Commitments and the Strategy	Minister of Economics, Finance and Industry,
Committee	and the Minister responsible for Industry,
Energy and the Digital Economy
Director since
August 29, 2007	Other offices and positions held:
Government Commissioner to the
Term expiration:	National Radioactive Waste Management Agency
November 22, 2014	(ANDRA)
Board of Governors of the International Energy
Agency (AIE)

Name, date of birth, office or position held in the Company	Current offices / Principal position held outside the Company	Expired offices held outside the Company over the past five years
Jean-Dominique COMOLLI	Principal position held outside the Company:	Chairman of the Board of Directors of Altadis
Born April 25, 1948	Commissioner for the Agence des Participations de l’Etat (French State Holdings Agency) in the Ministry	Non-Executive Vice President of Imperial Tobacco Director of Crédit Agricole Corporate and
Member of the Audit	of Economics, Finance and Industry	Investment Bank
Committee, Strategy Committee		Director of Calyon Bank
and Appointments and	Other offices and positions held:	Director of Pernod Ricard
Remunerations Committee	Member of the Supervisory Board of AREVA	Director of Casino Guichard Perrachon
Director of the Fonds Stratégique d’Investissement
Director September 29, 2010	Director of France Télécom
Director of SNCF
Term expiration:	Director of Air France-KLM
November 22, 2014
Yannick d’ESCATHA	Principal position held outside the Company:	Chairman of the Board of Directors of École
Born March 18, 1948 Member of the Audit Committee and of the Nuclear Commitments Monitoring Committee	Chairman of the Centre National d’Etudes Spatiales (CNES)	Polytechnique Director of the RATP

Other offices and duties performed:
Chairman of the Board of Directors of Université de Technologie of Troyes
Permanent CNES Representative to the Board of
Director since	Directors of Arianespace SA
November 20, 2004	Permanent CNES Representative to the Board of
Directors of Arianespace Participation
Term expiration:	Director of Thales
November 22, 2014	Member of the Academy of Technologies
Philippe JOSSE	Principal position held outside the Company:	None.
Born September 23, 1960	Budget Director to the Ministry of Budget, Public
Accounts, the Public Function and State Reform
Director since April 12, 2006
Other offices and positions held:
Term expiration:	Director of Air France-KLM
November 22, 2014	Director of SNCF

Name, date of birth, office or position held in the Company	Current offices / Principal position held outside the Company	Expired offices held outside the Company over the past five years
Pierre SELLAL	Principal position held outside the Company:	Permanent Representative of France to the European Union in Brussels
Born February 13, 1952	Ambassador of France, General Secretary of the
Ministry of Foreign and European Affairs
Member of the Strategy
Committee	Other offices and positions held:
Member of the Supervisory Board of AREVA
Director since April 1, 2009	Member of the Atomic Energy Committee
Member of the High Council of the Institut du
Term expiration:	Monde Arabe
November 22, 2014	Member of the Board of Directors of the École
Nationale d’Administration
Member of the Board of Directors of
Audiovisuel Extérieur de la France
Member of the Board of Directors of Cultures France
Member of the Board of Directors of the National
Securitized Securities Agency
Member of the Board of Directors of the Commission
for the Verification of registration of Works of Art
Member of the Board for the Establishment of
Preparations and Responses to Health Emergencies
Philippe VAN DE MAELE	Principal position held outside the Company:	Director of the National Agency for the Management of Radioactive Waste (ANDRA)
Born December 29, 1961	Chairman and CEO of the French Agency for
Member of the Ethics	Environment and Energy Management (ADEME).
Committee
Other offices and positions held:
Director since	Director of CEMAGREF
November 23, 2009

Term expiration:
November 22, 2014

Directors elected by employees

Name date of birth, office or duty performed in the Company	Current offices / Principal duties performed outside the Company	Expired offices held outside the Company over the past five years
Christine CHABAUTY	Judge for labor litigation (conseiller prud’hommal)	None.
Born July 19, 1971
Member of the Ethics Committee
Commercial Attachée, Key
Accounts, Trade Division
Director since
November 23, 2009
Term expiration:
November 22, 2014
Alexandre GRILLAT	None.	None.
Born December 8, 1971
Member of the Audit Committee,
Strategy Committee and
Ethics Committee
Research Director at the
Strategy Office
Director since
September 14, 2004
Term expiration:
November 22, 2014
Philippe MAÏSSA	None.	None.
Born November 21, 1949
Member of the Ethics Committee
Engineer with the Center for
Thermal Engineering
Director since
November 23, 2009
Term expiration:
November 2014
Philippe PESTEIL	None.	None.
Born September 1, 1957
Member of the Audit Committee,
Nuclear Commitments
Monitoring Committee,
Strategy Committee and
Ethics Committee
Internal auditor in the General
Technical Division of the Hydraulic
Production and Engineering Division
Director since
September 14, 2004
Term expiration:
November 22, 2014

Name date of birth, office or duty performed in the Company	Current offices / Principal duties performed outside the Company	Expired offices held outside the Company over the past five years
Jean-Paul RIGNAC	None.	None.
Born on May 13, 1962
Member of the Strategy
Committee
Research Engineer in the
Research and Development
Division
Director since
November 7, 2007
Term expiration:
November 22, 2014
Maxime VILLOTA	None.	None.
Born November 25, 1959
Member of the Audit
Committee and Nuclear
Commitments Monitoring
Committee
Purchasing Policy Coordinator for the Finance and Industrial
Relations Mission at the
Tricastain CNPE
Director since
December 13, 2006
Term expiration:
November 22, 2014

14.1.2 Personal information on members of the board of directors

•	Directors elected by the Shareholders’ Meeting:

Henri Proglio. Born on June 29, 1949 in Antibes (France), Henri Proglio is a graduate of the École des Hautes Etudes Commerciales (HEC). He joined Compagnie Générale des Eaux in 1972 and was appointed Chairman and CEO of Compagnie Générales d’Entreprises Automobiles (CGEA) in 1990. In 1999, he was appointed Vice President of Vivendi, Manager of Compagnie Générale des Eaux and Chief Executive Officer of Vivendi Water. He became Chairman of the Board of Veolia Environnement in 2000, then Chairman and CEO from 2003 to November 2009. He is Chairman of the Boards of Directors of EDF Energy Holdings and Transalpina di Energia. He is also Chairman of the Fondation EDF Diversiterre and Director of Fondation Européenne pour les Énergies de Demain. Henri Proglio is a member of the Board of Directors of Veolia Propreté and a member of the Supervisory Board of Veolia Eau. He is also a director of Veolia Environnement, EDF International, Edison, CNP Assurances, Dassault Aviation, Natixis and Fomento di Construcciones y Contratas (FCC). In addition, he is a member of the French Atomic Energy Committee, the High Committee for Transparency and Information on Nuclear Safety, and Chairman of the Electra Association. Elected as a director in September 2004, Henri Proglio has been Chairman and CEO of EDF since November 2009.

Philippe Crouzet. Born on October 18, 1956 in Neuilly-sur-Seine (France), Philippe Crouzet is a graduate of the Institut d’Études Politiques (IEP, Paris) and of the École Nationale d’Administration (ENA). From 1981 until 1986, he was auditor and then Counsel (Maître des Requêtes) at the French Council of State (Conseil d’Etat). He joined the Saint-Gobain group in 1986 as Head of Corporate Planning. Within this group, he served successively as CEO of Papeteries de Condat (1989-1992), General Manager for Spain and Portugal (1992-1996), President of the Building Glazing Division (1996), President of the Ceramics and Plastic Division (1996-2000), Vice-President in charge of Finance, Purchasing and Information Systems (2000-2005) and Vice President and CEO in charge of the Building Distribution Division (2005-2009). Since April 2009, Philippe Crouzet has been Chairman of the Management Board of Vallourec. He has been director of EDF since November 2009.

Mireille Faugère. Born on August 12, 1956 in Tulle (France), Mireille Faugère is a graduate of the École des Hautes Études Commerciales (HEC). She began her career at SNCF in 1979, where she first held railway operational positions before joining the Research Department. In 1989, she was entrusted with the mission to develop the TGV Méditerranée railway. In 1991, she was appointed director of the Montparnasse railway station in Paris. In 1993, Mireille Faugère was appointed as responsible for the Strategy Department within the Direction of economy, strategy and investment. From 1996 until 2001, she served as head of the commercial and marketing department at the Grandes Lignes Direction. From 2001 until 2003, she was Chief Executive Officer of SNCF-Participations. From 2003 until 2008, she was a member of the Executive Committee of SNCF and Manager of the Voyageurs France Europe branch. She served as Chief Executive Officer of SNCF Voyages from July 2008 to December 2009. From January to August 2010 she was Advisor to the SNCF Chairman. In September 2010, Mireille Faugère was appointed Chief Executive Officer for Assistance Publique - Hôpitaux de Paris. Since May 2010, she has also been a member of the Board of Directors of Essilor. She has been director of EDF since November 2009.

Michael Jay. Born on June 19, 1946 in Shawford (United Kingdom), Michael Jay is a graduate of the University of Oxford (Magdalen College) and the School of Oriental and African Studies of the University of London (SOAS). Following a career in the Foreign Office (British Minister of Foreign Affairs), he served as British Ambassador in Paris from 1996 to 2001, Permanent Under-Secretary at the Foreign Office and Head of the Diplomatic Service from 2002 to 2006. He was the British Prime Minister’s representative for the G8 in 2005 and 2006. He has been a Crossbench Member of the House of Lords since 2006. He was appointed Chairman of the House of Lords Appointments Commission in 2008. He is a member of the EU sub-committee on foreign, defense and development policy of the EU Committee of the House of Lords. He has been a director of Associated British Foods since 2006, Crédit Agricole SA and Valeo SA since 2007 and Candover Investments since 2008. He is also the Chairman of Merlin, an international medical NGO. Michael Jay has also been an honorary member of Magdalen College, at Oxford University, since 2004. He has been a member of the Board of EDF since November 23, 2009.

Bruno Lafont. Born on June 8, 1956 in Boulogne-Billancourt (France), Bruno Lafont is a graduate of the École des Hautes Etudes Commerciales (HEC) and of the École Nationale d’Administration (ENA). He began his career at Lafarge in 1983, serving in several positions in the Corporate Finance Division and internationally. In 1994, he was appointed Vice President Finance of the Group and joined the Group’s Executive Committee. In 1998, he was named Chairman of the plaster business. In May 2003 he was appointed Deputy Chief Executive Officer and then elected to the Board on May 25, 2005. Appointed Chief Executive Officer on January 2006, he became Chairman and Chief Executive Officer of Lafarge in May 2007. He has been a Director of EDF since May 2008.

Pierre Mariani. Born on April 6, 1956 in Rabat, Morocco, Pierre Mariani is a graduate of the École des Hautes Études Commerciales (HEC) and of the École Nationale d’Administration (ENA) and a law degree. From 1982 until 1986, he was an Inspector of finances at the General Inspection office of the Ministry of Economics and Finance. From 1986 until 1988, he was responsible for the transportation sector at the Budget Office of the Ministry of Economics and Finance and then, from 1988 until 1992, director of the Office of Synthesis and Budget Policy in the Ministry of Economics and Finance. From 1992 to 1993, he was Deputy Chief in charge of the labour, employment, health and social security sector of the Ministry of Economics and Finance. From 1993 until 1995, he was director of the Office at the Budget Minister, Nicolas Sarkozy, and Government spokesman, head of communication. From 1995 until 1996, Mr. Mariani was Chief Executive Officer of Société Française d’Investissements Immobiliers et de Gestion (SEFIMEG). From 1996 until 1997, he was Chief Executive Officer and member of the Management Board of Banexi (Banque pour l’Expansion Industrielle). From 1997 until 1999, he served as Chairman of the Management Board of Banexi. From 1999 until 2003, he was Director of the International Retail Banking Services of the BNP Paribas group. From 2003 to 2008, he was General Manager of International Retail Banking and Financial Services. Early in 2008, he was appointed Vice-President and Co-Head of Retail Banking, in charge of the International Retail Banking Services of BNP Paribas. Since October 2008, he has been Executive Director and Chairman of the Management Committee of Dexia. He is director of Dexia Banque Belgium, Dexia Crédit Local and Dexia Banque Internationale in Luxembourg. He has been director of EDF since November 23, 2009.

•	Directors appointed by the French State:

Pierre-Marie Abadie. Born on July 13, 1969 in Brest (France), Pierre-Marie Abadie is a graduate of the École Polytechnique and the École Nationale Supérieure des Mines de Paris, and is a General Mines Engineer. He began his career as quality engineer at the Peugeot Automobiles production center at Sochaux, then in Prague as engineer to the maintenance division of the company CSA (Air France). He was Chief of the Regional Industrial Environment Department, Deputy Director of the Regional Department of Industry, Research and Environment (DRIRE) of Lorraine Department, then Deputy to the “Company Financing and Competitiveness” Department before being appointed Chief of the “Housing and Decentralized Authorities Financing” Department at the Treasury Division. He then became consultant for Industrial Affairs at the Ministry of Defense Cabinet from May 2002 to May 2007. From July 2007 to July 2008, he was Chief of Demand and Energy Markets under the General Energy and Raw Materials Division (DGEMP). Since July 2008, he has been Chief of Energy at the Energy and Climate Division (DGEC), reporting to the Ministry of Ecology, Energy, Sustainable Development, Transport and Lodging, the Minister of Economics, Finance and Industry, and the minister responsible for Industry, Energy and the Digital Economy. He is also Government Commissioner to the National Agency for the Management of Radioactive Waste (ANDRA) and sits on the Board of Governors of the International Energy Agency (AIE). He served as a Director of the Environment and Energy Management Agency in 2007 and 2008. He has been a member of the EDF Board since August 2007.

Jean-Dominique Comolli. Born April 25, 1948, Jean-Dominique Comolli is a graduate of the École Nationale d’Administration (ENA), the Institut d’Études Politiques de Paris, and holds a graduate degree in Economics. In 1977, he joined the Budget Division. A technical advisor to the office of Laurent Fabius at the Budget Ministry from 1981 to 1983, he was then assigned to the office of Pierre Mauroy at Matignon until 1984. From 1984 to 1986, Jean-Dominique Comolli was technical advisor to the office of Laurent Fabius at Matignon, then until 1988, Sub-Director for Public Authorities, International Relations and Public Administration Establishments at the Budget Office. In May and June 1988, he was Deputy Director to the office of Pierre Bérégovoy at the Ministry of Economics, Finance and Budget, then Director of the office of Michel

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Charasse at the Executive Budget Ministry. In 1989 he was appointed Director of Customs and Indirect Fees at the Ministry responsible for Budget. As Chairman and CEO of Société Nationale d’Exploitation Industrielle des Tabacs et Allumettes (SEITA) since 1993, he was appointed in 1999 as Co-Chairman and Chief Executive Officer and Chairman of the Executive Commission of Altadis, before being appointed Chairman of the Altadis Board of Directors in 2005. He was Non-Executive Vice Chairman of Imperial Tobacco from 2008 to 2010. Since September 15, 2010, Jean-Dominique Comolli has been Commissioner for French State Holdings at the Ministry of Economics, Finance and Industry. He is a member of the Supervisory Board of Areva. He is also a member of the Board of Directors of France Télécom, SNCF, the Strategic Investment Fund, and Air France-KLM. He has been a director of EDF since September 29, 2010.

Yannick d’Escatha. Born on March 18, 1948 in Paris (France), Yannick d’Escatha is a graduate of the École Polytechnique and a Mines engineer. He is a teacher-researcher at the École Polytechnique, the École Nationale Supérieure des Mines de Paris, and the École Nationale Supérieure des Techniques Avancées. A specialized researcher in ground, structural and fracture mechanics, he was appointed in 1978 Chief of the supervision of nuclear construction bureau where he was in charge of the technical control of the French State in the French electronuclear program. In 1982, he was on temporary assignment at the company Technicatome, a subsidiary of the Atomic Energy Committee (CEA), specializing in nuclear engineering and specifically in nuclear naval propulsion, where he became Senior-Executive Vice-President in 1987. He was appointed Director of the CEA Advanced Technology Division in 1990, Deputy General Director in 1992 and General Director in 1995. In 1999, he was appointed Chairman of CEA Industrie He was appointed Deputy Chief Executive Officer of EDF in 2000. In 2003, he was named Chairman of the Centre National d’Etudes Spatiales (CNES). He is also a member of the Académie des Technologies and Chairman of the Board of Directors of the Université de Technologies of Troyes. He is a permanent representative for CNES at the Board of Directors of Arianespace SA and Arianespace Participation and a member of the Board of Thalès. He has been an EDF Board member since November 2004.

Philippe Josse. Born on September 23, 1960 in Saintes (France), Philippe Josse is a graduate of the Institut d’Études Politiques of Paris and of the École Nationale d’Administration (ENA). He started his career as administrator in the Senate, then continued at the Ministry of Economics and Finance, where he worked specifically as Deputy Director of the Office of the Minister of the Budget and Budgetary Reform, Deputy Director for the Minister for the Budget and State Reform and, at the same time, as Chief of Staff of the Office of the Minister of the Economy, Finance and Industry. In March 2006 he was appointed Budget Director at the Ministry of the Budget, Public Accounts, Civil Service and State Reform. He is a director of Air France-KLM and SNCF. He has been a director of EDF since April 2006.

Pierre Sellal. Born on February 13, 1952 in Mulhouse (France), Pierre Sellal is a graduate of the Faculty of Law and Economic Sciences of Strasbourg and of the École Nationale d’Administration (ENA). He began his career as Secretary of Foreign Affairs to the Directorate of the United Nations from 1977 to 1980, then became technical advisor in the Office of the Minister of Foreign Trade (1980-1981). Adviser to the Permanent Representative of France to the European Communities in Brussels from 1981 to 1984, he then served as Head of International Relations at the Ministry of Industrial Redeployment and Foreign Trade (Oil Directorate)

until 1985. At that time, he was appointed Deputy Secretary General of the Inter-Ministerial Committee General Secretariat (SGCI) for issues of European economic cooperation, a position he held until 1990. A member of the working group charged with developing a future outlook for all the consequences of introducing the European single market from 1988 to 1990, he became Minister-Counselor at the French Embassy in Rome in 1990, then Minister-Counselor, Deputy Permanent Representative of France to the European Union in Brussels from 1992 to 1997. In 1997, he was appointed Director of European Cooperation in the Ministry of Foreign Affairs before being appointed Director of the Office of the Minister of Foreign Affairs from 1997 to 2002. As Ambassador and Permanent Representative of France to the European Union in Brussels from 2002 to 2009, he was named Ambassador of France in November 2008. Pierre Sellal has been the Secretary General of the Ministry of Foreign and European Affairs since April 14, 2009. He is a member of the Supervisory Board of AREVA and a member of the Atomic Energy Committee. Pierre Sellal is also Director of Audiovisuel Extérieur de la France (AEF), École Nationale d’Administration and the Institut du Monde Arabe. He has been a director of EDF since April 2009.

Philippe Van de Maele. Born on December 29, 1961 in Neuilly-sur-Seine (France), Philippe Van de Maele is a graduate of the École Polytechnique, general engineer of the Ponts et Chaussées. He was a manager within the Haute-Garonne District Facilities Division from 1987 to 1991 and the District Division for Martinique from 1991 to 1994, then joined the Overseas Ministry as technical advisor to Dominique Perben for issues relating to the environment, infrastructure and housing. The reform of financing for subsidized housing was one of his principal missions. With this experience, in 1995 he joined the office of Éric Raoult, Minister of the City, where he contributed to the design of the “Urban Renewal Agreement,” with the creation of the first urban free-trade zones (ZFU). In 1998, he joined the Inter-American Development Bank in Washington. In 2002, he became Deputy Director of the Cabinet of Jean-Louis Borloo, Executive Minister of the City and Urban Renewal. He participated in the drafting and implementation of the planning law for the city and the urban renewal and the creation of the National Agency for Urban Renewal (Agence Nationale pour la Rénovation Urbaine (ANRU)) and became the first Chief Executive Officer. In April 2008, he worked once again with Jean-Louis Borloo, Minister of the Environment, Energy, Sustainable Development and Planning, to participate in the developing and implementation up of the laws implementing the Environmental Grenelle. Philippe Van de Maele is Chairman and CEO of the French Agency for Environment and Energy Management (ADEME). He is also a director of CEMAGREF. He has been a director of EDF since November 2009.

•	Directors elected by employees:

Christine Chabauty. Born on July 19, 1971 in Maisons-Laffitte (Yvelines), Christine Chabauty is a law graduate. She gained professional experience in a legal environment and in 2000 joined EDF’s Sales Department as commercial attachée in the Large customer accounts segment. She now works in the Support and Management Department of the Key Accounts Network. Since December 2008, she has also served as a Judge for labor litigation (conseiller prud’hommal). Sponsored by the CGT, elected in May 2009, she has been a director of EDF since November 23, 2009.

Alexandre Grillat. Born on December 8, 1971 in Béthune (France), Alexandre Grillat is a graduate of the École Supérieure d’Électricité and has an advanced degree in electrical engineering. He began his career at

222

EDF in 1996, first at EDF Gaz de France Distribution, where he held various technical management, customer relations and sales positions, and then at the Strategy Division of the EDF group. He then worked in the office of the Deputy Chief Executive Officer of Électricité de Strasbourg. Alexandre Grillat is now Director of Research in the EDF Strategy Division. Sponsored by the CFE-CGC, reelected in May 2009, he has been a director of EDF since September 2004.

Philippe Maïssa. Born on November 21, 1949 in Nice (France), Philippe Maissa is a graduate of the École Nationale Supérieure des Industries Chimiques in Nancy. After holding positions in the chemical industry, then at the Charbonnages de France Studies and Research Center, he joined EDF in 1994. He is currently an engineer in the field of combustion and boilers at EDF’s Thermal Engineering Center. Sponsored by the CGT union, reelected in May 2009, he has been a director of EDF since November 2009.

Philippe Pesteil. Born on September 1, 1957 in Saint-Merd-de-Lapleau (France), Philippe Pesteil is an engineering graduate of the Institut National des Sciences Appliquées (INSA) in Lyon. He joined EDF in 1982 where he has held different engineering positions. He is a member of the internal audit team in the generation and hydraulic engineering division of EDF in Grenoble. Sponsored by the CFDT, reelected in May 2009, he has been a director of EDF since September 2004.

Jean-Paul Rignac. Born on May 13, 1962 in Rodez (France), Jean-Paul Rignac has a doctorate from the Institut National Polytechnique of Toulouse in the energy field. He served as secretary of the EDF generation joint Committee Research and Development for five years. Since March 1991, he has been an engineer-researcher in the Research and Development Division of EDF (Renardières Center), and currently works on energy efficiency in industrial buildings. Sponsored by the CGT, reelected in May 2009, he has been a director of EDF since November 2007.

Maxime Villota. Born on November 25, 1959 in Joeuf (France), Maxime Villota started working at EDF in 1981. He began his career at the Dampierre-en-Burly nuclear power plant, before joining the Tricastin nuclear center for electricity generation in 1987. He is a purchasing policy coordinator at this plant. He is a member of the trade union Fédération CGT Mines Énergie. Sponsored by the CGT, reelected in May 2009, he has been a director of EDF since December 2006.

14.2 ●● Executive committee

14.2.1 Members of the Executive committee

The Chairman and CEO works with an Executive Committee, which was reorganized in 2010, and within which all the Group’s businesses are represented, as are finance, legal and human resources (See section 16.3 (“Supervisory Bodies created by management”)).

As of the filing date of this reference document, the members of the Executive Committee were as follows:

Names	Position
Henri Proglio	Chairman and Chief Executive Officer
Vincent de Rivaz	Chief Executive Officer of EDF Energy
Marianne Laigneau	Group Senior Executive Vice President, Human Resources
Pierre Lederer	Group Senior Executive Vice President ,Customers, Optimization and Trading
Denis Lépée	Advisor to the Chairman, Secretary of the Executive Committee
Hervé Machenaud	Group Senior Executive Vice President, Generation and Engineering
Jean-Louis Mathias	Group Senior Executive Vice President, Activities Coordination in France, IT, Natural Gas and Renewable Energies
Thomas Piquemal	Group Senior Executive Vice President, Finance
Alain Tchernonog	General Secretary

14.2.2 Personal information on members of the Executive committee

Marianne Laigneau, 47 years old, a graduate of École Normale Supérieure de Sèvres and of the ENA, majoring in Classics and a graduate of the IEP de Paris, Marianne Laigneau is a Conseiller d’État. After leaving the ENA, Marianne Laigneau jointed the Conseil d'État and serves as a legal advisor to the Ministry of Cooperation, project director for international cooperation under the State Reform Commission, a reporter for the Ethics and Budgetary and Financial Discipline Commission, and a member of the United Nations electoral mission to Mozambique and the EU electoral mission to Gaza. In 1997 she was assigned to the Ministry of Foreign Affairs and served as First

Councilor to the French Embassy at Tunis responsible for negotiations, political, community and legal affairs, and communications. From 2000 to 2002, on the Conseil d'État, she was specifically responsible for the mission to the Director of the ENA, legal advisor to the Ministry of Culture, and senior lecturer in public law at the ENA. In 2003, Marianne Laigneau joined Gaz de France as Director of the International Affairs Department at Headquarters, and then in September 2004 became Representative for Public Affairs. She joined the EDF Group in 2005 as Legal Counsel, then served as Deputy General Secretary, and in 2007 became General Secretary and member of the Executive Committee. Appointed Executive Vice President, Human Resources in January 2010, Marianne Laigneau has been a member of the EDF Executive Committee since December 1, 2010 and is currently Group Senior Executive Vice President, Human Resources.

Pierre Lederer. 62 years old, holds a degree in Physical Science and Mathematics. Pierre Lederer joined EDF in 1974, where he has held a variety of posts in the General Economic Studies Department, the Energy Transmission Department and the Thermal Generation Department. He was appointed Head of the General Economic Studies Department in 1992, Head of Corporate Strategy in 1996, then Director of “Strategy-Promotion-Optimization” at the Group’s Industry Unit in 1999. In 2000, he joined the Executive Board of EnBW, the third largest German energy company, then 45% owned by EDF, and became Vice President of the Management Board in 2007. As Chief Operating Officer, he was instrumental in developing sales processes for the opening of the energy markets. He also implemented the optimization of the value chain and the management of market risks and launched the replacement of all the company’s generation plants. In February 2009, Pierre Lederer was appointed Senior Executive Vice President of EDF, in charge of Customers. He works to redefine the strategic objectives of the Customers Division: satisfy customers, position energy efficiency at the heart of the business, support customers in reducing emissions and develop energy CO2 teleservices. Pierre Lederer is currently Group Senior Executive Vice President, Customers Optimization and Trading.

Denis Lépée. 42 years old, is a graduate of the Institut d’Études Politiques (IEP, Paris), a History graduate and holder of a DEUG (Preliminary degree course) in Philosophy. Denis Lépée served as adviser to the Secretary General of the Rassemblement Pour la République political party from 1995 to 1997, then as Director of the Office of the President of the General Council of the Oise from 1998 to 2003. He then joined Veolia Environnement before becoming in 2007 special adviser to Henri Proglio, Chairman and CEO. Denis Lépée joined EDF on November 25, 2009 as advisor to the Chairman. He is also the author of four novels and several biographies. Denis Lépée is currently Advisor to the Chairman and Secretary of the Executive Committee of the EDF Group.

Hervé Machenaud. 63 years old, is a former student of the École Polytechnique (1968), engineer of the École des Ponts et Chaussées (Structural Engineering School) and a graduate of the Institut d’Études Politiques (IEP, Paris). Hervé Machenaud began his career as Director of the Urban Planning Division at the Ivory Coast Ministry of Planning in 1973, then undertook a variety of assignments on the African continent for the World Bank before returning to France in 1978 as Structural Engineer for the Department of Ille-et-Vilaine. Hervé Machenaud joined the EDF group in 1982 as Deputy Director of Development at the Paluel Nuclear Plant. From 1984 to 1989, he took charge of the Group’s expansion into China, in particular the construction and commissioning of the Daya Bay Nuclear plant. Between 1990 and 1995, Hervé Machenaud held the post of Head of the National Nuclear Infrastructure Center (CNEN), responsible for the Group’s French and international nuclear programs. In this context, he steered the design, construction and commissioning of the N4 series (nuclear plants at Chooz and Civaux), the world’s most advanced reactors, equipped with a computer-assisted control system which remains unique. From 1995 to 1998, he was EDF’s Deputy Director of Infrastructures, responsible for Resources, Management and International Development. From 1998 to 2002, he served as Head Generation and Transmission of EDF, then Deputy Director of the Industry Branch. From 2002 to 2009, he was based in Beijing as Executive Vice President, Asia, where his role was to enhance the Group’s industrial expertise, particularly nuclear, and to ensure it had access to technological innovations in China, Japan, India and in the Great Mekong region. In particular, he spearheaded the joint venture projects in the fields of nuclear (Taishan), thermal (Sanmenxia), hydraulic and wind generation in China, Vietnam (the Phu My plant) and Laos (the Nam Theun barrage). He is currently Group Senior Executive Vice President, Generation and Engineering.

Jean-Louis Mathias. 63 years old, is a graduate of the École Polytechnique, the École Nationale de la Statistique et de l’Administration Économique (ENSAE), the Centre de Perfectionnement aux Affaires (CPA) and holds a degree in sociology. After serving from June 2002 as Deputy Chief Executive of Gaz de France group, he joined EDF in September 2004 as advisor to the Chairman. In November 2004, he was appointed Chief Operating Officer. Jean-Louis Mathias is currently Group Senior Executive Vice President, Activities Coordination, IT, Natural Gas and Renewable Energies.

Thomas Piquemal. 41 years old, is a graduate of the École Supérieure des Sciences Économiques et Commerciales (ESSEC – College for Economics and Business). Thomas Piquemal began his career in 1991 with the audit firm Arthur Andersen. In 1995, he joined the Mergers and Acquisitions Department of the bank Lazard Frères. In this context, he was involved in the major financial and strategic transactions of Veolia, in particular the company’s capital restructuring and the EDF/Dalkia partnership. In 2008, he took over responsibility in London for the strategic partnership signed between Lazard and the American investment fund Apollo. In January 2009, Thomas Piquemal joined Veolia Environnement as Vice President in charge of Finance and joined the Group’s Executive Committee. In this post he devoted his efforts to debt reduction, in particular through an asset disposal program. In addition, in conjunction with the Caisse des Dépôts (French bank for official deposits) he managed the merger of their respective subsidiary companies, Transdev and Veolia Transport, to create a world leader in collective passenger transportation and sustainable mobility. In 2008, together with three-time world boxing champion Christophe Tiozzo, Thomas Piquemal founded the “Académie Christophe Tiozzo”, the mission of which is to promote the social and professional integration of young people from deprived areas. Thomas Piquemal is currently Group Senior Executive Vice President in charge of Finance.

Vincent de Rivaz. 57 years old, holds a degree in Engineering from the École Nationale Supérieure d’Hydraulique of Grenoble, and named Chevalier de la Légion d’Honneur. Vincent de Rivaz began his career at the EDF Group in 1977 as hydraulic engineer in the External Engineering Department, participating in the building of hydroelectric works in Africa, Guyana and New Caledonia. From 1985 to 1991 he was responsible for the Far East Region in the International Division and contributed to the Group’s development in China in the nuclear, thermal, hydraulic and distribution sectors. From 1991 to 1994 he was Director of the EDF National Center for Hydraulic Equipment, responsible for engineering at the EDF Group’s hydraulic projects, in France and abroad and specifically managed the launch of the Nam Theun Il project in Laos. In 1995 he was appointed Deputy Director of the International Division, then became Director of Large Projects. In this capacity, he contributed to the development of EDF investment projects in the IPPs, specifically in China, Egypt, Mexico, Vietnam and Laos, as well as acquisitions of companies in Poland, Switzerland and England, including London Electricity in 1998. In 1999 Vincent de Rivaz was appointed Vice President of the Corporate Finance Division and in 2000 became Director of Strategy and Financial Operations. Appointed Chairman and CEO of the LE Group in England in February 2002, he directed the acquisition and integration Seaboard and with the former London Electricity and the grids of eastern England, creating EDF Energy in 2003. Since 2007, he has led the development of the new EDF nuclear plant in Great Britain. In 2008 and 2009, the acquisition and integration of British Energy, the largest British nuclear plant operator, made EDF Energy the leader in the British electricity market. In 2010 he led the implementation of the disposal of EDF Energy’s distribution network activity. Vincent de Rivaz is currently Chief Executive Officer of EDF Energy.

Alain Tchernonog. 66 years old, holds PhD in law and is a graduate of the Institut d’Administration d’Entreprises. Alain Tchernonog started his career in 1972 as a lawyer specializing in International law at the Centre

National d’Etudes Spatiales (National Centre for Space Studies) before becoming head of the Legal Department of the ANVAR (State Technology Transfer Agency) in 1974. From 1979 to 1990, he was Director of the Contracts Department at Roussel-UCLAF. From 1990, he held the postition of General Counsel within the Pierre Fabre Group (1990-1995), then at the Compagnie Générale d’Entreprises Automobiles (1995-2000). In 2001, he joined the Veolia Environnement Group as General Counsel then as Group General Secretary in January 2007. Alain Tchernonog is currently Group General Secretary.

14.3 ●● Absence of family ties, convictions and conflicts of interest among directors and Executive officers

14.3.1 Absence of family ties

To EDF’s knowledge, there are no family relationships among EDF directors or members of the administrative boards or management.

14.3.2 Absence of convictions for fraud

To EDF’s knowledge, within at least the past five years, no member of the EDF Board of Directors or management has been subject to: (i) a conviction for fraud, (ii) bankruptcy, receivership or liquidation, or (iii) conviction and/or official public sanction issued by the statutory or regulatory authorities.

Moreover, to EDF’s knowledge, no member of the EDF Board of Directors or management has been prevented by a court from serving as a member of an administrative, management or supervisory body of an issuer or from participating in the management or direction of an issuer’s affairs during at least the past five years.

14.3.3 Conflicts of interest

To the Company’s knowledge, as of the date of filing of this reference document, there are no potential conflicts of interest involving EDF between the duties of the members of the Board of Directors and the Company’s executive management, and their private interests or other duties.

Subject to the specific legal and regulatory provisions applicable to the composition of the Company Board of Directors (See Section 16.2.1.1 (“Members of the Board”), to the Company’s knowledge, no arrangements or agreements have been entered into with shareholders, clients, suppliers or others under which a member of the Board of Directors or executive management has been appointed in this capacity.

To the Company’s knowledge, no director has agreed to restrict for a fixed period of time his ability to sell his equity holdings in the company, except for the restrictions resulting from the stock exchange ethics charter described in section 16.5 (“Stock exchange ethics charter”).

In addition, corporate officers and directors holding equity interests through a Company Savings Plan of EDF Group invested in the share capital of EDF, or who acquired EDF shares from the French State in the legal framework of the privatization, are subject to the applicable non-transferability and lock-in rules.

15 ●●

COMPENSATION AND BENEFITS

15.1	Compensation of corporate officers and directors		228
	15.1.1	Total compensation of the Chairman and Chief Executive Officer	228
	15.1.1.1	Conditions for determining compensation	228
	15.1.1.2	Establishment of fixed and variable compensation for fiscal years 2009 and 2010	228
	15.1.1.3	Other compensation elements	229
	15.1.2	Total compensation of directors	229
15.2	Provisions for pensions, retirement or other benefits		230
15.3	Stock options – Bonus shares		230

15.1 ●● Compensation of corporate officers and directors

Compensation and benefits of all kinds paid in fiscal year 2010 to corporate officers and directors by the Company and its subsidiaries are listed below.

The tables below were prepared in accordance with the format recommended by the AFEP-MEDEF Consolidated Code of Corporate Governance and the AMF Recommendation of December 22, 2008.

15.1.1 Total compensation of the Chairman and Chief Executive Officer

The following table presents a summary of the compensation of all kinds owed and paid to the Chairman and Chief Executive Officer for fiscal years 2009 and 2010.

As indicated in section 15.3 bellow, the Chairman and Chief Executive Officer receives no stock option or performance stock.

Summary table of compensation of Chairman and Chief Executive Officer(1)

	Fiscal year 2010 In Euros				Fiscal year 2009 In Euros
	Amounts due for year		Amounts paid during year		Amounts due for the year		Amounts paid during year
Henri Proglio, Chairman and Chief Executive Officer
Fixed compensation	1,000,000		1,101,370		101,370		None
Variable compensation	Not available	(2)	52,307		52,307		None
Exceptional compensation	None		None		None		None
Directors’ fees	n/a		10,000	(4)	26,000	(5)	34,000
Benefits in-kind(3)	4,820		5,187		367		None
TOTAL	1,004,820		1,168,864		180,044	(6)	34,000

n/a: Not applicable

(1)	Table No. 2 of the AMF Recommendation of December 22, 2008.
(2)

The maximum variable portion of the compensation for the Chairman-Chief Executive Officer for 2010 may be, under the criteria described in section 15.1.1.2 below, 600,000 euros. The variable portion that will effectively be paid for the year has not yet been determined on the date of filing of this reference document.

(3)	The benefits in-kind consists of a company car and the energy benefit.
(4)	Directors’ fees due for 2009 and paid in 2010.
(5)	Up to his appointment as Chairman and Chief Executive Officer on November 25, 2009
(6)	For information, the last compensation of Henri Proglio for 2009 as Chairman and Chief Executive Officer of Veolia Environnement, including both fixed and variable, was €2,231,790.

15.1.1.1 Conditions for determining compensation

Pursuant to Article 3 of Decree No. 53-707 of August 9, 1953 and Article L. 225-47 of the French Commercial Code, the elements of Mr. Henri Proglio’s compensation are set by the Company Board of Directors, on the recommendation of the Appointments and Remunerations Committee, as approved by the Minister of Economics, Industry and Employment and the Minister for Energy.

15.1.1.2 Establishment of fixed and variable compensation for fiscal years 2009 and 2010

Based on the recommendation of the Appointments and Remunerations Committee as approved by the Minister of Economics, Industry and Employment and the Minister for Energy, the Board of Directors, meeting February 10, 2010, set the fixed portion of the Chairman and Chief Executive Officer’s annual gross compensation at €1 million for fiscal years 2009 and 2010. A variable portion may be added to this fixed portion, capped at 60% of the fixed amount, consisting of a quantitative portion of 70% and a qualitative portion of 30%, subject to the achievement of objectives defined by the Board of Directors.

For the fiscal year ending December 31, 2009, these compensation elements and the Board of Directors, meeting on February 10, 2010, set Mr. Henri Proglio’s fixed compensation at €101,370 and the variable portion at €52,307.

For fiscal year 2010, pursuant to the proposal of the Appointments and Remunerations Committee, approved on April 16, 2010 by the Minister of Economics, Industry and Employment and the Minister for Energy, the Board of Directors on May 18, 2010 decided to make the quantitative component of the variable portion of the Chairman and Chief Executive Officer’s compensation contingent on the achievement of quantitative objectives based specifically on EBITDA, the debt management ratio, free cash flow less financial investments net of disposals and the availability coefficient (Kd), according to the weightings determined by the Board of Directors.

15.1.1.3 Other compensation elements

The Chairman of the Board of Directors receives no directors’ fees.

The Company allocated no stock options to the Chairman and Chief Executive Officer in 2010 and he exercised no options during the year.

Similarly, no performance stock was allocated to the Chairman and Chief Executive Officer during the past year, and no performance stock became available.

Moreover, Mr. Henri Proglio has no specific EDF retirement plan, and received no hiring bonus, nor does he benefit from any severance payment for the termination of his duties within the Company.

Finally, Mr. Henri Proglio has no employment contract with the Company.

15.1.2 Total compensation of directors

The table below shows the amount of fees paid in 2009 and 2010 to the directors.

The amounts paid during the fiscal year correspond to the amounts owed for the first half of that year and the second half of the previous year.

Table of fees paid to directors

	2010	2009
Philippe Crouzet(1)	16,000	–
Mireille Faugère(1)	18,000	–
Michael Jay(1)	17,000	–
Bruno Lafont	26,000	35,250
Pierre Mariani(1)	20,000	–
Henri Proglio(2)	10,000	34,000

Frank E. Dangeard(3)	15,250	66,250
Daniel Foundoulis(3)	13,000	44,750
Pierre Gadonneix(3)	–	–
Claude Moreau(3)	11,750	42,750
TOTAL (IN EUROS)	147,000	223,000
(1)	Directors since November 23, 2009.
(2)	Up to his appointment as Chairman and Chief Executive Officer on November 25, 2009.
(3)	Directors until November 22, 2009.

Amount and distribution of attendance fees

The directors representing the French State as well as those representing the employees hold office without fees pursuant to Law No. 83-675 of July 26, 1983 concerning the democratization of the public sector, and the Chairman of the Board receives no directors’ fees.

The Board of Directors submits for the approval of the Shareholders’ Meeting the total directors’ fees allocated to directors based on the distribution approved by the Board of Directors. Since 2005, the amount of directors’ fees has been tied to attendance at the meetings of the Board of Directors and the specialized committees.

The Shareholders’ Meeting of May 18, 2010 increased total payments for fiscal year 2010 to €190,000. A proposal will be made to the Shareholders’ Meeting of May 24, 2011 to increase the total payments to €200,000 for fiscal year 2011 and subsequent years, until a new decision of the Shareholders’ Meeting. The increase in the proposed total payment takes into account the number of meetings of the Board of Directors and its Committees scheduled in 2011.

15.2 ●● Provisions for pensions, retirement, and other benefits

Corporate officers and directors and members of the Executive Committee do not benefit from a specific retirement plan.

15.3 ●● Stock options – Bonus shares

The Company has not implemented any stock options plan and the Chairman and Chief Executive Officer and the directors receive no allocation of bonus shares1 (performance stock).

1. With the exception of any directors elected by the employees who may benefit from the systems implemented by the Company on behalf of all its employees.

16 ●●

OPERATION OF THE ADMINISTRATIVE

AND MANAGEMENT BODIES

16.1	Corporate Governance Code		232
16.2	Operation of the Board of Directors		232
	16.2.1	Formation and operation of the Board of Directors	232
	16.2.1.1	Formation of the Board	232
	16.2.1.2	Term of office of directors	232
	16.2.1.3	Obligations and duties of directors	232
	16.2.1.4	Method of exercising management and powers of the Chairman and Chief Executive Officer	233
	16.2.1.5	Powers and duties of the Board of Directors	233
	16.2.1.6	Evaluation of director independence	233
	16.2.1.7	Evaluation of the operation of the Board of Directors	234
	16.2.1.8	Information and training of directors	234
	16.2.1.9	Compensation	234
	16.2.2	Board activities in 2010	234
	16.2.3	Board of Directors Committees	234
	16.2.3.1	Audit Committee	235
	16.2.3.2	Nuclear Commitments Monitoring Committee	235
	16.2.3.3	Strategy Committee	236
	16.2.3.4	Ethics Committee	236
	16.2.3.5	Appointments and Remunerations Committee	236
16.3	Supervisory bodies created by Management		237
16.4	EDF Ethical approach		237
16.5	Stock exchange ethics charter		238
16.6	Report prepared by the Chairman of the Board of Directors in accordance with Article L. 225-37 of the French Commercial Code		238

16.1 ●● Corporate Governance Code

After having considered the AFEP-MEDEF recommendations from October 2008 on the compensation of corporate officers and directors of companies, the Company Board of Directors met on December 17, 2008 to approve these recommendations, deeming that they are in line with EDF’s corporate governance approach, and that they had already been implemented by the Company.

Subject to the specific laws and regulations applicable to EDF1, the Company adheres to the consolidated AFEP-MEDEF Code as revised in April 2010, which is the corporate governance code to which the Company refers, pursuant to Article L. 225-37 of the French Commercial Code.

16.2 ●● Operation of the Board of Directors

The Board’s internal rules of procedure determine the principles of its operations and the conditions according to which the Board and its specialized committees exercise their duties. It also defines the role and authority of the Chairman and Chief Executive Officer. These internal rules are reviewed, as needed, in particular to take into account the legal and regulatory changes.

16.2.1 Formation and operation of the Board of Directors

16.2.1.1 Formation of the Board

Pursuant to Article 6 of the law relating to democratization of the public sector of July 26, 1983, the Company’s Board of Directors is composed of 18 members, one third of whom are elected by the employees, and two-thirds elected by the Shareholders’ Meeting after being proposed by the Board of Directors, with the exception of the French government representatives appointed by decree.

As of the filing date of this reference document, the Board of Directors consists of six directors elected by employees, six directors representing the French government, and six directors elected by the Shareholders’ Meeting.

The Chief of the French State’s Economic and Financial General Control Mission at EDF as well as the Secretary of the Central Works Council, also attend the meetings of the Board of Directors without right to vote.

The list of directors and personal information appear in section 14.1 (“Board of Directors”).

Balanced representation of men and women on boards of directors

Pursuant to Law No. 2011-103 of January 27, 2011 governing the balanced representation of women and men on boards of directors and supervisory, and professional equality, EDF, as a French corporation (“Société Anonyme”) listed on the stock exchange and a publicly owned enterprise, is subject to the provisions applicable to listed companies (with regard to directors elected by the Shareholders’ Meeting) and to the provisions applicable to publicly owned enterprises (for the French government representatives).

In accordance with the law, the proportion of directors of each gender elected by the Shareholders’ Meeting may not be less than 20% as of 2014, then 40% as of 2017.

Moreover, the proportion of directors of each gender appointed by decree may not be less than 20% after the first renewal of the Board of Directors following publication of the law, i.e., in 2014 for EDF, and may not be less than 40% after the second renewal of the Board of Directors, i.e., in 2019.

As of the date of filing of this reference document, the EDF Board of Directors had two women, one of which is a director elected by the Shareholders’ Meeting, and the other one by the employees.

16.2.1.2 Term of office of directors

Pursuant to Article 11 of the law relating to the democratization of the public sector of July 26, 1983, the term of office of members of the Board of Directors is five years. They remain in office until the first meeting of the new Board of Directors. Therefore, the terms of office of the current members of the Board of Directors will expire at the end of November 2014.

In the event of a vacancy on the Board of Directors for any reason whatsoever, his/her replacement will hold office only for the remaining duration of the term until the re-election of the full Board of Directors.

Pursuant to Article 12 of the law on to the democratization of the public sector, directors representing the French State may be dismissed at any time by decree, the directors elected by the Shareholders’ Meeting may be dismissed at any time by the Ordinary Shareholder’s Meeting and, finally, the directors representing employees may be dismissed individually for serious negligence in the performance of their duties at the decision of the Presiding Magistrate of the Tribunal de Grande Instance, handed down in the form of an emergency ruling at the request of the majority of members of the Board.

16.2.1.3 Obligations and duties of directors

The internal rules of procedure of the Board of Directors provide that members are subject to obligations such as: acting in the corporate interest of the Company, informing the Board of situations of conflict of interest, and refraining from voting in any decision in which there might

1.

See specifically those related to the composition of the Board of Directors in Section 16.2.1.1 (“Formation of the Board”) or the method of setting the compensation of the Chairman and Chief Executive Officer in Section 15.1.1.1 (“Conditions for determining compensation”).

be a conflict of interest, fulfilling the obligation of confidentiality, and complying with the EDF stock exchange ethics charter. Members of the Board and the Chairman and Chief Executive Officer are required to immediately inform the Board of any agreement entered into by the Company in which they hold a direct or indirect interest, or which might be entered into through an intermediary.

Each director receives a directors’ guide, regularly updated, which specifically contains the following documents: Corporate bylaws, internal rules of the Board of Directors and its Committees, the stock exchange ethics charter (See Section 16.5 below), and AFEP-MEDEF code of corporate governance.

16.2.1.4 Method of exercising management and powers of the Chairman and Chief Executive Officer

The EDF bylaws provide that the Chairman of the Board of Directors assumes executive management of the Company and holds the title of Chairman and Chief Executive Officer. He is appointed by decree of the President of the Republic, at the proposal of the Board of Directors, and may be dismissed by decree pursuant to Article 10 of the law on democratization of the public sector.

Mr. Henri Proglio was appointed EDF Chairman and Chief Executive Officer by decree of November 25, 2009.

Subject to the specific legal provisions governing public sector companies, and the powers expressly reserved by law and the bylaws to the Board of Directors or to Shareholders’ Meetings, the Chairman and Chief Executive Officer is vested with the most extensive powers to act on behalf of the Company under all circumstances, within the limits of the corporate purpose.

The Chairman and Chief Executive Officer organizes and supervises the work of the Board of Directors, and reports to the Shareholders’ Meeting. He oversees the correct operations of the bodies of the Company and, in particular, ensures that the directors are in a position to accomplish their mandates.

Moreover, under the internal rules, the Chairman and Chief Executive Officer exercise his authority within the limits stipulated by the internal rules of the Board of Directors (see section below).

16.2.1.5 Powers and duties of the Board of Directors

In accordance with the law, the Board of Directors determines the strategies for the Company’s activities and oversees their implementation. Subject to powers expressly attributed by law to the Shareholders’ Meetings and as limited by the Company’s corporate purpose, the Board may consider any question relating to the operation of the Company and acts, through its deliberations, on any such issue.

Moreover, in accordance with Article 7 of the French law on the democratization of the public sector, the Board deliberates on all strategic, economic, financial and technological strategies of the Company and the Group and on the matters expressly assigned to the Board by law, or which the Board retains.

In accordance with its rules of procedure, the Board of Directors alone is competent to authorize the following transactions:

•

transactions of external or organic growth or disposals representing financial exposure to the Company of over €200 million; this threshold falls to €50 million for acquisitions not in line with the Company’s strategic objectives;

•	real estate transactions exceeding €200 million;
•

certain financial transactions, once the moment their amount exceeds a value set each year by special decision of the Board; in 2010, the Board set: (i) at €500 million, the total amount allowed for sureties or guarantees (the Chairman and Chief Executive Officer reports to the Board on any transaction of this kind that exceeds €100 million, made on behalf of the Company or by a company controlled by the Company) and (ii) at €5 billion, the individual unit amount of certain financial transactions;

•

contracts (supplies, work or services with or without financial commitment) involving amounts, including any necessary subsequent amendments signed during the same year, equal to or exceeding €200 million, or between €100 million and €200 million if these contracts relate to a new strategic direction or a new business line for the Group;

•

long-term contracts for the purchase or sale of energy, CO2 emission credits and quotas, by the Company or by a company it exclusively controls, for annual volumes or amounts in excess of: 10 TWh for electricity, 20 TWh for natural gas (detailed information must also be provided on long-term gas purchase or sale agreements greater than 5 TWh and less than 20 TWh at the meeting of the Board of Directors following their signing) and €250 million for coal and carbon dioxide;

•	operations of the nuclear fuel cycle, and in particular, strategies relating to front-end and back-end operations of the nuclear fuel cycle;
•	operations of transfer of obligations relating to the decommissioning or downstream of the nuclear fuel cycle.

The Board of Directors determines the framework of the policy for the hedging and management of assets for nuclear commitments, specifically ruling on asset/liability management, asset allocation strategy, asset quality and the method of selecting any financial intermediaries. It set limits on market, counterparty and liquidity risks.

Finally, pursuant to Law No. 2011-103 of January 27, 2011 on the balanced representation of women and men on boards of directors and supervisory boards and for purposes of professional equality, the Board of Directors must annually approve the Company’s policy with regard to professional and salary equality.

16.2.1.6 Evaluation of director independence

The AFEP-MEDEF business code of governance recommends that, in companies with a controlling shareholder, the proportion of independent directors should be at least one third of the Board of Directors. Given the specific legal framework applicable to the Company, the Board of Directors has among its 18 members, 12 directors, 6 of whom represent the French State and six represent employees who may not meet the independence criteria defined by the AFEP-MEDEF code.

At a joint meeting on January 14, 2011, the Ethics Committee and the Appointments and Remunerations Committee examined the individual situations of directors. Pursuant to the recommendation of these Committees, at its meeting on January 21, 2011, the Board evaluated the independence of its directors under the criteria defined by the AFEP-MEDEF corporate governance code, and thus classified as independent

Mrs. Faugère and Messrs. Crouzet, Jay, Lafont and Mariani; the Council deemed that these directors had no relations with the Company, its Group or its Management that might compromise the exercise of their freedom of judgment.

As of the date of filing of this reference document, the Company Board of Directors, therefore, had five independent directors out of a total of 18 members.

16.2.1.7 Evaluation of the operation of the Board of Directors

Pursuant to the AFEP-MEDEF code, the Board’s internal rules provide that the Ethics Committee will report annually on the operations of the Board of Directors and propose vectors for improvement. Every three years it will undertake a formal evaluation performed by an outside consultant.

Once a year, therefore, the Board dedicates one item point on its agenda to this evaluation and holds a discussion on its operations to improve their efficiency, ensure that important issues are appropriately prepared and discussed by the Board, and measure the actual contribution of each member to its work.

The 2009 annual evaluation was carried out using a questionnaire sent to all directors, the responses to which were opened and analyzed for purposes of a summary reviewed by the Ethics Committee and sent to the Board of Directors. This evaluation has resulted in a positive change over the last five years, a very broad majority of directors stating that the operations of the Board of Directors conformed to best corporate governance practices.

In 2010, a specialized outside firm was engaged to perform the formal three-year evaluation, carried out using in-depth interviews with each director during the last quarter of the year. Results reviewed by the Ethics Committee and presented to the Board of Directors meeting on January 21, 2011 showed that a very broad majority of directors felt that the rules of good governance are applied by the Company. The directors specifically appreciated the coordination, which was deemed harmonious, between the Board of Directors and its various committees and also felt that the entire Board had effectively contributed to the Group’s strategic response, specifically since the directors, who were not members of the Strategy Committee, were invited to meetings of this Committee.

16.2.1.8 Information and training of directors

In accordance with the Board’s internal rules of procedure, the Board periodically receives information on the financial, treasury and commitments position of the Company and the Group, as well as information such as the financial balance sheet for agreements approved by the Company for the purchase of nuclear fuels, a performance review of the Company’s principal subsidiaries on the occasion of the presentation of the annual and semi-annual financial statements, commercial policy, purchasing and subcontracting policy, and human resources policy.

The Chairman and CEO regularly informs the Board members of the main facts and significant events arising in the Company between Board of Directors meetings, allowing them to fully perform their mission.

Executive Management ensures compliance with deadlines by sending directors documents relative to meetings of the Board and any information of significance to the Group’s activities.

The Secretary to the Board of Directors also communicates information to Board directors, which they may supplement by meeting with the main senior executives of the Company and the Group. They express their request to the Board’s Secretary.

In addition, the Secretary to the Board of Directors holds information meetings on complex matters and those of major strategic importance or on subjects requested by Board directors, together with any training from which the members wish to benefit. He provides directors with a summary information document, attached to the dossier for each Board meeting, on activities, market trends, economic and financial conditions and actions taken by the Group, in accordance with the wishes expressed by directors in this regard.

16.2.1.9 Compensation

The rules for the distribution of directors’ fees, and the amounts paid in 2010, appear in section 15.1.2 (“Total compensation of directors”) of this reference document.

16.2.2 Board activities in 2010

The Board of Directors meets as often as the interest of the Company requires in accordance with applicable legislative and regulatory provisions.

In fiscal year 2010, the Board of Directors met 12 times and 23 committee meetings were held to prepare for these sessions. Board meetings lasted an average of two hours and 45 minutes, allowing for an in-depth review and discussion of the items on the agenda. The average attendance rate for directors at the Meetings was up over the 2006-2010 period (average of 83.6%), to 86.6% for 2010.

During the past year, the Board of Directors reviewed and authorized, in addition to numerous issues related to the Company’s activity, major issues such as the completion of a new shareholders’ agreement concerning SPE (Belgium), the EDF-Areva agreements on the downstream of the nuclear fuel cycle, the disposal of the British electricity distribution grids, the signature of a new agreement between EDF and Constellation Energy Group, the hydroelectric concession agreements of Gavet and Moyenne Romanche and their operating conditions, construction of the Group’s R&D center at the Paris Saclay site, disposal of the interest held by EDF International in EnBW, the agreement between EDF and Areva/Eurodif on the process of closing the Georges Besse 1 plant, and the allocation of 50% of RTE EDF Transport’s shares to the dedicated assets portfolio. The Board of Directors also reviewed the plan for a nuclear renaissance in the United Kingdom, and the wind projects of Fallago Rig in Scotland and Teesside in England.

16.2.3 Board of Directors Committees

To perform its missions, the Board of Directors has established five committees to review and prepare certain projects in advance before they are presented to the whole Board. These Committees are: the Audit Committee, the Nuclear Commitments Monitoring Committee, the Strategy Committee, the Ethics Committee and the Appointments and Remunerations Committee.

Board directors who are members of these Committees are appointed by the Board of Directors. The Chairman of each committee is appointed by the Board at the proposal of the members of such Committee.

The composition, operation and responsibilities of the committees are governed by the internal rules of procedure of the Board of Directors.

The Chairmen of the Board Committees are the following, as of the date of filing of this reference document:

•	Mr. Pierre Mariani for the Audit Committee;
•	Mr. Philippe Crouzet for the Nuclear Commitments Monitoring Committee;
•	Mr. Henri Proglio for the Strategy Committee;
•	Mrs. Mireille Faugère for the Ethics Committee;
•	Mr. Bruno Lafont for the Appointments and Remunerations Committee.

The Head of the French State General Economic and Financial Control Mission to EDF is invited to the meetings of these Committees.

The work of the committees is organized within a program prepared for the year. Meetings are recorded in the form of written minutes, with a report from the Committee Chairman to the Board of Directors.

16.2.3.1 Audit Committee

Operation and members

The Audit Committee performs the tasks assigned to it in accordance with the provisions of Order 2008-1278 of December 8, 2008, which transposed into French law the Eighth European Directive of May 17, 2006 on the legal control of accounts.

Article L. 823-19 of the French Commercial Code provides that at least one member of the Committee must have specific skills in financial or accounting matters and be independent under the criteria defined and made public by the Board of Directors. At a joint meeting on January 14, 2011, the Ethics Committee and the Appointments and Remunerations Committee reviewed the status of Mr. Pierre Mariani and issued a notice to the Board of Directors. The Board of Directors, meeting on January 21, 2011, found that Mr. Mariani has the specific financial and accounting skills under the criteria recommended by the AMF in its report on the Audit Committee dated July 22, 2010, and that he therefore meets the criteria of both expertise and independence (See Section 16.2.1.6 above), in accordance with Article L. 823-19 of the French Commercial Code.

The Audit Committee is chaired by Mr. Mariani, an independent director appointed by the Shareholders’ Meeting and an individual outside the EDF group. The other Committee members are Messrs. Comolli and d’Escatha, directors representing the French State, and Messrs. Grillat, Pesteil and Villota, directors elected by the employees.

The Board of Directors meeting on October 26, 2010 elected Mr. Comolli as member of the Audit Committee, replacing Mr. Bézard.

The Audit Committee met seven times in 2010. The average attendance rate among its members was 88.1% .

Missions

The Committee reviews and gives its opinion, before examination by the Board, on:

•	the Company’s financial position;
•	the medium-term plan and the budget;
•	the preliminary financial reports prepared by the Corporate Finance Division (EDF company financial statements and the Group’s consolidated financial statements and Management Report);
•	the monitoring of the Company’s risks (specifically, the review every six months of the Group’s risk mapping and risk management methods),
•

audit and internal control: organization, deployment and evaluation of the system of internal controls, semi-annual audit programs, main findings and the resulting corrective actions, monitoring their implementation, as well as proposed annual report of the Chairman of the Board of Directors on corporate governance, internal control procedures and risk management;

•	the insurance strategy;
•	the choice of Statutory Auditors, ensuring their independence, and the fees paid to them,
•	the review of the financial aspects of external growth or disposal activities that are particularly significant (See Section 16.2.1.5 (“Powers and duties of the Board of Directors” above).

Within the context of this work, the Committee regularly meets with the Statutory Auditors, Executive Management, the Corporate Finance Division, the Audit Director and the Group Director of Risk Management.

Activity in 2010

In 2010, the Audit Committee reviewed the items that fell specifically within its missions: semi-annual and annual financial statements, the related press releases, quarterly revenue statements, risk mapping, summary of internal audits and audit programs and launches of bid tenders for the selection of the Statutory Auditors for 2011-2016 on which it issued an opinion to the Board of Directors.

16.2.3.2 Nuclear Commitments Monitoring Committee

Operation and members

The Nuclear Commitments Monitoring Committee (Comité de suivi des engagements nucléaires – CSEN) is chaired by Mr. Crouzet, an independent director elected by the Shareholders’ Meeting and an individual outside the Group. The other members are Messrs. Abadie and d’Escatha, directors representing the French State, and Messrs. Pesteil and Villota, directors elected by the employees.

The CSEN met three times in 2010. The attendance rate of its members was 100%.

Missions

The Nuclear Commitments Monitoring Committee is tasked with monitoring changes in nuclear provisions, issuing an opinion on governance issues relating to the dedicated assets, the rules for the association of assets and liabilities and on strategic allocation, and ensuring the compliance of the assets management implemented by EDF in the context of the policy for constituting and managing the dedicated assets. For this purpose, it may be supported by the Nuclear Commitments Financial Expertise Committee (Comité d’expertise financière des engagements nucléaires – CEFEN) which is composed of six1 independent experts, the mission of which is to assist the Company and its governance bodies in such matters.

1.	The Board appointed the 6 members of the CEFEN for a new three-year period on October 26, 2010.

Activity in 2010

In 2010, the Committee specifically reviewed the provision for the decommissioning of pressurized water reactors (EPR), the management and performance of the portfolio of dedicated assets, as well as the plan for allocating 50% of the RTE EDF Transport shares held by EDF in the dedicated assets portfolio.

16.2.3.3 Strategy Committee

Operation and members

The Strategy Committee is chaired by Mr. Proglio, Chairman and Chief Executive Officer. The other members are Mr. Jay, an independent director elected by the Shareholders’ Meeting and an individual outside the Group, Messrs. Abadie, Comolli and Sellal, directors representing the French State, as well as Messrs. Grillat, Pesteil and Rignac, directors elected by the employees.

Mr. Comolli was appointed member of the Strategy Committee by the Board of Directors on October 26, 2010, to replace Mr. Bézard.

Since 2010, the Chairman has invited non-members to meetings of the Strategy Committee.

The Strategy Committee met seven times in 2010, including one joint meeting with the Ethics Committee, expanded to the Board. The average attendance rate of its members totaled 87.5% .

Missions

The Strategy Committee issues an opinion to the Board of Directors on the Company’s major strategic decisions and, specifically, the strategic referencing system, industrial and commercial policy, the Public Service Contract, strategic agreements, alliances and partnerships, research and development policy, and internal and external growth or disposals projects requiring approval from the Board of Directors.

Activity in 2010

In 2010, the Committee specifically reviewed the impact on EDF’s activity of the NOME bill, the Group’s strategy in the grids, and the Group’s strategy in the United Kingdom, specifically the plan for the disposal of distribution grids, and the prospects for nuclear development, specifically in the United Kingdom and France. The joint meeting with the Ethics Committee, expanded to the full Board, focused on the Human Resources ambition, which was defined to contribute to the Group’s industrial strategy.

16.2.3.4 Ethics Committee

Operation and members

The Ethics Committee is chaired by Mrs. Faugère, an independent director elected by the Shareholders’ meeting and an individual outside the Group. The other members of the Committee are Mr. Van de Maele, director representing the French State, as well as Mrs. Chabauty and Messrs. Maïssa, Pesteil and Grillat, directors elected by the employees.

The Ethics Committee met four times in 2010, with the average attendance rate for its members at 91.7% .

Missions

The Ethics Committee ensures that ethical considerations are taken into account in the work of the Board of Directors and in the management of the Company. It reviews the annual report excluding the financial statements (business and sustainable development reports), the report from the Ethics and Compliance Officer, as well as the reports from the Mediator, the General Inspector for nuclear safety and radioprotection, the Inspector for hydro safety and the General Inspector for the regulated sector governance.

Moreover, each year the Ethics Committee conducts an assessment of the operation of the Board of Directors, and every three years directs a formal assessment of the work of the Board and its Committees carried out by an external agency (See Section 16.2.1.7 (“Assessment of the operation of the Board of Directors”) above). Based on the results of these assessments, the Committee submits proposals aimed at improving the Board’s operation and effectiveness.

Activity in 2010

In 2010, the Committee specifically assisted the Board in the context of the work of the three-year assessment carried out by an outside firm. During a joint meeting with the Strategy Committee, expanded to the Board, it also studies Human Resources ambition, defined in order to contribute to the Group’s industrial strategy.

16.2.3.5 Appointments and Remunerations Committee

Operation and members

The Appointments and Remunerations Committee is chaired by Mr. Lafont, independent director elected by the Shareholders’ Meeting and an individual outside the Group. The other members of the Committee are Mr. Jay, an independent director elected by the Shareholders’ Meeting and an individual outside the EDF Group, and Mr. Comolli, a director representing the French State.

Mr. Comolli was appointed as a member of the Appointments and Remunerations Committee on October 26, 2010, replacing Mr. Bézard.

The Appointments and Remunerations Committee met twice in 2010. The attendance rate of its members was 100%

Missions

The Appointments and Remunerations Committee submits proposals to the Board of Directors regarding the appointments of Board members by the Shareholders’ Meeting. It submits for approval, to the Minister for Economics and Finance and the Minister for Energy, an opinion on the compensation of the Chairman and CEO for the salary, variable portion (including the target criteria for calculating the variable part, and its opinion of the results achieved by the Chairman and CEO relative to the objectives set) and peripheral compensation. It also communicates this opinion to the Board of Directors for deliberation and the setting of this compensation.

If necessary, it discusses the salaries of the Chief Operating Officers and issues an opinion on the proposed compensations that the Chairman and CEO submits on the salary, the variable part (including objectives and criteria for its assessment of the results obtained by each COO under the objectives set) and the peripheral remuneration of each Chief Operating Officer. It sends these proposals and comments, for approval, to the Minister for Economics and Finance and to the Minister for Energy, and also notifies the Board of Directors, which discusses and sets the salary, objectives and peripheral compensation of the Chief Operating Officers.

The Committee comments to the Board of Directors on the conditions for setting the compensation of the main senior executives (fixed and variable portion, calculation method and indexing), as well as the amount and conditions of Board directors’ attendance fees. It ensures the existence of succession plan charts for Executive Committee positions.

Activity in 2010

In 2010, the Committee specifically reviewed the bonuses of the Chairman and CEO and the Chief Operating Officer for 20091, the fixed annual compensation of the Chairman and CEO for 2009 (as of his appointment on November 25, 2009) and 2010, his variable compensation for 2009, as well as the criteria for setting the variable portion of his compensation for 2010, and the total directors’ fees for that year and their distribution (See Section 15.1 (“Compensation of corporate officers and directors”) above).

16.3 ●● Supervisory bodies created by Management

The Chairman and Chief Executive Officer wished to establish an Executive Committee, the composition of which has been reshuffled in 2010, within which all Group businesses were represented, as were finance, legal and human resources.

This Committee is an entity for study, strategic discussion and cooperation in the Group’s cross-disciplinary activities. It tracks the operating objectives and results and contributes to the management and anticipation of the EDF Group’s major challenges. It reviews and authorizes significant projects, specifically the Group’s investment or disinvestment projects for amounts which exceed certain thresholds. The Executive Committee meets each week.

To further strengthen the examination and monitoring of projects, in April 2010 the Chairman and Chief Executive Officer created a Commitments Committee under the Executive Committee, which conducts an in-depth review of projects being considered by the Executive Committee before it makes a final decision. No investment project by the Company may be proposed for review by the Board of Directors without having first been approved by this Committee.

As of the date of filing of this reference document, the Executive Committee had eight members and a Secretary. The list of members and their personal information appears in section 14.2 (“Executive Committee”).

The Management Organization was supplemented in April 2010 by the creation of a Management Committee composed of the members of the Executive Committee, as well as the Group’s senior international executives and directors of the geographic regions, as well as the Company’s administrative officers.

In November 2010, the EDF Chairman and Chief Executive Officer announced a change in the organization of EDF’s Management in order to accelerate the generation of synergies at the Group level. The three core businesses, production, downstream and grids, were given an expanded mission in directing the activity and synergies at the global level, covering all geographic activities.

16.4 ●● Ethics

EDF’s ethics approach, presented to the Board of Directors on March 26, 2003 and coordinated by the Ethics and Compliance Officer, consists of disseminating and applying a code of conduct, the Ethics Handbook, based on five values: respect for individuals, environmental responsibility, a quest for performance, commitment to solidarity, and demand for integrity.

The Ethics Handbook explicates the Group’s ethical commitments to stakeholders and those expected of employees. EDF’s ethical values serve as foundation to the company’s corporate, “societal” and environmental commitments, particularly its adherence to the UN Global Pact, its reference to fundamental international commitments, as well as the international EDF Corporate Social Responsibility Agreement. The process is deployed by management in all the Group’s Divisions and Companies.

A whistleblower procedure was implemented in January 2004, making it possible to question the Ethics Officer on any issue, warning or complaint of an ethical nature, through secure email.

See also Section 4.2.5 (“Ethics and Vigilance”).

1.	Until the date of expiration of the appointments of the Chief Operating Officers at the end of 2009.

16.5 ●● Stock exchange ethics charter

Following the Company’s initial offering on the stock exchange in November 2005, EDF adopted early in 2006 a Code of Ethics, which is updated regularly, and is designed to ensure compliance with the applicable rules and principles as well as the recommendations of the market authorities in managing the risks related to the holding, disclosure, or possible use of privileged information.

Within this framework, the EDF group has specifically decided to set up abstention (black-out) periods, during which permanent insiders, as well as Group personnel with precise knowledge of the Company’s financial statements prior to publication, are not authorized to buy, sell or execute trades on EDF’s securities.

Abstention periods are 45 calendar days, up to and including the date of publication of the annual financial statements, and 35 calendar days up to and including publication of the semi-annual financial statements and quarterly reports. However, even during authorized periods, it is naturally prohibited for directors and personnel of the EDF Group to execute or order the execution of trades in the Company’s financial instruments as long as they hold privileged information.

The Code also notes the obligations imposed on executives to declare to the AMF and to the Company transactions on EDF securities (See Section 7.7 (“Share ownership by corporate officers and directors and transactions on EDF securities”)).

16.6 ●● Report prepared by the Chairman of the Board of Directors pursuant to ArticleL. 225-37 of the French Commercial Code

Pursuant to Article L. 225-37 of the French Commercial Code, the Chairman of the Board of Directors must describe, in a report attached to the management report, the composition, conditions of preparation and organization of the work of the Board, as well as the internal control and risk management procedures implemented by the Company. This report is provided in Appendix A of this reference document.

The statutory auditors’ report, prepared in accordance with the final paragraph of Article L. 225-235 of the French Commercial Code, on the report prepared by the Chairman of the Board of Directors of EDF, regarding the internal control procedures for the preparation and treatment of accounting and financial information, is provided in Appendix B.

17●●

EMPLOYEES/HUMAN RESOURCES

17.1	Development of skills		240
	17.1.1	Group workforce	240
	17.1.2	Training and mobility policy	241
17.2	Equal opportunity		242
17.3	Health and safety – quality of working life		243
17.4	Subcontracting		244
17.5	Global compensation policy		244
	17.5.1	Salary policy	244
	17.5.2	Profit-sharing	245
	17.5.3	Group savings plan (PEG)	245
	17.5.4	Collective retirement savings plan (Plan d’épargne pour la retraite collective, or PERCO)	245
	17.5.5	Participation of employees in results	245
	17.5.6	Time savings account (Compte-Epargne Temps, or CET)	245
	17.5.7	Employee shareholding	245
	17.5.8	Stock options	245
	17.5.9	Free grants of share	245
17.6	Social policy		246
	17.6.1	Status of employees of the Electricity and Gas Industries	246
	17.6.1.1	Special retirement plan	246
	17.6.1.2	IEG supplemental health plan	247
	17.6.2	Supplemental social protection	247
	17.6.3	Social dialogue and employee representation	247
	17.6.3.1	Social dialogue in France	247
	17.6.3.2	Employee representation in France	247
	17.6.3.3	Social dialogue and representation of Group employees	248
17.7	Share ownership by corporate officers and directors and transactions on EDF securities		249
	17.7.1	Stock ownership by corporate officers and directors	249
	17.7.2	Transaction on Company securities	249

In 2010, EDF clearly expressed its human goal based on a combined economic and social plan, in which absolute priority is given to skills development.

A human resources (HR) strategy centered around three major priorities for the coming years, shared with all Group businesses and companies, reflects this goal:

•	Develop expertise and return individuals to the heart of the industrial project by relaunching the “social elevator” through a dynamic hiring and training policy;
•

Make recognition, quality of working life and health-safety vectors for commitment by everyone to sustainable performance, maintaining EDF’s commitment to the quality of working life, a balance between private/professional life and diversity;

•	Introduce greater diversity and strengthen our common culture, particularly among managers and experts, in order to build an integrated Group, in France and abroad, on a solid existing social basis.

To succeed in achieving its social goal, EDF has indisputable assets. As a company with a good reputation and admired by the French, it maintains a positive employer image in Europe and solid fundamentals: exceptional commitment by employees, with tremendous pride in belonging to the company, very high job satisfaction and very active social dialogue.

17.1 ●● Development of skills

17.1.1 Group workforce

The consolidated workforce of the EDF group totaled 158,842 persons as of December 31, 2010, with 105,393 within EDF, ERDF and RTE EDF Transport and 53,449 within its other subsidiaries and shareholdings in France and abroad which are included in the scope of consolidation.

The table below shows the change in the workforce for each of the Group’s subsidiaries and shareholdings, weighted by the financial consolidation percentage over the last three fiscal years:

	2008		December 31 2009		2010
	Number	%	Number	%	Number	%
EDF, ERDF and RTE EDF Transport(*)	104,929	65	105,129	62	105,393	66
Subsidiaries and shareholdings	55,984	35	64,010	38	53,449	34
TOTAL	160,913	100	169,139	100	158,842	100

(*)

The workforce of EDF, ERDF and RTE EDF Transport includes employees not employed under the IEG status in EDF, ERDF and RTE EDF Transport. ERDF’s workforce includes, in addition to its own employees, those whose services are shared, who include 100% electricity employees (28,663), and a proportion of employees assigned to mixed gas and electricity activities (5,707) with an electricity/gas distribution key of 75/25.

EDF, ERDF and RTE Workforce

Since the early 1990s, the workforce of EDF, ERDF and RTE EDF Transport has decreased each year (except in 2000, when it increased slightly, due to new hiring related to the implementation of the agreement on reducing the working time). After stabilizing in 2009, total workforce stopped declining and increased slightly in 2010.

The table below shows the breakdown of employees of EDF, ERDF and RTE EDF Transport among the various divisions/subsidiaries over the last three fiscal years:

		Employees December 31
	2008	2009	2010
Regulated sector:
ERDF	35,156	34,781	34,370
RTE(1)	8,782	8,909	8,822
Deregulated sector
Generation and engineering	36,109	33,976	35,173
Sales	12,226	11,858	11,627
Corporate	8,713	11,537	11,590
CDI (open ended contract) and CDD (temporary contract) (not employed under IEG status)	709	844	587
Island Electricity Systems (SEI)	3,234	3,224	3,224
TOTAL	104,929	105,129	105,393

(1)	The workforce of RTE EDF Transport includes employees not employed under the IEG status.

Workforce of Consolidated Subsidiaries (Excluding RTE EDF Transport and ERDF)

The table below shows the breakdown of employees (Group share) in the subsidiaries and shareholdings included in the scope of consolidation during the last three fiscal years:1

		Employees December 31
	2008	2009	2010
Subsidiaries in France:
(including Électricité de Strasbourg, Tiru, EDF EN, SOCODEI, Fahrenheit)	4,599	5,526	6,134
EDF Energy (United Kingdom – including British Energy)	13,406	20,077	15,441
EDF Trading (United Kingdom)	563	822	888
Edison (Italy)	1,450	1,921	1,929
Dalkia International	17,822	17,397	17,576
Other foreign subsidiaries	8,699	8,535	11,481
Eastern Europe	6,585	6,491	6,421
Western and Mediterranean Europe and Africa	1,950	1,878	3,553
Asia Pacific	74	76	76
Americas	90	90	1,431
TOTAL	46,539	54,278	53,449

17.1.2 Training and mobility policy

The EDF group is now facing new challenges:

• The businesses are evolving, together with the technological, economic and environmental challenges in the energy sector, and with the growth ambitions of the EDF group in France and abroad;

• The resumption of industrial investments in all business lines and the development of nuclear engineering activities, specifically within the context of the recovery of nuclear power, is intensifying the need for skills;

•	25 to 30% of the EDF workforce in France could retire by 2015, a proportion that affects about one-half of the maintenance and operating staff in the production, engineering and distribution.

The graphic below presents the age structure as of December 31, 2010:

Age structure – Statutory workforce of EDF as of December 31, 2010

Recruitment and mobility within the Group are crucial vectors to ensure the replacement of these skills. Furthermore, the Group, which operates in a context of high-tech businesses, has always devoted a significant budget to employee training in order to constantly assist career development and growth.

1. Excluding	activities held for sale at December 31, 2010 (EnBW)

The table below illustrates the significance of this training effort within EDF, ERDF and RTE EDF Transport:

	2008	2009	2010
% of the payroll for training	6.9	7.2	8.0
Average number of training hours per employee	41	46	50

The “Training Challenge” agreement signed on September 10, 2010 by all union organizations also gives new life to the Group’s training policy in France. This agreement is aimed at promoting a more dynamic “social elevator” in EDF (promotional training and apprenticeship) and implementing work orientated academies and an EDF campus, within a logic of an effective and innovative training. This Group effort in France will be gradually extended to other countries.

EDF is maintaining its hiring trend, especially in the areas of electricity generation (nuclear, hydraulic and thermal), to contribute to its development plans in France and internationally and to address the challenge of replacing its expertise. In 2010, EDF, ERDF and RTE EDF Transport hired over 4,500 employees in France. In a very competitive labor market, EDF strengthened its communications on its employer brand to young graduates, particularly with the 4th edition of “Energy Day”, the Group’s pre-recruitment event in November 2010, and EDF’s launch of the first “serious game” in the energy sector, Energy TaskForce, through engineering schools and universities in Europe, an adventure game aimed at students and young graduates in six European countries to promote the Group’s businesses.

17.2 ●● Equal opportunity

Work-study programs

An excellent path for training, professionalism and professional employment for youth and individuals experiencing difficulties finding employment, specifically those who are disabled, the work-study program is a key factor in EDF’s identity.

In the “Training Challenge” agreement, EDF, ERDF and RTE EDF Transport made eight commitments, including the following:

•	Maintenance of the current trend, with over 4% of the Group’s workforce in work-study programs at all levels of training (i.e., surpassing the goals set by the Law of 2006);
•	The offering of 100 work-study positions each year, with hiring contingent on success, when EDF had ceased to hire at this level for years;
•	Allocation of a significant number of slots to trainees trained by the Group in its hiring (at least 25% of execution and control hiring and 4% of management and engineer hiring);
•	Better assistance for the employment of trainees not hired through external EDF partnerships, and encouragement to the citizen commitment by employee volunteers to assist these youth; and
•	The extension of assistance measures more favorable than required by regulation, such as supplemental health coverage.

At the same time, in 2010 over 2,700 trainees joined EDF, ERDF and RTE EDF Transport under apprenticeship or training agreements to prepare for all levels of degrees or professional certifications from work certification to college-preparatory work, raising to over 4,800 the number of trainees as of December 31, 2010, i.e., 4.5% of the Group's workforce. At the same time, over 3,000 mentors committed to assist them in acquiring and developing their skills.

Moreover, 766 trainees completed their contracts during the year and obtained diplomas or professional certifications, and were hired by EDF, ERDF and RTE EDF Transport in 2010.

While some of the young people in training will be hired by EDF and ERDF in order to participate in the replacement of expertise, others will be able to find employment within its service providers, which are also facing the need to replace skills, or in companies seeking skills acquired at EDF and ERDF.

Senior employees

The Group is engaged in a new approach to senior employees, with the deployment of the senior action plan submitted to the Central Works Council in December 2009, in accordance with the decrees of May 20, 2009. The number of employees aged 55 and over is increasing; they currently represent 10% of the workforce (8% in 2009), while employees aged 50 and over represent 34% of the workforce (32% in 2009).

The Group is committed to encouraging the continued employment of employees aged 55 and over, and to improving the working conditions of senior employees. This specifically means improving the presence senior employees, encouraging career advancement throughout the professional life, with specific preparation for the second half of the career (mid-career interviews are gradually being implemented), provision of easier access to training for senior employees and better preparation for the transition from the end of professional activity to retirement.

Diversity/Non-discrimination

On June 1, 2006, EDF signed a commitment to encourage diversity and equality opportunity within the company and to prevent discrimination. This commitment, deployed as action plans at EDF’s business lines is now being implemented and followed up in the context of a dedicated annual review.

EDF also signed the Diversity Charter on September 22, 2006.

In March 2010, common non-discrimination principles were defined and distributed to the Group companies. These are reference principles defining fairness in human resource management procedures, as well as the promotion of diversity and respect for every individual. Each company in the Group must ensure compliance with these principles, taking specific actions based on their local context.

EDF’s policy on diversity has resulted in an awareness program for managers, Head of HR managers and employees on the mental representations and stereotypes linked to diversity. The number of people trained since 2009 is one of the criteria used to calculate profit-sharing in EDF’s incentives agreement.

The labor unions were consulted in 2009 on the plan for the prevention of discrimination in the workplace.

On February 25, 2009, EDF signed its eighth agreement since 1989 for the professional integration of disabled persons. The company is committed to hiring a minimum of 4% of disabled individuals annually. 111 disabled workers were hired in 2010 by EDF, 42 by ERDF and 10 by RTE EDF Transport. In addition, EDF is leading a voluntary effort to welcome young disabled people each year under trainee and professional contracts (55 in 2010 for EDF, ERDF and RTE EDF Transport).

A second agreement on professional equality between men and women was signed on December 21, 2007. It commits signatories to six themes: permanent change in mentalities, diversity in employment and hiring, equality in career paths, equal opportunity for professional training, taking into account time and working conditions, and the balance between professional and private life. The signatories also committed to eliminating salary gaps between women and men as quickly as possible and no later than December 31, 2010. As of the end of 2010, the wage gap was 0.6% in favor of men, who benefited from 2.6 years greater average seniority.

In late 2006, EDF obtained the “Equality” label, which was confirmed in 2008 and 2010. This label, created in 2005 at the initiative of the public authorities with social partners, is a sign of the exemplary nature of an organization, of any legal structure, that is working effectively and continuously to achieve equality and professional diversity.

Finally, since 2008, the EDF group has organized a “Diversity day” in May each year. This event allows each of the Group’s entities or subsidiaries to showcase the initiatives it has taken to promote diversity and avoid discrimination.

17.3 ●● Health and safety – quality of working life

The Group operates in a high-technology sector where there are risks. The health and safety of its employees and its outside subcontractors is therefore a major imperative for the Company.

EDF’s health and safety policy, signed by the Chairman in March 2009, takes into account developments in the professional environment, new types of work and longer careers, which have given rise to new concerns requiring a reorientation of the policy. This new policy is the result of a broad multidisciplinary dialogue among the various department (management, experts, doctors, employee representatives). It forms part of the values of respect for the individual, which it places at the heart of the organizations, and extends the common principles of health and safety defined in 2008 within the Group.

Since 2008, common health and safety indicators have been shared by all of the Group’s companies. The results are the subject of a Group Committee report.

The National Committee for Orientation and Monitoring, created in 2003, composed of EDF’s operational divisions, conducts an annual review of the health and safety policy to ensure its implementation, analyze the associated results indicators, check the effectiveness of the provisions and suggest improvements.

In 2007, EDF created a “National Monitoring Organization for Quality of Life in the Workplace”, thus reinforcing its ethics plan and simplifying its procedures to encourage local management. The Monitoring Organization has met ten times since it was formed in 2007. It is a space for dialog between doctors, managers, social partners and external experts. The Watch Organization monitors working conditions, commissions studies, and issues recommendations. In 2008, the Organization recommended implementation of the EVREST (“Changes and Relations in Job Health”) plan, which provides the firm with a system of intersecting health/work indicators. This plan was decided and implemented in 2009 by occupational physicians on a voluntary basis. As of the end of 2010, 61 occupational physicians had registered for this project, and 1,135 questionnaires had been completed, allowing for the completion of initial local studies.

In 2009, the Monitoring Organization issued recommendations for the promotion of a professional/private life balance for employees, taking parenthood into account.

In 2010, EDF negotiated and signed a collective agreement to prevent psychosocial risks and improve the quality of life at work. This agreement provides for various multi-disciplinary dialogue projects close to work situations and the training of participants.

Corporate values were reaffirmed and were the subject of an important internal communication in 2009 (see Section 6.4.3.1.1 (“Commitment to sustainable development”)). Each entity has designated an ethics correspondent and a toll-free telephone number is now available for all employees in case of serious difficulties at work.

Since 2008, the support of specialist doctors is available to management 24 hours a day, 7 days a week in case of a traumatic event in their unit, to advise them and organize all necessary assistance for the relatives of the victims and the work teams.

After one year of operation of the National Council of Health at Work, implemented in late 2008 under an experimental social agreement, an assessment was conducted confirming the value of the effort. This led to the negotiation of a collective agreement on social dialog concerning health at work, which was signed in November 2010.

Accidents at work

10 years of prevention and training efforts have significantly reduced the number of accidents in the work place that result in absence from work at EDF and the Group’s companies. Progress in 2009 consolidated EDF’s position as a leader among French firms and European energy companies. The results in 2010 place EDF, for the eighth year in a row, at a frequency rate (number of accidents at work that have resulted in absences of over one day, counted during the current year per million hours worked) at 3.8 (below 5, i.e., among the best energy companies in Europe). The gravity ratio (number of days during the current year of sick leave related to accidents, including those resulting from accidents in prior years, by thousands of hours worked) for 2010 was 0.16 (as in 2009).

Asbestos

In the past, the EDF group has used materials and facilities containing asbestos. In compliance with current regulations, the replacement of materials containing asbestos in EDF establishments and facilities began in the late 1980s, with all materials containing asbestos treated, and EDF set up reporting measures and procedures to protect employees and third parties working at the company.

In July 1998, EDF signed an agreement (revised in June 2002) with all trade union federations, for the prevention of and compensation for exposure to asbestos. Following this agreement, EDF implemented a pre-retirement plan for workers who are recognized as suffering from a work-related illness associated with asbestos, established voluntary financial assistance and a pension supplement both financed by EDF to provide social assistance to sick workers and their families with information and support during the compensation process.

See section 20.5 (“Legal and arbitration proceedings”) for a description of current procedures.

Organization and working hours

Since October 1, 1999, the duration of the working week in France is 35 hours, with a functioning of services over a minimum of five days.

At the end of December 2010, 15% of EDF’s personnel opted for a collective or individual reduction in working hours with partial compensation for salary loss.

In addition, in order to ensure continuity of operation of the facilities of EDF, ERDF and RTE EDF Transport, or to re-establish electricity supply in the shortest time possible in the event of a technical failure, a portion of EDF’s personnel provides a continuous service on a 365 day-per-year basis and another portion is on call outside of regular working hours.

17.4 ●● Subcontracting

The agreement on socially responsible subcontracting within EDF signed in October 2006 was renewed in June 2009 for an indeterminate period. It was assessed in the fall of 2009, and deemed positive by the social partners. This agreement specifically emphasizes the desire to maintain lasting industrial and services partnerships, so that providers can expand their activities and strengthen their ability to grow on a permanent basis beyond just signing periodic or short-term contracts.

Through this agreement, EDF makes a commitment with subcontracting partners to concrete and realistic actions in order to ensure that the operations of subcontractors are carried out under the best conditions of employment, qualification, work and health-safety. A monitoring Committee composed of the signatories meets three times a year and examines the actions planned under this agreement.

17.5 ●● Global compensation policy

In order to attract, encourage and retain the talents that will allow EDF to face future challenges, EDF is developing a global compensation policy that positions the company on the best practices observed in comparable sectors.

This global compensation policy covers:

• the recognition of the level of responsibility and the results achieved through the wage policy;

• the recognition of collective performance through profit-sharing;

• the employee savings offer and the company's contribution to these savings;

• employee shareholding;

• social benefits.

17.5.1 Salary policy

Salary policy is aimed at equitably recognizing the contribution of each individual to EDF’s success.

For managers, fixed annual compensation is supplemented by a variable portion based on individual performance. This principle has been extended to certain OETAM staff (Laborer, Employee, Technician and Supervisory).

In 2010 for EDF, the average gross annual salary was €40,822 (13-month base), and €24,244 for execution staff, €33,119 for supervisory staff and €54,655 for management staff (versus €24,051, €32,574 and €53,922, respectively, in 2009).

17.5.2 Profit-sharing

EDF has had a profit-sharing scheme for its employees for more than 20 years through three-year agreements.

Employees can choose either to receive payment and/or to invest it into either the Group savings plan, or the Group collective retirement saving plan.

At EDF, incentives are composed of three parts based on criteria and objectives negotiated within its unit, division and company. The agreement signed in June 2008 covers the years 2008 to 2010. At the national level, six performance criteria relating to Sustainable Development were used to calculate incentives. Each fiscal year, the amount of incentives distributed to employees will depend on the achievement of the goals associated with these criteria. In addition, the agreement contains specific provisions on the calculation of incentives in the event if EDF were to benefit, by decision of the public authorities, from the legal mandatory participation plan. The agreement provides, in particular, a more moderate bonus paid in such a case.

Following their conversion to subsidiaries, RTE EDF Transport and ERDF also negotiated their own incentive agreements. Similar measures exist among most of the European subsidiaries.

In 2010, these agreements allowed the payment fo €155.4 million to employees of EDF, ERDF and RTE EDF Transport for the 2009 fiscal year.

17.5.3 Group savings plan (PEG)

The Group Corporate Savings Plan (Plan d’Epargne Groupe, or “PEG”) is open to employees of EDF and of the Group’s French companies in which EDF owns directly or indirectly at least 40% of the share capital and which have signed up for the PEG.

Seven mutual funds, including the EDF shares fund (Fonds Commun de Placement Entreprise – FCPE), are open to subscriptions; they totaled €4.12 billion in assets at the end of 2010.

Profit-sharing, as well as a portion of the voluntary contributions that employees make to the PEG, are matched by the company under conditions negotiated within each company.

In 2010, the total gross amount contributed to the PEG by EDF, ERDF and RTE EDF Transport was €116.9 million.

17.5.4 Collective retirement savings plan (Plan d’épargne pour la retraite collective, or PERCO)

The EDF Group Collective Retirement Savings Plan (PERCO) is open to employees of EDF and the Group’s French companies in which EDF owns directly or indirectly at least 40% of the share capital and which have signed up for the PERCO.

Two investment funds are offered to employees: a “multi-company collective savings” FCPE, and the “CAP HORIZONS” FCPE for long-term savings, offering a range of evolving savings management techniques.

The Perco held approximately €111 million for EDF, ERDF and RTE EDF Transport at the end of 2010. Profit-sharing, as well as a portion of the voluntary payments that employees make to the PERCO, are matched by the company under conditions negotiated within each company. For 2010, the total gross amount paid by EDF, ERDF and RTE EDF Transport to the Perco was approximately €21.9 million.

17.5.5 Participation of employees in results

In 2008, EDF submitted a request to the Minister of Economics, Industry and Employment for registration on the list of public firms eligible for employees to get a participation in results. To date, EDF is not eligible for this program, which has therefore not been implemented.

17.5.6 Time savings account (Compte-Epargne Temps, or CET)

CET agreements have been signed with the Group’s principal French companies, specifically EDF, ERDF and RTE EDF Transport.

As of December 31, 2010, total hours saved in the time savings account by employees of EDF, ERDF and RTE EDF Transport was €518.6 million.

17.5.7 Employee shareholding

At the time of the Company’s public offering and more specifically in the framework of the Offering Reserved to Employees pursuant to Law 2004-803 dated August 9, 2004 and Law 86-912 dated August 6, 1986, 130,000 current and retired employees became shareholders of the Company. In connection with the sale of 2.5% of EDF’s capital on December 3, 2007, under the aforementioned laws, a new Offering Reserved to Current and Former Employees was proposed from September 12 to September 22, 2008.

As of December 31, 2010, current and former employees of the EDF group held slightly over 44 million EDF shares, i.e., 2.39% of share capital. Most of the shares held by employees are held in the context of the Group Company Savings Plan, and locked-in for a period of five years.

17.5.8 Stock options

The Company has not implemented any stock option plan.

17.5.9 Free grants of share

The bonus stock allotment plan implemented in August 2007, known as ACT 2007, was about the allotment of 2,883,183 shares to all Group employees1, i.e., approximately 150,000 beneficiaries in 22 countries. The distribution procedures for beneficiaries are covered by a collective agreement signed on June 8, 2007, by three trade unions. This plan led to the allotment of an average of 19.2 shares per beneficiary employee, with a minimum of ten and a maximum of fifty.

The final allocation of the stock was subject to two conditions: a collective performance condition, meaning a multi-year average increase in the Group’s EBITDA1 of at least 3% over 2006-2008, which was fulfilled on December 31, 2008, and the condition of continuous employment during the acquisition period.

1. With	the exception of Edison and EnBW employees mainly.

Over 2.7 million shares were delivered to beneficiary employees on August 31, 2009. They will be available August 30, 2011 (registered) and August 30, 2014 (EDF PEG).

The Company has not made any new allocations of bonus stock since August 2007.

17.6 ●● Social policy

17.6.1 Status of employees in the Electricity and Gas Industries

As of December 31, 2010, almost all employees of EDF, ERDF and RTE EDF Transport, Electricité de Strasbourg and some employees of Tiru, held the status applicable to employees of the Electricity and Gas Industries (Industries Électriques et Gazières, or “IEG”)1. IEG status was instituted by the French decree of June 22, 1946 pursuant to the French law of April 8, 1946, which nationalized the electricity and gas industries. It covers the current and retired staff of the IEG branch companies.

In accordance with the provisions of Articles L. 2233-1 and L. 2233-2 of the French Labor Code, the provisions of this status may be amended and the terms of their application determined contractually through company-wide agreements, within the scope established by the status and, since French Law 2000-108 of February 10, 2000 on the modernization and expansion of the public service for electricity, by industry-wide agreements (Articles L. 713-1 and L. 713-2 of the French Labor Code).

The status, in its main provisions, has evolved as follows: the special health-maternity insurance plan by the decree of March 30, 2007 is now managed by the IEG Health Insurance Fund (Caisse d’Assurance Maladie des IEG, or CAMIEG) and the system of employee representative institutions (Institutions représentatives du personnel, or IRP) was reformed by the law of August 9, 2004, adapting it to the rules of the Labor Code. This reform resulted in the amendment of Articles 3, 31, 33 and 34 of the status by decree of April 11, 2007.

Furthermore, the special pension plan was reformed in 2008 and in 2010: the first time, within the context of the reform of special schemes, and the second time within the context of the Law of November 9, 2010 specifically reforming retirement under the general plan and the public sector.

For the rest, the status includes a set of provisions relating to areas similar to those of other industry-wide agreements (classification, compensation, hiring, discipline, paid vacation days, etc.).

17.6.1.1 Special retirement system

The pension system for the electricity and gas industries is a special social security system. Defined within the framework of the IEG employee status, the special system applies to all employees in the professional branch of the IEG. It was reformed by the Law of August 9, 2004 concerning both the management and the financing of the system. Thus, the special pension system has been managed by the Caisse Nationale des IEG (CNIEG), since January 1, 2005. This pension and benefit management fund is now responsible for managing the age risk, but also for the risks of accidents in the workplace, work-related illness, disability and death as well as the family benefits for inactive people.

The French Law of August 9, 2004 and its implementing decrees established the principles for financing the special IEG retirement plan as of January 1, 2005. The single pension paid by the CNIEG to each IEG retiree is financed:

•

partly by the CNAVTS, the AGIRC, and the ARRCO under financing agreements which defined the conditions for affiliation of the IEG special system with the standard mandatory system. The CNIEG pays to the standard mandatory systems the contributions paid by employees and employers of the IEG branch. In exchange, the CNIEG receives from those plans the benefits that would have been paid to former employees (inactive) of IEG companies if they had been affiliated with the standard mandatory systems, called base systems; pursuant to agreements signed in 2005 with ARRCO and AGIRC for the affiliation of the IEG special retirement schemes with supplementary retirement plans, the parties to both agreements negotiated in 2010 the final determination of the rate of validation of the rights acquired before January 1, 2005 under affiliation with the plan;

•	partly by a percentage of the CTA levy (Contribution Tarifaire d’Acheminement, or “CTA”) received from gas and electricity transmission and distribution services;
•	The remainder, corresponding to specific IEG retirement rights, is financed by employers.

The reform of pension finance instituted by the Law of August 9, 2004 has not had any effect on the standard systems, for energy consumers or for the French State budget.

Without challenging the new funding and management conditions of the special IEG retirement scheme, a reform of pension rights came into force on July 1, 2008. It primarily introduced, as in the plan for public employees (Law of August 21, 2003), the following elements:

•	a gradual extension of the insurance period in order to benefit from a full pension;
•	discount and premium plans depending on the totaled insured period (all systems combined) by the insured;
•	a rule to revalue pensions now linked to price changes rather than wage changes;
•	new conditions, which are identical for men and women, in order to qualify for family benefits under retirement plans.

These changes as well as the removal of the 15 years’ service requirement to benefit from the special pension plan were introduced in Appendix 3 of the National Personnel IEG Code by Decree No. 2008-627 of June 27, 2008. This decree also amended the special IEG disability scheme.

1. Personnel	in other French subsidiaries of the Group do not hold IEG status.

In addition, Decree No. 2008-653 of July 2, 2008, which removes age and nationality conditions in hiring, has introduced various changes to the national status of employees and, in particular, an age limit to 65 years. The decree on forced retirement was repealed by Decree 2008-1072 of October 20, 2008.

Decree 2008-1514 of December 30, 2008 issued the following provisions applicable from January 1, 2009:

•	implementation of an early departure program for long careers;
•	revaluation of retirement and disability pensions on each April 1 in the same conditions as those applicable to the general system and the public employee system;
•	increase in the premium rate as for other pension plans;
•	removal of the limit on total employment/retirement pension under the same conditions applicable to the general system.

Law No. 2010-1330 of November 9, 2010 on retirement reform does not apply directly to the special plans, as the regulation is to be amended by decree. The board of directors of the Caisse Nationale des IEG issued an opinion on the proposed amendment of the special IEG scheme on January 6, 2011. This draft text transposes to the IEG scheme all elements of the reform, specifically the gradual increase in the pension eligibility age by two years, including for early retirement. This provision will not enter into force until 2017, to take into account the schedule for implementing the 2008 reform. As in the public function, retirement provisions relating to children will be eliminated and service time to benefit from early retirement relating to active service will also be gradually raised by two years.

The Superior Energy Council has also issued an opinion on the proposed increase in the age limit to allow employers to break employment contracts: starting in 2017, this limit will be gradually increased from 65 to 67 years.

17.6.1.2 IEG supplemental health plan

The IEG status instituted for working and retired personnel of the branch, a special health insurance plan, a mandatory social security plan. The plan is managed by the elected representatives of the employees and IEG pensioners. It is managed by the CAMIEG. The system is supervised by the French State, which ensures compliance with the statutory documents, sets out the regulations, and the level of contributions and services.

17.6.2 Supplemental social protection

Since 2008, statutory employees of the Group’s companies in France have benefited from supplemental social protection measures covering:

•	The disability supplement (industry agreement of April 24, 2008), applicable since July 1, 2008;
•	Provident coverage: death and education allowances (industry agreement of November 27, 2008), applicable since January 1, 2009;
•

The supplemental retirement scheme (industry agreement of February 21, 2008 and group agreement of December 12, 2008), supplemented by company provisions, applicable since January 1, 2009 (for ERDF, October 1, 2010);

•	supplemental health coverage (industry agreement of June 4, 2010), applicable since January 1, 2011.

These provisions are co-financed by the employer and participation is mandatory for employees.

17.6.3 Social dialogue and employee representation

17.6.3.1 Social dialogue in France

Collective bargaining has intensified within EDF in the last several years, through a combined effort with trade unions around a social agenda, renewed every two years. The third social agenda, signed by all trade unions (CGT, CFDT, CFTC, FO and CFE-CGC) on July 10, 2008 for the 2008-2010 periods, expired in July 2010. It allowed for the signing of 35 Group or company collective agreements.

Among these agreements, we specifically note the following:

•

On training: the aforementioned “Training Challenge” agreement for the development of the EDF Group’s human and industrial patrimony, signed on September 10, 2010 by all union organizations. This agreement results from the desire of the Chairman/CEO to renew a dynamic social dialog in the area of training and to ensure the possibility of development throughout their professional career, in a context of a significant replacement of skills within the Group.

•

On the quality of life at work: “To prevent psychosocial risks and improve the quality of life at work of EDF employees,” signed on November 10, 2010 by the CFDT, CFE-CGC, CGT-FO and an agreement on Social Dialogue concerning workplace health at EDF, signed by the CFDT, CFE-CGC, CFTC, CGT-FO, which provides for the implementation of a national coordination body on this subject.

•

On employment and skills: an agreement on the “Provisional Management of Jobs and Skills” (GPEC) signed January 29, 2010, aimed specifically at giving employees greater visibility on jobs and employment in order for them to pursue a motivating professional career path. It was also in this context that the 2009-2012 agreement was unanimously signed by trade unions on February 25, 2009, for the integration of disabled persons within EDF.

•

On global compensation and salary protection: an agreement on a collective retirement savings plan[1] (see Section 17.5.4 (“Collective Retirement Savings Plan”)) and an agreement on a supplementary retirement plan[2] (see Section 17.6.1.1 (“Special Retirement Plan")) were signed on July 17, 2009 and December 12, 2008, respectively.

17.6.3.2 Employee representation in France

Under the Law of August 9, 2004 on the Electricity and Gas Public Service, new institutions representing personnel (IRP) were created through company elections in 2007, and statutory agencies took the place of ordinary law entities (establishment committees, Central Works Councils, personnel representatives).

On November 29, 2007, companies in the IEG sector elected their first personnel representatives and the members of their first works councils. At the EDF level, there are currently 56 works councils, one Central Works

1.	Agreement of July 17, 2009 on the collective retirement savings plan of the EDF group, signed by CFDT, CFTC, CFE-CGC and FO.
2.	Agreement of December 12, 2008 relating to the implementation of a collective supplementary pension plan in the group EDF signed by CFDT, CFTC and CFE-CGC.

Council, and 113 establishments with a personnel representative. The terms of office of the personnel representatives are three years, and the industry agreement of December 11, 2009 set November 25, 2010 as the date of the first round of professional elections in the companies of the IEG sector.

These elections led to the application of the provisions of the Law of August 20, 2008 relating to the renewal of social democracy, which significantly reformed the rules for trade union representation. Henceforth, to be recognized as representative, a trade union must demonstrate a score of at least 10% of votes in the first round of elections in the local Establishment Councils. Up to then, this first round was reserved for trade unions (i.e., CGT, CFDT, FO, CFTC and CFE-CGC at the level of EDF SA, as well as SUD, the STC and the UTE-UGTG in certain establishments). In 2010, SUD and the UNSA were able to present candidates in all EDF establishments.

Following the balloting, four trade unions remained present for representation at the EDF SA level (CGT, CFDT, CFE-CGC and FO).

The “Caisse centrale d’activites sociales” (CCAS)

Unlike the common practice in French law, the management of social and cultural activities is delegated to specific organizations in the IEG branch:

•	the CCAS which deals with activities at the national level;

•	the Caisses Mutuelles Complémentaires et d’Action Sociales (CASs) which administer local or decentralized social and cultural activities;

•	the CAS Coordination Committee: this represents the CASs at the national level. It is responsible for distributing resources between the CCAS and the CASs.

Following the IEG branch negotiations and the creation on April 1, 2007 of the IEG Health Insurance Fund (Caisse d’Assurance Maladie des IEG or CAMIEG) dedicated to managing the special IEG health insurance scheme, solely the CCAS and the CASs are now responsible for the management of social activities.

A new organization to manage social activities is gradually being implemented, leading to a decrease in the number of organizations and pooling of the management of certain functions (real estate, accounting, etc.). New management arrangements for staff working in these organizations are also under consideration. The financing of social activities within the IEG is provided by a deduction of 1% from the operating income of the companies distributing gas and electricity, principally EDF, GDF SUEZ and the Local Distribution Companies. In 2010, the amount recorded by EDF, ERDF and RTE EDF Transport for this 1% was €318 million. In addition, in accordance with the provisions of Article R. 2323-20 of the French Labor Code, are expenses related to food and accommodation, which amounted to €35.9 million in 2010 for EDF and ERDF.

The CCAS, the CASs and the CAS Coordination Committee are legal entities and are fully independent. The CCAS is administered exclusively by representatives of the employees and is placed under the supervision of the public authorities. Neither EDF nor any other company of the IEG branch is represented on it.

17.6.3.3 Social dialogue and representation of group employees

In the Group’s other companies, mainly abroad, employee representation is organized in accordance with applicable local laws and regulations.

Social dialogue entities

Since the end of 2001, the Group created a European Works Council (Comité d’Entreprise Européen, or the “CEE”) consulted on the Group’s major policies. In May 2005, a revision of the agreement brought new provisions relating to the functioning of this body. The CEE of the EDF group is now composed of 33 permanent members and is informed of the Group’s economic, financial and social strategies.

Through its working groups, the CEE initiated numerous analyses relating to the drafting of human resources policies at an international level, notably concerning health and safety within the different companies of the Group in Europe or covering the opening of negotiations on the EDF Group’s social responsibility.

An agreement relating to the France Group Committee was signed on September 1, 2008 by the 5 representative trade unions. In accordance with the legal criteria, 14 companies of the EDF group (including RTE EDF Transport and ERDF) have been include within the perimeter of the Group Committee composed of 28 members. The Group Committee met three times in 2010.

Framework agreement on corporate social responsibility (CSR)

The EDF CSR framework agreement was negotiated and signed on January 24, 2005 by all employee representatives and trade unions of all of the Group’s companies and with the four international trade union federations for the industry.

This agreement provides the Group with a basis for shared commitments and common orientations, which apply to EDF and to all the companies it controls in accordance with the principle of subsidiarity. For the Group, this agreement contributes to the long-term improvement of its performance, the construction of a Group identity, renewal, and the broadening of the subjects of social dialogue.

According to this agreement, a social dialogue started within all signing companies in order to identify collaboratively the provisions for local implementation and the priorities.

An implementation report is drafted and presented each year to a special body at the Group level: the Dialogue Committee on the Group’s Social Responsibility.

Highlighting the progress made, the signing parties renegotiated a new agreement in the same spirit as the first one. Signed in January 2009 for a period of 4 years, this second agreement strengthens the Group’s commitments, particularly on topics such as subcontracting, the fight against climate change and biodiversity.

In 2010, the review applied specifically to the six priorities for 2009: career paths, anticipating and supporting the social consequences of industrial restructuring, the fight against discrimination, relations with subcontractors, vulnerable customers, and information sharing and social dialogue, through specific efforts and practices communicated by the companies covered by the agreement.

17.7 ●● Share ownership by corporate officers and directors and transactions on EDF securities

17.7.1 Share ownership by corporate officers and directors

As of December 31, 2010, Company directors held a total of 1,579 shares. The following table breaks down the number of EDF shares held individually by directors as of December 31, 2010 and December 31, 2009, as well as the method of holding these shares:

	Number of EDF shares held as of 12/31/2010	Number of EDF shares held as of 12/31/2009
Henri Proglio(1)	51	51
Christine Chabauty(2)	135	131
Philippe Crouzet(1)	200	200
Mireille Faugère(1)	106	106
Alexandre Grillat(2)	307	583
Michael Jay(1)	100	0
Bruno Lafont(1)	150	150
Philippe Maissa(1)	0	39
Pierre Mariani(1)	1	1
Philippe Pesteil(2)	504	467
Maxime Villota(2)	25	24
Total	1,579	1,752
(1)	Shares held directly.
(2)	Shares held through an employee investment fund – FCPE)

Messrs. Abadie, Comolli, d’Escatha, Josse, Rignac, Sellal and Van de Maele held no shares in EDF as of December 31, 2010.

17.7.2 Transaction on Company securities

Pursuant to Article L. 621-18-2 of the French Monetary and Financial Code, the management of companies with shares listed for trading on a regulated market must declare trades in company securities to the AMF and to the company within five days after completing a trade.

The AMF General Regulations1 also provide that the EDF Board of Directors must mention in its annual report to the Shareholders’ Meeting transactions that have been declared by management and similar during the latest fiscal year.

No trade involving EDF shares was declared to the AMF or to the Company during fiscal year 2010 by members of the Board of Directors.

1.	Article 223-26 of the AMF General Regulations.

18 ●●

MAJOR SHAREHOLDERS

18.1	Breakdown of share capital and voting rights	252

18.2	Agreements which could lead to a change of control	252

18.1 ●● Breakdown of share capital and voting rights

During the last three fiscal years, the breakdown of EDF’s share capital as of December 31 was as follows:

	Position as of Dec. 31, 2010				Position as of Dec. 31, 2009				Position as of Dec. 31, 2008
	Number of shares		% of share capital	% voting rights	Number of shares		% of share capital	% voting rights	Number of shares		% of share capital	% voting rights
French State	1,561,973,336		84.48	84.51	1,561,973,336		84.48	84.49	1,542,738,898		84.66	84.82
Institutions and individuals	242,118,351		13.10	13.10	241,815,830		13.08	13.08	239,497,796		13.15	13.17
Employee	44,226,374	(2)	2.39	2.39	44,841,827	(3)	2.43	2.43	36,672,396	(4)	2.01	2.01
Shareholders(1)
Treasury shares	548,601		0.03	–	235,669		0.01	–	3,262,000		0.18
TOTAL	1,848,866,662		100	100	1,848,866,662		100	100	1,822,171,090		100	100

(1)

The number of shares indicated includes the 874.3 shares of the “Énergie Multi” compartment of the “Actions EDF FCPE, corresponding to 8,743 Company shares (see Section 21.1.3.2 (“Summary of Company transactions on its own shares under the program authorized by the Shareholders’ Meeting of May 18, 2010 and allocation of shares”)).

(2)

This figure includes 39,875,700 shares (representing 2.16% of capital) on the basis of the definition of employee share ownership as defined by Article L.225-102 of the French Commercial Code (including 38,838,151 shares owned by EDF’s current and former employees through the “Actions EDF” FCPE of the EDF group savings plan and EDF International group savings plan. This figure also includes 4.3 million shares representing 0.23% of the capital held in direct registered form or administered, without a lock-in period or after lock-in periods, by current employee shareholders and former employees.

(3)

This figure includes 40,251,843 shares (representing 2.18% of capital) on the basis of the definition of employee share ownership as defined by Article L.225-102 of the French Commercial Code (including 38,816,525 shares owned by EDF’s current and former employees through the “Actions EDF) FCPE of the EDF group savings plan and EDF International group savings plan. This figure also includes 4.6 million shares representing 0.25% stake held in direct registered form or administered, without lock-in period or after lock-in periods, by employee shareholders and former employees.

(4)

This figure includes 32,984,022 shares (representing 1.81% of capital) on the basis of the definition of employee share ownership as defined by Article L.225-102 of the French Commercial Code (including 32,587,194 shares owned by EDF’s current and former employees through the “Actions EDF” FCPE of the EDF group savings plan and EDF International group savings plan. This figure also includes 3,688,374 shares representing 0.20% stake held in direct registered form or administered, without lock-in period or after the lock-in period, by employee shareholders and former employees.

The Company has completed a study on the identifiable holders of bearer shares as of December 31, 2011, which has been used to analyze the distribution of the share capital and its breakdown by geographical area.

	Number of shares held	% of capital
French government	1,561,973,336	84.48
Institutional investors Europe excluding France	74,479,127	4.03
Institutional investors rest of the world	66,682,597	3.61
Institutional investors France	55,683,539	3.01
Retail investors	45,273,088	2.45
Employee shareholding	44,226,374	2.39
Treasury shares	548,601	0.03
TOTAL	1,848,866,662	100

No shareholder other than the French government holds directly or indirectly more than 5% of the share capital and voting rights.

18.2 ●● Agreements which could lead to a change of control

To EDF’s knowledge, there is no agreement which could subsequently lead to a change of control.

19 ●●

RELATED PARTY TRANSACTIONS

19.1	Relations with the French State	254

19.2	Relations with GDF SUEZ	255

19.3	Relationships with the AREVA group	255

19.3	Relationships with entities within the scope of consolidation	255

Apart from the information presented below, the details of the transactions entered into between the Company and “Related Parties” as defined by the IFRS in fiscal year 2010 is mentioned in Note 47 to the consolidated financial statements for the year ended December 31, 2010 and information relating to related-party agreements stipulated Article L. 225-38 of the French Commercial Code appear in the special report of the statutory auditors as reproduced in Appendix D of this reference document.

19.1 ●● Relations with the French State

As of December 31, 2010, the French state held 84.48% of the share capital and 84.51 % of the voting rights of EDF. As mentioned in section 4.1.4 (“Risks related to the structure and changes within the Group”) above, modifications to the share capital may not have the effect of reducing the French state’s equity ownership to less than the 70% threshold.

The French State is thus entitled, as any majority shareholder, to control Company decisions requiring shareholders’ approval. In particular, the French State, as the majority shareholder, can in practice influence the result of the shareholders’ vote in electing directors and more generally in any question which is subject to the vote of the Shareholders’ Meeting.

The French Government Holding Agency (Agence des Participations de l’Etat, or “APE”), created by French Decree 2004-963 of September 9, 2004, exercises the duties of the French State in its capacity as shareholder in the Company, and, as such, suggests and implements the decisions and strategies of the French government in cooperation with all of the Ministries involved.

In accordance with the legislation applicable to all companies in which the French State is the majority shareholder, EDF may be subject to certain government control procedures, in particular through an economic and financial control pursuant to Decree 55-733 of May 26, 1955 relating to the economic and financial verification by the French government, and Decree 53-707 of August 9, 1953 governing French government control of national public companies and certain entities with an economic or social purpose.

An agreement on monitoring external growth investments of the EDF group entered into between the French State and the EDF group on July 27, 2001, imposes procedures for prior approval and information (prior or otherwise) for the French government for certain Group equity acquisitions, extensions or disposals. The agreement also implemented a procedure for monitoring the results of these external growth transactions.

EDF is also subject to auditing procedures by the French General Accounting Office (Cour des comptes) and the French Parliament. Thus, in addition to the audit carried out by the two statutory auditors, the Company’s financial statements and administrative management and, as appropriate, that of its direct majority subsidiaries, come under the jurisdiction of the French General Accounting Officer pursuant to Articles L. 111-4, L. 133-1 and L. 133-2 of the French Code of Financial Jurisdictions. After auditing the financial statements, the French government Auditors may also request the forwarding of all documents necessary for accomplishing its auditing mission, and hear any person of its choosing. Finally, the French Statutory Decree of October 30, 1935 organizing the French state’s control of companies, trade unions and associations or companies of any kind that have received the financial support of the French government, allows the Minister for Economics to subject EDF to the audits of the General Finance Inspection office.

Moreover, the disposal of EDF shares by the French state, or the dilution of the state’s ownership interest in EDF’s capital, is subject to a specific procedure under the applicable regulation, and specifically Laws No. 86-793 of July 2, 1996, 86-912 of August 6, 1986 and 93-923 of July 19, 1993. Finally, EDF, like other electricity producers, participates in the multi-year programming of production investments defined by the Minister of Energy. This programming sets, in particular, the objectives with regards to the allocation of generation capacities per primary energy source. For more details on the multi-year programming of generation investments, see section 6.5.1.2 (“French legislation”) above.

On October 24, 2005, the French State and EDF entered into a contract on the public service missions assigned to EDF (see section 6.5.1.2 (“French legislation”) above).

The French state also intervenes in the regulation of the electricity and gas markets (see section 6.5.1.2 (“French legislation”) above), in particular, for authorizations to build and operate production facilities and for certificates awarding the right to a purchase obligation, for setting regulated tariffs, for setting tariffs for transmission and distribution, as well as for the amount of the contribution to public service charges for electricity (Contribution aux charges du service public de l’électricité, or “CSPE”).

Finally, EDF provides electricity to various public sector entities: public authorities, local collectives and public-sector enterprises. These entities are today eligible customers for which EDF competes with other electricity suppliers. Some of them have exercised their right of eligibility and changed suppliers.

19.2 ●● Relations with GDF SUEZ

EDF and Gaz de France were created in the form of EPICs under the French law of April 8, 1946. Article 5 of this law provides that special agreements may be entered into between the two public companies for the organization of joint services or the transfer to one of these two companies of these services, which are normally under the domain of the other. Under this law, joint entities were created within EDF and Gaz de France: the Distribution Division, which became EDF GDF Services, the Personnel and Social Relations Division (Direction du Personnel et des Relations Socials, or “DPRS”), which became the National Center for Assessment and Professional Relations (“CNERP”), and the Information Technology and Telecommunications Division (Direction Informatique et Télécommunications, or “DIT”).

The law of August 9, 2004 amended Article 5 of the French law of 1946, which henceforth provides that EDF and Gaz de France, both majority-owned by the French State, were entitled to create joint services by contract. The creation of such services is mandatory in the distribution sector for:

•	the construction of infrastructures;
•	general contracting for projects;

•	the operation and maintenance of networks;

•	meter reading operations; and

•	generally, other missions relating to these activities.

The common services thus created may also provide services on behalf of certain other distributors.

Article 27 of the Law of December 7, 2006 concerning the energy sector imposed the creation of a service common to the two subsidiaries, respectively in charge of electricity and gas distribution, with no legal personality.

Following the transfer of supply activities to subsidiaries, the two subsidiaries of EDF and GDF SUEZ, ERDF and GrDF, share a common service in accordance with the legal framework. For more details regarding the organization of this common service, see section 6.2.2.2.1 (“ERDF organization”).

19.3 ●● Relationships with the AREVA group

Pursuant to the decisions of the Nuclear Policy Council (NPC) of July 27, 2010 concerning the establishment of a strategic partnership between EDF and AREVA, at a meeting of February 21, 2011 the NPC welcomed the conclusion of an agreement between the two companies on (i) the further optimization of the EPR based on feedback from ongoing projects in France and China, (ii) improved maintenance and operation of the existing nuclear fleet to increase the operational performance of reactors and to prepare for the extension of their operating life beyond 40 years and, finally, (iii) on the management of the fuel cycle, particularly to strengthen industrial cooperation in the storage of radioactive waste.

In addition, in order to strengthen the offering and efficiency of the French nuclear industry, the NPC also asked EDF, Areva, GDF Suez and other stakeholders to reinforce their industrial cooperation and to supplement the EPR program by developing alternative models of mid-sized reactors corresponding to the needs of potential customers.

See also Sections 4.3 (“Dependency factors”) and 6.1.3 (“Playing a major role in the global revival of nuclear energy”).

19.4 ●● Relationships with entities within the scope of consolidation

Transactions with consolidated entities are described in Note 47 to the Consolidated Financial Statements for the fiscal year ended December 31, 2010.

EDF entered into treasury agreements with subsidiaries it controls operationally (see Section 7 (“Organization chart – Intra-Group contracts”)). EDF has also granted guarantees to some of its subsidiaries that are mentioned in the Group’s consolidated off-balance sheet commitments.

EDF entered into agreements with RTE EDF Transport and ERDF governing their technical and financial relations. Transactions with RTE EDF Transport, a company consolidated in accordance with the equity method as of December 31, 2010, are presented in Note 24.1 to the consolidated financial statements for the year ended December 31, 2010.

The other transactions entered into proportionately consolidated companies and associates (consolidated using the equity method) primarily deal with energy sales and purchases.

20 ●●

FINANCIAL INFORMATION

ON ASSETS, THE FINANCIAL STATEMENTS

AND RESULTS OF THE COMPANY

20.1	Historical financial information		258
	Consolidated financial statements at December 31, 2010
	Consolidated income statements		259
	Statement of net income and gains and losses recorded directly in equity		260
	Consolidated balance sheets		261
	Consolidated cash flow statements		263
	Changes in consolidated equity		265
	Notes to the consolidated financial statements		268
20.2	Statutory Auditors’ Report on the consolidated financial statements		372
20.3	Fees paid by the Group to statutory auditors		374
20.4	Dividend policy		375
	20.4.1	Dividends and interim dividends paid within the last three fiscal years	375
	20.4.2	Dividend distribution policy	375
	20.4.3	Prescription	375
20.5	Legal and arbitration proceedings		375
	20.5.1	Legal proceedings concerning EDF	375
	20.5.2	Legal proceedings concerning EDF’s subsidiaries	379
	20.5.3	Litigation arising from the 2010 year-end	382
20.6	Significant change in the company’s financial or trading position		383

These financial statements will be submitted for approval

by the general Shareholders’ Meeting of May 24, 2010.

20.1 ● ● Historical financial information

Pursuant to article 28 of the European Commission Regulation 809/2004 of April 29, 2004, the following information is included by reference in this reference document:

•

the consolidated financial statements of the EDF group for the year ended December 31, 2009 (prepared in accordance with international accounting standards), as well as the associated statutory auditors’ reports, set forth respectively in section 20.1 (pages 229 to 335) and section 20.2 (pages 338 and 339) of the EDF group’s 2009 reference document;

•

the consolidated financial statements at December 31, 2008 (prepared under international accounting standards), as well as the associated statutory auditors’ report, which are mentioned in section 20.1 (pages 229 to 335) and 20.2 (page 338) of EDF’s 2008 reference document.

The consolidated financial statements at December 31, 2010 (established under IAS-IFRS standards) are set forth below.

Consolidated financial statements as of 31.12.10

These financial statements will be submitted for approval by the general Shareholders’ Meeting of May 24, 2011.

●● Consolidated Income Statements

(in millions of Euros)	Notes	2010	2009(1)
Sales	7	65,165	59,140
Fuel and energy purchases	8	(26,021)	(22,590)
Other external expenses	9	(10,582)	(10,213)
Personnel expenses	10	(11,422)	(10,708)
Taxes other than income taxes	11	(3,227)	(2,902)
Other operating income and expenses	12	3,090	3,202
Prolongation of the transition tariff system (TaRTAM) – Laws of June 7 and December 7, 2010	13	(380)	-
Operating profit before depreciation and amortization		16,623	15,929
Net changes in fair value on Energy and Commodity derivatives, excluding trading activities		15	539
Net depreciation and amortization		(7,426)	(6,796)
Net increases in provisions for renewal of property, plant and equipment operated under concession		(428)	(490)
(Impairment)/reversals	14	(1,743)	(49)
Other income and expenses	15	(801)	173
Operating profit		6,240	9,306
Cost of gross financial indebtedness	16.1	(2,754)	(2,529)
Discount expense	16.2	(3,134)	(2,997)
Other financial income and expenses	16.3	1,462	1,322
Financial result	16	(4,426)	(4,204)
Income before taxes of consolidated companies		1,814	5,102
Income taxes	17	(1,079)	(1,432)
Share in income of associates	24	134	104
Net income of discontinued operations		380	311
GROUP NET INCOME		1,249	4,085
Net income attributable to non-controlling interests		229	183
Net income of continuing operations		235	158
Net income of discontinued operations		(6)	25
EDF net income		1,020	3,902
Net income of continuing operations		634	3,616
Net income of discontinued operations		386	286
Earnings per shares in Euros:	18
Net earnings per share in Euros		0.55	2.14
Diluted earnings per share in Euros		0.55	2.14
Net earnings per share of continuing operations, in Euros		0.34	1.98
Diluted earnings per share of continuing operations, in Euros		0.34	1.98

(1)

2009 figures have been restated for the impact of application of retrospective application of IFRIC 18 “Transfers of Assets from Customers”, IFRIC 12 “Service Concession Arrangements” and IFRS 5 “Non-current assets held for sale and discontinued operations” and the change in presentation of net changes in fair value on Energy and Commodity derivatives, excluding trading activities (see note 2).

In application of IFRS 5, the net income of discontinued operations is reported on a specific line in the income statement. The impact of application of IFRS 5 on the figures published in 2009 is presented in note 2.

●● Statement of net income and gains and losses recorded directly in equity

(in millions of Euros)	Notes	2010	2009(1)
Group net income		1,249	4,085
Changes in the fair value of available-for-sale financial assets(2)	36.2.2	816	1,257
Changes in the fair value of available-for-sale financial assets transferred to income on sale		131	60
Changes in the fair value of hedging instruments(3)	40.4	24	(1,393)
Changes in the fair value of hedging instruments transferred to income on sale		296	1,329
Translation adjustments(4)		2,013	390
Taxes		(521)	(228)
Gains and losses recorded directly in equity		2,759	1,415
NET INCOME AND GAINS AND LOSSES RECORDED DIRECTLY IN EQUITY		4,008	5,500
EDF net income		3,679	5,282
EDF net income, continuing operations		3,212	4,866
EDF net income, discontinued operations		467	416
Attributable to non-controlling interests		329	218
Attributable to non-controlling interests, continuing operations		332	188
Attributable to non-controlling interests, discontinued operations		(3)	30

(1)	2009 figures have been restated for the impact of application of IFRIC 18, IFRIC 12 and IFRS 5 (see note 2).
(2)	EDF’s share amounts to €818 million for 2010 (€1,252 million for 2009).
(3)	EDF’s share amounts to €41 million for 2010 (€(1,387) million for 2009).
(4)	EDF’s share amounts to €1,894 million for 2010 (€354 million for 2009).

●● Consolidated Balance Sheets

ASSETS (in millions of Euros)	Notes	12/31/2010	12/31/2009(1)
Goodwill	19	12,028	13,526
Other intangible assets	20	4,616	5,579
Property, plant and equipment operated under French public electricity distribution concessions	21	43,905	42,451
Property, plant and equipment operated under concessions for other activities	22	6,027	26,857
Property, plant and equipment used in generation and other tangible assets owned by the Group	23	57,268	58,734
Investments in associates	24	7,854	4,421
Non-current financial assets	36/46	24,921	24,498
Deferred tax assets	17.3	2,125	2,490
Non-current assets		158,744	178,556
Inventories	25	12,685	12,662
Trade receivables	26	19,524	19,633
Current financial assets	36	16,788	12,450
Current tax assets		525	376
Other receivables	27	9,319	8,111
Cash and cash equivalents	37	4,829	6,982
Current assets		63,670	60,214
Assets classified as held for sale	44	18,145	1,265
TOTAL ASSETS		240,559	240,035

(1)	Figures for the year 2009 have been restated for the impact of application of IFRIC 18 and IFRIC 12 (see note 2).

EQUITY AND LIABILITIES (in millions of Euros)	Notes	12/31/2010	12/31/2009(1)
Capital	28	924	924
EDF net income and consolidated reserves		30,393	28,967
Equity (EDF share)		31,317	29,891
Non-controlling interests		5,586	4,776
Total equity	28	36,903	34,667
Provisions for back-end nuclear cycle	30.1	17,000	17,531
Provisions for decommissioning and last cores	30.2	19,383	20,003
Provisions for employee benefits	31	11,745	13,412
Other provisions	32	1,337	1,188
Non-current provisions	29	49,465	52,134
Grantors’ rights in existing assets operated under French public electricity distribution concessions	33	20,318	19,667
Grantors’ rights in existing assets to be replaced operated under French public electricity distribution concessions	33	20,843	20,210
Non-current financial liabilities	38.1	40,646	44,755
Other liabilities	35	4,965	3,360
Deferred tax liabilities	17.3	4,894	7,654
Non-current liabilities		141,131	147,780
Provisions	29	5,010	5,858
Trade payables	34	12,805	13,348
Current financial liabilities	38.1	12,766	16,560
Current tax liabilities		396	564
Other liabilities	35	18,674	20,847
Current liabilities		49,651	57,177
Liabilities related to assets classified as held for sale	44	12,874	411
TOTAL EQUITY AND LIABILITIES		240,559	240,035

(1)	Figures for the year 2009 have been restated for the impact of application of IFRIC 18 and IFRIC 12 (see note 2).

●● Consolidated Cash Flow Statements

(in millions of Euros)	Notes	2010	2009(1)
Operating activities:
Income before tax from consolidated companies		1,814	5,102
Impairment		1,743	49
Accumulated depreciation and amortization, provisions and change in fair value		9,858	7,563
Financial income and expenses		1,918	1,441
Dividends received from associates		112	104
Capital gains/losses		164	(566)
Change in working capital		(335)	(1,468)
Net cash flow from operations		15,274	12,225
Net financial expenses disbursed		(2,197)	(1,367)
Income taxes paid		(1,967)	(869)
Cancellation of the decision of the European Commission		-	1,224
Net cash flow from operating activities		11,110	11,213
Investing activities:
Acquisition of companies, net of cash acquired (2)		3,398	(14,120)
Purchases of property, plant and equipment and intangible assets		(12,241)	(11,777)
Net proceeds from sale of property, plant and equipment and intangible assets		188	201
Changes in financial assets		(6,272)	462
Net cash flow used in investing activities		(14,927)	(25,234)
Financing activities:
Transactions with non-controlling interests (3)		(59)	2,350
Dividends paid by parent company	28.3	(2,163)	(1,228)
Dividends paid to non-controlling interests		(190)	(61)
Treasury shares	28.2	(10)	12
Cash flows with shareholders		(2,422)	1,073
Issuance of borrowings		8,642	29,272
Repayment of borrowings		(4,652)	(15,244)
Increase in special concession liabilities		231	253
Investment subsidies		149	213
Cash flows from other financing activities		4,370	14,494
Net cash flow from financing activities		1,948	15,567
Cash flows from continuing operations		(1,869)	1,546
Cash flows from discontinued operations (4)		357	(206)
Net increase/(decrease) in cash and cash equivalents		(1,512)	1,340
Cash and cash equivalents – opening balance (4)		6,982	5,869
Net increase/(decrease) in cash and cash equivalents		(1,512)	1,340
Effect of currency fluctuations		76	(237)
Financial income on cash and cash equivalents		29	45
Effect of other reclassifications		(8)	(35)
CASH AND CASH EQUIVALENTS – CLOSING BALANCE (4)		5,567	6,982

In application of IFRS 5, the net change in cash for discontinued activities is reported on a separate line in the cash flow statements for the years presented. The impact of application of IFRS 5 on the figures published in 2009 is presented in note 2.

(1)	Figures for the year 2009 have been restated for the impact of application of IFRIC 18, IFRIC 12, IFRS 5 and revised IAS 27 “Consolidated and Separate Financial Statements” (see note 2).
(2)

In 2009, the purchase offer for British Energy and subsequent squeeze-out offer resulted in a payment of £8,908 million (€9,519 million) net of cash received. Following acquisition of 49.99% of CENG, an additional contribution of $3,502 million (€2,508 million) was made.

(3)

Contributions in the form of capital increases or reductions and acquisitions of additional interests in controlled companies. In 2009, this amount includes the transfer of a 20% holding in Lake Acquisitions/British Energy to Centrica for £2,215 million (€2,470 million).

(4)	The net change in cash and cash equivalents breaks down as follows:

(in millions of Euros)	Continuing operations	Discontinued operations	Total
Cash and cash equivalents – opening balance 2009	4,856	1,013	5,869
Net cash flow from operating activities	11,213	1,161	12,374
Net cash flow used in investing operations	(25,234)	(2,060)	(27,294)
Net cash flow from financing operations	15,567	693	16,260
Net increase/(decrease) in cash and cash equivalents	1,546	(206)	1,340
Effect of currency fluctuations	(238)	1	(237)
Financial income on cash and cash equivalents	32	13	45
Effect of other reclassifications	9	(44)	(35)
Dividends paid by discontinued operations	224	(224)	-
Cash and cash equivalents – opening balance 2010	6,429	553	6,982
Net cash flow from operating activities	11,110	1,072	12,182
Net cash flow used in investing activities	(14,927)	(673)	(15,600)
Net cash flow from financing activities	1,948	(42)	1,906
Net increase/(decrease) in cash and cash equivalents	(1,869)	357	(1,512)
Effect of currency fluctuations	70	6	76
Financial income on cash and cash equivalents	23	6	29
Effect of other reclassifications	6	(14)	(8)
Dividends paid by discontinued operations	170	(170)	-
CASH AND CASH EQUIVALENTS – CLOSING BALANCE 2010	4,829	738	5,567

●● Changes in Consolidated Equity

(in millions of Euros)	Capital	Consolidated reserves and net income	Treasury shares	Translation adjustments	Impact of restatement to fair value of financial instruments (2)	Equity (EDF share)	Non- controlling interests	Total equity
Equity at 12/31/2008	911	25,501	(186)	(1,638)	(1,391)	23,197	1,801	24,998
Restatements for application of IFRIC 18	-	1,938	-	-	-	1,938	3	1,941
Restatements for application of IFRIC 12	-	4	-	-	-	4	-	4
Equity at 01/01/2009, restated	911	27,443	(186)	(1,638)	(1,391)	25,139	1,804	26,943
Gains and losses recorded directly in equity	-	-	-	354	1,026	1,380	35	1,415
Net income(1)	-	3,902	-	-	-	3,902	183	4,085
Net income and gains and losses recorded directly in equity	-	3,902	-	354	1,026	5,282	218	5,500
Dividends paid	-	(2,166)	-	-	-	(2,166)	(83)	(2,249)
Share capital increase	13	924	-	-	-	937	-	937
Purchases/sales of treasury shares	-	-	12	-	-	12	-	12
Other changes	-	524	200	(36)	(1)	687	2,837	3,524
Equity at 12/31/2009 (1)	924	30,627	26	(1,320)	(366)	29,891	4,776	34,667
Gains and losses recorded directly in equity (3)	-	-	-	1,894	765	2,659	100	2,759
Net income	-	1,020	-	-	-	1,020	229	1,249
Net income and gains and losses recorded directly in equity	-	1,020	-	1,894	765	3,679	329	4,008
Dividends paid (4)	-	(2,163)	-	-	-	(2,163)	(208)	(2,371)
Purchases/sales of treasury shares	-	-	(9)	-	-	(9)	-	(9)
Other changes (5)	-	(15)	(36)	(31)	1	(81)	689	608
EQUITY AT 12/31/2010	924	29,469	(19)	543	400	31,317	5,586	36,903

(1)	The figures reported at December 31, 2009 have been restated for the impact of application of IFRIC 18 and IFRIC 12 (see note 2).
(2)

These changes correspond to the effects of fair value measurement of available-for-sale assets and amounts transferred to income following changes in their fair value, and the effects of fair value measurement of hedging instruments and amounts transferred to income in respect of terminated contracts. For details see the statement of net income and gains and losses recorded directly in equity.

(3)

Following the sale of the network activities in the United Kingdom, income and expenses recorded in equity in 2010 incorporate a positive €395 million effect (€732 million in translation adjustments and (€337) million in fair value adjustments to financial instruments) resulting from the transfer to income of translation adjustments net of hedges of net investments.

(4)	Including interim dividends of €1,054 million and the balance of the 2009 dividends amounting to €1,109 million.
(5)	Other changes attributable to non-controlling interests include an amount of €658 million relating to minority shareholdings in SPE (see note 4.4).

Contents

●● Notes to the consolidated financial statements

Note 1	Group accounting standards	269
1.1	Declaration of conformity and Group accounting policies	269
1.2	Changes in accounting methods at January 1, 2010	269
1.3	Summary of the principal accounting and valuation methods	270
Note 2	Comparability	285
2.1	Changes in accounting method and presentation	285
2.2	IFRS 5, “Non-current assets held for sale and discontinued operations”	286
2.3	Impact on the 2009 consolidated financial statements	287
Note 3	Regulatory events in France	291
3.1	“NOME” Law on the new electricity market organization in France	291
3.2	Prolongation of the transition tariff system (TaRTAM)	291
3.3	CSPE	291
3.4	Pension reform – application of the law of November 9, 2010	292
3.5	Hydropower concessions	292
Note 4	Other major events and transactions	292
4.1	Operations affecting Group structure and reduction of indebtedness in 2010	292
4.2	EDF group activities in the US	293
4.3	EDF group activities in Italy	296
4.4	Other operations in 2010	296
4.5	Significant events and transactions in 2009	297
Note 5	Changes in the scope of consolidation	298
5.1	Changes in the scope of consolidation during 2010	298
5.2	Changes in the scope of consolidation during 2009	298
Note 6	Segment reporting	299
6.1	Reporting by operating segment	299
6.2	Sales to external customers, by product and service group	300
INCOME STATEMENTS
Note 7	Sales	301
Note 8	Fuel and energy purchases	301
Note 9	Other external expenses	301
Note 10	Personnel expenses	302
10.1	Personnel expenses	302
10.2	Average workforce	302
Note 11	Taxes other than income taxes	303
Note 12	Other operating income and expenses	303
12.1	Operating subsidies	303
12.2	Net income on deconsolidation	304
12.3	Net increase in provisions for operating contingencies and losses	304

Note 13	Prolongation of the transition tariff system (TaRTAM) – Laws of June 7 and December 7, 2010	304
Note 14	Impairment/reversals	304
Note 15	Other income and expenses	305
Note 16	Financial result	306
16.1	Cost of gross financial indebtedness	306
16.2	Discount expense	306
16.3	Other financial income and expenses	306
Note 17	Income taxes	307
17.1	Breakdown of tax liability	307
17.2	Reconciliation of the theoretical and effective tax expense	307
17.3	Breakdown of deferred tax assets and liabilities by nature	308
17.4	Unrecorded deferred tax assets	309
17.5	Tax recorded against equity	309
Note 18	Basic earnings per share and diluted earnings per share	309
OPERATING ASSETS AND LIABILITIES, EQUITY
Note 19	Goodwill	310
19.1	Changes in goodwill	310
19.2	Goodwill by operating segment	311
Note 20	Other intangible assets	311
Note 21	Property, plant and equipment operated under French public electricity distribution concessions	312
21.1	Net value of property, plant and equipment operated under French public electricity distribution concessions	312
21.2	Movements in property, plant and equipment operated under French public electricity distribution concessions (excluding assets in progress)	313
Note 22	Property, plant and equipment operated under concessions for other activities	313
22.1	Net value of property, plant and equipment operated under concessions for other activities	313
22.2	Movements in property, plant and equipment operated under concessions for other activities (excluding construction in progress and finance-leased assets)	314
Note 23	Property, plant and equipment used in generation and other tangible assets owned by the Group	314
23.1	Net value of property, plant and equipment used in generation and other tangible assets owned by the Group	314
23.2	Movements in property, plant and equipment used in generation and other tangible assets owned by the Group (excluding construction in progress and finance-leased assets)	315
23.3	Finance lease obligations	315
Note 24	Investments in associates	316
24.1	RTE	316
24.2	Other associates	317

Note 25	Inventories	317
Note 26	Trade receivables	318
Note 27	Other receivables	318
Note 28	Equity	319
28.1	Share capital	319
28.2	Treasury shares	319
28.3	Dividends	319
28.4	Capital management	319
Note 29	Provisions	320
Note 30	Provisions for the back-end nuclear cycle and decommissioning	320
30.1	Provisions for back-end nuclear cycle expenses	320
30.2	Provisions for decommissioning and last cores	321
30.3	EDF’s provisions in France and secure financing of long-term obligations for nuclear installations	322
30.4	British Energy’s nuclear provisions	326
30.5	CENG’s provisions	327
30.6	Other subsidiaries	328
Note 31	Provisions for employee benefits	328
31.1	Changes in provisions	328
31.2	Breakdown of provision for employee benefits by nature	330
31.3	Actuarial assumptions	330
31.4	Changes in the discounted value of the obligation	331
31.5	Fund assets	332
31.6	Post-employment and other long-term employee benefit expenses	332
Note 32	Other provisions and contingent liabilities	333
Note 33	Specific French public electricity distribution concession liabilities for existing assets and assets to be replaced	333
Note 34	Trade payables	334
Note 35	Other liabilities	334
FINANCIAL ASSETS AND LIABILITIES
Note 36	Current and non-current financial assets	335
36.1	Breakdown between current and non-current financial assets	335
36.2	Details of financial assets	335
36.3	Fair value of financial assets recorded at amortized cost	337
36.4	Change in current and non-current financial assets other than derivatives	338
Note 37	Cash and cash equivalents	338
Note 38	Current and non-current financial liabilities	339
38.1	Breakdown between current and non-current financial liabilities	339
38.2	Loans and other financial liabilities	339
38.3	Net indebtedness	342

Note 39	Management of financial risks	344
Note 40	Derivatives and hedge accounting	345
40.1	Fair value hedges	345
40.2	Cash flow hedges	346
40.3	Hedges of net investment in foreign entities	346
40.4	Impact of hedging derivatives on equity	346
40.5	Commodity-related fair value hedges	349
Note 41	Derivative instruments not recorded as hedges	350
41.1	Interest rate derivatives held for trading	350
41.2	Currency derivatives held for trading	351
41.3	Commodity derivatives not classified as hedges	352
OTHER INFORMATION
Note 42	Off-balance sheet commitments	353
42.1	Commitments given	354
42.2	Commitments received	357
Note 43	Contingent liabilities	359
43.1	Tax inspections	359
43.2	Labor litigation	359
43.3	Edipower	359
Note 44	Held-for-sale assets and liabilities	360
Note 45	Contribution of joint ventures	362
Note 46	Dedicated assets	362
46.1	Regulations	362
46.2	Portfolio contents and measurement	363
46.3	Valuation of EDF’s dedicated asset portfolio	364
46.4	Valuation of the dedicated asset portfolio during the year	364
46.5	Present cost of long-term nuclear obligations to be covered	364
Note 47	Related parties	365
47.1	Transactions with entities included in the scope of consolidation	365
47.2	Relations with the French State and State-owned entities	365
47.3	Management compensation	366
Note 48	Environment	367
48.1	Greenhouse gas emission rights	367
48.2	Energy savings certificates	367
48.3	Renewable energy certificates	367
Note 49	Subsequent events	368
49.1	Fulfillment of conditions for the sale of EnBW	368
Note 50	Scope of consolidation	369

●● Notes to the consolidated financial statements

Électricité de France (EDF or the “Company”) is a French société anonyme governed by French Law, and registered in France.

The Company’s consolidated financial statements include the accounts of companies directly or indirectly under the exclusive control of the Company and its subsidiaries, which are fully consolidated, the accounts of jointly-controlled companies (joint ventures), which are proportionally consolidated, and the accounts of companies in which the Group exercises significant influence (associates), which are accounted for under the equity method. All these economic entities are collectively referred to as the “Group”.

The Group is an integrated energy company engaged in all aspects of the energy business: generation, transmission, distribution, supply and trading of energies.

The Group’s consolidated financial statements at December 31, 2010 were prepared under the responsibility of the Board of Directors and approved by the Directors at the Board meeting held on February 14, 2011. They will become final after approval at the general shareholders’ meeting to be held on May 24, 2011.

Following the announcement on January 19, 2011 that publication of Edison’s financial statements was to be deferred (see note 4.3), Edison is included in the EDF group consolidation based on provisional accounts.

2010 was also marked by three major operations concerning the Group’s scope of activity, which like changes of accounting method and presentation (described in note 2) affect financial statement comparability between 2009 and 2010. The ongoing disposal of EnBW and reclassification of the company as a «Discontinued operation» has led to adjustments to the comparative information as published in 2009.

These operations are:

•

The sale of the British regulated and deregulated distribution networks, completed on October 29, 2010. The British networks’ contribution to the Group’s net income (particularly sales and EBITDA) and cash flows thus corresponds to 10 months in 2010 as opposed to 12 months for the comparative 2009 figures reported. Completion of this sale led to derecognition of balance sheet items related to the British networks, and a €6.7 billion decline in consolidated net indebtedness at December 31, 2010.

•

The sale of EnBW, approved by the Board of Directors on December 6, 2010. EnBW’s contribution to the Group’s net income is now reported in a single line “Net income of discontinued operations”, and it therefore makes no contribution to consolidated sales or EBITDA for 2009 and 2010. However, its contribution is still included in Group net income. Similarly, EnBW’s contribution to the change in cash flows is reported on a specific line for discontinued operations for both years presented. In the balance sheet, the assets and liabilities of discontinued operations are reported on a specific line in 2010 but not adjusted for 2009. The impact of the sale of EnBW on the Group’s financial indebtedness will not be recognized until completion of the sale, which is expected to take place during the first half of 2011.

•

Application of the equity method for RTE EDF Transport. On December 31, 2010, the French government appointed two further representatives to the Supervisory Board of RTE EDF Transport. This leaves only four representatives on the twelve member Board for EDF, which therefore no longer has control over RTE. As a result the equity method is applied to RTE as of December 31, 2010. The Group’s income statement (EBITDA in particular), cash flows and investments reflect RTE’s contribution for 2010 (the 2009 figures presented are as previously published), but the consolidated balance sheet at December 31, 2010 includes RTE in “Investments in associates”, making net indebtedness €6.3 billion lower than in 2009. This decrease includes deduction of the Group’s receivable on RTE, reflecting the share of EDF’s external indebtedness corresponding to financing of RTE.

Note 1 - Group accounting standards

1.1 ●● Declaration of conformity and Group accounting policies

Pursuant to European regulation 1606/2002 of July 19, 2002 on the adoption of international accounting standards, the EDF group’s consolidated financial statements for the year ended December 31, 2010 are prepared under the international accounting standards published by the IASB and approved by the European Union for application at December 31, 2010. These international standards are IAS (International Accounting Standards), IFRS (International Financial Reporting Standards), and interpretations issued by the SIC and IFRIC.

The comparative figures for 2009 have been restated for the effect of application of IFRIC 18 “Transfers of Assets from Customers”, IFRIC 12 “Service Concession Agreements”, IFRS 5 “Non-current assets held for sale and discontinued operations” and the change in the consolidated income statement presentation of the net changes in fair value on Energy and Commodity derivatives, excluding trading activities (see note 2).

As this is comparative information, the EDF group presents three balance sheets in its consolidated financial statements, in compliance with IAS 1 “Presentation of financial statements” (see note 2).

1.2 ●● Changes in accounting methods at January 1, 2010

The accounting and valuation methods applied by the Group in the consolidated financial statements for the year ended December 31, 2010 are identical to those used in the consolidated financial statements for the year ended December 31, 2009, with the exception of standards endorsed by the European Union in 2008, 2009 and 2010 that became mandatory from January 1, 2010.

The following standards and interpretations have been endorsed by the European Union and their application is mandatory as of January 1, 2010:

•

revised IAS 27, “Consolidated and Separate Financial Statements”, and revised IFRS 3, “Business combinations”, applicable to operations and transactions taking place on or after January 1, 2010. As these standards are applied prospectively, operations prior to January 1, 2010 have not been restated, except for reclassifications between investing and financing cash flows in the cash flow statement to reflect retrospective application of the amendment to IAS 7 resulting from revision of IAS 27 (see note 2);

•	revised IFRS 1, “First-time Adoption of International Financial Reporting Standards”;
•

IFRIC 12, “Service Concession Arrangements” for concession agreements governed by this interpretation: depending on the remuneration method applied, the concession operator records infrastructures as an intangible asset or a financial asset. This interpretation has no significant impact on the consolidated financial statements (see note 2);

•

IFRIC 18, “Transfers of Assets from Customers”, applies to contracts (other than those within the scope of IFRIC 12 and IFRIC 4) in which an entity receives a connection facility (or the cash required for acquisition or construction of such a facility) from a customer. For these contracts, IFRIC 18 requires recognition of the transferred asset as an item of property, plant and equipment and stipulates whether income is to be deferred or not, depending on the nature of the identifiable services (connecting the customer to the network, providing the customer with ongoing access to a supply of goods or services, or both). The Group has decided to apply this interpretation retrospectively (see note 2);

•	IFRIC 15, “Agreements for the Construction of Real Estate”, IFRIC 16, “Hedges of a Net Investment in a Foreign Operation” and IFRIC 17, “Distributions of Non-cash Assets to Owners”;
•	amendments on “Eligible hedged items” to IAS 39, “Financial instruments: recognition and measurement”;
•	amendments on “Additional exemptions for first-time adopters” to IFRS 1, “First-time Adoption of International Financial Reporting Standards”;
•

amendments on “Group cash-settled share-based payment transactions” to IFRS 2, “Share-based payment”. These amendments also incorporate the provisions of IFRIC 8, “Scope of IFRS 2” and IFRIC 11, “IFRS 2: Group and Treasury Share Transactions”, which are thus withdrawn;

•	amendments to IFRS 5, “Non-current Assets Held for Sale and Discontinued Operations”, contained in the annual improvements to IFRS (2006-2008);
•	annual improvements to IFRS (2007-2009).

With the exception of the changes in accounting method and/or presentation, which resulted from application of revised IAS 27, IFRIC 12 and IFRIC 18, the EDF group has not observed any significant impact on its consolidated financial statements arising from application of the other standards, interpretations and amendments listed above.

The Group has decided against early application of standards endorsed by the European Union during 2009 and 2010 but not yet mandatory:

•

revised IAS 24, “Related Party Disclosures”, adopted by the European Union on July 20, 2010, which is mandatory from the beginning of the first financial year starting after December 31, 2010, i.e. from January 1, 2011 for EDF;

•

IFRIC 19, “Extinguishing Financial Liabilities with Equity Instruments”, adopted by the European Union on July 24, 2010, which is mandatory from the beginning of the first financial year starting after June 30, 2010, i.e. from January 1, 2011 for EDF;

•

the amendment on “Classification of rights issues” to IAS 32, “Financial instruments: Presentation”, adopted by the European Union on December 24, 2009, which is mandatory from the beginning of the first financial year starting after January 31, 2010, i.e. January 1, 2011 for EDF;

•	amendments on “Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters” to IFRS 1, adopted by the European Union on July 1, 2010;
•

amendments on “Prepayments of a minimum funding requirement” to IFRIC 14, adopted by the European Union on July 20, 2010, which is mandatory from the beginning of the first financial year starting after December 31, i.e. from January 1, 2011 for EDF.

The potential impact of all of these standards, amendments and interpretations is under assessment.

Similarly, the Group has not opted for early application of the following standards, amendments and interpretation likely to be approved by the European Union in 2011 at the earliest:

•	annual improvements to IFRS (2008-2010);
•	amendments to IFRS 7, “Improving Disclosures about Financial Instruments”;
•	amendments to IAS 12, “Deferred tax: recovery of underlying assets”;
•	amendments to IFRS 1, “Severe hyperinflation and removal of fixed dates for first-time adopters”.

Finally, as part of the ongoing overhaul of IAS 39, the IASB adopted a new standard, IFRS 9, “Financial instruments” (Phase 1, Classification and Measurement) in November 2009. In application of current regulations, this standard, which has not yet been adopted by the European Union, cannot be applied early for the year 2010.

1.3 ●● Summary of the principal accounting and valuation methods

The following accounting methods have been applied consistently through all the periods presented in the consolidated financial statements.

1.3.1 Valuation

The consolidated financial statements are based on historical cost valuation, with the exception of certain financial instruments and available-for-sale financial assets, which by convention are stated at fair value.

The methods used to determine the fair value of these instruments are presented in note 1.3.17.

1.3.2 Management judgments and estimates

The preparation of the financial statements requires the use of judgments, best estimates and assumptions in determining the value of assets and liabilities, income and expenses recorded for the period, and positive and negative contingencies at year-end. The figures in future financial statements may differ from current estimates due to changes in these assumptions or economic conditions.

The principal sensitive accounting methods involving use of estimates and judgments are described below. Given their importance in the EDF group’s financial statements, the impact of any change in assumption in these areas could be significant.

In the current context characterized by high volatility on the financial markets and commodity costs, the parameters used to prepare estimates are based on macro-economic assumptions appropriate to the very long-term cycle of Group assets.

1.3.2.1 Nuclear provisions

The measurement of provisions for the back-end of the nuclear cycle, decommissioning and last cores is sensitive to assumptions concerning costs, inflation rate, long-term discount rate, and disbursement schedules. A revised estimate is therefore established at each closing date to ensure that the amounts accrued correspond to the best estimate of the costs eventually to be borne by the Group. Any significant differences resulting from these revised estimates could entail changes in the amounts accrued.

Sensitivity analyses are presented in note 30.3.3.3.

1.3.2.2 Pensions and other long-term and post-employment benefits

The value of pensions and other long-term and post-employment benefit obligations is based on actuarial valuations that are sensitive to assumptions concerning discount rates and wage increase rates, and all the actuarial assumptions used.

The principal actuarial assumptions used to calculate these post-employment and long-term benefits at December 31, 2010 are presented in note 31. These assumptions are updated annually. The Group considers the actuarial assumptions used at December 31, 2010 appropriate and well-founded, but changes in these assumptions may have a significant effect on the amount of the obligations and the Group’s net income, and therefore sensitivity analyses are presented in note 31.3.

1.3.2.3 Impairment of goodwill and long-term assets

Impairment tests on goodwill and long-term assets are sensitive to the macro-economic and segment assumptions used, and medium-term financial forecasts. The Group therefore revises the underlying estimates and assumptions based on regularly updated information.

These assumptions are presented in note 14.

1.3.2.4 Financial instruments

In measuring the fair value of unlisted financial instruments (essentially energy contracts), the Group uses valuation models involving a certain number of assumptions subject to unforeseeable developments.

1.3.2.5 Energy and delivery not yet metered

As explained in note 1.3.7, the quantities of energy delivered but not yet measured or billed are calculated at the reporting date based on consumption statistics and selling price estimates. Determination of the unbilled portion of sales revenues at the year-end is sensitive to the assumptions used in preparation of these statistics and estimates.

1.3.2.6 Obligations concerning French public distribution concession assets to be replaced

In view of the specific nature of French public electricity distribution concessions, the Group has opted to present its obligation to renew property, plant and equipment in the balance sheet at a value corresponding to the amount of contractual commitments as calculated and disclosed to the grantors in the annual business reports. An alternative approach would be to value the obligations based on the discounted value of future payments necessary for replacement of these assets at the end of their industrial useful life. The impacts this alternative approach would have had on the accounts are shown in note 1.3.26 for information. Whatever valuation method is used, measurement of the concession liability concerning assets to be replaced is notably subject to uncertainty in terms of cost and disbursement dates.

1.3.2.7 Transition tariff system (Tarif réglementé transitoire d’ajustement du marché or TaRTAM)

To assess the contribution payable by the Group in application of the transition tariff, various assumptions have been used based on the best available information and forecasts, the volume of electricity eligible for this tariff, changes in market electricity prices on the market, and supply costs.

1.3.2.8 Deferred tax assets

The use of estimates and assumptions is also particularly important in the recognition of deferred tax assets.

1.3.2.9 Other judgments

When there is no standard or interpretation applicable to a specific transaction, the Group exercises judgment to define and apply accounting methods that will supply relevant, reliable information for preparation of its financial statements.

1.3.3 Consolidation methods

Subsidiaries are companies in which the Group has exclusive control and are fully consolidated. Exclusive control means the power to govern the enterprise’s financial and operating policies either directly or indirectly so as to obtain benefit from its activities. Exclusive control is presumed when EDF directly or indirectly holds more than 50% of the voting rights. Voting rights that are potentially exercisable at the closing date, even by another party, are taken into consideration in determining the level of control over a subsidiary.

Joint ventures are companies that the Group jointly controls, and are proportionally consolidated on the basis of the Group’s percentage interest. Joint control is the contractually agreed sharing of control over a company run jointly by a limited number of partners or shareholders, such that the financial and operating policies require their unanimous consent.

Associates are entities in which the Group exercises significant influence over financial and operating policies, without having exclusive or joint control. The Group is considered to exercise significant influence when it holds at least 20% of the consolidated company. Associates are accounted for under the equity method. They are carried in the balance sheet at historical cost adjusted for the share of net assets generated after acquisition, less any impairment. The Group’s share in net income for the period is reported under the income statement heading “Share in income of associates”.

All transactions between consolidated companies, including realized internal profits, are eliminated.

A list of subsidiaries, joint ventures and associates is presented in note 50.

1.3.4 Financial statement presentation rules

Assets and liabilities of dissimilar natures or functions are disclosed separately.

Assets and liabilities contributing to working capital used in the entity’s normal operating cycle are classified as current. Other assets and liabilities are classified as current if they mature within one year of the closing date, and non-current if they mature more than one year after the closing date.

Commitments given by the Group to purchase minority interests in Group-controlled companies are included in liabilities. For commitments of this kind given since January 1, 2010, the differential between the value of the minority interests and the liability corresponding to the commitment is recorded in equity.

The income statement presents items by nature. The heading “Other income and expenses” presented below the operating profit before depreciation and amortization comprises items of an unusual nature or amount.

1.3.5 Translation methods

1.3.5.1 Reporting currency

The Group’s financial statements are presented in Euros, which is also the parent company’s functional currency. All financial data are rounded up or down to the nearest million.

1.3.5.2 Functional currency

An entity’s functional currency is the currency of the economic environment in which it primarily operates. In most cases, the local currency is the functional currency, but for some entities, a functional currency other than the local currency may be used provided it reflects the currency used in the principal transactions.

1.3.5.3 Translation of the financial statements of foreign companies whose functional currency is not the Euro

The financial statements of foreign companies whose functional currency is not the Euro are translated as follows:

•	balance sheets are translated into Euros at the closing rate;
•	income statements and cash flows are translated at the average rate for the period;
•	resulting differences are recognized in equity under the heading “Translation adjustments”.

Currency translation differences affecting a monetary item that is an integral part of the Group’s net investment in a consolidated foreign company are included in consolidated equity until the disposal or liquidation of the net investment, at which date they are recognized as income or expenses in the income statement, in the same way as other translation adjustments concerning the company.

1.3.5.4 Translation of transactions in foreign currencies

In application of IAS 21, transactions expressed in foreign currencies are initially translated and recorded in the functional currency of the entity concerned, using the rate in force at the transaction date.

At each reporting date, monetary assets and liabilities expressed in foreign currencies are translated at the closing rate. The resulting foreign exchange differences are taken to the income statement.

1.3.6 Related parties

Related parties include the French State, companies in which the State holds majority ownership and certain of their subsidiaries, and companies in which EDF exercises joint control or significant influence. They also include members of the Group’s management and governance bodies.

1.3.7 Sales

Sales essentially comprise income from the sale of energy and services, which mainly include energy transmission and distribution services, and capacity and interconnection auctions.

The Group accounts for sales when:

•	there is a proven contractual relationship;
•	delivery has taken place (or the service has been provided);
•	a quantifiable price has been established or can be determined;
•	and the receivables are likely to be recovered.

Delivery takes place when the risks and benefits associated with ownership are transferred to the buyer.

Energy delivered but not yet measured or billed is calculated based on consumption statistics and selling price estimates.

Sales of goods and revenues on services not completed at the balance sheet date are valued by reference to the stage of completion at that date.

Energy trading operations are recognized net of purchases.

The Group has applied IFRIC 18 retrospectively since January 1, 2010 (note 2.1) . The Group entities (EDF, ERDF, Électricité de Strasbourg, EDF Energy and EDF Demasz) for which IFRIC 18 causes a change of accounting method (sales revenues are no longer deferred) transferred their existing deferred income to equity at that date. They also recognize connection income received since January 1, 2010 directly in revenues for the year. In view of the nature of the services corresponding to these contributions and the tariff structure, RTE EDF Transport continues to defer connection income. Financial contributions received from customers upon connection to the electricity transmission network are treated as deferred income and transferred to revenues over a period that depends on the lifetime of the assets the contributions helped to finance.

1.3.8 Income taxes

Income taxes include the current tax expense (income) and the deferred tax expense (income), calculated under the tax legislation in force in the countries where earnings are taxable.

Current and deferred taxes are recorded in the income statement, or in equity if they concern items directly allocated to equity.

The current tax expense (income) is the estimated amount of tax due on the taxable income for the period, calculated using the tax rates adopted at the year-end.

Deferred taxes result from temporary differences between the book value of assets and liabilities and their tax basis. No deferred taxes are recognized for temporary differences generated by:

•	goodwill which is not tax deductible;
•	the initial recognition of an asset or liability in a transaction which is not a business combination and does not affect the accounting profit or taxable profit (tax loss) at the transaction date;
•

investments in subsidiaries, joint ventures and associates, when the Group controls the timing of reversal of the temporary differences, and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets and liabilities are valued at the expected tax rate for the period in which the asset will be realized or the liability settled, based on tax rates adopted at the year-end. If the tax rate changes, deferred taxes are adjusted to the new rate and the adjustment is recorded in the income statement, unless it relates to an underlying for which changes in value are recorded in equity, for example hedging instruments and available-for-sale financial assets.

Deferred taxes are reviewed at each closing date, to take into account changes in tax legislation and the prospects for recovery of deductible temporary differences. Deferred tax assets are only recognized when it is probable that the Group will have sufficient taxable profit to utilize the benefit of the asset in the foreseeable future, or beyond that horizon, if there are deferred tax liabilities with the same maturity.

1.3.9 Earnings per share and diluted earnings per share

Earnings per share is calculated by dividing the Group’s share of net income by the weighted average number of shares outstanding over the period. This weighted average number of shares outstanding is the number of ordinary shares at the start of the year, adjusted by the number of shares redeemed or issued during the year.

This number, and the earnings per share, is adjusted whenever necessary to reflect the impact of translation or exercise of dilutive potential shares (options, subscription warrants and convertible bonds issued, etc.).

1.3.10 Business combinations

Business combinations that took place prior to January 1, 2010 are recorded under the accounting principles used for the 2009 financial statements, i.e. the purchase method defined in the former version of IFRS 3.

Since January 1, 2010, the Group has applied revised IFRS 3, and business combinations since that date are therefore valued and recorded under the new purchase method.

At the date of acquisition, the identifiable assets and liabilities transferred, measured at fair value, and any non-controlling interests in the company acquired (minority interests) are recorded separately from goodwill on the operation.

Non-controlling interests may now be valued either at fair value (total goodwill method) or their share in the fair value of the net assets of the acquired company (partial goodwill method). The choice is made individually for each transaction.

Any acquisition or disposal of an investment that does not affect control and takes place after the business combination is considered as an equity transaction and must be recorded directly in equity in application of amended IAS 27.

If additional interests in an associate are acquired without resulting in acquisition of control, the value of previously acquired assets and liabilities is unchanged in the consolidated accounts.

If control is acquired in stages, the cost of the business combination includes the fair value, at the date control is acquired, of the purchaser’s previously-held interest in the company controlled.

Revised IFRS 3 does not apply to common control transactions, i.e. business combinations where all parties involved in the combination are ultimately controlled by a single party or group of parties. Such transactions in the Group are examined on a case-by-case basis to determine the appropriate accounting treatment.

Related costs directly attributable to acquisition are treated as expenses for the periods in which they were incurred, except for issuance costs for debt securities or equity instruments, which must be recorded in compliance with IAS 32 and IAS 39.

1.3.11 Goodwill and other intangible assets

1.3.11.1 Goodwill

1.3.11.1.1 Determination of goodwill

Goodwill corresponds to the difference between the cost of a business combination and the Group’s share in the fair value of the identifiable assets, liabilities and contingent liabilities of the company acquired on the date control is transferred. When the difference is negative, it is immediately included in the income statement.

The fair values of assets and liabilities and the resulting goodwill are finalized within 12 months of the acquisition.

1.3.11.1.2 Measurement and presentation of goodwill

Goodwill on acquisition of subsidiaries or joint ventures is disclosed separately in the balance sheet. Impairment on this goodwill is reported under the heading “Impairment”, in the income statement.

Goodwill on acquisition of associates is included in the investment’s net book value. Impairment on this goodwill is included under the heading “Share in income of associates”.

Goodwill is not amortized, but impairment tests are carried out as soon as there is an indication of possible loss of value, and at least annually, as described in note 1.3.16.

After initial recognition, goodwill is carried at cost less any impairment recognized.

1.3.11.2 Other intangible assets

1.3.11.2.1 Research and development expenses

Research expenses are recognized as expenses in the financial period incurred.

Development expenses are recognized as an intangible asset if the Group can demonstrate:

•	the technical feasibility of making the intangible asset ready for commissioning or sale;
•	its intention to complete the intangible asset and use or sell it;
•	its ability to use or sell the intangible asset;
•	how the intangible asset will generate likely future economic benefits;
•	the availability of the appropriate resources (technical, financial or other) to complete development and use or sell the intangible asset;
•	its ability to provide a reliable estimate of expenses attributable to the intangible asset during its development.

1.3.11.2.2 Other self-produced or purchased intangible assets

Other intangible assets mainly comprise:

•	software and brands, which are amortized on a straight-line basis over their useful life;
•	operating or usage rights for power plants, which are amortized on a straight-line basis over the useful life of the underlying asset;
•	rights or licenses relating to hydrocarbon concessions, which are amortized under the unit of production (UOP) method;
•	intangible assets related to environmental regulations (greenhouse gas emission rights and renewable energy certificates acquired for a consideration – see note 1.3.29);
•	the positive value of energy purchase/sale contracts stated at fair value as part of a business combination governed by IFRS 3: this value is amortized as the contractual deliveries take place.

1.3.12 Hydrocarbon prospecting, exploration and generation

The Group applies IFRS 6, “Exploration for and Evaluation of Mineral Resources”.

Exploration costs and costs incurred in connection with geological surveys, exploratory testing, geological and geophysical mapping and exploratory drilling are recognized as intangible assets and fully amortized in the year they are incurred.

Development costs related to commercially viable mineral wells and production costs incurred to build facilities to extract and store hydrocarbons are recognized as “Property plant and equipment used in generation and other tangible assets owned by the Group” or “Property, plant and equipment operated under concessions for other activities” as appropriate.

They are amortized under the UOP (“Unit Of Production”) method.

1.3.13 Concession assets, generation assets and other property, plant and equipment

The Group’s property, plant and equipment are reported under three balance sheet headings, as appropriate to the business and contractual circumstances of their use:

•	property, plant and equipment operated under French public electricity distribution concessions;
•	property, plant and equipment operated under concessions for other activities;
•	property, plant and equipment used in generation and other tangible assets owned by the Group.

1.3.13.1 Initial measurement

Property, plant and equipment are recorded at acquisition or production cost.

The cost of facilities developed in-house includes all labor and materials costs, and all other production costs attributable to the construction cost of the asset.

The Group capitalizes safety expenses incurred as a result of legal and regulatory obligations sanctioning non-compliance by an administrative ban from operation.

The cost of property, plant and equipment also includes decommissioning costs for generation plants, and last core costs for nuclear facilities. These assets are associated with the provisions recorded to cover these obligations. At the date of commissioning, they are measured and recorded in the same way as the corresponding provision (see note 1.3.23) . The following components are thus included in the balance sheet value of property, plant and equipment:

•	the discounted cost of decommissioning the facilities;
•

for nuclear facilities, the discounted cost of last core nuclear fuel, including depreciation of residual reactor fuel that will not be fully irradiated when production shuts down, the cost of nuclear fuel processing and the cost of removing and storing waste from these operations.

Strategic safety spare parts for nuclear facilities are treated as property, plant and equipment, and depreciated with the useful life of the facilities to which they are assigned.

When a part of an asset has a different useful life from the overall asset’s useful life, it is identified as an asset component. This mainly concerns the costs of scheduled major services, which are amortized over a period corresponding to the time elapsing between two services.

Borrowing costs attributable to the financing of an asset, incurred during the construction period, are included in the value of the asset provided it is a “qualifying asset” as defined by IAS 23.

1.3.13.2 Depreciation

Property, plant and equipment are depreciated on a straight-line basis over their useful life, defined as the period during which the Group expects to draw future economic benefits from their use.

Depending on each country’s specific regulations and contractual arrangements, useful lives for the main facilities are as follows:

• Hydroelectric dams:	75 years
• Electromechanical equipment used in hydropower plants:	50 years
• Fossil-fired plants:	30 to 45 years
• Nuclear power plants:	40 to 60 years
• Transmission and distribution installations (lines, substations):	20 to 45 years
• Windfarm and photovoltaic facilities	20 to 25 years

1.3.14 Concession agreements

1.3.14.1 Accounting treatment

The EDF group records public/private agreements in compliance with standards and interpretations IAS 16, IAS 17, IAS 18, IAS 37, IFRS 6 and IFRIC 4 as appropriate to the specific features of those agreements.

IFRIC 12, “Service concession arrangements” was adopted by the European Union on March 25, 2009 and has been applied by the EDF group since January 1, 2010. This interpretation has a limited impact on the consolidated balance sheet and income statement in view of the features of the Group’s concession agreements.

For most of its concessions, the Group considers that in substance the grantors do not have the characteristic features of control over infrastructures as defined in IFRIC 12.

1.3.14.2 French concessions

In France, the Group is the operator for three types of public service concessions:

•	public electricity distribution concessions in which the grantors are local authorities (municipalities or syndicated municipalities);
•	hydropower concessions with the State as grantor;
•	the public transmission network operated under concession from the State.

1.3.14.2.1 Public electricity distribution concessions

General background

Since the enactment of the French Law of April 8, 1946, EDF has by law been the sole operator for the main public distribution concessions in France.

The accounting treatment of concessions is based on the concession agreements, with particular reference to their special clauses. It takes into consideration the possibility that EDF may one day lose its status as the sole authorized State concession operator.

These contracts cover terms of between 20 and 30 years, and generally use standard concession rules deriving from the 1992 Framework Contract negotiated with the National Federation of Licensing Authorities (Fédération Nationale des Collectivités Concédantes et Régies – FNCCR) and approved by the public authorities.

Recognition of assets as property, plant and equipment operated under French public electricity distribution concessions

All assets used by EDF in public electricity distribution concessions in France, whether they are owned by the grantor or the operator, are reported together under a specific line in the balance sheet assets at acquisition cost or their estimated value at the transfer date when supplied by the grantor.

1.3.14.2.2 Hydropower concessions

Hydropower concessions in France follow standard rules approved by decree. Assets attributed to the hydropower concessions comprise hydropower generation equipment (dams, pipes, turbines, etc.) and, in the case of recently-renewed concessions, electricity generation and switching facilities.

Assets used in these concessions are recorded under “Property, plant and equipment operated under concessions for other activities” at acquisition cost. As a result of changes in the regulations following removal of the outgoing operator’s preferential right when a concession is renewed, the Group has shortened the depreciation periods used for certain assets.

1.3.14.2.3 French public transmission concession

The assets operated under this concession belong by law to RTE EDF Transport. At December 31, 2009, they were recorded under “Property, plant and equipment operated under concessions for other activities”. Following a change in the consolidation method for RTE EDF Transport, which is accounted for under the equity method from December 31, 2010, these assets are now included in RTE EDF Transport’s equity value in the consolidated balance sheet for 2010.

1.3.14.3 Foreign concessions

Foreign concessions are governed by a range of contracts and national laws. Most assets operated under foreign concessions are recorded under “Property, plant and equipment operated under concessions for other activities”. In 2010, following the sale of the UK distribution networks and the ongoing sale of EnBW, foreign concessions chiefly concern Edison in Italy, which operates hydrocarbon generation sites, gas storage sites, local gas distribution networks and hydropower generating plants under concessions. It owns all the assets except for some items of property, plant and equipment on the hydropower generation sites, such as pipes, which are transferable for nil consideration upon expiry of the concession. In compliance with IFRIC 12, certain concession agreements are recorded as intangible assets (see note 2).

Hydropower generation assets which will be returned for nil consideration at the end of the concession are depreciated over the duration of the concession. Hydrocarbon generation sites are recorded in compliance with the rules applicable to the sector (see note 1.3.12) .

1.3.15 Leases

In the course of its business the Group uses assets made available to it, or makes assets available to lessees, under lease contracts. These contracts are analyzed in the light of the situations described and indicators supplied in IAS 17 in order to determine whether they are finance leases or operating leases.

1.3.15.1 Finance leases

Contracts that effectively transfer virtually all risks and benefits inherent to ownership of the leased item are classified as finance leases. The main criteria examined in determining whether virtually all the risks and benefits are transferred by an agreement are the following:

•	the ratio of the duration of the lease to the leased assets’ useful life;
•	total discounted future payments as a ratio of the fair value of the financed asset;
•	whether ownership is transferred at the end of the lease;
•	whether the purchase option is attractive;
•	the features specific to the leased asset.

Assets used under finance leases are derecognized from the lessor’s balance sheet and included in the relevant category of property, plant and equipment in the lessee’s accounts. Such assets are depreciated over their useful life, or the term of the lease contract when this is shorter.

A corresponding financial liability is booked by the lessee, and a financial receivable by the lessor.

If the Group performs a sale and leaseback operation resulting in a finance lease agreement, this is recognized in accordance with the principles described above. If the transfer price is higher than the asset’s book value, the surplus is deferred and recognized as income progressively over the term of the lease.

1.3.15.2 Operating leases

Lease agreements that do not qualify as finance leases are classified and recognized as operating leases.

Payments made (received) in application of these agreements are included in expenses (products) in the income statement.

1.3.15.3 Arrangements containing a lease

In compliance with interpretation IFRIC 4, the Group identifies agreements that convey the right to use an asset or group of specific assets to the purchaser although they do not have the legal form of a lease contract, as the purchaser in the arrangement benefits from a substantial share of the asset’s production and payment is not dependent on production or market price.

Such arrangements are treated as leases, and analyzed with reference to IAS 17 for classification as either finance or operating leases.

1.3.16 Impairment of goodwill, intangible assets and property, plant and equipment

At the year-end and at each interim reporting date, the Group assesses whether there is any indication that any goodwill or asset could have been significantly impaired. If so, an impairment test is carried out as follows:

•

the Group measures any long-term asset impairment by comparing the carrying value of these assets and goodwill, classified into cash-generating units where necessary, and their recoverable amount. Cash-generating units (CGU) are groups of homogeneous assets that generate identifiable cash flows benefiting from synergies resulting from the acquisition. The Group’s cash-generating units comprise either subgroups or legal entities, broken down where necessary by activity (generation and supply, distribution, transmission, other).

The recoverable value of these units is the higher of fair value net of disposal costs, and value in use. Value in use is determined with reference to discounted future net cash flows based on medium-term financial projections. When this recoverable value is lower than the carrying amount in the balance sheet, an amount equal to the difference is booked under the heading “Impairment”. The loss is allocated first to goodwill, and any surplus to the other assets of the cash-generating unit concerned;

•

the discount rates used for these purposes are based on the weighted average cost of capital for each asset or group of assets concerned, determined by economic and geographical area and by business segment where appropriate. The pre-tax discount rate is calculated using an iterative process based on after-tax rates;

•	future cash flows are based on medium-term plan projections over three years and assumptions validated by the Group. Variables that can significantly affect the calculations are:
–	changes in tariff regulations and market prices,
–	changes in interest rates and market risk premiums,
–	market price levels and market share on supplies, and the level of investment,
–	the useful lives of facilities, and the plan for concession renewal,
–	the growth rates used beyond the medium-term plans and the terminal values taken into consideration;
•	the fair value net of disposal costs is measured on the basis of multiples observed for the most recent transactions in the relevant sector.

Impairment of goodwill is irreversible.

1.3.17 Financial assets and liabilities

Financial assets include available-for-sale assets (non-consolidated investments, investment securities and some dedicated assets), loans and receivables at amortized cost, including trade receivables, and the positive fair value of financial derivatives.

Available-for-sale securities allocated to dedicated assets are presented in note 46.

Financial liabilities comprise financial borrowings and debts, trade payables, bank credit and the negative fair value of financial derivatives.

Financial assets and liabilities are recorded in the balance sheet as current if they mature within one year and non-current if they mature after one year, apart from derivatives held for trading, which are all classified as current.

Operating debts and receivables, and cash and cash equivalents, are governed by IAS 39 and reported separately in the balance sheet.

1.3.17.1 Classification and valuation methods for financial assets and liabilities

Financial instruments are classified as follows under IFRS 7:

•	financial assets and liabilities carried at fair value with changes in fair value included in income;
•	held-to-maturity financial assets;
•	loans and financial receivables;
•	available-for-sale financial assets;
•	trade receivables;
•	cash and cash equivalents;
•	financial debts and operating debts;
•	financial derivatives.

Financial instruments stated at fair value are classified in the following categories:

•	level 1 (quoted prices): financial instruments listed on an active market;
•	level 2 (observable data): financial instruments valued using valuation techniques based on observable parameters;
•	level 3 (internal model): financial instruments valued using valuation techniques based wholly or partly on non-observable parameters.

1.3.17.1.1 Financial assets and liabilities carried at fair value with changes in fair value included in income

Financial assets carried at fair value with changes in fair value included in the income statement are classified as such at the inception of the operation. This applies to:

•	assets acquired from the outset with the intention of resale in the short term;
•	or derivatives not classified as hedges (derivatives held for trading);
•	or assets the Group has elected to include in this category under the option allowed by IAS 39.

These assets are recorded at the transaction date, at acquisition cost including purchasing expenses. At each subsequent reporting date they are measured at fair value, based on quoted prices available from external sources for listed instruments, or using recognized valuation techniques such as the discounted cash flow method or reference to external sources for other instruments.

Changes in fair value other than those concerning commodity contracts are recorded in the income statement under the heading “Other financial income and expenses”.

Dividends and interest received on assets stated at fair value are recorded in the income statement under “Other financial income”.

Changes in the fair value of other trading commodity contracts are recorded in the income statement under the heading “Sales”.

Changes in the fair value of other commodity contracts that qualify as derivatives are reported separately on a specific line of the income statement entitled “Net changes in fair value on Energy and Commodity derivatives, excluding trading activities” below the Operating profit before depreciation and amortization.

Regarding the fair value option, the Group classifies an asset or liability as “at fair value through profit or loss” in the three following circumstances:

•	when using fair value eliminates or significantly reduces an inconsistency in the measurement of assets and liabilities (“accounting mismatch”);
•	when the performance of a group of financial assets or financial liabilities is managed on a fair value basis, in accordance with documented strategies and the management reporting system;
•	if a contract contains one or more embedded derivatives, then the hybrid instrument may be valued under the fair value option, unless:
–	the embedded derivative does not substantially affect the cash flows of the contract,
–	the analysis of the host contract and the embedded derivative does not lead to separate measurement of the embedded derivative.

1.3.17.1.2 Held-to-maturity financial assets

This category covers fixed-term investments which the Group acquires with the intent and ability to hold to maturity. They are recorded at amortized cost at the transaction date. Interest is calculated at the effective interest rate and recorded in the income statement under the heading “Other financial income and expenses”.

1.3.17.1.3 Loans and financial receivables

Loans and financial receivables are valued and recorded at the transaction date, at amortized cost less any impairment.

Interest is calculated at the effective interest rate and recorded in the income statement under the heading “Other financial income and expenses”.

1.3.17.1.4 Available-for-sale financial assets

Available-for-sale financial assets comprise non-consolidated investments, some dedicated assets, reserved funds and investment securities.

Available-for-sale financial assets are recorded at acquisition cost at the transaction date, and adjusted to fair value at the reporting date.

Fair value measurement is based on quoted prices and market data available from external sources for instruments listed on an active market, and on the discounted cash flow method for other financial instruments. When a fair value cannot be reliably estimated by other accepted valuation methods such as discounting future cash flows, these instruments are valued at acquisition cost less any accumulated impairment.

Unrealized gains or losses on these assets are recorded in equity, unless there is evidence of a realized loss, in which case impairment is recognized in the income statement (see note 1.3.17.2.2) .

For available-for-sale financial assets represented by debt securities, interest is calculated at the effective interest rate and credited to the income statement under the heading “Other financial income and expenses”.

1.3.17.1.5 Financial debts and operating debts

Financial debts are recorded at amortized cost, with separate reporting of embedded derivatives where applicable. Interest is calculated at the effective interest rate and recorded under the heading “Cost of gross financial indebtedness” over the duration of the financial debt. The fair value of the debt is calculated by discounting future cash flows at market rates.

1.3.17.1.6 Derivatives

Scope

The scope of derivatives applied by the Group corresponds to the principles set out in IAS 39.

In particular, forward purchases and sales for physical delivery of energy or commodities are considered to fall outside the scope of application of IAS 39 when the contract concerned is considered to have been entered into as part of the Group’s normal business activity. This is demonstrated to be the case when all the following conditions are fulfilled:

•	a physical delivery takes place under all such contracts;
•	the volumes purchased or sold under the contracts correspond to the Group’s operating requirements;
•

the contracts cannot be considered as options as defined by the standard. In the specific case of electricity sale contracts, the contract is equivalent to a firm forward sale or can be considered as a capacity sale.

The Group thus considers that transactions negotiated with a view to balancing the volumes between electricity purchase and sale commitments are part of its business as an integrated electricity company, and do not therefore come under the scope of IAS 39.

In compliance with IAS 39, the Group analyses all its contracts, of both a financial and non-financial nature, to identify the existence of any “embedded” derivatives. Any component of a contract that affects the cash flows of that contract in the same way as a stand-alone derivative corresponds to the definition of an embedded derivative.

If they meet the conditions set out by IAS 39, embedded derivatives are accounted for separately from the host contract at inception date.

Measurement and recognition

Derivatives are initially recorded at fair value, based on quoted prices and market data available from external sources. If no quoted prices are available, the Group may refer to recent comparable transactions or if no such transactions exist base its valuation on internal models that are recognized by market participants, giving priority to information directly derived from observable data, such as over-the-counter listings.

Changes in the fair value of these derivatives are recorded in the income statement, unless they are classified as hedges for a cash flow or net investment. Changes in the fair value of such hedging instruments are recorded directly in equity, excluding the ineffective portion of the hedge.

In the specific case of financial instruments entered into as part of EDF Trading’s business, realized and unrealized gains and losses are reported net under the heading “Sales”.

Financial instruments classified as hedges

The EDF group uses derivative instruments to hedge its foreign exchange and interest rate risks, as well as risks related to certain commodity contracts.

The Group applies the criteria defined by IAS 39 in classifying derivatives as hedges:

•

the instrument must hedge changes in fair value or cash flows attributable to the risk hedged, and the effectiveness of the hedge (i.e. the degree to which changes in the value of the hedging instrument offset changes in the value of the hedged item or future transaction) must be between 80% and 125%;

•	in the case of cash flow hedges, the future transaction being hedged must be highly probable;
•	reliable measurement of the effectiveness of the hedge must be possible;
•	the hedge must be supported by appropriate documentation from its inception.

The hedging relationship ends when:

•	a derivative instrument ceases to be an effective hedging instrument;
•	a derivative instrument expires, or is sold, terminated or exercised;
•	the hedged item expires, is sold or redeemed;
•	a future transaction ceases to be considered as highly probable.

Only derivative instruments external to the Group qualify for hedge accounting, and gains or losses on internal derivatives are eliminated in the consolidated financial statements. However, in a cash flow hedging relationship initiated via derivatives internal to the Group, hedge accounting is applied if it can be demonstrated that the internal derivatives are matched with similar transactions external to the Group.

The Group uses the following categories for hedges:

(A) Fair value hedges

These instruments hedge the exposure to changes in the fair value of an asset or liability recorded in the balance sheet, or a firm commitment to purchase or sell an asset. Changes in the fair value of the hedged item attributable to the hedged component of that item are recorded in the income statement and offset by corresponding variations in the fair value of the hedging instrument. Only the ineffective portion of the hedge has an impact on income.

(B) Cash flow hedges

These instruments hedge highly probable future transactions: the variability in cash flows generated by the hedged transaction is offset by changes in the value of the hedging instrument.

The effective portion of accumulated changes in the hedge’s fair value is recorded in equity, and the ineffective portion (i.e. changes in the fair value of the hedging instrument in excess of changes in the fair value of the hedged item) is recorded in the income statement.

When the hedged cash flows materialize, the amounts previously recognized in equity are transferred to the income statement in the same way as for the hedged item.

(C) Hedges of a net investment

These instruments hedge exposure to the foreign exchange risk related to a net investment in a foreign entity. The effective portion of accumulated changes in the hedge’s fair value is recorded in equity until disposal of the net investment, when it is included in the gain or loss on disposal. The ineffective portion (defined in the same way as for cash flow hedges) is recorded directly in the income statement.

The Group records the change in fair value resulting from the interest rate effect of derivatives hedging a net investment in a foreign operation in equity in the same way as the change in value resulting from foreign exchange differences.

1.3.17.2 Impairment of financial assets

At the year-end and at each interim reporting date, the Group assesses whether there is any objective evidence that an asset could have been significantly impaired. If so, the Group estimates the asset’s recoverable value and records any necessary impairment as appropriate for the category of asset concerned.

1.3.17.2.1 Financial assets recorded at amortized cost

Impairment is equal to the difference between the asset’s net book value and the discounted value of expected future cash flows, using the original effective interest rate of the financial instrument. The impairment is included in the income statement under the heading “Other financial income and expenses”. If the impairment loss decreases in a subsequent period, the amount of the decrease is reversed and transferred to the income statement.

1.3.17.2.2 Available-for-sale financial assets

If there is a substantial, long-term decline in the fair value of available-for-sale assets, the unrealized loss is reclassified from equity to income. For debt instruments, impairment is only recorded in income when there is an indication of impairment associated with the counterparty. If the fair value of an available-for-sale financial asset rises in a subsequent period, the increase in value is included in equity for equity instruments, and leads to a reversal from the impairment previously recorded for debt instruments.

Different criteria for impairment apply to different types of available-for-sale financial assets.

For available-for-sale financial assets (other than dedicated assets) held by controlled companies, the Group generally takes a 3-year period as the basis for assessment of long-term impairment, and a 50% decline from historic cost as indication of significant impairment.

For available-for-sale financial assets held as part of EDF’s dedicated assets, the Group takes a 5-year period as the basis for assessment of a long-term loss of value, and a 40% decline from historic portfolio value as indication of significant impairment. The criteria are different in this case because the specific features of dedicated assets are taken into consideration: the legal and regulatory obligations associated with these funds, the timing of the payments they are to finance, and long-term management of the funds.

1.3.17.3 Derecognition of financial assets and liabilities

Derecognition is applied for all or part of:

•	a financial asset, when the contractual rights making up the asset expire, or the Group substantially transfers most of the significant risks associated with ownership of the asset;
•

a financial liability, when the liability is extinguished due to cancellation or expiry of the obligation. When a debt is renegotiated with a lender giving rise to substantially different terms, a new liability is recognized.

1.3.17.4 Securitization operations

When it can be demonstrated that the Group does not control the investment funds resulting from securitization operations, these are excluded from the scope of consolidation. Otherwise, an entry corresponding to the cash inflow is recorded under the heading “Other liabilities”.

1.3.18 Inventories and work-in-progress

Inventories are recognized at the lower of acquisition cost or net realizable value, except for inventories resulting from trading activities, which are carried at market value. The cost of inventories is determined by the weighted average unit cost method.

Cost includes all direct material costs, labor costs, and a share of indirect production costs.

1.3.18.1 Nuclear fuel and materials

Inventory accounts include:

•	nuclear materials, whatever their form during the fuel production cycle;
•	fuel components in the warehouse or in the reactor.

The stated value of nuclear fuel and materials and work-in-progress is determined based on direct processing costs including materials, labor and subcontracted services (e.g. fluoration, enrichment, production, etc.).

In accordance with regulatory obligations, inventories of fuel components (new or not entirely consumed) may also comprise expenses for spent fuel management and long-term radioactive waste management, with corresponding provisions or debts in the liabilities, or full and final payments made when the fuel is loaded.

Interest expenses incurred in financing inventories of nuclear fuels are charged to expenses for the period.

Nuclear fuel consumption is determined as a proportion of the expected output when the fuel is loaded in the reactor. These quantities are valued at weighted average cost of inventories. Inventories are periodically corrected in view of forecast burnt quantities based on neutronic measurements and physical inventories.

1.3.18.2 Consumables, materials and spare parts

Inventories are valued at weighted average cost including direct and indirect purchasing costs.

Provisions concerning spare parts supplied under a maintenance program are based on the turnover of these parts and the useful lives of generation units.

Renewable energy certificates are also included in other inventories (see note 1.3.29.2)

1.3.19 Trade receivables

On initial recognition, trade receivables are stated at the fair value of the consideration received or to be received. Impairment is recorded when their carrying amount, based on the probability of recovery assessed according to the type of receivable, is less than their book value. Depending on the nature of the receivable, the risk associated with doubtful receivables is assessed individually or by experience-based statistical methods.

Trade receivables also include revenue based on an estimate of power already delivered but not yet measured or billed. Impairment is booked to cover the potential risk of subsequent non-recovery.

1.3.20 Cash and cash equivalents

Cash and cash equivalents comprise very liquid assets and very short-term investments, usually maturing within three months or less of the acquisition date, and with negligible risk of fluctuation in value.

Securities held short-term and classified as “cash equivalents” are recorded at fair value, with changes in fair value included in the heading “Financial income on cash and cash equivalents”.

1.3.21 Equity

1.3.21.1 Restatement to fair value of financial instruments

The impact of restatement to fair value of financial instruments results from the adjustment to fair value of available-for-sale financial assets and certain hedging instruments.

1.3.21.2 Share issue expenses

Share issue expenses correspond exclusively to external costs expressly related to the capital increase. They are charged against the issue premium at their net-of-tax value.

Other expenses are classified as expenses of the period.

1.3.22 Treasury shares

Treasury shares are shares issued by the consolidating company and held either by that company or by other entities in the consolidated group. They are valued at acquisition cost and deducted from equity until the date of disposal. Income or losses on disposals of treasury shares are directly included in equity and do not affect net income.

1.3.23 Provisions other than employee benefit provisions

The Group recognizes provisions if the following three conditions are met:

•	the Group has a present obligation (legal or constructive) towards a third party that arises from an event prior to the closing date;
•	it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation;
•	the obligation amount can be estimated reliably.

In extremely rare cases when disclosing information could cause serious prejudice to the Group, description of a specific obligation, risk or litigation covered by a provision may be excluded from the notes to the financial statements.

Provisions are determined based on the Group’s estimate of the expected cost necessary to settle the obligation. Estimates are based on management data from the information system, assumptions adopted by the Group, and if necessary experience of similar transactions, or in some cases based on independent expert reports or contractor quotes. The various assumptions are reviewed for each closing of the accounts.

If it is anticipated that all or part of the expenses covered by a provision will be reimbursed, the reimbursement is recognized under receivables if and only if the Group is virtually certain of receiving it.

It may occasionally happen that a provision cannot be booked due to lack of a reliable estimate. In such cases, the obligation is mentioned in the notes as a contingent liability, unless there is little likelihood of an outflow of resources.

Provisions mainly cover the following:

•

back-end nuclear cycle expenses: provisions for spent fuel management and long-term radioactive waste management are established in accordance with the obligations specific to each country, and any final contributions made;

•	costs for decommissioning power plants and losses relating to fuel in the reactor when the reactor is shut down (provision for last cores);
•	future losses relating to multi-year agreements for the purchase and sale of energy:
–	losses on energy purchase agreements are measured by comparing the acquisition cost under the contractual terms with the forecast market price for electricity,
–	losses on energy sale agreements are measured by comparing the estimated income under the contractual terms with the cost of generating the energy to be supplied.

Provisions to cover back-end nuclear cycle expenses, expenses related to the decommissioning of power plants and last cores, and future losses relating to multi-year energy purchase and sale agreements are estimated according to future discounted outflows using rates that represent the best estimate of a long-term yield on bond markets.

The rate of inflation and the discount rate are based on the economic parameters of the country where the economic entity is located.

The discount effect generated at each closing to reflect the passage of time is recorded under “Discount expense” in financial expenses.

A change in provisions resulting from a change in discount rates, a change in the disbursement schedule or a change in contractor’s estimate are recorded:

•	as a change in the corresponding assets if the provision was initially covered by balance sheet assets;
•	in the income statement in all other cases.

1.3.24 Provisions for employee benefits

The Group grants its employees post-employment benefits (pension plans, retirement indemnities, etc.) and other long-term benefits (e.g. long-service awards) in compliance with the specific laws and measures in force in each country where it does business.

1.3.24.1 Calculation and recognition of employee benefits

Obligations under defined-benefit plans are calculated by the projected unit credit method, which determines the present value of entitlements earned by employees at year-end to pensions, post-employment benefits and long-term benefits, taking into consideration each country’s specific economic conditions and expected wage increases.

In calculating pensions and other post-employment benefit obligations, this method takes the following factors into consideration:

•

career-end salary levels, with reference to employee seniority, projected salary levels at the time of retirement based on the expected effects of career advancement, and estimated trends in pension levels;

•	retirement age, determined on the basis of relevant factors (such as years of service and number of children);
•	forecast numbers of pensioners, determined based on employee turnover rates and mortality data available in each country;
•	reversion pensions, taking into account both the life expectancy of the employee and his/her spouse and the marriage rate observed for the population of employees in the electricity and gas sector;
•

a discount rate that depends on the geographical zone and the duration of the obligations; in compliance with IAS 19, this rate is determined as the market yield on high-quality corporate bonds or the year-end rate on government bonds with a similar duration to EDF’s commitments.

The provision takes into account the value of the fund assets that cover the pension obligations, which are deducted from the value of the obligation as determined above.

Any actuarial gains or losses on pensions and post-employment benefit obligations in excess of 10% (the “corridor”) of the obligations or fund assets, whichever is the higher, are recognized in the income statement progressively over the average residual working life of the company’s employees.

Provisions for other long-term benefits directly include actuarial variances, mainly caused by changes in discount rates, and the past service cost, without application of the “corridor” rule.

The expense booked for employee benefit obligations includes:

•	the cost of additional vested benefits, and the financial discount cost of existing benefits;
•	the income corresponding to the expected return on fund assets;
•	the income or expenses resulting from amortization of actuarial gains or losses;
•	the income or expenses related to changes in the benefit systems or introduction of new systems.

1.3.24.2 Pension and post-employment benefit obligations

When they retire, Group employees benefit from pensions determined under local rules. They may also be entitled to benefits directly paid by the companies, and additional benefits prescribed by the relevant regulations.

French and foreign subsidiaries not covered by the special IEG system

Pension obligations principally relate to British, US and Italian companies and are mostly covered by defined-benefit plans.

French subsidiaries covered by the IEG system

Subsidiaries belonging to the specific IEG (electricity and gas) sector system, namely EDF, ERDF, RTE EDF Transport, Électricité de Strasbourg and certain subsidiaries of the Tiru subgroup, are Group companies where almost all employees benefit from the IEG statutes, including the special pension system and other statutory benefits.

Following the financing reform for the special IEG pension system that took place in 2004 with effect from January 1, 2005, provisions recorded for the special pension system correspond to the specific benefits of employees, i.e. benefits not covered by the standard benefit systems.

The provision for pensions thus covers:

•	specific benefits of employees in the deregulated or competitive activities;
•

specific benefits earned by employees from January 1, 2005 for the regulated activities (transmission and distribution) (past benefits are financed by the CTA levy (Contribution Tarifaire d’Acheminement));

•	specific benefits of employees benefiting from early retirement before the standard legal retirement age.

The valuation also includes CNIEG management expenses payable by EDF for the administration and payment of retired employees’ pensions by the CNIEG.

In addition to pensions, other benefits are granted to IEG status employees not currently in active service, as detailed below:

•

benefits in kind (electricity/gas): article 28 of the IEG national statutes entitles all employees (active or inactive) to benefits in kind in the form of supplies of electricity or gas at the preferential “Employee price”. EDF’s obligation for supplies of energy to EDF and GDF SUEZ employees corresponds to the probable present value of KWhs supplied to beneficiaries during their retirement, valued on the basis of the unit cost, taking into account the payment received under the energy exchange agreement with GDF SUEZ.

•

retirement gratuities: they are paid upon retirement to employees due to receive the statutory old-age pension, or to their dependents if the employee dies before reaching retirement. These obligations are almost totally covered by an insurance policy.

•

bereavement benefit: it is paid out upon the death of an inactive or handicapped employee, in order to provide financial assistance for the expenses incurred at such a time (Article 26 – § 5 of the National Statutes). It is paid to the deceased’s principal dependants (statutory indemnity equal to two months’ pension) or to a third party that has paid funeral costs (discretionary indemnity equal to the costs incurred).

•

bonus pre-retirement paid leave: all employees eligible to benefit immediately from the statutory old-age pension and aged at least 55 at their retirement date are entitled to 18 days of bonus paid leave during the last twelve months of their employment.

•	other benefits include cost of studies indemnities, additional retirement indemnities and pensions for personnel sent on secondment to subsidiaries not covered by the IEG system.

1.3.24.3 Other long-term benefit obligations

These benefits concern employees currently in service, and are earned according to local regulations, particularly the statutory regulations for the electricity and gas sector for EDF and French subsidiaries covered by the IEG regime. They include:

•

annuities following industrial accident, work-related illness or invalidity; like their counterparts in the general national system, IEG employees are entitled to financial support in the event of industrial accident or work-related illness, and invalidity annuities and benefits. The obligation is measured as the probable present value of future benefits payable to current beneficiaries, including any possible reversions;

•	long-service awards;
•	specific benefits for employees who have been in contact with asbestos.

1.3.25 Share-based payments

Under existing legislation in France, employees of a French group may benefit from attribution of shares. When the State sells some of the capital of a public company, article 11 of the French privatization law of 1986 and article 26 of the law of August 9, 2004 require a share offer to be reserved for current and retired employees of the company. The company being privatized may also set up free share plans.

In the light of IFRS 2, these benefits granted to employees – and former employees – must be treated by the company as personnel expenses in the same way as additional remuneration, and recognized as such with a corresponding adjustment in equity.

Valuation of the benefit granted through a share offer reserved for current and retired employees is based on the difference between the share subscription price and the share price at the grant date, with actuarial valuation of the impact, if any, of the payment terms, the minimum holding period, and the fact that no dividends were received during the vesting period for the free shares.

In the case of free shares, the value of the benefit is based on the share price at the grant date, depending on the number of shares granted and the fact that no dividends were received during the vesting period. The expense is spread over the vesting period.

1.3.26 Special concession liabilities

These liabilities relate to public electricity distribution concessions in France.

These liabilities represent the contractual obligations specific to the concession rules. Since January 1, 2007, they have been recognized in the liabilities as:

•

rights in existing assets: these correspond to the grantor’s right to recover all assets for nil consideration. This right comprises the value in kind of the facilities – the net book value of assets operated under concession – less any as yet unamortized financing provided by the operator;

•	rights in assets to be replaced: these correspond to the operator’s obligation to contribute to the financing of assets due for replacement.
•	These non-financial liabilities comprise:
–	depreciation recorded on the portion of assets financed by the grantor,
–	the provision for renewal, exclusively for assets due for renewal before the end of the concession.

When assets are replaced, the provision and amortization of the grantor’s financing recorded in respect of the replaced item are eliminated and transferred to the rights in existing assets, since they are considered as the grantor’s financing for the new asset. Any excess provision is taken to income.

During the concession, the grantor’s rights in assets to be replaced are thus transferred upon the asset’s renewal to become the grantor’s rights in existing assets, with no outflow of cash to the benefit of the grantor.

In general, the value of special concession liabilities is determined as follows:

•	the grantor’s rights in existing assets, representing the share deemed to be held by the grantor in the concession assets, are valued on the basis of the assets recorded in the balance sheet;
•

the obligations relating to assets to be replaced are valued on the basis of the estimated value of the relevant assets, measured at each year-end taking into consideration wear and tear on the asset at that date:

–

based on the difference between the asset’s replacement value as assessed at year-end and the historical cost for calculation of the provision for renewal. Annual allocations to the provision are based on this difference, less any existing provisions, with the net amount spread over the residual useful life of the assets. Consequently, the expenses recognized for a given item increase over time,

–	based on the share of the asset’s historical cost financed by the grantor, for amortization of the grantor’s financing.

The valuation of these liabilities is subject to uncertainty in terms of cost and disbursement dates, among other factors.

The Group considers that the obligations related to assets to be replaced are to be valued on the basis of the special clauses contained in the concession agreements. Under this approach, these obligations are stated at the value of the contractual obligations as calculated and reported annually in the reports to the grantors.

If no such clauses existed, an alternative approach would be to state contractual obligations at the discounted value of future payments required for replacement of assets operated under concession at the end of their industrial useful life.

For information, the Group reports below the impacts of this alternative approach, i.e. the discounting of the future obligation to contribute to financing of assets to be replaced.

The principal assumptions used in preparing this simulation are as follows:

•

the basis for calculation of the provision for renewal is the estimated replacement value at the end of the asset’s useful life, applying a forecast annual inflation rate of 2%, less the asset’s historical value. This amount is based on the wear and tear on the asset and discounted at a rate of 5%;

•	amortization of the grantor’s financing is also discounted at the rate of 5%.

The following table shows the impacts of this discounting for EDF and ERDF in 2010:

1.3.26.1 Impact on the income statement

(in millions of Euros)	2010
Operating profit	800
Financial result	(590)
Income before taxes	210

1.3.26.2 Impact on the balance sheet – equity

(in millions of Euros and before taxes)	2010
At opening date	2,330
At closing date	2,540

Valuation of concession liabilities under this method is subject to uncertainty in terms of cost and disbursements, and is also sensitive to changes in inflation and discount rates.

1.3.27 Investment subsidies

Investment subsidies received by Group companies are included in liabilities under the heading “Other liabilities” and transferred to income as and when the economic benefits of the corresponding assets are utilized.

1.3.28 Held-for-sale assets and liabilities and discontinued operations

Assets and liabilities held for sale are disclosed separately from other assets and liabilities in the balance sheet. All income from discontinued operations is disclosed in a single net amount after taxes in the income statement. In the cash flow statement, net changes in cash and cash equivalents of discontinued activities are also reported separately on a specific line.

1.3.29 Environment

1.3.29.1 Greenhouse gas emission rights

Since no IFRS specifically addresses the question, the Group has opted for the “net approach” accounting treatment: emissions produced are not recognized unless the entity expects to have an annual shortfall in emission rights. Only purchases and sales of quotas are recognized in the accounts.

The Group thus applies the following principles:

•

purchased emission rights are recorded as intangible assets at acquisition cost; when they have been granted for nil consideration by the relevant State under the National Allocation Plan, they are not shown in the balance sheet (considered to have nil value);

•

when a Group entity’s actual emissions for the year are higher than the rights allocated by the State less completed transactions on the spot or forward markets for rights still held in respect of that year, a provision is recorded to cover the excess emissions. This provision is equivalent to the acquisition cost up to the amount of rights acquired on the spot or forward markets, and based on market prices for the balance. The provision is cancelled when rights are surrendered to the State.

If the number of purchased emission rights recorded as intangible assets at the end of the year and not subject to forward sale is higher than the number of purchased rights that will be surrendered to the State for the year, an impairment test must be applied to the excess. If there is a significant negative differential on the purchased rights held, impairment must be booked, or partly or totally reversed where relevant.

Forward purchases and sales of rights carried out as part of trading activities are recorded in compliance with IAS 39 and stated at fair value at the balance sheet date. Changes in fair value are taken to the income statement.

1.3.29.2 Renewable energy certificates

Electricity produced from renewable energy sources (green energy) is measured in two ways:

•	at the sale price, including costs associated with generation of this electricity (EDF);
•	at the value of renewable energy certificates obtained.

The renewable energy certificate system thus applies to:

•	non-obligated producers (because the obligation concerns energy supply: Poland, EDF EN)
•	obligated producers (because the obligation concerns energy generation, or because they also supply energy and are subject to an energy supply obligation: Edison, Fenice, EDF Energy).

The EDF group applies the following accounting treatments:

•	for non-obligated electricity producers, certificates obtained based on generation output are recorded in «Other inventories» until they are sold on to suppliers;
•

for obligated producers and an entity that both produces and supplies energy and is under an obligation to sell a specified quantity of renewable energy, the Group uses the following accounting treatments for certificates obtained based on generation output:

–	up to the level of the obligation, these certificates are not recognized,
–	certificates in excess of the obligation are recorded in “Other inventories”,
–	in the specific situation when an entity is not in a position to meet its obligation at the year-end, the Group applies the following accounting treatment:
–	certificates acquired for a consideration in order to meet the obligation are recorded in intangible assets at acquisition cost, and
–

a provision is established equivalent to the shortfall in certificates compared to the obligation at the year-end. The value of this provision is based on the acquisition price of certificates already purchased on the spot or forward market, and market prices or penalty prices for the balance. The provision is cancelled when the certificates are surrendered to the State.

Forward purchases/sales of certificates related to trading activities are recorded in accordance with IAS 39, stated at fair value at the balance sheet date. The change in fair value is recorded in the income statement.

1.3.29.3 Energy savings certificates

Expenses incurred to meet an energy savings obligation are recorded as:

•	intangible assets, if the action taken by the entity concerns its own assets and the expenses qualify for recognition as an asset;
•	expenses for the year incurred, if they do not meet the requirements for capitalization or if the action taken is to encourage third parties to make energy savings.

Furthermore, under an energy savings certificates system of the kind introduced by the French law of July 15, 2005:

•	certificates obtained from the State after the action taken are not recognized in the accounts;
•	purchases of energy savings certificate are included in:
–	expenses, if the purchases are made to meet the obligation,
–	intangible assets, if the certificates are purchased for resale and there is no active market.

1.3.29.4 Environmental expenses

Environmental expenses are identifiable expenses incurred to prevent, reduce or repair damage to the environment that has been or may be caused by the Group as a result of its business. These expenses are recorded under three headings:

•	they are capitalized if they are incurred to prevent or reduce future damage or protect resources;
•

they are booked as environmental liabilities and allocations to provisions for environmental risks if they correspond to an obligation that exists at the year-end and it is probable or certain at the reporting date that they will lead to an outflow of resources representing economic benefits;

•

they are recognized as expenses if they are operating expenses for the bodies in charge of environmental concerns, environmental supervision, environmental duties and taxes, processing of liquid and gas effluents and non-radioactive waste, or research unrelated to an investment.

Note 2 - Comparability

The Group has made several changes to its accounting methods in 2010, and application of IFRS 5 as a result of sale of the Group’s investment in EnBW also has an impact on the presentation of the income statement and cash flow statement for 2009.

The effects of these changes on comparability are described below.

2.1 ●● Changes in accounting method and presentation

2.1.1 IFRIC 18 “Transfers of Assets from Customers”

Application of IFRIC 18, “Transfers of Assets from Customers”, has been mandatory since January 1, 2010. This entails a change in accounting methods for EDF, ERDF, Électricité de Strasbourg, EDF Energy and EDF Demasz. For these entities, as of January 1, 2010 connection income is recorded directly in revenues for the period instead of being deferred as previously, and the corresponding existing deferred income has been transferred to equity. For EDF Energy and EDF Demasz, due to the way income is received on regulated assets, immediate recognition in revenues is offset by accelerated depreciation of the connection assets concerned. As valuations and the other information necessary to apply IFRIC 18 to past transfers were available in the Group entities concerned, this interpretation is applied retrospectively and prior period comparative information is therefore presented. The positive impact on EDF’s share of equity is €1,938 million at January 1, 2009 and €1,934 million at December 31, 2009. This impact entirely concerns EDF, ERDF and Électricité de Strasbourg.

2.1.2 IFRIC 12 “Service Concession Arrangements”

IFRIC 12 became compulsory on January 1, 2010.

It applies to certain agreements in the Edison and Dalkia subgroups: the relevant infrastructures are now recognized as intangible assets instead of property, plant and equipment.

As IFRIC 12 has been applied retrospectively, comparative information is presented for the previous year.

Application of this interpretation has no significant impact on equity at January 1, 2009 and December 31, 2009. Net property, plant and equipment were reduced by €124 million at December 31, 2009, with an equivalent increase in intangible assets.

2.1.3 Change in presentation of the net change in fair value on Energy and Commodity derivatives, excluding trading activities

To improve the presentation of operating performance, the Group has changed the income statement presentation of the net changes in fair value measurement of Energy and Commodity derivatives, excluding trading activities.

The items concerned are mostly fair value changes over the period on derivative financial instruments that are used for economic hedging of commodity purchases or sales and do not qualify for hedge accounting as defined in IAS 39. These changes are therefore recorded directly in the income statement.

Starting in 2010, the Group has decided to report these items on a separate line in the income statement under the heading “Net changes in fair value on Energy and Commodity derivatives, excluding trading activities” below “Operating profit before depreciation and amortization”. These impacts were previously recorded in “Sales” and “Fuel and energy purchases”, depending on whether the derivatives were used for economic hedging of sales or energy purchases.

This change in presentation has a negative impact of €(539) million on the operating profit before depreciation and amortization for the year 2009 (€(332) million on sales and €(207) million on fuel and energy purchases). There is no impact on the Group’s consolidated net income or consolidated equity.

2.1.4 Revised IAS 27 “Consolidated and Separate Financial Statements”

Revised IAS 27 amends the provisions of IAS 7, “Statement of cash flows” retrospectively and accordingly comparative prior year information is presented.

All cash flows resulting from changes in the percentage interest in a subsidiary entailing no loss of control are now reported on a specific line “Transactions with non-controlling interests” in the cash flows from financing activities in the consolidated cash flow statements. These cash flows were previously reported in cash flows from investing activities under “Acquisition/disposal of companies, net of cash acquired/transferred”.

2.2 ●● IFRS 5, “Non-current assets held for sale and discontinued operations”

The impacts of application of IFRS 5 on the 2009 financial statements are due to the ongoing sale of the Group’s investment in EnBW.

In application of IFRS 5, the net income of discontinued activities is reported on a separate line in the income statement for the years presented, and the net change in cash of discontinued activities is reported on a separate line in the cash flow statement for the years presented. In the balance sheet, however, the assets and liabilities of discontinued activities have not been restated for 2009.

2.3 ●● Impact on the 2009 consolidated financial statements

2.3.1 Impact on the 2009 income statement

(in millions of Euros)	2009 as published	IFRIC 18 impacts	IFRIC 12 impacts	IAS 39 impacts economic hedging	IFRS 5 impacts	2009 restated
Sales	66,336	195	5	(332)	(7,064)	59,140
Fuel and energy purchases	(26,558)	-	-	(207)	4,175	(22,590)
Other external expenses	(11,231)	-	-	-	1,018	(10,213)
Personnel expenses	(11,452)	-	-	-	744	(10,708)
Taxes other than income taxes	(2,917)	-	-	-	15	(2,902)
Other operating income and expenses	3,288	-	(5)	-	(81)	3,202
Operating profit before depreciation and amortization	17,466	195	-	(539)	(1,193)	15,929
Net changes in fair value on Energy and Commodity
derivatives, excluding trading activities	-	-	-	539	-	539
Net depreciation and amortization	(6,976)	(201)	1	-	380	(6,796)
Net increases of provisions for renewal of property,
plant and equipment operated under concessions	(490)	-	-	-	-	(490)
(Impairment)/reversals	(66)	-	-	-	17	(49)
Other income and expenses	173	-	-	-	-	173
Operating profit	10,107	(6)	1	-	(796)	9,306
Cost of gross financial indebtedness	(2,709)	-	-	-	180	(2,529)
Discount expense	(3,229)	-	-	-	232	(2,997)
Other financial income and expenses	1,413	-	-	-	(91)	1,322
Financial result	(4,525)	-	-	-	321	(4,204)
Income before taxes
of consolidated companies	5,582	(6)	1	-	(475)	5,102
Income taxes	(1,614)	2	-	-	180	(1,432)
Share in income of associates	120	-	-	-	(16)	104
Net income of discontinued operations	-	-	-	-	311	311
GROUP NET INCOME	4,088	(4)	1	-	-	4,085
Attributable to:
Net income of continuing operations	3,905	(4)	1	-	(286)	3,616
Net income of discontinued operations	-	-	-	-	286	286
EDF net income	3,905	(4)	1	-	-	3,902
Net income of continuing operations	183	-	-	-	(25)	158
Net income of discontinued operations	-	-	-	-	25	25
Net income attributable to non-controlling interests	183	-	-	-	-	183

2.3.2 Impact on the balance sheet at December 31, 2009

ASSETS (in millions of Euros)	12/31/2009 as published	IFRIC 18 impacts	IFRIC 12 impacts	12/31/2009 restated
Goodwill	13,526	-	-	13,526
Other intangible assets	5,455	-	124	5,579
Property, plant and equipment operated under
French public electricity distribution concessions	42,451	-	-	42,451
Property, plant and equipment operated under concessions for other activities	28,251	(1,270)	(124)	26,857
Property, plant and equipment used in generation
and other tangible assets owned by the Group	58,734	-	-	58,734
Investments in associates	4,421	-	-	4,421
Non-current financial assets	24,498	-	-	24,498
Deferred tax assets	3,099	(609)	-	2,490
Non-current assets	180,435	(1,879)	-	178,556
Inventories	12,662	-	-	12,662
Trade receivables	19,633	-	-	19,633
Current financial assets	12,450	-	-	12,450
Current tax assets	376	-	-	376
Other receivables	8,111	-	-	8,111
Cash and cash equivalents	6,982	-	-	6,982
Current assets	60,214	-	-	60,214
Assets classified as held for sale	1,265	-	-	1,265
TOTAL ASSETS	241,914	(1,879)	-	240,035

EQUITY AND LIABILITIES (in millions of Euros)	12/31/2009 as published	IFRIC 18 impacts	IFRIC 12 impacts	12/31/2009 restated
Capital	924	-	-	924
EDF net income and consolidated reserves	27,028	1,934	5	28,967
Equity (EDF share)	27,952	1,934	5	29,891
Non-controlling interests	4,773	3	-	4,776
Total equity	32,725	1,937	5	34,667
Provisions for back-end nuclear cycle	17,531	-	-	17,531
Provisions for decommissioning and last cores	20,003	-	-	20,003
Provisions for employee benefits	13,412	-	-	13,412
Other provisions	1,188	-	-	1,188
Non-current provisions	52,134	-	-	52,134
Grantors’ rights in assets operated under French public electricity distribution concessions:
- existing assets	19,667	-	-	19,667
- assets to be replaced	20,217	-	(7)	20,210
Non-current financial liabilities	44,755	-	-	44,755
Other liabilities	5,725	(2,365)	-	3,360
Deferred tax liabilities	7,652	-	2	7,654
Non-current liabilities	150,150	(2,365)	(5)	147,780
Provisions	5,858	-	-	5,858
Trade payables	13,348	-	-	13,348
Current financial liabilities	16,560	-	-	16,560
Current tax liabilities	564	-	-	564
Other liabilities	22,298	(1,451)	-	20,847
Current liabilities	58,628	(1,451)	-	57,177
Liabilities related to assets classified as held for sale	411	-	-	411
TOTAL EQUITY AND LIABILITIES	241,914	(1,879)	-	240,035

2.3.3 Impact on the balance sheet at January 1, 2009

ASSETS (in millions of Euros)	01/01/2009 as published	IFRIC 18 impacts	IFRIC 12 impacts	01/01/2009 restated
Goodwill	6,807	-	-	6,807
Other intangible assets	3,099	-	124	3,223
Property, plant and equipment operated under
French public electricity distribution concessions	41,213	-	-	41,213
Property, plant and equipment operated under concessions for other activities	26,959	(1,000)	(124)	25,835
Property, plant and equipment used in generation and other tangible assets owned by the Group	39,403	-	-	39,403
Investments in associates	2,852	-	-	2,852
Non-current financial assets	18,103	-	-	18,103
Deferred tax assets	2,900	(611)	-	2,289
Non-current assets	141,336	(1,611)	-	139,725
Inventories	9,290	-	-	9,290
Trade receivables	19,144	-	-	19,144
Current financial assets	15,329	-	-	15,329
Current tax assets	992	-	-	992
Other receivables	8,530	-	-	8,530
Cash and cash equivalents	5,869	-	-	5,869
Current assets	59,154	-	-	59,154
Assets classified as held for sale	2	-	-	2
TOTAL ASSETS	200,492	(1,611)	-	198,881

EQUITY AND LIABILITIES (in millions of Euros)	01/01/2009 as published	IFRIC 18 impacts	IFRIC 12 impacts	01/01/2009 restated
Capital	911	-	-	911
EDF net income and consolidated reserves	22,286	1,938	4	24,228
Equity (EDF share)	23,197	1,938	4	25,139
Non-controlling interests	1,801	3	-	1,804
Total equity	24,998	1,941	4	26,943
Provisions for back-end nuclear cycle	14,686	-	-	14,686
Provisions for decommissioning and last cores	13,886	-	-	13,886
Provisions for employee benefits	12,890	-	-	12,890
Other provisions	1,953	-	-	1,953
Non-current provisions	43,415	-	-	43,415
Grantors’ rights in assets operated under French public electricity distribution concessions:
- existing assets	19,025	-	-	19,025
- assets to be replaced	19,491	-	(6)	19,485
Non-current financial liabilities	25,584	-	-	25,584
Other liabilities	5,628	(2,380)	-	3,248
Deferred tax liabilities	4,134	(1)	2	4,135
Non-current liabilities	117,277	(2,381)	(4)	114,892
Provisions	4,722	-	-	4,722
Trade payables	13,957	-	-	13,957
Current financial liabilities	18,958	-	-	18,958
Current tax liabilities	383	-	-	383
Other liabilities	20,197	(1,171)	-	19,026
Current liabilities	58,217	(1,171)	-	57,046
Liabilities related to assets classified as held for sale	-	-	-	-
TOTAL EQUITY AND LIABILITIES	200,492	(1,611)	-	198,881

2.3.4 Impact on the 2009 cash flow statement

(in millions of Euros)	2009 as published	IFRIC 18 impacts	IFRIC 12 impacts	IAS 7 (amended) impacts	IFRS 5 impacts	2009 restated
Operating activities:
Income before tax from consolidated companies	5,582	(6)	1	-	(475)	5,102
Impairment	66	-	-	-	(17)	49
Accumulated depreciation and amortization, provisions and change in fair value	7,805	201	(1)	-	(442)	7,563
Financial income and expenses	1,477	-	-	-	(36)	1,441
Dividends received from associates	143	-	-	-	(39)	104
Capital gains/losses	(569)	-	-	-	3	(566)
Change in working capital	(983)	(195)	-	-	(290)	(1,468)
Net cash flow from operations	13,521	-	-	-	(1,296)	12,225
Net financial expenses disbursed	(1,408)	-	-	-	41	(1,367)
Income taxes paid	(963)	-	-	-	94	(869)
Cancellation of the decision of the European Commission	1,224	-	-	-	-	1,224
Net cash flow from operating activities	12,374	-	-	-	(1,161)	11,213
Investing activities:
Acquisition of companies, net of cash acquired	(13,160)	-	-	(2,350)	1,390	(14,120)
Purchases of property, plant and equipment and intangible assets	(12,370)	-	-	-	593	(11,777)
Net proceeds from sale of property, plant and equipment and intangible assets	252	-	-	-	(51)	201
Changes in financial assets	334	-	-	-	128	462
Net cash flow used in investing activities	(24,944)	-	-	(2,350)	2,060	(25,234)
Financing activities:
Transactions with non-controlling interests	-	-	-	2,350	-	2,350
Dividends paid by parent company	(1,228)	-	-	-	-	(1,228)
Dividends paid to non-controlling interests	(83)	-	-	-	22	(61)
Treasury shares	12	-	-	-	-	12
Cash flows with shareholders	(1,299)	-	-	2,350	22	1,073
Issuance of borrowings	30,228	-	-	-	(956)	29,272
Repayment of borrowings	(15,486)	-	-	-	242	(15,244)
Increase in special concession liabilities	253	-	-	-	-	253
Investment subsidies	214	-	-	-	(1)	213
Cash flows from other financing activities	15,209	-	-	-	(715)	14,494
Net cash flow from financing activities	13,910	-	-	2,350	(693)	15,567
Cash flows from continuing operations	1,340	-	-	-	206	1,546
Cash flows from discontinued operations	-	-	-	-	(206)	(206)
Net increase/(decrease) in cash and cash equivalents	1,340	-	-	-	-	1,340
Cash and cash equivalents – opening balance	5,869	-	-	-	-	5,869
Net increase/(decrease) in cash and cash equivalents	1,340	-	-	-	-	1,340
Effect of currency fluctuations	(237)	-	-	-	-	(237)
Financial income on cash and cash equivalents	45	-	-	-	-	45
Effect of other reclassifications	(35)	-	-	-	-	(35)
CASH AND CASH EQUIVALENTS – CLOSING BALANCE	6,982	-	-	-	-	6,982

Note 3 - Regulatory events in France

3.1 ●● “NOME” Law on the new electricity market organization in France

The French “NOME” law (Nouvelle Organisation du Marché de l’Électri-cité) on the new electricity market organization was enacted on December 7, 2010 and published in France’s Official Gazette (Journal Officiel) on December 8. The implementation decrees are expected to be issued in 2011. This law is designed to introduce a new organization of the French electricity market, combining strong regulation with development of competition.

The NOME law introduces measures for regulated access to electricity from the existing nuclear fleet, open to all suppliers serving final customers in mainland France, and network operators purchasing power to cover network losses. EDF will thus sell up to 100 TWh a year (approximately 25%) of the electricity produced by its existing nuclear plants at a regulated price, the price for regulated access to historical nuclear energy (ARENH –

Accès Régulé à l’Électricité Nucléaire Historique). This system will be effective for a 15-year period until December 31, 2025.

The law continues the regulated tariffs for residential and small business customers, but the regulated tariffs for large companies will be discontinued from December 31, 2015. The TaRTAM transition tariff system will terminate when the ARENH system comes into force.

The NOME law authorizes EDF to defer the deadline for setting aside dedicated assets to finance nuclear plant decommissioning and back-end nuclear fuel expenses, set by the law of June 28, 2006, by five years. The deadline is thus postponed from mid-2011 to mid-2016.

3.2 ●● Prolongation of the transition tariff system (TaRTAM)

The law of December 7, 2006 introduced a transition tariff (Tarif réglementé transitoire d’ajustement du marché or TaRTAM), applicable in mainland France to all end-users of electricity upon application. Suppliers who as a result of this system provide their customers with electricity at the transition tariff, although they are unable to generate or purchase the electricity supplied at a lower price, receive compensation for the difference between the cost of electricity supplied and the income from supply at the transition tariff. The law of August 4, 2008 on modernization of the economy extended this system to June 2010.

The law of June 7, 2010 prolonged the transition tariff for a further six months to December 31, 2010. The NOME law then prolonged it until the date of application of the ARENH, expected to be in 2011, for which the required implementation decrees are necessary.

The prolongation of the transition tariff system resulting from application of the laws of June 7, 2010 and December 7, 2010 is reflected in the consolidated financial statements in an additional charge of €401 million to cover compensation payable to electricity suppliers for the second half of 2010 and 2011, offset to the extent of €21 million by amounts expected to be reinvoiced to partners in the nuclear plants.

This is the Group’s best estimate, based on a series of assumptions that are subject to unforeseeable developments.

3.3 ● ● CSPE

The Contribution to the public electricity service (Contribution au Service Public de l’Électricité or CSPE) is intended to compensate for certain public service charges assigned to EDF in particular. The CSPE is collected directly by EDF and other electricity suppliers from the end-user and was set at €4.5/MWh in 2004, with a maximum of 7% of the tariff (€5.48/MWh)

France’s 2011 finance law abolished the legal limit on the CSPE and stipulated that if the government does not issue a decision in response to the French energy regulator CRE’s proposal, the unit amount proposed by the CRE (€12.9/MWh for 2011) automatically applies at January 1 subject to a maximum increase of €3/MWh.

As a result, the CSPE was raised to €7.5/MWh on January 1, 2011.

3.4 ●● Pension reform –

application of the law of November 9, 2010

The law of November 9, 2010 changed the general French pension system. The official retirement age, the age for automatic qualification for a full pension, and the maximum age at which an employee must retire are all to be raised progressively by two years.

Since the special IEG pension system has been affiliated to the general pension system since 2004, raising the retirement age constitutes an amendment to the rights covered by the standard systems for EDF and the Group’s IEG subsidiaries.

The law is transposed to the IEG sector through an amendment to the national personnel statutes, setting out the timetable for the progressive age increase for IEG entities, which will only take effect from 2017.

As the main measure in this pension reform concerns retirement age, which is one of the actuarial assumptions used to calculate the obligation, EDF has decided to consider this reform – and all measures recorded in 2010 in connection with the reform – as a change in actuarial assumption.

3.5 ●● Hydropower concessions

On April 22, 2010 the French Ministry of Ecology, Energy, Sustainable Development and the Sea announced the list of hydroelectric concessions that are to be renewed by 2015. Ten concessions are concerned, comprising fifty plants with a combined power output of 5,300 MW (4,350 MW of which are generated by EDF). Facilities along the same valley have been grouped together, so that a single operator will be responsible for running the plants and meeting the needs of all stakeholders. The outgoing operators concerned will receive indemnities to compensate for early termination of their concessions. As the amounts of these indemnities remain to be defined, no impact has been recognized in the consolidated financial statements at December 31, 2010.

Note 4 - Other major events and transactions

4.1 ●● Operations affecting Group structure and reduction of indebtedness in 2010

4.1.1 Sale of the investment in EnBW

4.1.1.1 Sale process

On December 6, 2010 EDF’s Board of Directors accepted the Baden-Württemberg region’s offer to buy the Group’s 45.01% interest in EnBW at the price of €41.50 per share, representing a total transaction value of €4,669 million. This firm offer comprises an initial downpayment of €1.50 per share paid on December 16, 2010 (€169 million), with settlement of the balance due in 2011 at the latest, once the competition authorities have approved the transaction. The offer includes no representations and warranties from EDF group in respect of EnBW.

The transaction will lead to cancellation of OEW’s put option for sale of part or all of its 25% stake in EnBW to EDF and elimination in 2011 of the corresponding €2.3 billion off-balance sheet commitment in EDF’s consolidated accounts.

4.1.1.2 Presentation of the investment in EnBW in the consolidated financial statements

EnBW formed one of the Group’s operating segments (“Germany”). As of December 6, 2010, the date that EDF’s Board of Directors approved the purchase offer, the Group’s investment in EnBW is considered as a “discontinued activity” in compliance with IFRS 5.

After application of IFRS 5 and in view of the terms of the offer, the assets and liabilities of EnBW at December 6, 2010 are presented on a specific line in the consolidated balance sheet. Details of the assets and liabilities due to be sold as part of the investment in EnBW are given in note 44. The impacts of IFRS 5 on the consolidated income statement and cash flow statement are presented in note 2.

In view of the net consolidated value of EnBW at December 31, 2010 and the sale price for the offer, no impairment is recognized in 2010.

4.1.2 Change in governance and allocation of 50% of RTE EDF Transport shares to dedicated assets

A decree of December 31, 2010 appointed two further representatives of the French government to the Supervisory Board of RTE EDF Transport, replacing representatives of EDF. The government thus has four members on the Board from that date, the same number as EDF and employee representatives respectively. As a result, the EDF group no longer has a majority on RTE EDF Transport’s Supervisory Board, and therefore no longer has exclusive control over RTE EDF Transport’s operating and financial policies as defined by IAS 27. Since the Group still has significant influence, particularly through its representative members on the Supervisory Board, its investment in RTE EDF Transport is accounted for under the equity method from December 31, 2010.

The loss of control over RTE EDF Transport by EDF is considered as a common control transaction, due to:

•	the fact that a single shareholder, the French State, ultimately controls both EDF and RTE EDF Transport;
•	and the specific circumstances of the loss of control: it resulted solely from appointment of directors by the State.

Since common control transactions are outside the scope of IFRS 3, this operation has been recorded at book value without recognition of any gain or loss on deconsolidation.

The key financial indicators for RTE EDF Transport are presented in note 24, “Investments in associates”.

At the same date, the EDF group allocated 50% of RTE EDF Transport shares to its portfolio of dedicated assets set aside to cover future nuclear plant decommissioning and back-end nuclear cycle costs in France.

4.1.3 Sale of the British electricity distribution networks

4.1.3.1 Sale process

Following the approval received from the European Commission and the French Minister of the Economy on the recommendation of France’s Commission for Investments and Transfers, EDF finalized the sale of its regulated and deregulated electricity distribution networks in the United Kingdom to the Cheung Kong Group (CKI) on October 29, 2010, for an equity value of £3,180 million (€3,655 million at the exchange rate of €1.1494/£).

4.1.3.2 Proceeds of the sale

The pre-tax gain on disposal of the British networks reported in the consolidated financial statements at December 31, 2010 amounts to €46 million and is included in “Other income and expenses”. This amount includes transfers to profit and loss of net translation effects concerning pre-tax hedges of the net investment.

4.1.4 Consolidated net indebtedness in 2010

4.1.4.1 Reduction in consolidated net indebtedness

The sale of network activities in the UK and the change in consolidation method applied for RTE EDF Transport following the change in governance contributed €6.7 billion and €6.3 billion respectively to the reduction in the Group’s net indebtedness.

Finalization of the sale of the Group’s investment in EnBW, in 2011, will also contribute to a reduction in consolidated indebtedness.

4.1.4.2 Extension of the average maturity of Group gross indebtedness

Several major bond issues – detailed in note 38 – were undertaken in 2010 as part of EDF’s financial policy to extend average debt maturity. These operations reflect the Group’s aim to cover long-term debt by its business revenues, taking advantage of favorable market conditions.

4.2 ● ● EDF group activities in the US

4.2.1 History of the operations (October 2007 to October 2010)

In October 2007, EDF entered into strategic cooperation with Constellation Energy Group (CEG) in order to participate in the nuclear energy relaunch in the US, resulting in the following operations:

•	acquisition of an investment in CEG (7.24% holding at December 31, 2010);
•

acquisition of a 50% investment in UniStar Nuclear Energy (UniStar) through cash contributions with a total cumulative value of $617 million at June 30, 2010. UniStar is owned jointly (50/50) with CEG, which is proportionally consolidated and was set up to develop “new nuclear” activities in the US.

When CEG experienced cash flow difficulties in the second half of 2008, EDF opted to maintain the cooperation and strengthen its links with CEG.

Therefore, on November 6, 2009, EDF (through its wholly-owned subsidiary EDF Inc.) and CEG finalized EDF’s 49.99% investment in Constellation Energy Nuclear Group (CENG), which operates CEG’s nuclear generation activities in the US. This transaction was initially planned in an agreement signed on December 17, 2008.

The total cost of this investment includes the initial acquisition price of $4,652 million, a possible future price supplement of $343 million relating to tax sharing, other expenses related to the acquisition totaling $169 million and a cash contribution of $110 million to CENG. Various liabilities associated with contractual energy sale commitments, amounting to approximately $600 million net of taxes (EDF’s share), were also transferred to CENG.

Given the governance arrangements at CENG and the fact that operations are jointly controlled by the EDF group and CEG, CENG has been proportionally consolidated since the date of first inclusion in the scope of consolidation, November 6, 2009.

When this investment was acquired, other related agreements were also concluded, primarily a two-year put option (valid until December 31, 2010) intended to reinforce CEG’s liquidity that entitles CEG to sell EDF eleven non-nuclear generation assets for a value of up to $2 billion.

This put option has been considered as an off-balance sheet commitment.

4.2.2 Agreement of November 3, 2010 between EDF and Constellation Energy Group

On November 3, 2010, EDF and CEG completed a comprehensive agreement to restructure the companies’ collaboration, eliminating the $2 billion put option for sale of non-nuclear assets, and attributing EDF full control over UniStar.

Under the terms of this agreement, EDF acquired CEG’s 50% stake in UniStar and now owns 100% of the company. CEG, meanwhile, undertook to transfer potential new nuclear sites at Nine Mile Point and R. E. Ginna in New York State to UniStar. After transferring its investment, CEG will withdraw from development and financing for the Calvert Cliffs 3 new reactor project.

In exchange for the above, EDF paid CEG $140 million and will also transfer 3.5 million of its CEG shares to CEG. EDF also gave up its seat on CEG’s Board of Directors from the date of the transfer.

CEG waived its put option entitling it to sell certain non-nuclear assets to EDF for a maximum of $2 billion.

The ownership structure of Constellation Nuclear Energy Group (CENG) remains unchanged: CEG holds 50.01% ownership and EDF 49.99%

4.2.3 Constellation Energy Nuclear Group (CENG)

4.2.3.1 Finalization of the initial balance sheet and acquisition price

The identifiable assets, liabilities and contingent liabilities of CENG qualifying for recognition under IFRS 3 (as published in 2004) are recognized in the initial balance sheet at their fair value at the acquisition date of November 6, 2009.

In compliance with IFRS 3, these values were provisional at December 31, 2009 and the Group had twelve months to finalize allocation of the acquisition price and harmonize accounting methods and measurement principles.

A finalized initial balance sheet for CENG was defined in the second half of 2010.

(in millions of Euros)	Finalized initial balance sheet
Assets
Intangible assets	42
Generation assets	3,811
Financial assets	407
Inventories	268
Trade receivables	18
Other receivables	13
Cash and cash equivalents	2
TOTAL ASSETS	4,561
Liabilities
Nuclear provisions	393
Provisions for employee benefits	95
Other provisions	745
Financial liabilities	-
Deferred tax liabilities	3
Trade payables	15
Other liabilities	38
TOTAL LIABILITIES	1,289
NET ASSETS	3,272
Acquisition price	3,136
Future tax sharing	149
GOODWILL	13

The main adjustments (EDF’s share) concern:

•	downward adjustment of the provision for nuclear plant decommissioning by $50 million, as a result of:
–	finalization in 2010 of a technical study on the question (the previous study dated from 2007),
–	revision of the discount rate used to calculate the decommissioning provision, established under Group methods;
•	inclusion in provisions of the change in fair value of long-term electricity sale contracts, at their pre-tax value (this was previously recorded at net-of-tax value in “Other liabilities”);
•	adjustments amounting to $174 million to deferred taxes (increase in deferred tax assets).

The acquisition price was also adjusted downwards by $122 million following revision of the amount resulting from future tax sharing arrangements (re-estimated at $221 million in 2010 compared to $343 million in 2009). In compliance with IFRS 3, any future changes in the estimates tax sharing will be treated as an adjustment to the acquisition price, with an impact on goodwill.

After these adjustments to the initial balance sheet and acquisition price, goodwill on acquisition of CENG amounts to $19 million (compared to $17 million in the provisional initial balance sheet established in 2009).

4.2.3.2 Impairment

An impairment test was carried out in 2010 in view of the less favorable long-term market prospects for electricity prices in the US, particularly in view of movements in gas prices.

Based on this test, impairment of $630 million (€477 million) was booked in the income statement for the period, charged in priority to goodwill and intangible assets (which are therefore completely written off) with the balance charged to property, plant and equipment.

More details on impairment are given in note 14.

4.2.3.3 Electricity purchase contracts

Electricity purchase contracts between CENG and each of its shareholders (EDF and CENG) have been modified in a system that associates electricity supplies with generation units until the end of the contracts in 2014. From January 1, 2015, energy generated by CENG will be sold to shareholders in proportion to their percentage ownership, at market prices.

4.2.4 UniStar

Following the agreement of November 3, 2010, in application of revised IFRS 3 the identifiable assets and liabilities and contingent liabilities received from UniStar are recorded in the initial balance sheet at fair value at the date EDF took exclusive control. Under IFRS 3, these values are provisional, and the Group has twelve months to finalize allocation of the acquisition price and harmonize accounting methods and measurement principles. The effect of the new valuation of the previous stake in UniStar (at fair value) at the date of exclusive control is included in income.

Due to the reorganization of its partnership with CEG, the Group considers that UniStar is now a development company, and consequently assets whose value is directly related to development of new nuclear activities in the United States have not been valued for the purposes of UniStar’s initial balance sheet.

As a result UniStar’s initial balance sheet shows a total asset value of $202 million, primarily consisting of land and cash and cash equivalents. Liabilities amount to $80 million and consist of operating liabilities and contingent liabilities.

Overall, application of revised IFRS 3 to the acquisition of exclusive control over UniStar in 2010 is reflected in the consolidated income statement through recognition of a $597 million (€452 million) expense under “Impairment/reversals”. This amount includes goodwill impairment of $125 million, $45 million of which concerns the goodwill on the holding acquired on November 3, 2010.

4.2.5 Investment in CEG

Under the November 3, 2010 agreement EDF transferred 3.5 million CEG shares to CEG. This is reflected in the consolidated financial statements by a €85 million loss recorded in “Other income and expenses”.

Following this operation, EDF’s residual 7.24% investment in CEG is valued at €320 million at December 31, 2010 based on the year-end stock market price of $30.63 per share. Impairment of €20 million was booked in 2010 under “Other financial income and expenses” (€232 million in 2009).

4.2.6 Summary of the impacts on the 2010 consolidated income statement

The above factors led to recognition of the following effects, totaling €1,042 million, in the 2010 consolidated income statement:

•	a €929 million expense in “Impairment/reversals”: €477 million for CENG (note 4.2.3.2) and €452 million for UniStar (note 4.2.4);
•	a €93 million expense in “Other income and expenses”, mainly corresponding to the loss on transfer to CEG of 3.5 million CEG shares held by EDF (note 4.2.5);
•	a €20 million expense related to the additional impairment on CEG shares recorded in 2010 under “Other financial income and expenses”.

A €1,060 million provision for contingencies was booked under “Other income and expenses” in the consolidated financial statements for the first half-year of 2010 to cover these expenses.

4.3 ●● EDF group activities in Italy

At December 31, 2010, in response to various indicators and uncertainties, the Group established a provision of €750 million on the Italy segment, recorded in the income statements under “Other income and expenses”.

The provision concerns risks related to the Group’s activities in Italy (Fenice, TDE/Edison).

It covers risks associated with certain businesses of Fenice, for which asset impairment has also been recognized (see note 14).

It also partly covers assets included in the EDF group’s accounts following acquisition of Edison in 2005 and, to a lesser extent, the risks and uncertainties of Edison’s market. The provision has been recognized for the following reasons:

•

Edison’s forecast EBITDA published on January 14, 2011 was lower than 2009 EBITDA. Edison announced that this trend was expected to continue for 2011, and moreover that forecasts were subject to significant uncertainties associated with the current renegotiations of hydrocarbon contracts;

•

Edison announced on January 19, 2011 that finalization of its financial statements, initially scheduled for February 8, was to be postponed to March, mainly in order to reflect progress on the current renegotiations of hydrocarbon contracts;

•	although the stock market rate may be affected by the limited floating capital (approximately 10%), the Edison share has lost slightly more than 20% of its value over the last year;
•	the Italian electricity market is very depressed, with both price and volume affected;
•	political tensions in Egypt, where Edison does a large amount of business, must also be taken into consideration.

The decision to book this provision is specific to the EDF group and in no way indicates the decisions that could be taken when Edison finalizes its accounts in March 2011 based on the information available at that date.

4.4 ●● Other operations in 2010

4.4.1 SPE

4.4.1.1 History of the operation

On November 26, 2009, EDF and Centrica executed an agreement concerning the sale to EDF by Centrica of its 51% holding in SPE for the sum of €1,331 million. SPE has been fully consolidated in the EDF group’s consolidated financial statements since that date.

EDF also entered into agreements on June 8, 2010 with the three minority shareholders who exercised all or part of their put option, purchasing their shares in SPE for the amount of €215 million. This transaction brought EDF’s investment in the Belgian operator to 63.5%

4.4.1.2 Finalization of the initial balance sheet

The identifiable assets, liabilities and contingent liabilities of SPE qualifying for recognition under IFRS 3 (as published in 2004) were recognized in the initial balance sheet at their fair value at the acquisition date of November 26, 2009.

In compliance with IFRS 3, these values were provisional at December 31, 2009 and the Group had twelve months to finalize allocation of the acquisition price and harmonize accounting methods and measurement principles.

(in millions of Euros)	Finalized initial balance sheet

Assets

Goodwill and other intangible assets	950

Generation assets	1,710

Financial assets	155

Inventories	22

Trade receivables	53

Other receivables	118

Cash and cash equivalents	344

TOTAL ASSETS	3,352

Liabilities

Nuclear provisions	103

Provisions for employee benefits	30

Other provisions	63

Financial liabilities	568

Deferred tax liabilities	562

Trade payables	90

Other liabilities	983

TOTAL LIABILITIES	2,399

NET ASSETS	953

Acquisition price	1,331

GOODWILL	378

Adjustments to the provisional initial balance sheet recorded in 2010 mainly result from deductibility of the nuclear tax for valuation of generation assets, which resulted in a downward adjustment of €102 million to goodwill. The goodwill recorded in connection with acquisitions of investments in SPE thus amounts to €378 million at December 31, 2010.

4.4.1.3 Option to repurchase minority shareholdings in SPE

The pact between Segebel and SPE shareholders gave the shareholders an option to sell their shares within three months of notification of EDF’s transaction with Centrica.

Some of the shareholders have exercised this option, and in view of the liquidity terms of the new shareholder pact signed on April 16, 2010 with minority shareholders wishing to retain their investment in SPE, this commitment is an off-balance sheet commitment that cannot be valued at December 31, 2010.

4.4.2 Exeltium

The EDF group and Exeltium (a consortium of electricity-intensive industrial operators) have finalized the terms of the two-phase implementation of their partnership agreement entered into on July 31, 2008. The corresponding operations thus began on May 1, 2010 with deliveries of electricity to about a hundred industrial French sites, to the extent of approximately half of their entitlements under the agreement, which concerns total deliveries of approximately 310 TWh spread over 24 years.

In accordance with the agreement, Exeltium settled the first advance of €1.7 billion to EDF at the end of April 2010. This advance was discounted to present value from reception date.

The second phase is due to start during 2011.

The agreement will contribute to furthering EDF’s investment in renewal of its nuclear installations and secures some of the electricity supplies to the industrial customers who are shareholders in Exeltium.

4.4.3 Cancellation of the European Commission’s decision of December 16, 2003

During the first half of 2010 the European Commission lodged an appeal before the European Court of Justice against the court ruling that had led the French government to repay €1,224 million of income taxes on December 30, 2009, related to the utilized portion of provisions for renewal of French national grid facilities recorded under “grantor’s rights”.

4.5 ● ● Significant events and transactions in 2009

4.5.1 Alpiq and contribution of the Emosson drawing rights

On December 19, 2008, the Swiss energy groups ATEL and EOS announced their intention to merge under the name of Alpiq, with the aim of becoming Switzerland’s leading energy operator. Under the terms of an agreement signed on December 18, 2008 by EDF, EOSH and CSM, the consortium of long-standing minority shareholders in ATEL, EDF was to hold a direct 25% share in the new entity, while EOSH and CSM would each hold 31%.

In accordance with this agreement, on January 27, 2009:

•

EDF contributed to Alpiq its 50% share in power and energy deriving from its 50% investment in the hydroelectric development at Emosson over the residual term of existing concessions, for the sum of 722 million Swiss francs (€481 million). EDF received 1,187,511 shares in Alpiq Holding SA in consideration of this contribution in kind;

•	and EDF Alpes Investissements, wholly-owned by EDF International, purchased 554,751 shares in Alpiq from the consortium of Swiss minority shareholders, for CHF 336 million (€224 million) in cash.

The contribution in kind generated a €320 million pre-tax gain in the EDF group consolidated financial statements resulting from the transaction itself and the resulting impairment on the assets of Emosson SA held by EDF. As this income is unusual in both nature and amount, it was included in “Other income and expenses”.

These operations were reflected in a €705 million increase in “Investments in companies accounted for under the equity method” in the consolidated balance sheet (see note 24) and resulted in deconsolidation of Emosson SA.

Note 5 - Changes in the scope of consolidation

5.1 ●● Changes in the scope of consolidation during 2010

In addition to the following major operations:

•	sale of the regulated and deregulated network activities in the United Kingdom,
•	acquisition of a further 12.5% investment in SPE bringing the Group’s holding in SPE to 63.5%,
•	acquisition of a further 50% investment in UniStar (United States) giving the Group 100% ownership of UniStar,
•	presentation of the investment in EnBW as discontinued activities,
•

change in the consolidation method applied to RTE, described in detail in note 4, the other main changes in the scope of consolidation concern Dalkia International, which in May 2010 sold 15% of Dalkia Ceska Republica and 85% of its subsidiary Dalkia Usti nad Labem for €312 million under an industrial partnership arrangement with the Czech Republic’s leading energy operator CEZ.

5.2 ●● Changes in the scope of consolidation during 2009

In addition to the following external growth operations:

•	acquisition of 51% of SPE,
•	acquisition of 49.99% of CENG,
•	investment in Alpiq,

which are described in detail in note 4, the other main changes in the scope of consolidation concern the following companies:

“United Kingdom” segment – British Energy

On January 5, 2009, on completion of the purchase offer made on November 5, 2008 by Lake Acquisitions Ltd, a wholly-owned EDF group subsidiary, the EDF group took control of British Energy. Following delisting of British Energy shares from the UK stock exchange, finalized on February 3, 2009, Lake Acquisitions thus owned all the shares of British Energy except for the Special Share held by the UK government.

Taking into consideration the value of the CVR-Linked Nuclear Power Notes at December 31, 2010, the acquisition price for British Energy amounts to £12,465 million (£12,459 million at December 31, 2009).

Subsequent changes in the value of CVRs will be treated as adjustments to the acquisition price, which will become final when these notes mature (in 2019).

On November 26, 2009, EDF and Centrica executed an agreement concerning a 20% investment by Centrica in EDF’s nuclear operations in the UK: Centrica acquired a 20% holding in Lake Acquisitions/British Energy for £2.2 billion, and made an equivalent commitment to the UK’s Nuclear New Build program to be developed by EDF, involving construction of four new EPR-type reactors. The agreement also entitles the EDF and Centrica groups to draw electricity that will be generated by existing British Energy plants and the New Nuclear Plants, in proportion to their investment.

“Italy” segment – Abu Qir

Acquisition by the Edison group in January 2009 of the Abu Qir gas concession in Egypt, for €1,011 million (EDF’s share: €495 million).

Note 6 - Segment reporting

6.1 ●● Reporting by operating segment

Segment reporting presentation complies with IFRS 8, “Operating segments”.

Segment reporting is determined before inter-segment consolidation adjustments and inter-segment eliminations. Inter-segment transactions take place at market prices.

In accordance with IFRS 8, the breakdown used by the EDF group corresponds to the operating segments as regularly reviewed by the Management Committee. The breakdown used by the EDF group for geographical areas is as follows:

•

“France”, which refers to EDF and its subsidiaries RTE and ERDF, comprising the deregulated activities (mainly Generation and Supply), network activities (Distribution and Transmission) and island activities;

•	“United Kingdom”, which comprises the entities of the EDF Energy subgroup including British Energy and EDF Development Company Ltd;
•	“Italy”, which covers all the entities located in Italy, principally the Edison subgroup, TDE and Fenice;
•	“Other international”, which covers EDF International and the other gas and electricity entities located principally in continental Europe, but also in the USA, Latin America and Asia;
•	“Other activities”, which groups together all the Group’s other investments, including EDF Trading, EDF Énergies Nouvelles, Dalkia, Tiru, Électricité de Strasbourg and EDF Investissements Groupe.

Following the sale of EnBW, which has yet to be completed, the former “Germany” segment is classified as a discontinued operation and is no longer reported as a segment for income statement items and investments.

6.1.1 At December 31, 2010

(in millions of Euros)	France	United Kingdom	Germany	Italy	Other international	Other activities	Eliminations	Total
External sales	36,167	10,683	-	5,647	6,878	5,790	-	65,165
Inter-segment sales	558	(1)	-	-	173	595	(1,325)	-
TOTAL SALES	36,725	10,682	-	5,647	7,051	6,385	(1,325)	65,165
OPERATING PROFIT BEFORE DEPRECIATION AND AMORTIZATION	10,124	2,732	-	801	1,084	1,882	-	16,623
Operating profit	5,374	799	-	(612)	(393)	1,072	-	6,240
Balance sheet
Intangible assets and property,
plant and equipment	76,491	12,040	-	5,132	9,276	8,877	-	111,816
Investments in associates	4,649	28	-	23	2,515	639	-	7,854
Goodwill	-	7,972	-	1,910	604	1,542	-	12,028
Other segment assets (1)	26,831	4,341	-	1,575	1,790	6,991	-	41,528
Assets classified as held for sale	-	21	17,857	122	78	67	-	18,145
Other non-allocated assets								49,188
TOTAL ASSETS	107,971	24,402	17,857	8,762	14,263	18,116	-	240,559
Other information
Investments in intangible assets and property, plant and equipment	7,874	1,871	-	381	561	1,554	-	12,241
Net depreciation and amortization	(4,361)	(1,513)	-	(471)	(578)	(503)	-	(7,426)
Impairment	-	(397)	-	(192)	(960)	(194)	-	(1,743)

(1) Other segment assets include inventories, trade receivables and other receivables.

6.1.2 At December 31, 2009

(in millions of Euros)	France	United Kingdom	Germany	Italy	Other international	Other activities	Eliminations	Total
External sales	34,075	11,236	-	4,870	3,442	5,517	-	59,140
Inter-segment sales	475	(7)	-	9	143	562	(1,182)	-
TOTAL SALES	34,550	11,229	-	4,879	3,585	6,079	(1,182)	59,140
OPERATING PROFIT BEFORE DEPRECIATION AND AMORTIZATION	9,403	3,063	-	795	654	2,014	-	15,929
Operating profit	5,136	1,704	-	301	286	1,879	-	9,306
Balance sheet
Intangible assets and property, plant and equipment	84,994	19,410	6,579	5,435	9,561	7,642	-	133,621
Investments in associates	18	23	1,667	21	2,085	607	-	4,421
Goodwill	-	7,831	1,387	2,026	786	1,496	-	13,526
Other segment assets (1)	24,479	4,477	2,102	1,335	1,471	6,542	-	40,406
Assets classified as held for sale	-	432	772	-	1	60	-	1,265
Other non-allocated assets								46,796
TOTAL ASSETS	109,491	32,173	12,507	8,817	13,904	16,347	-	240,035
Other information
Investments in intangible assets and property, plant and equipment	7,162	2,193	-	483	381	1,558	-	11,777
Net depreciation and amortization	(4,122)	(1,531)	-	(458)	(276)	(409)	-	(6,796)
Impairment	-	-	-	(43)	(6)	-	-	(49)

(1)	Other segment assets include inventories, trade receivables and other receivables.

6.2 ●● Sales to external customers, by product and service group

The Group’s sales are broken down by product and service group as follows:

•	“Generation/Supply”: energy generation and energy sales to industry, local authorities, small businesses and residential consumers;
•	“Distribution”: management of the low and medium-voltage public distribution network;
•	“Transmission”: operation, maintenance and development of the high- voltage and very-high-voltage electricity transmission network;
•

“Other”: energy services (district heating, thermal energy services, etc.) for industry and local authorities, and new businesses mainly aimed at boosting electricity generation through cogeneration and renewable energy sources (e.g. wind turbines, solar panels, etc.).

(in millions of Euros)	Generation Supply	Distribution	Transmission	Other	Eliminations (1)	Total
At December 31, 2010
External sales:
France	23,011	9,836	4,031	94	(805)	36,167
Rest of the world	23,966	1,361	23	3,648	-	28,998
TOTAL SALES	46,977	11,197	4,054	3,742	(805)	65,165
At December 31, 2009
External sales:
France	21,707	9,141	3,732	108	(613)	34,075
Rest of the world	19,724	1,858	32	3,451	-	25,065
TOTAL SALES	41,431	10,999	3,764	3,559	(613)	59,140

(1)	Eliminations between regulated activities (Distribution-Transmission): (217) for 2010 (192) for 2009;

  Eliminations between deregulated activities: (28) for 2010, (26) for 2009.

INCOME STATEMENTS

Note 7 - Sales

Sales are comprised of:

(in millions of Euros)	2010	2009
Sales of energy and energy-related services	59,453	53,740
Other sales of goods and services	4,837	4,243
Trading	875	1,157
SALES	65,165	59,140

The increase in sales observed in 2010 is primarily explained by changes in the scope of consolidation, particularly concerning SPE in Belgium and CENG in the US .

Note 8 - Fuel and energy purchases

Fuel and energy purchases comprise:

(in millions of Euros)	2010	2009
Fuel purchases used – power generation	(9,165)	(9,226)
Energy purchases	(14,280)	(11,105)
Transmission and delivery expenses	(2,879)	(2,198)
Gain/loss on hedging operations	1	(593)
(Increase)/decrease in provisions related to nuclear fuels and energy purchases	302	532
FUEL AND ENERGY PURCHASES	(26,021)	(22,590)

Fuel and energy purchases are €3,431 million higher than for 2009, largely as a result of changes in the scope of consolidation (principally SPE).

Note 9 - Other external expenses

Other external expenses comprise:

(in millions of Euros)	2010	2009
External services	(11,381)	(11,225)
Other purchases (excluding external services, fuel and energy)	(2,849)	(2,969)
Change in inventories and capitalized production	3,462	3,776
(Increase)/decrease in provisions on other external expenses	186	205
OTHER EXTERNAL EXPENSES	(10,582)	(10,213)

Note 10 - Personnel expenses

10.1 ●● Personnel expenses

Personnel expenses comprise:

(in millions of Euros)	2010	2009
Wages and salaries	(7,513)	(7,083)
Social contributions	(1,459)	(1,431)
Employee profit sharing	(205)	(243)
Non monetary benefits	(357)	(344)
Other expenses liked to short-term benefits	(215)	(222)
Short-term benefits	(9,749)	(9,323)
Expenses under defined benefit plans	(733)	(656)
Expenses under defined contribution plans	(855)	(630)
Post-employment benefits	(1,588)	(1,286)
Other long-term expenses	(89)	(94)
Termination payments	4	(5)
Other personnel expenses	(85)	(99)
PERSONNEL EXPENSES	(11,422)	(10,708)

10.2 ●● Average workforce

	2010	2009
IEG status	103,319	102,986
Other	55,445	52,086
TOTAL (1)	158,764	155,072

(1) Including the average RTE EDF Transport workforce.

Average workforce numbers are reported on a full-time equivalent basis.

Personnel corresponding to proportionally consolidated companies included pro rata with the Group’s percentage interest represent the equivalent of 21,467 full-time employees at December 31, 2010 (19,362 full-time equivalent employees at December 31, 2009).

Note 11 - Taxes other than income taxes

(in millions of Euros)	2010	2009
Payroll taxes	(231)	(208)
Energy taxes	(1,559)	(898)
Other non-income taxes	(1,435)	(2,125)
Net increase to provisions for taxes and other income taxes	(2)	329
TAXES OTHER THAN INCOME TAXES	(3,227)	(2,902)

In 2009, net increases to provisions for taxes other than income taxes include €329 million reversed from a provision established to cover EDF’s share of the expenses relating to future work programs adopted by the sinking fund for electrification charges (Fonds d’Amortissement des Charges d’Électrification – FACE).

The creation of the Local Economic Contribution (Contribution Économique Territoriale) in the business tax reform introduced by the French Finance Law for 2010 does not affect the 2010 financial statements. This contribution, like business tax, has been recorded under “Taxes other than income tax” in the consolidated financial statements.

Note 12 - Other operating income and expenses

Other operating income and expenses comprise:

(in millions of Euros)	2010	2009
Operating subsidies	2,705	2,758
Provision for electricity producers’ contribution to the TaRTAM transition tariff system	160	-
Net income on deconsolidation	78	45
Gains on disposal of property, plant and equipment	(109)	(73)
Net increase in provisions on current assets	(36)	(168)
Net increase in provisions for operating contingencies and losses	486	557
Other items	(194)	83
OTHER OPERATING INCOME AND EXPENSES	3,090	3,202

12.1 ●● Operating subsidies

This item mainly comprises the subsidy received by EDF in respect of the Contribution to the Public Electricity Service (CSPE) introduced by the French Law of January 3, 2003. This contribution is payable by end-users (both eligible and non-eligible) and collected by network operators or electricity suppliers, which then pay it to the State.

In the financial statements, this compensation results in recognition of income of €2,624 million for 2010 (€2,678 million for 2009).

12.2 ●● Net income on deconsolidation

In 2010, the net income on deconsolidation includes the net gains on disposals of the Eggborough plant by EDF Energy, and Usti (in the Czech Republic) by Dalkia International.

12.3 ●● Net increase in provisions for operating contingencies and losses

In 2010, the net increase in provisions for operating contingencies and losses includes €532 million corresponding to reversals of negative fair value on British Energy commodity sales contracts recognized at the acquisition date of January 5, 2009 following their settlement (€424 million in 2009).

Note 13 - Prolongation of the transition tariff system (TaRTAM) – Laws of June 7 and December 7, 2010

A charge of €380 million corresponding to a charge of €401 million less €21 million reinvoiced to partners in the nuclear plants was recorded in the consolidated financial statements at December 31, 2010 in respect of EDF’s contribution to electricity supplier compensation for the second half of 2010 and the first half of 2011. This followed the extension of the transition tariff system until application of the principle of regulated access to historical nuclear energy (ARENH – Accès Régulé à l’Électricité Nucléaire Historique) (see note 3.2) .

Note 14 - Impairment/reversals

Details of impairment recognized and reversed are as follows:

(in millions of Euros)	2010	2009
Impairment on goodwill	(274)	(4)
Impairment on other intangible assets and property, plant and equipment	(1,472)	(48)
Reversals	3	3
IMPAIRMENT NET OF REVERSALS	(1,743)	(49)

Details of impairment recognized in 2010 are as follows:

Operating segment	Entity	Impairment indicators	WACC after tax	Assets impaired	Impairment booked in 2010 (in millions of Euros)
Other International	CENG	Decline in forward prices and long-term electricity price scenarios	7.4%	Goodwill, intangible and tangible assets	(477)
Other International	UniStar	Withdrawal of a partner – change from 50% to 100% ownership	Non applicable	New valuation of the previous holding via profit and loss (revised IFRS 3)	(452)
United Kingdom	EDF Energy	Decline in the gross energy margin of coal- fired plants	7.5%	Tangible assets (coal-fired plants)	(397)
Italy	Fenice	Non-renewal of contracts and decline in electricity prices and volumes	6.7%	Goodwill (€117 million) and tangible assets	(162)

Other activities	EDF Production UK	Adjustment of reserves and decline in gas prices	7.6%	Gas assets	(136)
	Other				(119)
IMPAIRMENT NET OF REVERSALS					(1,743)

Note 15 - Other income and expenses

Other income and expenses for 2010 mainly correspond to:

•	an expense of €750 million corresponding to a provision in respect of the Italy segment (note 4.3);

•	an expense of €93 million corresponding to the agreements signed on November 3, 2010 with CEG (note 4.2.6);

•	income of €46 million corresponding to the gain on the sale of networks in the United Kingdom (note 4.1.3) .

Other income and expenses for 2009 amount to €173 million, mainly corresponding to:

•	the €320 million gain on EDF’s contribution to Alpiq of its 50% share in power and energy drawing rights in the Emosson dam and associated expenses;

•	and expenses of €(121) million incurred in connection with the CENG transaction.

Note 16 - Financial result

16.1 ●● Cost of gross financial indebtedness

Details of the components of the cost of gross financial indebtedness are as follows:

(in millions of Euros)	2010	2009
Interest expenses on financing operations	(2,724)	(2,504)
Changes in the fair value of derivatives and hedges of liabilities	(1)	(8)
Transfer to income of changes in the fair value of cash flow hedges	(10)	(10)
Net foreign exchange gain on indebtedness	(19)	(7)
COST OF GROSS FINANCIAL INDEBTEDNESS	(2,754)	(2,529)

The increase in interest expenses on financing operations principally results from the rise in average indebtedness, particularly following the acquisitions of CENG and SPE late in 2009.

16.2 ●● Discount expense

The discount expense primarily concerns provisions for the back-end nuclear cycle, decommissioning and last cores, and provisions for long-term and post-employment employee benefits.

Details of this expense are as follows:

(in millions of Euros)	2010	2009
Provisions for long-term and post-employment employee benefits	(1,435)	(1,357)
Provisions for back-end nuclear cycle, decommissioning and last cores	(1,510)	(1,477)
Other provisions and advances	(189)	(163)
DISCOUNT EXPENSE	(3,134)	(2,997)
16.3 ●● Other financial income and expenses

Other financial income and expenses comprise:

(in millions of Euros)	2010	2009
Financial income on cash and cash equivalents	22	32
Gains (losses) on available-for-sale financial assets	301	239
Gains (losses) on other financial assets	204	286
Changes in financial instruments carried at fair value with changes in fair value included in income	(27)	25
Other financial expenses	(61)	(80)
Foreign exchange gain/loss on financial items other than debts	82	(2)
Return on hedging assets	715	634
Capitalized borrowing costs	226	188
OTHER FINANCIAL INCOME AND EXPENSES	1,462	1,322

Gains net of expenses on available-for-sale financial assets include gains on disposals, interest income, and dividends.

In 2010, other financial income and expenses principally include additional impairment of €20 million on CEG shares.

In 2009, other financial income and expenses principally include:

•	reimbursement by the French State of €335 million of interest following cancellation of the European Commission decision;
•	additional impairment of €232 million on shares in CEG.

Note 17 - Income taxes

17.1 ●● Breakdown of tax liability

Details are as follows:

(in millions of Euros)	2010	2009
Current tax expense	(1,385)	(1,520)
Deferred taxes	306	88
TOTAL	(1,079)	(1,432)

In 2010, €(660) million of the current tax expense relates to EDF’s tax consolidated group, and €(725) million to other subsidiaries (€(745) million and €(775) million respectively in 2009).

17.2 ●● Reconciliation of the theoretical and effective tax expense

17.2.1 Reconciliation of the theoretical and effective tax rate

(in millions of Euros)	2010	2009
Income of consolidated companies before tax	1,814	5,102
Theoretical tax expense	(625)	(1,757)
Differences in tax rate	219	144
Permanent differences	(129)	93
Taxes without basis	42	33
Net depreciation of deferred tax assets	(587)	91
Other	1	(36)
ACTUAL TAX EXPENSE	(1,079)	(1,432)
Effective tax rate	59.48%	28.07%

The increase in 2010 in the effective tax rate primarily relates to the provision in respect of the Italy segment and impairment recognized during the year. Excluding these factors, the effective tax rate for 2010 is 29.6% (28.1% in 2009).

The main factors explaining the difference between the French tax rate (34.43%) and the effective rate are:

•	2010:
–	the positive impact of differences in tax rates applicable to foreign subsidiaries (€219 million),
–

the negative effect of taxation of certain components of the gain on disposal of network activities in the United Kingdom (in particular, the tax effect on hedges of net investments in foreign operations transferred to income) (€(161) million),

–	the positive effect of reversals of depreciation of deferred tax assets (€95 million), mainly in the French tax consolidation group;
•	2009:
–	the positive impact of differences in tax rates applicable to foreign subsidiaries (€144 million),
–	optimization of financing for the takeover of British Energy (€74 million),
–	a net reversal from provisions on deferred tax assets, essentially for French companies (€91 million).

17.2.2 Change in deferred tax assets and liabilities

(in millions of Euros)	Deferred tax assets	Provision on deferred tax assets	Net deferred tax assets	Deferred tax liabilities	Net deferred tax
Situation at December 31, 2008	3,227	(938)	2,289	(4,135)	(1,846)
Change in tax basis	(443)	46	(397)	210	(187)
Changes in scope of consolidation	502	3	505	(3,414)	(2,909)
Translation adjustments	92	1	93	(315)	(222)
Situation at December 31, 2009	3,378	(888)	2,490	(7,654)	(5,164)
Change in tax basis	153	(587)	(434)	576	142
Changes in scope of consolidation	(30)	9	(21)	2,386	2,365
Translation adjustments	91	(1)	90	(202)	(112)
SITUATION AT DECEMBER 31, 2010	3,592	(1,467)	2,125	(4,894)	(2,769)

In 2010, the €142 million change in the tax bases has an impact of €306 million on income and €(521) million on equity (€(187) million change in bases in 2009, comprising an impact of €88 million in the income statement and €(228) million on equity).

17.3 ●● Breakdown of deferred tax assets and liabilities by nature

(in millions of Euros)	12/31/2010	12/31/2009
Deferred tax assets
Differences between depreciation recorded for accounting and tax purposes	58	138
Net-deductibles provisions for pension obligations	3,829	3,898
Other non-deductibles provisions	1,199	786
Other deductibles temporary differences	1,016	2,383
Revaluations, revaluation surplus and elimination of intercompany profit	512	463
Tax losses and unused tax credits	326	268
Netting of deferred tax assets and liabilities	(3,348)	(4,558)
Deferred tax assets – gross value	3,592	3,378
Net depreciation of deferred tax assets	(1,467)	(888)
Deferred tax assets – net value	2,125	2,490
Deferred tax liabilities
Differences between depreciation recorded for accounting and tax purposes	(5,892)	(8,424)
Other deductible and temporary differences	(910)	(2,527)
Revaluations, revaluation surplus and elimination of intercompany profit	(1,440)	(1,261)
Netting of deferred tax assets and liabilities	3,348	4,558
Deferred tax liabilities	(4,894)	(7,654)
NET DEFERRED TAXES	(2,769)	(5,164)

17.4 ●● Unrecorded deferred tax assets

At December 31, 2010, unrecorded deferred tax assets represent a potential tax saving of €1,467 million (€888 million at December 31, 2009). Of the potential tax saving in 2010, €658 million relates to deferred tax assets on employee benefits in France (€745 million at December 31, 2009).

17.5 ●● Tax recorded against equity

The total tax recorded against components of equity during 2010 amounts to €(521) million (€(228) million in 2009), and mainly relates to:

•	changes in the fair value of available-for-sale financial assets and hedging instruments at December 31, 2010 (€(454) million) (see notes 36.2.2 and 40.4);
•	€(67) million of these fair value adjustments transferred to income (see notes 36.2.2 and 40.4).

Note 18 - Basic earnings per share and diluted earnings per share

The diluted earnings per share is calculated by dividing the Group’s share of net income, corrected for dilutive instruments, by the weighted average number of potential shares outstanding over the period after elimination of treasury shares.

At December 31, 2010, there is no dilutive instrument in the EDF group.

The following table shows the reconciliation of the basic and diluted earnings used to calculate earnings per share, and the variation in the weighted average number of shares used in calculating basic and diluted earnings per share:

(in millions of Euros)	2010	2009
Net income attributable to ordinary shares	1,020	3,902
Effect of dilutive instruments	-	-
Net income used to calculated diluted earnings per share	1,020	3,902
Including: net income of continuing activities	634	3,616
Including: net income of discontinued activities	386	286
AVERAGE WEIGHTED NUMBER OF ORDINARY SHARES OUTSTANDING AT END OF THE PERIOD	1,848,403,320	1,824,311,830
AVERAGE WEIGHTED NUMBER OF DILUTED SHARES OUTSTANDING AT END OF THE PERIOD	1,848,403,320	1,824,311,830
Earnings per share (in Euros):
Net earnings per share	0.55	2.14
Diluted earnings per share	0.55	2.14
Earnings per share of continuing activities	0.34	1.98
Diluted earnings per share of continuing activities	0.34	1.98
Earnings per share of discontinued activities	0.21	0.16
Diluted earnings per share of discontinued activities	0.21	0.16

OPERATING ASSETS AND LIABILITIES, EQUITY

Note 19 - Goodwill

19.1 ●● Changes in goodwill

Goodwill on consolidated entities comprises the following:

(in millions of Euros)	12/31/2010	12/31/2009
Net book value at opening date	13,526	6,807
Acquisitions	200	6,524
Disposals	(116)	-
Impairment	(274)	(4)
Translation adjustments	306	448
Changes in scope of consolidation and other	(1,614)	(249)
NET BOOK VALUE AT CLOSING DATE	12,028	13,526
Gross value at closing date	13,140	14,364
Accumulated impairment at closing date	(1,112)	(838)

The changes in goodwill in 2010 primarily relate to the following operations:

•	acquisitions totaling €200 million, including €140 million for the acquisition of PRE by EnBW;
•	disposals totaling €(116) million, chiefly the sale of networks in the United Kingdom;
•	impairment totaling €274 million (see note 14);
•

other movements totaling €(1,614) million, including €(1,482) million related to the classification of EnBW goodwill as “discontinued operations” and €(102) million resulting from finalization of the initial balance sheets for SPE.

Goodwill on the acquisitions of CENG and SPE is finalized in the consolidated financial statements at December 31, 2010 (see notes 4.2 and 4.4) .

The increase in goodwill in 2009 primarily relates to the external growth operations undertaken:

•	in the UK with the takeover of British Energy for €5,894 million;
•	in Belgium in connection with acquisition of 51% of SPE for €480 million;
•	in the US with acquisition of 49.99% of CENG for €11 million.

19.2 ●● Goodwill by operating segment

The breakdown of goodwill is as follows:

(in millions of Euros)	United Kingdom	Germany	Italy	Other international	Other activities	Total
AT DECEMBER 31, 2010	7,972	–	1,910	604	1,542	12,028
At December 31, 2009	7,831	1,387	2,026	786	1,496	13,526

Goodwill for the United Kingdom segment amounts to €7,972 million. Impairment testing is based on two different Cash Generating Units (CGUs):

•	nuclear activities, including British Energy and development of four new EPRs;
•	Energy Sourcing and Customer Supply (ESCS).

For these two CGUs, the value in use is calculated using a WACC after tax of 7.5% .

The recoverable value of the nuclear activities is estimated based on discounted future net cash flows over the facilities’ estimated useful life, taking into consideration the probable extension of the useful lives for all AGRs – Advanced Gas Reactors – (5 years on average) and for Sizewell B (20 years). The approval in December 2010 of useful life extensions for the Heysham 1 and Hartlepool plants confirms the validity of these assumptions.

The electricity price used is the average of four electricity price projection scenarios for the UK.

The recoverable value of the Nuclear CGU is particularly sensitive to the WACC, mainly as a result of the operating lifetimes of nuclear projects, but using a WACC one point higher would not lead to impairment on the CGU. Also, if the number of EPRs constructed was reduced from 4 to 2 the recoverable value of the CGU would remain higher than its book value.

The recoverable value of ESCS is based on the value in use, determined by reference to the entity’s 5-year medium-term plan. Terminal value is determined using an after-tax growth rate of 1.7% .

Impairment of €397 million has been recorded in respect of the coal-fired power plants in this CGU following the decline in the “dark spread” gross energy margin (see note 14).

Note 20 - Other intangible assets

The net value of other intangible assets breaks down as follows:

At December 31, 2010

(in millions of Euros)	12/31/2009	Acquisitions	Disposals	Translation adjustments	Changes in scope	Other movements	12/31/2010
Greenhouse gas emission
rights –Green Certificates	708	777	(978)	11	(79)	-	439
Other intangible assets	6,900	686	(172)	62	(1,314)	(92)	6,070
Gross value	7,608	1,463	(1,150)	73	(1,393)	(92)	6,509
Accumulated amortization
and impairment	(2,029)	(722)	155	(11)	689	25	(1,893)
NET VALUES	5,579	741	(995)	62	(704)	(67)	4,616

Impairment of €(138) million was booked on other intangible assets in 2010.

At December 31, 2009

(in millions of Euros)	12/31/2008	Acquisitions	Disposals	Translation adjustments	Changes in scope	Other movements	12/31/2009
Greenhouse gas emission rights – Green Certificates	552	707	(675)	24	174	(74)	708
Other intangible assets	4,389	1,153	(216)	53	1,740	(219)	6,900
Gross value	4,941	1,860	(891)	77	1,914	(293)	7,608
Accumulated amortization and impairment	(1,718)	(477)	200	(12)	(26)	4	(2,029)
NET VALUES	3,223	1,383	(691)	65	1,888	(289)	5,579

Application of IFRIC 12 generated a €124 million increase in other intangible assets at January 1, 2009 (reclassification of assets between property, plant and equipment operated under concessions for other activities and other intangible assets – see note 2.1.2).

EDF’s research and development expenses recorded in the income statement total €486 million for the year ended December 31, 2010 (€438 million for the year ended December 31, 2009).

Note 21 - Property, plant and equipment operated under French public electricity distribution concessions

21.1 ●● Net value of property, plant and equipment operated under French public electricity distribution concessions

(in millions of Euros)	12/31/2010	12/31/2009
Property, plant and equipment	42,836	41,431
Property, plant and equipment in progress	1,069	1,020
PROPERTY, PLANT AND EQUIPMENT OPERATED UNDER FRENCH PUBLIC ELECTRICITY DISTRIBUTION CONCESSIONS	43,905	42,451

21.2 ●● Movements in property,plant and equipment operated under French public electricity distribution concessions (excluding assets in progress)

	Land and buildings	Fossil-fired & hydropower	Networks	Other installations, plant, machinery,	Total
(in millions of Euros)		plants		equipment & other
Gross value at 12/31/2009	2,068	14	66,631	2,887	71,600
Increases (1)	62	4	3,215	301	3,582
Decreases	(26)	–	(403)	(178)	(607)
Translation adjustments	–	–	–	–	–
Changes in the scope of consolidation	–	–	–	–	–
Other movements	–	–	2	–	2
Gross value at 12/31/2010	2,104	18	69,445	3,010	74,577
Depreciation and impairment at 12/31/2009	(1,126)	(8)	(27,042)	(1,993)	(30,169)
Net depreciation	(34)	–	(167)	(113)	(314)
Disposals	23	–	313	175	511
Translation adjustments	–	–	–	–	–
Changes in the scope of consolidation	–	–	–	–	–
Other movements (2)	(9)	–	(1,685)	(75)	(1,769)
Depreciation and impairment at 12/31/2010	(1,146)	(8)	(28,581)	(2,006)	(31,741)
Net values at 12/31/2009	942	6	39,589	894	41,431
NET VALUES AT 12/31/2010	958	10	40,864	1,004	42,836

(1)	Increases also include assets contributed for nil consideration.
(2)	Other movements mainly concern depreciation of assets operated under concession, booked against amortization recorded in the special concession liabilities.

Note 22 - Property, plant and equipment operated under concessions for other activities

22.1 ●● Net value of property,plant and equipment operated under concessions for other activities

The net value of property, plant and equipment operated under concessions for other activities breaks down as follows:

(in millions of Euros)	12/31/2010	12/31/2009
Property, plant and equipment	5,432	25,593
Property, plant and equipment in progress	595	1,264
PROPERTY, PLANT AND EQUIPMENT OPERATED UNDER CONCESSIONS FOR OTHER ACTIVITIES	6,027	26,857

22.2 ●● Movements in property,plant and equipment operated under concessions for other activities (excluding construction in progress and finance-leased assets)

	Land and buildings	Fossil-fired & hydropower	Networks	Other installations, plant, machinery,	Total
(in millions of Euros)		plants		equipment & other
Gross value at 12/31/2009	3,690	9,107	31,529	2,134	46,460
Increases	98	292	1,842	121	2,353
Decreases	(18)	(28)	(145)	(89)	(280)
Translation adjustments	11	20	178	35	244
Changes in the scope of consolidation	(2,514)	-	(32,824)	(1,107)	(36,445)
Other movements	3	(112)	(33)	29	(113)
Gross value at 12/31/2010	1,270	9,279	547	1,123	12,219
Depreciation and impairment at 12/31/2009	(1,903)	(4,860)	(12,727)	(1,377)	(20,867)
Net depreciation	(77)	(239)	(948)	(187)	(1,451)
Disposals	14	24	93	78	209
Translation adjustments	(3)	(5)	(57)	(14)	(79)
Changes in the scope of consolidation	1,174	-	13,361	862	15,397
Other movements	-	(2)	16	(10)	4
Depreciation and impairment at 12/31/2010	(795)	(5,082)	(262)	(648)	(6,787)
Net value at 12/31/2009	1,787	4,247	18,802	757	25,593
NET VALUE AT 12/31/2010	475	4,197	285	475	5,432

Property, plant and equipment operated under concessions other than French public electricity distribution concessions comprise at December 31,2010 concession facilities mainly located in France (transmission and hydropower) and Italy.

Changes in the scope of consolidation in 2010 essentially affected the United Kingdom (where network activities were sold during the year), RTE EDF Transport (for which the consolidation method was changed) and EnBW (due to application of IFRS 5).

Note 23 - Property, plant and equipment used in generation and other tangible assets owned by the Group

23.1 ●● Net value of property,plant and equipment used in generation and other tangible assets owned by the Group

The net value of property, plant and equipment used in generation and other tangible assets owned by the Group breaks down as follows:

(in millions of Euros)	12/31/2010	12/31/2009
Property, plant and equipment	46,730	49,803
Property, plant and equipment in progress	10,101	8,507
Leased property, plant and equipment	437	424
PROPERTY, PLANT AND EQUIPMENT USED IN GENERATION AND OTHER TANGIBLE ASSETS OWNED BY THE GROUP	57,268	58,734

23.2 ●● Movements in property,plant and equipment used in generation and other tangible assets owned by the Group (excluding construction in progress and finance-leased assets)

	Land and buildings	Nuclear power	Fossil-fired & hydropower	Networks	Other installations plant, machinery,	Total
(in millions of Euros)		plants	plants		equipment & other
Gross value at 12/31/2009	12,752	60,765	16,023	2,287	10,480	102,307
Increases	463	1,315	805	82	1,890	4,555
Decreases	(141)	(388)	(100)	(8)	(231)	(868)
Translation adjustments	61	592	111	5	236	1,005
Changes in the scope of consolidation	(1,657)	(963)	(1,704)	(1,505)	(1,088)	(6,917)
Other movements	(19)	327	241	(16)	32	565
Gross value at 12/31/2010	11,459	61,648	15,376	845	11,319	100,647
Depreciation and impairment
at 12/31/2009	(6,233)	(32,306)	(8,389)	(1,265)	(4,311)	(52,504)
Net depreciation	(379)	(2,644)	(1,196)	(89)	(910)	(5,218)
Disposals	82	332	89	4	206	713
Translation adjustments	(14)	(18)	(51)	(1)	(62)	(146)
Changes in the scope of consolidation	407	584	794	902	657	3,344
Other movements	(18)	43	(38)	15	(108)	(106)
Depreciation and impairment at 12/31/2010	(6,155)	(34,009)	(8,791)	(434)	(4,528)	(53,917)
Net value at 12/31/2009	6,519	28,459	7,634	1,022	6,169	49,803
NET VALUE AT 12/31/2010	5,304	27,639	6,585	411	6,791	46,730

The changes observed in 2010 principally concern reclassification of EnBW assets as assets held for sale in the amount of €(3,458) million, and translation adjustments: €348 million in the United Kingdom zone and €305 million in the United States zone.

Changes in the scope of consolidation in 2009 mainly reflect the effects of first consolidation of:

•	British Energy (€9,388 million);
•	CENG (€3,811 million).

23.3 ●● Finance lease obligations

		12/31/2010			12/31/2009
(in millions of Euros)	Total	< 1 year	Maturity 1 - 5 years	> 5 years	Total
Finance lease commitments as lessor	65	16	42	7	466
Finance lease commitments as lessee	235	34	147	54	219

The Group is a party to agreements classified as finance leases under IFRIC 4 and IAS 17, which account for almost all of its finance lease commitments as lessor. The change over the year results from the sale of EDF Energy’s network activities, which reduces these commitments by €442 million.

The Group is bound by irrevocable finance-lease contracts for premises, equipment and vehicles used in the course of its business. The corresponding payments are subject to renegotiation at intervals defined in the contracts. The main companies concerned are Tiru and Sofilo.

Note 24 - Investments in associates

Investments in associates are as follows:

		12/31/2010			12/31/2009
(in millions of Euros)	Principal activity (1)	% voting rights held	Share of net equity	Share of net income	Share of net equity	Share of net income
RTE	T	100.00	4,649	–	–	–
Alpiq	G	26.06	1,746	107	1,572	92
Dalkia Holding	S	34.00	470	24	493	19
NTPC	G	40.00	133	29	84	8
Taishan	G	30.00	541	–	279	–
Other investments in associates			315	(26)	1,993	(15)
TOTAL			7,854	134	4,421	104

(1) S = services, G = generation, D = distribution, T= transmission.

24.1 ●● RTE

24.1.1 Consolidation method applied to

RTE

Following the French government’s appointment on December 31, 2010 of two further representatives to the Supervisory Board of RTE EDF Transport, replacing EDF representatives, the Group no longer has exclusive control over RTE EDF Transport’s operating and financial policies as defined by IAS 27. However, as the Group still has significant influence, RTE EDF Transport is accounted for under the equity method from that date.

24.1.2 RTE EDF Transport – financial indicators

The key financial indicators for RTE EDF Transport for 2010 are as follows:

(in millions of Euros)
2010 Operating profit before depreciation and amortization	1,525
2010 Net income	367
Equity at December 31, 2010	4,649
Balance sheet total at December 31, 2010	14,368
Net indebtedness at December 31, 2010	6,341

24.1.3 Transactions between the EDF group and RTE EDF Transport

At December 31, 2010 the main transactions between the EDF group and RTE EDF Transport were as follows:

Sales

ERDF uses RTE EDF Transport’s high-voltage and very high-voltage networks to convey energy from its point of generation to the distribution networks. This service generated €3,174 million in sales revenues for RTE EDF Transport from ERDF over 2010.

In executing its responsibility to ensure balance in the electricity system, in 2010 RTE EDF Transport also undertook:

•	energy purchases and sales with EDF, amounting to €351 million and €420 million respectively;

•	system service purchases from EDF amounting to €279 million.

Other transactions

The EDF group contributes to financing of RTE EDF Transport through a loan amounting to €1,914 million at December 31, 2010. EDF received a total of €142 million in interest expenses on this loan in 2010.

RTE is also included in the EDF group tax consolidation, under a tax consolidation agreement between the two groups.

24.2 ●● Other associates

The main changes concerning other associates in 2010 result from the following factors:

•	Impact of application of IFRS 5 due to the ongoing sale of EnBW (reclassification of the holding in EnBW’s share from investments in associates to assets held for sale).

•	Rise in value of the share in equity of Taishan following the Group’s €213 million subscription to a capital increase in 2010.

At December 31, 2009, the main published indicators concerning associates were as follows:

(in millions of Euros)	Total Assets	Total Liabilities (excluding equity)	Sales	Net income
Alpiq	13,544	8,200	9,816	448
Dalkia holding (1)	8,220	5,710	6,854	216

(1) Consolidated financial data including Dalkia Investissement and Dalkia International.

Note 25 - Inventories

The carrying value of inventories, broken down by nature, is as follows:

	12/31/2010			12/31/2009
(in millions of Euros)	Gross value	Provisions	Net value	Gross value	Provisions	Net value
Nuclear fuel	9,551	(12)	9,539	9,070	(12)	9,058
Other fuel	1,678	(8)	1,670	1,793	(4)	1,789
Other raw materials	1,004	(182)	822	1,152	(204)	948
Work-in-progress for production of goods and services	315	(6)	309	377	(3)	374
Other inventories	377	(32)	345	510	(17)	493
TOTAL INVENTORIES	12,925	(240)	12,685	12,902	(240)	12,662

The long-term portion (more than one year) mainly concerns nuclear fuel inventories amounting to €7,146 million (€6,519 million at December 31, 2009).

At December 31, 2010, the value of EDF Trading’s inventories stated at market value is €825 million (€622 million at December 31, 2009).

Note 26 - Trade receivables

Details of net trade receivables are as follows:

(in millions of Euros)	12/31/2010	12/31/2009
Trade receivables, gross value – excluding EDF Trading	17,786	17,918
Trade receivables, gross value – EDF Trading	2,375	2,401
Impairment	(637)	(686)
TRADE RECEIVABLES, NET VALUE	19,524	19,633

Most trade receivables mature within one year.

Securitization of trade receivables is undertaken on revolving basis, principally by Edison. EDF’s share amounts to €2,122 million at

December 31, 2010 (€1,385 million at December 31, 2009). As most securitization is without recourse, the corresponding receivables are not carried in the Group’s consolidated balance sheet.

The credit risk on trade receivables is shown below:

	12/31/2010			12/31/2009
(in millions of Euros)	Gross value	Impairment	Net value	Gross value	Impairment	Net value
Trade receivables	20,161	(637)	19,524	20,319	(686)	19,633
overdue by up to 6 months	1,690	(182)	1,508	1,940	(225)	1,715
overdue by 6-12 months	365	(120)	245	318	(135)	183
overdue by more than 12 months	584	(272)	312	428	(199)	229
Trade receivables due	2,639	(574)	2,065	2,686	(559)	2,127
Trade receivables not yet due	17,522	(63)	17,459	17,633	(127)	17,506

Note 27 - Other receivables

Details of other receivables are as follows:

(in millions of Euros)	12/31/2010	12/31/2009
Prepaid expenses	513	600
Other receivables and operating current accounts	8,806	7,511
OTHER RECEIVABLES	9,319	8,111
Gross value	9,362	8,164
Impairment	(43)	(53)

The majority of other receivables mature within one year.

“Other receivables” mainly comprise the CSPE receivable amounting to €2,812 million at December 31, 2010 (€1,844 million at December 31, 2009) and amounts due from the State and public authorities.

Note 28 - Equity

28.1 ●● Share capital

At December 31, 2010, the share capital amounted to €924,433,331, comprising 1,848,866,662 fully subscribed and paid-up shares with nominal value of €0.50 each, owned 84.5% by the French State (unchanged from December 31, 2009), 13.1% by the public (institutional and private investors) and 2.4% by current and retired Group employees.

28.2 ●● Treasury shares

A share repurchase program authorized by the General Shareholders’ meeting of June 9, 2006 was implemented by the Board of Directors, within the limits of 10% of the total number of shares making up the Company’s capital. The initial duration of the program is 18 months, renewable by tacit agreement for 12 months.

Under this share repurchase program, for which a liquidity contract exists as required by the market regulator AMF, 2,607,442 shares were acquired during 2010 for a total of €97 million, and 2,294,477 shares were sold for a total of €87 million.

At December 31, 2010, treasury shares deducted from consolidated equity represent 557,344 shares with total value of €(19) million.

28.3 ●● Dividends

The General Shareholders’ Meeting of May 18, 2010 decided to distribute a dividend of €1.15 per share in circulation in respect of 2009. Interim dividends of €0.55 per share had been paid out on December 17, 2009, with the possibility to opt for payment in new shares, leading to issuance of 26,695,572 new shares with nominal value of €0.50 plus an issuance premium of €34.63 each. The balance of €0.60 per share, amounting to a total of €1,109 million, was paid out on June 3, 2010.

On November 30, 2010, the Board of Directors decided to distribute an interim dividend of €0.57 per share for 2010, paid in cash on December 17, 2010 (a total of €1,054 million).

28.4 ●● Capital management

Article 24 of the law of August 9, 2004 requires the State to hold more than 70% of the capital of EDF at all times.

Equity has increased since the IPO of November 2005, largely due to the realized profits net of dividends paid out, and after inclusion of changes in the fair value of financial instruments taken to equity. It amounts to €36,903 million at December 31, 2010 compared to its year-end 2009 level of €34,667 million.

Note 29 - Provisions

The breakdown between current and non-current provisions is as follows:

		12/31/2010			12/31/2009
(in millions of Euros)	Notes	Current	Non-current	Total	Current	Non-current	Total
Provisions for spent nuclear fuel management		848	10,176	11,024	836	10,311	11,147
Provisions for long-term radioactive
waste management		172	6,824	6,996	206	7,220	7,426
Provisions for back-end nuclear cycle	30.1	1,020	17,000	18,020	1,042	17,531	18,573
Provisions for decommissioning		301	16,251	16,552	350	16,970	17,320
Provisions for last cores		-	3,132	3,132	-	3,033	3,033
Provisions for decommissioning and last cores	30.2	301	19,383	19,684	350	20,003	20,353
Provisions for employee benefits	31	819	11,745	12,564	837	13,412	14,249
Other provisions	32	2,870	1,337	4,207	3,629	1,188	4,817
TOTAL PROVISIONS		5,010	49,465	54,475	5,858	52,134	57,992

Note 30 - Provisions for the back-end nuclear cycle and decommissioning

Provisions are estimated under the principles presented in note 1.3.2.1 and 1.3.23.

Obligations can vary noticeably depending on each country’s legislation and regulations, and the technologies and industrial practices used in each company.

30.1● ●Provisions for back-end nuclear cycle expenses

The movement in provisions for back-end nuclear cycle expenses breaks down as follows:

At December 31, 2010

	12/31/2009	Increases	Decreases		Changes	Other	12/31/2010
(in millions of Euros)			Utilizations	Reversals	in scope	changes
Provisions for spent nuclear
fuel management	11,147	779	(609)	(6)	(250)	(37)	11,024
Provisions for long-term radioactive
waste management	7,426	414	(170)	(30)	(686)	42	6,996
PROVISIONS FOR BACK-END NUCLEAR CYCLE	18,573	1,193	(779)	(36)	(936)	5	18,020

Breakdown of provisions by company

(in millions of Euros)	EDF	EDF Energy	EnBW	Other	Total
Provisions at 12/31/2009	15,030	2,660	879	4	18,573
Increases	1,078	-	114	1	1,193
Decreases	(757)	-	(57)	(1)	(815)
Changes in scope	-	-	(936)	-	(936)
Other	9	(3)	-	(1)	5
PROVISIONS AT 12/31/2010	15,360	2,657	-	3	18,020

30.2●●Provisions for decommissioning and last cores

The change in decommissioning and last core provisions breaks down as follows:

At December 31, 2010

	12/31/2009	Increases	Decreases		Changes	Other	12/31/2010
(in millions of Euros)			Utilizations	Reversals	in scope	changes
Provisions for decommissioning	17,320	874	(291)	(21)	(1,721)	391	16,552
Provisions for last cores	3,033	155	-	(11)	(22)	(23)	3,132
PROVISIONS DECOMMISSIONING AND LAST CORES	20,353	1,029	(291)	(32)	(1,743)	368	19,684

Breakdown of provisions by company

(in millions of Euros)	EDF	EDF Energy	EnBW	CENG	Other	Total
Provisions at 12/31/2009	12,958	5,108	1,453	442	392	20,353
Increases	723	77	167	30	32	1,029
Decreases	(286)	(27)	(6)	-	(4)	(323)
Changes in scope	-	-	(1,743)	-	-	(1,743)
Other	24	212	129	(2)	5	368
PROVISIONS AT 12/31/2010	13,419	5,370	-	470	425	19,684

30.3 ●● EDF’s provisions in France and secure financing of long-term obligations for nuclear installations

In France, EDF’s provisions are calculated in accordance with the instructions of the law of June 28, 2006 and its implementing provisions.

In compliance with the regulation on secure financing of nuclear expenses:

•	EDF books provisions to cover all obligations related to the nuclear facilities it operates;
•	EDF is building up a portfolio of dedicated assets to cover long-term obligations (see note 46).

The relevant expenses are estimated based on the economic conditions of the year-end. They are spread over a forecast disbursement schedule and valued on the basis of the expected conditions at the time of payment, through application of a forecast long-term inflation rate. They are then discounted to present value for calculation of the provisions, using the discount rates shown in note 30.3.3.1.

30.3.1 EDF’s provisions for back-end nuclear cycle expenses in France

	12/31/2009	Increases	Decreases		Other	12/31/2010
(in millions of Euros)			Utilizations	Reversals	changes
Provisions for burnt nuclear fuel management	8,686	764	(600)	-	2	8,852
Provisions for long-term radioactive
waste management	6,344	314	(152)	(5)	7	6,508
PROVISIONS FOR BACK-END NUCLEAR CYCLE IN FRANCE	15,030	1,078	(752)	(5)	9	15,360

Expenses are estimated based on the economic conditions of the year-end, discounted to present value (see note 30.3.3.1) as follows:

	12/31/2010		12/31/2009
(in millions of Euros)	Costs based on year-end economic conditions	Amounts in provisions at present value	Costs based on year-end economic conditions	Amounts in provisions at present value
Spent fuel management	14,386	8,852	13,969	8,686
Long-term radioactive waste management	23,017	6,508	22,321	6,344
BACK-END NUCLEAR CYCLE EXPENSES	37,403	15,360	36,290	15,030

30.3.1.1 EDF’s provisions for spent fuel management in France

These provisions cover services in connection with the following:

•	removal of spent fuel from EDF’s generation centers, as well as reception, interim storage;
•	processing, including conditioning and storage of recyclable matter and waste resulting from this processing;
•	processing expenses exclusively concerning spent fuel that can be recycled in existing facilities, including the portion in reactors but not yet irradiated.

Expenses are calculated based on forecast physical flows at the closing date. Valuation is based on the contracts signed with AREVA.

In application of the agreement of December 19, 2008 setting forth the principles governing back-end cycle contracts for the post-2007 period, EDF and AREVA signed two contracts on July 12, 2010 entitled the “EDF-AREVA NC Processing-Recycling agreement” and the “protocol for recovery and conditioning of EDF waste, the final shutdown and decommissioning of the AREVA NC plant at La Hague”. The Processing-Recycling agreement lays down the contractual terms for the period 2008-2012 and the principles governing prices and investments for subsequent periods.

The effects of these agreements were recognized at December 31, 2010. As they had already been anticipated based on the previous agreements, they have no material impact on the Group’s consolidated financial statements.

For fuel in reactors but not yet irradiated, provisions are booked against an increase in the value of the fuel included in inventories.

EDF’s contribution towards decommissioning costs for La Hague reprocessing plant, and its share of the cost of recovering and conditioning old waste, are defined in an agreement signed with AREVA on July 6, 2009 setting the exact amounts and timing of payments and releasing EDF from any further obligation. The last installment is due to be paid by July 1, 2011. The first three installments have been paid and the last payments, amounting to €776 million including taxes, are recorded in operating liabilities.

30.3.1.2 EDF’s provisions for long-term radioactive waste management in France

This includes future expenses for:

•	removal and storage of radioactive waste resulting from decommissioning of regulated nuclear installations operated by EDF;

•	removal and storage of radioactive waste resulting from spent fuel processing at La Hague;

•

long-term and direct storage of spent fuel that cannot be recycled on an industrial scale in existing installations: plutonium or uranium fuel derived from enriched processing, fuel from Creys Malville and Brennilis;

•	EDF’s share of the costs of studies, coverage, shutdown and surveillance of storage centers:

–	existing centers, for very low-level waste, and low and medium-level waste;

–	new centers to be opened, for long-life low-level waste and long-life medium and high-level waste.

The volumes of waste concerned by provisions include packages of existing waste and all waste to be conditioned, resulting from plant decommissioning or spent fuel processing at La Hague (based on all fuel in reactors at December 31, burnt or otherwise). These volumes are regularly reviewed, in keeping with the data declared for the purposes of the national waste inventory undertaken by the French agency for radioactive waste management ANDRA (Agence nationale pour la gestion des déchets radioactifs).

For waste resulting from decommissioning of plants in operation, the accounting treatment is identical to the treatment of decommissioning expenses: an asset corresponding to the provision is recognized under the accounting policies described in note 1.3.13.1.

For future waste that will result from fuel currently in reactors but not yet irradiated, provisions are booked against an increase in the cost of the fuel included in inventories.

The provision for long-life medium and high-level waste is the largest component of the provisions for long-term radioactive waste management. The French Law of June 28, 2006 on the sustainable management of radioactive materials and waste has confirmed EDF’s assumption of geological storage. Provisions are based on that assumption.

Since 2005, the gross value and disbursement schedules for forecast expenses have been based on a scenario of industrial geological waste storage, following conclusions presented in the first half of 2005 by the task force set up by the French department for Energy and Raw Materials (Direction Générale de l’Énergie et des Matières Premières – DGEMP, which has since become the French department for Energy and Climate – Direction Générale de l’Énergie et du Climat or DGEC) comprising members representing the relevant government departments (DGEMP, the State investment agency APE and the Budget Department), ANDRA and the producers of waste (EDF, AREVA, CEA). The approach applied by EDF to the working group’s conclusions is reasonable and coherent with information available internationally.

A working group is due to be set up in 2011, supervised by the DGEC and involving ANDRA and waste producers, to undertake a more in-depth examination of the technical options for storage design. The conclusions of this working group, which are not expected before the end of the first half of 2011, will then form the basis for new calculations.

Regarding the provision for long-life low-level waste, the search for a storage site has been suspended following withdrawal of two sites selected by ANDRA. Further studies by ANDRA and the DGEC should lead to new estimates in 2012.

30.3.2 EDF’s provisions for decommissioning and last cores in France

The change in EDF’s decommissioning and last core provisions in France breaks down as follows:

	12/31/2009	Increases	Decreases		Other	12/31/2010
(in millions of Euros)			Utilizations	Reversals	changes
Decommissioning for fossil fired power plants	425	97	(58)	-	18	482
Decommissioning provisions
for nuclear power plants	10,708	535	(218)	-	6	11,031
Provisions for last cores	1,825	91	-	(10)	-	1,906
EDF’S PROVISIONS FOR DECOMMISSIONING AND LAST CORES IN FRANCE	12,958	723	(276)	(10)	24	13,419

Expenses are estimated based on the economic conditions of the year-end, discounted to present value (see note 30.3.3.1) as follows:

	12/31/2010		12/31/2009
(in millions of Euros)	Costs based on year-end economic conditions	Amounts in provisions at present value	Costs based on year-end economic conditions	Amounts in provisions at present value
Decommissioning provisions
for fossil-fired ower plants	657	482	594	425
Decommissioning provisions
for nuclear power plants	20,903	11,031	20,696	10,708
Provisions for last cores	3,792	1,906	3,732	1,825
PROVISION FOR DECOMMISSIONING AND LAST CORES	25,352	13,419	25,022	12,958

30.3.2.1 Decommissioning provisions for EDF’s fossil-fired power plants in France

The expenses related to decommissioning of fossil-fired power plants are calculated using regularly updated studies based on estimated future costs, measured by reference to the charges recorded on past operations and the most recent estimates for plants still in operation.

The provision recorded at December 31, 2010 reflects the most recent known contractor quotes and commissioning of new generation assets.

For plants still in operation, an asset is recorded against the provision under the principles presented in note 1.3.13.1.

30.3.2.2 Decommissioning provisions for EDF’s nuclear power plants in France

These provisions concern the decommissioning of pressurized water reactor (PWR) nuclear power plants currently in operation and nuclear power plants that have been permanently shut down.

They are estimated on the assumption that once decommissioning is complete, the sites will be returned to their original state and the land reused.

For plants still in operation, a tangible fixed asset has been created against the provision, applying the accounting principles presented in note 1.3.13.1.

When some of the decommissioning costs for a plant are to be borne by a foreign partner, the expected reimbursement is recognized against the provision as accrued income in the assets. In such cases the tangible asset created corresponds to the portion of the provision to be financed by EDF, and payments made by the partner are deducted from the accrued income recorded in the assets.

For nuclear power plants currently in operation (PWR plants with 900 MW, 1,300 MW and N4 reactors)

Provisions are estimated based on a 1991 study by the French Ministry of Trade and Industry, which set an estimated benchmark cost in €/MW, confirming the assumptions defined in 1979 by the PEON commission.

This estimate was confirmed by further studies carried out in 1999 focusing on a specific site, and a further valuation in 2009 involving the following steps:

•

measurement of the decommissioning cost for a PWR plant with four 900 MW units, taking into consideration the most recent developments in regulations, past experience in decommissioning of shut-down plants and recommendations issued by the French Nuclear Safety Authority;

•	a review of the scheduling for decommissioning operations over time;

•	determination of the rules for extrapolation of costs for the entire fleet of PWR plants in operation.

International intercomparison supported the results of this study.

This revaluation resulted in a figure for decommissioning costs that confirms the amount of the provision booked to date, and validates the benchmark costs used, expressed as €/MW.

For permanently shut-down nuclear power plants (UNGG power plants, Creys-Malville, Brennilis and Chooz A)

The provision is based on contractor quotes (costs and schedules) updated in 2008, which take into account changes in technical and financial assumptions, experience of decommissioning operations currently in process and an intercomparison study.

30.3.2.3 EDF’s provision for last cores in France

This provision covers expenses related to the future loss on unused fuel following the final reactor shutdown. It comprises two types of expenses:

•	write-down of the inventory of fuel in the reactor that will not be totally spent when the reactor is shut down, valued at the last known average price;

•

the cost of fuel reprocessing and the corresponding waste disposal and storage costs for fuel not yet spent at the time the plant shuts down. These costs are valued in a similar way to provisions for spent fuel management and long-term radioactive waste management.

Since this provision relates to an obligation that existed at the commissioning date of the nuclear unit containing the core, all costs are fully covered by provision and an asset associated with the provision is recognized.

30.3.3 Secure financing of the EDF group’s long-term obligations for nuclear installations

The dedicated assets set aside to cover long-term obligations related to nuclear plants are described in note 46.

30.3.3.1 Discount rate

EDF applies a discount rate of 5% in calculating its provisions, together with assumed inflation of 2%, resulting in an effective rate of close to 3%.

Calculation of the discount rate

The discount rate is determined based on long-series data for a sample of bonds with maturities as close as possible to that of the liability. However, some expenses covered by EDF’s provisions will be disbursed over periods significantly longer than the duration of instruments generally traded on the financial markets.

The benchmark used to determine the discount rate is the sliding average over 10 years of the return on French treasury bonds over the longest time horizons, plus the spread of corporate bonds rated A to AA, which include EDF.

The assumed inflation rate used is coherent with the forecasts provided by consensus and expected inflation based on the returns on inflation-linked bonds.

Revision of the discount rate

The methodology used to determine the discount rate gives priority to long-term trends in rates, in keeping with the long-term horizon for disbursements. The discount rate is therefore revised in response to structural developments in the economy leading to medium- and long-term changes.

The discount rate applied complies with the two limits set by the decree of February 23, 2007 and the decision of March 21, 2007. It must remain below:

•

a regulatory maximum “equal to the arithmetic average over the forty- eight most recent months of the constant 30-year rate (TEC 30 years), observed on the last date of the period concerned, plus one point”;

•	and the expected rate of return on assets covering the liability.

30.3.3.2 Sensitivity factors in provisions for the back-end nuclear cycle and provisions for decommissioning and last cores

This sensitivity to assumptions concerning costs, inflation rate, long-term discount rate, and disbursement schedules can be estimated through comparison of the gross amount estimated under economic conditions for December of the year concerned with the discounted value of the amount.

This approach can be complemented by estimating the impact of a change in the discount rate on the discounted value.

In application of article 11 of the decree of February 23, 2007, the following table reports these details for the main components of provisions for the back-end nuclear cycle, decommissioning of nuclear plants and last cores:

	Amounts in provisions		Sensitivity to discount rate
	at present value		2010		2009
(in millions of Euros)	2010	2009	+ 0.25%	-0.25%	+ 0.25%	-0.25%
Back-end nuclear cycle
Spent fuel management	8,852	8,686	(197)	210	(192)	205
Long-term radioactive waste management	6,508	6,344	(401)	457	(391)	445
Decommissioning and last cores
Decommissioning of nuclear power plants	11,031	10,708	(543)	577	(542)	575
Impairment of last cores	1,906	1,825	(81)	87	(81)	87
TOTAL	28,297	27,563	(1,222)	1,331	(1,206)	1,312

30.4 ●● British Energy’s nuclear provisions

30.4.1 Restructuring agreements – Financing long-term obligations

Amendments signed with the Nuclear Liabilities Fund (NLF – an independent trust set up by the UK Government as part of the restructuring of British Energy) following the EDF group’s acquisition of British Energy have a limited impact on the contractual financing commitments made to British Energy by the UK Secretary of State and the NLF under the “Restructuring Agreements”. These agreements were entered into by British Energy on January 14, 2005 as part of the restructuring led by the UK Government from 2005 in order to stabilize British Energy’s financial position. Under the terms of the Restructuring Agreements:

•

the NLF agreed to fund, to the extent of its assets: (i) qualifying contingent and/or latent nuclear liabilities (including liabilities for management of spent fuel from the Sizewell B power station); and (ii) qualifying decommissioning costs for British Energy’s existing nuclear power stations;

•

the Secretary of State agreed to fund: (i) qualifying contingent and/or latent nuclear liabilities (including liabilities for the management of spent fuel from the Sizewell B power station) and qualifying decommissioning costs related to British Energy’s existing nuclear power stations, to the extent that they exceed the assets of the NLF; and (ii) subject to a cap of £2,185 million (in December 2002 monetary values, adjusted accordingly), qualifying known existing liabilities for British Energy’s spent fuel (including liabilities for management of spent fuel from plants other than Sizewell B loaded in reactors prior to January 15, 2005);

•

the British Energy group is responsible for funding certain excluded or disqualified liabilities (mainly liabilities incurred in connection with unsafe or careless operation of the power plants). The obligations of British Energy to the NLF and the Secretary of State are guaranteed by the assets of the principal members of British Energy group.

British Energy has also undertaken commitments to pay:

•

annual decommissioning contributions for a period limited to the useful lives of the plants that had ceased operations at the date of the “restructuring agreements”; the corresponding provision amounts to €200 million at December 31, 2010;

•	£150,000 (indexed to inflation) per tonne of uranium loaded in the Sizewell B reactor after the date of the “restructuring agreements”.

Furthermore, British Energy has entered into a separate contract with the Nuclear Decommissioning Authority (NDA) for management of radioactive waste resulting from operation of power plants other than Sizewell B after January 15, 2005 and bears no responsibility for this waste once it is transferred to the processing site at Sellafield. The corresponding costs of £150,000 (indexed to inflation) per tonne of loaded uranium are included in inventories (see note 1.3.18.1) .

The specific financing terms for long-term nuclear obligations are reflected as follows in the EDF group’s financial statements:

•	the obligations are reported in liabilities in the form of provisions amounting to €7,992 million at December 31, 2010;

•

in the assets, EDF reports receivables corresponding to the amounts payable under the restructuring agreements by the NLF, for non- contracted obligations or decommissioning obligations, and by the British Government for contracted obligations (or historic liabilities).

These receivables are discounted at the same real rate as the obligations they are intended to finance, and amount to €6,613 million at December 31, 2010 (see note 36.3).

30.4.2 British Energy’s provisions for the back-end nuclear cycle

	12/31/2009	Increases	Decreases		Other	12/31/2010
(in millions of Euros)			Utilizations	Reversals	changes
Provisions for spent nuclear fuel management	2,209	-	-	-	(38)	2,171
Provisions for long-term radioactive
waste management	451	-	-	-	35	486
PROVISIONS FOR BACK-END NUCLEAR CYCLE	2,660	-	-	-	(3)	2,657

Spent fuel from the Sizewell B PWR (pressurized water reactor) plant is stored on site. Spent fuel from other plants is transferred to Sellafield for storage and reprocessing.

The British Energy Group’s provisions for the back-end nuclear cycle concern obligations for reprocessing and storage of spent fuel and long-term storage of radioactive waste, required by the existing regulations in the UK approved by the Nuclear Decommissioning Authority (NDA). Their amount is based on contractual agreements or if this is not possible, on the most recent technical estimates.

(in millions of Euros)	Back-end nuclear cycle: Contractualized spending	Back-end nuclear cycle: Non contractualized spending	12/31/2010 Total
Amounts under year-end economic conditions	2,631	3,311	5,942
Discounted value (real rate 3%)	2,171	641	2,812
Amounts in provisions	2,171	486	2,657

30.4.3 British Energy’s provisions for decommissioning of nuclear plants and last cores

	12/31/2009	Increases	Decreases		Changes	Other	12/31/2010
(in millions of Euros)			Utilizations	Reversals	in scope	changes
Provisions for decommissioning	3,938	14	(26)	-	-	225	4,151
Provisions for last cores	1,150	60	-	-	-	(26)	1,184
PROVISIONS FOR
DECOMMISSIONING	5,088	74	(26)	-	-	199	5,335
AND LAST CORES

Provisions for decommissioning of nuclear plants result from management’s best estimates. They cover the full cost of decommissioning and are measured on the basis of existing techniques and methods that are most likely to be used for application of current regulations. The last estimates date from 2006 and assume that plants will be decommissioned and the land will ultimately be reused.

Decommissioning	12/31/2010
(in millions of Euros)	Total
Non-discounted amount at year-end conditions	12,567
Amounts in provisions (discounted at the real rate of 3%)	3,951

The following table only concerns decommissioning obligations, excluding the discounted value of decommissioning contributions payable to the NLF (€200 million) (see note 30.4.1).

30.5 ●● CENG’s provisions

In the US, obligations for spent fuel management, waste management and plant decommissioning are chiefly governed by the NRC (Nuclear Regulatory Commission), and waste transport obligations are governed by the Department of Transport.

(in millions of Euros)	12/31/2009	Increases	Changes in scope	Other changes	12/31/2010
PROVISIONS FOR DECOMMISSIONING
AND LAST CORES	442	30	-	(2)	470

30.5.1 CENG’s provisions for the back-end nuclear cycle

Spent fuel is not reprocessed, but put in temporary storage until the US Department of Energy (DOE) takes charge of its final storage. CENG pays a quarterly contribution of $1/MWh based on the quantities of electricity produced, and no provision is therefore established for this cost.

30.5.2 Decommissioning provisions for CENG’s nuclear plants

CENG is under an obligation to decommission its three nuclear power plants when they cease operations, in compliance with NRC regulations.

Decommissioning provisions mainly cover internal and external personnel expenses, the cost of materials and equipment, transportation and underground storage, energy costs, real property taxes, contributions paid to the NRC for the decontamination certificate procedures and land rehabilitation expenses in compliance with recommendations.

Estimates of decommissioning costs are calculated for each individual site based on technical studies that are regularly updated. A study completed during the second half of 2010 led to a $50 million reduction in the provision. This was considered as an adjustment to the initial CENG balance sheet (see note 4.2.3).

30.5.3 Assets covering nuclear obligations

The NRC requires a trust fund to be set up plant by plant to finance decommissioning.

These trust funds are invested in debt instruments and equities, and are reserved for the relevant nuclear power plant. CENG’s Investment Committee decides on the general investment strategy, including the allocation between asset categories. Investments comply with a conservative approach. Funds cannot be invested directly in companies that own nuclear power plants.

The NRC sets minimum levels for these trust funds, and inspections are carried out every two years. If a shortfall is noted, the NRC may require additional financial guarantees in the form of cash, letters of credit or guarantees from the parent company.

These covering assets are recorded as held-for-sale assets at fair value (stock market value).

30.6 ●● Other subsidiaries

Obligations associated with the back-end of the nuclear cycle concern SPE’s share of nuclear power plants.

Decommissioning obligations primarily concern fossil-fired plants in Europe, nuclear plants in Belgium and other industrial facilities.

Note 31 - Provisions for employee benefits

31.1 ●● Changes in provisions

The changes in provisions for employee benefits were as follows in the last two years:

At December 31, 2010

	12/31/2009	Increases	Decreases		Changes	Other	12/31/2010
(in millions of Euros)			Utilizations	Reversals	in scope	changes
Provisions for post-employment benefits	13,118	2,333	(2,215)	-	(2,270)	479	11,445
Provisions for other long-term benefits	1,131	223	(126)	-	(108)	(1)	1,119
PROVISIONS FOR EMPLOYEE
BENEFITS	14,249	2,556	(2,341)	-	(2,378)	478	12,564

(in millions of Euros)	France	United Kingdom	Germany	Italy	Other international	Other activities	Total
Provisions at 12/31/2009	11,773	119	1,939	54	230	134	14,249
Amounts used at end of the period	(973)	(506)	(107)	-	(25)	(15)	(1,626)
Changes in the scope of consolidation	(453)	47	(1,972)	-	-	-	(2,378)
Net additions	1,339	316	137	5	26	18	1,841
Translation adjustments	-	5	-	-	10	2	17
Other	406	61	3	(8)	(1)	-	461
PROVISIONS AT 12/31/2010	12,092	42	-	51	240	139	12,564

The decrease in provisions since December 31, 2009 mainly results from changes in the provision for post-employment employee benefits, particularly pension obligations for French subsidiaries concerned by the special electricity and gas (IEG) sector pension system. The change also reflects changes in the scope of consolidation, with reclassification of EnBW’s provisions as liabilities related to assets held for sale.

At December 31, 2009

	12/31/2008	Increases	Decreases		Other	12/31/2009
(in millions of Euros)			Utilizations	Reversals	changes
Provisions for post-employment benefits	12,703	2,211	(1,933)	(6)	143	13,118
Provisions for other long-term benefits	1,016	222	(122)	(1)	16	1,131
PROVISIONS FOR EMPLOYEE BENEFITS	13,719	2,433	(2,055)	(7)	159	14,249

(in millions of Euros)	France	United Kingdom	Germany	Italy	Other international	Other activities	Total
Provisions at 12/31/2008	11,420	141	1,918	59	41	140	13,719
Amounts used at end of the period	(937)	(347)	(104)	(9)	(9)	(18)	(1,424)
Changes in the scope of consolidation	-	13	-	1	176	-	190
Net additions	1,292	342	127	6	16	12	1,795
Translation adjustments	-	11	-	-	4	1	16
Other	(2)	(41)	(2)	(3)	2	(1)	(47)
PROVISIONS AT 12/31/2009	11,773	119	1,939	54	230	134	14,249

31.2● ●Breakdown of provision for employee benefits by nature

(in millions of Euros)	12/31/2010	12/31/2009
Provisions for post-employment benefits – pensions	9,384	8,998
Provisions for post-employment benefits other than pensions	1,704	1,769
Provisions for other long-term benefits	1,065	1,062
Provisions for employee benefits – IEG	12,153	11,829
Provisions for employee benefits – non-IEG	411	2,420
TOTAL PROVISIONS FOR EMPLOYEE BENEFITS	12,564	14,249

31.2.1 French subsidiaries covered by the IEG system

The provision for pensions amounts to €9,384 million at December 31, 2010 (€8,998 million at December 31, 2009). In 2010 it includes the contribution to preserve benefit entitlements (Contribution pour Maintien de Droits), which was reclassified during the year as a component of employee benefit provisions. In 2009 it was included in “Other provisions” (see note 32).

In addition to pensions, other benefits are granted to employees not currently in active service, as detailed below:

(in millions of Euros)	12/31/2010	12/31/2009
Benefits in kind (electricity/gas)	1,138	1,176
Retirement gratuities	-	8
Bereavement benefit	273	287
Bonus paid leave	207	217
Other	86	81
PROVISIONS FOR POST-EMPLOYMENT BENEFITS	1,704	1,769

These benefits are described in note 1.3.25.2.

Personnel are also granted other long-term benefits. For IEG status employees, the related obligations total €1,065 million at December 31, 2010 (€1,062 million at December 31, 2009).

31.2.2 French and foreign subsidiaries not covered by the IEG system

The decrease in provisions for non-IEG employee benefits is mainly attributable to changes in the scope of consolidation, particularly reclassification of obligations relating to EnBW as liabilities held for sale.

31.3●●Actuarial assumptions

The main actuarial assumptions used for provisions for post-employment benefits and long-term employee benefits are summarized below:

	France		United Kingdom
	2010	2009	2010	2009
Discount rates applied to obligations	5.00%	5.25%	5.50%	5.70%
Expected return on fund assets	4.80%	5.32%	6.00%	6.30%
Pay increase rates	2.00%	2.00%	5.10%	5.40%

In France the discount rate for long-term obligations to employees is determined based on the return on a government bond of comparable duration – the 2032 French Treasury bond, which has a duration of 14 years consistent with the duration of employee benefit obligations –plus a spread calculated on the leading non-financial companies.

In view of the change in yields on the benchmark French treasury bonds and variations in spreads, the Group adjusted its discount rate downwards to 5% at December 31, 2010.

The actual return on Group pension fund assets for 2010 is €1,141 million (€1,146 million for 2009).

For the portfolio of fund assets, in France a 25 base point variation in the expected return on fund assets would result in a 1.31% rise or fall in the expected expense for 2011.

The impact of a 25 base point variation in the discount rate would be a 3.3% variation in the total value of obligations in France, and a 4.9% variation in the service cost for France for 2011.

31.4 ●● Changes in the discounted value of the obligation

(in millions of Euros)	France	United Kingdom	Germany	Italy	Other International	Other Activities	Total
Obligations at 01/01/2010	18,771	7,883	1,909	54	316	286	29,219
Current year service cost	488	178	24	-	13	11	714
Interest expenses	984	426	106	1	15	6	1,538
Actuarial gains and losses	1,136	(13)	139	-	29	11	1,302
Effect of curtailment or settlement of a plan	(3)	1	-	-	(1)	-	(3)
Benefits paid	(965)	(264)	(112)	1	(16)	(16)	(1,372)
Contributions by plans participants	-	39	-	-	-	-	39
Past service cost vested	2	-	10	(1)	1	-	12
Past service cost not vested	-	-	-	-	2	(1)	1
Changes in scope of consolidation	(648)	(3,353)	(2,111)	-	-	-	(6,112)
Exchange rate	-	263	5	-	14	4	286
Other	405	-	30	(4)	7	2	440
OBLIGATIONS AT 12/31/2010	20,170	5,160	-	51	380	303	26,064
Fair value of fund assets	(6,889)	(4,320)	-	-	(115)	(127)	(11,451)
Unrecognized actuarial gains (losses)	(1,059)	(971)	-	-	(20)	(36)	(2,086)
Unrecognized past service cost	(130)	-	-	-	(5)	(1)	(136)
NET PROVISIONS RECORDED	12,092	(131)	-	51	240	139	12,391
Included:
Provision for post-employment benefits	12,092	42	-	51	240	139	12,564
Pension assets	-	-	-	-	-	-	-
Financial assets	-	(173)	-	-	-	-	(173)

In France, the change in actuarial gains and losses is explained by the lower discount rate (which was reduced from 5.25% to 5%), but also by inclusion of the effects of the 2010 pension reform in actuarial gains and losses.

Other changes in France include €407 million corresponding to reclassification of the provision for preservation of benefit entitlements as pension obligations. One of the main consequences of affiliation of the special IEG pension system with the AGIRC and ARRCO complementary pension schemes in 2004, and the aim to maintain the level at which entitlements were covered by those bodies for the deregulated activities, was the recognition of a provision to cover any shortfall in benefit funding by EDF’s contributions. In view of the discussions undertaken in 2010, in compliance with the commitment made in 2004 to review the situation and the nature of the provision – to finance employee pensions – this provision has now been reclassified under pension obligations.

The total experience adjustment for France represents an actuarial gain of €18 million.

31.5 ●● Fund assets

(in millions of Euros)	France	United Kingdom	Germany	Other International	Other Activities	Total
Fair value of dedicated financial assets as of 01/01/2010	(6,388)	(5,981)	(36)	(85)	(125)	(12,615)
Expected return on fund assets	(339)	(365)	(3)	(7)	(1)	(715)
Net contributions	(634)	(543)	(5)	(19)	4	(1,197)
Actuarial gains and losses	(203)	(218)	1	(5)	-	(425)
Benefits paid through dedicated assets	627	264	5	10	(3)	903
Changes in scope of consolidation	46	2,723	69	-	-	2,838
Exchange rate	-	(200)	(5)	(6)	(2)	(213)
Other	2	-	(26)	(2)	-	(26)
FAIR VALUE OF DEDICATED FINANCIAL ASSETS
AS OF 12/31/2010	(6,889)	(4,320)	-	(114)	(127)	(11,450)

For France, this item includes €6,889 million of fund assets at December 31, 2010 (€6,388 million at December 31, 2009) to cover EDF’s long-term employee benefit obligations allocated to retirement gratuities (covered 100%) and the specific benefits of the special pension system.

They consist of insurance contracts.

At December 31, 2010, investments under the contracts in France break down as follows:

•	for retirement gratuities: 47% equities, 53% bonds and monetary instruments (the same distribution as in 2009);
•	for the special pension system: 30% equities, 70% bonds and monetary instruments (respectively 35% and 65% in 2009).

Pension obligations in the United Kingdom are partly covered by external funds with a present value of €4.3 billion at December 31, 2010 (€6.0 billion at December 31, 2009). These funds comprise equities (38%), bonds and money market instruments (47%), real estate property (6%) and other investments (9%).

Following the sale of the network businesses in particular, actuarial gains and losses on EDF Energy pension funds decreased from €(1,783) million at December 31, 2009 to €(971) million at December 31, 2010.

31.6 ●● Post-employment and other long-term employee benefit expenses

(in millions of Euros)	12/31/2010	12/31/2009
Current year service cost	(714)	(585)
Interest expense (current value method)	(1,538)	(1,461)
Expected return on fund assets	715	634
Actuarial gains and losses recorded during the year	(278)	(173)
Effect of curtailment or settlement of a plan	3	2
Cost of past service vested	(12)	2
Effect of limit	-	-
NET CHARGES RELATED TO POST-EMPLOYMENT BENEFITS
AND OTHER LONG-TERM BENEFITS (1)	(1,824)	(1,581)

(1) Including expenses related to EnBW.

Note 32 - Other provisions and contingent liabilities

Details of changes in other provisions are as follows:

(in millions of Euros)	12/31/2009	Increases	Decreases		Changes in scope	Other changes	12/31/2010
			Utilizations	Reversals
Provisions for contingencies
related to investments	182	16	(4)	-	-	-	194
Provisions for tax liabilities	355	30	(5)	-	(111)	20	289
Provisions for litigation	529	79	(60)	(35)	(22)	15	506
Provisions for onerous contracts	1,029	228	(683)	(23)	(95)	569	1,025
Other	2,722	2,001	(1,638)	(167)	(343)	(382)	2,193
OTHER PROVISIONS	4,817	2,354	(2,390)	(225)	(571)	222	4,207

Other provisions essentially comprise:

•	a provision of €173 million for the TaRTAM transition tariff system, including €121 million for its prolongation until application of the ARENH system;
•	provisions of €545 million for greenhouse gas emission quotas and renewable energy certificates.

Provisions for litigation include a provision relating to a dispute with social security bodies.

Provisions for onerous contracts include the fair value of:

•	British Energy sales contracts, amounting to €402 million at December 31, 2010 (€838 million at December 31, 2009);
•

CENG sales contracts amounting to €512 million at December 31, 2010. These contracts were previously included in “Other liabilities” at the value of €290 million in the provisional initial balance sheet drawn up for the financial statements at December 31, 2009 (see note 4.2.3).

Other changes include the reclassification of the provision for the contribution to preserve benefit entitlements (€(407) million).

Note 33 - Specific French public electricity distribution concession liabilities for existing assets and assets to be replaced

The changes in specific concession liabilities for existing assets and assets to be replaced are as follows:

(in millions of Euros)	12/31/2010	12/31/2009
Value in kind of assets	39,001	37,770
Unamortized financing by the operator	(18,683)	(18,103)
Rights in existing assets – net value	20,318	19,667
Amortization in existing by the grantor	9,404	8,887
Provisions for renewal	11,439	11,323
Rights in assets to be replaced	20,843	20,210
SPECIFIC FRENCH PUBLIC ELECTRICITY DISTRIBUTION CONCESSION
LIABILITIES FOR EXISTING ASSETS AND ASSETS TO BE REPLACED	41,161	39,877

Note 34 - Trade payables

(in millions of Euros)	12/31/2010	12/31/2009
Trade payables – excluding EDF Trading	9,856	10,694
Trade payables – EDF Trading	2,949	2,654
TRADE PAYABLES	12,805	13,348

Note 35 - Other liabilities

Details of other liabilities are as follows:

(in millions of Euros)	12/31/2010	12/31/2009
Advances and progress payments received	5,896	5,277
Liabilities related to property, plant and equipment	2,167	2,216
Tax and social charges	6,881	6,884
Deferred income	5,848	4,496
Other (1)	2,847	5,334
OTHER LIABILITIES	23,639	24,207
Non-current	4,965	3,360
Current	18,674	20,847

(1)	Including liabilities related to commitments to purchase minority interests, amounting to €66 million at December 31, 2010 (€1,018 million at December 31, 2009).

At December 31, 2010, deferred income includes €2,693 million (€2,444 million at December 31, 2009) of partner advances to EDF under the nuclear plant financing plans, and the €1.7 billion advance to the EDF group under the agreement with the Exeltium consortium.

The decline in 2010 is mainly explained by the following factors:

•

Reclassification of CENG sales contracts, amounting to €512 million, as “Provisions for onerous contracts”. These contracts were previously included in “Other liabilities” for an amount of €290 million in the provisional initial balance sheet drawn up for the financial statements at December 31, 2009.

•	Settlement of the liability related to the put option granted to SPE minority shareholders (€807 million), reflecting:
–	exercise of their option by some of these shareholders;
–	the liquidity conditions of the new shareholder pact of April 16, 2010 signed with minority shareholders wishing to retain their holding in SPE.

FINANCIAL ASSETS AND LIABILITIES

Note 36 - Current and non-current financial assets

36.1 ●● Breakdown between current and non-current financial assets

Current and non-current financial assets break down as follows:

	12/31/2010			12/31/2009
(in millions of Euros)	Current	Non-current	Total	Current	Non-current	Total
Financial assets carried at fair value with changes in fair value included in income	4,534	13	4,547	4,863	13	4,876
Available-for-sale financial assets	9,748	15,287	25,035	4,987	15,818	20,805
Held-to-maturity investments	2	23	25	61	463	524
Positive fair value of hedging derivatives	1,401	1,180	2,581	1,783	1,112	2,895
Loans and financial receivables	1,103	8,418	9,521	756	7,092	7,848
FINANCIAL ASSETS (1)	16,788	24,921	41,709	12,450	24,498	36,948

(1) Including impairment of €726 million at December 31, 2010 (€911 million at December 31, 2009).

36.2 ●● Details of financial assets

36.2.1 Financial assets carried at fair value with changes in fair value included in income

(in millions of Euros)	12/31/2010	12/31/2009
Derivatives – positive fair value	4,530	4,662
Fair value of derivatives held for trading (1)	5	203
Financial assets carried at fair value optionally in income	12	11
FINANCIAL ASSETS CARRIED AT FAIR VALUE WITH CHANGES
IN FAIR VALUE INCLUDED IN INCOME	4,547	4,876

(1) Including the qualifying portion of liquid assets.	-	197

Financial assets carried at fair value mainly concern EDF Trading.

At December 31, 2010, 3% of derivatives were valued on the basis of prices listed on an active market, 90% were valued by reference to observable data, and 7% using internal models.

36.2.2 Available-for-sale financial assets

	12/31/2010			12/31/2009(2)
(in millions of Euros)	Equities (1)	Debt securities	Total	Equities (1)	Debt securities	Total
Dedicated assets of EDF (note 46)	6,820	6,685	13,505	4,932	6,504	11,436
Liquid assets	4,930	4,355	9,285	2,400	2,138	4,538
Strategic investment	-	-	-	414	-	414
Other	2,172	73	2,245	3,083	1,334	4,417
AVAILABLE-FOR-SALE FINANCIAL ASSETS	13,922	11,113	25,035	10,829	9,976	20,805

(1)	Equities and investment funds.
(2)	The distribution between equities and debt securities at December 31, 2009 has been reviewed.

The “strategic investment” in 2009 consists of shares in Constellation Energy Group. Following the agreements of November 3, 2010 (see note 4.2.2), the Group no longer considers these shares as a strategic investment, and they are included in “Other” in 2010.

At December 31, 2010, 16% of the portfolio is valued by reference to prices listed on an active market, and 84% by reference to observable data.

Changes in the fair value of available-for-sale financial assets (EDF’s share) were recorded in equity over the period as follows:

In 2010

(in millions of Euros)	Gross changes in fair value recorded in equity (1)	Taxes related to gross changes in fair value recorded in equity	Changes after tax in fair value recorded in equity (1)	Gross changes in fair value transferred to income (2)	Taxes related in changes to fair value transferred to income	Changes after tax in fair value transferred to income (2)
Dedicated assets	886	(305)	581	(4)	1	(3)
Liquid assets	(29)	10	(19)	(40)	13	(27)
Strategic investment	-	-	-	-	-	-
Other	(39)	(15)	(54)	(87)	(5)	(92)
AVAILABLE-FOR-SALE FINANCIAL ASSETS	818	(310)	508	(131)	9	(122)

(1) + / ( ): increase/decrease in equity (EDF’s share).

(2) + / ( ): increase/decrease in net income.

Gross changes in fair value included in equity in 2010 (EDF’s share) principally concern EDF: €850 million, including €886 million for dedicated assets.

No significant impairment was recorded by EDF in 2010.

The impact on equity includes the current or deferred tax related to these changes in fair value.

In 2009

(in millions of Euros)	Gross changes in fair value recorded in equity (1)	Taxes related to gross changes in fair value recorded in equity	Changes after tax in fair value recorded in equity (1)	Gross changes in fair value transferred to income (2)	Taxes related in changes to fair value transferred to income	Changes after tax in fair value transferred to income (2)
Dedicated assets	1,031	(355)	676	(78)	27	(51)
Liquid assets	88	(31)	57	72	(24)	48
Strategic investment	-	-	-	-	-	-
Other	133	(19)	114	(54)	12	(42)
AVAILABLE-FOR-SALE FINANCIAL ASSETS	1,252	(405)	847	(60)	15	(45)

(1)	+ / ( ): increase/decrease in equity (EDF’s share).
(2)	+ / ( ): increase/decrease in net income.

Gross changes in fair value included in equity in 2009 (EDF’s share) principally concern EDF: €1,134 million, including €1,031 million for dedicated assets.

These changes reflect the improvement observed on the financial markets from the second quarter of the year.

Impairment of €(48) million was recorded by EDF.

Details of dedicated assets are given in note 46.

36.2.2.1 Liquid assets

Liquid assets are financial assets consisting of funds or interest rate instruments with initial maturity of over three months, that are readily convertible into cash, and are managed according to a liquidity-oriented policy.

EDF’s monetary investment funds included in liquid assets amount to €4,930 million (€2,400 million at December 31, 2009).

36.2.2.2 Other securities

At December 31, 2010, other securities mainly include:

•	at CENG, €518 million of available-for-sale assets related to decommissioning trust funds (reserved for financing of plant decommissioning);
•	at EDF Inc., shares in CEG (€320 million);
•	at EDF, shares in AREVA (€313 million) and Veolia (€423 million).

At December 31, 2010, EnBW’s reserved funds are presented in available-for-sale assets. In 2009 they were included in other securities at a value of €1,700 million.

36.3●●Fair value of financial assets recorded at amortized cost

	12/31/2010		12/31/2009
(in millions of Euros)	Fair value	Net book value	Fair value	Net book value
Held-to-maturity investments	25	25	524	524
Loans and financial receivables – assets receivable from the NLF	6,613	6,613	6,399	6,399
Loans and financial receivables – other	2,912	2,908	1,455	1,449
FINANCIAL INSTRUMENTS OTHER THAN DERIVATIVES	9,550	9,546	8,378	8,372

Loans and financial receivables include amounts representing reimbursements receivable from the NLF and the British government for coverage of long-term nuclear obligations, totaling €6,613 million at December 31, 2010 (€6,399 million at December 31, 2009).

36.4● ●Change in current and non-current financial assets other than derivatives

The variation in financial assets is as follows:

36.4.1 At December 31, 2010

(in millions of Euros)	12/31/2009	Increases	Decreases	Changes in fair value	Changes in scope	Other	12/31/2010
Available-for-sale financial assets	20,805	12,637	(6,554)	1,018	(2,343)	(528)	25,035
Held-to-maturity investments	524	53	(66)	-	(487)	1	25
Loans and financial receivables	7,848	275	(286)	-	1,322	362	9,521
36.4.2 At December 31, 2009

(in millions of Euros)	12/31/2008	Increases	Decreases	Changes in fair value	Changes in scope	Other	12/31/2009
Available-for-sale financial assets	23,112	10,957	(11,918)	1,349	(1,806)	(889)	20,805
Held-to-maturity investments	527	72	(74)	-	-	(1)	524
Loans and financial receivables	1,255	260	(131)	-	6,132	332	7,848

Note 37 - Cash and cash equivalents

Cash and cash equivalents comprise cash in hand and at bank and investments in money market instruments. Cash and cash equivalents as stated in the cash flow statements include the following amounts recorded in the balance sheet:

(in millions of Euros)	12/31/2010	12/31/2009
Cash	1,838	3,569
Cash equivalents	2,804	3,207
Financial current accounts	187	206
CASH AND CASH EQUIVALENTS	4,829	6,982

Note 38 - Current and non-current financial liabilities

38.1 ●● Breakdown between current and non-current financial liabilities

Current and non-current financial liabilities break down as follows:

	12/31/2010			12/31/2009
(in millions of Euros)	Non-current	Current	Total	Non-current	Current	Total
Loans and other financial liabilities	39,993	7,784	47,777	43,941	9,927	53,868
Negative fair value of derivative held for trading	-	4,002	4,002	-	3,610	3,610
Negative fair value of hedging derivatives	653	980	1,633	814	3,023	3,837
FINANCIAL LIABILITIES	40,646	12,766	53,412	44,755	16,560	61,315

At December 31, 2010, the fair value of derivatives is determined on the basis of listed prices (1%), observable prices (96%) and internal valuation models (3%).

The maturity of EDF Énergies Nouvelles’ credit lines is now based on the maturity date of the agreement rather than the date of the current drawing. Including this change of presentation, the current and non-current portions of loans and other financial liabilities at December 31, 2009 would have been €9,322 million and €44,546 million respectively (the impact of the reclassification is €605 million).

38.2 ●● Loans and other financial liabilities

38.2.1 Changes in loans and other financial liabilities

(in millions of Euros)	Bonds	Loans from financial institutions	Other financial liabilities	Loans related to finance leased assets	Accrued interests	Total
Balances at 12/31/2008	23,490	4,859	8,292	235	575	37,451
Increases	18,904	11,128	413	-	702	31,147
Decreases	(2,766)	(9,926)	(2,929)	(73)	(44)	(15,738)
Changes in scope of consolidation	597	304	109	8	4	1,022
Translation adjustments	185	184	49	-	100	518
Others	(338)	(99)	(42)	76	(129)	(532)
Balances at 12/31/2009	40,072	6,450	5,892	246	1,208	53,868
Increases	5,736	2,057	971	-	137	8,901
Decreases	(1,924)	(2,144)	(841)	(42)	(16)	(4,967)
Changes in scope of consolidation (1)	(9,489)	(753)	(940)	(13)	(276)	(11,471)
Translation adjustments	646	67	205	-	2	920
Others	458	(273)	199	182	(40)	526
BALANCES AT 12/31/2010	35,499	5,404	5,486	373	1,015	47,777
(1)	Changes in the scope of consolidation in 2010 concern RTE EDF Transport €(4,812) million, EnBW €(3,544) million and the network activities in the United Kingdom €(3,174) million.

EDF undertook several major bond issues during 2010:

On January 26, 2010, EDF issued two bonds on the US market in the form of a private placement reserved for institutional investors (issue governed by Rule 144A of the US Securities and Exchange Commission), in two installments:

•	a 10-year $1.4 billion installment with an annual coupon of 4.60%;
•	a 30-year $850 million installment with an annual coupon of 5.60%.

On March 10, 2010, Edison issued a €500 million bond with 5-year maturity and annual coupon of 3.25% (EDF’s share: €245 million), as part of its EMTN program.

On March 29, 2010, EDF undertook a bond issue on the Swiss market for CHF 400 million with an annual coupon of 2.25%, maturing in September 2017.

On April 27, 2010, EDF undertook a bond issue on the Euronext Paris market for €1.5 billion with an annual coupon of 4.625%, maturing in April 2030.

On September 22, 2010, EDF issued a £1 billion bond with 40-year maturity and annual coupon of 5.125%.

On November 3, 2010, Edison issued a €600 million bond with 7-year maturity and annual coupon of 3.9% (EDF’s share: €294 million).

On November 12, 2010 EDF issued a 2-tranche bond on the Euronext Paris market. The first 15-year tranche amounts to €750 million (coupon 4.0%) and the second 30-year tranche also amounts to €750 million (coupon 4.5%).

This issue made it possible to restructure the debt (partial redemption of bonds maturing between 2013 and 2015).

Loans and other financial liabilities of the Group’s main entities are as follows:

(in millions of Euros)	12/31/2010	12/31/2009
EDF and other affiliated subsidiaries (1)	33,656	30,756
EDF Energy (2)	5,312	11,943
EnBW	-	3,416
EDF Énergies Nouvelles	4,059	3,295
Edison (3)	2,104	2,302
Other	2,646	2,156
GROSS INDEBTEDNESS	47,777	53,868

(1) ERDF, PEI, EDF International and EDF Investissement Groupe.

(2) Including holding companies.

(3) Edison excluding TDE.

At December 31, 2010, none of these entities was in default on any borrowing.

The Group’s principal borrowings at December 31, 2010 are as follows:

(in millions)	Entity	Issue	Maturity	Issuance amount	Currency	Rate
Euro MTN	EDF	11/2008	01/2013	2,000	EUR	5.6%(1)
Bond	EDF	01/2009	01/2014	1,250	USD	5.5%
Euro MTN	EDF	07/2009	07/2014	3,269	EUR	4.5%
Euro MTN	EDF	01/2009	01/2015	2,000	EUR	5.1%	(1)
Euro MTN	EDF	10/2001	10/2016	1,100	EUR	5.5%
Euro MTN	EDF	01/2008	01/2018	1,500	EUR	5.0%
Bond	EDF	01/2009	01/2019	2,000	USD	6.5%
Bond	EDF	01/2010	01/2020	1,400	USD	4.6%
Euro MTN	EDF	05/2008	05/2020	1,200	EUR	5.4%
Euro MTN	EDF	01/2009	01/2021	2,000	EUR	6.3%
Euro MTN	EDF	09/2009	09/2024	2,500	EUR	4.6%
Euro MTN	EDF	11/2010	11/2025	750	EUR	4.0%
Euro MTN	EDF	04/2010	04/2030	1,500	EUR	4.6%
Euro MTN	EDF	02/2003	02/2033	850	EUR	5.6%
Euro MTN	EDF	05/2009	06/2034	1,500	GBP	6.1%
Bond	EDF	01/2009	01/2039	1,750	USD	7.0%
Euro MTN	EDF	11/2010	11/2040	750	EUR	4.5%
Euro MTN	EDF	09/2010	09/2050	1,000	GBP	5.1%

(1)	These two bonds were partially redeemed after two €750 million issues in 2010.

38.2.2 Maturity of loans and other financial liabilities

	Bonds	Loans from	Other	Loans related	Accrued	Total
(in millions of Euros)		financial institutions	financial liabilities	to finance leased assets	interests
Less than one year	876	1,070	4,774	49	1,015	7,784
From one to five years	11,777	2,306	539	160	-	14,782
More than five years	22,846	2,028	173	164	-	25,211
LOANS AND FINANCIAL
LIABILITIES AT 12/31/2010	35,499	5,404	5,486	373	1,015	47,777

38.2.3 Breakdown of loans by currency

	12/31/2010			12/31/2009
	Initial	Impact	Debt	Initial	Impact	Debt
	debt	of hedging	structure after	debt	of hedging	structure after
(in millions of Euros)	structure	derivatives (1)	hedging derivatives	structure	derivatives (2)	hedging derivatives
Euro (EUR)	28,510	(3,089)	25,421	37,232	(10,356)	26,876
American dollar (USD)	9,257	(4,568)	4,689	5,081	(32)	5,049
Pound sterling (GBP)	5,081	8,678	13,759	7,386	11,463	18,849
Other	4,929	(1,021)	3,908	4,169	(1,075)	3,094
LOANS AND FINANCIAL LIABILITIES	47,777	-	47,777	53,868	-	53,868

(1)	Hedges of liabilities and net assets of foreign subsidiaries.
(2)	Hedges of liabilities and net assets of foreign subsidiaries, and dollar/sterling swaps classified as economic hedges.

38.2.4 Breakdown of loans by type of interest rate, before and after swaps

	12/31/2010			12/31/2009
(in millions of Euros)	Initial debt structure	Impact of hedging derivatives	Debt structure after hedging derivatives	Initial debt structure	Impact of hedging derivatives	Debt structure after hedging derivatives
Fixed rates	41,150	(49)	41,101	44,569	613	45,182
Floating rates	6,627	49	6,676	9,299	(613)	8,686
LOANS AND FINANCIAL LIABILITIES	47,777	-	47,777	53,868	-	53,868

The breakdown of loans and financial liabilities by interest rate includes the impact of all derivatives designated as hedges in accordance with IAS 39.

38.2.5 Credit lines

At December 31, 2010, the Group has credit lines with various banks totaling €11,085 million (€10,039 million at December 31, 2009).

	12/31/2010				12/31/2009
(in millions of Euros)	Total	< 1 year	Maturity 1 - 5 years	> 5 years	Total
CONFIRMED CREDIT LINES	11,085	1,178	5,907	4,000	10,039

The increase in credit lines over 2010 reflects the introduction of new credit lines for EDF (€3,750 million) and the non-inclusion of EnBW and RTE EDF Transport’s credit lines.

38.2.6 Fair value of loans and other financial liabilities at December 31, 2010

	12/31/2010		12/31/2009
	Fair	Net book	Fair	Net book
(in millions of Euros)	value	value	value	value
LOANS AND FINANCIAL LIABILITIES	52,868	47,777	57,014	53,868

38.3 ●● Net indebtedness

Net indebtedness is not defined in the accounting standards and is not directly visible in the consolidated balance sheet. It comprises total loans and financial liabilities, less cash and cash equivalents and liquid assets. Liquid assets are financial assets consisting of funds or securities with initial maturity of over three months that are readily convertible into cash regardless of their maturity and are managed according to a liquidity-oriented policy.

The definition of net indebtedness has been reviewed in 2010 to reflect loans to RTE EDF Transport, which has been accounted for under the equity method from December 31, 2010.

38.3.1 Net indebtedness by nature

(in millions of Euros)	Notes	12/31/2010	12/31/2009
Loans and other liabilities	38.2.1	47,777	53,868
Derivatives used to hedge liabilities		49	373
Cash and cash equivalents	37	(4,829)	(6,982)
Liquid assets (1)	36.2	(9,285)	(4,735)
Loan to RTE EDF Transport		(1,914)	-
Net indebtedness of discontinued activities		2,591	(28)
NET INDEBTEDNESS		34,389	42,496

(1)	Available-for-sale financial assets: €9,285 million and financial assets carried at fair value: €0 million at December 31, 2010 (respectively €4,538 million and €197 million at December, 31, 2009).

2010 is marked by a significant decline in net indebtedness, resulting particularly from sale of the UK networks and application of the equity method to RTE EDF Transport (see note 4.1.4.1) .

Net indebtedness of discontinued activities mainly corresponds to the Group’s investment in EnBW.

38.3.2 Changes in net indebtedness

(in millions of Euros)	2010	2009
Operating profit before depreciation and amortization (EDITDA)	16,623	15,929
Cancellation of non-monetary items included in EBITDA	(1,165)	(2,320)
Net financial expenses disbursed	(2,197)	(1,367)
Income tax paid	(1,967)	(869)
Other items	152	84
Net cash flow from operations	11,446	11,457
Change in net working capital (1)	298	(863)
Net operating investments (gross CAPEX less disposals)	(12,053)	(11,576)
Non-recurring items (2)	-	1,224
Free cash flow	(309)	242
Allocation to dedicated assets, France	(1,343)	(1,902)
Financial investments (3)	3,613	(12,932)
Dividends paid	(2,353)	(1,289)
Other items	(287)	(696)
Monetary (increase)/decrease in net indebtedness, excluding the impact
of changes in the scope of consolidation and exchange rates	(679)	(16,577)
Effects of changes in the scope of consolidation (4)	9,358	577
Effect of exchange rate fluctuations	(782)	(758)
Other non-monetary changes	15	(319)
(Increase)/Decrease in net indebtedness of continuing activities	7,912	(17,077)
(Increase)/Decrease in net indebtedness of discontinued activities	195	(943)
Net indebtedness at beginning of period	42,496	24,476
NET INDEBTEDNESS AT END OF PERIOD	34,389	42,496

(1)

The change in working capital shown in the change in net indebtedness differs from the change in working capital presented in the consolidated cash flow statements: it does not include the final payment for decommissioning of La Hague after the 2008 EDF-AREVA agreement (€(633) million in 2010 and €(605) million in 2009), which is included in “Other items”.

(2)	Cancellation of the European Commission decision.
(3)	The main financial investments for 2010 mainly concern the cash the sale price of electricity distribution networks in the United Kingdom for €3,655 million.
(4)

This includes decreases of €6,341 million in net indebtedness associated with the change in consolidation method applied to RTE EDF Transport and €2,991 million resulting from deconsolidation of the UK electricity distribution networks’ liabilities.

Note 39 - Management of financial risks

As an operator in the energy sector worldwide, the EDF group is exposed to risks related to interest rates, exchange rates and fluctuations in commodity prices. The Group uses derivatives in various hedging strategies to eliminate or limit these financial risks, but not for speculative purposes.

To that end, the Group has set up a dedicated body responsible for defining the risk management policy and its governing principles, and supervising their correct application.

EDF entities and Group subsidiaries, particularly EDF Trading, EDF Energy and Edison have adapted these principles as appropriate for management of the risks inherent to their business.

Risks related to exchange rate, interest rate and commodity price fluctuations create volatility affecting Group results, equity and cash flows.

The main derivatives used are forward exchange contracts, currency options and currency swaps, interest rate swaps, cross currency swaps and commodity futures, forwards and swaps.

The equity risk lies essentially in the portfolio to cover nuclear obligations, and to a lesser degree in long-term investments for EDF’s cash management.

On the energy markets, the Group enters into trading operations on the wholesale electricity, CO2 and fossil fuel markets, mainly through its subsidiary EDF Trading. EDF Trading’s spot and forward transactions mostly involve instruments such as forward contracts (with or without physical delivery), swaps and options (see Management Report section 1.9.2).

While EDF Trading is responsible for controlling its own exposure to energy market risks, its commitments on the markets are also managed at Group level through a “Value at risk” (VaR) limit with a stop-loss limit.

The credit risk covers the risk of unpaid trade receivables and the risk of default on contractual obligations by counterparties, and the Group has an appropriate risk management policy based on the four following principles:

•	close monitoring of the Group’s counterparties (a daily report on alerts and specific conservative measures for certain counterparties);
•	a methodology to assign exposure limits for each counterparty, related to financial and energy markets;
•	monthly consolidation of exposure to counterparty risk on financial and energy market activities and quarterly consolidation across all activities;
•	introduction of a loss limit for the Group and for each entity, and compliance monitoring by the Corporate Credit Committee.

Regarding the risk of customer default, another component of the counterparty risk, a statement of receivables not yet due and overdue is shown in note 26.

In the special case of EDF Trading, credit risk is partly covered by bilateral margin agreements and letters of credit.

A description of the types of financial risk and energy market risks and the Group’s management and control framework for those risks can be found in section 1.9 of the Management Report.

The sensitivity analysis required by IFRS 7 is contained in the Management Report:

•	Foreign exchange risk: section 1.9.1.3;
•	Interest rate risk on financing issued and financial assets: section 1.9.1.4;
•	Equity risk on financial assets: section 1.9.1.5.

The principal information on financial assets and liabilities are described by theme in the following notes and sections:

•	Liquidity risks:
–	Maturity of loans and other financial liabilities: note 38.2.2 to the financial statements;
–	Covenants and off balance sheet commitments: note 38.2.5 to the financial statements;
–	Off balance sheet investment commitments: note 42.1.4.2 to the financial statements;
–	Off balance sheet commitments: section 1.11 of the Management Report.

•	Foreign exchange risks:
–	Breakdown of loans by interest rate and currency: notes 38.2.3 and 38.2.4 to the financial statements.

•	Equity risks (Management Report – section 1.9.1.5):
–	Coverage of nuclear obligations: note 30.3.3 to the financial statements;
–	Coverage of social obligations: note 31.5 to the financial statements;
–	Long-term cash management;
–	Direct investments.

•	Interest rate risks:
–	Discount rate for nuclear provisions: calculation method and sensitivity: note 30.3.3.1 to the financial statements;
–	Discount rate used for employee benefits: note 31.3 to the financial statements;
–	Breakdown of loans by interest rate and currency: notes 38.2.3 and 38.2.4 to the financial statements.

•	Balance sheet treatment of financial and market risks:
–	Derivatives and hedge accounting: note 40 to the financial statements, with direct correspondence to the statement of changes in equity;
–	Derivatives not recorded as hedges: note 41 to the financial statements.

Note 40 - Derivatives and hedge accounting

Hedge accounting is applied in compliance with IAS 39, and concerns interest rate derivatives used to hedge long-term indebtedness, currency derivatives used to hedge net foreign investments and debts in foreign currencies, and currency and commodity derivatives used to hedge future cash flows.

The fair value of hedging derivatives reported in the balance sheet breaks down as follows:

(in millions of Euros)	Notes	12/31/2010	12/31/2009
Positive fair value of hedging derivatives	36.1	2,581	2,895
Negative fair value of hedging derivatives	38.1	(1,633)	(3,837)
FAIR VALUE OF HEDGING DERIVATIVES		948	(942)
Including interest rate hedging derivatives	40.4.1	(192)	(124)
Including foreign currency hedges	40.4.2	797	380
Including cash flow hedge commodity derivatives	40.4.3	365	(1,205)
Including Commodity-related fair value hedges	40.5	(22)	7

In 2010

(in millions of Euros)	Quoted prices	Observable data	Internal model	Total
Positive fair value of hedging derivatives	-	2,581	-	2,581
Negative fair value of hedging derivatives	(1)	(1,629)	(3)	(1,633)
FAIR VALUE OF HEDGING DERIVATIVES	(1)	952	(3)	948

In 2009
(in millions of Euros)	Quoted prices	Observable data	Internal model	Total
Positive fair value of hedging derivatives	4	2,879	12	2,895
Negative fair value of hedging derivatives	(47)	(3,735)	(55)	(3,837)
FAIR VALUE OF HEDGING DERIVATIVES	(43)	(856)	(43)	(942)

40.1●●Fair value hedges

The EDF group hedges the exposure to changes in the fair value of fixed-rate debts. The derivatives used for this hedging are fixed/floating interest rate swaps and cross currency swaps, with changes in fair value recorded in the income statement. Fair value hedges also include currency hedging instruments on certain firm purchase commitments.

At December 31, 2010, the ineffective portion of fair value hedges represents a gain of €2 million (loss of €7 million at December 31, 2009), included in the financial result.

40.2 ●● Cash flow hedges

The EDF group uses cash flow hedging principally for the following purposes:

•	to hedge its floating-rate debt, using interest-rate swaps (floating/fixed rate);
•	to hedge the exchange rate risk related to debts contracted in foreign currencies, using cross currency swaps;
•	to hedge future cash flows related to expected sales and purchases of electricity, gas, and coal, using futures, forwards and swaps.

The EDF group also hedges the currency risk associated with fuel and commodity purchases.

At December 31, 2010, the ineffective portion of cash flow hedges represents a loss of €3 million (gain of €2 million at December 31, 2009).

40.3 ●● Hedges of net investment in foreign entities

Hedging of net foreign investment is used for protection against exposure to the exchange rate risk related to net investments in the Group’s foreign entities.

This risk is hedged at Group level either by contracting debts for investments in the same currency, or through the markets, in which case the Group uses currency swaps and forward exchange contracts.

40.4 ●● Impact of hedging derivatives on equity

Changes in the fair value of hedging derivatives included in equity (EDF’s share) over the year are as follows:

In 2010

	Gross changes	Tax related	Changes	Ineffectiveness	Gross changes	Tax related	Changes
	in fair value	to gross	after taxes		in fair value	to changes	after taxes
	recorded	changes in fair	in fair value		transferred	in fair value	in fair value
(in millions of Euros)	in equity (1)	value recorded in equity	recorded in equity (1)		to income (2)	transferred to income	transferred to income (2)
Derivatives on:
- Interest rate hedging	(50)	10	(40)	6	-	-	-
- Exchange rate hedging	934	(319)	615	(7)	661	(222)	439
- Net foreign exchange hedging	(911)	192	(719)	-	514	(177)	337
- Commodity hedging	68	(27)	41	2	(1,471)	457	(1,014)
HEDGING DERIVATIVES	41	(144)	(103)	1	(296)	58	(238)

(1) + / ( ): increase/decrease in equity (EDF’s share).

(2) + / ( ): increase/decrease in net income.

Net changes in fair value transferred to income for hedges of net investments in foreign operations mostly relate to the sale of network activities in the United Kingdom.

The main components of the €41 million positive change, after tax, in the fair value of commodity hedging derivatives are:

•	€(267) million on electricity hedging contracts;
•	€206 million on gas hedging contracts;
•	€77 million on coal hedging contracts;
•	€47 million on oil product hedging contracts;
•	€(22) million on CO2 emission right hedging contract.

The main components of the amount of €(1,014) million after tax transferred to income in respect of commodity hedges terminated during the year are:

•	€(547) million on electricity hedging contracts;
•	€(300) million on coal hedging contracts;
•	€(125) million on CO2 emission right hedging contracts;
•	€(91) million on gas hedging contracts;
•	€49 million on oil product hedging contracts.

In 2009

	Gross changes	Tax related	Changes	Ineffectiveness	Gross changes	Tax related	Changes
	in fair value	to gross	after taxes		in fair value	to changes	after taxes
	recorded	changes in fair	in fair value		transferred	in fair value	in fair value
(in millions of Euros)	in equity (1)	value recorded in equity	recorded in equity (1)		to income (2)	transferred to income	transferred to income (2)
Derivatives on:
- Interest rate hedging	3	2	5	-	-	-	-
- Exchange rate hedging	(797)	261	(536)	-	(234)	82	(152)
- Net foreign exchange hedging	(181)	240	59	-	-	-	-
- Commodity hedging	(412)	160	(252)	2	(1,095)	389	(706)
HEDGING DERIVATIVES	(1,387)	663	(724)	2	(1,329)	471	(858)

(1) + / ( ): increase/decrease in equity (EDF’s share).

(2) + / ( ): increase/decrease in net income.

The main components of the €(252) million negative change, after tax, in the fair value of commodity hedging derivatives are:

•	€(488) million on electricity hedging contracts;
•	€(20) million on coal hedging contracts;
•	€217 million on oil product hedging contracts.

The main components of the amount of €(706) million after tax transferred to income in respect of commodity hedges terminated during the year are:

• €(734) million on electricity hedging contracts;

• €280 million on gas hedging contracts;

• €(142) million on oil product hedging contracts.

40.4.1 Interest rate hedging derivatives

Interest rate hedging derivatives break down as follows:

	Notional at 12/31/2010				Notional at 12/31/2009	Fair value
(in millions of Euros)	< 1 year	1 to 5 years	> 5 years	Total	Total	12/31/2010	12/31/2009
Purchases of CAP contracts	-	90	8	98	98	-	-
Purchases of options	50	120	-	170	170	(1)	-
Interest rate transactions	50	210	8	268	268	(1)	-
Fixed rate payer/floating rate receiver	432	2,121	1,295	3,848	3,343	(158)	(65)
Floating rate payer/fixed rate receiver	159	1,065	2,060	3,284	2,214	(18)	40
Variable/variable	96	1,968	-	2,064	2,019	22	8
Fixed/fixed	414	4,053	5,819	10,286	9,588	(37)	(107)
Interest rate swaps	1,101	9,207	9,174	19,482	17,164	(191)	(124)
INTEREST RATE HEDGING DERIVATIVES	1,151	9,417	9,182	19,750	17,432	(192)	(124)

The fair value of interest rate/exchange rate cross-currency swaps comprises the interest rate effect only.

The notional value of cross-currency swaps is included both in this note and the note on Exchange rate hedging derivatives (40.4.2) .

40.4.2 Exchange rate hedging derivatives

Exchange rate hedging derivatives break down as follows:

At December 31, 2010

	Notional amount to be received at 12/31/2010				Notional amount to be given at 12/31/2010				Fair value
(in millions of Euros)	< 1 year	1 to 5 years	> 5 years	Total	< 1 year	1 to 5 years	> 5 years	Total	12/31/2010
Forward exchange transactions	2,453	1,566	23	4,042	2,543	1,560	23	4,126	68
Swaps	13,220	7,762	6,048	27,030	12,450	7,304	5,902	25,656	712
Options	4,877	-	-	4,877	4,845	-	-	4,845	17
FOREIGN CURRENCY HEDGES	20,550	9,328	6,071	35,949	19,838	8,864	5,925	34,627	797
The notional value of cross-currency swaps shown in this note is also included in the note on interest rate hedging derivatives (40.4.1).

At December 31, 2009

	Notional amount to be received at 12/31/2009				Notional amount to be given at 12/31/2009				Fair value
(in millions of Euros)	< 1 year	1 to 5 years	> 5 years	Total	< 1 year	1 to 5 years	> 5 years	Total	12/31/2009
Forward exchange transactions	5,431	3,348	-	8,779	5,120	2,969	-	8,089	109
Swaps	10,247	7,898	5,707	23,852	10,199	7,659	5,567	23,425	271
Options	72	-	-	72	74	-	-	74	-
FOREIGN CURRENCY
HEDGES	15,750	11,246	5,707	32,703	15,393	10,628	5,567	31,588	380

The fair value of interest rate/exchange rate cross-currency swaps comprises the exchange rate effect only.

40.4.3 Commodity-related cash flow hedges

Details of commodity-related cash flow hedges are as follows:

		12/31/2010				12/31/2010	12/31/2009	12/31/2009
	Units of measure	Net notional				Fair value	Net notional	Fair value
(in millions of Euros)		< 1 year	1 to 5 years	> 5 years	Total		Total
Forwards/futures		11	(2)	-	9	19	58	(585)
Power	TWh	11	(2)	-	9	19	58	(585)
Swaps		-	-	-	-	-	17	-
Forwards/futures		358	410	-	768	16	1 166	(236)
Gas	Millions of therms	358	410	-	768	16	1,183	(236)
Swaps		23,446	7,652	-	31,098	187	26,643	93
Forwards/futures		-	-	-	-	-	-	-
Oil products	Thousands of barrels	23,446	7,652	-	31,098	187	26,643	93
Swaps		5	7	-	12	160	19	(333)
Forwards/futures		-	-	-	-	-	-	1
Coal	Millions of tonnes	5	7	-	12	160	19	(332)
Forwards/futures		4,094	2,373	-	6,467	(24)	12,985	(145)
CO2	Thousands of tonnes	4,094	2,373	-	6,467	(24)	12,985	(145)
Other						7		-
CASH FLOW HEDGE
COMMODITY DERIVATIVES						365		(1,205)

40.5 ●● Commodity-related fair value hedges

Details of commodity-related fair value hedges are as follows:

		12/31/2010		12/31/2009
(in millions of Euros)	Units of measure	Net notional	Fair value	Net notional	Fair value
Gas (swaps)	Millions of therms	169	(1)	175	(11)
Coal and freight	Millions of tonnes	(16)	(21)	(18)	18
FAIR VALUE HEDGING
COMMODITY DERIVATIVES			(22)		7

Note 41 - Derivative instruments not recorded as hedges

Details of the fair value of trading derivatives reported in the balance sheet are as follows:

(in millions of Euros)	Notes	12/31/2010	12/31/2009
Positive fair value of trading derivatives	36.2	4,530	4,662
Negative fair value of trading derivatives	38.1	(4,002)	(3,610)
FAIR VALUE OF TRADING DERIVATIVES		528	1,052
Including interest rate derivatives held for trading	41.1	15	27
Including currency derivatives held for trading	41.2	(62)	(58)
Including non hedging commodity derivatives	41.3	575	1,083

In 2010

(in millions of Euros)	Quoted prices	Observable data	Internal model	Total
Positive fair value of trading derivatives	6	4,226	298	4,530
Negative fair value of trading derivatives	(4)	(3,725)	(273)	(4,002)
FAIR VALUE OF TRADING DERIVATIVES	2	501	25	528

In 2009
(in millions of Euros)	Quoted prices	Observable data	Internal model	Total
Positive fair value of trading derivatives	23	4,419	220	4,662
Negative fair value of trading derivatives	(11)	(3,423)	(176)	(3,610)
FAIR VALUE OF TRADING DERIVATIVES	12	996	44	1,052

41.1●●Interest rate derivatives held for trading

Interest rate derivatives held for trading break down as follows:

	Notional at 12/31/2010				Notional at 12/31/2009	Fair value
(in millions of Euros)	< 1 year	1 to 5 years	> 5 years	Total	Total	12/31/2010	12/31/2009
Fixed rate payer/floating rate receiver	3,515	1,040	1,515	6,070	4,028	(219)	(161)
Floating rate payer/fixed rate receiver	1,245	1,195	1,415	3,855	4,590	235	188
Variable/variable	-	442	-	442	205	(1)	-
INTEREST RATE DERIVATIVES
HELD FOR TRADING	4,760	2,677	2,930	10,367	8,823	15	27

41.2● ● Currency derivatives held for trading

Currency derivatives held for trading break down as follows:

At December 31, 2010

	Notional amount to be received at 12/31/2010				Notional amount to be given at 12/31/2010				Fair value
(in millions of Euros)	< 1 year	1 to 5 years	> 5 years	Total	< 1 year	1 to 5 years	> 5 years	Total	12/31/2010
Forward transactions	2,686	551	292	3,529	2,676	553	297	3,526	(27)
Swaps	3,297	129	96	3,522	3,172	125	95	3,392	(35)
CURRENCY DERIVATIVES
HELD FOR TRADING	5,983	680	388	7,051	5,848	678	392	6,918	(62)

At December 31, 2009

	Notional amount to be received at 12/31/2009				Notional amount to be given at 12/31/2009				Fair value
(in millions of Euros)	< 1 year	1 to 5 years	> 5 years	Total	< 1 year	1 to 5 years	> 5 years	Total	12/31/2009
Forward transactions	2,781	794	28	3,603	2,788	766	28	3,582	(17)
Swaps	2,689	220	-	2,909	2,704	238	-	2,942	(41)
CURRENCY DERIVATIVES
HELD FOR TRADING	5,470	1,014	28	6,512	5,492	1,004	28	6,524	(58)

41.3● ● Commodity derivatives not classified as hedges

Details of commodity derivatives not classified as hedges are as follows:

		12/31/2010		12/31/2009
(in millions of Euros)	Units of measure	Net notional	Fair value	Net notional	Fair value
Swaps		(3)	548	(2)	651
Options		14	369	18	159
Forwards/futures		(22)	(460)	(27)	(539)
Power	TWh	(11)	457	(11)	271
Swaps		10	(24)	17	(33)
Options		110,858	23	89,172	24
Forwards/futures		(152)	(140)	837	113
Gas	Millions of therms	110,716	(141)	90,026	104
Swaps		(7,431)	(8)	(8,653)	52
Options		1,283	-	(3,156)	1
Forwards/futures		199	8	1,585	(21)
Oil products	Thousands of barrels	(5,949)	-	(10,224)	32
Swaps		(48)	(1,135)	(53)	(75)
Forwards/futures		83	1,352	104	328
Freight		15	(41)	19	(8)
Coal and freight	Millions of tonnes	50	176	70	245
Swaps		(1,575)	(7)	(303)	(14)
Options		4,270	(2)	-	-
Forwards/futures		11,702	81	13,069	531
CO2	Thousands of tonnes	14,397	72	12,766	517
Swaps			8		(91)
Other			8		(91)
Embedded commodity derivatives			3		5
NON HEDGING COMMODITY DERIVATIVES			575		1,083

These mainly include contracts included in EDF Trading’s portfolio.

OTHER INFORMATION

Note 42 - Off-balance sheet commitments

The off-balance sheet commitments of EnBW (a discontinued operation) and RTE EDF Transport (accounted for under the equity method) are not included in these commitments.

The table below shows off-balance sheet commitments given and received by the Group at December 31, 2010:

Commitments given

(in millions of Euros)	Notes	12/31/2010	Maturity within 1 year	Maturity between 1 and 5 years	Maturity after 5 years	12/31/2009
Firm irrevocable purchase commitments	42.1.1	39,596	6,370	14,223	19,003	51,578
Operating contract performance commitments	42.1.2	17,269	8,179	6,857	2,233	20,124
Operating lease commitments as lessee	42.1.3	1,791	378	992	421	2,461
Investment commitments given	42.1.4	3,189	772	2,411	6	4,738
Financing commitments given	42.1.5	4,990	364	1,128	3,498	3,331
TOTAL CONTRACTUAL OBLIGATIONS AND COMMITMENTS GIVEN		66,835	16,063	25,611	25,161	82,232

Commitments received
(in millions of Euros)	Notes	12/31/2010	Maturity within 1 year	Maturity between 1 and 5 years	Maturity after 5 years	12/31/2009
Operating commitments received	42.2.1	3,990	3,388	518	84	6,208
Operating lease commitments as lessor	42.2.3	1,473	258	809	406	1,553
Investment commitments received	42.2.4	4,500	4,500	-	-	58
Financing commitments received	42.2.5	689	635	36	18	184
TOTAL COMMITMENTS RECEIVED (1)		10,652	8,781	1,363	508	8,003

(1) Excluding electricity supply commitments, described in note 42.2.2 and credit lines in note 38.2.5.

42.1 ●● Commitments given

42.1.1 Firm irrevocable purchase commitments given

In the course of its generation and supply activities, the Group has entered into long-term contracts for purchases of electricity, gas, other energies and commodities, as well as nuclear fuels, for periods of up to 20 years.

In almost all cases, these are reciprocal commitments, and the third parties concerned are under an obligation to supply or purchase the quantities specified in the contracts.

EDF has also entered into long-term purchase contracts with a certain number of electricity producers, by contributing to the financing of power plants.

At December 31, 2010, firm irrevocable purchase commitments mature as follows:

	12/31/2010					12/31/2009
	Total	Maturity				Total
(in millions of Euros)		< 1 year	1 - 5 years	5 - 10 years	> 10 years
Electricity purchases	8,182	2,072	2,697	1,166	2,247	16,010
Gas purchases (1)	10,609	1,602	4,615	3,169	1,223	10,488
Other energy and commodity purchases	2,239	765	1,086	361	27	4,020
Nuclear fuel purchases	18,566	1,931	5,825	5,686	5,124	21,060
FIRM AND IRREVOCABLE PURCHASE COMMITMENTS	39,596	6,370	14,223	10,382	8,621	51,578

(1) Excluding Edison (see note 42.1.1.2).

The changes result essentially from changes in the scope of consolidation and the decrease in market prices in 2010.

42.1.1.1 Electricity purchases

Electricity purchase commitments mainly concern EDF, and are mostly for Island Energy Systems (IES), which has made commitments to purchase the electricity generated using bagasse and coal by ERDF and EDF Energy.

In addition to the obligations reported above and under article 10 of the Law of February 10, 2000, in mainland France EDF is obliged, at the producer’s request and subject to compliance with certain technical features, to purchase the power produced by co-generation plants and renewable energy generation units (wind turbines and small hydro-electric plants, etc.). The additional costs generated by this obligation are offset, after validation by the CRE, by the Contribution to the Public Electricity Service (Contribution au Service Public de l’Électricité or CSPE). The purchase obligations covered by the CSPE total 31 TWh for 2010 (28 TWh for 2009), including 13 TWh for co-generation (13 TWh for 2009), 9 TWh for wind power (8 TWh for 2009) and 4 TWh for hydropower.

The decrease in 2010 results from the ongoing sale of EnBW, which reduces electricity purchase commitments by €6.8 billion and from the application of the equity method to RTE EDF Transport.

42.1.1.2 Gas purchases

Gas purchase commitments are principally undertaken by EDF in connection with the expansion of their gas supply businesses.

Edison has entered into “take or pay” gas import contracts for final total capacity of 18 billion cubic meters (m3) a year once all contracts are in operation. The contracts already in operation concern imports from Russia, Libya, Algeria, Qatar and Norway, for total supplies of 15.8 billion m3 per year. A contract for a total volume of 2 billion m3 per year from Algeria will also come into force in the next few years.

The contract with Terminale GNL Adriatico, a gas liquefaction unit in which Edison has a 10% holding and which started operation in October 2009, stipulates the following:

•	the obligation for Edison to retain its investment until July 1, 2011 at the latest;
•

the other shareholders’ right to buy out Edison’s 10% holding in the event Edison ends the supply contract with Rasgas, at a price corresponding to the sum of capital contributions made at the date the purchase option is exercised;

•	Edison is to benefit from approximately 80% of the terminal’s regasification capacities for a 25-year period.

The Group is involved in independent power plant (IPP) ventures under power purchase agreements (PPA). Gas purchase commitments are mostly related to electric IPPs, covered by electricity purchase agreements received. These agreements include “pass-through” clauses allowing almost all fluctuations in supply source costs to be passed on to the customer.

42.1.1.3 Other energy and commodity purchases

Purchase commitments for other energies and commodities mainly concern coal and oil used to operate the fossil-fired plants.

The change in these commitments mostly results from the ongoing sale of EnBW.

42.1.1.4 Nuclear fuel purchases

Commitments for purchases of nuclear fuel arise from supply contracts for the nuclear plants intended to cover the EDF group’s needs for nuclear fuel and fluoration, enrichment and fuel assembly production services.

42.1.2 Operating contract performance commitments given

In the course of its business, the Group provides contract performance guarantees, generally through the intermediary of banks. The Group has also given and received commitments jointly with third parties, maturing as follows at December 31, 2010:

	12/31/2010				12/31/2009
	Total	Maturity			Total
(in millions of Euros)		< 1 year	1 - 5 years	> 5 years
Satisfactory performance, completion and bid guarantees	801	344	422	35	1,297
Commitments related to orders for operating items (1)	3,992	2,050	1,475	467	4,562
Commitments related to orders for fixed assets	9,282	4,742	3,872	668	10,406
Other operating commitments	3,194	1,043	1,088	1,063	3,859
OPERATING CONTRACT PERFORMANCE
COMMITMENTS GIVEN	17,269	8,179	6,857	2,233	20,124

(1) Excluding raw materials and energy.

Satisfactory performance, completion and bid guarantees at December 31, 2010 mainly consist of guarantees given by EDF Énergies Nouvelles in connection with its development projects, Dalkia International and EDF.

Firm commitments on operating orders other than commodity and energy purchases and commitments for purchases of property, plant and equipment amount to €13,274 million (compared to €14,968 million at December 31, 2009).

The main such commitments concern:

•

EDF and ERDF (€8,338 million in 2010, €7,326 million at December 31, 2009): commitments of €5,638 million undertaken upon signature of capital asset orders (€4,666 million at December 31, 2009), including €1,471 million for construction of the future EPR-type nuclear plant at Flamanville in France (€1,107 million in 2009);

•	EDF Énergies Nouvelles (EEN) (€1,875 million, €2,404 million at December 31, 2009);
•	EDF Energy (€1,110 million, €1,425 million at December 31, 2009): commitments for construction of a CCG plant;
•

island electricity generation (€911 million, €1,161 million at December 31, 2009): commitments mainly undertaken for nuclear plant construction.€1.8 billion of the change in these commitments results from the ongoing sale of EnBW and application of the equity method to RTE EDF Transport.

Other operating commitments mainly concern:

•	Edison (€766 million, €736 million in 2009);
•	CENG (€363 million): commitments given to its subsidiaries guaranteeing payment of premiums for nuclear operator’s civil liability insurance.

The impact of the ongoing sale of EnBW on other operating commitments amounts to €(1,250) million.

42.1.3 Operating lease commitments

The Group is committed as lessee to irrevocable operating lease contracts for premises, equipment and vehicles used in the course of its business. The corresponding payments are subject to renegotiation at intervals defined in the contracts. EDF, EDF Energy and EDF Trading are the principal entities concerned.

42.1.4 Investment commitments given

At December 31, 2010, commitments related to investments are as follows:

	12/31/2010				12/31/2009
	Total	Maturity			Total
(in millions of Euros)		< 1 year	1 - 5 years	> 5 years
Investment commitments	2,457	126	2,330	1	4,505
Other commitments related to Group entities	732	646	81	5	233
INVESTMENT COMMITMENTS GIVEN	3,189	772	2,411	6	4,738

42.1.4.1 Investment commitments

Commitments terminated in 2010 mainly concern CEG’s waiver of its put option to sell EDF certain non-nuclear generation assets for a maximum of $2 billion (€1.4 billion), under the agreement of November 3, 2010 between EDF and CEG (see note 4.2.2).

The chief commitments executed in 2010 concern:

•

Commitment granted to OEW by EDF International relating to EnBW under a shareholder agreement concluded on July 26, 2000: OEW, which jointly controls EnBW with EDF, has a put option on all or some of its Subjected Shares (25% of the capital of EnBW), exercisable at any time until December 31, 2011 at the price of €37.14 per share. OEW has agreed to waive its right to exercise this option at the effective date of transfer of EnBW (expected in 2011). The option remains in the EDF group’s off-balance sheet commitments at December 31, 2010 at the value of €2,322 million.

•	Commitments made by EDEV SA in relation to EDF EN

In connection with EDF EN’s admission to the regulated market on November 28, 2006, a shareholder agreement and a further agreement concerning EDF EN were signed on July 17, 2006 between EDF and EDEV (hereafter referred to as “the EDF group”) and Mr Pâris Mouratoglou and the Luxembourg company SIIF – Société Internationale d’Investissements Financiers (hereafter referred to as “the Mouratoglou group»). An amendment to this agreement was also signed between the two Groups on November 10, 2006.

The outstanding commitments made under these agreements by the EDF group and the Mouratoglou group applicable at December 31, 2010 are as follows:

–	Liquidity commitment

The EDF group and the Mouratoglou group will refrain from any acquisition of shares that would reduce the publicly traded portion of the capital of EDF EN to below 95% of that portion. This commitment by the EDF group would expire should the Mouratoglou group come to own less than 10% of the capital of EDF EN.

–	Preferential right

In the event that the Mouratoglou group plans to transfer some or all of its shares, the EDF group will benefit from a preferential right to purchase those shares. This right will be exercised differently depending on whether the beneficiary of the intended share transfer is one or more financial institutions (for placement with institutional investors or on the market), or other third parties.

If the EDF group does not exercise its preferential right, the Mouratoglou group may proceed with the intended transfer.

This preferential right will not apply in certain circumstances defined in the agreement.

–	Provisions concerning the Mouratoglou group’s investment

Should the Mouratoglou group’s investment fall below 10% of the capital of EDF EN, EDEV would grant the Mouratoglou group a put option for three months from the date at which the investment falls below 10%, covering all the Mouratoglou group’s residual investment in EDF EN, at a per-share price equal to the average volume-weighted closing price of the EDF EN share over the 60 trading days preceding notification of exercise of the option; this price cannot be more than 10% higher than the share’s last closing price before such notification. If the Mouratoglou group does not exercise this put option, EDEV will have a call option over all shares held by the Mouratoglou group for a three-month period starting upon the expiry of the exercise period for the above put option, at a per-share price identical to the price defined for the put option; this price cannot be more than 10% lower than the share’s last closing price before notification.

These two options will automatically expire on December 31, 2015.

•	Agreement with Veolia Environnement:

Veolia Environnement has granted EDF a call option on all its Dalkia shares in the event that a competitor of EDF takes control over Veolia Environnement. EDF has also granted Veolia Environnement a call option over all its Dalkia shares in the event that the status of EDF should change and a competitor of Veolia Environnement, individually or with other parties, should take control over EDF. If the parties fail to agree on the sale price of the shares, it is to be fixed by an independent expert.

•	Commitment by EDF Energy to Centrica:

Centrica has taken a 20% investment in the project company in charge of constructing four EPRs in the United Kingdom. EDF Energy holds the other 80%.

Centrica has a put option to sell its shares to EDF. This option can be triggered by criteria related to the pre-development budget, or exercised just before the final investment decision for the first EPR.

At the current stage of the project, the value of this option does not make it a significant commitment for the Group.

•

In connection with the formation of EDF Investissements Groupe, C3 (a wholly-owned EDF subsidiary) signed unilateral promises with NBI (Natixis Belgique Investissement, a subsidiary of the Natixis group) to buy and sell shares in investments held respectively by NBI and C3. NBI thus allows C3 to purchase NBI’s investment at any time based on the company’s net asset value until 2030, and to sell its total investment to NBI based on net asset value during the 5 years following formation of the company.

42.1.4.2 Other commitments related to the Group

These commitments primarily concern investment guarantees provided by EDF Trading (€655 million).

42.1.5 Financing commitments given

Guarantees of borrowings by the Group at December 31, 2010 comprise the following:

	12/31/2010				12/31/2009
	Total		Maturity		Total
(in millions of Euros)		< 1 year	1 - 5 years	> 5 years
Security interests in real property	4,633	240	1,055	3,338	2,767
Guarantees related to borrowings	197	40	14	143	323
Other financing commitments	160	84	59	17	241
FINANCING COMMITMENTS GIVEN	4,990	364	1,128	3,498	3,331

Security interests in real property and assets provided as guarantees mainly concern property, plant and equipment and take the form of pledges or mortgages, and shares representing investments in consolidated subsidiaries which own property, plant and equipment. The net book value of current and non-current assets given as guarantees is €4,633 million at December 31, 2010 (up by €1,866 million from €2,767 million in 2009).

The increase concerns EDF Énergies Nouvelles, and is mainly due to a change in the valuation method for pledges in 2010. When shares in a consolidated company are pledged, the amount recorded as an off balance sheet commitment is now the net book value of the underlying asset. As the shares are eliminated in the consolidated balance sheet, they are replaced by the assets held by the entity whose shares are pledged.

Guarantees of borrowings were principally given by EDF.

42.2 ●● Commitments received

42.2.1 Operating commitments received

The commitments executed during 2010 principally relate to EDF. They mainly concern commitments received from insurance companies to cover risks associated with construction of the EPR plant, amounting to €2,868 million at December 31, 2010.

Most of the rest of the change in 2010 results from application of the equity method to RTE EDF Transport.

EDF EN reciprocal commitments are no longer presented both in commitments given and in commitments received. This change in presentation affects commitments received from EDF Énergies Nouvelles in 2009, reducing them by €2,957 million.

42.2.2 Electricity supply commitments

EDF has signed several long-term contracts with a number of European electricity operators, undertaking to supply electricity. These contracts are of two types:

•

co-financing agreements for nuclear power plants, either for a specific plant or for a defined group of plants. Companies participating in this financing are entitled to a share of the power generated by the plants concerned, in proportion to their initial contribution;

•	long-term commercial sales contracts, generally covered by the nuclear power plants.

The main change observed in 2010 relates to the agreement for the first tranche of electricity supplies between the EDF group and Exeltium, which was finalized during the first half of 2010 (see note 4.4.2) . EDF has undertaken in this agreement to deliver approximately 150 TWh over a 24-year period starting from May 1, 2010.

When it invested in EnBW in 2001, EDF made a commitment to the European Commission to make some of its generation capacity available to the market for an initial duration of 5 years, in principle until February 7, 2006. The purpose of this arrangement was to facilitate competitors’ access to the French market, to make up for supply difficulties on the emerging French market over the early years. Since February 2006, EDF has had the right to file a documented application to withdraw from this auction procedure, but has chosen not to exercise this right to date. After discussions with the European Commission and upon a proposal by EDF, the Commission authorized certain adjustments to the auction process, primarily by introduction of baseload products for a period of 4 years, on sale since September 2006, although the volume of energy made available annually by EDF is unchanged.

In 2010, close to 39 TWh was made available to the market (38 TWh in 2009). The auction procedure is still in operation, on a quarterly basis.

On December 22, 2008, the European Commission approved Lake Acquisitions Ltd’s takeover of British Energy subject to similar conditions concerning the sale of between 5 and 10 TWh of electricity on the market between 2012 and 2015. Also, under agreements concluded by EDF with Centrica in May 2009, EDF will supply an additional 18 TWh of electricity to Centrica at market prices, for a 5-year period starting from 2011 (see note 5.2).

Finally, following the dispute between EDF and Direct Énergie, the French competition authorities (Conseil de la concurrence) issued a ruling on December 10, 2007 accepting EDF’s proposed commitments to tender a significant capacity of electricity (1,500 MW, i.e. approximately 10 TWh per year for 15 years) to alternative suppliers at prices enabling them to compete effectively with EDF’s offers on the deregulated mass market.

For the initial 5-year period, 2008-2012, EDF proposed to apply an average baseload supply price of €42/MWh in current Euros in 2010 (€39.4/MWh in 2009) with progressive rises to reach €47.2/MWh in 2012. For the second 10-year period, the price has been fixed at a level that covers EDF’s development costs for the Flamanville EPR.

EDF thus undertook three calls for tender for baseload electricity supply contracts on March 12, 2008, November 19, 2008 and November 18, 2009. The contracts concerned cover a total of 500 MW each, for periods of up to fifteen years. All 1,500 MWh available were subscribed in these three tenders.

42.2.3 Operating lease commitments as lessor

The Group is a party to agreements classified as operating leases under IFRIC 4, which account for most of its operating lease commitments as lessor. These agreements mainly concern the Asian IPPs, and also the tolling contract signed by EDF Energy and various partners for the Sutton Bridge plant in 2009.

42.2.4 Investment commitments received

In connection with the planned sale of the subsidiary EnBW, the Group received a commitment from Germany’s Baden-Württemberg region to purchase shares for €4.5 billion (after receipt of a downpayment of €169 million in 2010).

42.2.5 Financing commitments received

Financing commitments received mainly relate to EDF and EDF Énergies Nouvelles.

Note 43 - Contingent liabilities

43.1 ●● Tax inspections

Tax inspections are regularly carried out at Group companies.

In 2009 and 2010 EDF underwent a tax inspection covering the tax years 2004 to 2008. At the end of 2009, EDF was notified of a proposed tax reassessment for the period 2004-2006. EDF is contesting most of the corrections notified.

RTE and ERDF have also been subject to tax inspection concerning the years 2008-2009 and 2007-2008 respectively. RTE EDF Transport is contesting most of the corrections notified. At ERDF the inspection is continuing for 2008 as the year 2007 is now statute-barred.

The items under discussion include the question of the deductibility of the provision for annuities following work-related accidents and illness.

43.2 ●● Labor litigation

EDF is party to a number of labor lawsuits with employees, primarily regarding the calculation and implementation of rest periods. EDF estimates that none of these lawsuits, individually, is likely to have a significant impact on its profits and financial position. However, because they concern situations likely to involve a large number of EDF’s employees in France, these litigations could present a systemic risk and a material, negative impact on the Group’s financial results.

43.3 ●● Edipower

Proceedings are continuing in the action brought before the court of Rome by ACEA (Rome’s municipal utility) against several parties, including among others AEM Spa (now named A2A Spa), EDF, Edipower Spa and Edison Spa. ACEA is claiming that the joint level of investment in Edison by EDF and AEM violates the 30% limit applicable to public companies’ stakes in Edipower, as set by the privatization decree of November 8, 2000. It argues that exceeding the 30% limit constitutes unfair competition that could have an adverse effect on energy market competition and is detrimental to ACEA. Consequently ACEA is claiming compensation and asking for measures to be taken to put an end to the situation, for example divestment of investments held in excess of the stated level and a ban on receiving energy generated by Edipower above the authorized quantities. In January 2007, Endesa Italia joined ACEA in its action. The hearing relating to the substance of the case was initially scheduled for June 2008, then subsequently postponed several times until March 24, 2011.

In December 2010, Endesa Italia, now renamed E.ON Italia, and EDF signed a release agreement in which E.ON Italia undertakes to drop the case and all other claims against EDF in connection with EDF’s indirect investment in Edipower. This agreement will be presented to the judge at the hearing scheduled for March 24, 2011.

Note 44 - Held-for-sale assets and liabilities

(in millions of Euros)	12/31/2010 Total	12/31/2009 Total
ASSETS CLASSIFIED AS HELD FOR SALE	18,145	1,265
LIABILITIES RELATED TO ASSETS CLASSIFIED AS HELD FOR SALE	12,874	411

Held-for-sale assets and liabilities principally relate to the ongoing sale of EnBW (€17,857 million of assets and €12,862 million of liabilities).

The sales undertaken in 2010 of assets and liabilities related to Eggborough, GESO and a subsidiary of Dalkia International in the Czech Republic.

EnBW

In application of IFRS 5, EnBW income statement items are reported on a specific line, “Net income of discontinued activities” for 2009 and 2010.

The key indicators for EnBW for 2009 and 2010 are as follows:

(in millions of Euros)	12/31/2010	12/31/2009
Sales	7,316	7,166
Operating profit before depreciation and amortization	1,246	1,193
Net operating income	755	796
Financial result	(284)	(321)
Net income	380	311

In application of IFRS 5, EnBW’s assets and liabilities are included in assets and liabilities held for sale at December 31, 2010. EnBW’s simplified balance sheet (EDF’s share) at that date is as follows:

(in millions of Euros)	12/31/2010
Assets
Goodwill and other intangible assets	2,143
Generation assets	6,704
Investments in associates	1,653
Deferred taxes assets	24
Inventories	316
Trade receivables	1,671
Other receivables	556
Financial assets	4,047
Cash and cash equivalents	738
Assets classified as held for sale	5
TOTAL ASSETS	17,857
Equity and liabilities
Equity (EDF share)	4,476
Non-controlling interests	519
Nuclear provisions	2,679
Provisions for employee benefits	1,972
Other provisions	514
Deferred tax liabilities	1,056
Trade payables	1,417
Other payables	1,190
Financial liabilities	4,034
TOTAL EQUITY AND LIABILITIES	17,857

EnBW also contributes €2,591 million to the Group net indebtedness at December 31, 2010.

Note 45 - Contribution of joint ventures

The joint ventures’ contributions to the consolidated balance sheet and income statement are as follows:

At December 31, 2010 (1)

(in millions of Euros)	% owned	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Sales	Operating profit before depreciation and amortization
Edison	48.96%	1,921	6,713	2,055	2,159	5,175	693
CENG	49.99%	453	5,215	286	1,611	597	236
Other		2,103	6,101	1,818	1,354	2,990	486
TOTAL		4,477	18,029	4,159	5,124	8,762	1,415

(1)	In application of IFRS 5, EnBW figures are not consolidated at this level.

At December 31, 2009 (1)

(in millions of Euros)	% owned	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Sales	Operating profit before depreciation and amortization
EnBW	46.07%	4,145	12,475	3,490	8,825	-	-
Edison	48.96%	1,673	6,942	1,624	2,515	4,382	707
CENG	49.99%	404	4,861	627	1,084	80	34
Other		2,260	6,222	1,903	1,330	2,699	387
TOTAL		8,482	30,500	7,644	13,754	7,161	1,128

(1)	In application of IFRS 5, EnBW income statement data are not consolidated at this level.

“Other” mainly concerns Dalkia and EDF Investissements Groupe.

Note 46 - Dedicated assets

46.1 ●● Regulations

The French law of June 28, 2006 and the associated regulations require assets (dedicated assets) to be set aside to cover provisions for nuclear plant decommissioning expenses and long-term storage expenses for radioactive waste (spent fuel and fuel recovered from decommissioning). The regulations govern the way dedicated assets are built up, the management and governance of the funds themselves. These assets are clearly identified and managed separately from the company’s other financial assets and investments. They are also subject to specific monitoring and control by the Board of Directors and the administrative authorities.

The initial aim of these laws and regulations was to cover the full present cost of long-term nuclear obligations by June 29, 2011. The NOME law enacted in 2010 deferred the deadline for constitution of dedicated assets by 5 years.

The decree of December 29, 2010 made RTE EDF Transport shares eligible for dedicated assets, subject to certain conditions and administrative authorization. Since the conditions are fulfilled and authorization has been received, 50% of EDF’s shares in RTE EDF Transport were allocated to dedicated assets on December 31, 2010.

46.2●● Portfolio contents and measurement

EDF’s dedicated assets consist of diversified bond and equity instruments, and 50% of the shares in RTE EDF Transport since December 31, 2010. Given the applicable regulations, these dedicated assets are a highly specific category of assets.

46.2.1 Diversified bond and equity investments

Certain dedicated assets take the form of government bonds currently held and managed directly by EDF.

The rest comprise specialized collective investment funds on leading international markets, managed by independent French or foreign asset management companies selected on the basis of solicited proposals or through a call for bids. They cover various segments of the bond and equity markets, with EDF aiming to achieve the broadest diversification possible, in the form of open-end funds and small numbers of “reserved” funds established solely for the use of the Group (which does not participate in the fund management).

This portfolio is structured and managed on an index-based approach, following a strategic allocation defined by the Board of Directors and reported to the administrative authorities. The strategic allocation is designed to meet the overall objective of long-term coverage of obligations, and determines the structure and management of the portfolio as a whole. It also takes into consideration international stock market cycles (for which the statistical inversion generally observed between equity market cycles and bond market cycles – as well as between geographical areas – has led the Group to define an overall composite benchmark indicator), and continuation of investment until payments become due.

As a result, for accounting purposes, the portfolio is evaluated as a whole, all funds combined, treating the cash flows generated as a group of financial assets. This ensures consistency with the specificities of the dedicated asset portfolio, in particular the legal association with the liability and the distant timing of significant payments – the first important due date is not until 2021, and payments continue until 2117 for the plants currently in operation.

At the year-end, dedicated assets are presented in available-for-sale financial assets in the balance sheet, at their liquidation value. In view of the specific financial characteristics of the portfolio of dedicated assets, the Group has exercised judgment in determining whether indicators of impairment appropriate to the structure of the portfolio should be taken into consideration.

EDF thus takes a 5-year period as the basis for assessment of prolonged decline compared to historical value. This period is at the low end of the range of statistical estimates concerning stock markets.

Also, based on statistical observations of the asset/liability management model used for this portfolio, EDF considers impairment of dedicated assets to be significant when the value is 40% or more below the portfolio’s historical value.

In parallel to these general criteria for impairment, in the course of operational asset monitoring EDF exercises judgment through its long-term management rules defined and supervised by its governance bodies (maximum investment ratios, volatility analyses and assessment of individual fund manager quality, generally based on the audit process).

46.2.2 RTE EDF Transport shares

By allocating 50% of RTE EDF Transport shares to dedicated assets, the Group diversified its dedicated asset portfolio and reduced its volatility, since this infrastructure asset offers predictable returns with low correlation with other categories of financial assets such as equities and bonds.

The value of the RTE EDF Transport shares allocated to dedicated assets is €2,324 million at December 31, 2010. This value corresponds to the net consolidated value of 50% of the Group’s investment in RTE EDF Transport, presented in investments in associates in the consolidated balance sheet.

46.3●● Valuation of EDF’s dedicated asset portfolio

Dedicated assets are included in EDF’s consolidated financial statements at the following values:

(in millions of Euros)	Balance sheet presentation	12/31/2010	12/31/2009
Securities		256	234
Investment funds		6,502	4,664
Other financial investments		62	34
Equities		6,820	4,932
Securities		741	700
Investment funds		5,944	5,804
Bonds		6,685	6,504
Reserved investment funds	Available-for-sale financial assets	13,505	11,436
RTE (50% of the Group’s investment)	Investments in associates	2,324	-
TOTAL DEDICATED ASSETS		15,829	11,436

46.4●● Valuation of the dedicated asset portfolio during the year

In addition to the allocation of 50% of shares in RTE EDF Transport, the cash allocation to dedicated assets for 2010 amounted to €1,343 million compared to €1,902 million in 2009.

Withdrawals totaling €362 million were made to cover EDF’s cash needs equivalent to amounts reversed from provisions for payments in execution of the relevant obligations (€302 millions in 2009).

The Group’s assessment of the value of the dedicated asset portfolio did not lead to recognition of any impairment at December 31, 2010.

A total of €(2) million in net gains and losses on disposals and reversals of impairment was recorded in 2010.

The difference between the fair value and acquisition cost of diversified equity and bond instruments is a positive €744 million at December 31, 2010 before taxes.

46.5●● Present cost of long-term nuclear obligations to be covered

The Group’s long-term nuclear obligations in France concerned by the regulations for dedicated assets are included in EDF’s consolidated financial statements at the following values:

(in millions of Euros)	12/31/2010	12/31/2009
Provisions for long-term radioactive waste management	6,508	6,344
Provisions for nuclear plant decommissioning	11,031	10,708
Provisions for last cores – portion for future long-term radioactive waste management	371	355
PRESENT COST OF LONG-TERM NUCLEAR OBLIGATIONS TO BE COVERED	17,910	17,407

Note 47 - Related parties

Details of transactions with related parties are as follows:

	Proportionally consolidated companies		Associates		French State or State-owned entities		Group Total
(in millions of Euros)	12/31/2010	12/31/2009	12/31/2010	12/31/2009	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Sales	10	26	100	111	1,173	1,211	1,283	1,348
Fuel and energy purchases	98	96	536	624	1,822	1,942	2,456	2,662
Other external purchases	-	-	35	-	985	838	1,020	838
Financial assets	40	122	-	-	235	183	275	305
Other assets	67	140	1,463	252	541	382	2,071	774
Financial liabilities	134	149	1,914	-	-	-	2,048	149
Other liabilities	130	327	852	16	1,483	2,389	2,465	2,732

The changes observed in assets and liabilities of associates at December 31, 2010 mainly relate to the application of the equity method to RTE EDF Transport.

47.1 ● ● Transactions with entities included in the scope

of consolidation

Transactions with RTE EDF Transport (classified as an associate from December 31, 2010) are presented in note 24.1.

Transactions with joint ventures and associates concern sales and purchases of energy.

47.2 ●● Relations with the French State and State-owned entities

47.2.1 Relations with the French State

The French State holds 84.5% of the capital of EDF at December 31, 2010, and is thus entitled in the same way as any majority shareholder to control decisions that require approval by the shareholders.

In accordance with the legislation applicable to all companies having the French State as their majority shareholder, EDF is subject to certain inspection procedures, in particular economic and financial inspections by the State, audits by the French Court of Auditors (Cour des Comptes) or Parliament, and verifications by the French General Finance Inspectorate (Inspection Générale des Finances).

Under an agreement entered into by the French State and the EDF group on July 27, 2001 concerning the monitoring of external investments, procedures exist for prior approval by the French State or notification (advance or otherwise) of the State in respect of certain planned investments, additional investments or disposals by the Group. This agreement also introduced a procedure for monitoring the results of external growth operations.

The public service contract between the French State and EDF was signed on October 24, 2005. This contract is intended to form the framework for public service missions entrusted by the lawmaker to EDF for an unlimited period, since the Law of August 9, 2004 simply requires a report every three years without stipulating the duration of the contract. The first three-year report was remitted to the French government during 2008.

EDF, like other electricity producers, also participates in the multi-annual generation investment program defined by the minister in charge of energy, which sets objectives for the allocation of generation capacity.

Finally, the French State intervenes through the regulation of electricity and gas markets, particularly for authorization to build and operate generation facilities, and establishment of sales tariffs for customers that have stayed on the regulated tariffs, transmission and distribution tariffs, and the level of the Contribution to the Public Electricity Service (Contribution au Service Public de l’Électricité or CSPE).

47.2.2 Relations with GDF SUEZ

Since the distribution network management businesses were transferred to subsidiaries – ERDF SA, a subsidiary of EDF, has managed electricity distribution since January 1, 2007 and GRDF SA, a subsidiary of GDF SUEZ, has managed gas distribution since January 1, 2008 – the agreement defining relations between ERDF SA and GRDF SA in respect of the common operator has replaced the previous agreement between EDF and GDF SUEZ.

The common network operator manages the local public service for energy distribution, covering network construction, operation and maintenance, and metering.

EDF and GDF SUEZ also have two other common services governed by contracts:

•	the Health and Safety Delegation;
•	the Information Technology and Telecommunications Division (DIT), which is responsible for certain information systems.

47.2.3 Relations with public sector entities

The Group enters into normal business transactions with public sector entities, mainly for electricity supplies and invoicing for access to the transmission network.

Transactions with AREVA concern uranium purchases, uranium enrichment, nuclear fuel purchases, plant maintenance operations and equipment purchases, and transportation, storage, processing and recycling services for spent fuel.

On December 19, 2008 EDF and AREVA signed a framework agreement for spent fuel management contracts concerning periods after 2007. In execution of this agreement, EDF and AREVA signed two contracts on July 12, 2010 entitled the “EDF-AREVA NC Processing-Recycling agreement” and the “protocol for recovery and conditioning of EDF waste, the final shutdown and decommissioning of the AREVA NC plant at La Hague”.

In view of the advances already paid to AREVA by EDF, the outstanding amount under these agreements of the full and final payment for conditioning of EDF waste, final shutdown and decommissioning of facilities at La Hague is estimated at €776 million including taxes at December 31, 2010. An equivalent provision exists at that date, and payment of this balance will take place during 2011.

The Group also holds shares in AREVA, as stated in note 36.2.2.2.

47.3●● Management compensation

The Company’s key management and governance personnel are the Chairman of the Board of Directors, the members of the Comex since February 4, 2010 or their date of appointment if they joined the Comex during the year, and the external members of the Board of Directors.

In 2009, The Group’s key management and governance personnel were the Chairman of the Board of Directors, the Chief Officers until November 25, 2009, and the external members of the Board of Directors.

The total compensation paid by EDF and controlled companies to the Group’s key management and governance personnel amounted to €9.0 million for 2010 (€4.5 million in 2009) and covered short-term benefits (basic salaries, performance-related salary, profit share and benefits in kind) and the corresponding employer contributions, plus director’s fees over the entire year. The increase from 2009 is primarily explained by the introduction of broader governance: the Comex has eight members at December 31, 2010.

Other than the benefits reported above, key management and governance personnel benefit from no other special pension system, starting bonus or severance payment entitlement other except by contractual arrangement.

Note 48 - Environment

48.1● ● Greenhouse gas emission rights

In application of the Kyoto protocol, the EU Directive aiming to reduce greenhouse gas emission levels by attributing emission rights came into effect in 2005, for an initial three-year period which ended on December 31, 2007 and was marked by a reduction in the volumes of rights allocated.

The second allocation period runs from 2008 to 2012.

In the EDF group, the companies subject to this Directive are EDF, EDF Energy, British Energy, Edison, Fenice, Dalkia International and Dalkia Investissement, Bert, EDF Demasz, Kogeneracja, Zielonagora, EC Krakow, Ersa, EC Wybrzeze, SPE and ESTAG.

In 2010, the Group surrendered 89 million tonnes in respect of emissions generated in 2009. In 2009, the Group surrendered 94 million tonnes in respect of emissions generated in 2008.

The Group’s total quota allocation for 2010 recorded in the national registers is 62 million tonnes (75 million tonnes for 2009).

The volume of emissions at December 31, 2010 stood at 70 million tonnes (83 million tonnes at December 31, 2009). The provision resulting from over-quota emissions amounts to €319 million and covers the shortfall in rights at the end of 2010 (€372 million at December 31, 2009).

As part of the Clean Development Mechanism defined in the Kyoto protocol, the Group set up a Carbon Fund in late 2006, with the aim of supporting projects to reduce greenhouse gas emissions in emerging countries, and benefiting from carbon emission permits. This fund involves EDF and all the European entities, and is managed by EDF Trading.

CER credit purchases through the Carbon Fund amount to €182 million at December 31, 2010 (€178 million at December 31, 2009).

48.2●● Energy savings certificates

In all its subsidiaries, the Group is engaged in a process to control energy consumption through various measures developed by national legislations, in application of European Union Directives.

The French Law of July 13, 2005 introduced a system of energy savings certificates. Companies selling electricity, gas, heat or cold to end-users with sales above a certain level are subject to energy savings obligations for a three-year period. They fulfill these obligations by making direct or indirect energy savings rewarded by certificates, or by purchasing energy savings certificates. At the end of the three years, the entities concerned must provide evidence of compliance with obligations by surrendering the certificates, or pay a fine to the Treasury.

For EDF, the obligation was to save 30 TWh in final energy cumulated and discounted (“cumac”) over the first three-year period that ended on June 30, 2009. EDF complied with this obligation.

This second period, running from January 1, 2011 to December 31, 2013 extends obligations to new groups of actors (fuel distributors) and tightens up the requirements for obtaining energy savings certificates. EDF’s obligation will be calculated retrospectively, based on gas and electricity sales to households and service sector businesses for the period 2010-2012.

The volumes of certificates obtained between the two periods will count towards achievement of the obligation for the second period.

48.3●● Renewable energy certificates

In the United Kingdom, Poland and Italy, certificates are awarded when electricity is generated from renewable energy sources, to encourage greater use of renewable energies through a compensation system for generation costs and an obligation for energy suppliers to sell a certain quantity of renewable energy. In practice, the generator or supplier must provide proof that the obligation has been fulfilled or surrender the renewable energy certificates gained and/or purchased. Similar systems have been introduced for cogeneration.

In 2010, Italy and the United Kingdom reported a deficit in their renewable energy balance. A provision of €226 million was booked.

Note 49 - Subsequent events

49.1 ●● Fulfillment of conditions for the sale of EnBW

The conditions applicable to the sale of the Group’s investment in EnBW to the Baden-Württemberg region were fulfilled on February 10, 2011. As a result, in compliance with the agreements between the two parties, the sale operation will be finalized on February 17, 2011 through a payment of €4.5 billion to the EDF group (in addition to the downpayment of €169 million received on December 16, 2010).

Consequently, a €7.1 billion reduction in consolidated net indebtedness will be registered in the consolidated financial statements for 2011.

Note 50 - Scope of consolidation

The scope of consolidation at December 31, 2010 is as follows:

Company		Head office	% owned	% voting rights	Consolidation method	Business sector
FRANCE
Électricité de France			100	100	Parent company	G,D,S
RTE EDF Transport			100	100	EM	T
Électricité Réseau Distribution France (ERDF)			100	100	FC	D
PEI Group			100	100	FC	G
UNITED KINGDOM
EDF Energy	(1)		100	100	FC	G,D,S
EDF Energy UK Ltd			100	100	FC	S
EDF Development Company Ltd			100	100	FC	G
GERMANY
EnBW	(1)		46.07	46.07	Discontinued activities G,D,S,T
ITALY
Edison	(1)		48.96	50	PC	G,D,S
Transalpina Di Energia (TDE)			50	50	PC	S
MNTC			100	100	FC	S
Wagram 4			100	100	FC	S
Fenice	(1)		100	100	FC	G
OTHER INTERNATIONAL
EDF International		France	100	100	FC	S
Estag	(1)	Austria	25	25	PC	G,S
EDF Belgium		Belgium	100	100	FC	G
Segebel		Belgium	100	100	FC	S
SPE		Belgium	63.5	63.5	FC	G
Sviluppo Nucleare Italia		Italy	50	50	PC	S
Ute Norte Fluminense		Brazil	90	90	FC	G
Ute Paracambi		Brazil	100	100	FC	G
Figlec		China	100	100	FC	G
Shandong Zhonghua Power Company		China	19.6	19.6	EM	G
San Men Xia		China	35	35	EM	G
Taishan Nuclear Power JV Co		China	30	30	EM	G
EDF Inc. (USA)		USA	100	100	FC	S
UniStar Nuclear Energy Inc.		USA	100	100	FC	G
Constellation Energy Nuclear Group		USA	49.99	49.99	PC	G
Bert		Hungary	95.57	95.57	FC	G
EDF Demasz	(1)	Hungary	100	100	FC	D
Nam Theun Power Company		Laos	40	40	EM	G
SLOE Centrale Holding BV		Netherlands	50	50	PC	G
EC Krakow		Poland	94.31	94.31	FC	G

Company		Head office	% owned	% voting rights	Consolidation method	Business sector
EC Wybrzeze		Poland	99.74	99.74	FC	G
EDF Polska		Poland	86.52	100	FC	S
ERSA (Rybnik)		Poland	79.79	97.34	FC	G
Kogeneracja		Poland	40.58	50	FC	G
Zielona Gora		Poland	39.93	98.4	FC	G, D
SSE		Slovakia	49	49	PC	D
EDF Alpes Investissements		Switzerland	100	100	FC	S
Alpiq	(1)	Switzerland	26.06	26.06	EM	G,D,S,T
Meco		Vietnam	56.25	56.25	FC	G
OTHER ACTIVITIES
Dalkia Holding	(1)	France	34	34	EM	S
Edenkia		France	50	50	EM	S
Dalkia International	(1)	France	50	24.14	PC	S
Dalkia Investissement	(1)	France	67	50	PC	S
Richemont		France	100	100	FC	G
EDF Développement Environnement SA		France	100	100	FC	S
Société pour le Conditionnement des Déchets
et Effluents Industriels (SOCODEI)		France	100	100	FC	S
Cofiva		France	100	100	FC	S
Sofinel		France	55	54.98	FC	S
Électricité de Strasbourg		France	88.82	88.82	FC	D
Tiru – Traitement Industriel des Résidus Urbains	(1)	France	51	51	FC	S
Dunkerque LNG		France	100	100	FC	S
EDF Énergies Nouvelles (EDF EN)	(1)	France	50	50	FC	G,S
Immobilière Wagram Étoile		France	100	100	FC	S
La Gérance Générale Foncière		France	100	100	FC	S
Immobilière PB6		France	50	50	PC	S
Société Foncière Immobilière et de Location (SOFILO)		France	100	100	FC	S
Protertia		France	100	100	FC	S
EDF Optimal Solutions		France	100	100	FC	S
Société C2		France	100	100	FC	S
Société C3		France	100	100	FC	S
EDF Holding SAS		France	100	100	FC	S
Domofinance		France	45	45	EM	S
Fahrenheit		France	100	100	FC	S
EDF Trading	(1)	United Kingdom	100	100	FC	S
EDF Production UK Ltd		United Kingdom	100	100	FC	G
DIN UK		United Kingdom	100	100	FC	S
Wagram Insurance Company		Ireland	100	100	FC	S
Océane Ré		Luxembourg	99.98	99.98	FC	S
EDF Investissements Groupe		Belgium	93.32	50	PC	S
EDF Gas Deutschland		Germany	100	100	FC	S
FSG		Germany	50	50	PC	S

Consolidation methods: FC = full consolidation, PC = proportional consolidation, EM = accounted for under the equity method.

Business segments: G = Generation, D = Distribution, S = Services, T = Transmission.

(1) Group.

20.2 ●● Statutory Auditors’ Report on the consolidated

financial statements

This is a free translation into English of the Statutory Auditors’ report on the consolidated financial statements issued in French and is provided solely for the convenience of English speaking readers.

This Statutory Auditors’ report includes information specifically required by French law in such reports, whether qualified or not. This information is presented below the audit opinion on the consolidated financial statements and includes an explanatory paragraph discussing the auditor’s assessments of certain significant accounting and auditing matters. These assessments were considered for the purpose of issuing an audit opinion on the consolidated financial statements taken as a whole and not to provide separate assurance on individual account balances, transactions, or disclosures.

The report also includes information relating to the specific verification of information given in the Group’s management report.

This report should be read in conjunction with, and is construed in accordance with, French law and professional auditing standards applicable in France.

Year ended December 31, 2010

To the shareholders,

Following our appointment as Statutory Auditors by your Annual General Meeting, we hereby report to you, for the year ended December 31, 2010 on:

•	the audit of the accompanying consolidated financial statements of Électricité de France S.A.;
•	the justification of our assessments;
•	the specific verification required by law.

The consolidated financial statements have been approved by the Board of Directors. Our role is to express an opinion on these consolidated financial statements based on our audit.

1. Opinion on the consolidated financial statements

We conducted our audit in accordance with professional standards applicable in France; those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, using sample testing techniques or other selection methods, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting policies used and significant accounting estimates made, as well as the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

In our opinion, the consolidated financial statements give a true and fair view of the assets and liabilities, and of the financial position of the Group as of December 31, 2010 and of the results of its operations for the year then ended in accordance with IFRS as adopted by the European Union.

Without qualifying our opinion, we draw your attention to the following matters set out in the notes to the consolidated financial statements:

•	the changes in accounting principles, whose application is mandatory as of January 1st, 2010, in presentation and in the related comparative information as described in note 2;
•

the conditions of consolidation of financial information related to Italian entities, in the Group’s consolidated financial statements, as described in the introductory paragraph to the notes to the consolidated financial statements as well as in note 4.3;

•

the valuation of long-term provisions relating to nuclear electricity production, as described in note 30 to the consolidated financial statements, results as indicated in note 1.3.2.1 from management’s best estimates. This valuation is sensitive to the assumptions made concerning costs, inflation rates, long-term discount rates, and forecast cash outflows. Changes in these parameters could lead to a material revision of the level of provisioning.

2. Justification of assessments

In accordance with the requirements of article L.823-9 of the French Commercial Code (“Code de Commerce”) relating to the justification of our assessments, we bring to your attention the following matters:

Accounting policies

As part of our assessment of the Group accounting principles and methods, we have verified the appropriateness of the disclosures presented in notes 1.3.10 and 1.3.29.1 with respect to the accounting treatments of commitments to purchase non-controlling interests in a fully consolidated company and greenhouse gas emission quotas, areas which are not mandatory or specifically addressed in IFRS as adopted in the European Union as of December 31, 2010, and to those applied to the major events of the period that affect the comparability of the financial information presentation.

Management judgments and estimates

Note 1.3.2 to the consolidated financial statements describes the main sensitive accounting policies for which management is required to make estimates and exercise judgment and notes 4.3, 14 and 15 present respectively the information related to the Group’s activities in Italy, to the impairment charges and to the provisions for risks related to long-lived assets that have been recognized during the period. These estimates were determined in the context of the difficulty to determine the future power and commodities price curves and are based on macro-economic assumptions appropriate to the very long-term cycle of Group assets.

Our procedures consisted in assessing these estimates, the data and assumptions on which they are based, reviewing, on a test basis, the calculations performed by the Company, comparing accounting estimates of prior periods with corresponding actual amounts, reviewing the procedures for approving these estimates by management and finally verifying that the notes to the consolidated financial statements provide appropriate disclosures.

These assessments were made as part of our audit of the consolidated financial statements taken as a whole and contributed to the opinion we formed which is expressed in the first part of this report.

3. Specific verification

As required by law we have also verified, in accordance with professional standards applicable in France, the information relating to the Group, given in the management report.

We have no matters to report as to its fair presentation and its consistency with the consolidated financial statements.

Paris La Défense and Neuilly-sur-Seine, February 14, 2011

The Statutory Auditors
KPMG Audit		Deloitte & Associés
Department of KPMG S.A.

Jean-Luc Decornoy	Michel Piette	Alain Pons	Patrick E. Suissa

20.3 ●● Fees paid by the Group to statutory auditors

The following table sets forth the fees related to the 2010 financial year for EDF and its fully consolidated subsidiaries for services by its statutory auditors and their respective affiliates:

	Deloitte		KPMG
	Amount		Amount
(In thousands of Euros)	(taxes excluded)%		(taxes excluded)%
Audit:
Statutory audit, certification, review of company and
consolidated accounts
• Issuer	3,413	30.6	3,571	40.6
• Fully consolidated subsidiaries	4,897	44.0	4,574	51.9
Other tasks and services directly connected to the statutory auditor’s mission
• Issuer	585	5.3	581	6.6
• Fully integrated subsidiaries	1,168	10.5	72	0.8
Sub-total	10,063	90.4	8,798	99.9
Other services provided by the auditors’ networks to fully integrated subsidiaries:
Legal, tax, social	732	6.6	8	0.1
Other	340	3.0	0	0.0
Sub-total	1,072	9.6	8	0.1
TOTAL	11,135	100	8,806	100
The fees were approved for each auditor after the process of necessary discussions and deliberations. Information given for the 2009 financial year:
	Deloitte		KPMG
	Amount		Amount
(In thousands of Euros)	(taxes excluded)%		(taxes excluded)%
Audit:
Statutory audit, certification, review of company and consolidated accounts • Issuer	3,428	25.8	3,534	40.3
• Fully consolidated subsidiaries	5,755	43.3	4,096	46.7
Other tasks and services directly connected to the statutory auditor’s mission
• Issuer	1,157	8.7	995	11.4
• Fully integrated subsidiaries	1,543	11.6	9	0.1
Sub-total	11,883	89.4	8,634	98.5
Other services provided by the auditors’ networks to fully integrated subsidiaries:
Legal, tax, social	895	6.7	99	1.1
Other	525	3.9	37	0.4
Sub-total	1,420	10.6	136	1.5
TOTAL	13,303	100	8,770	100

20.4 ●● Dividend policy

20.4.1 Dividends and interim dividends paid within the last three fiscal years

The amount of dividends and interim dividends paid within the last three fiscal years was as follows:

Financial year	Number of shares	Dividend per share (in Euros)	Total dividends paid (1) (in Euros)		Dividend payment date
2007	1,822,171,090	1.28	2,330,266,755.20	(2)	2 june 2008
2008	1,822,171,090	1.28	2,328,200,485.12	(3)	3 june 2009
2009	1,848,866,662	1.15	2,111,146,365.85	(4)	3 june 2010

(1)	After deduction of treasury shares.
(2)	€1,056,809,460.08 of which paid on November 30, 2007 as an interim dividend.
(3)	€1,164,067,897.60 of which paid on December 17, 2008 as an interim dividend.
(4)	€1,002,006,770.05 of which paid on December 17, 2009 as an interim dividend (€937,815,444.36 of which paid in new shares).

On November 30, 2010, the Board of Directors decided, upon authorization of the Shareholders’ Meeting, for the 2010 fiscal year, to pay an interim dividend of €0.57 per share, in the form of cash (see section 20.4.2 below).

The total amount of the interim dividend (excluding treasury shares) is €1,053,582,029.82, and was paid on December 17, 2010.

At its meeting of February 14, 2011, the Board of Directors decided to propose to the Shareholders’ Meeting the distribution of a dividend amounting to €1.15 per share under the year 2010. Given the interim dividend of €0.57 per share paid on December 2010, a balance of €0.58 per share should be paid on June 6, 2011 if this proposal is approved by the Shareholders’ Meeting. The ex-date is June 1, 2011.

At its meeting of February 14, 2011, the Board of Directors decided to propose to the Shareholders’ Meeting of May 24, 2011to amend article 24 of EDF’s bylaws for the purpose of setting forth a bonus dividend provision (dividende majoré). This decision would enable any shareholder who, at the end of the financial year, has held registered shares for at least two years, to receive a bonus dividend in respect of such registered shares, equal to 10% of the dividend per share, as approved by the Shareholders’ Meeting. The number of shares giving entitlement to such increases may not exceed 0.5% of the share capital per shareholder as at the end of the relevant financial year. The first bonus dividend shall not, in accordance with applicable laws, be distributed before the end of the second financial year following the amendment of the bylaws, namely in 2014 for the dividend to be distributed in respect to the 2013 financial year.

20.4.2 Dividend distribution policy

The dividend distribution policy of EDF, determined by its Board of Directors, will take into account its investment needs, the economic context and all other factors considered to be relevant.

20.4.3 Prescription

Dividends that are not claimed within five years of the declared date of payment become time barred and are paid to the French State.

20.5 ●● Legal and arbitration proceedings

In its everyday business, the Group is involved in a certain number of legal, arbitration and administrative proceedings.

The costs and expenses that may result from these proceedings are only provisioned if they are probable and if their amount can be quantified, or assessed within a reasonable range, in which case, the amount provisioned is determined on a case by case basis, based on the best possible estimate. The provisions made are based on an appraisal of the level of risk on a case by case basis and do not depend principally on the progress of the proceedings. However, events that occur during the proceedings may nonetheless lead to a reassessment of the risk.

To the knowledge of the Company, except for the proceedings set out below, there is no other governmental, legal or arbitration proceedings

(including pending or threatened), likely to have or having had a material impact on the financial situation or the profitability of the Company and/or the Group in the past 12 months.

20.5.1 Legal proceedings concerning EDF

State aids

Through a letter dated October 16, 2002, the European Commission initiated proceedings against France, claiming that State aid had been granted to EDF when its balance sheet was restructured on January 1, 1997. By a decision dated December 16, 2003, the European Commission set the amount of aid to be repaid at €889 million

(principal). On February 11, 2004, the French State issued a collection note for €1,224 million, comprised of the principal amount of the aid to be repaid, plus interest. This amount was paid by EDF. On April 27, 2004, EDF has initiated an action for cancellation of the European Commission’s decision before the European Union Court, at the time known as the European Court of First Instance, and the French State filed a statement in intervention on November 14, 2004 to support EDF’s action. Further to a hearing held on November 25, 2008, the European Union Court issued on December 15, 2009 a ruling cancelling the European Commission’s decision of December 16, 2003. As this ruling was binding on the parties, the State paid €1,224 million to EDF on December 30, 2009. On February 26, 2010, the European Commission filed an appeal against the European Union Court’s ruling before the Court of Justice of the European Union. On May 31, 2010, EDF filed its argumentation with the Court of Justice of the European Union. On February 8, 2011, the Court of Justice of the European Union Registry has closed the written proceedings. An agenda for the hearing should soon be set.

Asbestos

EDF has used products containing asbestos in the past. As such, certain employees, namely some working on fossil-fired power plant maintenance, may have been exposed before replacement or protection measures were implemented starting at the end of the 1970’s.

In France, between 1997 and the end of December 2010, EDF has been subject to 549 litigations against it, in recognition of gross negligence (faute inexcusable) in relation to an exposure to asbestos of its employees on their workplace. If such negligence is found, it may lead to the payment of additional compensation by the employer to victims or their assignees.

Since June 2004, EDF has decided not to appeal, in cases filed by employees, the rulings made by Social Security Case Panels (Tribunaux des Affaires de Sécurité Sociales, “TASS”) which recognized the employer’s gross negligence.

As at the end of December 2010, the aggregate amount of the final convictions against EDF, in relation to litigations in recognition of gross negligence of the employer amounted to €20.9 million.

As at December 31, 2010, a financial provision of €30 million was accounted for in EDF’s financial statements with respect to the legal proceedings relating to the compensation of victims of asbestos.

KalibraXE

On January 22, 2007, KalibraXE submitted a complaint concerning alleged anti-competition practices committed by EDF to the Competition Council. The application for a remedy was accompanied by a request for conservatory measures.

On the merits, KalibraXE claims that the practices implemented by EDF had notably for purpose and effect to eliminate KalibraXE, and more generally any new competitor on the market and to prevent final consumers from freely choosing a supplier or buying from several suppliers.

In addition, as KalibraXE considers that these practices, on the one hand, deny it the opportunity to enter into new contracts and the possibility to pursue its contractual relations with existing customers, and on the other hand, impair the customers’ interests as well as the industry or wider economy’s interests, KalibraXE requested that conservatory measures were taken, in particular the suspension of exclusivity clauses in EDF contracts.

On April 25, 2007, the French Competition Council considered the case admissible on its merits but dismissed the conservatory measures sought by KalibraXE.

However, as a conservatory measure, the Council did instruct EDF to amend the terms and conditions of its contracts, to inform those customers who had exercised their rights of eligibility that no penalty would be incurred on the normal expiry date of their supply contracts, and to submit to the Council a copy of the amended terms and conditions. KalibraXE lodged an appeal against this decision with the Paris Court of Appeal, which dismissed it on June 26, 2007.

A ruling of the French Competition Authority of July 8, 2010 decided not to pursue the KalibraXE case, and the matter is now closed.

Solaire Direct

On May 19, 2008, Solaire Direct filed a complaint and an application for conservatory measures with France’s Competition Council, alleging that “the EDF group” had abused of its dominant position on the various electricity markets to penetrate the emerging global services market for shared photovoltaic electricity generation through its subsidiary EDF Energies Nouvelles Reparties (“EDF ENR”), thereby hindering the entry of new competitors on that market.

The Council met on November 26, 2008 to consider the admissibility of the case on the merits and the request for conservatory measures. EDF has proposed commitments to address concerns over competition expressed by the Council. These commitments were posted on the Council’s website as part of a “market test” procedure in order to allow the firms concerned to state their opinion.

In February 2009, the Competition Authority decided to dismiss the commitments proposal, rule conservatory measures relating to the methods of marketing of global photovoltaic energy services by EDF ENR, and issue a ruling concerning the submission of Solaire Direct. At that stage of the investigation, the Competition Authority considers that the communication methods used by EDF create a confusion between, on the one hand, EDF’s role as electricity supplier subject to the regulated rates, and on the other hand, the competitive activities of its subsidiary.

On April 8, 2009, the French Competition Authority, which substituted the Competition Council, requested that EDF (i) remove from all communications supports of the “Bleu Ciel” brand any reference to EDF ENR’s activity in the solar photovoltaic line of business, (ii) to prevent any agents responding to the 3929 hotline (telephone number for individuals and EDF clients) from making any reference to the services offered by EDF ENR, (iii) to terminate any communication to EDF ENR of information obtained through the 3929 hotline – this order concerns not only any appointments but also any transfer of information on people interested in generation of photovoltaic energy, and finally (iv) refrain from providing EDF ENR with information to which EDF holds from its activities as an electricity services provider subject to regulated rates. EDF complied with these requirements within the deadlines set by the Competition Authority.

At the end of the ongoing investigation on the merits, if the Competition Authority concluded that EDF’s practices are anti-competitive, it could decide, in particular, to sentence EDF to financial sanctions in accordance with article L. 464-2 of the French Commercial Code. The possible sanctions are set in proportion to the seriousness of the charges against EDF, the importance of the damage made to economy and to the company’s situation, within the limit of a maximum potential amount of 10% of the global turnover of the company before taxes.

Labor litigation

EDF is a party to a number of labor lawsuits with employees relating in particular to the calculation and the implementation of rest periods. EDF estimates that none of these lawsuits, individually, is likely to have a significantly impact on its profits and its financial position. However, as these disputes relate to situations likely to involve a large number of EDF’s employees in France, they could represent a systemic risk, which could have a significant negative impact on the Group’s financial results.

The Group is also a party to a number of litigations with social bodies. The main dispute is between EDF and the “URSSAF” in Toulouse relating to the inclusion of certain bonuses, indemnifications and other benefits in kind in the tax base.

As of December 31, 2010, an amount of €218 million was provisioned in EDF’s consolidated financial statements in respect of all of the disputes with social authorities (see note 32 of the appendix to the consolidated financial statements of financial year ended on December 31, 2010).

Environmental litigation

Due to its industrial business, the Group is party to various environmental lawsuits, in particular, regarding ground decontamination. As of the date of the filing of this reference document, the Group believes that none of these lawsuits, individually, is likely, in the event of an unfavorable outcome, to have a material negative impact on the Group’s financial results.

Tax litigation

During 2008 and 2009, EDF has been subject to an audit of its accounts for financial years 2004, 2005 and 2006. At the end of 2009 a proposed correction has been sent to the Company in relation to the audited period. At the end of 2010, EDF challenges the major part of the notified proposed correction.

One of the grounds for the correction refers to the tax deductibility of the provision for benefits for occupational accidents and diseases (which also concerns RTE EDF Transport, ERDF and Electricite de Strasbourg, since this issue is linked to the very status of Electricity and Gas Industry companies) and the Group intends to challenge the position of the tax administration on the deductibility of such provision. In case of an unfavorable outcome of the dispute, the financial risk for the Group in relation to the payment of corporate tax could amount to €280 million.

An audit of the accounts for 2007 and 2008 began in 2010. As at the closing of the 2010 financial year, EDF had received no proposed correction from the tax authorities for those financial years. The deadline for tax reassessments in respect of 2007 is now time-barred, and the audit concerning the year 2008 is continuing.

Alcan Saint-Jean-de-Maurienne

On December 31, 1985, EDF, Pechiney (now named Alcan France) and Aluminium Pechiney signed an energy supply contract (2 TWh) intended primarily to supply the Pechiney primary aluminum plant at Saint-Jean-de-Maurienne. Under the terms of this contract EDF undertook to supply volumes of electricity at a set price. The duration of the contract was modified by amendments. It expires on December 31, 2012 for the Saint-Jean-de-Maurienne plant.

Further to several written requests from Alcan France to extend the duration of the contract, Alcan France and Aluminium Pechiney served a summons on EDF on August 2, 2007 to appear before the Paris Commercial Court on September 21, 2007 for an initial procedural hearing.

After several deferrals, the pleadings were scheduled for October 26, 2009. In its ruling issued on January 18, 2010, the Commercial Court dismissed all of the claims of Alcan and Aluminium Pechiney, who filed an appeal against the ruling before the Paris Court of Appeal on March 19, 2010. A hearing before the Court of Appeal is scheduled for February 29, 2012.

Red Electrica Espana

In the early 1990s, EDF and Red Electrica de Espana (REE) had entered into contracts for supply of energy output on the France-Spain interconnection. These agreements have, since their execution, benefited from an access priority on the interconnection, which was later declared in violation of European law by the Court of Justice of the European Communities, now the Court of Justice of the European Union, in a judgment of June 7, 2005.

The European Commission has ordered the national regulators to remove the priority access rights to the interconnection and that they implement, for any and all transactions, an auction mechanism for the acquisition of such rights. The French Energy Regulation Commission (Commission de Régulation de l’Energie – “CRE”) complied with this order through a decision of December 1st, 2005. EDF and REE then had to agree on terms for drawing energy and acquiring the access rights to the interconnection so that REE could import electricity into Spain and reached an agreement in June 2006 but were unable to reach an agreement for the early months of 2006.

REE has therefore initiated international arbitration proceedings against EDF and EDF Trading in order to obtain an indemnification for the prejudice it alleges. EDF has also claimed that it has suffered a prejudice caused by REE during that period. The dispute was limited to deliveries during the period January - May 2006. The arbitration court issued a partial ruling on May 29, 2008, notably clearing EDF Trading from the proceedings. On October 12, 2009, the arbitration court issued a ruling, which was subject to a request for rectification on which the arbitration court ruled on February 23, 2010.

EDF and REE executed a settlement agreement on June 29, 2010 defining the practical terms for implementing the arbitration ruling, thus putting an end to the dispute.

Greenpeace

A preliminary investigation has been initiated before the Nanterre Criminal Court under “concealment of invasion of an automated data processing system” after a computer expert from a non-Group company stated that he had hacked into the computer used by former Greenpeace spokesman in 2006, Mr Yannick Jadot, at the request of an EDF employee. The said employee and his supervisor were formally placed under investigation (mis en examen) on March 24 and June 10, 2009 respectively, and have been subject to disciplinary transfers. EDF has been placed under investigation on August 26, 2009. On October 15, 2010, the examining magistrate (juge d’instruction) ordered EDF and the two employees to be sent before the Nanterre Criminal Court. The case is due to be heard by the relevant court in 2011.

Bugey 1

After EDF obtained permission to completely dismantle the Bugey 1 nuclear facility, by decree 2008-1197 of November 18, 2008, an association filed an action for cancellation of the decree before the French Council of State on January 21, 2009.

This action was notified to EDF on May 6, 2009. The defense statements were filed on August 7, 2009 by the French State and on September 3, 2009 by EDF. A public rapporteur was appointed in October 2010, and the hearing should take place in 2011.

Verdesis

In June 2008, Euro Power Technology filed a complaint and a request for conservatory measures with the French Competition Council against EDF and its subsidiary, Verdesis, concerning the biogas activities of the two companies. The French Competition Authority notified the submission of this complaint to EDF on June 9, 2009, and EDF submitted its preliminary comments on June 23, 2009.

The French Competition Authority met on February 17, 2010 to assess whether Euro Power Technology’s complaint and request for conservatory measures were admissible. On April 16, 2010, the complaint was dismissed.

On April 26, 2010, Euro Power Technology appealed this decision before the Paris Court of Appeal, which dismissed the appeal in a judgment of December 2, 2010. A further appeal was lodged with the Cour de Cassation on December 28, 2010 and Euro Power Technology has to file its statements for its appeal no later than April 28, 2011.

Société SECAM

By a decision dated December 10, 1996, upheld by the Paris Court of Appeal, the French Competition Council sentenced EDF for abuse of its dominant market position for having prevented the execution of electricity purchase agreements with independent producers between 1993 and 1995. Following this sentence, the National Association of Independent Producers and Heat Engineers (SNPIET), and approximately twenty producers have introduced an action in payment of damages before the Paris Commercial Court. The parties had executed on July 20, 2007 a settlement agreement that finally ended the dispute.

On April 4, 2007, EDF received from SECAM, an administrative appeal prior to referral to the administrative judge. SECAM, which was not a party to the proceedings before the French Competition Council and judicial courts, claimed €79 million.

By letter dated May 29, 2007, EDF rejected the preliminary request of SECAM. SECAM filed a claim for indemnification before the Paris Administrative Court, which decided that this case should be heard by the Administrative Court of Châlons-en-Champagne.

On July 30, 2010, the Châlons-en-Champagne Administrative Court dismissed SECAM’s claim on the grounds that this company did not bring any evidence to support its claim. SECAM did not lodge an appeal within two months, consequently this litigation is ended.

Fessenheim

Associations petitioned the French Ministers in charge of nuclear safety (the Minister of Economy and Energy) to order permanent shutdown and dismantling of the nuclear power plant at Fessenheim. This request was based upon article 34 of French law 2006-686 of June 13, 2006 relating to the transparency and the safety in nuclear matters, which allows the enactment of a decree adopted in the French Council of State, after consultation with the Nuclear Safety Authority, to order the definitive shutdown and dismantling of a nuclear power plant that presents serious risks, when no other course of action is possible.

After the dismissal of the petition by the Ministers, the petitioners filed an appeal with the Strasbourg Administrative Tribunal on December 10, 2008, which was rejected on March 9, 2011. The petitioners have two months to lodge an appeal against this decision.

European Commission investigation concerning an increase in prices on the wholesale electricity market

The European Commission carried out in March 2009 surprise inspections at various EDF premises, in the context of investigation relating to the evolution of prices on the wholesale electricity market in France.

These inspections follow upon the conclusions of the Commission’s inquiry into the energy sector published in January 2007. They represent a preliminary step in the research of suspected anti-competitive practices and do not prejudge the final conclusion of the actual investigation itself.

At the end of this investigation, if the Commission were to conclude the existence of anti-competitive practices implemented by EDF, it could decide to impose in particular a financial penalty, pursuant to Article 23, paragraph 2, a) of Regulation (EC) 1/2003. The potential sanctions are set in proportion to the seriousness of the charges against EDF, the importance of the damage made to economy and to the company’s situation, within the limit of a maximum potential amount of 10% of the global turnover of the company before taxes.

Casino

The announcement by the Ministry of Ecology, Energy, Sustainable Development and the Sea in Autumn 2009 of a decrease in the photovoltaic electricity purchase prices set by the order of July 10, 2006, caused a heavy increase in requests for purchase contracts, likely to generate a very significant increase in costs to be compensated by the CSPE (See section 6.5.1.2 (“French legislation”)). In this context, the French Government decided, by an order of January 12, 2010, to modify both the purchase prices of electricity generated from photovoltaic energy and their terms of application.

Several producers, including the Green Yellow companies, subsidiaries of the group Casino operating in the distribution business, then decided to bring proceedings against EDF before the Paris Commercial Court in order that EDF be required to purchase the generated electricity at the more favorable tariff conditions set out by the previous order of July 10, 2006. Upon a reasoning challenged by EDF, these producers consider in particular that the purchase contract would be constituted as soon as EDF receives the completed purchase request.

The French Tribunal des conflits confirmed on December 13, 2010 that the dispute was a matter for the judicial courts. The Paris Commercial Court must now judge the matter on its merits.

Approximately ten further litigations with the same grounds are pending, mostly before the judicial courts.

Packaging and interim storage installation for radioactive waste (ICEDA)

The decree 2010-402 of April 23, 2010 authorized EDF to put up a regulated nuclear installation, a conditioning and interim storage installation for radioactive waste in the city of Saint-Vulbas, in Ain. Two petitions for cancellation of the decree were filed with the French Council of State in June 2010, one by Roozen, a horticultural company operating near the site, and the other by a group of environmental protection associations. The defense statements were submitted by the French State and EDF in mid-January 2011.

Roozen has also filed two petitions with the Lyon Administrative Court, against the decision of February 22, 2010 in which the Ain local administrative authority (Préfet) granted the ICEDA building permit. The first of these petitions was filed on April 21, 2010 and sought cancellation of the building permit. The French State and EDF filed their defense statement in mid-July 2010. The second petition, dated November 25, 2010, requested an emergency injunction to suspend the building permit. The petition was dismissed by an order of the Lyon Administrative Court on December 13, 2010, and Roozen lodged an appeal with the French Council of State on December 28, 2010.

Statoil

On February 14, 2003 EDF and Statoil signed a 15-year natural gas supply contract. In January 2009, the Gasoil 0.2 index, included in the contractual price calculation, ceased to be published, and EDF and Statoil began discussions over its replacement.

Failing to reach an agreement, Statoil notified EDF of its decision to trigger the expertise procedure pursuant to the provisions of the contract and submitted, in March 2010, a request for the appointment of an expert to the International Chamber of Commerce (ICC). On November 18, 2010 this expert issued his decision on the replacement index. This decision is final; the parties are bound to abide by it and must amend their contract accordingly.

However, a further disagreement then arose between the parties as to the date for retroactive application of the new index in view of the contractual provisions. In January 2011, Statoil sent EDF an invoice for reimbursement of €50 million, applying this index as from February 2009. EDF is contesting this invoice and the retroactive date applied, and paid Statoil €18 million, which it considered due. Discussions with Statoil are continuing.

20.5.2 Legal proceedings concerning EDF’s subsidiaries

• RTE EDF TRANSPORT

Annual rent contract with SNCF and transfer of high-voltage lines attributed to SNCF

RTE EDF Transport paid for use of the high-voltage electricity transmission network facilities attributed to SNCF by the French law of December 30, 1982, a fixed annual rent of €3.1 million, set by RTE EDF Transport in line with the remuneration principles of its own assets. The payment of this rent arose from the termination in 2001 by RTE EDF Transport of an agreement entered into with SNCF in December 1999. Further to an action filed by SNCF with the Paris Administrative Court to challenge the new amount of the annual rent paid by RTE EDF Transport and to claim the amount of the difference with the initial rent, RTE EDF Transport was ordered on August 29, 2008 to pay SNCF the amount of the difference with the initial rent, with interests at the legal rate. RTE EDF Transport lodged an appeal of such decision before the Paris Administrative Court of Appeal requesting a deferral of the implementation of the judgment, as the appeal could not suspend the decision of the Administrative Court. The Paris Administrative Court of Appeal, in a judgment dated May 10, 2010 has rejected RTE EDF Transport’s request and sentenced it to pay SNCF an additional amount of €27.8 million in respect of the fees due for the period from June 2008 to June 2009. For conservatory reasons, RTE EDF Transport had lodged an appeal before the French Council of State, which was held inadmissible on January 27, 2011. This decision is final and the matter is thus now closed.

In addition, French law 2004-803 of August 9, 2004 on the public electricity and gas service and electricity and gas companies had also set out that SNCF’s high voltage electricity transmission network facilities attributed by the law of December 30, 1982 should be sold to RTE EDF Transport. On July 9, 2009 the specially-formed commission “Commission Moulin” issued its decision on the transfer value of the network, fixing it at €140 million. SNCF filed an appeal against this decision with the French Council of State on August 20, 2009, considering the transfer value of the facilities to be much higher than the price set by the Commission Moulin. Until the French Council of State rules on the appeal, potentially during 2011, SNCF has proposed to transfer its electricity facilities to RTE EDF Transport; the two companies have reached an agreement and the sale was agreed for an amount of €140 million, of which only €80 million have been paid by RTE EDF Transport as down-payment. The contracts permitting the transfer of ownership as from May 1, 2010 were signed on May 26, 2010 by SNCF; as a result, RTE EDF Transport is the owner of the lines concerned.

Contribution to system services

Poweo, which challenged the mandatory contribution to system services set forth in article 15 of the French law 2000-108 of February 10, 2000, and requested that the contribution should follow “market rules” brought the matter before the CoRDIS1 on July 3, 2009. The CoRDIS ruled in favor of RTE EDF Transport in a decision notified to the parties on October 15, 2009. Poweo then lodged an appeal against this decision with the Paris Court of Appeal, which has jurisdiction over appeals of decisions rendered by the CoRDIS.

The Paris Court of Appeal dismissed Poweo’s appeal against the CoRDIS decision in an order of September 7, 2010, and has fully agreed with RTE EDF Transport and the CoRDIS, stating that the contribution of producers to system services cannot be optional and that only article 11.7 of directive 2003/54/EC is applicable to services systems and consequently the pricing rules applicable have to take costs into account and cannot be based on “market price”.

The deadline for further appeal by Poweo before the French Cour de Cassation has expired and RTE EDF Transport has received a certificate from the French Cour de cassation confirming that no appeal has been filed.

Tax litigation

In 2008 and 2009, RTE EDF Transport has been subject to an audit of its accounts on financial years 2005, 2006 and 2007. RTE EDF Transport challenged most of the proposed correction notified in 2009. As of the filing date of this reference document, the tax administration has not issued any collection notice.

In addition, since July 2010, RTE EDF Transport is subject to another audit of its accounts on financial years 2008 and 2009. As of the filing date of this reference document, tax inspectors have not identified any potential tax adjustment.

• ERDF

Tax litigations

Since February 3, 2010, ERDF is subject to a tax audit for financial years 2007 and 2008. As of December 31, 2010, ERDF has received no proposed correction from the tax administration for 2007, and the deadline for tax reassessments in respect of that year has now expired. The audit concerning the year 2008 is continuing.

Direct Energie

Article 23 of the law of February 10, 2000, allows suppliers to offer their customers a single contract for both supply and network access, and enter into a contract known as a GRD-F contract with the network operator for access to the network in order to perform such supply contracts. The current wording of the GRD-F contract provides that in the event of a payment default of the final customer, the supplier must pay ERDF the price corresponding to delivery through the network. Direct Energie challenged this provision through a petition to the CORDIS filed on July 20, 2010. In a decision of October 22, 2010 notified to ERDF on November 17, 2010, the CORDIS ruled that no provision in the current legislation authorized ERDF to force the supplier to bear the risk of non-payment of the share due to the distributor, and that the supplier must have recovered the amounts due for network use from the final customer before paying them to the network operator. The CORDIS therefore requested that ERDF sends to Direct Energie a new GRD-F contract in compliance with this decision. ERDF lodged an appeal before the Paris Court of Appeal, as this decision undermines the overall balance of the single contract and would increase the complexity of market rules, as well as generating a surplus cost for its implementation that would ultimately be borne by end-customers.

• EDEV

EDEV’s tax audit carried out in 2005 on financial years 2002 and 2003 led to an assessment of €14.5 million in overdue corporate taxes. Due to a persisting disagreement with the tax authorities on the proposed corrections, and further to an unfavorable judgment from the Montreuil Administrative Tribunal of March 11, 2010, EDF, as controlling company of the tax integration, lodged an appeal before the Versailles Administrative Appeal Court on May 28, 2010.

A tax relief of €12.3 million has in addition been obtained on November 16, 2010. Thus, the purpose of the litigation before the Versailles Administrative Appeal Court is to obtain the reimbursement of €2.1 million.

• EDISON

Legal Action initiated by ACEA SpA concerning Edison’s shareholding in Edipower

On May 2006, ACEA SpA (“ACEA”), Rome’s municipal utility, addressed a complaint to the Italian Government and to Italian regulation (AEEG) and competition (AGCM) authorities, alleging that the joint takeover of Edison by EDF and A2A S.A. (formerly AEM S.p.A) had crossed the threshold of 30% of the share capital of Edipower held by State corporations (limit set forth by a decree of the Italian Prime Minister, dated November 8, 2000 defining the rules applicable to the privatization of companies (called Gencos) then held by Enel SpA).

On July 7, 2006, the AGCM rendered an opinion (segnalazione) supporting ACEA’s position and officially requiring from the Italian Government and parliament that measures be taken in order to comply with the provisions of the November 8, 2000 decree.

In August 2006, ACEA initiated an action against EDF, IEB and WGRMH Holding 4 (along with Edison, A2A S.A., Delmi, Edipower, AEM Turin, Atel and TdE) before the Rome Civil Court.

According to ACEA, the crossing of this threshold is a violation of the applicable laws and constitutes an act of unfair competition which could adversely affect the competition on the energy market and the consumers’ interests.

ACEA therefore asked the court to acknowledge the unfair behavior of EDF and A2A S.A, to force EDF and A2A S.A. to sell their stakes in order to remain under the 30% limit and prohibit them from taking and using energy in excess of the 30% threshold, and to compensate ACEA for the

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prejudice suffered that it was not able to precisely evaluate at this stage, the valuation being subject to a distinct hearing.

ACEA also indicated that it would request the court to take conservatory measures to protect its interests until the court rules on the merits.

In January 2007, Endesa Italia joined ACEA in its legal action.

The judge has rejected the addition to the file of a note from ACEA (new evidence) which assessed the prejudice that ACEA would have suffered to €800 million.

The hearing on the merits of the case and on the grounds on which ACEA based itself to assess its prejudice, was initially set for June 26, 2008, and has been postponed several times until January 26, 2011. As EDF and its subsidiaries refused the inter partes proceeding requested by ACEA for the assessment of its prejudice, any potential decision by an Italian judge in favor of this assessment should not be binding upon EDF.

In December 2010, Endesa Italia, now named E.ON Italia, and EDF signed a settlement agreement in which E.ON Italia undertakes to drop the case and all other claims against EDF in connection with EDF’s indirect investment in Edipower. This agreement will be submitted to the judge during a hearing at a date that has still not been set.

Proceeding concerning the sale of Ausimont

The Public Prosecutor of Pescara (area of Abruzzes) opened a preliminary investigation into a suspected case of water pollution and ecological disaster affecting the river Aterno basin at Bussi sul Tirino, which for more than a century has been the site of an industrial complex belonging to Ausimont SpA that was sold to Solvay Solexis SpA in 2002.

The Public Prosecutor of Pescara closed the preliminary investigation and notified certain former directors and managers of Solvay Solexis and Edison that the case would go to court on charges of water poisoning, ecological disaster and fraud to the prejudice of the site’s purchaser, Solvay Solexis.

In an order of December 15, 2009, the judge heading preliminary investigations decided MontEdison (now Edison) would not be prosecuted for fraud against Solvay, but the proceedings on the matters of environmental disaster and poisoning are continuing.

In this context, a large quantity of industrial waste was found on a plot of land belonging to Edison adjacent to the plant, and an attachment order has been placed on that land. By order of October 4, 2007, the President of the Italian Council of Ministers appointed a deputy special commissioner empowered to undertake urgent measures: identification, safety and rehabilitation measures for the land.

The commissioner has ordered Edison to prepare a characterization plan of the zone, take urgent measures to make it safe and present proposals for decontamination of the ground and ground water. Edison, which has never used this site for its business, has filed an appeal with the Regional Administrative Court.

Action by the public prosecutor of the Republic of Alessandria

In 2009, the Public Prosecutor of the Republic of Alessandria (Italy) sent certain managers and former directors of Ausimont Spa (now named Solvay Solexis SpA, a company sold by MontEdison to the Solvay group in 2002) notification of the conclusion of investigations related to the possible poisoning of water from the spring on the industrial site of Spinetta Marengo and surrounding sites, and the lack of any action for site rehabilitation

In addition, an administrative decision ordered Solvay Solexis to rehabilitate Spinetta Marengo site. Edison voluntarily intervened in the proceeding to defend its interests in relation with the claim filed by Solvay Solexis for the cancellation of this administrative decision, notably because the administrative decision doesn’t impose any obligation on Edison to rehabilitate the site (this obligation is imposed exclusively on Solvay Solexis).

Claims brought by employees concerning exposure to asbestos or other harmful chemical substances

Over the last years, Edison has had to face a significant increase in the number of claims for damages arising from the death or illness of employees that were allegedly caused by exposure to several forms of asbestos at factories owned by MontEdison, or judicial cases taken over by Edison as a result of corporate acquisitions.

Furthermore, Edison is involved in several criminal proceedings filed by former employees of companies belonging to the Edison group or their legal successors, arising from exposure to harmful chemical substances emitted by MontEdison’s facilities (since transferred to Enimont which became Enichem, a subsidiary of ENI).

Litigation concerning environmental matters

Edison is involved in several criminal proceedings currently underway concerning damages caused by the operation of MontEdison’s chemical factories (petrochemical facilities at Porto Marghera, Mantua and Cesano Maderno) prior to their sale to Enimont. These criminal proceedings also include actions brought by third parties concerning personal injuries related to the alleged environmental damage.

• BE ZRT

In November 2005, the European Commission decided to start a formal investigation on long-term electricity purchase agreements (PPAs) on the grounds of European regulations on State aid. BE ZRt appealed this decision on March 3, 2006. The written procedure came to an end on June 9, 2008. The next step in the appeal will be a court hearing by the European Court of First Instance, now the European Union Court, at a date that has still not been set.

On June 4, 2008, without waiting for the ruling by the European Union Court on the appeal, the European Commission issued a decision requiring the Hungarian Government to terminate the existing PPAs by the end of 2008 and the electricity producers to refund by April 2009 any amounts of State aid received since May 1, 2004, the date on which Hungary joined the European Union.

BE ZRt decided to appeal this European Commission decision, initially by supporting the appeals lodged before the European Court by other Hungarian producers, and then by filing its own appeal on May 4, 2009 and a statement on November 30, 2009 in reply to the statement of the European Commission.

The appeal proceedings against the decision to start a formal investigation, initiated by BE ZRt before the European Union Court in March 2006, are still ongoing.

The Hungarian Government did not challenge the European Commission’s decision, and the Hungarian legislator complied with it by enacting a law on November 10, 2008 for termination on December 31, 2008 of all PPAs not already terminated at that date by mutual agreement between the parties. After several discussions between BE ZRt and the authorities, in late April 2010 the European Commission and the Hungarian government finally accepted the principle of netting stranded costs with the State aid paid. As a result BE ZRt will have no illegal State aid to repay.

BE ZRt’s PPAs were thus terminated at December 31, 2008. In order to pursue its business, BE ZRt negotiated an 8-year sales contract with MVM (the state-owned sole Hungarian buyer) for half of its electricity output, and benefited from the “Cogen decree”1 for the sale of the other half of its output, for a period due to run until 2013. However, in late 2010 MVM informed BE ZRt that it intended to seek termination of this contract, which had become unprofitable due to changes in electricity prices. The failure to reach an agreement is likely to result in a dispute between the two companies. Hungary has adopted on March 16, 2011 an amendment to the law on electricity ending any support to cogeneration in Hungary as from July 2011 and providing that heat rates are now regulated, prices being set by the Government upon proposal of distribution companies (not producers).

EDF International, whose investment in BE ZRt was undertaken after the company’s privatization on specific terms that are now in question, notified the Hungarian State in a letter dated September 26, 2008 that it was entering into a pre-arbitration phase of negotiations under the Energy Charter Treaty (ECT) and the Franco-Hungarian treaty on protection of investments. Subsequently, on May 12, 2009 EDF International sent a notice of arbitration to the Hungarian State on the basis of the ECT, in accordance with UNCITRAL regulation. An initial hearing for these proceedings took place on September 25, 2009, which set the timetable for the arbitration and decided to hold it in Switzerland (outside the European Union). EDF International was to finalize its reply by March 26, 2010, but two successive agreements among the parties, validated by the Arbitration Court, extended this deadline to April 15, 2010 when the parties agreed to suspend the arbitration until December 31, 2010. Finally, the date was postponed once more at the request of the Hungarian government to April 30, 2011 in an agreement of December 21, 2010, aiming at reaching an amicable solution.

Given recent developments, the revival of the arbitration in 2011 is likely. On February 24, 2011, EDF International sent Hungary a new notice of arbitration on the basis of the ECT in order to challenge the termination of the PPAs and also the measures taken by Hungary in 2011 (being understood that it is wished to join the two proceedings).

• SSE

In 2002, the Slovakian regulator adopted a resolution setting electricity rates applicable for 2003, without waiting the publication of a specific decree. Seven companies challenged this procedure and brought the matter before the Constitutional Court in 2004. They won the case in 2006 when the court declared the regulator’s resolution void.

The same companies, considering that the prices for 2003 had therefore not been validly set and that the lower rates from 2002 should apply, sued the State for reimbursement. Their case was dismissed, as the court ruled that the only consequence of the regulator’s error was unwarranted additional income for electricity suppliers.

Following this decision, one customer of SSE began legal action against SSE on September 4, 2009, claiming reimbursement of the sum of €780,905. This amount corresponds to the difference between the amount received by SSE in application of the 2003 rates wrongly set by the regulator and the amount it would have received if the 2002 rates had applied.

Five other SSE clients also filed similar claims against SSE, in late 2009 and early 2010, claiming a global amount of approximately €10 million, reduced to €5 million after one of the plaintiffs waived his claim.

SSE also filed on July 6, 2010 a similar claim for €37.5 million, on similar grounds, against its electricity supplier, SE (the amount claimed to SE differs from the amount claimed to SSE by its clients).

All of these actions are still at the beginning stage.

20.5.3 Litigation arising from the 2010 year-end

Syndicat National des Producteurs Indépendants d’Électricité Thermique (SNPIET)

On December 1, 2010, France’s National Association of Independent Producers and Heat Engineers (Syndicat National des Producteurs Indépendants d’Electricité Thermique – SNPIET) filed a complaint with the French Competition Council and a request for conservatory measures. SNPIET alleges anticompetitive practices that would have been implemented by EDF and RTE EDF Transport in order to exclude members of the SNPIET autonomous producers from the tender offers initiated by RTE EDF Transport in 2005 and 2007 for express and complementary stock and the negotiation with EDF regarding electricity purchase contracts on free market without purchase obligation. After discussions involving both parties, a French Competition Authority hearing on the merits and on the request for conservatory measures has been scheduled for May 10, 2011.

SPE – Test-Achat association claim

On May 17, 2010, the Belgian consumer association, namely Test-Achats, has initiated an action for cancellation of the European Commission’s decision dated November 12, 2009 approving the acquisition of the Belgian operator SPE by EDF before the European Union Court. Test-Achats

1.	Decree setting out terms including the tariff for renewable energies and cogeneration, adopted by the Hungarian Government on November 28, 2008, named décret “Cogen”.

asserts in particular that the European Commission’s procedure did not sufficiently take into account the fact that French players with a common shareholder would take control of the electricity sector in Belgium. The European Union Court has accepted EDF’s voluntary intervention to support the European Commission’s position and the written procedure has been closed on March 8, 2011. The European Union Court has summoned the parties to a hearing scheduled for May 11, 2011.

20.6 ●● Significant change in the company’s financial or trading position

The significant events that took place between the end of the 2010 fiscal year and the date of filing of this reference document are mentioned in note 49 to the consolidated financial statements for the fiscal year ended December 31, 2010 as to events that took place before the financial statements were drawn up by the Board of Directors on February 14, 2011, and in section 12.1 (“Subsequent events”) of this reference document as to events that took place afterwards.

21 ●●

ADDITIONAL INFORMATION

21.1	General information regarding the Company’s share capital		386
	21.1.1	Total share capital:	386
	21.1.2	Market for the Company’s shares	386
	21.1.3	Treasury shares and stock buyback program	387

	21.1.3.1	Current stock buyback program as of the date of filing of the reference document (program authorized by the Shareholders’ Meeting of May 18, 2010)	387
	21.1.3.2	Summary of Company transactions on its own stock in 2010 and allocation of shares	388

	21.1.3.3	Description of the program submitted for authorization by the Combined Shareholders’ Meeting of May 24, 2011	388

	21.1.4	Capital authorized but not issued	389
	21.1.5	Other equity securities	390
	21.1.6	Non-equity securities	390
	21.1.7	Change in the Company’s share capital	390
	21.1.8	Information on the capital of every Group member, subject to conditional or unconditional agreements	390
	21.1.9	Pledge of the Company securities	391
21.2	Bylaws		391
	21.2.1	Corporate purpose	391
	21.2.2	Fiscal year	391
	21.2.3	Appropriation of profits	391
	21.2.4	Rights attached to shares	391
	21.2.5	Assignment and transfer of shares	392
	21.2.6	Change in bylaws, share capital and voting rights	392
	21.2.7	Shareholders’ Meetings	392
	21.2.7.1 Notice of shareholders’ meetings		392
	21.2.7.2 Attendance at shareholders’ meetings and exercise of voting rights		392
	21.2.7.3 Temporary disposals during shareholders’ meeting periods		393
	21.2.8	Statutory measures that would delay a takeover of the Company	393
	21.2.9	Declaration of thresholds	393

21.1 ●● General information regarding the Company’s share capital

21.1.1 Total share capital:

As of the date of the filing of this reference document, the Company’s share capital was as follows:

Number of shares issued:	1,848,866,662
Par value	€0.50 per share
Type of shares issued:	Common shares
Total share capital:	€924,433,331

All share capital issued by the Company has been paid up. The Company has not issued or authorized any preferred shares.

21.1.2 Market for the Company’s shares

The Company’s stock has been listed for trading on the Euronext Paris Market (Compartiment A) since December 21, 2005, under code ISIN FOR 0010242511, Reuter’s code EDF PA, and Bloomberg Code EDF FP.

The following graph shows changes in the price of the Company’s shares from that date to March 19, 2010:

The following table describes the stock price and transaction volumes IN number of EDF SA shares from January 1, 2010 to March 31, 2011 on the Euronext Paris stock exchange:

	Transactions		Transactions Closing Price (in Euros)
	In millions of shares	In millions of Euros (1)	High	Low
2010
January 2010	25.4	1,044	42.14	38.915
February 2010	32.0	1,223	39.385	36.65
March 2010	38.4	1,480	40.79	37.01
April 2010	29.1	1,193	41.955	39.595
May 2010	50.0	1,850	41.00	34.335
June 2010	36.9	1,258	36.285	31.35
July 2010	35.1	1,096	32.62	30.275
August 2010	30.6	1,017	35.13	31.43
September 2010	30.4	977	33.035	31.565
October 2010	37.3	1,175	32.925	30.69
November 2010	38.3	1,248	33.665	31.645
December 2010	32.4	1,027	32.06	30.695
2011
January 2011	37.2	1,180	32.545	30.46
February 2011	46.9	1,479	32.62	30.75
March 2011 (until March 19, 2010)	61.9	1,805	31.905	27.455

Source: Euronext.

(1)	Transactions in millions of Euros correspond to the monthly sum of the daily number of securities traded multiplied by the market closing price of that same day.

2010

In 2010, EDF’s share price fell 26.1%, the French index CAC 40 declined by 3.3% and the sector index Euro Stoxx Utility fell by 9%.

As of December 31, 2010, the closing price of the EDF share was €30.695 (versus €41.56 on December 31, 2009). Its lowest closing price in 2010 was €30.28 on July 5, and its highest closing price was €42.14 on January 8.

As of December 31, 2010, EDF’s market capitalization totaled €56.75 billion.

2011

From the start of 2011 to March 31, 2011 inclusive, EDF’s share market price fell by 4.8% the French index CAC 40 increased by 4.8% and the Euro Stoxx Utility sector index by 2.1% .

As of March 31, 2011, the closing price of EDF shares was €29.22. Its lowest closing market price in 2011 up to March 31 inclusive, was €27,455 on March 18, and its highest closing market price was €32.62 on February 17.

On March 31, 2011, EDF’s market capitalization was €54.02 billion.

21.1.3 Treasury stock and share buyback program

21.1.3.1 Current share buyback program as of the date of filing of the reference document (program authorized by the Shareholders’ Meeting of May 18, 2010)

After a reading of the report from the Board of Directors and in accordance with the provisions of Article L. 225-209 et seq. of the French Commercial Code, the Shareholders’ Meeting of May 18, 2010 authorized, under its seventh resolution, the implementation by the Board of Directors of a share buyback program of up to a maximum of 10% of the Company’s share capital. That resolution immediately terminated the authorization to buy back Company shares granted by the seventh resolution of the Shareholders’ Meeting of May 20, 2009, for the fraction not used.

The aims of the share buyback program are as follows: to grant shares in connection with the exercise of rights to securities giving immediate or future access to the Company’s shares, as well as conduct any hedging transactions with respect to the obligations of EDF (or one of its subsidiaries) connected with such securities; to maintain shares for future remittals in exchange or as payment in the context of external growth operations; to allocate shares to employees of the EDF group, in particular, within the framework of any stock option or bonus shares plans for the benefit of employees under the terms stipulated by law and, in particular,

Articles L. 225-197-1 et seq. of the French Commercial Code or Articles L. 3332-1 et seq. of the Labor Code, as well as any hedging transactions related to such operations; to reduce the Company’s capital by canceling all or some of the shares purchased; and finally, to ensure the liquidity of the EDF share by an investment services provider under a liquidity agreement consistent with the code of ethics recognized by the Autorité des Marchés Financiers.

Purchases of Company shares may involve a number of shares purchased by the Company purchases during the buyback program that does not exceed 10% of the shares composing the Company’s share capital as of the date of the Shareholders’ Meeting of May 18, 2010, and the number of shares that the Company holds at any time does not exceed 10% of the shares composing the Company’s share capital. Moreover, the number of shares purchased by the Company in order to hold them or use them subsequently for payment or exchange in connection with a merger, demerger or spin-off may not exceed 5% of its share capital.

These shares may be acquired or transferred, under the conditions and within the limits, including volumes and price, stipulated by the laws in effect on the date of the relevant transactions, by any means, including on the market or over the counter, including the acquisition or sale of blocks (without the portion of the buyback program limited by this method), by the use of derivative financial instruments or notes or securities giving rights to Company shares, or by implementing optional strategies, under the conditions stipulated by the financial market authorities and at such times as determined by the Board of Directors or a person acting on behalf of the Board of Directors. This authorization may be used during public tender offers, within the limits set by applicable regulations.

The Shareholders’ Meeting has set the maximum purchase price per share at €901 and the maximum amount of funds allocated to the stock buyback program at €2 billion, and has given the Board of Directors complete authority, with right of delegation, to implement this authorization.

The authorization was granted for a maximum of 18 months starting from the Shareholders’ Meeting of May 18, 2010, and will therefore end on November 18, 2011, unless the Shareholders’ Meeting of May 24, 2011 adopts the new program presented in Section 21.1.3.3 below.

21.1.3.2 Summary of Company transactions in its own stock in 2010

Percentage of treasury stock as of December 31, 2010	0.03%
Number of shares of treasury stock as of December 31, 2010	548,601
Book value of the portfolio as of December 31, 2010 (in euros)	18,636,871
Market value of the portfolio as of December 31, 2010* (in euros)	16,839,308
Number of shares canceled over the past 24 months	none

* Based on the closing price as of December 31, 2010, i.e., €30.695.

A liquidity agreement was entered into on May 24, 2006 with Crédit Agricole Cheuvreux for a period of one year, since renewed annually by tacit agreement. The initial amount of €35,000,000 was allocated to the liquidity account for the implementation of the liquidity agreement, as of its execution, in accordance with the Company’s stock buyback program.

In 2010, the flat fee paid by EDF under the liquidity agreement totaled €180,000.

Between January 1, 2010 and December 31, 2010, under the liquidity agreement, the Company purchased 2,607,442 of its own shares on the basis of an average of €36.02 per share, and sold 2,294,477 shares on the basis of an average of €36.69 per share.

As of December 31, 2010, the Company held a total of 548,601 of its own shares, broken down as 497,965 shares held within the framework of the liquidity agreement (representing 0.0269% of its share capital) and a remaining balance of 50,636 shares, which were acquired on the market for purposes of allotment to employees within the framework of the “ACT 2007” bonus stock allotment plan, but were not actually allocated (see Section 17.5.9 “Allotments of bonus shares”)2.

To date, no shares are held directly or indirectly by EDF subsidiaries.

Between January 1, 2011 and March 31, 2011, the Company purchased 1,112,531 of its own shares for an average per share of €29.43 and sold 1,005,496 shares for an amount per share of €30.25.

21.1.3.3 Description of the program submitted for authorization to the Combined Shareholders’ Meeting of May 24, 2011

As noted above, the authorization described in Section 21.1.3.1 will end on November 18, 2011 unless the Shareholders’ Meeting of May 24, 2011 adopts the resolution described below.

In accordance with the resolution prepared by the Board of Directors of February 14, 2011, the Combined Shareholders’ Meeting of May 24, 2011 will be asked to authorize a stock buyback program, the features of which

1.

The Board of Directors may, however, adjust the aforementioned purchase price in the case of the capitalization of premiums, reserves or profits, resulting either in an increase in the par value of the shares or the creation and free allotment of shares, and in the case of a stock split or reverse stock split, or any other operation on equity, in order to take into account the effect of these operations on the value of the share.

2.

In addition, as of December 31, 2010, the Company held 874.3 units of the “Énergie Multi” compartment of the Fonds commun de placement d’entreprise (FCPE) “EDF Actions” corresponding to 8,743 shares of the Company (approximately 0.00047% of its capital at December 31, 2010) for purchase orders for shares of the Company cancalled in the context of the offering reserved for employees of the EDF group made during the initial offering of the Company (see section 17.5.7 “Employee shareholding”). By the end of the five-year lock-in period, these 874.3 units will be sold, and the amount received will be paid to the French State.

are similar to the program authorized by the Shareholders’ Meeting of May 18, 2010, specifically with regard to the objectives of such program, the restrictions on the number of shares that may be repurchased, and the maximum purchase price (set at €90) and the maximum amount that may be allocated to the stock buyback program (€2 billion).

21.1.4 Capital authorized but not issued

The table below presents a summary of the delegations and authorizations to increase or reduce the share capital in force on the date of filing of this reference document, granted to the Board of Directors by the Combined Shareholders’ Meeting held on May 18, 2010:

Status of authorizations adopted by the Combined Shareholders’ Meeting of May 18, 2010

Securities in question/ type of issue	Duration(1) of authorization and expiration	Maximum nominal increase or reduction in capital (in millions of euros)	Utilization of authorizations (in millions of euros)
Delegation of authority to the Board to increase capital with preferential subscription rights of shareholders
26 months

Capital increase, all securities combined	July 18, 2012	45(2)	none
Delegation of authority to the Board to increase capital without preferential subscription rights of shareholders
26 months

Capital increase, all securities combined	July 18, 2012	45(2)	none
Delegation of authority to the Board to conduct offerings through private placement(3), without preferential subscription rights of shareholders
26 months

Capital increase, all securities combined	July 18, 2012	45(2)	none
Authorization for the Board of Directors to increase the number of shares to be issued in the event of a capital increase with or without preferential subscription rights for shareholders.
	26 months	15% of the amount

Capital increase, all securities combined	July 18, 2012	of the initial issue(2)	none
Delegation of authority to the Board to increase share capital through the capitalization of reserves, profits, premiums or other	26 months July 18, 2012	1,000	none
Delegation of authority to the Board to increase share capital in consideration for an exchange offer initiated by the Company	26 months July 18, 2012	45(2)	none
Authorization of the Board to increase capital to compensate in-kind contributions(4)	26 months July 18, 2012	10% of the Company’s capital up to a maximum of 45(2)	none
Delegation of power to the Board of Directors to increase share capital to the benefit of members of savings plan
Issues reserved to employees	26 months July 18, 2012	10	none
Authorization of the Board to reduce share capital by canceling treasury shares	18 months November 18, 2011	10% of the capital by periods of 24 months	none

(1) Starting May 18, 2010, date of the Combined Shareholders’ Meeting.

(2) Nominal global ceiling for the increase of share capital.

(3) Offerings subject to Article L.411-211 of the Monetary and Finance Code.

(4) Article L.225-147 of the French Commercial Code.

Authorizations submitted for the approval of the Combined Shareholders’ Meeting of May 24, 2011

The following table presents the authorities to be submitted for the approval of the Combined Shareholders’ Meeting of May 24, 2011 in accordance with proposed resolutions prepared by the Board of Directors meeting on February 14, 2011.

	Duration(1) of	Maximum nominal increase
	authorization	or reduction in share capital
Securities in question/ type of issuance	and expiration	(in millions of euros)
Authorization of the Board to reduce	18 months	10% of the capital
share capital by canceling treasury shares	November 24, 2012	by periods of 24 months

(1) Starting May 24, 2011, date of the Combined Shareholders’ Meeting.

21.1.5 Other equity securities

At the time of the filing of this reference document, other than the common shares of Company stock, there are no other securities giving rights, directly or indirectly, to the share capital of EDF.

21.1.6 Non-equity securities

On April 18, 1996 EDF implemented a program for the issuance of debt securities in the form of Euro Medium Term Notes (“EMTN” program). Since then the program has been renewed every year.

On April 20, 2010, EDF updated the program for the issuance of debt securities for a maximum of €20 billion.

In January 2010, the company issued $2.25 billion of bonds on the US market under Rule 144A of the US Securities and Exchange Commission (SEC): a $1.4 billion tranche at a fixed rate of 4.6% maturing in 10 years, and a $0.85 billion tranche at a fixed rate of 5.6% maturing in 30 years.

On March 29, 2010, EDF issued bonds worth 400 million Swiss francs maturing September 2017, bearing a fixed-rate coupon of 2.25%.

On April 27, 2010, EDF also issued a bond totaling €1.5 billion and maturing in 2030, with a coupon of 4.625% per year (fixed rate), and on September 22 a bond issue for 40 years for a total of 1 billion pounds sterling, with annual coupon of 5.125%.

Finally, on October 28, 2010 EDF launched an offer for the partial cash buyback of three series of Eurobonds, which closed with the buyback of over 31%, for an underlying total of €4.6 billion. EDF financed this deal on November 4 with a new Eurobond issue in two tranches, the first for a total of €750 million at 15 years with annual coupon of 4.0%, and the second for €750 million at 30 years with annual coupon of 4.5% .

These operations contribute to financing the Group’s investment strategy and fall within the framework of the policy for extending the maturity of its debt.

As of December 31, 2010, the Company’s outstanding bond debt (borrowings issued in EMTN format and other debt securities in stand-alone format) totaled €33.88 billion, with average maturity on that date of 11.3 years.

The description of the Group’s bond debt is provided in Note 38 to the consolidated financial statements of December 31, 2010.

21.1.7 Change in the Company’s share capital

In order to comply with the law of August 9, 2004, EDF was converted to a joint stock company (société anonyme) on November 20, 2004 and its share capital was fixed at €8,129,000,000, divided in 1,625,800,000 shares with a par value of €5.

On August 31, 2005, the EDF Shareholders’ Meeting gave full authority to the Board of Directors to reduce its share capital by a maximum of €7,316,100,000, by reducing the par value of the shares from €5 to a minimum of €0.5. At its meeting of October 27, 2005, the Board of Directors decided to reduce the share capital by €7,316,100,000, by reducing the par value of the share by €4.5, from €5 to €0.5. The share capital was thus reduced to €812,900,000.

At its November 18, 2005 meeting, the Board of Directors, exercising the authority granted to it by the October 10, 2005 Combined Shareholders’ Meeting, approved increases in the Company’s capital for the Open Price Offering and the Guaranteed Global Placement performed at the time of the Group’s initial public offering. The Board of Directors thus increased share capital to €906,834,514.

On December 20, 2005, Calyon (now Crédit Agricole-CIB) paid EDF the price due on the exercise of 8,502,062 warrants the EDF Board of Directors decided to issue for the benefit of Calyon at its November 18, 2005 meeting. The capital was increased to €911,085,545 divided into 1,822,171,090 shares of common stock.

The payment of dividends in shares on December 17, 2009 resulted in a capital increase of €13,347,786.00, following the issuance of 26,695,572 shares (see section 20.4.1 “Dividends and interim dividends paid within the last three fiscal years”). On January 21, 2010, share capital was thus increased to €924,433,331, divided into 1,848,866,662 common shares.

21.1.8 Information on the capital of every Group member, subject to conditional or unconditional agreements

Investment and divestment commitments on the shares of the subsidiaries are described in note 42.1 to the consolidated financial statements for the fiscal year ended December 31, 2010.

Apart from the investment and divestment commitments and other commitments described in Section 6 of this reference document (“Business overview”), EDF has not entered into any offer to sell or purchase any or all of the capital of the Company or any of its subsidiaries, as defined in Article L. 233-1 of the French Commercial Code.

21.2 ●● Bylaws

21.2.1 Corporate purpose

The Company’s purpose, both in France and abroad, is to:

•	secure generation, transmission, distribution, supply and trading of electrical energy and secure the import and export of this energy;
•

carry out the public service missions assigned by laws and regulations, especially the French law of June 15, 1906 regarding energy distribution, the aforementioned French laws of April 8, 1946 and February 10, 2000 and Article L. 2224-31 of the French Code for Local Authorities, as well as by the concession agreements and, in particular, the missions to develop and operate public electricity grids, and supply energy supply to non-eligible customers, back-up power supply to producers and customers to offset unexpected power failures and the supply of energy to eligible customers who cannot find any other supplier, while contributing to fulfillment of the goals defined by the multi-annual generation investments program implemented by the Minister for Energy;

•	more generally, engage in any industrial, commercial or service activity, including research and engineering activities in the energy sector, for any type of customer;
•	create value for any personal or real assets it holds or uses;
•

create, acquire, lease, or facilities management of all personal property, real property and businesses, to lease, install and operate all establishments, businesses, plants and workshops relating to any of the aforementioned purposes;

•	take, acquire, operate or sell all processes and patents concerning activities which relate to any of the aforementioned purposes;
•

take part, directly or indirectly, in any transaction that might be connected to any of the aforementioned purposes, by creating new companies or undertakings, by contributing, subscribing or purchasing any securities or corporate rights, equity interests, or mergers, partnerships or in any other manner whatsoever;

•

more generally, engage in any industrial, commercial, financial, equity or real property transactions directly or indirectly connected, in whole or in part, to any of the aforementioned purposes, to any similar or related purpose or even to any purpose which may favor or develop the Company’s business.

21.2.2 Fiscal year

Each Company’s fiscal year lasts 12 months, starting on January 1 and ending on December 31 of each year.

21.1.9 Pledges of the Company’s securities

To the Company’s knowledge, none of the Company’s shares of common stock have been pledged.

21.2.3 Appropriation of profits

Distributable profits consist of net profits for the year, less previous losses and various withholdings stipulated by law, plus earnings carried forward.

The Shareholders’ Meeting may approve the distribution of sums taken from reserves of which it may freely dispose, expressly identifying the reserve items from which the withholdings are made.

After approving the financial statements and confirming the existence of distributable sums (including distributable profit and any sums taken from the reserves mentioned above), the Shareholders’ Meeting shall decide to distribute them, in whole or in part, to shareholders as dividend, allocate them to reserve items, or carry them forward.

The Shareholders’ Meeting has the option to approve, for all or part of the dividend distributed or advances on the dividend, a choice for shareholders between payments in cash or payment in shares under the conditions set by law. Moreover, the Shareholders’ Meeting may approve, for all or part of the dividend, interim dividends, reserves or premiums distributed or, for any reduction in the share capital, distribution or capital reduction to be carried out in kind through the remittal of Company assets.

The Board of Directors is authorized to distribute interim dividends prior to approving the financial statements for the fiscal year.

The Combined Shareholders’ Meeting of May 24, 2011 will be asked to amend the EDF Bylaws to include a payment of an increased dividend to shareholders who have held their registered shares for at least two years, see section 20.4.2 (“Distribution policy, increased dividend”). If the Shareholders’ Meeting approves, the first increased dividend under the law may not be granted before the end of the second year after amendment to the bylaws, which is in 2014 for the dividend to be distributed for fiscal year 2013.

21.2.4 Rights attached to shares

Each share entitles its holder to a share of the Company’s profits and assets which is proportional to the percentage of the capital that it represents. Moreover, each share confers a voting right and the right to be represented at Shareholder’s Meetings in accordance with legislative, regulatory and statutory conditions and restrictions.

As of the date of this reference document, EDF has issued only one class of shares.

The ownership of a share automatically implies acceptance of the bylaws and the decisions of the Shareholders’ Meeting.

Shareholders shall bear losses only up to the amount of their contributions.

Whenever it is necessary to hold multiple shares to exercise any right, in the event of exchange, reverse stock split or allocation of shares, or due to a capital increase or decrease, a merger or any other corporate transaction, holders of single shares or shares in insufficient number may not exercise their right unless they arrange for a combination or, if necessary the sale or purchase of the requisite number of shares.

The shareholder can decide whether his shares will be in registered or in bearer form, subject to compliance with laws and regulations.

The shares can be registered under the name of an intermediary, subject to the conditions of Article L. 228-1 et seq. of the French Commercial Code. The intermediary must declare its status as an intermediary who is holding shares for someone else, according to laws and regulations. These provisions are also applicable to other securities issued by the Company.

Under current laws and regulations, the Company is entitled to request from the central depositary of financial instruments, at any time, and provided that it grants financial compensation, the name or corporate name, the nationality, date of birth or date of incorporation and the address of the holders of shares in bearer form which may, at the present time or in the future, give voting rights in its own general Shareholders’ Meetings. The Company is also entitled to know the number of shares held by each of these shareholders and any restrictions these shares can be subject to. In light of the list provided by the above-mentioned entity, the Company can ask the persons on the list, whom the Company believes are registered on behalf of a third party, for the above-mentioned information relating to the owners.

In the case of registered shares giving immediate or future access to capital, the intermediary registered pursuant to Article L. 228-1 mentioned above must reveal the identity of the share owners, at the request of the company or its agent, within 10 business days from the request, and the request can be made at any time.

21.2.5 Assignment and transfer of shares

Shares are freely negotiable subject to legislative and statutory provisions. They are registered in an account and are transmitted by transfer from account to account. These provisions also apply to other securities of any kind issued by the Company (see below, 21.2.9 “Declaration of thresholds”).

21.2.6 Change in bylaws, capital and voting rights

Any change in the bylaws, share capital or voting rights attached to the shares is subject to the legal deadlines, as the bylaws contain no specific provisions.

21.2.7 Shareholders’ Meetings

21.2.7.1 Notices of Shareholders’ Meetings

Shareholders’ Meetings are called by the Board of Directors or by the Statutory Auditors or by any authorized party. They shall be held at the registered corporate offices or any other place indicated in the notice.

21.2.7.2 Attendance at Shareholders’ Meetings and exercise of voting rights

Shareholders’ Meetings may take place by video conference or using telecommunications which allow for the identification of shareholders, the nature and conditions of which are determined by Articles R. 225-97 to R. 225-99 of the French Commercial Code. In such cases, shareholders attending the meeting by such means are deemed to be present for the calculation of the quorum and majority in accordance with legal requirements.

Shareholders’ Meetings are comprised of all of shareholders whose shares are fully paid up and have been registered to an account in their name at least five days before the date of the meeting, under the following conditions:

•

holders of bearer shares or registered shares in an account not held by the Company must, in order to be entitled to attend, vote by mail or be represented at Shareholders’ Meetings, submits a certificate issued by the intermediary attesting to the non-availability of the shares until the date of the Shareholders’ Meeting, at the locations indicated in the notice, at least five days before the date of the meeting; and

•

the owners of registered shares held in an account held by the Company must, in order to be entitled to attend, vote by mail or be represented at Shareholders’ Meetings, have their shares registered to their account held by the Company at least five days before the date of the Shareholders’ Meeting.

The Board of Directors may, however, shorten or cancel these five-day time restrictions.

Access to the Shareholders’ Meeting is open to its members upon simple production of documentation confirming their status and identity. The Board of Directors may, should it see fit, produce and distribute to shareholders personal admission cards and require these cards to be presented.

Any shareholder may give a proxy to any individual or legal entity of his choice, to be represented at a Shareholders’ Meeting. Proxies, as well as their revocation, as needed, must be in writing and be sent to the Company. Proxies may be revoked in the same form as required for appointment of the proxy, by electronic means, as necessary. The owners of shares property registered in the name of an intermediary und the conditions provided for in Article L. 228-1 of the French Commercial Code may be represented under the conditions provided for in such Article by a registered intermediary.

A shareholder may also vote by mail after having ensuring certification of his or her status as a shareholder at least five days before the Shareholders’ Meeting, by the depositary with certificates of registration and non-availability of shares. As from the date of this certificate, the shareholder will not be able to choose any other method of participation at the Shareholders’ Meeting. The Company must receive the ballot at least three days before the meeting.

Proxies and forms to vote by mail, and the certificates of non-availability of the shares may be prepared in electronic form and duly signed in accordance with the legislative and regulatory conditions applicable in France.

21.2.7.3 Temporary disposals during Shareholders’ Meetings periods

Pursuant to L.225-126 of the French Commercial Code, any person who holds, alone or jointly, for one or more temporary disposals or for any transaction giving the right or requiring the resale or return of shares to the assignor in a quantity representing over 0.5% of the voting rights of a listed company, must so inform the company and the Autorité des Marchés Financiers no later than the third business day preceding the Shareholders’ Meeting at midnight, Paris time and, when the contract for this transaction remains in effect on this date, must also report the total number of shares held on a temporary basis. In addition to the number of shares acquired, this declaration shall contain the identification of the assignor, the date and expiration of the contract for the transaction, and as applicable, the voting agreement.

If no information is provided to the company and the Autorité des Marchés Financiers, the shares thus acquired are automatically deprived of a vote in the Shareholders’ Meeting in question and for any Shareholders’ Meeting that might be held until the resale or return of such shares.

Moreover, the company representative, a shareholder or the Autorité des Marchés Financiers may petition the Commercial Court declare complete or partial suspension, for a maximum of five years, of the voting rights of any shareholder who fails to provide such information, regardless of whether or not the borrowing shareholder has exercised its voting rights.

21.2.8 Statutory measures that would delay a takeover of the Company

Pursuant to the Law of August 9, 2004 and the EDF bylaws, changes in share capital cannot have the effect of reducing the French state’s shareholding below the 70% legal threshold. With the exception of this restriction, no other provision in the charter or bylaws prevents or delays a takeover of the company by a third party.

21.2.9 Declaration of thresholds

Pursuant to the French Commercial Code, any individual or legal entity, acting alone or jointly, that acquires a number of shares representing more than 5%, 10%, 15%, 20%, 25%, 30%, 33.3%, 50%, 66.6%, 90% or 95% of the share capital or voting rights shall inform the Company, no later than prior to the close of business on the fourth trading day after exceeding the ownership threshold, of the total number of shares or voting rights owned (Article R. 233-1 of the French Commercial Code). It must also inform the AMF prior to the close of business, no later than the fourth trading day after exceeding the ownership threshold (Article 233-14 of the AMF General Regulation). Thresholds declared to the AMF shall be published by the AMF.

Such information shall also be sent, with the same deadlines and conditions, if ownership of capital or voting rights falls below the thresholds mentioned above.

Absent a proper declaration, shares exceeding the fraction that should have been declared in accordance with the legal provisions mentioned above shall be deprived of voting rights at any Shareholders’ Meeting that might be held, until the end of a two-year period following the date of regularization of the notification.

Moreover, the Company bylaws provide that any individual or legal entity acting alone or jointly who acquires or ceases to hold, directly or indirectly, a number of shares corresponding to 0.5% of the Company’s share capital or voting rights, or a multiple of such fraction, is required to notify the Company, by registered mail with return receipt, within five trading days after registration of the shares that allowed this threshold to be met or exceeded, of the total number of shares, voting rights or equity interests held.

A proposal shall be made to the Shareholders’ Meeting of May 24, 2011 to amend the bylaws to align the notification deadline stipulated herein with the deadline for legal thresholds, i.e., no later than before the close of business on the fourth trading day after the date this threshold is exceeded.

Failure to comply with the above provisions shall be punishable by removal of voting rights for shares exceeding the fraction that should have been declared, at any Shareholders’ Meeting that might be held, until the end of a two-year period after the date of regularization of the notification stipulated above, if application of this penalty is requested by one or more shareholders holding at least 1% of the Company’s capital. This request shall be recorded in the minutes of the Shareholders’ Meeting.

22 ●●

MATERIAL CONTRACTS

With the exception of any contracts described in chapters 6 and 9 of this reference document, and particularly those listed below, during the two years preceding the date of filing of this document, EDF has not concluded any material contracts other than those entered into in the ordinary course of business:

•	the agreements for the sale of the regulated and unregulated British electricity distribution networks referred to in section 9.2.2.1.2.2.1 (“Sale of distribution networks”);

•	the agreements on the sale of the Group’s stake in EnBW described in section 6.3.2 (“Germany – EnBW”);

•	the amendment of March 2011 to the Shareholders’ Agreement concerning Edison, mentioned in section 6.3.3.1.2 (“Joint takeover of Edison by EDF and A2A”);

•	the amendments to the industrial partnership agreement signed with Exeltium, described mainly sections 6.2.1.2.2.2 (“Activity by customer category”) and 9.2.2.2.3 (“Exeltium”);

•	the agreements with Constellation Energy described in section 6.3.4.6, “United States”;

•

the processing-recycling agreement and the protocol for waste recovery and treatment and final shutdown and decommissioning of the plant at The Hague and the agreements on the Georges Besse plant, signed with AREVA, described in sections 4.3 (“Dependency factors”) and 6.2.1.1.3.4 (“The nuclear fuel cycle and related issues”);

•	the new shareholders’ agreement concluded in October 2010 between EDF and the Mouratoglou group referred to in Section 6.4.1.1.2, “EDF Énergies Nouvelles”.

For information on the agreements concluded by the Group during the 2010 fiscal year, see notes 42 and 47 to the consolidated financial statements for the year ended December 31, 2010.

The public service agreement (“CSP”) is described in section 6.4.3.5, “Public service in France”.

23 ●●

THIRD PARTY INFORMATION,

STATEMENT BY EXPERTS AND

DECLARATIONS OF INTERESTS

None.

24 ●●

DOCUMENTS AVAILABLE TO THE PUBLIC

All legal documents relating to the Company (bylaws, reports, letters and other documents, historical financial information of EDF and its subsidiaries for each of the two years preceding the filing of this reference document) which must be made available to the public are available at no charge, during the validity of this reference document, at the EDF corporate offices at 22-30, avenue de Wagram, 75382 Paris Cedex 08.

Appendix C of this reference document summarizes all information published by the EDF group during the last 12 months, in accordance with Article 222-7 of the AMF General Regulations.

25 ●●

INFORMATION ON HOLDINGS

For information about the companies in which EDF holds an interest that could have a significant effect on an assessment of its holdings, its financial position or financial results, see Chapters 7 (“Organizational structure”) and 6 (“Business overview”) as well as note 50 to the consolidated financial statements for the year ended December 31, 2010.

●●

GLOSSARY

ANDRA (Agence nationale pour la gestion des déchets radioactifs)

The French law of December 30, 1991 established a public industrial and commercial body, the National Agency for the Management of Nuclear Waste (Agence nationale pour la gestion des déchets radioactifs “ANDRA”), responsible for the long-term management of radioactive waste. The Agency, which reports to the Ministers of Industry, Research and the Environment, established the storage centers based in the Aube region of France for the long-term management of short-life waste.

Architect-Assembler

For EDF, the architect-assembler has control over:

• the design and operation of its power plants;

• the organization of development projects;

• the schedule for completion and costs of construction;

• relations with the Nuclear Safety Authority; and

• the integration of feedback from operational experience.

EDF’s role as architect-assembler ensures control over its industrial policy with respect to the design, construction and operation of its fleet of power plants.

ASN (Autorité de Sûreté Nucléaire)

The French Nuclear Safety Authority (Autorité de Sûreté Nucléaire or “ASN”) controls, nuclear safety and radioprotection in France, on behalf of the French government, to protect workers, patients, the public and the environmental risks associated with the use of nuclear energy. It is notably in charge of the external control of nuclear facilities in France. The French ASN is an independent administrative authority with a staff of more than 300. The French ASN is represented at the national level by the General Agency for Nuclear Safety and Radioprotection (or “DGSNR”).

Assembly/Fuel

Nuclear fuel is in the form of an assembly made up of an array of 264 fuel rods, bound together by a rigid structure made of tubes and grids. Each fuel rod consists of a water-tight zirconium tube into which uranium oxide pellets are piled, constituting the fuel. The assemblies are loaded side by side into the reactor vessel – 205 assemblies are required for a 1,500 MW reactor – to make up the core of the reactor. During operation, these assemblies are crossed by bottom to top with primary water which heats on contact and carries this energy to the steam generators.

Balancing Mechanism	Created by RTE EDF Transport on April 1, 2003, the balancing mechanism allows it to use power reserves that can be mobilized in the event of an imbalance between supply and demand.

Becquerel (Bq)

International legal unit for measuring radioactivity. The Becquerel (Bq) is equal to one disintegration per second. This unit represents such a low level of activity that it is used in multiples: the MBq (megabecquerel or million Becquerels) and the GBq (gigabecquerel or billion Becquerels).

Capacity auctions

At the beginning of 2001, the Group agreed to auction a portion of its generation in order to allow European energy groups to compete in the French market just as EDF competes in foreign markets. This agreement, signed with the European Commission, stipulated that EDF would sell 6,000 MW of its electricity ‘capacities’ or 8% of the electricity generated in France.

Clean Development Mechanism (CDM)

The CDM is a mechanism defined by the Kyoto Protocol based on projects to reduce emissions or capture greenhouse gases (GHS) and sustainable development plans in developing countries. This mechanism provides that any public or private entity in a country on Schedule 1 (industrialized countries) which makes investments in such projects in a county on Schedule II (developing countries) acquires carbon credits in return. These credits can then be used by those Parties to meet their emission quotas, or they can be sold on the carbon market in International Emissions Trading (IET) or the EU emissions quota trading system (EU ETS).

The CDM is placed under the authority of the Conference of the Parties acting as a meeting of the parties to the Kyoto Protocol, supervised by an Executive Board, the powers of which were defined by the 2001 Marrakech agreements.

Cogeneration

Generation technique for combined electricity and heat production. The advantage of cogeneration is the ability to capture the heat produced by the fuel whereas in traditional electricity generation this heat is lost. This process also allows the same facility to meet the heating (hot water or steam) and electricity needs of both industrial and local authority customers. This system improves the energy efficiency of the generation process and reduces fuel use by an average of 20%.

Combined-Cycle Gas

The most recent technology for generating electricity in a natural gas-fired plant. A combined cycle is made up of one or more combustion turbines and a steam turbine allowing for an improved yield. The syngas is routed to the combustion turbine, which generates electricity and very hot exhaust gases (effluents). The heat from the exhaust gases is recovered by a boiler, thus producing steam. Part of the steam is then recovered by the steam turbine to generate electricity.

Congestion

Situation in which an interconnection linking the national transmission grids cannot absorb all of the physical flows resulting from international exchanges required by market operators due to a shortage of capacity in the interconnection and/or the national transmission grids involved.

CRE (Commission de Régulation de l’Énergie)

The French Energy Regulatory Commission (Commission de Régulation de l’Énergie, or “CRE”) was created on March 30, 2000. The CRE, an independent body, regulates the process to open the energy market opening. It ensures that all of the generators and eligible customers have non-discriminatory access to the network. Within its jurisdiction, this body supervises and authorizes, settles any disputes and, if required, imposes sanctions. For a detailed description of its powers, see section 6.5.1.2 (“French legislation”).

Distribution networks	Downstream of the transmission network, medium- and low-tension distribution networks serve end-users (individuals, groups, SMEs, SMIs, etc.).

DNN (Distributeur non Nationalisé)	Non-Nationalized Distributor.

Downstream	See “Fuel Cycle” and “Downstream Asset Portfolio”.

Downstream Asset Portfolio	All contractual energy disposal commitments involving operators or end users.

EAR (Earning at Risk)

A financial indicator providing a statistical measure of risk of maximum potential loss of a company’s income versus its budgeted income in the event of unfavorable market movements over a certain period of time and within a given confidence interval.

EBITDA	Earnings before interest, taxes, depreciation and amortization, corresponding to gross operating surplus.

Effects of changes in the scope of consolidation	Effects of changes in the scope of consolidation, occurring during a given year, including acquisitions, disposals and changes in the Group’s scope of consolidation.

Electricity supply

Electricity demand can be broken down into four types of consumption: “basic” (or “ribbon”) supply is

• the “basic” (or “ribbon”) supply of electricity generated and consumed throughout the year;

• “semi-basic” supply is the electricity generated and consumed over the winter period;

• “peak” supply corresponds to periods of the year when electricity generation or supply is in heavy demand;

• “lace” supply is a complement to “ribbon” supply.

Electricity Value Chain	The electricity value chain includes both non-regulated activities (generation and supply) and regulated activities (transmission and distribution).

Enriched uranium	Uranium, whose isotope 235 content, the only fissile material, has been increased from its low natural level (0.7%) to approximately 4% for pressurized water reactor fuel.

Enrichment

Process to increase the fissile content of an element. In its natural state uranium is 0.7% uranium 235 (fissile) and 99.3% uranium 238 (non fissile). To enable its efficient use in a pressurized water reactor, it is enriched with 235 uranium whose proportion is increased to around 4%.

Entity Responsible for Balance

Entities with which RTE EDF Transport signs a contract for the financing of shortfalls between forecast and actual consumption and the production of a portfolio of users brought together by the balance responsible entity which plays a role of insurer covering the potential losses arising from the many differences between over- and under- supply.

EPR

European Pressurized Reactor. The latest generation of reactors currently under construction (known as generation 3), it is the result of Franco-German cooperation, and offers advanced safety, environmental and technical performance.

Fluorination/conversion	Also called “conversion”, fluorination allows for the purification of uranium compounds and their transformation Into uranium hexafluoride (UF6), allowing their enrichment using current techniques.

FNCCR	French National Federation of Licensors and Local Utilities (Fédération nationale des collectivités concédantes et régies or “FNCCR”).

Fuel	See Assembly-Fuel.

Fuel Cycle

The nuclear fuel cycle encompasses all industrial operations in France and abroad which enable the supply of the fuel to generate energy in a reactor, then to unload and process it. The cycle can be broken down into three stages:

•   upstream: the processing of concentrates from uranium ore, the conversion, enrichment and production of fuel (which takes more than two years);

•   the core of the cycle corresponding to the use of fuel in the reactor: receipt, loading, operation and discharging (which takes three to five years);

•   downstream: pool storage, reprocessing of spent fuel in reactors of recoverable material, vitrification of highly radioactive waste, then temporary storage of the waste before storage.

Generic Hazard	In the nuclear field, an unpredictable technical incident common to a set of nuclear plants.

Greenhouse emissions

Gas that retains a portion of the solar radiation in the atmosphere and for which an increase in emissions due to human activity (man-made emissions) causes an increase in the earth’s average temperature and plays an important role in climate change. The Kyoto Protocol and amended EC Directive 2003/87/EC of October 13, 2003 cover the six following principal greenhouse gases: carbon dioxide (CO2), methane (CH4), nitrogen protoxide (N2O), hydrofluorocarbons (HFC), perfluorated hydrocarbons (PFC) and sulfur hexafluoride (SF6). For the period from 2005-2007, carbon dioxide was the subject in Europe of measures to reduce emissions with the application of national plans for the allocation of greenhouse gas quotas. For the 2008-2012 periods, the scope of gases is expanding. In the long term, the gases listed in Appendix II of the aforementioned directive will be covered, as will “any other gaseous atmospheric component, whether natural or man-made, that absorbs and reflects infrared radiation” (amended directive, adopted but not published to date).

Gross energies margin

Gross energies margin is calculated based on accounting data from the income statement and represents the margin on energy, fuel and transmission costs generated by energy sales (i.e., electricity and gas).

IAEA	International Atomic Energy Agency based in Vienna (Austria).

Impact of Exchange Rate Variations

The impact of exchange rates entered in the income statement for a fiscal year, reflects the fluctuations in average exchange rates between the euro and another operational currency in use by the subsidiaries within the Group’s scope of consolidation.

Interconnection	Electricity transmission infrastructure that allows for exchanges of energy between different countries, by connecting the transmission network of one country to that of a neighboring country.

Intermediate Storage

Intermediate stage in the process of managing nuclear waste. It involves placing waste packages in a facility to ensure, for a given period of time, their isolation from contact with man and the environment with the intention of retrieving them for a further stage in the waste management process. Intermediate storage facilities are designed, built and managed by the producers of such waste (EDF, AREVA NC (formerly COGEMA), CEA) and are close to areas where waste is conditioned.

Interruptibility	Voluntary reduction of electrical power by a customer, in exchange for compensation.

LDC	French local distribution companies. Local Distribution Companies sell and deliver electrical energy to end users located in their exclusive service area.

LNG (Liquefied Natural Gas)	Natural gas turned into liquid form by reducing its temperature to –162C allowing for a reduction by 600 in its volume.

Metering	A system allowing for the recording, at a given network connection point, of the volumes of electricity transmitted or distributed (power, frequency, active and reactive energy).

Midstream

All assets of the gas business, allowing for its availability, transportation and management. These might be infrastructures (gas pipelines, storage facilities, LNG terminals, etc.) or contractual (rights relating to predetermined capacity, procurement contracts, etc.). The midstream segment includes the trading and negotiating activities.

MOX	“Mixed Oxides”. Nuclear fuel based on a mixture of uranium oxides (natural or depleted) and plutonium.

MW / MWh

The MWh is the energy unit generated by a facility and is equal to the facilities’ power, expressed in MW, multiplied by the duration of operations in hours.

1 MW = 1,000 kilowatts = 1 million watts

1 MWh = 1 MW generated in one hour = 1 megawatt hour

1 GW = 1,000 MW = 1 billion watts

1 TW = 1,000 GW

National Quota Allocation Plan

This plan defines the total quantity of greenhouse gas emission quotas that the French state plans to grant for the quotas exchange system for each multi-year period (NAP 1 2005-2007, NAP 2 2008-2012) and the allocation method used to allocate quotas to the industrial facilities in question.

Non-interconnected zones	Zones in France which are not connected to metropolitan France (Corsica and Overseas departments).

Nuclear tranche

Electrical production unit consisting of a nuclear boiler and a turbo-alternator generator. A nuclear tranche essentially consists of its reactor type and the power of its turbo-alternator generator. EDF nuclear plants include two or four tranches, and occasionally six.

Nuclear safety

Nuclear safety includes all of the technical, organizational and human measures which are intended to prevent accident risks and to limit the effects of an accident, and which are taken at every stage of the life of a nuclear power plant (from design to operation and finally to decommissioning).

PCB	Polychlorobiphenyls

PCT	Polychloroterphenyls

Plant availability

Fraction of power available, out of theoretical maximum energy, counting only technical non-availability. The availability coefficient (Kd) is defined as the ratio between annual actual generation capacity (or amount producible annually) and maximum theoretical generation capacity, where maximum theoretical generation capacity = installed capacity x 8,760 hr. The Kd, which counts only technical non-availability, i.e., scheduled shutdowns, unplanned outages and testing periods, characterizes a plant’s industrial performance. For EDF’s nuclear fleet in France, the maximum theoretical generation capacity is of 553 TWh (63.1 GW X 8,760 h).

Plutonium (Pu)

Element with the atomic number of 94 (number of neutrons) with no isotope (elements whose atoms possess the same number of electrons and protons – thus the same chemical properties – but a different number of neutrons) exists in nature. Plutonium 239, a fissile isotope, is produced in nuclear reactors from uranium 238.

Profit at Risk (PaR) (Edison)	Regarding Edison, the Profit at Risk (“PaR”) is, for a given confidence interval, the maximum decline of the expected value of a portfolio (MtM) on a yearly time horizon.

Radiation protection (Dosimetry – Dose)

At a power plant, ionizing radiation sources are numerous: the fuel itself, equipment activated by neutron flux (particularly that which is close to the core, such as tanks or lids), particles from corrosion of the primary circuit of reactors and carried by the primary fluid. The level of exposure of a person is quantified by the dose equivalent in Sieverts (Sv). The total dose equivalents, called dosimetry and expressed in man-sieverts, is used as an indicator of dose received by all participating persons. The mobilization of ground players has allowed a continuous improvement of performance on the protection of employees against the effects of ionizing radiation.

Remote metering	Remote metering of the quantity of electrical power injected into and drawn from the network.

Renewable energies

Energies for which production does not require extinction of the initial resource. They largely derive from geothermal, water, air, fire and solar sources. They include hydro, wind, solar (the energy produced by marine waves and currents), geothermal (energy derived from the heat below the earth’s magma) energies, and bio-mass (energy derived from living matter, particularly wood and organic waste). They often include energy from the incineration of household or industrial waste.

Reprocessing	Reactor burnt fuel reprocessing aimed at separating materials that can be recycled (uranium and plutonium) from final waste.

RPD	French public distribution network (Réseaux Publics de Distribution, or “RPD”).

RPT	French public transmission network (Réseaux Publics de Transport, or “RPT”).

Series

In the nuclear field, a series of plants means a set of nuclear plants with identical generation capacity. EDF’s PWR model is divided into three series of available electrical power: the 900-MW series (34 tranches of approximately 900 MW each), the 1,300-MW series (20 tranches) and the 1,450-MW series (4 tranches).

Storage	Storage consists in placing packages of radioactive waste in a facility, ensuring their long-term management, i.e., under safe conditions allowing for long-term risks control.

Storage center

Low- or medium-level short-life radioactive waste, from nuclear plants, the Hague or Centraco facilities, are sent to ANDRA’s Soulaines storage center in the Aube region, which has been operational since 1992. This center has capacity of 1,000,000 m3, and acceptance capacity of approximately 60 years. Very low-level short-life radioactive waste is sent to ANDRA’s Morvilliers storage center (also in the Aube region). This center was commissioned in October 2003 and has an operating life of about 30 years.

Systems services

Systems Services are services provided to users (consumers or electricity producers) through the joint action of the electricity transmission network manager RTE EDF Transport and the producers. They are intended to regulate frequency and voltage in order to maintain the balance between electric consumption and production at all times. They are created by RTE EDF Transport from elementary contributions from producers, i.e. primary and secondary reserves provided to RTE EDF Transport. RTE EDF Transport remunerates the producers for these auxiliary services before reinvoicing these services via the tariff to use the network under the rules defined by the Union for the Coordination of Transmission of Electricity (UCTE).

Therms (th)	One therm is equivalent to 1,163 kWh or 4,186 million joules.

Transmission network

Network providing for the transmission of electrical power at high and very high voltages from the generating sites to the distribution networks or industrial sites directly connected to it; this includes the major interconnection transmission network (400,000 volts and 225,000 volts) and the regional distribution networks (225,000 volts, 150,000 volts, 90,000 volts and 63,000 volts).

Tritium (3H)	Hydrogen isotope, which emits beta rays, present in pressurized water reactor effluents.

Ultracentrifugation

This process involves very high speed spinning in a vacuum of a cylinder containing uranium hexafluoride (UF6). Through the effect of the centrifugal force, the heavier molecules (238U) aggregate at the periphery while the lighter ones (235U) move towards the center, creating an isotopic separation effect.

UO2	Natural uranium, fluorinated and then enriched. Uranium oxide, a particularly stable chemical form of uranium used as fissile material in fuel assemblies of pressurized water reactors.

Upstream	See “Fuel Cycle” and “Upstream Asset Portfolio”.

Upstream Asset Portfolio

All assets that contribute to electrical power availability. These may include physical assets (generating plants, etc.) or their contractual equivalent: long-term agreements, interests, agreements giving rise to a share of energy produced, etc.

Uranium (U)

In its natural state, uranium is a mix containing three main isotopes (elements whose atoms have the same number of electrons and protons, thus the same chemical properties, but a different number of neutrons):

uranium 238, 99.3% fertile;

uranium 235, 0.7% fissile;

uranium 234

Uranium 235 is the only natural fissile isotope, a quality which justifies its use as an energy source.

URE (Re-enriched uranium)

To be used in a reactor, reprocessed uranium (Reprocessing Uranium, or “URT”), even if containing more fissile uranium than in its natural state, must be further enriched. It is therefore called re-enriched uranium (Enriched Uranium, or “URE”).

URT (Reprocessed uranium)

Reprocessed uranium (or “URT”), uranium derived from spent fuel reprocessing, differs from natural uranium as it contains slightly more uranium 235 and more uranium isotopes. It is recyclable and URT fuel assembly refueling is commonly used in reactors.

VaR (Value at Risk)

Financial indicator giving the statistical measure of potential maximum risk of loss of economic value (market value or mark to market) to a portfolio of cash flows in the event of unfavorable market movements over a certain period of time and a given confidence interval.

Vitrification	Process of immobilization in a glass structure concentrated solutions of high-level waste by mixing at high temperature with glass paste.

Waste	The nuclear generation of 1 MWh of electricity (equivalent to the monthly consumption of two households) produces around 11 g of total waste across all categories.

Short-life waste represents more than 90% of the total, but contains only 0.1% of the radioactivity of waste.

Depending upon their level of radioactivity, this type of waste is subdivided into two different categories: very low-level waste and low-level waste.

Long-life medium and high level waste are produced in low quantity, less than 10% of the total quantity, but they contains almost all of the radioactivity of the waste (99.9%).

●● Appendix

A ●● Appendix

2010 REPORT BY THE CHAIRMAN

of the EDF Board of Directors on Corporate Governance,

internal control and risk management procedures

	Introduction	412

1	Corporate governance	412
	1.1. Corporate governance framework	412
	1.1.1. Internal Regulation	412
	1.1.2. Corporate Governance Code	412
	1.2. Composition and powers of the Board of Directors	413
	1.2.1. Composition of the Board of Directors	413
	1.2.2. Appointment and powers of the Chairman of the Board of Directors	413
	1.2.3. Powers of the Board of Directors	413
	1.2.4. Independence of the Board Directors	413
	1.3. Activities of the Board of Directors in 2010	414
	1.4. Board of Directors’ Committees	414
	1.4.1. Audit Committee	414
	1.4.2. Nuclear Commitments Monitoring Committee	415
	1.4.3. Strategy Committee	415
	1.4.4. Ethics Committee	416
	1.4.5. Appointments and Remuneration Committee	416
	1.5. Evaluation of the functioning of the Board of Directors	417
	1.6. Prerogatives and duties of board directors	417
	1.6.1. Information and training for Board Directors	417
	1.6.2. Obligations and duties of the Board Directors	417
	1.6.3. Compensation	417
	1.7. Shareholders’ Meetings	417

2	EDF group internal control	418
	2.1. Control environment	418
	2.1.1. Steering bodies of executive management	418
	2.1.2. Internal control system	418
	2.1.3. The divisions steering internal control	419
	2.1.4. Delegations of powers and technical authorizations	421
	2.1.5. Group ethics and environmental quality	421
	2.1.6. Organization and steering of Information Systems	422
	2.1.7. External controls	422
	2.2. Risk Control Policy	423
	2.3. Group control activities	423
	2.3.1. Internal control procedures relating to the effective functioning of internal processes	423
	2.3.2. Internal control procedures relating to reliability of financial information	425
	2.3.3. Internal control procedures relating to compliance with laws and regulations	426
	2.3.4. The internal control procedures regarding the application of executive management instructions and orientations	427
	2.4. Communication and information dissemination	427
	2.5. Activities relating to the steering of Group internal control	428

3	The dynamics of change	428

Introduction

In application of article L.225-37 of the French Commercial Code (Code de commerce), this report covers:

•

the conditions of corporate governance (corporate governance framework, composition and powers of the Board of Directors, Board of Directors’ activities in 2010, the Board of Directors Committees, assessment of the functioning of the Board of Directors, prerogatives and duties of the Board Directors, Shareholders’ Meetings of Électricité de France SA) (§ 1);

•	as well as the internal control and risk management procedures implemented within the EDF group (§ 2).

For the purposes of this report, the terms “EDF” or “Company” refer to the parent company. The terms “EDF group” or “Group” refer to:

•	the EDF company;
•

its subsidiaries in the regulated sector: RTE EDF Transport and ERDF, respectively responsible for managing the energy transmission and distribution networks, for which the legal and regulatory framework (French law of August 9, 2004, amended by, notably, the law of December 7, 2006) provides for a specific management independence that limits the control over their activities by the parent company: “the regulated subsidiaries”;

•	its other subsidiaries, direct or indirect, that are majority controlled, in France and internationally: “the controlled subsidiaries”;
•

its affiliates which are jointly controlled at financial level, without exclusive operating control (EnBW until the end of 2010, Edison, Constellation Energy Nuclear Group, Dalkia International, etc.): “the jointly-controlled affiliates”;

•	affiliates in which the Group has direct or indirect minority holdings: “the Shareholdings”.

Note 1: the consolidation scope for the Group’s consolidated financial statements is detailed in the notes to the consolidated financial statements for the financial year ended December 31, 2010.

Note 2: the information specific to the three subsidiaries RTE EDF Transport, EDF Énergies Nouvelles and Électricité de Strasbourg is available in the reports produced by these three companies pursuant to article L.225-37 of the French Commercial Code. The practices and terms for exercising control may differ depending on the specific area of activity of the entities outlined above, and will be specified as necessary thoughout this report.

This report has been produced by a working group coordinated by the Corporate Audit Division (the division responsible for internal audit within the EDF group), comprising representatives from Legal Affairs, Corporate Risk Management, Corporate Finance and the office of the General Secretary to the Board of Directors. Contributions were also sought1 from the Ethics and Compliance teams, the Information Systems Division, the Delegation of Board Directors and Companies, the Sustainable Development Division and the Investors and Markets Division. The report was approved by the Board of Directors meeting of February 14, 2011, pursuant to article L.225-37 of the French Commercial Code.

1. Corporate governance

1.1. ●● Corporate governance framework

1.1.1. Internal Regulation

The Internal Regulation of the Board of Directors specifies the main guidelines regarding its functioning and the terms and conditions whereby it exercises its role and responsibilities, as well as those of the specialized advisory committees. It also stipulates the role and powers of the Chairman and Chief Executive Officer. This regulation is reviewed as necessary to take into account, in particular, any legal and regulatory changes, and is submitted for deliberation by the Board.

1.1.2. Corporate Governance Code

Having reviewed the AFEP-MEDEF recommendations of October 2008 on the compensation of executive directors, the Company’s Board of Directors, in its meeting of December 17, 2008, expressed its agreement with these recommendations, considering that they were reflected in EDF’s corporate governance approach and that they had already been implemented by the Company. Subject to the specific laws and regulations applicable to it, EDF complies with the revised AFEP-MEDEF Code of April 2010, which is the corporate governance code to which the Company refers.

1.	For the establishment of this report, EDF referred to the AMF’s internal control recommendations (chap. 2.3.1. to 2.3.4.) based on the COSO standards (chap 2.1. to 2.5.).

1.2. ●● Composition and powers of the Board of Directors

1.2.1. Composition of the Board of Directors

Pursuant to article 6 of the French law of July 26, 1983 relating to the democratization of the public sector, the Company’s Board of Directors comprises 18 members, of whom one third are elected by the employees and two-thirds are appointed by the Shareholders’ Meeting, having been proposed by the Board of Directors, with the exception of the representatives of the French state, who are appointed by decree.

Pursuant to article 11 of the law relating to the democratization of the public sector, the term of office of members of the Board of Directors is five years.

The terms and conditions governing the dismissal of Board Directors are as outlined in article 12 of the law relating to the democratization of the public sector.

The list of members of the Board of Directors as well as the personal information concerning them figures in chapter 14.1. of the 2010 Reference Document.

The Head of the French State’s Economic and Financial General Control Mission at EDF1 as well as the Secretary of the Corporate Works Council also attend the meetings of the Board of Directors with no right to vote.

1.2.2. Appointment and powers of the Chairman of the Board of Directors

The Chairman of the Board of Directors is responsible for the general management of the Company. He is appointed by decree of the President of the Republic upon proposal by the Board of Directors. His mandate may be revoked by degree pursuant to article 10 of the law relating to the democratization of the public sector.

Henri Proglio was appointed Chairman and Chief Executive Officer of EDF by decree on November 25, 2009.

The Chairman and Chief Executive Officer has full powers to commit the Company subject to those attributed to the Board of Directors (see § 1.2.3.).

1.2.3. Powers of the Board of Directors

Pursuant to the law, the Board of Directors determines the orientations of the Company’s activities and oversees their implementation. It deliberates on all the strategic, economic, financial and technological orientations concerning the Company as well as on matters expressly entrusted to it by law or which it has reserved for itself.

Pursuant to its Internal Regulation, the Board of Directors reserves the exclusive right to approve the following transactions:

•

internal and external growth operations or disposals which represent financial exposure for the Company in excess of €200 million. This threshold is reduced to €50 million for acquisitions which are not in line with the Company’s strategic objectives;

•	real estate transactions exceeding €200 million;
•	certain financial transactions, when their amount exceeds a predetermined value, subject each year to the Board’s exceptional deliberation. In 2010, the Board set the following thresholds:
–

€500 million as the total authorized amount in terms of sureties, endorsements and guarantees. The Chairman and CEO informs the Board of any operations of this type whose unit value is above €100 million, agreed in the name of the Company or by a company controlled by the Company,

–	€5 billion for the nominal unit value of certain financial transactions;
•

contracts (supplies, works or services with or without financial commitment) involving amounts, including as necessary subsequent endorsements signed during the same year, equal to or exceeding €200 million, or between €100 million and €200 million inclusive if these contracts relate to a new strategic orientation or a new business line for the Group;

•	long-term contracts for the purchase or sale of energy, CO2 emission credits and quotas, by the Company or by a company that it exclusively controls, for annual volumes or amounts in excess of:
–	10 TWh for electricity,
–	20 TWh for gas (long-term contracts for the purchase or sale of gas above 5 TWh and below 20 TWh are also subject to detailed reporting to the Board of Directors’ meeting following their signature),
–	€250 million for coal and carbon dioxide;
•	nuclear fuel cycle operations: particularly the strategies relating to the upstream and downstream operations in the nuclear fuel cycle;
•	operations to transfer obligations relating to decommissioning or the downstream of the nuclear fuel cycle.

Lastly, the Board of Directors establishes the framework for the Policy on the constitution and management of the hedging assets for nuclear commitments, commenting, in particular, on asset-liability management, the asset allocation strategy, the quality of the assets and the method used to appoint any financial intermediaries. It sets the market, counterparty and liquidity risk limits.

1.2.4. Independence of the Board Directors

The AFEP-MEDEF corporate governance code recommends that, in the controlled companies, the proportion of independent Board Directors must amount to at least one third. However, given the specific legal rules

1.	Pursuant to the decree of May 26, 1955, this Commission exercises French State economic and financial control over EDF. It may exercise control procedures with a wide remit.

applying to the composition of the Board of Directors, the Board includes, out of a total of 18 members, 12 directors (six representing the French state and six representing the employees) who, de facto, may not be considered as fulfilling the independence criteria as set out in the aforementioned code.

At a joint meeting on January 14, 2011, the Ethics Committee and the Appointments and Remuneration Committee reviewed the individual situations of Board Directors in the light of the independence criteria. At its meeting of January 21, 2011, the Board of Directors considered the following directors to be independent within the meaning of the criteria established by the AFEP-MEDEF corporate governance code: Ms Faugère, Messrs Crouzet, Jay, Lafont and Mariani, these individuals having no relationship of any kind with the Company, Group or its Management that could potentially compromise the exercise of their freedom of judgment.

As at the date of this report, the Company’s Board of Directors thus had five independent members.

1.3. ●● Activities of the Board of Directors in 2010

Pursuant to its Internal Regulation, the Board of Directors meets as often as the Company’s interests require. During the 2010 financial year, the Board of Directors met 12 times and 23 committee meetings were held to prepare for these meetings.

The Board meetings lasted an average of two hours and 44 minutes, enabling the review and in-depth discussion of the agenda items.

The average attendance rate of directors at Board meetings increased over the 2006-10 period (83.6% on average); in 2010 it stood at 86.6% .

In 2010, the Board of Directors reviewed and authorized, in addition to numerous matters linked to the Company’s day-to-day activities, major subjects such as the:

•	new shareholders agreement concerning SPE (Belgium);
•	EDF-AREVA agreements relating to the downstream of the nuclear fuel cycle;
•	sale of the electricity distribution networks in the UK;
•	conclusion of a new agreement between EDF and Constellation Energy Group;
•	Gavet and Moyenne Romanche hydroelectric concession agreements and their operating conditions;
•	establishment of the Group’s largest research and development centre at the Paris Saclay site;
•	sale of the EDF International shareholding in EnBW;
•	compromise agreement between EDF and AREVA/Eurodif on the closure procedure for the Georges Besse 1 plant;
•	allocation of 50% of the RTE EDF Transport shares held by EDF to the dedicated assets portfolio;
•	acquisition by EDF International of equity interests in Société d’Énergie and Eau du Gabon (SEEG).

In addition, the Board of Directors also reviewed the UK nuclear revival project together with the Fallago Rig (Scotland) and Teesside (England) wind farm projects.

1.4. ●● Board of Directors’ Committees

In the execution of its duties, the Board of Directors is supported by five specialized advisory committees, tasked with reviewing and preparing specific reports prior to their submission to the full Board. These specialized committees are: the Audit Committee, the Nuclear Commitments Monitoring Committee, the Strategy Committee, the Ethics Committee and the Appointments and Remuneration Committee. The Board Directors are appointed as members of these Committees by the Board of Directors. The Chairman of each committee is appointed by the Board of Directors on the basis of proposals made by the members of the relevant committee.

The Head of the French State’s Economic and Financial General Control Mission to the Company is invited to attend the meetings of these committees.

The work of the committees is organized within the framework of an annual program. The meetings are the subject of written minutes and a report by the Chairman of the Committee to the Board of Directors.

1.4.1. Audit Committee

1.4.1.1. Functioning and composition

The Audit Committee performs the duties assigned to it pursuant to ordinance no.2008-1278 of December 8, 2008, transposing into French law the eighth European directive of May 17, 2006 on Statutory Auditors.

Article L.823-19 of the French Commercial Code stipulates that at least one member of the Audit Committee must have specific financial and accounting competencies and be independent in the light of the criteria stipulated and made public by the Board of Directors. At a joint meeting held on January 14, 2011, the Ethics Committee and the Appointments and Remuneration Committee reviewed the situation of Mr Mariani in the light of the independence and specific financial and accounting competencies criteria, as recommended by the French financial markets authority (Autorité des Marchés Financiers – AMF) in its “Final Audit Committee Report” of July 22, 2010. The Board of Directors decided, at its meeting of January 21, 2011, that the situation of Mr Mariani fulfilled these criteria.

The Audit Committee is chaired by Mr Mariani, an independent Board director appointed by the Shareholders’ Meeting and a respected figure from outside the EDF group. The other members are Messrs Comolli and d’Escatha, directors representing the French State, together with Messrs Grillat, Pesteil and Villota, directors elected by the employees.

Mr Comolli was appointed a member of the Audit Committee by the Board of Directors on October 26, 2010, replacing Mr Bézard.

The Audit Committee met seven times during 2010. The average attendance rate by Board Directors at meetings of this committee was 88.1%.

1.4.1.2. Role and responsibilities

Prior to their submission to the Board of Directors, the Committee reviews and comments on:

•	the Company’s financial situation;
•	the Medium Term Plan and the budget;
•	the draft financial reports established by the Corporate Finance Division (parent company financial statements, the Group’s consolidated financial statements and the Management Report);
•	the monitoring of the Company’s risks (the Group’s risk mapping, in particular, is reviewed every half year by this Committee together with the methods for controlling risks);
•

the audit and internal control: organization, deployment and evaluation of the internal control procedures, half-year audit programs, the main findings and corrective measures resulting from them, monitoring of their implementation as well as the draft annual report of the Chairman of the Board of Directors on corporate governance, internal control and risk management procedures;

•	the strategy on insurance;
•	the choice of Statutory Auditors, while ensuring their independence, and the fees paid to them;
•	the review of the financial aspects of external growth or disposal transactions which are particularly significant in nature (see § 1.2.3 and 1.3.);

The Committee’s work requires it to regularly seek the opinion of the Statutory Auditors, the Executive Management, Corporate Finance, Corporate Audit and Corporate Risk Management.

1.4.1.3. Activities in 2010

During 2010, in addition to matters which fall within its traditional remit (review of the annual and half-year financial statements together with the related press releases and those on the quarterly sales figures, risk mapping, internal audit summary reports and the audit program), the Audit Committee also reviewed the Statutory Auditors appointment process for the 2011-2016 period on which it commented to the Board of Directors.

1.4.2. Nuclear Commitments Monitoring Committee

1.4.2.1. Functioning and composition

The Nuclear Commitments Monitoring Committee (Comité de suivi des engagements nucléaires – CSEN) is chaired by Mr Crouzet, an independent Board director appointed by the Shareholders’ Meeting and a respected individual from outside the Group.

The other members are Messrs Abadie and d’Escatha, directors representing the French state and Messrs Pesteil and Villota, directors elected by the employees.

The Nuclear Commitments Monitoring Committee met three times in 2010 with an average Board director attendance rate of 100%.

1.4.2.2. Role and responsibilities

The Nuclear Commitments Monitoring Committee is tasked with monitoring changes in nuclear provisions, commenting on governance issues relating to the dedicated assets, the rules for matching assets and liabilities and on tactical allocation, and ensuring the compliance of the dedicated asset management implemented by EDF through the Policy on the Constitution and Management of the Dedicated Assets. To this end, it may call on the support of the Nuclear Commitments Financial Expertise Committee (Comité d’Expertise Financière des Engagements Nucléaires – CEFEN) which comprises six1 independent experts and whose mission is to assist the Company and its governance bodies in such matters.

1.4.2.3. Activities in 2010

The Nuclear Commitments Monitoring Committee reviewed, in particular, the provision for decommissioning the fleet of pressurized water reactors, the management and performance of the dedicated assets portfolio and the project to allocate 50% of the RTE EDF Transport shares held by EDF to the dedicated assets portfolio.

1.4.3 Strategy Committee

1.4.3.1. Functioning and composition

The Strategy Committee is chaired by Mr Proglio, the Chairman and Chief Executive Officer. The other members are Mr Jay, an independent Board director appointed by the Shareholders’ Meeting and a respected figure from outside the Group, Messrs Abadie, Comolli and Sellal, Board Directors representing the French State and Messrs Grillat, Pesteil and Rignac, Board Directors elected by the employees.

Mr Comolli was appointed a member of the Strategy Committee by the Board of Directors meeting of October 26, 2010, replacing Mr Bézard.

Since 2010, the Chairman has invited Board Directors who are not members of the Strategy Committee to attend its meetings.

The Strategy Committee met seven times in 2010, including one meeting held jointly with the Ethics Committee (and extended to the full Board) dedicated to the Human Resources Strategy established to support the Group’s industrial strategy. The average attendance rate of Board Directors who are members of the Strategy Committee was 87.5%

1.	At its meeting of October 26, 2010, the Board of Directors appointed six members to the Nuclear Commitments Monitoring Committee for a three-year period.

1.4.3.2. Role and responsibilities

The Strategy Committee comments to the Board of Directors on the Company’s major strategic orientations and, specifically, the strategic referencing system, the Industrial and Sales and Marketing Strategy, the Public Service Agreement, strategic agreements, alliances and partnerships, the Research and Development Strategy, and internal and external growth projects or disposals requiring approval from the Board of Directors.

1.4.3.3. Activities in 2010

The Strategy Committee reviewed, in particular:

•	the impact on EDF’s activities in France of the draft law relating to the new organization of the French electricity market (NOME);
•	the Group’s networks strategy;
•	the Group’s strategy in the United Kingdom and, specifically, the planned sale of the distribution networks;
•	the nuclear development outlook, particularly in the United Kingdom and France.

1.4.4. Ethics Committee

1.4.4.1. Functioning and composition

The Ethics Committee is chaired by Ms Faugère, an independent Board director appointed by the Shareholders’ Meeting and a respected figure from outside the Group. The other members are Messrs Van de Maele, a Board director representing the French state and Ms Chabauty and Messrs Maissa, Pesteil, and Grillat, Board Directors elected by the employees.

The Ethics Committee met four times in 2010, with the average attendance rate for Board director members of 91.7%

1.4.4.2. Role and responsibilities

The Ethics Committee ensures that ethical considerations are taken into account in the work of the Board of Directors and in the management of the Company. It reviews the annual report excluding the financial statements (corporate and sustainable development reports), the report from the Ethics and Compliance Advisor, as well as the reports from the Mediator, the Senior Vice President, Nuclear Safety and Radioprotection, the Head of Hydro Safety and the Senior Vice President, Regulated Activities Governance.

Furthermore, the Ethics Committee conducts an annual evaluation of the Board of Directors (see § 1.5.).

1.4.4.3. Activities in 2010

In 2010, the Ethics Committee assisted, in particular, the Board of Directors with the evaluation of its functioning, which was entrusted to an external specialist firm (see § 1.5. ). During a joint meeting with the Strategy Committee and extended to members of the Board, the Committee also reviewed the Human Resources Strategy established to support the Group’s industrial strategy.

1.4.5. Appointments and Remuneration Committee

1.4.5.1. Functioning and composition

The Appointments and Remuneration Committee is chaired by Mr Lafont, an independent Board director appointed by the Shareholders’ Meeting and a respected figure from outside the EDF group. The other members are Mr Jay, an independent Board director appointed by the Shareholders’ Meeting and a respected figure from outside the EDF group and Mr Comolli, a Board director representing the French state.

At its meeting of October 26, 2010, the Board of Directors appointed Mr Comolli as a member of the Appointments and Remuneration Committee, replacing Mr Bézard.

The Appointments and Remuneration Committee met twice in 2010. The average attendance rate for Board Directors who are members of this committee was 100%.

1.4.5.2. Role and responsibilities

The Appointments and Remuneration Committee submits proposals to the Board of Directors for the appointment of Board Directors by the Shareholders’ Meeting. It submits for approval, to the Minister responsible for the economy and finance and the Minister responsible for energy, its comments on the compensation of the Chairman and CEO regarding his salary, variable portion (including the target criteria as well as its opinion of the results achieved by the Chairman and CEO relative to the objectives set) and peripheral compensation. It also communicates this opinion to the Board of Directors for deliberation and the setting of this compensation.

The Committee examines, as necessary, the compensation of the chief officers and comments on the proposals submitted to it by the Chairman and CEO with regard to their salaries and variable portion (including the target criteria as well as its opinion of the results achieved by each chief officer relative to the objectives set) and their peripheral compensation. It submits its proposals and opinion for approval to the Minister responsible for the economy and finance and to the Minister responsible for energy and also communicates this to the Board of Directors. The Board of Directors deliberates and sets the salary, objectives and peripheral compensation of the Chief Officers.

The Committee comments to the Board of Directors on the conditions for establishing the compensation of the principal senior executives (fixed and variable portion, calculation method and indexing), and on the amount and conditions of Board Directors’ fees. It ensures the existence of succession plan charts for Executive Committee positions.

Information relating to the compensation of corporate officers and Board Directors’ fees can be found in chapter 15 of the 2010 Reference Document.

1.4.5.3. Activities in 2010

During 2010, the Appointments and Remuneration Committee notably reviewed the bonuses of the Chairman and CEO and the chief officers in respect of 2009, the gross annual compensation of the Chairman and CEO as of his appointment on November 25, 2009 together with his bonus in respect of 2009, the criteria for calculating the bonus of the Chairman and CEO and the budget for Board Directors’ fees for 2010.

1.5. ●● Evaluation of the functioning of the Board of Directors

The Internal Regulation of the Board of Directors stipulates that the Ethics Committee shall undertake an annual evaluation of the functioning of the Board of Directors and propose areas requiring improvement. Furthermore, every three years, this evaluation is carried out by an external firm under the direction of the Ethics Committee.

Once a year, the Board of Directors devotes an agenda item to this evaluation and organizes a discussion on its functioning in order to improve the Board’s effectiveness, verify that important issues are properly prepared and discussed within the Board and measure the effective contribution of each member to its work.

An external specialist firm was mandated to carry out this evaluation in respect of 2010 through in-depth interviews with each of the Board Directors that took place during the final quarter. The results, reviewed by the Ethics Committee and presented to the Board of Directors’ meeting of January 21, 2011, reveal that a broad majority of the Board Directors consider that good corporate governance practices have been implemented by the Company. They particularly value the interaction which was described as harmonious between the Board of Directors and its different committees and consider, in addition, that all the board members are effectively involved in the Group’s strategic planning, particularly since Board Directors who are not members of the Strategy Committee have been invited to attend meetings of the latter.

1.6. ●● Prerogatives and duties of Board Directors

1.6.1. Information and training for Board Directors

The Chairman and CEO regularly brings to the attention of board members the main facts and significant events arising in the Company between Board of Directors meetings, enabling them to effectively fulfill their mission.

The Executive Management ensures that the documents relating to Board meetings and any significant information relating to the Group’s activities are sent to the Board Directors by the appropriate deadlines.

The General Secretary to the Board of Directors also communicates information to Board Directors, which they may supplement by meeting with the main senior executives of the Company and the Group. They communicate requests for specific information to the General Secretary to the Board.

In addition, the General Secretary to the Board of Directors organizes information meetings on complex matters and those of major strategic importance, and on subjects requested by Board Directors, together with any training from which the latter wish to benefit. He or she makes available to the Board Directors a summary document which is attached to the documentation for each Board of Directors meeting, on the businesses, market trends, economic and financial environment and initiatives underway within the Group, in line with the wishes expressed by the Board Directors.

1.6.2. Obligations and duties of the Board Directors

The Internal Regulation of the Board of Directors reiterates that its members are subject to obligations such as: acting in the interest of the Company, informing the Board of Directors of any conflicts of interest and abstaining from any vote or discussion involving a potential conflict of interest, respecting the confidentiality obligation and complying with EDF’s Stock Market Compliance Charter. The members of the Board of Directors and the Chairman and CEO are required to immediately inform the Board of Directors of any agreement concluded by the Company in which they have a direct or indirect interest or may be concluded by a proxy.

Each Board director receives a director’s handbook which is regularly updated and, notably, contains the following documents: the Company’s bylaws, the Internal Regulation of the Board of Directors and its Committees, the Stock Market Compliance Charter, the AFEP-MEDEF Code.

1.6.3. Compensation

The rules regarding the payment of Board Directors’ fees and the amounts paid in 2010 can be found in chapter 15 of the 2010 Reference Document.

1.7. ●● Shareholders’ Meetings

The conditions relating to shareholder participation in the Shareholders’ Meeting are found in article 20 of the Company’s bylaws, and are outlined in section 21.2.7 of the EDF Reference Document.

Furthermore, the information foreseen by article L.225-100-3 of the French Commercial Code is published in the Company’s annual financial report.

2. EDF group internal control

The aim of this document is not to be an exhaustive presentation of all the control procedures existing within the Group’s companies; rather it focuses on those related to activities or risks deemed to be significant, as well as on the main long-term procedures in effect in 2010, highlighting any changes and the key initiatives developed during that year. These internal control and risk management procedures are consistent with the general principles stipulated in the AMF guidelines relating to risk management and internal control (published on January 22, 2007 and updated on June 14, 2010).

2.1 ●● Control environment

2.1.1. Steering bodies of Executive

Management The organization of the Executive Management is intended to fulfill two major priorities: improve functioning as an integrated Group while respecting the management autonomy of the regulated subsidiaries and reinforce the role of the operating teams in the decision-making process.

The Chairman and CEO thus opted to be supported by an Executive Committee comprising representatives from all the Group’s business lines together with representatives from corporate finance, legal affairs and human resources.

Its composition is as follows:

•	Henri Proglio, Chairman and Chief Executive Officer, Chairman of the Executive Committee;
•	Marianne Laigneau, Group Senior Executive Vice President, Human Resources;
•	Pierre Lederer, Group Senior Executive Vice President, Customers, Optimisation and Trading;
•	Hervé Machenaud, Group Senior Executive Vice President, Generation;
•	Jean-Louis Mathias, Group Senior Executive Vice President, Activities Coordination in France, IT, Gas and Renewable Energies;
•	Thomas Piquemal, Group Senior Executive Vice President, Finance;
•	Vincent de Rivaz, Chief Executive Officer, EDF Energy;
•	Alain Tchernonog, General Secretary.

Denis Lépée, Advisor to the Chairman, Secretary to the Executive Committee.

This Committee is a forum for reflection, discussion and consultation on all cross-functional and cross-divisional matters within the Group. It monitors the targets and operating results and contributes to the management and planning of the EDF group’s response to major strategic challenges. It reviews and approves the significant projects and, in particular, investment or divestment projects for the Group whose amounts exceed certain thresholds. The Executive Committee meets every week.

In April 2010, in order to strengthen the review and monitoring of projects, the Chairman and CEO created a Commitments Committee within the Executive Committee, for the in-depth review of projects having received an in-principle positive opinion from the Executive Committee prior to final approval by the latter. No investment project for the Company can be submitted to the Executive Committee for review without first being approved by this Committee1.

The organization of the Executive Management was completed, in April 2010, by the creation of a Management Committee bringing together, around the members of the Executive Committee, the Group’s top international executives and the heads of geographical regions, the Chairman of the ERDF Management Board and heads of Company support functions, namely:

•	Michèle Bellon, Chair of the ERDF Management Board;
•	Catherine Gros, Senior Executive Vice President, Communications;
•	Philippe Méchet, Senior Executive Vice President, Institutional Relations;
•	Umberto Quadrino, CEO of Edison;
•	Anne Le Lorier, Senior Executive Vice President, Risks and Audit;
•	Gérard Wolf, Senior Executive Vice President, International Business Development;
•	Bruno Lescoeur, Senior Executive Vice President, Gas.

The Management Committee brings together business line, geographical and functional expertise. It is a forum for discussion between the Group’s top executives on cross-functional and cross-divisional matters. It supports the Company’s Executive Management in the implementation of the strategy and the steering of synergies within the Group. This Committee meets every month.

Lastly, the Senior Vice President, Nuclear Safety and Radioprotection (Inspecteur Général pour la Sûreté Nucléaire et la Radioprotection – IGSNR), who is appointed by and reports to EDF’s Chairman and CEO, is tasked with conducting audits in his or her area of intervention and commenting yearly on the overall safety of the Group’s nuclear fleet, submitting proposals for improvements to the Executive Management.

2.1.2. Internal control system

A new decision relating to the implementation of internal control within the EDF group was signed by the Chairman and CEO on September 3, 2010. This decision takes into account the provisions of the ordinance of December 8, 2008, as well as the new organization implemented in late 2009, and specifies the internal control orientations of the EDF group. It aims to provide a reasonable assurance of control over EDF’s risks by grounding itself, with a view to achieving permanent progress, on the following key principles:

•	a delegation of responsibility to each of the Group’s executives who, at every level, are responsible for:
–	controlling the principal risks,

1. This Committee replaces the Commitments and Shareholdings Committee and is chaired by the Chairman and CEO.

–	verifying control over the activities they have sub-delegated,
–	ensuring that the risks identified have the appropriate, proportionate control procedures in place,
–	self-assessing the procedures in place and producing regular, formalized reports for their line managers;
•	a unique audit procedure, reporting to the Chairman and CEO, described in § 2.1.3.3.

These key principles apply to all the Group’s entities, although the implementation conditions may vary depending on the entity (size, governance conditions and level of control).

Concerning the controlled entities and subsidiaries (excluding the regulated subsidiaries), the application scope corresponds to the Executive Managements and the entities and subsidiaries that they control and to the main EDF operating divisions, which themselves often control several operating units or subsidiaries.

Each executive concerned has appointed an “Internal Control Coordinator”, and the coordination of this network is ensured by the Corporate Audit Division (training, regular meetings, background documents shared on the intranet, etc.).

An Internal Control Manual Guide has been established and is offered to each entity to help implement its own internal control systems. This guide characterizes the risk areas concerned, identifies the main aims of internal control to be explored and suggests the best practices to be implemented. It is updated annually in the light of lessons learned and new control requirements coming, for example, from new decisions or internal policies. The 2011 manual will thus take into account the Chairman and CEO’s formal decision of September 14, 2010, relating to combating fraud, which puts the emphasis on the prevention, detection and handling of such situations.

Since 2007, the functional entities have established control procedures relating to the application of the policies and major decisions in their area of responsibility. These procedures are included in the Internal Control Manual Guide and are intended to be deployed by all relevant entities within the Group.

At the end of 2010, each of the 45 entities concerned produced an annual report on internal control outlining, notably, their internal control procedures, a self-assessment of these procedures (for 40 entities), the commitment of the head of the entity as to his or her aims and an account of the measures envisaged to achieve these aims. It is noteworthy that 32 operating entities thus established and circulated their fourth self-assessment report while the other entities produced this report for the first time in 2010 (functional entities, newly-created operating entities, etc.).

In line with the commitments made, since 2008, virtually all of the internal control procedures in the entities have been audited by the Corporate Audit Division (32 of 36 entities), which completes the first audit cycle. This approach will be pursued to the same ends with new entities entering the Group perimeter and with new audit objectives that are better adapted to the mature entities which will be audited for the second time. The audits conducted in 2010 confirmed the increased deployment of the overall internal control system within the Group and, in the majority of cases, the good level of reliability of the corresponding self-assessments, underpinning the level of assurance coming from the self-assessment declarations filed at the end of 2009.

Concerning the other subsidiaries and affiliates of the Group (regulated subsidiaries, jointly-controlled affiliates and significant shareholdings), risk control is the responsibility of EDF’s representatives within the governance bodies. For each subsidiary and affiliate, they ensure the implementation of risk mapping, a description of the internal control and audit procedures, and regular information on the risk mapping and audit activities (program and main results), together with the verification of the effectiveness and the relevance of each of these procedures via a regular audit with a maximum five-year interval.

This process is implemented by the Corporate Audit and Corporate Risk Management divisions and aims to support:

•	EDF representatives within the major subsidiaries and affiliates, to help them implement and steer the approach within governance bodies;
•

heads of the divisions to which they report, who are tasked with providing the same level of support to the EDF representatives within the subsidiaries and affiliates of lesser importance falling within their area of responsibility, and reporting back on this in their annual self-assessment reports.

2.1.3. The divisions steering internal control

2.1.3.1. Corporate Finance Division

The Corporate Finance Division maintains a watching brief on market developments and financial techniques and analyzes the financial risks associated with projects. Within Corporate Finance, Group Controlling comprises two divisions:

•	Management Control is responsible for:
–

steering the forecasting processes of the Group’s management cycle (budgets, re-forecasting and medium-term plans), summarizing the main results and arbitrating between conflicting claims at division, subsidiary and affiliate level across the Group. It acts as an alert, analysis and recommendation mechanism, prior to a decision being taken, by notifying the parties concerned of its analysis of the financial consequences of the operations envisaged or the performance levels proposed;

–

helping operating management to steer performance: the tracking of budget execution (involving re-forecasting twice a year and monthly reporting on the results achieved to date together with an update of the latest annual forecast revision) is ensured through regular broad-based performance reviews across all divisions and the controlled subsidiaries;

–	acting as Group financial controller, notably by participating in the investment control process and conducting analysis to ensure economic and financial optimization;
–	acting as the driver for the establishment of the medium and long-term financial trajectories.

The head of financial management at the level of the divisions and subsidiaries are members of the management committees of the entities to which they belong. They are appointed and appraised jointly by the operating management and by the heads of business line management control.

•	Accounting is responsible for:
–	defining a consistent framework for the accounting information system, complying with the standards in force and for keeping a watching brief on any changes;
–

controlling the quality of the accounting in specifying the Group’s accounting referencing system, which guarantees the harmonization of the accounting treatment and the correct accounting input by the upstream processes;

–

the annual updating, for EDF, of the internal control referencing systems assessing the accounting quality implemented by process and organizing feedback on implementation by the entities of the control procedures stipulated in the accounting and financial area (see § 2.3.2.3.).

Additionally, concerning the subsidiaries and affiliates, the accounting internal control policies are the responsibility of each relevant legal structure.

2.1.3.2. Corporate Risk Management Division

For many years the EDF group has implemented a policy for managing its operating, financial and organizational risk.

Faced with an evolving context, EDF decided, as of 2003, to establish an overall process for managing and controlling its risks to strengthen the existing procedures, notably by creating the Corporate Risk Management Division. The Corporate Risk Management Division is specifically responsible for:

•

ensuring that each Group entity carries out risk mapping, either directly for the EDF scope and that of the controlled subsidiaries, or through the governance bodies of the regulated subsidiaries and jointly-controlled affiliates, and establishing and updating the consolidated risk mapping of the Group’s major risks (see § 2.2.);

•	alerting the Chairman and CEO and the Executive Committee as to emerging risks or those which have not been adequately identified;
•

consolidating the deployment of the Risk Control Policy, either directly within the EDF scope and that of the controlled subsidiaries, or through the governance bodies of the regulated subsidiaries and jointly- controlled affiliates (see § 2.2.), notably by ensuring the comprehensiveness and consistency of the various sector risk control strategies (see § 2.3.1.1.);

•

ensuring the deployment of the Energy Market Risk Policy within the EDF scope and that of the controlled subsidiaries and, more generally, ensuring the control of these energy market risks either directly within the EDF scope and that of the controlled subsidiaries, or through the governance bodies of the regulated subsidiaries and jointly-controlled affiliates (see § 2.3.1.1.1.);

•

defining and implementing a financial risk control (interest and currency exchange rates, liquidity, equities and counterparty) for the EDF scope and that of the controlled subsidiaries and ensuring the control of these financial risks through the governance bodies of the regulated subsidiaries and jointly-controlled affiliates (see § 2.3.1.1.2.);

•	managing the comprehensiveness and relevance of the risk analysis conducted on projects involving investment and long-term commitments and submitted for approval to Executive Committee-level bodies;
•

updating the Policy on Crisis Management for the EDF scope and that of the controlled subsidiaries, and defining the terms of cooperation with the regulated subsidiaries and, via the divisions to which they report, with the jointly-controlled affiliates during periods of crisis (see § 2.2.);

•

ensuring the steering of economic intelligence activities and, notably, the control of all the suppliers and sensitive contracts within the EDF scope in liaison with Purchasing and the relevant business line divisions.

2.1.3.3. Group Audit Function

The Group’s Audit Function comprises all the Group’s audit resources involved in internal audit at Group, EDF and subsidiary and affiliate level. The Chairman and CEO has entrusted the coordination of this function to the Senior Vice President, Risks and Audit. It comprises the Corporate Audit Division and dedicated “operating” audit teams: “business line” audit teams (in the generation and customer areas for EDF) and audit teams specific to each of the main French and international subsidiaries and affiliates (RTE EDF Transport, ERDF, EDF Energy and EDF Trading, EnBW, Edison, Alpiq).

The relationships between Corporate Audit and the various audit teams and their respective prerogatives take into account their reporting lines to EDF, the controlled subsidiaries and the regulated or jointly-controlled subsidiaries and affiliates. In all cases, Corporate Audit ensures operational coordination of the function (exchange of best practices, training initiatives, sharing of tools and methods, etc.).

The Corporate Audit Division is responsible for controlling the internal control systems of EDF and its controlled subsidiaries, including cross-divisional audits or those of “corporate” importance for the Group over the same scope and, as necessary, outside this scope while respecting the regulatory and governance constraints1.

Qualification standards concerning EDF and the controlled subsidiaries:

•	the Corporate Audit Division applies international standards as defined by “The Institute of Internal Auditors” and ensures their promotion and monitoring within the controlled scope (see above);
•

the duties, powers and responsibilities of the auditors, as well as the rights and duties of the audited entities, are defined in a charter which was updated on September 3, 2010. This charter, signed by the Chairman and CEO, reiterates the independence of the audit function and outlines the missions and commitments of internal audit, together with the duties and the prerogatives of the auditors and the audited entities;

•	Corporate Audit reports to the General Secretary while the Senior Vice President, Corporate Audit, also benefits from direct access to the Chairman and CEO;
•

all the Auditors in the Corporate Audit Division and the Audit departments of EDF and its controlled subsidiaries (excluding the regulated subsidiaries) are trained to use the same methodology, consistent with international standards. They are recruited from EDF’s different businesses, as well as from external audit firms. Each auditor is evaluated at the end of each mission and a transfer to audit is considered a positive career move. A protocol agreement was signed to this effect in March 2006 between the Corporate Audit Division and the Senior Executive Development Division;

•

the key processes essential to the proper functioning of the Corporate Audit Division over the chain of its activities (from the drawing up of audit programs to the monitoring of the implementation of recommendations) are outlined and steered.

In 2008, an independent evaluation was conducted on the functioning of the operating processes and the quality of the audits conducted by the Corporate Audit Division together with how comprehensively and appropriately AMF guidelines have been reflected in the definition of and deployment process for the Group’s Internal Control Policy. This evaluation confirmed the relevance of the work undertaken and the resources deployed. It also proposed a number of improvements which have been the subject of action plans.

1. According to case-by-case agreements via the governance bodies of the non-controlled affiliates and regulated subsidiaries.

Standards of functioning with regard to EDF and the controlled subsidiaries:

•

the Corporate Audit Division coordinates the deployment of the Internal Control Policy and the internal control function, ensures the control of the internal control procedures in the various divisions and controlled subsidiaries and conducts both cross-divisional and corporate-level audits;

•	the audit program is decided by the Chairman and CEO and then submitted to the Audit Committee, which reports back to the Board of Directors. It is established, taking into account the:
–	group’s internal control policy (missions to audit the internal control procedures of entities within the controlled scope),
–	risks identified in the Group’s risk mapping,
–	monitoring of the implementation of decisions taken by Executive Management,
–	major projects and the principal corporate processes,
–	requests from divisional management, excluding the snap audits requested by Executive Management during the execution of the program,
–	possible audits of the controlled subsidiaries attached to the operating divisions, carried out on behalf of the divisions responsible for them,
–

possible joint audits with EnBW for the scope of this structure prior to the disposal, as well as with Veolia Environnement for the Dalkia Inter- national scope, and “corporate” audits conducted within the scope of EDF Energy and EDF Trading.

The program of the business line audit teams is coordinated with that of the Corporate Audit Division, the latter being the sole body compe- tent for the realization of business line audits resulting from a risk at corporate level;

•

all audits give rise to recommendations which, after being approved by the audited entities and their management, form the basis for action plans on their part, which are submitted for approval to the Corporate Audit Division. During the year following the audit, the Corporate Audit Division monitors the progress on the implementation of these corrective actions, the audit considered to have reached a satisfactory conclusion only when these measures have been definitively implemented. An unsatisfactory conclusion to an audit or one where reservations are expressed triggers an appropriate management alert;

•

a half-year summary report is established by the Corporate Audit Division, resuming the main audit findings and the corresponding recommendations, as well as the results of audit exercises concluded during the period. It also identifies possible recurring or generic problems appearing over the course of several audits conducted during the period which are worthy of the particular attention of the management. This report is presented first to the Chairman and CEO, then to the Audit Committee.

•

Once a year, this report also presents a summary of the self-assessments of the various entities on the level of deployment of the Internal Control Policy within the Group (including information on the internal control procedures in the regulated subsidiaries and jointly-controlled affiliates).

2.1.3.4. Legal Affairs Division

In addition to the contribution to the Group’s internal control made by the Legal Affairs Division outlined in 2.1.4. and 2.3.3. , since 2007, EDF has implemented a contract library (contrathèque) in order to guarantee the level of knowledge and control over its confidential contract patrimony.

This contract library, which is an integral part of internal control, is a secure information system for the centralised archiving and numbering of the major contracts of EDF and certain subsidiaries (excluding the regulated subsidiaries and jointly-controlled affiliates).

In 2010, Legal Affairs tasked an executive with ensuring the capitalization, harmonization and sharing of the Legal Affairs Division’s guidelines. Lastly, a quarterly Legal Affairs report (EDF and significant subsidiaries), concerning disputes and major or sensitive matters was introduced in 2010.

2.1.4. Delegations of authorities and technical authorizations

The Chairman and CEO delegates certain powers granted to him by the Board of Directors to a number of immediate associates.

With regard to purchasing, the organization put in place is intended to ensure control. Based on a series of thresholds, procurement contracts are signed by the Chairman, a Group Senior Executive Vice President or one of their delegated representatives after having been signed off by the Senior Vice President, Purchasing, or his or her delegated representatives, this sign-off testifying to the contract’s respect of the procurement process. Each Group Senior Executive Vice President must also reinforce the internal control procedures on acts of procurement submitted for his or her signature and those handled directly by their respective divisions.

The powers of the “nuclear energy operator” have been delegated to the Senior Executive Vice President, Generation, who, in turn, delegates to the Senior Vice Presidents in charge of Nuclear Operations and Nuclear Engineering.

Each facility head, subject to prior evaluation of the appropriate skills, issues the technical authorizations allowing individuals to work in the facilities (power plants, electricity transmission networks, etc.). These requirements apply to all workers, be they employees of EDF or external service providers.

Following the changes in EDF’s organization at the end of 2009 and during 2010, new delegations of authorities were established, in liaison with the Legal Affairs Division. The guidelines on the delegations of powers drawn up by the Legal Affairs Division and circulated in November 2008 in order to ensure that the EDF entities were better informed as to the nature, consequences and management rules applying to delegations of power, were updated and re-circulated in 2010.

2.1.5. Group Ethics and Environmental Quality

2.1.5.1. Group Ethics

Group ethics, based on a decision taken by the Chairman and CEO on March 15, 2007, are supported by a reference document, the Ethics Handbook.

Grounded in the Group’s five corporate values (respect for individuals, environmental responsibility, striving for excellence, a commitment to the community, the necessity of integrity), this Handbook sets out for EDF the principles governing collective action and the recommendations for individual conduct.

The document was updated in late 2007 and circulated within all EDF divisions. Individual copies are handed to each employee by their line managers and their use actively encouraged to ensure individual and collective buy-in. The appointment of ethics coordinators to promote the Handbook and encourage proper respect of the corporate values in the field, has strengthened the existing ethics procedure.

EDF’s corporate values serve as guidelines for the ethical procedures in the subsidiaries and affiliates, for codes of conduct developed in the business lines and certain areas, as well as for fundamental processes such as recruitment (recruitment referencing system), training (employee awareness initiatives), relations with suppliers and subcontractors (supplier charter, employee agreement on subcontracting) and individual and collective performance reviews (individual appraisal, bonus criteria).

Since 2008, the existence of a Group Sustainable Development Committee comprising the sustainable development executives in the different subsidiaries and affiliates such as EDF Energy, EDF Demasz, the EDF group subsidiaries in Poland, EnBW and Edison has enabled the harmonization of the ethical approaches.

The ethical alert procedure, established since 2004 within the EDF scope, recognizes every employee’s right, and that of every external partner and customer, to question the company, confidentially but not anonymously, on the manner in which the company respects its ethical commitments, in terms of both its actions and the behavior of its employees. Consultation with the Ethics and Compliance Advisor takes place, for the most part, through a secure ethical messaging system. Furthermore, since 2008, within the framework of the strengthening of the ethical approach, a free, anonymous toll-free number has been available, enabling each employee to report any work-related difficulties encountered during his or her professional life to external counselors qualified in psychology.

A report on the activities of the Ethics and Compliance Advisor, both in terms of the deployment of the ethics approach and the functioning of the ethical alert procedure, is presented annually to the Ethics Committee of the Board of Directors. In 2010, the report on the ethical approach within EDF and the Group was included in the corporate social responsibility management review.

2.1.5.2. Environmental Quality Process

In 2009, the EDF group introduced a Sustainable Development Policy, formalized in a document containing a series of shared commitments which was signed by 15 senior executives from the Group’s principal companies. These commitments facilitate consistency between the initiatives of these companies focused on three priorities:

•	climate change and biodiversity;
•	access to energy and proximity to users;
•	contributing to the debate on sustainable development.

The implementation of these commitments is coordinated by the Sustainable Development Committee.

This Committee serves as an Environment Board at Group level, in charge of steering the Environmental Management System in line with the ISO 14001 standard.

The EDF group has effectively had ISO 14001 certification since April 9, 2002. In this instance, the certification covers the scope comprising EDF (all its operating entities), a number of French subsidiaries and affiliates (including the regulated subsidiaries RTE EDF Transport and ERDF) as well as some international subsidiaries and affiliates, including EDF Energy. EnBW and Edison are also ISO 14001 certified (but not currently within the Group certification scope). The certification was renewed for the first time in 2005 and a second renewal was announced in 2008 by the independent certification body DNV (Det Norske Veritas).

The processes implemented within the framework of this certification contribute to strengthening management of the Group’s environmental risks.

2.1.6. Organization and steering of Information Systems

Contracting ownership responsibilities are fulfilled by each of the entities (branches and divisions, subsidiaries and affiliates) for their scope and by the Group Information Systems Division for the infrastructures. As a function of the orientations of each division, project implementation responsibilities are shared between the divisions and the IT and Telecommunications Shared Services Center of the Shared Services Division which plays a role as cross-functional operator for EDF and the subsidiaries, including the regulated subsidiaries.

Overall consistency is managed by the Group Information Systems Division, which coordinates the Information Systems function through common policies, Information System governance being ensured at two levels in the organization:

•	strategic decisions and arbitrages are submitted, depending on their nature and the scope concerned, to one of the EDF Committees (see § 2.1.1. );
•	other important decisions are taken by a Committee of the Heads of Information Systems France and by the Information Systems Group Committee also comprising the Group’s subsidiaries.

2.1.7. External controls

Like all listed companies, EDF is subject to the scrutiny of the French financial markets authority (Autorité des Marchés Financiers – AMF). In that it is majority controlled by the French State, EDF is also subject to control by the French public accounting institution (Cour des Comptes), the State Controllers, the Inspectorate of Public Finances, the Commissions for Economic Affairs of the French National Assembly and Senate and the Markets Commission.

Pursuant to French law, the Statutory Auditors certify the annual financial statements (EDF parent company and consolidated), carry out a limited review of the Group’s summary consolidated half-year financial statements and comment on the annual report from the Chairman of the Board of Directors established pursuant to article L.225-37 of the French Commercial Code.

Owing to the nature of its business activities, EDF is also subject to control by the French Energy Regulation Commission (Commission de Régulation de l’Énergie – CRE) and by the Nuclear Security Authority (Autorité de Sûreté Nucléaire – ASN).

The findings of these different external review bodies feed into the Group’s internal control and audit programs.

2.2.  ●● Risk Control Policy

The objectives of the Risk Control Policy are to:

•	enable the identification and ranking of risks in all areas in order to ensure their increasingly effective control;
•

ensure the Group’s entities are motivated and accountable for identifying, evaluating and handling risks such that each executive is aware of the risks inherent in his or her activities and implements the action required to manage these risks;

•	ensure that senior executives and governance bodies within EDF have an aggregated and regularly-updated picture of the major risks and their level of control;
•	contribute to securing the Group’s strategic and financial trajectory;
•	fulfill the expectations of external stakeholders and inform them of the Group’s risks and the process for managing these risks.

The operating and functional entities are responsible for managing the risks which fall within their scope of activity.

The Group’s Risk Control Policy is implemented either directly for the EDF scope and that of the controlled subsidiaries or via the governance bodies for the regulated subsidiaries and jointly-controlled affiliates.

This Risk Control Policy is supported by a risk control function which is entirely independent of the risk management functions (supplemented by specific control functions concerning, in particular, financial and energy market risks – see § 2.3.1.1. ). This function notably ensures a consistent approach to the identification, evaluation and control of risk. According to these principles, each half year, consistent with the reporting schedule for the Group’s half-year consolidated financial statements, EDF updates the consolidated risk mapping of its major risks within the EDF scope and that of its controlled and jointly-controlled subsidiaries and affiliates (with the exception of Dalkia International). This consolidated risk mapping is based on mapping exercises established by each operating or functional entity using a common methodology (typology, identification and evaluation principles, risk control measures, etc.). Each risk identified must be the subject of a clear action plan. Responsibility for the major risks falls to a project leader appointed by the Executive Committee. The principal risks to which the Group is exposed are outlined in the “Risk Factors» chapter of the Reference Document.

The consolidated risk mapping is submitted, each half-year, for approval by the Executive Committee and, following review by the Audit Committee, is the subject of a presentation to the EDF Board of Directors. It is also regularly discussed by the executive managements of the main contributing divisions and by those involved in the risk control function.

The overall risk mapping procedures form the basis of a number of other procedures: internal control and the audit program which must be adapted to the risks identified, the Strategy on Insurance and its implementation, financial documentation (notably the “Risk Factors” chapter in the Reference Document), the analysis of risks involved in projects reviewed by EDF’s decision-making bodies (Executive Committee, Commitments Committee of the Executive Committee, etc.). The risk control process contributes, in particular, to securing the investments and long-term commitments process by monitoring the quality of the risk analysis of projects submitted to the Commitments Committee of the Executive Committee.

In addition, EDF has a Crisis Management Policy, whose latest version was signed by the Chairman and CEO in June 2005 and applies to the EDF scope and that of the controlled subsidiaries. It consists, notably, of:

•	ensuring the existence of appropriate crisis management procedures, with regard to the risks incurred in each EDF division and controlled subsidiary involved in managing the crisis;
•	defining the procedures for cooperating with the regulated subsidiaries and – via the divisions to which they report – with the jointly-controlled affiliates, during crisis periods;
•	verifying the overall consistency.

A program of crisis exercises enables the effectiveness of these procedures to be regularly stress-tested and to capitalize on the lessons learned. Finally, the crisis management organization is regularly readjusted to reflect any significant change in internal organization or the external environment, as well as in the light of lessons learned from any major crisis undergone.

2.3. ●● Group control activities

2.3.1. Internal control procedures relating to the effective functioning of internal processes

2.3.1.1. Sector strategies on risk control

2.3.1.1.1. Control of Energy Market Risks

The Chairman and CEO’s decision of December 9, 2005, formalizing the Energy Market Risks Policy, standardizes the management of these risks for the EDF scope and that of the controlled subsidiaries and stipulates all the necessary procedures for its implementation and the control of its application. For the regulated subsidiaries and jointly-controlled affiliates, the Energy Market Risks Policy and the control procedure are reviewed within the framework of the governance bodies of these companies (Board of Directors and Audit Committee). This Policy specifically outlines:

•	the governance and assessment system, clearly separating the risk management and risk control responsibilities and enabling the tracking of exposure within the scope defined above;
•

the risk control procedures involving the EDF executive management in the event that risk limits are exceeded. Note that particularly rigorous risk control procedures are in operation at EDF Trading, given the specificity of the business activities and the fast reaction time required;

•

the independence of the function responsible for controlling Energy Market Risks, which has a two-tier organizational structure, with the entities ensuring operating control and the Group Energy Market Risks department within Corporate Risk Management ensuring a second level of control.

EDF’s Audit Committee comments on the Energy Market Risks Policy and its updating. The Executive Management approves the hedging strategies in the entities annually, together with the related risk limits when they are submitted to it along with the budget.

2.3.1.1.2. Financial Risk Control

EDF has established a Financial Risk Control department, responsible for controlling interest rate, currency, cash flow and counterparty risk for EDF and the controlled subsidiaries. This control is exercised through:

•	the verification of the proper application of the financial risk management principles, notably through the regular calculation of risk indicators and the tracking of risk limits;
•	the execution of control missions – methodology and organization – within the EDF entities and the controlled subsidiaries;
•

the operating control of EDF’s trading room which is responsible for treasury management. For these activities, a system of indicators and risk limits, verified daily, is in place to track and control financial risk exposure. The Senior Vice President, Finance and Investments, the Head of the Trading Room and the Head of Financial Risk Control are responsible for this and are expected to respond the moment a limit is exceeded. An ad hoc committee performs spot checks on limit compliance and decides on any potential changes to specific limits.

In order to guarantee the independence of the structure for controlling financial risks vis-à-vis the activities responsible for managing these risks, the Financial Risk Control department is attached to the Corporate Risk Management Division. This department has a functional link with the Financing and Investments Division.

2.3.1.2. Specific controls

2.3.1.2.1. Procedure for approving commitments

The Commitments Committee of the Executive Committee reviews all of the Group’s commitments, excluding those of the regulated subsidiaries and jointly-controlled affiliates and, notably, investment and disposal projects together with long-term contracts including those relating to nuclear fuel. It approves, except in exceptional cases, any investment involving sums in excess of €50 million or generating annual revenues of more than €100 million. Committee meetings are systematically preceded by a meeting attended by experts at corporate level (Corporate Risk Management, Legal Affairs, Corporate Finance, Corporate Audit, etc.) in order to verify the exhaustiveness and depth of the risk analysis on the projects submitted. This work is based on a methodology referencing system for the analysis of the risks involved in development projects which takes into account the full impact of a project and, particularly, the evaluation of a number of stress scenarios.

2.3.1.2.2. Control of Information Systems (IS)

Organization of the internal control of the Information Systems function

The Information Systems internal control procedure is an integral part of the Group’s Internal Control Policy (proposed control objectives to be deployed by the operating entities) and covers the implementation of the function’s policies. These policies address, in particular, the security of the Information Systems, the steering of information systems projects, the management of information systems risks and respect of the IT and Data protection legislation.

The lessons learned on the work carried out in 2009 led to the inclusion of additional examples of best practice and the simplification of the description of the control objectives in the Internal Control Reference Guide.

Note that EDF’s Information Systems internal control referencing system is based on the COBIT (Control Objectives for Information and related Technology) external referencing system.

The coordination of internal control and the hedging of risks specific to information systems issues has been implemented by Information Systems since 2009 at three levels within the function’s organization: a network of information systems internal control coordinators, a network of the risk contacts and the committee comprising the Heads of Information Systems representing the divisions.

The action plan for information systems internal control includes the lessons learned and the specialized second level of control.

Measures with regard to Information Systems security

The EDF group’s Information Systems Security Policy structures the orientations and organization of information system security for the EDF group. For EDF and ERDF, the adjustment of these policies as well as the level of security are monitored monthly by a security committee, chaired by the Group Information Systems Division, and regrouping the Heads of Information Systems Security from all the entities within the EDF scope. The action implemented following the security audits carried out by the Information Systems Division is monitored by the Information Systems Security Committee, a strategic committee created in 2009 comprising the members of the Committee of Heads of Information Systems France for the divisions and representatives of the Security and Corporate Risk Management divisions.

In addition, more bridge-building between the subsidiaries was pursued in 2010, notably with EDF Energy, within the framework of the generation of synergies on the security infrastructures. A «security benchmarking» exercise was launched in 2010, involving EDF’s main subsidiaries and principal electricity partners in Europe.

2.3.1.2.3. Administration and supervision of subsidiaries/affiliates

Each subsidiary, affiliate or shareholding (with the exception of the regulated subsidiaries) reports to a Senior Executive who is a member of the Executive Committee or to his or her delegated representative. This individual is responsible for proposing the Board Directors who represent EDF within the governance bodies of these companies, to whom letters of assignment and objectives are addressed outlining their remit and objectives. These assignments are updated each year by the Senior Executive Management Committee.

The Delegation of Board Directors and Companies, in place since 2002, specifically monitors:

•	the updating of the mapping of company reporting lines, in the light of decisions taken by the Executive Management;
•

the tracking of “target composition profiles” which foresee the assembly of the necessary collective skills, as well as the profiles necessary to represent EDF effectively on the governance bodies of subsidiary, affiliate and shareholding companies, in light of the strategy defined by the EDF Senior Executives to whom they report;

•

compliance with the appointment process for Board Directors, requiring prior management nomination (conformity with the target profile, control of the number of mandates, reporting line approval of the proposed Board Director, etc.);

•

the professional standards of new Board Directors (induction training seminar for new Board Directors with the support of the Corporate University, information via the internet site for the Board director community, on-going vocational training via Board Directors’ workshops).

2.3.1.3. Other control policies and strategies

EDF has also established:

•	a Health and Safety Policy, signed by the Chairman in October 2003;
•

a Strategy on Insurance, initially submitted to the Board of Directors on July 1, 2004. Since that date, whenever there is any significant change a status report is presented to the Audit Committee on the scope and the cost of covering EDF’s risks with insurance or the transfer to the financial markets.

2.3.2. Internal control procedures relating to reliability of financial information

2.3.2.1. EDF group consolidated financial statements

2.3.2.1.1. Group accounting standards and principles

The accounting standards used by the EDF group1 are in line with the international accounting standards as published by the International Accounting Standards Board (IASB) and approved by the European Union and applicable as of December 31, 2010. These international standards comprise IAS (International Accounting Standards), IFRS (International Financial Reporting Standards) and the interpretations (SIC and IFRIC). The accounting rules and methods are described in the Group manual on accounting principles and summarized in the notes to the consolidated financial statements.

2.3.2.1.2. Procedure for establishing and controlling the consolidated financial statements

EDF’s Internal Control Policy in the accounting area was established during 2007 by the Accounting Consolidation Department. It reiterates the objectives in terms of the reliability and compliance of the reported accounting information and for the preservation of assets and the prevention and detection of fraud. It concerns the steering of the accounting organization, the upstream processes to populate the accounting databases and the production process for accounting information, account closings and financial communication.

The consolidated financial statements are drawn up by the Consolidation Department based on data input locally by each entity (entities of the parent company and subsidiaries and affiliates) in line with the Group standards, based on a unique chart of accounts.

The annual consolidated financial statements are presented to the Audit Committee then closed by the Board of Directors and approved by the Shareholders’ Meeting. The half-year summary consolidated financial statements are presented to the Audit Committee and the Board of Directors.

The closure of each half-year and annual accounting period gives rise to the establishment of a detailed plan of all the deliverables expected from each player involved in the publication of the financial statements and their analysis figuring in the financial statements, the establishment of the Management Report and, for annual account closings, the Reference Document. Meetings between the EDF divisions and the subsidiaries and affiliates prepare for each half-year or annual account closing by planning any changes in treatment and ensuring the reported financial and accounting information is reliable. Performance indicators are used to monitor respect of the deadlines and the quality of the accounting information. A retroactive analysis of the difficulties encountered during the production phase enables a steady improvement in the production process and the analysis of the consolidated financial statements.

The use of a financial language shared by Accounting and Financial Control contributes to the consistency of the Group’s steering. This common language is one of the ways of ensuring continuity between:

•	actual figures coming from accounting and the figures established in the forecasting phases;
•	external financial communication and internal steering.

This common language facilitates dialogue and cooperation between these two functions at all levels of the organization and contributes to ensuring the exchange of information between the players and the quality of the information produced.

Performance steering and the management dialogue are based on data produced under Group accounting standards as used for the reporting of the consolidated financial statements.

2.3.2.1.3. Internal control over the quality of accounting within the Group

The accounting internal control policies in the Group companies are the responsibility of each legal structure concerned.

2.3.2.2. EDF financial statements

2.3.2.2.1. Principles and accounting standards

EDF financial statements are established in accordance with French law. Accounting options compatible with international standards are prioritized whenever possible.

Thanks to a network of coordinators within the operating divisions, the accounting translation of the new activities as well as the impact of the transposition of new accounting standards or regulations is ensured.

2.3.2.2.2. Procedure for establishing and controlling the financial statements

Since January 1, 2009, EDF’s transactional accounting (excluding the Financing and Investments Division, the Nuclear Fuel Division, Island Energy Systems and the Senior Executive Development Division for payroll accounting) has been entrusted to an Accounting Shared Services Center within the Shared Services Division. The handling of transactional accounting is organized by process. “Governance pacts” establish the respective responsibilities of the operating branches and divisions, the operating accounting structures and the Accounting Consolidation Department.

1. The scope of the Group’s consolidated financial statements is detailed in the notes to the financial statements (see the 2010 Financial Report).

Each operating branch and division makes a formalized annual commitment to respecting the internal control rules and ensuring the reliability of the financial information for which it is responsible via a letter of commitment addressed to the Head of Accounting.

In addition to financial statements, pursuant to French law1, EDF produces unbundled accounts by activity: generation and distribution. These financial statements are established in line with the principles on unbundled accounting and the recommendations made by the French Energy Regulation Commission (CRE). Based on the unbundling of generation activities, EDF establishes unbundled financial statements for the supply activities based on new criteria (supply to customers having exercised their eligibility – benefiting from new sales and marketing offers, supply to customers not having exercised their eligibility – maintained on the regulated tariff and gas supply). Following review by the Statutory Auditors, these financial statements are submitted to the French Energy Regulation Commission. The rules for establishing these financial statements must be commented on by the Competition Council prior to any announcement from the French Energy Regulation Commission as to their approval.

2.3.2.3. Internal control on the quality of accounting within EDF

The accounting internal control procedure is an integral part of the Group’s overall internal control framework. The Group’s Internal Control Reference Guide includes control objectives requiring implementation by all the entities concerning the cross-functional processes which are upstream of accounting (sales, procurement, payroll, fixed assets, inventories, treasury, income tax and the production of accounts), as well as control objectives for implementation by the structures responsible for accounting production. In 2010, a new process relating to the Consolidation procedure was included in the guide. This Internal Control Reference Guide is supported by a referencing system for the control of accounting quality used within EDF enabling, via broad-based cross-functional processes, the measurement, using performance indicators, of the quality of the accounting information produced. It specifies, in particular, the data to be tested, the recommended sampling methods and the reporting to be provided. These measurement methods help, within the accounting area, to justify the self-assessment implemented by the entities.

The control procedures for accounting production aim to verify, in particular, the:

•	separation of tasks;
•	precision and comprehensiveness of the accounting information;
•	correct valuation of assets and liabilities, notably by the appropriate level of provisions for depreciation and risks;
•	regular justification of accounting;
•	respect of the separation of financial years;
•	respect of the legal requirements;
•	securing of the processes;
•	execution of inventories;
•	comprehensive taking-into-account of centralization operations.

The recommendations of the Internal Control Reference Guide on accounting and financial information are based on the French financial markets authority (Autorité des Marchés Financiers – AMF) reference framework.

2.3.2.3.1. Internal control of 2010 accounting

Given the increased industrial investment in the electricity generation fleet planned for the 2007 to 2012 period and the related changes in standards and organization, the action to reinforce the reliability of the accounting process linked to investments that was launched in 2007 was pursued during the 2010 financial year through, specifically, internal control assignments carried out by the Accounting Shared Services Center.

2.3.2.3.2. 2011 action plan for internal control of accounting

The Internal Control Reference Guide for accounting and financial information will be updated within the framework of a joint initiative conducted by accounting and internal audit.

2.3.3. Internal control procedures relating to compliance with laws and regulations

The Legal Affairs Division is responsible for keeping track of legislative and regulatory changes and for raising the alert and overall awareness, within the relevant divisions, of any changes liable to have an impact for the Group.

Pursuant to a joint decision of June 1, 2007, the Legal Affairs and Corporate Audit Divisions adopted an action plan aimed at formalizing the role of Legal Affairs in defining the control objectives prescribed in the different EDF entities so that they can be taken into account in the entities’ own internal control plans. These control objectives aim to ensure that these entities:

•	indicate to Legal Affairs the areas of regulation which particularly concern them so that it can execute its monitoring mission in an optimum manner;
•	systematically involve Legal Affairs as early as possible in their strategic plans and the management of major legal risks;
•	ensure that their delegations of power effectively reflect their organization;
•	identify their needs in terms of legal awareness within the fields that concern them, including the cross-functional needs and communicate them to Legal Affairs;
•	ensure that individuals granted delegations of power are aware of their scope and the consequences of their delegation.

2.3.3.1. Regulation relating to industrial operations

Numerous control procedures exist in the industrial and, particularly, the nuclear operations.

The regulation in force is specific to each country within which the facilities are located and external controls are organized by the relevant national authorities (the Nuclear Safety Authority in France, the Nuclear Directorate within the Health and Safety Executive in the United Kingdom, the Nuclear Regulatory Commission in the United States, etc.).

1. French law 2000-108 of February 10, 2000, modified by law 2004-803 of August 9, 2004 and law 2006-1537 of December 7, 2006.

Within EDF, this responsibility falls to the following executives and/or entities:

•

the Senior Vice President, Nuclear Safety and Radioprotection (Inspecteur Général pour la Sûreté Nucléaire et la Radioprotection – IGSNR) who, on behalf of the Chairman, ensures that all aspects of safety and radiation protection in the nuclear facilities for which EDF has operating responsibility are fully taken into account and whose annual report is published externally;

•

nuclear Inspection, a department reporting directly to the Senior Vice President, Nuclear Operations, whose job is to regularly verify the level of safety in all the different Nuclear Operations entities.

The law of June 28, 2006, and its application decree dated February 23, 2007, relating to the securing of the financing of the nuclear charges requires the Company to specify in a report the procedures and systems enabling the charges relating to the sustainable management of radioactive matter and waste, the methods applied to calculate the related provisions and the choices made for the composition and management of the assets allocated to covering the provisions. The first version of the report was finalized in June 2007 and updated in June 2008 and 2009; the second three-yearly report was finalized in June 2010. This report includes a specific section on internal control.

In the other areas (such as, for example, the monitoring of pressure vessels and dams), each entity is responsible for defining and implementing the appropriate control procedures.

2.3.3.2. Other regulations

Control procedures are also implemented for the application of regulations on working conditions, labor law and employee benefits.

The implementation of management systems, particularly with regard to environmental considerations (see § 2.1.5.2. ) and Health and Safety, has enabled tighter control of the application of regulations and compliance with any regulatory changes to be foreseen.

2.3.4. The internal control procedures regarding the application of executive management instructions and orientations

Within the framework of the deployment of the Internal Control Policy within the Group, the monitoring of the effective implementation of major decisions and policies is taken into account by their inclusion in the Internal Control Reference Guide.

2.4. ● ● Communication and information dissemination

In addition to the communication and reporting initiatives outlined within this report, the following specific initiatives are worthy of note:

•	financial communication:

Since EDF shares were listed for trading in 2005, EDF has established procedures to prevent stock market transgressions. Hence a procedure has been defined to organize the respective roles within the Company with regard to the establishment, approval and dissemination of financial communication. A Disclosure Committee has been established, tasked principally with ensuring the validation and consistency of EDF’s different financial communication sources as well as the review and validation of the contents of all financial communication channels. The Investors and Markets Division provides secretarial services to this Committee, which comprises representatives from the Corporate Finance, Communication and Legal Affairs Divisions. Furthermore, a stock market compliance charter has been established, whose aim is to raise awareness of the obligations linked to confidential information and, particularly, to reiterate the insider trading rules and to foresee periods during which senior executives and employees party to insider information may not trade in the Company’s shares;

•	the code of conduct:

Respect of the codes of conduct for the regulated subsidiaries is monitored annually by these subsidiaries, and verified by the French Energy Regulation Commission, which publishes the results in its annual report;

•	awareness of top executives:

An executive intranet, EDF Demain, available to the senior and top executives of EDF and ERDF, enables the circulation of information such as decisions taken by the Chairman, policies in force, Group referencing systems, information on current projects and language pointers relating to these projects.

2.5. ●● Activities relating to the steering of Group internal control

There are three types of steering activities undertaken by the Corporate Audit Division:

•

three-yearly audits of the control of control systems (mobilising around 30% of Corporate Audit Division resources), and the other different categories of corporate audits (see § 2.1.3.3.) which take into account the risks, potential major malfunctions and external recommendations (see § 2.1.7.). Additionally, any suspected significant process malfunction or failure in internal control may lead to the realization of a specific audit mission, either within the framework of the program proposed by Corporate Audit or at the request of management (accelerated additional audit), and/or the establishment of the corresponding action plans;

•

follow-up of the implementation of recommendations arising from these audits through a formalised audit closure process involving the line management and internal control coordinators of each relevant entity (see § 2.1.3.3.), the latter being responsible for ensuring the steering of control procedures and audit action plans inside each of the entities within their scope;

•	sharing feedback on lessons learned and acting as a driver of continuous progress as outlined in chapters 2.1.1. and 2.1.3.3. via:
–	half-year summaries by the Corporate Audit Division (see § 2.1.3.3.),
–

half-year reviews between the Corporate Audit Division and each executive during which an analysis of internal control systems is discussed, but which also involve status reports on action plans initiated following previous audits, as well as future audit programs, enabling the link between the audits, risks and internal control measures to be reinforced,

–

proactive measures steered by the Corporate Audit Division in liaison with the operating and functional entities concerned, aimed at eliminating the weak points noted in the deployment of the Internal Control Policy, and identified based on the management self-assessment process,

–	regular upgrading of tools and referencing systems (see § 2.1.2.),
–

regular bi-monthly meetings of the Group’s internal control coordinator network (around 60 people) facilitating, in particular, benchmark- ing and the sharing of best practices, together with additional reflection and proposals coming from the dedicated working groups,

–

regular meetings between the heads of audit teams within the operating divisions (generation, customers, etc.) enabling, notably, the coordination of the establishment and implementation of audit programs and professional practices (see § 2.1.3.3.), together with a regular external audit of the skills and processes deployed by Corporate Audit within the framework of these different missions.

3. The dynamics of change

The numerous initiatives implemented over the past few years have enabled the clarification and strengthening of internal control procedures and the attainment of a satisfactory level of deployment in the Group’s different operating entities based on the processes outlined in this report.

This deployment will be pursued in the newly-created functional and operating entities. Furthermore, within the framework of the monitoring of effectiveness, ad hoc initiatives will be pursued for the entities that have already been included in the procedures since 2006, in order to ensure the embedding of internal control procedures within existing management systems.

This report was produced by a working group coordinated by the Corporate Audit Division, and has been reviewed by, successively, the Group’s General Secretary (January 31, 2011), the Disclosure Committee (February 4, 2011), the Audit Committee (February 10, 2011), before being approved by the Board of Directors meeting of February 14, 2011).

Paris, February 14, 2011

Henri Proglio

Chairman and CEO of EDF

B ●● Appendix

STATUTORY AUDITORS’ REPORT PREPARED IN ACCORDANCE

with Article L. 225-235 of the French Commercial Code, on

the Report prepared by the Chairman of the Board of

Directors of Électricité de France SA

This is a free translation into English of a report issued in French and is provided solely for the convenience of English-speaking readers. This report should be read in conjunction with, and is construed in accordance with, French law and professional auditing standards applicable in France.

Year ended December 31, 2010

To the shareholders,

In our capacity as Statutory Auditors of Électricité de France S.A., and in accordance with article L.225-235 of the French Commercial Code (“Code de commerce”), we hereby report on the Report prepared by the Chairman of your Company in accordance with article L.225-37 of the French Commercial Code for the year ended December 31, 2010.

It is the Chairman’s responsibility to prepare, and submit to the Board of Directors for approval, a report on the internal control and risk management procedures implemented by the Company and containing the other disclosures required by article L.225-37 particularly in terms of the corporate governance measures.

It is our responsibility:

•

to report to you on the information contained in the Chairman’s Report in respect of the internal control and risk management procedures relating to the preparation and processing of the accounting and financial information, and

•

to attest that this Report contains the other disclosures required by article L.225-37 of the French Commercial Code (“Code de commerce”), it being specified that we are not responsible for verifying the fairness of these disclosures.

We conducted our work in accordance with professional standards applicable in France.

Information on the internal control and risk management procedures relating to the preparation and processing of accounting and financial information

These standards require that we perform the necessary procedures to assess the fairness of the information provided in the Chairman’s Report in respect of the internal control and risk management procedures relating to the preparation and processing of the accounting and financial information. These procedures consisted mainly in:

•

obtaining an understanding of the internal control and risk management procedures relating to the preparation and processing of the accounting and financial information on which the information presented in the Chairman’s Report is based and existing documentation;

•	obtaining an understanding of the work involved in the preparation of this information and existing documentation;
•

determining if any significant weaknesses in the internal control procedures relating to the preparation and processing of the accounting and financial information that we would have noted in the course of our engagement are properly disclosed in the Chairman’s Report.

On the basis of our work, we have nothing to report on the information in respect of the Company’s internal control and risk management procedures relating to the preparation and processing of accounting and financial information contained in the Report prepared by the Chairman of the Board in accordance with article L.225-37 of the French Commercial Code (“Code de Commerce”).

Other disclosures

We hereby attest that the Chairman’s Report includes the other disclosures required by article L.225-37 of the French Commercial Code (“Code de commerce”).

Paris La Défense and Neuilly-sur-Seine, February 14, 2011.

The Statutory Auditors
KPMG Audit		Deloitte & Associés
Department of KPMG S.A.

Jean-Luc Decornoy	Michel Piette	Alain Pons	Patrick E. Suissa

C ●● Appendix

INFORMATION PUBLISHED BY THE EDF

Group over the past 12 months

Annual information document prepared pursuant to Article 222-7 of the AMF General Regulations

Pursuant to Article 222-7 of the AMF General Regulations, the following table lists all information EDF has made public since January 1, 2010, in order to satisfy the legal and regulatory obligations for financial instruments, financial instruments issuers and financial instruments markets.

Information published by the EDF Group over the past 12 months

ANNUAL DOCUMENT PREPARED IN ACCORDANCE WITH ARTICLE 222-7 OF THE GENERAL REGULATIONS OF AUTORITÉ DES MARCHÉS FINANCIERS

Pursuant to Article 222-7 of the Regulations of the French market regulator Autorité Des Marchés Financiers, AMF, the table below presents the list of all the information disclosed by EDF since 1 January 2010 in compliance with legislative or regulatory obligations concerning financial instruments, issuers of financial instruments and financial instrument markets.

Information published by EDF and available on the website of the French financial markets authority (AMF) (www.amf-france.org) and/or on the website of EDF (www.edf.fr)

05/01/2010 – EDF, EnBW and E.ON have signed firm agreements on the swapping of electricity production rights capacity. EDF and Charbonnages de France finalise the sale to E.ON of their holding in SNET

06/01/2010 – EDF Energies Nouvelles commissions two wind farms with a total capacity of 38 MW in the south of France

15/01/2010 – Haiti earthquake: EDF Group mobilises to bring aid to disaster victims

19/01/2010 – Electrical vehicle experiment in Reunion

22/01/2010 – EDF carries out $2.25bn bond issue

26/01/2010 – Training and skills: EDF announces the launch of a nationwide negotiation and the creation of the first EDF campus

29/01/2010 – Launch of the call for applications for the second edition of the EDF Fem’Energia award in partnership with WIN France

04/02/2010 – EDF appointments

05/02/2010 – AREVA and EDF sign agreement on the management of spent nuclear fuel

08/02/2010 – Henri Proglio appointed to the board of Edison and Chairman and CEO of Transalpina

08/02/2010 – Edison - 2009 annual results

10/02/2010 – EDF Energies Nouvelles: sharp rise in 2009 annual results, outperforming objectives

11/02/2010 – EDF posts solid results against a difficult backdrop in France. Operational performance expected to improve in 2010

12/02/2010 – EDF and Dutch energy company Delta inaugurate the SLOE gas-fired power plant in the Netherlands

15/02/2010 – Patrick Devedjian, Minister in charge of the implementation of the stimulus plan visited the nuclear electricity Nogent-sur-Seine with Henri Proglio, EDF Chairman and CEO

18/02/2010 – EDF SA: 2010 wage measures

02/03/2010 – Fenice, a subsidiary of the EDF group, and the Russian utility Inter Rao have created a company equally owned by both parties for energy-saving projects

08/03/2010 – EDF and Total sign an agreement for the planned Dunkerque methane terminal

10/03/2010 – Corsica: power restored to 80% of homes affected by the bad weather

11/03/2010 – Corsica (situation as at 6.30 pm): electricity restored to all homes in Corsica 48 hours after the snowstorm

11/03/2010 – Corsica (situation as at 11 am): power restored to 95% of homes in Upper Corsica in less than 48 hours

22/03/2010 – Renault Trucks and EDF sign a partnership to develop the use of electric trucks and utility vehicles for urban goods transport

25/03/2010 – Partnership agreement between EDF and EXELTIUM to kick off on 1 May 2010

30/03/2010 – As part of the Sustainable Development Week, EDF and the Envie network continue their partnership to raise the awareness of the general public to energy-saving issues

08/04/2010 – EDF Group Management Board appointments

09/04/2010 – EDF, Enel and Ansaldo Energia (Finmeccanica group) sign a partnership agreement for the development of nuclear energy in Italy

13/04/2010 – Renault-Nissan Alliance and EDF confirm an experimental electric vehicle project in the Yvelines, with backing from the demonstrator fund managed by French energy management agency, ADEME

15/04/2010 – Labour mediation - EDF and the National Union of PIMMS renew and reinforce their partnership to facilitate access to public services across the country

16/04/2010 – EDF Group held a Board of Directors meeting on 16 April 2010, chaired by Henri Proglio

21/04/2010 – EDF completes a 20-year €1.5 bn bond issue

22/04/2010 – Professional and social insertion of the youth – Partnership between EDF and the Schools for a Second Chance network in France

27/04/2010 – EDF and the public SPE-Luminus shareholders sign a new partnership agreement

27/04/2010 – New step towards sustainable mobility: launch of a demonstration of rechargeable hybrid vehicles in Strasbourg

29/04/2010 – EnBW AGM: EnBW strengthens its generating position and grows at home and abroad

29/04/2010 – EDF Energies Nouvelles: first quarter 2010 revenues of €248.3 million

29/04/2010 – EDF consolidates its presence in China by signing two agreements with its Chinese nuclear partners

30/04/2010 – Edison: 1st Quarter Results of 2010

04/05/2010 – The new EDF Bleu Ciel store at Opéra: first store that is fully accessible to all in Paris

05/05/2010 – Appointment

11/05/2010 – Quarterly financial disclosure

12/05/2010 – Laos: commissioning of the Nam Theun 2 hydroelectric plant, built by EDF for NTPC

17/05/2010 – EDF Energies Nouvelles resumes the Lakefield wind project

25/05/2010 – The ADEME selects the EDF and Alstom project to create a research demonstrator for carbon capture at the Le Havre thermal electricity plant

01/06/2010 – EDF to buy shares of withdrawing shareholders of SPE-Luminus, thus raising its stake in the Belgian energy company to 63.5%

02/06/2010 – The launch of EDF’s France of website, edf.fr, completes the redesign of the Group’s web platform

19/06/2010 – GAZPROM, ENI and EDF sign a partnership agreement on the South Stream project

19/06/2010 – Rosatom and EDF sign a cooperation agreement

23/06/2010 – EDF, leading European producer of renewable energy makes a commitment to the development of sustainable hydroelectricity

30/06/2010 – EDF confirms its commitment to the French Motor Sports Federation (FFSA) till 2012

06/07/2010 – Appointments in the EDF Group Financial Division

09/07/2010 – EDF reinforces its commitment in favour of renewable energies and innovation in Reunion

09/07/2010 – BMW France and its partners EDF, Veolia Environnement and INRETS launch the experimentation of electric Minis in Paris in the autumn

21/07/2010 – Explanations concerning the change in EDF’s stake in RTE EDF Transport in the wake of market rumours

28/07/2010 – EDF Energies Nouvelles: 2010 half-year results

30/07/2010 – EDF: 2010 annual results

12/08/2010 – A price change that will preserve the competitiveness of the price of French electricity

31/08/2010 – Increases in distribution and transmission costs lead EDF Energy to review its electricity prices

01/09/2010 – SPE-Luminus integrates the commercial activities of EDF Belgium

07/09/2010 – EDF Board approves the sale of UK electricity distribution networks to the Cheung Kong group

13/09/2010 – Henri Proglio, Chairman and CEO of EDF, signs an innovative agreement with all trade unions to develop skills (“Défi Formation”)

14/09/2010 – EDF carries out £1bn bond issue over 40 years

20/09/2010 – First necessity electricity rates – EDF pleads for a simplified conditions of eligibility

21/09/2010 – Three awarded prizes at the EDF Low-Carbon Architecture 2010 contest

01/10/2010 – EDF and the Renault-Nissan Alliance confirm their partnership for electrical mobility

01/10/2010 – BMW Group and EDF confirm their partnership for electrical mobility

01/10/2010 – Paris Motor Show: EDF confirms its electrical mobility ambitions through an active partnership policy and the proposal of simple, competitive and safe recharging solutions

01/10/2010 – PSA Peugeot Citroën and EDF team up to assist private and business customers and local communities that want to use electric cars

14/10/2010 – EDF Energies Nouvelles commissions a 79.2 MW wind farm in Turkey

15/10/2010 – EDF writes to Constellation Energy

18/10/2010 – Change of directors to the Board of Constellation Energy Group

27/10/2010 – EDF and Constellation Energy sign agreement

28/10/2010 – EDF carries out a bond redemption operation

28/10/2010 – Revenue for the first nine months of 2010: €963.1 million

29/10/2010 – EDF finalises the sale of UK electricity distribution networks to the Cheung Kong group

03/11/2010 – EDF and DELTA sign a cooperation agreement to examine the feasibility of a new nuclear plant in the Netherlands

04/11/2010 – Closing of the bond redemption operation, new 15- and 30-year €1.5bn issue

04/11/2010 – EDF launches “Energy TaskForce”, first serious Pan-European game for the energy sector

15/11/2010 – Quarterly financial disclosure - EDF: Revenue for the first nine months of 2010

16/11/2010 – EDF assists the association Unis-Cité in its programme to raise awareness for eco-friendly behaviour

18/11/2010 – EDF: reorganisation of general management that places the emphasis on business synergies

24/11/2010 – EDF and Secours Catholique join forces to fight fuel poverty

30/11/2010 – EDF distributes an interim dividend of €0.57 per share for fiscal 2010

01/12/2010 – Cold spell: EDF mobilises all available production resources and all employees

01/12/2010 – EDF’s decision to move its largest R&D centre to Paris-Saclay underlines the Group’s new ambition in terms of innovation

03/12/2010 – AREVA, EDF sign Eurodif agreement

06/12/2010 – The EDF Group accepts the offer by the Lander of Bade Wurtemberg to buy EDF International’s stake in EnBW

09/12/2010 – Laos: inauguration of the Nam Theun 2 hydroelectric complex, built by EDF for NTPC

13/12/2010 – EDF welcomes the appointment of Eric Molinié, EDF Deputy Director of Sustainable Development, as Chairman of Halde

17/12/2010 – EDF Group announces extensions of operating life cycle for two of its nuclear plants in the UK at the investor meeting in London

17/12/2010 – EDF signs a cooperation agreement with the Government of Senegal

20/12/2010 – EDF rejoinder to Gérard Mestrallet’s statements in La Tribune of 20 December 2010

23/12/2011 – ERDF press release: the modernisation of the grid is a priority for ERDF

03/01/2011 – EDF announces the allocation of 50% of RTE EDF Transport shares to the asset portfolio dedicated to the hedging of future nuclear expenses

06/01/2011 – EDF Energies Nouvelles commissions a 20.7 MW wind farm in France

10/01/2011 – Nuclear Production: All EDF reactors are connected to the grid

14/01/2011 – Edison: Board of directors approved 2011 budget

17/01/2011 – EDF Energies Nouvelles solar energy review as at 31 December 2010

19/01/2011 – Edison: Deferment of Board of Directors on 2010 annual financial statements

08/02/2011 – EDF Energies Nouvelles increases its stake in Canadian consortium Saint-Laurent Energies

09/02/2011 – EDF Energies Nouvelles posts an excellent performance and 2010 annual results exceed objectives

15/02/2011 – 2010 annual results: industrial performance picks up, exceptional provisions, return to financial flexibility.

17/02/2011 – EDF declares generic anomaly on the bearing bushing of back-up generators to French nuclear safety authority

17/02/2011 – EDF finalises the sale of EnBW

02/03/2011 – EDF and ESKOM sign a memorandum of understanding to create an energy training institute in South Africa

02/03/2011 – EDF confirms its recruitment momentum with 4,600 recruitments expected in France in 2011.

14/03/2011 – Edison shareholders’ agreement: position of EDF

15/03/2011 – Announcement by A2A, Delmi and EDF on the shareholders’ agreement relating to Edison and Transalpinia di Energia (TdE)

18/03/2011 – GIE Intra sends robots and specialised equipment to help Japan

23/03/2011 – Rebuttal by EDF

01/04/2011 – EDF proposes six candidates as directors on Edison’s board

05/04/2011 – EDF Energies Nouvelles contests the decision by Northern States Power to terminate the Merricourt wind project

08/04/2011 – The EDF Group launches a takeover bid for EDF Energies Nouvelles

Information submitted by EDF to the Registry of the Paris Commercial Courts (date of recording by the Registry)

–	Extract of the minutes of the annual general 5 November 2009 (date: 26/02/2010)
–	Memorandum and articles of Association updated on 21 January 2010 (date: 26/02/2010)

–	Extract of the minutes of the meeting of the Board of Directors of 21 January 2010 (date: 26/02/2010)

–	Extract of the minutes of the meeting of the Board of Directors of 23 November 2009 (date: 26/02/2010)

–	Extract of the minutes of the meeting of the Board of Directors of 8 December 2009 (date: 26/02/2010)

–	Memorandum and articles of Association updated on 5 November 2009 (date: 26/02/2010)

–	Extract of the minutes of the meeting of the Board of Directors of 18 October 2010 (date: 07/03/2011)

Information published by EDF in the French Official Gazette (Bulletin des annonces légales obligatoires – BALO) accessible on the BALO website (www.journal-officiel.gouv.fr/balo)

–	Notice of meeting deemed to be a notification to attend the annual general meeting of 18 Mai 2010 (date: 8/03/2010)

–	Final and consolidated annual financial statements for fiscal 2009 (date: 02/07/2010)

–	Notice of Meeting for the combined general meeting of 24 May 2011 (date: 07/03/2011)

Information published by EDF abroad

–	2009 consolidated annual results (Published in international daily newspapers). Date: 16 to 18/02/2010)

Financial disclosures

–	2009 consolidated annual results (Published EDF Group website, Press conference, Analysts conference, National daily newspapers, EDF corporate financial website (www.edf.fr). Date: 11/02/2010)

–	Consolidated financial statements as at 31 December 2009 (Published on EDF Group website (ww.edf.fr). Date: 12/02/2010)

–	2010 consolidated half-year results (Published on EDF Group website (www.edf.fr), Press conference, Analysts conference, National daily newspapers, Financial websites. Date: 31/07/2010)

–	2010 consolidated annual results (Published on EDF Group website (www.edf.fr), Press conference, Analysts conference, National daily newspapers, Financial websites. Date: 15/02/2011)

–	Consolidated financial statements as at 31.12.2010 (Published on the Group website (www.edf.fr). Date: 15/02/2011)

Information made available to EDF shareholders for annual general meetings (on the EDF website or upon request)

–	Shareholders’ guide (Date: General Meeting of 18 May 2010).

–	Guide to General Meetings (Date: General Meeting of 18 May 2010).

–	Management discussion and analysis (Date: General Meeting of 18 May 2010).

–	Statutory Auditors’ report (Date: General Meeting of 18 May 2010).

–	Annual and sustainable development report. (Date: General Meeting of 18 May 2010).

–	Corporate Social Responsibility report (Date: General Meeting of 18 May 2010).

–	Reference Document 2009 (Date: General Meeting of 18 May 2010).

Document accessible on the website of the French financial markets authority (AMF) (www.amf-france.org)

– Reference Document 2009 (Date: 08/04/2010)

– Basic prospectus (Date: 20/04/2010)

– Supplement to the basic prospectus (Date: 13/07/2010)

– Supplement to the basic prospectus (Date: 08/09/2010)

D ●● Appendix

STATUTORY AUDITORS’ REPORT ON REGULATED

Agreements and Commitments

Statutory Auditors’ report on Regulated Agreements and Commitments	438

Statutory Auditors’ report on Regulated

Agreements and Commitments

This is a free translation into English of the statutory auditors’ report on regulated agreements and commitments that is issued in French and is provided solely for the convenience of English speaking readers. This report on regulated agreements and commitments should be read in conjunction with, and construed in accordance with, French law and professional auditing standards applicable in France. It should be understood that the agreements reported on are only those provided by the French Commercial Code and that the report does not apply to those related party transactions described in IAS 24 or other equivalent accounting standards.

Statutory Auditors’ Report on regulated agreements and commitments

Year ended December 31, 2010

To the shareholders,

In our capacity as Statutory Auditors of your Company, we hereby present to you our report on the regulated agreements and commitments.

We are required to present to you, on the basis of the information provided to us, the terms and conditions of the agreements and commitments of which we were notified or of which we became aware during our engagement. It is not our role to determine whether they are beneficial or appropriate neither to ascertain whether any other regulated agreement or commitment exists. It is your responsibility, under the terms of article R.225-31 of the French Commercial Code (“Code de Commerce”), to evaluate the benefits arising from these agreements and commitments prior to their approval.

In addition, in accordance with the terms of article R.225-31 of the French Commercial Code, we are required to present to you the continuing effect of agreements and commitments already approved by the General Shareholders’ meeting, if any.

We performed the procedures we considered necessary in accordance with professional guidance issued by the national institute of auditors (“Compagnie Nationale des Commissaires aux Comptes”), relating to this engagement. Our work consisted in verifying that the information provided to us is in agreement with the underlying documentation from which it was extracted.

Agreements and engagements submitted to the general Shareholders’ Meeting approval

In accordance with article L.225-40 of the French Commercial Code, we have been advised of agreements and commitments which have been previously authorized by your Board of Directors:

Final processing-recycling agreement entered into by EDF and AREVA for the period 2008-2012

In application of the agreement of December 19, 2008 setting forth the principles governing back-end cycle contracts for the post-2007 period, EDF and AREVA signed two contracts on July 12, 2010:

•    the “EDF-AREVA NC Processing-Recycling agreement” which lays down (i) the contractual terms for the period 2008-2012, including the payment by EDF of an upfront payment of 120 million euros repayable on December 31, 2012, and (ii) the principles governing prices and investments for subsequent periods;

•    the “protocol for recovery and conditioning of EDF waste, the final shutdown and decommissioning of the AREVA NC plant at La Hague” which notably sets, the amount to be paid by your Company that will release it from any further obligation as regards to the recovery and packaging of old waste (Reprise et Conditionnement des Déchets anciens or RCD), to the definitive shut-down (Mise à l’Arrêt Définitif or MAD) and decommissioning (Démantèlement or DEM) of the La Hague facilities for 2.3 billion euros based on economic conditions existing as of December 31, 2007 and following amounts and schedule of payments defined in an agreement signed with AREVA on July 6, 2009. The last outstanding payment to be made by your Company after the third installment of 633 million euros excluding taxes paid on July 6, 2010, represents 776 million, including taxes, at December 31, 2010.

Those agreements were authorized beforehand by your Board of Directors at the July 12, 2010 meeting.

Directors concerned by the agreement: Mr Bézard, member of the Supervisory Board of AREVA and member of the Board of Directors of EDF when the agreement was authorized and Mr Sellal, also member of the Supervisory Board of AREVA.

Continuing agreements and engagements already approved by the general Shareholders’ Meeting

In accordance with the terms of article R.225-30 of the French Commercial Code, we have been informed of the following agreements and commitments, which were approved during previous years by the general shareholders’ meeting and which were applicable during the period:

Sale of EDF shares reserved for current and retired employees of EDF Group entities

Following the sale by the French State at the end of 2007 of a portion of its interest held in EDF’s share capital via an accelerated private placement with institutional investors, the French State carried out an offering of EDF shares reserved for current and retired employees of EDF Group entities in September 2008.

As part of this offering of shares, a memorandum of agreement was entered into on October 23, 2008 between EDF, the French State and BNP Paribas Securities Services, describing the terms and conditions relating to payment, allocation of free shares and collection of unpaid amounts due in respect of the purchase of EDF shares, when necessary.

Upon conclusion of the share offering, 3,266,541 shares were delivered to the various subscribers on October 30, 2008. In connection therewith, your Company paid consideration of 137 million euros in 2008 corresponding to the first payment installment owed by the subscribers, of 32 million euros in 2009 corresponding to the second installment, and of 44 million euros in 2010 corresponding to the third installment. Payments to be received by the French State are scheduled until October 2011.

Public Service Contract

On October 24, 2005, the French State and Electricité de France S.A. signed a public service contract whose purpose is to form the framework for the Company’s public service mission and duties.

This contract sets out the commitments undertaken by the Company over the period 2005-2006-2007 and defines the financial compensation payable for public service obligations, in particular the principles set for the calculation of and the change in electricity sales tariffs. In the absence of a new agreement, the performance of certain provisions of this contract was continued in 2010.

Agreements with the AREVA Group

Your Company entered into three agreements with the AREVA Group in 2007 with respect to the following services:

•	construction of the nuclear boiler for the Flamanville 3 EPR nuclear plant;

•	maintenance and servicing of boilers as part of the third ten-year inspection of the 900MW-type nuclear plants in France;

•	advance booking of forged parts for EPR reactors constructed abroad.

Total consideration for these agreements amounted to 764 million euros (of which 173 million euros recorded in 2010), 116 million euros (of which 6 million euros recorded in 2010) and 212 million euros, including an optional 106 million euros (of which 30 million euros recorded in 2010).

Paris La Défense and Neuilly-sur Seine, February 14, 2011

The Statutory Auditors
KPMG Audit		Deloitte & Associés
Department of KPMG S.A.

Jean-Luc Decornoy	Michel Piette	Alain Pons	Patrick E. Suissa

E ●● Appendix

EDFSA’S financial statements and statutory

Auditors’ Report on the financial statements

Annual financial statements

Income statements	442

Balance sheets	444

Cash flow statements	446

Notes to the financial statements	450

Statutory Auditors’ Report on the financial statements	498

●● Income statements

(in millions of Euros)	Notes	2010		2009
SALES (1)	4		40,906		38,895
Change in inventories and work-in-progress			275		193
Capitalized production			441		399
Operating subsidies	5		2,615		2,672
Reversals of provisions, amortization and depreciation	6		2,793		3,711
Transfers of charges			253		185
Other operating income	7		659		897
I – TOTAL OPERATING INCOME			47,942		46,952
Purchases and other external expenses	8		31,420		30,156
Fuel purchases used - power generation		3,284		2,820
Energy purchases		9,892		9,821
Other purchases used		996		1,107
Services		17,248		16,408
Taxes other than income taxes	9		2,627		2,899
Based on salaries and wages		128		116
Energy-related		1,556		1,301
Other		943		1,482
Personnel expenses	10		5,502		5,290
Salaries and wages		3,377		3,265
Social contributions		2,125		2,025
Depreciation, amortization and provisions			3,592		3,673
Depreciation and amortization on fixed assets	11	1,979		1,861
Provisions for depreciation on fixed assets	12	13		47
Provisions for depreciation on current assets	12	162		159
Provisions for risks and expenses	12	1,438		1,606
Other operating expenses	13		1,108		1,008
II – TOTAL OPERATING EXPENSES			44,249		43,026
Operating profit (I - II)			3,693		3,926
Joint operations
III – Profit assigned or loss transferred			9		1
IV – Loss charged or profit transferred			3		6
Financial income
Income from investments			1,710		715
Income from other securities and receivables related to fixed assets			358		814
Interest and similar income			30		1,992
Reversals of provisions and transfers of charges			925		2,484
Foreign exchange gains			2,755		4,223
Net income on sales of marketable securities			59		113
V – TOTAL FINANCIAL INCOME			5,837		10,341

●● Income statements (continued)

(in millions of Euros)	Notes	2010	2009
Financial amortization and provisions		3,102	2,371
Interest and similar expenses		1,827	3,769
Foreign exchange losses		2,697	4,058
Net charges on sales of marketable securities		12	70
VI - TOTAL FINANCIAL EXPENSES		7,638	10,268
Financial result (V - VI)	14	(1,801)	73
Profit or loss before income taxes and exceptional items (I - II + III - IV + V - VI)		1,898	3,994
Exceptional income on capital transactions		538	1,668
Reversals of depreciation, amortization and provisions and transfers of charges		568	641
VII – TOTAL EXCEPTIONAL INCOME		1,106	2,309
Exceptional charges on capital transactions:		505	979
- Book values of real estate and financial assets sold		502	808
- Other		3	171
Exceptional depreciation, amortization and provisions:		347	343
- Allocation to tax regulated reserves		189	186
- Depreciation, amortization and provisions		158	157
VIII – TOTAL EXCEPTIONAL EXPENSES		852	1,322
Exceptional result (VII-VIII)	15	254	987
IX – INCOME TAXES	16	660	401
Total Income (I + III + V + VII)		54,894	59,603
Total Expenses (II + IV + VI + VIII + IX)		53,402	55,023
NET INCOME		1,492	4,580

(1) Production of goods for export in 2010: €5,392 million; production of services for export in 2010: €491 million.

●● Balance sheets

			12/31/2010		12/31/2009
ASSETS (in millions of Euros)	Notes	Gross values	Depreciation or provisions	Net values	Net values
Intangible assets	17, 18	1,018	253	765	708
Land		111	4	107	119
Buildings		9,084	5,939	3,145	3,137
Technical installations, plant and machinery, equipment and fixtures		56,812	38,607	18,205	18,002
Other tangible assets		1,066	710	356	305
Property, plant and equipment owned by EDF	17, 18	67,073	45,260	21,813	21,563
Land		37	-	37	36
Buildings		8,505	5,276	3,229	3,226
Technical installations, plant and machinery, equipment and fixtures		2,968	1,503	1,465	1,398
Other tangible assets		11	10	1	1
Property, plant and equipment operated under concession	17, 18	11,521	6,789	4,732	4,661
Work-in-progress		5,647	-	5,647	4,567
Advances		1,208	-	1,208	1,066
Tangible assets in progress	17	6,855	-	6,855	5,633
Intangible assets in progress	17	892	-	892	739
Investments and related receivables		51,135	928	50,207	45,581
Investment securities		13,192	341	12,851	11,224
Loans and other financial assets		4,409	-	4,409	9,207
Investments	19, 20, 23	68,736	1,269	67,467	66,012
TOTAL I – FIXED ASSETS		156,095	53,571	102,524	99,316
Raw materials		7,603	12	7,591	7,146
Other supplies		726	153	573	577
Work-in-progress and other		10	-	10	16
Inventories	22	8,339	165	8,174	7,739
Advances on orders	23	688	-	688	473
Trade receivables and related accounts		12,582	245	12,337	11,038
Other receivables		6,038	4	6,034	6,088
Trade and other receivables	23	18,620	249	18,371	17,126
Marketable securities	24, 25	10,016	2	10,014	5,261
Cash instruments	23	2,013	-	2,013	1,185
Cash and Cash equivalents	25	1,576	-	1,576	2,206
Prepaid expenses	23	483	-	483	565
Other current assets		14,088	2	14,086	9,217
TOTAL II – CURRENT ASSETS		41,735	416	41,319	34,555
Deferred charges (III)		282	-	282	129
Bond redemption premiums (IV)		256	43	213	165
Unrealized foreign exchange losses (V)	26	110	-	110	66
TOTAL ASSETS (I + II + III + IV + V)		198,478	54,030	144,448	134,231

EQUITY AND LIABILITIES (in millions of Euros)	Notes	12/31/2010	12/31/2009
Capital		924	924
Capital-related premiums
Share issue premium		7,033	7,033
Merger premium		25	25
Revaluation surplus
Special reserves – Law of December 28, 1959		713	631
Tax-regulated reserves – Law of December 29, 1976		16	16
Other reserves		3,000
Legal reserves		92	91
Retained earnings		4,917	5,450
Profit or loss for the financial year		1,492	4,580
Interim dividend		(1,054)	(1,002)
Investment subsidies		127	86
Tax-regulated provisions
Provisions related to depreciable fixed assets (Law of December 30, 1977)		15	17
Excess depreciation		6,719	6,910
Equity	27	24,019	24,761
Special concession accounts	28	1,909	1,967
TOTAL I – EQUITY AND CONCESSION ACCOUNTS		25,928	26,728
Provisions for risks	29	349	294
Provisions for expenses
Renewal of facilities operated under concession		230	219
Back-end nuclear cycle	30	15,360	15,030
Decommissioning and last cores	30	13,419	12,958
Employee benefits	31	10,267	9,695
Other expenses	32	749	1,347
TOTAL II – PROVISIONS FOR RISKS AND EXPENSES		40,374	39,543
Bonds and borrowings		37,859	32,902
Advances received on consumption		134	149
Other debts		1,385	1,324
Financial liabilities	33, 34	39,378	34,375
Advances and payments on account received	33	4,873	4,281
Trade payables and related accounts		8,958	9,645
Tax and social security debts payable		5,335	5,041
Debts related to fixed assets and related accounts		1,423	1,498
Other liabilities		11,497	8,221
Operating, investment and other liabilities	33	27,213	24,405
Cash instruments	33	1,259	1,314
Deferred income	33	5,244	3,400
TOTAL III – LIABILITIES		77,967	67,775
Unrealized foreign exchange gains (IV)	26	179	185
TOTAL EQUITY AND LIABILITIES (I + II + III + IV)		144,448	134,231

●● Cash flow statements

(in millions of Euros)		12/31/2010	12/31/2009
Operating activities
Profit/(loss) before income tax		2,152	4,981
Amortization, depreciation and provisions		2,747	(522)
Capital (gains)/losses		(31)	(649)
Financial (income) and expenses		(329)	83
Changes in working capital		137	(726)
Cash flows from operations		4,676	3,167
Net financial expenses, including dividends received		589	196
Income taxes paid		(1,128)	573
Net cash flow from operating activities	(A)	4,137	3,936
Investing activites
Purchases of property, plant and equipment and intangible assets		(3,939)	(3,529)
Sales of property, plant and equipment and intangible assets		49	55
Changes in financial assets		(6,311)	(10,994)
Net cash flows used in investing activities	(B)	(10,201)	(14,468)
Financing activities
Issuance of borrowings and underwriting agreements		7,978	25,570
Repayment of borrowings and underwriting agreements		(3,256)	(13,369)
Dividends paid		(2,163)	(1,228)
Increase in special concession accounts		16	13
Investment subsidies		40	41
Net cash flows from financing activities	(C)	2,615	11,027
Net increase/(decrease) in cash and cash equivalents	(A)+(B)+(C)	(3,449)	495
Cash and cash equivalents – opening balance *		895	360
Effect of currency fluctuations		(8)	7
Financial income on cash and cash equivalents		41	33
CASH AND CASH EQUIVALENTS – CLOSING BALANCE *		(2,521)	895

*

“Cash and cash equivalents – opening balance” and “Cash and cash equivalents – closing balance” do not include investment funds nor negotiable debt instruments maturing in more than three months. Details of the variation in cash and cash equivalents are presented in Note 25.

Note 1	Accounting principles and methods	450
1.1	Accounting policies	450
1.2	Management estimates	450
1.3	Sales	450
1.4	Intangible assets	451
1.5	Property, plant and equipment	451
1.6	Long-term asset impairment	452
1.7	Investments	452
1.8	Inventories	453
1.9	Accounts receivable and marketable securities	454
1.10	Deferred charges	454
1.11	Translation of receivables and payables in foreign currencies	454
1.12	Tax regulated provisions	455
1.13	Special concession accounts	455
1.14	Provisions for risks and expenses	456
1.15	Provisions and obligations for employee benefits	457
1.16	Derivatives	458
1.17	Commodity contracts	459
1.18	Free shares	459
Note 2	Regulatory events in 2010 with an impact on the financial statements	459
2.1	Hydropower concessions	459
2.2	Application of the law of November 9, 2010 raising the retirement age	459
2.3	“NOME” Law on the new electricity market organization in France	460
2.4	Prolongation of the transition tariff system (TaRTAM)	460
2.5	CSPE	460
Note 3	Significant events and transactions in 2010	461
3.1	Bond issues	461
3.2	Cancellation of the European Commission’s decision of December 16, 2003	461
3.3	Exeltium	461
3.4	10-year extension for a reactor at the Tricastin plant	461
3.5	Allocation of RTE EDF Transport shares to the dedicated asset portfolio	462
Note 4	Sales	462
Note 5	Operating subsidies	462
Note 6	Reversals of provisions, amortization and depreciation	463
Note 7	Other operating income	463
Note 8	Purchases and other external expenses	463
Note 9	Taxes other than income taxes	464
Note 10	Personnel expenses	464

Note 11	Depreciation and amortization	465
Note 12	Provisions	465
Note 13	Other operating expenses	465
Note 14	Financial result	466
Note 15	Exceptional result	466
Note 16	Income taxes	467
16.1	Tax group	467
16.2	Income tax payable	467
16.3	Deferred taxes	468
Note 17	Gross values of intangible and tangible fixed assets	469
Note 18	Depreciation, amortization and provisions on intangible and tangible fixed assets	470
Note 19	Dedicated assets	470
19.1	Regulations	470
19.2	Portfolio contents and measurement	471
Note 20	Investments	472
20.1	Movements in investments	472
20.2	Subsidiaries and investments of at least 50% of capital	473
20.3	Investments under 50% of capital	474
20.4	Investment securities portfolio	474
20.5	Variation in treasury shares	474
Note 21	Related companies	475
21.1	Relations with subsidiaries	475
21.2	Relations with the French State and state-owned entities	475
Note 22	Inventories	476
Note 23	Receivables and prepaid expenses	477
Note 24	Marketable securities	477
Note 25	Variation in cash and cash equivalents reported in the cash flow statement	478
Note 26	Unrealized foreign exchange gains and losses	478
Note 27	Changes in equity	479
Note 28	Special concession accounts	480
Note 29	Provisions for risks and contingent liabilities	480
Note 30	Provisions for back-end nuclear cycle and decommissioning	481
30.1	Provisions for back-end nuclear cycle	481
30.2	Provisions for decommissioning and last cores	482
30.3	Discount rate used to calculate provisions	484

Note 31	Provisions for employee benefits	485
31.1	Provisions for post-employment benefits	485
31.2	Provisions for other long-term benefits for active employees	485
31.3	Actuarial assumptions	486
31.4	Changes in the discounted value of the obligation and fund assets	486
Note 32	Provisions for other expenses	487
Note 33	Financial and operating liabilities	488
Note 34	Financial liabilities	489
34.1	Breakdown of loans by currency, before and after hedging swaps	490
34.2	Breakdown of loans by type of interest rate before and after hedging swaps	490
Note 35	Financial instruments	491
35.1	Impacts of financial instrument transactions on net income	492
35.2	Fair value of derivative financial instruments	492
Note 36	Off-balance sheet commitments	493
36.1	Off-balance sheet commitments given	493
36.2	Off-balance sheet commitments received	495
36.3	Other types of commitments	495
Note 37	Environment	496
37.1	Greenhouse gas emission quotas	496
37.2	Energy savings certificates	496
37.3	Carbon Fund	497
Note 38	Management compensation	497
Note 39	Subsequent events	497

●● Notes to the financial statements

Électricité de France SA (EDF), the parent company of the EDF group, is an electricity and gas generation and supply operator. EDF also covers all the business activities of Island Energy Systems, IES (located in Corsica and France’s overseas departments).

Note 1 - Accounting principles and methods

1.1 ●● Accounting policies

EDF’s annual financial statements are prepared in accordance with the accounting principles and methods defined by the French national chart of accounts, as presented by CRC (French accounting committee) regulation 99-03 of April 29, 1999 with additions in subsequent regulations.

1.2 ●● Management estimates

The preparation of the financial statements requires the use of judgments, best estimates and assumptions in determining the value of assets and liabilities, income and expenses recorded for the period, and positive and negative contingencies at year-end. The figures in future financial statements may differ from current estimates due to changes in these assumptions or economic conditions.

The principal sensitive accounting methods involving use of estimates and judgments concern measurement of nuclear provisions, pensions, other long-term and post-employment benefit obligations, quantities of energy delivered but not yet measured or billed, and estimation of the provision for the transition tariff system (TaRTAM – Tarif réglementé transitoire d’ajustement du marché).

1.3 ●● Sales

Sales essentially comprise income from the sale of energy and services, which mainly include services for delivery through the energy distribution network purchased from the subsidiary ERDF and reinvoiced to end-customers.

EDF accounts for sales when:

•	a contract exists;
•	delivery has taken place (or the service provided);
•	a quantifiable price has been established or can be determined;
•	and the receivables are likely to be recovered.

Delivery takes place when the risks and benefits associated with ownership are transferred to the buyer.

The quantities of energy delivered to EDF customers but not yet measured or billed at the end of the period are calculated based on the quantities used by the sites of the EDF balance responsible entities less the quantities billed, after losses measured by a statistical method presented to the Commission de Régulation de l’Énergie (CRE), the French Energy Regulator. These quantities are valued using an average price determined by reference to energy invoiced in the previous month.

Sales of goods and revenues on services not completed at the balance sheet date are valued by reference to the stage of completion at the balance sheet date.

Sales of energy to EDF Trading, the Group’s trading company, are recorded at their contractually stipulated amount.

1.4 ●● Intangible assets

Intangible assets mainly consist of software, concession rights, licenses, trademarks and similar rights, operating rights, development costs, storage capacity reservation costs, and greenhouse gas emission quotas.

Development costs are recognized as an intangible asset if EDF can demonstrate:

•	the technical feasibility of making the intangible asset ready for commissioning or sale;
•	its intention to complete the intangible asset and use or sell it;
•	its ability to use or sell the intangible asset;
•	how the intangible asset will generate likely future economic benefits;
•	the availability of the appropriate resources (technical, financial or other) to complete development and use or sell the intangible asset;
•	its ability to provide a reliable estimate of expenses attributable to the intangible asset during its development.

Research expenses are recognized as expenses in the financial period incurred.

In application of ruling 2004-330 of April 14, 2004, since January 1, 2005 the French State has attributed energy operators a fixed quantity of quotas representing one tonne of carbon dioxide equivalent each for a specified period under the National Allocation Plan.

In compliance with the CNC (French National Accounting Council) opinion 2004-C issued on March 23, 2004, greenhouse gas emission quotas are recorded as intangible assets at their market value at the date of registration in the SERINGAS register managed by the Caisse des Dépôts et Consignations, with an offsetting entry under “Other liabilities”.

Intangible assets other than greenhouse gas emission quotas are amortized on a straight-line basis over their useful lives regardless of whether they are generated in-house or purchased.

1.5 ●● Property, plant and equipment

Property, plant and equipment are recorded at acquisition or production cost or at their revalued amount where applicable, less accumulated depreciation and provisions:

•	cost corresponds to acquisition or production cost (including external costs as well as costs incurred directly by EDF);
•

the revaluations were performed in accordance with French legislation (law of December 28, 1959 for fixed assets put into service before January 1, 1960 and specific legislation issued for those put into service before January 1, 1977).

The cost of facilities developed in-house includes all labor and materials costs, and all other production costs attributable to the construction cost of the asset.

In application of CRC regulation 2000-06 on liabilities, confirmed by Emergency Committee regulation 2005-H, certain assets have been recognized in connection with provisions for liabilities related to decommissioning of nuclear and fossil-fired power plants and the provision for last cores.

At the date of commissioning, these assets are carried in property, plant and equipment, and are measured and recorded in the same way as the corresponding provision.

They are depreciated in the same way and over the same useful life as the relevant facility.

No asset was recognized when the associated facility had been totally depreciated.

Pre-operating expenses and borrowing costs incurred to finance installations are recognized as expenses.

EDF’s property, plant and equipment comprise both assets owned by EDF and assets operated under concession.

1.5.1 Property, plant and equipment owned by EDF

Most of the property, plant and equipment owned by EDF concern nuclear facilities.

The following components are included in the balance sheet value of nuclear power plants currently in service:

•	the discounted cost of decommissioning the facilities;
•

the discounted cost of last core nuclear fuel, including depreciation of residual reactor fuel that will not be fully irradiated when production shuts down, the cost of nuclear fuel reprocessing and the cost of removing and storing waste from these operations.

Strategic safety spare parts for nuclear facilities are treated as property, plant and equipment, and depreciated over the residual useful life of the last unit of the series to which they are assigned.

Impairment is booked in respect of certain temporarily closed down non-nuclear plants, when it is unlikely that they will ever be brought back into service.

1.5.2 Property, plant and equipment operated under concession

In France, EDF is the operator for two types of public service concessions:

•	public electricity distribution concessions licensed by local authorities (municipalities or syndicated municipalities);
•	hydropower concessions with the French State as grantor.

1.5.2.1 Public electricity distribution concessions

EDF is the concession operator for the island networks located in Corsica and France’s overseas departments.

The accounting treatment of concessions is based on the concession agreements, with particular reference to their special clauses. These agreements generally use standard concession rules deriving from the 1992 Framework Contract negotiated with the National Federation of Licensors and Local Utilities (Fédération Nationale des Collectivités Concédantes et Régies – FNCCR) and approved by the public authorities.

All assets used under concessions are reported in the balance sheet assets as property, plant and equipment operated under concession, regardless of their initial financing, with recognition of a liability corresponding to any assets supplied for nil consideration by concession grantors.

These items of property, plant and equipment are stated at cost less accumulated depreciation, and amortized on a straight-line basis over the estimated useful life.

1.5.2.2 Hydropower concessions

Hydropower concessions follow standard rules approved by decree.

Assets attributed to the hydropower concessions comprise hydropower generation equipment (dams, pipes, turbines, etc.) and, in the case of recently-renewed concessions, also include electricity generation and switching facilities (alternators, etc.).

The concession assets are recorded under property, plant and equipment operated under concession. These items of property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated over their useful life, which is generally identical to the term of the concession.

Additional depreciation is booked in complement to industrial depreciation for assets operated under concession that are to be returned for nil consideration at the end of the concession but whose useful life extends beyond the concession term.

1.5.3 Depreciation

Property, plant and equipment are depreciated on a straight-line basis.

The estimated useful lives used to determine industrial depreciation for the principal facilities are the following:

• Hydroelectric dams	75 years
• Electromechanical equipment used in hydropower plants	50 years
• Fossil-fired power plants	30 to 45 years
• Nuclear power plants	40 years
• Distribution installations (lines, substations)	20 to 45 years

1.6 ●● Long-term asset impairment

At the year-end and at each interim reporting date, EDF assesses whether there is any indication that an asset could have been significantly impaired. If so, an impairment test is carried out as follows:

•

EDF measures any long-term asset impairment by comparing the carrying value of these assets, classified into cash-generating units where necessary, and their recoverable amount, usually determined using the discounted future cash flow method;

•	the discount rates used for these purposes are based on the weighted average cost of capital for each asset or group of assets concerned;
•	future cash flows are based on medium-term plan projections.

This impairment test is based on business plans and assumptions approved by the management.

1.7 ●● Investments

1.7.1 Investments

Investments are carried at cost, except for certain investments acquired before January 1, 1977 which were revalued, replacing the original cost by the fair value at the end of 1976 if the fair value was higher.

Gains and losses on sales of investments are valued using the FIFO (first in first out) method.

In accordance with the Emergency Committee opinion 2007C of June 15, 2007, transfer duties, fees and commissions and legal fees related to acquisitions of investments are included in the cost of acquisition of the asset. This concerns shares governed by article 39.1.5 of the French Tax Code. Expenses of this type relating to other shares are included in expenses. Tax-regulated amortization of acquisition costs is recorded in an excess depreciation account.

When the book value of investments is higher than their value in use, a provision is recorded to cover the difference.

The value in use of listed securities in non-consolidated entities is based on stock market price.

For unlisted and listed securities in companies included in the EDF group consolidation, the value in use is determined by reference to equity or net adjusted consolidated assets, taking into account expert valuation information and information that has become known since the previous year-end when necessary.

1.7.2 Investment securities

EDF has set up two investment portfolios:

•

the first comprises dedicated financial assets intended to finance the end of nuclear cycle operations, for which provisions have been accrued. These assets are managed separately from other financial assets and investments in view of their specific objective, and comprise bonds, equities, collective investment funds and “reserved” funds built up by EDF solely for its own use;

•	the second comprises securities acquired to generate a satisfactory return on investment in the medium to long term, without participating in the management of the companies concerned.

Investment securities also include treasury shares that cover obligations relating to debt instruments providing access to the company’s capital, acquired under a liquidity contract with an investment services company or through an external operation or capital reduction, in application of CNC Emergency Committee opinion 98-D of December 17, 1988.

Shares are recorded at acquisition cost. In compliance with CRC regulation 99-03 and CNC Emergency Committee opinion 2005-J of December 6, 2005, transfer duties, professional fees, commissions, legal expenses and purchasing costs are all charged to expenses, under the option used for other investments and non-consolidated investments.

The investment portfolios (shares and bonds) are recorded at acquisition cost. If the carrying amount of a security is lower than the book value, the unrealized capital loss is fully provisioned without being netted against potential gains on other securities. The carrying amount of listed securities is assessed individually, taking the stock market price into account. For unlisted securities, the carrying amount is also assessed individually, mainly in consideration of the growth prospects of the companies concerned and their share prices.

1.7.3 Other financial assets

As part of Group activities, EDF grants short-term loans in foreign currencies to its subsidiaries. In order to reduce exposure to foreign exchange risks, the Group mainly finances these loans by short-term commercial paper issues in foreign currencies and in Euros, together with the use of currency hedging derivatives.

1.8 ●● Inventories

The initial cost of inventories includes the direct material costs (including the effect of hedging), labor costs and overheads incurred to bring the inventories to their current condition and location. They are subsequently measured at weighted average cost.

1.8.1 Nuclear fuel and materials

Inventory accounts include:

•	nuclear materials, whatever their form during the fuel production cycle;
•	and fuel components in the warehouse or in the reactor.

The stated value of nuclear fuel and materials and work-in-progress is determined based on direct processing costs including materials, labor and subcontracted services (e.g. fluoration, enrichment, production, etc.).

In keeping with the notion of “loaded fuel” as defined in the decision of March 21, 2007, the cost of inventories for fuel in reactors but not yet irradiated includes expenses for spent fuel management and long-term radioactive waste management. The corresponding amounts are taken into account in the relevant provisions.

Interest expenses incurred in financing inventories of nuclear fuels are charged to expenses for the period.

EDF does not value the uranium obtained from processed fuel, due to uncertainty over its future use.

Withdrawals from nuclear fuel inventories are valued using the weighted average cost method, applied to each component (natural uranium, fluoration, enrichment, fuel assembly production).

Nuclear fuel consumption is determined for each component based on forecasts of quantities used per kWh produced. At the end of each campaign, a physical inventory is carried out based on neutronic measurements and the inventories are corrected accordingly.

1.8.2 Other fuels

Inventories of other fuels consist of fossil materials required for operation of the fossil-fired plants.

These inventories are measured using the weighted average cost method, applied to each component.

1.8.3 Operating materials and equipment

These inventories are measured at weighted average cost. Direct and indirect purchasing costs are included in the initial cost.

Provisions concerning spare parts supplied under a maintenance program are based on the turnover of these parts and the useful lives of generation units.

Safety spare parts used for nuclear power plants that require specific delivery times, production specifications and utilization are included in property, plant and equipment.

1.8.4 Gas held for trading

Inventories are valued at weighted average cost including direct and indirect purchasing costs, principally transmission costs.

Impairment of these inventories is determined based on the net realizable value, i.e. the future sale price.

1.9 ●● Accounts receivable and marketable securities

1.9.1 Trade receivables

Trade receivables are stated at nominal value.

Trade and other receivables also include revenue based on an estimate of energy delivered and measured but not yet billed, and energy delivered and not yet measured or billed.

A provision is recorded to cover the future cost of energy not yet measured or billed.

A provision is recorded when the carrying amount, based on the probability of recovery, assessed statistically or on a case-by-case basis depending on the type of receivable, is lower than book value. The risk associated with doubtful receivables is evaluated individually.

1.9.2 Marketable securities

Marketable securities are initially recorded as assets at acquisition cost, and restated at their value in use at year-end.

For listed securities, the value in use is equal to the year-end stock market price. For unlisted securities, the value in use is the probable trading value taking the company’s growth prospects into consideration.

A provision is recorded to fully cover any unrealized losses, without netting against unrealized gains.

Gains and losses on sales of marketable securities are valued using the FIFO (first in first out) method.

Treasury shares purchased for attribution to employees under a specified plan are also classified as marketable securities. From the date of application of CNC opinion 2008-17 of November 6, 2008 impairment based on market price is no longer recognized in respect of treasury shares.

1.10 ●● Deferred charges

Bond redemption premiums are amortized on a straight-line basis over the term of the related bond (or each tranche of the bond to maturity in the case of serial bonds).

Commissions and external costs paid by EDF upon issuance of borrowings are spread on a straight-line basis over the term of the related instruments.

1.11 ● ● Translation of receivables and payables in foreign currencies

Foreign currency receivables and payables are translated into Euros at the year-end exchange rates. The resulting translation differences are recorded in the balance sheet in other receivables and other liabilities under “Unrealized foreign exchange gains” and “Unrealized foreign exchange losses”.

Provisions are recorded to cover all unrealized exchange losses on foreign currency borrowings not hedged for exchange risks. Unrealized gains are not included in the income statement.

Translation differences with respect to swaps hedging foreign currency borrowings are recorded under “Unrealized foreign exchange gains” and “Unrealized foreign exchange losses” as an offsetting entry to “Cash Instruments”.

1.12 ●● Tax regulated provisions

The following items are recorded under this heading:

•	excess depreciation on generation, transmission and distribution facilities computed using the declining-balance method;
•	accelerated depreciation on the chimney sulfur removal facilities of fossil- fired plants;
•	excess depreciation on software developed in-house by the Company.

1.13 ●● Special concession accounts

These liabilities relate mostly to public electricity distribution concessions for the Island Energy Systems (IES), and hydropower concessions.

Recognition of special IES public distribution concession liabilities

These liabilities represent the contractual obligations specific to the concession rules, as reported annually to the grantor:

•

rights in existing assets: these correspond to the grantor’s right to recover all assets for nil consideration. This right comprises the value in kind of the facilities – the net book value of assets operated under concession

–	less any as yet unamortized financing provided by the operator;
•

rights in assets to be replaced: these correspond to the operator’s obligation to contribute to the financing of assets due for replacement. These non-financial liabilities are recorded under the following headings:

–	depreciation recorded on the portion of assets financed by the grantor,
–

provision for renewal, generally based on the difference between the replacement value at year-end and the historical value of the assets, concerning only assets due for renewal before the end of the concession; the annual allocations to the provision correspond to the difference between the replacement value as remeasured at each year-end, and the historical value, less any existing provisions. The net amount is spread over the residual useful life of the assets. This provision is included in provisions for expenses.

When assets are replaced, the provision and amortization of the grantor’s financing recorded in respect of the replaced item are eliminated and transferred to the rights in existing assets, since they are considered as the grantor’s financing for the new asset. Any excess provision is taken to income.

During the concession, the grantor’s rights in assets to be replaced are thus transferred upon the asset’s renewal to become the grantor’s rights in existing assets, with no outflow of cash to the benefit of the grantor.

The valuation of concession liabilities is subject to uncertainty in terms of cost and disbursement dates.

Recognition of special Hydropower concession liabilities

These liabilities comprise:

•	the value of assets remitted for nil consideration and contributions received;
•	differences arising from revaluations in accordance with French legislation for fixed assets put into service before January 1, 1959 and before January 1, 1977;
•

and since January 1, 2009 (when implementation decree 2008-1009 of September 26, 2008 came into force) additional depreciation booked for facilities that are to be returned for nil consideration at the end of the concession but whose useful life extends beyond the concession term. This additional depreciation is based on the share of the assets’ net book value at the end of the concession financed by the concession operator.

Following the changes made to the accounting treatment of Hydropower concessions at January 1, 2009, the 1959 revaluation reserve is transferred to equity when the assets concerned are retired.

The net revaluation reserve generated by the 1976 revaluation is taken to income over the residual useful life of the assets concerned.

The value of assets remitted for nil consideration and contributions received are transferred to the income statement over their useful lives.

1.14 ●● Provisions for risks and expenses

EDF recognizes provisions for risks and expenses if the following three conditions are met:

•	EDF has a present obligation (legal or constructive) towards a third party that arises from a past event prior to the closing date;
•	it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation;
•	the value of the obligation can be estimated reliably.

Provisions are determined based on EDF’s estimate of the expected cost necessary to settle the obligation. Estimates are based on management data from the information system, assumptions adopted by EDF, and if necessary experience of similar transactions, or in some cases based on independent expert reports or contractor quotes. The various assumptions are reviewed for each closing of the accounts.

The company records any changes in estimates on long-term provisions as required by CRC regulation 2000-06 and Emergency Committee regulation 2005-H.

The proceeds from expected asset disposals are not taken into account in calculating provisions, even if these disposals are closely linked to events which gave rise to the provisions.

If it is anticipated that all or part of the expenses necessary to settle an obligation covered by a provision will be reimbursed, the reimbursement is recognized under receivables if and only if the company is virtually certain of receiving it.

It may very rarely happen that a provision cannot be booked due to lack of a reliable estimate. In such cases, the obligation is mentioned in the notes as a contingent liability, unless there is little likelihood of an outflow of resources. Contingent assets and liabilities are not recorded.

The provisions for risks and expenses mainly cover the following:

•	unrealized foreign exchange losses;
•	the future cost related to energy not yet measured or billed;
•	future losses relating to multi-year agreements for the purchase and sale of electricity or gas:
–	losses on energy purchase agreements are measured by comparing the acquisition cost under the contractual terms with the forecast price of electricity on the European market,
–

losses on electricity sale agreements are measured by comparing the estimated income under the contractual terms with the cost of generating the energy to be supplied, based on the cost of nuclear power generation,

–	losses on gas sale agreements are measured by comparing the estimated income under the contractual terms with the cost of supplying the energy;
•	costs of renewal of facilities operated under distribution concessions;
•

back-end nuclear cycle expenses: provisions for spent fuel management and for the long-term radioactive waste management are booked for all fuels. This provision concerns all fuel in reactors, regardless of the extent of irradiation; it also covers management expenses for radioactive waste resulting from decommissioning of nuclear plants;

•	costs of decommissioning power plants and the costs relating to fuel in the reactor when the reactor is shut down (provision for last cores);
•	costs of 10-year inspections of nuclear and fossil-fired power plants.

Provisions to cover back-end nuclear cycle expenses, expenses related to the decommissioning of power plants and last cores and future losses relating to multi-year energy purchase and sale agreements are estimated based on future discounted outflows, using rates that represent the best estimate of a long-term yield on bond markets.

The rate of inflation and the discount rate are based on economic parameters specific to France.

The discount effect generated at each closing to reflect the passage of time is included in financial expenses.

A change in provisions resulting from a change in discount rates, a change in the disbursement schedule or a change in contractor’s estimate would be recorded:

•	as a change in the corresponding assets if the provision was initially covered by balance sheet assets;
•	in the income statement in all other cases.

1.15 ●● Provisions and obligations for employee benefits

EDF’s employees are entitled to benefits both during and after their employment, in accordance with the statutory regulations for companies in the electricity and gas sector (IEG) in France.

1.15.1 Calculation and recognition of employee benefits

In application of the CNC Emergency Committee opinion 2000-A issued on July 6, 2000 and article 355.1 paragraph 2 of the General Chart of Accounts, EDF opted for recognition of post-employment benefits granted to personnel as of January 1, 2005.

The actuarial value of obligations under defined-benefit plans is calculated by the projected unit credit method, which determines the present value of entitlements earned by employees at year-end to pensions, post-employment benefits and long-term benefits, taking into consideration each country’s specific economic conditions and expected wage increases.

In calculating pensions and other post-employment benefit obligations, this method takes the following factors into consideration, in compliance with CNC recommendation 2003-R01:

•

career-end salary levels, with reference to employee seniority, projected salary levels at the time of retirement based on the expected effects of career advancement, and estimated trends in pension levels;

•

retirement age, determined on the basis of the applicable provisions (such as years of service and number of children, taking into account the prolongation of the employee contribution period to qualify for a full pension);

•	forecast numbers of pensioners, determined based on the employee turnover rate and mortality data;
•	reversion pensions, taking into account both the life expectancy of the employee and his/her spouse and the marriage rate observed for the population of employees in the electricity and gas sector;
•	a discount rate based on the year-end yield on high-quality corporate bonds with a similar duration to EDF’s benefit obligations.

The provision takes into account the value of the assets that fund pension obligations, which are deducted from the value of the obligation as determined above.

Any actuarial gain or loss on pensions and post-employment benefit obligations in excess of 10% (the “corridor”) of the obligations or fund assets, whichever is the highest, are recognized in the income statement progressively over the average residual working life of the company’s employees.

For other long-term benefits, any actuarial variance and the entire past service cost are directly included in the provision, without application of the “corridor” rule.

The expense booked for employee benefit obligations includes:

•	the cost of additional vested benefits, and the financial discount cost on existing benefits;
•	the income corresponding to the expected return on plan assets;
•	the income or expenses resulting from amortization of actuarial gains or losses;
•	the income or expenses resulting from changes in benefit systems or introduction of new systems.

Entitlements earned during the year are added to the provision and discounting costs are included in financial expenses.

1.15.2 Pension and post-employment benefit obligations

Following the financing reform for the special IEG pension system introduced in 2004 with effect from January 1, 2005, provisions recorded for the special pension system correspond to the specific benefits of employees, i.e. benefits not covered by the standard benefit systems.

The provision for pensions thus covers:

•	specific benefits of employees in the deregulated or competitive activities;
•	specific benefits earned by employees from January 1, 2005 for the regulated activities (distribution) (past benefits were financed by the CTA levy – Contribution Tarifaire d’Acheminement);
•	specific benefits of employees benefiting from early retirement before the standard legal retirement age.

The valuation also includes CNIEG management expenses payable by EDF for the administration and payment of retired employees’ pensions by the CNIEG.

In addition to pensions, other benefits are granted to IEG status employees not currently in active service, as detailed below:

•

benefits in kind (electricity/gas): article 28 of the IEG national statutes entitles all employees (active or inactive) to benefits in kind in the form of supplies of electricity or gas at the preferential “employee price”. EDF’s obligation for supplies of energy to EDF and GDF SUEZ employees corresponds to the probable present value of kWhs supplied to beneficiaries during their retirement, valued on the basis of the unit cost, taking into account the payment received under the energy exchange agreement with GDF SUEZ;

•

retirement gratuities: retirement gratuities are paid upon retirement to employees due to receive the statutory old-age pension, or to their dependants if the employee dies before reaching retirement. These obligations are almost totally covered by an insurance policy;

•

bereavement benefit: the bereavement benefit is paid out upon the death of an inactive or handicapped employee, in order to provide financial assistance for the expenses incurred at such a time (Article 26

– § 5 of the National Statutes). It is paid to the deceased’s principal dependants (statutory indemnity equal to two months’ pension) or to a third party that has paid funeral costs (discretionary indemnity equal to the costs incurred);

•

bonus pre-retirement paid leave: all employees eligible to benefit immediately from the statutory old-age pension and aged at least 55 at their retirement date are entitled to 18 days of bonus paid leave during the last twelve months of their employment;

•	other benefits: other benefits include study grants, additional retirement indemnities, time banking for pre-retirement leave, and pensions for personnel seconded to non-IEG companies.

1.15.3 Other long-term benefit obligations

These benefits concern employees currently in service, and include:

•

annuities following industrial accident, work-related illness or invalidity; like their counterparts in the general national system, IEG employees are entitled to financial support in the event of industrial accident or work- related illness, and invalidity annuities and benefits. The obligation is measured as the probable present value of future benefits payable to current beneficiaries, including any possible reversions;

•	long-service awards;
•	specific benefits for employees who have been in contact with asbestos.

1.16 ●● Derivatives

1.16.1 Short-term foreign exchange rate derivatives

Short-term foreign exchange rate derivatives comprise:

•	currency options;
•	currency swaps;
•	and forward currency contracts.

Gains and losses on instruments designated as hedges are recorded in the income statement symmetrically to the income and expenses recognized in respect of the hedged item.

This treatment applies to currency swaps used to hedge fuel supplies contracted in foreign currencies.

The treatment for instruments not qualifying as hedges is as follows:

•	derivatives traded on organized or similar markets are stated at fair value at the year-end. The unrealized foreign exchange gain or loss is recorded in the financial result;
•	for derivatives traded over the counter, a provision is recorded for unrealized losses and unrealized gains are not recognized;
•	premiums paid or received on currency options are recognized in income at settlement.

Instruments outstanding at the year-end are included in off balance sheet commitments at the nominal value of the contracts.

1.16.2 Long-term interest rate and foreign exchange rate derivatives

One of the main objectives of exchange rate and interest rate risk management is to minimize their impact on equity and net income. For exchange rate risks, debts are as far as possible entered into in the local currency of the entity (parent company or subsidiary). If a transaction is undertaken in a different currency, a hedging policy (matching assets and liabilities) is set up wherever possible.

Long-term instruments consist of interest rate swaps and currency swaps.

Derivatives used in a hedging relationship are taken into account to adjust the foreign exchange result and interest expenses on a debt. If the exchange rate risk is totally hedged, no provision is recorded. If the risk is only partly hedged, a provision equivalent to the total unhedged unrealized exchange loss is recorded.

If no hedging relationship exists:

•	derivatives traded on organized or similar markets are stated at fair value at the year-end. The unrealized foreign exchange gains and losses are recorded in the financial result;
•	for derivatives traded over the counter, a provision is established for unrealized losses and unrealized gains are not recognized.

Instruments outstanding at the year-end are included in off balance sheet commitments at the nominal value of the contracts.

1.17 ●● Commodity contracts

Forward financial instruments on commodities are traded for hedging purposes. Gains and losses on these operations are included in sales or in the cost of energy purchases, depending on the nature of the hedged item.

1.18 ●● Free shares

For the attribution of free shares to employees, a provision is established in respect of the obligation to deliver the shares, taking into consideration the services rendered by the employee. The value of such a provision would be based on:

•	estimates of the number of shares to be remitted to employees;
•	the acquisition price of shares already acquired, less any impairment recognized on those shares;
•	the market price of shares still to be acquired or the forward price plus the premium paid if the company has acquired purchase options for treasury shares.

This provision should be remeasured at each year-end prior to delivery of the shares, and reversed when the shares are remitted to employees.

Note 2 - Regulatory events in 2010 with an impact on the financial statements

2.1 ●● Hydropower concessions

On April 22, 2010 the French Ministry of Ecology, Energy, Sustainable Development and the Sea announced the list of hydroelectric concessions that are to be renewed by 2015. Ten concessions are concerned, comprising some fifty plants with a combined power output of 5,300 MW (4,350 MW of which are generated by EDF). Facilities along the same valley have been grouped together, so that a single operator will be responsible for running the plants and meeting the needs of all stakeholders. The outgoing operators concerned will receive indemnities to compensate for early termination of their concessions. As the amounts of these indemnities remain to be defined, no impact has been recognized in the financial statements at December 31, 2010.

2.2 ●● Application of the law of November 9, 2010 raising the retirement age

The law of November 9, 2010 changed the general French pension system. The official retirement age, the age for automatic qualification for a full pension, and the maximum age at which an employee must retire are all to be raised progressively by two years.

Since the special IEG pension system has been affiliated to the general pension system since 2004, raising the retirement age constitutes an amendment to the rights covered by the standard systems for EDF.

The law is transposed to the IEG sector through an amendment to the national personnel statutes, setting out the timetable for the progressive age increase for IEG entities, which will only take effect from 2017.

As the main measure in this pension reform concerns retirement age, which is one of the actuarial assumptions used to calculate the obligation, EDF has decided to consider this reform – and all measures recorded in 2010 in connection with the reform – as a change in actuarial assumptions.

2.3 ●● “NOME” Law on the New electricity market organization in France

The French “NOME” (Nouvelle Organisation du Marché de l’Électricité) law on the New electricity market organization was enacted on December 7, 2010 and published in France’s Official Gazette (Journal Officiel) on December 8. The implementation decrees are expected to be issued in 2011. This law is designed to introduce a new organization of the French electricity market, combining strong regulation with development of competition.

The NOME law introduces measures for regulated access to electricity from the existing nuclear fleet, open to all suppliers serving final customers in mainland France, and network operators purchasing power to cover network losses. EDF will thus sell up to 100 TWh a year (approximately 25%) of the electricity produced by its existing nuclear plants at a regulated price, the price for regulated access to historical nuclear energy (ARENH – Accès Régulé à l’Électricité Nucléaire Historique). This system will be effective for a 15-year period until December 31, 2025.

The law continues the regulated tariffs for residential and small business customers, but the regulated tariffs for large companies will be discontinued from December 31, 2015. The TaRTAM transition tariff system will terminate when the ARENH system comes into force.

The Local Electricity Taxes were replaced on January 1, 2011 by Taxes on Final Electricity Consumption (Taxes sur la Consommation Finale d’Électricité – TCFE). These new taxes are based on the quantity of electricity consumed, instead of being proportional to the amount of the electricity bill as previously.

The NOME law authorized EDF to defer the deadline for establishment of dedicated assets to finance nuclear plant decommissioning and back-end nuclear fuel expenses, set by the law of June 28, 2006, by 5 years. The deadline is thus postponed from mid-2011 to mid-2016.

2.4 ●● Prolongation of the transition tariff system (TaRTAM)

The law of December 7, 2006 introduced a transition tariff system (Tarif réglementé transitoire d’ajustement du marché or TaRTAM), applicable in mainland France to all end-users of electricity upon application. Suppliers who as a result of this system provide their customers with electricity at the transition tariff, although they were unable to generate or purchase the electricity supplied at a lower price, receive compensation for the difference between the cost of electricity supplied and the income from supply at the transition tariff. The law of August 4, 2008 on modernization of the economy extended this system to June 2010.

The law of June 7, 2010 prolonged the transition tariff for a further 6 months to December 31, 2010. The NOME law then prolonged it until the date of application of the ARENH, expected to be in 2011 once the required implementing decrees have been issued.

These successive prolongations are reflected in the financial statements at December 31, 2010 in an additional expense of €280 million corresponding to the compensation payable to electricity suppliers for the second half of 2010, and a provision of €121 million for 2011.

2.5 ●● CSPE

The Contribution to the Public Electricity Service (Contribution au service public de l’électricité or CSPE) is intended to compensate for certain public service charges assigned to EDF in particular. The CSPE is collected directly by EDF and other electricity suppliers from the end-user and has been set at €4.5/MWh since 2004, with a maximum of 7% of the tariff (€5.48/MWh).

France’s 2011 finance law abolished the limit of €5.48/MWh and stipulated that if the government does not issue a decision in response to the French energy regulator CRE’s proposal, the unit amount proposed by the CRE (€12.9/MWh for 2011) automatically applies at January 1 subject to a maximum annual increase of €3/MWh.

The CSPE was consequently raised to €7.5 MWh from January 1, 2011.

Note 3 - Significant events and transactions in 2010

The main events and transactions in 2010 with a definite or potential significant impact on the financial statements are as follows:

3.1 ●● Bond issues

EDF issued five long-term bonds in 2010 for French and international institutional investors, with a total value of €4.6 billion: one €1.5 billion Euro bond and four bonds in other currencies amounting to €3.1 billion.

On October 28, 2010 EDF also made a partial cash redemption offer for three bonds, finally redeeming more than 31% for a total underlying of €4.6 billion. EDF refinanced this operation on November 12 with a new bond issue comprising two tranches of €750 million each.

3.2 ●● Cancellation of the European Commission’s decision of December 16, 2003

During the first half of 2010, the European Commission lodged an appeal before the Court of Justice of the European Union against the court ruling that had led the French government to repay €1,224 million of income taxes on December 30, 2009, related to the utilized portion of provisions for renewal of French national grid facilities recorded under “grantor’s rights”.

3.3 ●● Exeltium

The EDF group and Exeltium (a consortium of electricity-intensive industrial operators) signed two amendments to the partnership agreement entered in 2008. As a result, on May 1, 2010 deliveries of electricity began to about a hundred industrial French sites, corresponding to approximately half of their entitlements under the agreement, which concerns total deliveries of approximately 310 TWh spread over 24 years.

In accordance with the agreement, Exeltium settled the first advance of €1.7 billion to EDF at the end of April 2010. This advance was recorded in deferred income.

3.4 ●● 10-year extension for a reactor at the Tricastin plant

In accordance with the law of June 2006 on transparency in nuclear safety, France’s Nuclear Safety Authority (Autorité de Sûreté Nucléaire) issued an opinion on November 4, 2010 on the report submitted by EDF six months after the end of the 10-year inspection of the Tricastin site.

This opinion authorized the plant’s first 900 MW unit to continue operation for a further ten years.

Reactor no. 1 at the Tricastin nuclear power plant thus became the first 900 MW reactor to pass the landmark of 30 years in operation.

3.5 ●● Allocation of RTE EDF Transport shares to the dedicated asset portfolio

Following the decree of December 29, 2010, EDF allocated 50% of the shares in RTE EDF Transport to its portfolio of dedicated assets. This operation was approved by the Board of Directors on December 14, 2010, and has received the required administrative authorizations. RTE EDF Transport remains wholly-owned by EDF.

The value of the shares allocated to dedicated assets is €2.3 billion at December 31, 2010. This value corresponds to the net consolidated value of 50% of the Group’s investment in RTE EDF Transport.

The allocation of 50% of RTE EDF Transport shares diversifies EDF’s dedicated asset portfolio while reducing its volatility, since infrastructure assets such as RTE EDF Transport have predictable profitability and low correlation with other categories of financial assets such as equities or bonds.

Note 4 - Sales

Sales are comprised of:

(in millions of Euros)	2010	2009
Sales of energy (1)	38,902	37,014
Sales of goods and services	2,004	1,881
SALES	40,906	38,895

(1)	Including a portion corresponding to transport in sales of electricity and gas.

Sales were up by 5.2 % from 2009, principally as the result of higher electricity sales in France, reflecting the regulated tariff increases of August 15, 2009 and August 15, 2010, and the rise in volumes sold due to the colder weather of 2010.

Note 5 - Operating subsidies

(in millions of Euros)	2010	2009
OPERATING SUBSIDIES	2,615	2,672

Operating subsidies mainly comprise the subsidy received or receivable by EDF in respect of the “Contribution to the Public Electricity Service” (CSPE) introduced by law 2003-8 of January 3, 2003. This contribution is payable by end-users and collected by network operators or electricity suppliers, which then pay it to the Caisse des Dépôts et Consignations. It is intended to offset the surplus costs resulting from purchase obligations, excess generation costs in zones not connected to the mainland network, and the costs of the basic necessity tariff (produit de première nécessité) and poverty and vulnerability action measures (dispositif pauvreté et précarité).

In the financial statements, this compensation results in recognition of income of €2,605 million for 2010 (€2,663 million for 2009).

Note 6 - Reversals of provisions, amortization and depreciation

(in millions of Euros)	2010	2009
Reversals of provisions for risks	110	124
Pensions and similar obligations	789	755
Renewal of property, plant and equipment operated under concession	2	1
Spent fuel management	599	725
Long-term radioactive waste management	157	140
Decommissioning of power plants	277	221
Last cores	10	-
Other provisions for expenses (1)	658	1,577
Reversals of provisions for expenses	2,492	3,419
Reversals of impairment	191	168
TOTAL	2,793	3,711

(1) Including a €501 million reversal in 2010 from the provision for the transition tariff system (TaRTAM) (€1,351 million in 2009).

Note 7 - Other operating income

(in millions of Euros)	2010	2009
OTHER OPERATING INCOME	659	897

Other operating income notably includes the greenhouse gas emission quotas allocated for the current year by the French State and used by EDF, in application of CNC Emergency Committee opinion 2004-C of March 23, 2004.

Note 8 - Purchases and other external expenses

(in millions of Euros)	2010	2009
Fuel purchases used	3,284	2,820
Energy purchases	9,892	9,821
Other purchases used	996	1,107
Services (1)	17,248	16,408
PURCHASES AND OTHER EXTERNAL EXPENSES	31,420	30,156

(1)

This item mainly consists of distribution network access fees invoiced by the subsidiary ERDF, which include the rise in the TURPE network access tariff (Tarif d’utilisation des réseaux publics de distribution d’électricité).

Note 9 - Taxes other than income taxes

(in millions of Euros)	2010	2009
Taxes on salaries and wages	128	116
Energy-related taxes (1) (2)	1,556	1,301
Business taxes (2)	-	909
Local Economic Contribution (2)	429	-
Property taxes (2)	336	268
Other taxes (2)	178	305
TAXES OTHER THAN INCOME TAXES	2,627	2,899

(1)	A net contribution of €561 million was booked in 2010 (€850 million in 2009) in connection with the transition tariff system (TaRTAM).
(2)	In 2010, business tax (taxe professionnelle) in France was replaced by the Local Economic Contribution (Contribution Économique Territoriale). This reform also involved the following measures:

•

introduction of a Standard Network Tax (Imposition Forfaitaire sur les Réseaux - IFER) which for EDF concerns energy generation facilities (nuclear, fossil-fired, windpower and hydropower), and transformers;

•	increase in taxes on Regulated Nuclear Installations;
•	increase in property taxes following elimination of the one-third reduction in the rental value of the nuclear plants.

As a result of all these new taxes and tax increases, the expense for 2010 was 5% higher than the business tax expense for 2009.

Note 10 - Personnel expenses

Personnel expenses

(in millions of Euros)	2010	2009
Salaries and wages	3,377	3,265
Social contributions	2,125	2,025
PERSONNEL EXPENSES	5,502	5,290

The increase in personnel expenses results primarily from changes in the workforce and the basic national salary.

Average workforce

	2010			2009
	IEG status	Other	Total	Total
Executives	23,271	295	23,566	22,190
Operational, supervisory and technical staff	36,512	302	36,814	37,648
AVERAGE WORKFORCE	59,783	597	60,380	59,837

Average workforce numbers are reported on a full-time equivalent basis.

Note 11 - Depreciation and amortization

(in millions of Euros)	2010	2009
Amortization of intangible assets	93	92
Depreciation on property, plant and equipment:
- owned by EDF	1,673	1,564
- operated under concession (1)	189	191
Total depreciation and amortization on fixed assets	1,955	1,847
Amortization of bond issuance expenses and other capitalized expenses	24	14
TOTAL	1,979	1,861

(1)	Depreciation concerns the hydropower concessions and public distribution concessions for the Island Energy Systems.

Note 12 - Provisions

(in millions of Euros)	2010	2009
Provisions for risks	117	76
Pensions and similar obligations	442	398
Renewal of assets operated under concession	19	19
Management of spent nuclear fuel	337	368
Long-term management of radioactive waste	-	17
Decommissioning of fossil-fired power plants	71	79
Other provisions for expenses (1)	452	649
Provisions for expenses	1,321	1,530
Provisions for depreciation	175	206
TOTAL	1,613	1,812

(1)	Including an allocation of €173 million to the provision for the transition tariff system (TaRTAM) in 2010 (€501 million in 2009).

Note 13 - Other operating expenses

(in millions of Euros)	2010	2009
Greenhouse gas emissions	324	286
Other operating expenses	784	722
TOTAL	1,108	1,008

Note 14 - Financial result

(in millions of Euros)	2010	2009
Expenses on long-term financial liabilities (1)	(1,772)	(1,438)
Income from other securities and receivables related to fixed assets (2)	358	814
Foreign exchange result	58	165
Other financial income and expenses	22	(296)
Allocations to amortization and provisions on financial items (3)	(3,102)	(2,371)
Financial income from investments (4)	1,710	715
Reversals of provisions and transfers of charges (5)	925	2,484
Other financial income and expenses	(445)	532
FINANCIAL RESULT	(1,801)	73

(1)	The increase in expenses relates to changes in financial liabilities as detailed in notes 33 and 34.
(2)

The change in this item is mainly attributable to the €343 million decrease in interest on the loan (capitalized in 2009) to Lake Acquisitions (a subsidiary held indirectly by EDF) to finance the purchase of British Energy shares.

(3)	This item includes the discount expenses for long-term provisions (nuclear and employee benefit provisions).

At December 31, 2010, a range of indications of impairment and uncertainties related to Italy led EDF to record provisions on shares in its Italian subsidiaries MNTC and Wagram 4, estimated at €700 million.

(4)	In 2010, €633 million of dividends were received from EDF International; there was no equivalent transaction in 2009.
(5)	Mostly reversals from provisions on dedicated assets (€562 million compared to €793 million in 2009) and reversals of provisions for foreign exchange losses (€21 million, compared to €505 million in 2009).

In 2009, EDF reversed provisions on shares in EDF International (€612 million) and Italenergia bis (€115 million).

Note 15 - Exceptional result

At December 31, 2010, exceptional items resulted in net income of €254 million, the main items of which are the following:

•	net reversals of accelerated tax depreciation on property, plant and equipment and intangible assets amounting to €191 million;
•	capital gains of €102 million on disposals of property, plant and equipment, including €69 million in connection with contributions of buildings to Sofilo.

At December 31, 2009, exceptional items resulted in net income of €987 million, the main items of which are the following:

•	transfer for €481 million of drawing rights from the jointly-operated Emosson plant to Alpiq in exchange for shares in Alpiq, then sale of those shares to EDF International;
•

reversal of €80 million of subsidies received for construction of hydropower facilities operated under concession, following adjustment of the value of the grantor’s rights as a consequence of the law of December 30, 2006 on water;

•	disposals of items of property, plant and equipment generating a capital gain of €25 million;
•	net reversals of accelerated tax depreciation on property, plant and equipment and intangible assets amounting to €179 million;
•	operations related to the delivery of free shares to the employees in August 2009 under the free share plan initiated in 2007, representing a net expense of €53 million;
•	a capital gain of €265 million on disposals of shares in EDF Belgium and SNET.

Note 16 - Income taxes

16.1 ●● Tax group

Since January 1, 1988, EDF and certain subsidiaries have formed a group subject to the tax consolidation system existing under French tax legislation (articles 223A to 223U of the French Tax Code). The tax consolidation group comprises 52 subsidiaries in 2010, including RTE EDF Transport, ERDF and EDF International.

16.2 ●● Income tax payable

Under article 223A of the French Tax Code, EDF, as the head of the tax consolidated group, is the sole entity responsible for payment of income taxes and additional related contributions.

The tax consolidation agreement between the members of the tax group stipulates that the arrangement must be neutral in effect. In application of this principle, each subsidiary pays the consolidating company a contribution to the group income tax equivalent to the tax it would have paid had it been taxed separately.

The tax consolidation agreement between EDF and the subsidiaries included in the tax group requires EDF to reimburse loss-making subsidiaries for the tax saving generated by their losses, as and when the entities concerned make taxable profits.

The company at the head of the tax group, EDF, recorded an income tax expense of €660 million. As EDF is the head of the tax group, the breakdown is as follows:

•	€614 million for the taxable profit of 2010;
•	€87 million for the net exceptional income;
•	€(42) million for adjustments resulting from the tax consolidation;
•	€1 million, mainly for adjustments relating to the previous year.

In 2008 and 2009 EDF underwent a tax inspection covering tax years 2004, 2005 and 2006. At the end of 2009, the company was notified of a proposed tax reassessment for the period inspected. EDF is contesting most of the corrections notified. The items under discussion include the question of the deductibility of the provision for annuities following work-related accidents and illness.

In 2010, a further inspection began for the years 2007 and 2008. At December 31, 2010, no proposed reassessment had been received from the tax authorities for these years, and the year 2007 is now statute-barred. The inspection concerning the year 2008 is continuing.

16.3 ●● Deferred taxes

Deferred taxes are not recognized in the individual accounts of EDF:

•	deferred taxes result from differences between the accounting bases and tax bases of items.
They generally arise as a result of timing differences in the recognition of income and expenses;
•	deferred tax assets reflect expenses which will be tax deductible in future years or losses carried forward which will reduce taxable income in the future;
•	deferred tax liabilities reflect either advance tax deduction of future accounting expenses or accounting revenues that will be taxable in future years and will increase the tax basis.

Changes in deferred taxes are as follows:

(in millions of Euros)	2010	2009	Change
Timing differences generating a deferred tax asset
- Non-deductible provisions (1)	(11,118)	(11,521)	403
- Financial instruments and unrealized exchange gains	(3,195)	(2,261)	(934)
- Other	(213)	(213)	-
Total deferred tax assets subject to the standard rate	(14,526)	(13,995)	(531)
Timing differences generating a deferred tax liability
Financial instruments and unrealized exchange losses	2,534	2,827	(293)
Total deferred tax liabilities subject to the standard rate	2,534	2,827	(293)
Capital gains not yet taxed, net of capital losses	79	79	-
Total deferred tax liabilities subject to reduced rate	79	79	-
Deferred taxes	(11,913)	(11,089)	(824)
Net future tax asset at standard rate	(4,130)	(3,848)	(282)
Net future tax liability at reduced rate	1	1	-

(1)	Mainly concerning post-employment benefits granted to personnel.

Note 17 - Gross values of intangible and tangible fixed assets

(in millions of Euros)	Gross value at 12/31/2009	Increases	Decreases	Gross value at 12/31/2010
Intangible assets
Software	377	131	48	460
Other (1)	561	486	489	558
Sub-total	938	617	537	1,018
Property, plant and equipment owned by EDF
Land	124	4	17	111
Buildings	9,025	309	250	9,084
Nuclear power plants	45,444	1,034	349	46,129
Machinery and plant other than networks	9,513	563	67	10,009
EDF-owned networks	607	67	-	674
Other	993	123	50	1,066
Sub-total	65,706	2,100	733	67,073
Property, plant and equipment operated under concession (2)
Land	36	1	-	37
Buildings	8,410	120	25	8,505
Machinery and plant other than networks	972	14	11	975
Concession networks	1,877	126	10	1,993
Other	11	-	-	11
Sub-total	11,306	261	46	11,521
Assets in progress
Tangible assets (3)	4,567	3,346	2,266	5,647
Intangible assets	739	319	166	892
Advances and progress payments on orders	1,066	142	-	1,208
Sub-total	6,372	3,807	2,432	7,747
TOTAL	84,322	6,785	3,748	87,359

(1)

The €486 million increase includes €219 million related to greenhouse gas emission quotas allocated by the French State in 2010, and the €489 million decrease comprises €288 million for 2009 quotas surrendered to the State in 2010.

(2)	Assets operated under concession belong to the Island Energy Systems and Hydropower concessions.
(3)	Investments in 2010 mainly concerned nuclear equipment for existing plants, construction of the EPR at Flamanville and renovation of fossil-fired plants.

Note 18 - Depreciation, amortization and provisions on intangible and tangible fixed assets

(in millions of Euros)	Accum. at 12/31/2009	Increases	Decreases	Accum. at 12/31/2010
Intangible assets
Software	167	82	48	201
Other	63	11	22	52
Sub-total	230	93	70	253
Property, plant and equipment owned by EDF
Buildings and land developments	5,893	218	168	5,943
Nuclear generation plants	30,411	1,255	465	31,201
Machinery and plant other than networks	6,882	302	65	7,119
EDF-owned networks	269	18	-	287
Other	688	71	49	710
Sub-total	44,143	1,864	747	45,260
Property, plant and equipment operated under concession
Buildings and land developments	5,184	115	23	5,276
Machinery and plant other than networks	738	14	10	742
Concession networks	713	54	6	761
Other	10	-	-	10
Sub-total	6,645	183	39	6,789
TOTAL	51,018	2,140	856	52,302

Note 19 - Dedicated assets

19.1 ●● Regulations

The French law of June 28, 2006 and its implementing decrees require assets, known as dedicated assets, to be set aside to cover provisions for nuclear plant decommissioning expenses and long-term storage expenses for radioactive waste (spent fuel and waste recovered from decommissioning). These regulations govern the way dedicated assets are built up, management of the funds themselves and their governance. These assets are clearly identified and managed separately from the company’s other financial assets and investments. They are also subject to specific monitoring and control by the Board of Directors and the administrative authorities.

The initial aim of the law was to cover the full present cost of long-term nuclear obligations by June 29, 2011 and at all times after that date. However, the NOME law enacted in 2010 deferred the deadline for constitution of dedicated assets by 5 years, subject to certain requirements (including the level of coverage of liabilities at June 29, 2011).

The decree of December 29, 2010 made RTE EDF Transport shares eligible for dedicated assets, subject to certain conditions and administrative authorization. Since the conditions are fulfilled and authorization has been received, 50% of EDF’s shares in RTE EDF Transport were allocated to dedicated assets on December 31, 2010.

19.2 ●● Portfolio contents and measurement

EDF’s dedicated assets consist of diversified bond and equity investments, and 50% of the shares in RTE EDF Transport since December 31, 2010.

19.2.1 Diversified bond and equity investments

Certain dedicated assets take the form of government bonds currently held and managed directly by EDF.

The rest comprise specialized collective investment funds on leading international markets, managed by independent French or foreign asset management companies selected on the basis of solicited proposals or through a call for bids. They cover various segments of the bond and equity markets, with EDF aiming to achieve the broadest diversification possible, in the form of open-end funds and small numbers of “reserved” funds established solely for the use of EDF (which does not participate in the fund management).

The dedicated asset portfolio is structured and managed on an index- based approach, following a strategic allocation defined by the Board of Directors and reported to the administrative authorities. The strategic allocation is designed to meet the overall objective of long-term coverage of obligations, and determines the structure and management of the portfolio as a whole.

19.2.2 RTE EDF Transport shares

The allocation of RTE EDF Transport shares diversifies EDF’s dedicated asset portfolio while reducing its volatility, since the shares represent an infrastructure asset with predictable profitability and low correlation with other categories of financial assets such as equities or bonds.

Since RTE EDF Transport remains fully-owned by EDF, the shares remain classified as investments. The value of the shares allocated to dedicated assets is €2,324 million at December 31, 2010. This value corresponds to the net consolidated value of 50% of the Group’s investment in RTE EDF Transport.

19.2.3 Valuation of the dedicated asset portfolio

Dedicated assets are classified in the balance sheet according to their accounting nature: investments, investment securities, marketable securities. They are valued under the accounting principles presented in note 1.

Details of the portfolio at December 31, 2010 are as follows:

	2010		2009
(in millions of Euros)	Net book value	Fair value or realizable value	Net book value	Fair value
RTE EDF Transport Shares	2,015	2,324	-	-
Investments	2,015	2,324	-	-
Securities	234	256	208	234
Investment funds	5,181	5,629	3,909	3,997
Equities	5,415	5,885	4,117	4,231
Securities	5,153	5,477	4,695	5,015
Investment funds	368	385	662	688
Bonds	5,521	5,862	5,357	5,703
Reserved investment funds	1,407	1,614	1,265	1,368
Monetary investment funds	62	62	34	34
Investment securities	12,405	13,423	10,773	11,336
Other investments	12	12	-	-
Marketable securities	69	70	100	100
DEDICATED ASSET PORTFOLIO	14,501	15,829	10,873	11,436

Net book value and fair value include unmatured accrued interest.

19.2.4 Changes in the dedicated asset portfolio over 2010

In addition to the allocation of 50% of RTE EDF Transport shares, the cash allocation to dedicated assets for 2010 amounted to €1,343 million (€1,902 million in 2009).

Withdrawals amounting to €362 million were made, equivalent to payments made in respect of the obligations concerned (€302 million in 2009).

19.2.5 Present cost of long-term nuclear obligations

Long-term nuclear obligations concerned by the regulations for dedicated assets are included in EDF’s financial statements at the following values:

(in millions of Euros)	2010	2009
Provision for long-term radioactive waste management	6,508	6,344
Decommissioning provisions for nuclear plants	11,031	10,708
Provisions for last cores – portion of long-term radioactive waste management future costs	371	355
PRESENT COST OF LONG-TERM NUCLEAR OBLIGATIONS TO BE COVERED	17,910	17,407

Note 20 - Investments

20.1 ●● Movements in investments

(in millions of Euros)	Gross value at 12/31/2009	Increases	Decreases	Change	Reclassification	Gross value at 12/31/2010
Investments (1)	45,782	680	-	-	4,642	51,104
Receivables related to investments	19	36	2	-	(22)	31
Investment securities	12,025	6,913	5,798	-	22	13,162
Other investments	34	94	98	-	-	30
Loans	83	2	51	-	-	34
Loans to subsidiaries (2)	9,007	1,865	2,026	34	(4,642)	4,238
Other deposits and guarantees	123	17	3	-	-	137
Total	67,073	9,607	7,978	34	-	68,736

(in millions of Euros)	Gross value at 12/31/2009	Increases	Decreases	Change	Reclassification	Gross value at 12/31/2010
Provisions on investments and related receivables (3)	(220)	(708)	-	-	-	(928)
Provisions on investment securities (4)	(835)	(68)	562	-	-	(341)
Provisions on loans and other financial assets	(6)	-	6	-	-	-
Total	(1,061)	(776)	568	-	-	(1,269)

NET VALUE	66,012					67,467

(1)	The net change in this item mainly results from:
•	the €4,642 million capital increase by EDF International by capitalization of debt (reclassification);
•	the €339 million capital increase by C3, the holding company that owns the shares in EDF Investissements Groupe, the financing company for Group subsidiaries;
•	the €180 million capital increase by EDF Production Électrique Insulaire: €127 million in the form of a cash contribution and €53 million not yet paid;
•

the €151 million capital increase by Sofilo: €61 million in the form of a contribution in kind and €90 million in the contribution premium reserve. EDF contributed 32 properties as part of the reorganization of the Group’s real estate.

(2)

Loans to subsidiaries at December 31, 2010 total €4,238 million, including €1,914 million for RTE EDF Transport, €1,064 million for EDF International, €500 million for EDF Trading, €470 million for EDF Énergies Nouvelles and €267 million for EDF Energy UK Ltd.

(3)	Increases to provisions concern shares in MNTC (€275 million) and Wagram 4 (€425 million).
(4)	The net change results primarily from net reversals of provisions on dedicated assets (€517 million).

20.2 ●● Subsidiaries and investments of at least 50% of capital

	Gross book	Impairment	% capital	Equity	Net income	Dividends	Sales
(in millions of Euros)	value of shares owned	recorded at 12/31/2010	owned	2009	2009	received 2010	2009
I. Subsidiaries
* Holding companies
EDF Développement Environnement SA	1,268	-	100	1,539	53	-	4
EDF International	25,930	-	100	20,734	1,342	633	2
MNTC	2,095	275	100	2,265	26	42	-
EDF Production Électrique Insulaire SAS	285	-	100	105	nm	-	3
EDF holding SAS	1,950	-	100	2,330	361	343	-
Société C3	7,727	-	100	7,502	124	109	-
Wagram 4	1,677	425	100	1,805	10	48	-
* Real estate companies
La Gérance Générale Foncière	472	-	100	375	18	18	21
Société Foncière Immobilière et de location (Sofilo)	1,088	-	100	752	51	48	131
* Industrial and commercial companies
France
Centrale Électrique Rhénane de Gambsheim	3	-	50	11	nm	-	5
Richemont	152	152	100	11	2	-	1
Edenkia	nm	-	50	1	1	nm	18
Dalkia Investissement	200	-	50	246	22	11	11
RTE EDF Transport (1)	4,030	-	100	5,189	465	340	4,127
Électricité Réseau Distribution France (ERDF)	2,700	-	100	2,850	(45)	59	11,374
Other countries
Emosson	14	14	50	94	-	nm	25
Rheinkraftwerk Iffezheim (RKI)	3	-	50	34	nm	nm	9
Forces Motrices du Chatelôt	1	-	50	10	nm	nm	3
* Financial companies
Sapar Finance	3	-	100	2	1	1	9
* Other (EIG EIFER)	58	56	-	-	-	-	-
TOTAL I	49,656	922	-	-	-	1,652	-

nm: not material (less than €500,000).

(1)	50% of shares are allocated to dedicated assets.

20.3 ●● Investments under 50% of capital

(in millions of Euros)	Gross book value of shares owned	Impairment recorded at 12/31/2010	% capital owned	Equity 2009	Net income 2009	Dividends received 2010
I. Subsidiaries
Total I carried forward	49,656	922	-	-	-	1,652
II. Investments
* Industrial and commercial companies
FRANCE
Dalkia International	425	-	24	1,539	(250)	-
Dalkia Holding	897	-	34	1,491	159	51
Companies in which EDF has an interest of between 10% and 50%	1,322	-	-	-	-	51
FRANCE
AREVA	123	-	2	3,120	(139)	6
Other companies	2	-	-	-	-	1
OTHER COUNTRIES
Force Motrice de Mauvoisin	1	-	10	78	3	nm
Companies in which EDF has an interest of less than 10%	126	-	-	-	-	7
Total II	1,448	-	-	-	-	58
Total investments, gross (I + II)	51,104	922	-	-	-	1,710
TOTAL INVESTMENTS, NET	50,182	-	-	-	-	-

nm: not material (less than €500,000).

20.4 ●● Investment securities portfolio

	At start of year			At year-end
(in millions of Euros)	Gross book value	Net book value	Fair value	Gross book value	Net book value	Fair value
VALUE OF INVESTMENT SECURITIES	12,025	11,196	11,760	13,162	12,828	13,846

At December 31, 2010, the investment securities portfolio is mainly comprised of dedicated assets (€12,667 million) and an equities portfolio (€495 million).

20.5 ●● Variation in treasury shares

(in millions of Euros)	Gross value at 12/31/2009	Increases	Decreases	Gross value at 12/31/2010
TREASURY SHARES	7	94	85	16

A total of 506,708 treasury shares held at December 31, 2010 are included in investment securities. Most of these shares were acquired under a liquidity contract with an investment services provider.

Note 21- Related companies

21.1 ●● Relations with subsidiaries

Companies	EDF’s receivables (1)		EDF’s liabilities (1)		Financial	Financial
(in millions of Euros)	Loans	Trade receivables	Net liabilities included in current account	Trade liabilities	expenses	income (excluding dividends)
RTE EDF Transport	1,914	425	-	232	-	142
EDF Energy	-	89	-	186	-	7
EDF Énergies Nouvelles	470	-	-	-	-	7
EDF International	1,064	-	-	-	-	22
ERDF	-	126	-	3,084	-	-
EDF Trading	500	828	-	1,102	-	2
EDF Energy UK Ltd	267	-	-	-	-	3
Current account ERDF	-	-	-	156	(1)	-
Group cash management agreement with subsidiaries	-	-	4,849	-	(6)	-
Tax consolidation agreement (2)	-	-	-	986	-	-
Agreement for investment of subsidiaries’ cash surpluses (3)	-	-	4,453	-	(33)	-

(1)	Receivables and payables of more than €50 million.
(2)	Including EDF International (€857 million).
(3)	Including ERDF’s cash investments (€2,960 million).

21.2 ●● Relations with the French State and state-owned entities

21.2.1 Relations with the French State

The French State holds 84.48% of the capital of EDF SA at December 31, 2010, and is thus entitled in the same way as any majority shareholder to control decisions that require approval by the shareholders. It appoints the Chairman of the Board of Directors.

In accordance with the legislation applicable to all companies having the French State as their majority shareholder, EDF is subject to certain inspection procedures, in particular economic and financial inspections by the French State, audits by the French Court of Auditors (Cour des Comptes) and Parliament, and verifications by the French General Finance Inspectorate (Inspection Générale des Finances).

Under an agreement entered into by the French State and EDF on July 27, 2001 concerning the monitoring of external investments, procedures exist for prior approval by or notification (advance or otherwise) of the French State in respect of certain planned investments, additional investments or disposals by EDF. This agreement also introduced a procedure for monitoring the results of external growth operations.

The public service contract between the French State and EDF was signed on October 24, 2005. This contract is intended to form the framework for public service missions entrusted by the lawmaker to EDF for an unlimited period, since the law of August 9, 2004 simply requires presentation of a report every three years to the French parliament without stipulating the duration of the contract. The first three-year report was remitted to the French State in 2008.

EDF, like other electricity producers, also participates in the multi-annual generation investment program defined by the Minister in charge of energy, which sets objectives for the allocation of generation capacity.

The French State intervenes through the regulation of electricity and gas markets, particularly for authorization to build and operate generation facilities, and establishment of sales tariffs for customers that have stayed on the regulated tariffs, transmission and distribution tariffs, and the level of the Contribution to the Public Electricity Service (Contribution au Service Public de l’Électricité or CSPE).

The French NOME law (Nouvelle Organisation du Marché de l’Électricité) of December 7, 2010 introduced a new system for regulated access to historical nuclear energy (ARENH – Accès Régulé à l’Électricité Nucléaire Historique) from 2011. The ministers for the economy and energy will set the maximum overall volume of electricity to be sold by EDF, and fix the ARENH price for a transitional 3-year period.

21.2.2 Relations with public sector entities

EDF enters into normal business transactions with public sector entities, mainly for electricity supplies.

Reprocessing and transportation of nuclear fuel by AREVA for EDF account for most of the external expenses concerning state-owned entities. Other purchases concern nuclear plant maintenance services provided by the AREVA Group.

EDF also owns shares in AREVA valued at €123 million at December 31, 2010, classified as investments.

Note 22 - Inventories

(in millions of Euros)	Nuclear fuel and materials	Other fuels	Other raw materials	Work in process for production of goods and services	Total
Gross value at 12/31/2009	6,701	457	737	16	7,911
Provisions at 12/31/2009	(12)	-	(160)	-	(172)
Net value at 12/31/2009	6,689	457	577	16	7,739
Gross value at 12/31/2010	7,182	421	726	10	8,339
Provisions at 12/31/2010	(12)	-	(153)	-	(165)
NET VALUE AT 12/31/2010	7,170	421	573	10	8,174

Note 23 - Receivables and prepaid expenses

	Liquidity			Gross value	Gross value
	Within	Between	After	at 12/31/2010	at 12/31/2009
	1 year	2 and 5 years	5 years
(in millions of Euros)
Advances to subsidiaries and affiliates	31	-	-	31	19
Loans	22	5	7	34	84
Other investments	2,449	1,244	682	4,375	9,129
Fixed asset receivables	2,502	1,249	689	4,440	9,232
Operating receivables
- Trade receivables:
Amounts billed	2,564	44	-	2,608	2,192
Unbilled receivables (1)	9,974	-	-	9,974	9,074
- Other operating receivables (2)	5,886	21	131	6,038	6,093
Current asset receivables	18,424	65	131	18,620	17,359
Cash instruments (3)	268	1,147	598	2,013	1,185
Prepaid expenses	440	35	8	483	565
Advances and progress payments on orders	666	22	-	688	473
TOTAL	22,300	2,518	1,426	26,244	28,814

(1)	Mainly receivables for energy delivered and measured but unbilled, and energy not yet delivered or billed.
(2)	Including €2,204 million of receivables on the French State for taxes, €2,812 million for the Contribution to the Public Electricity Service (CSPE).
(3)	Unrealized gains on foreign exchange instruments.

Note 24 - Marketable securities

(in millions of Euros)	2010	2009	Change
Treasury shares marketable securities	3	3	-
Euro investment funds	4,853	2,232	2,621
Negotiable debt instruments (Euros or other currencies) maturing within 3 months (1)	726	884	(158)
Negotiable debt instruments (Euros or other currencies) maturing after 3 months (1)	4,253	1,935	2,318
Euro bonds	172	215	(43)
Other marketable securities	9	2	7
Gross value	10,016	5,271	4,745
Provisions	(2)	(10)	8
NET VALUE	10,014	5,261	4,753

(1)	At December 31, 2010 short-term negotiable debt instruments in Euros include €69 million of dedicated assets.

Note 25 - Variation in cash and cash equivalents reported in the cash flow statement

(in millions of Euros)	2010	2009	Change
Marketable securities	10,016	5,271	4,745
Cash and cash equivalents	1,576	2,206	(630)
Sub-total in balance sheet assets	11,592	7,477	4,115
Euro investment funds	(4,853)	(2,232)	(2,621)
Negotiable debt instruments (Euro) maturing after 3 months	(4,079)	(1,732)	(2,347)
Negotiable debt instruments (non Euro) maturing after 3 months	(174)	(203)	29
Bonds	(172)	(215)	43
Marketable securities - treasury shares	(3)	(3)	-
Accrued interest on marketable securities maturing after 3 months	(7)	(1)	(6)
Marketable securities included in financial assets in the cash flow statement	(9,288)	(4,386)	(4,902)
Purchases of exchange options classified as cash instruments in the balance sheet	25	-	25
Cash advances to subsidiaries (cash pooling agreements) included in “other operating receivables” in the balance sheet	20	-	20
Cash advances from subsidiaries (cash pooling agreements) included in “other operating liabilities” in the balance sheet	(4,870)	(2,196)	(2,674)
Cash and cash equivalents, closing balance in the cash flow statement	(2,521)	895	(3,416)
Elimination of the effect of currency fluctuations			8
Elimination of net financial income on cash and cash equivalents			(41)
NET VARIATION IN CASH AND CASH EQUIVALENTS
IN THE CASH FLOW STATEMENT			(3,449)

Note 26 - Unrealized foreign exchange gains and losses

Net unrealized foreign exchange gains and losses represent a net unrealized gain of €69 million. Unrealized exchange losses include €128 million related to a borrowing in pounds sterling, partly hedged by currency swaps.

Note 27 - Changes in equity

(in millions of Euros)	Capital	Reserves and premiums	Retained earnings and interim dividends	Net income	Investment subsidies received	Tax-regulated provisions	Total equity
At December 31, 2008	911	6,873	5,747	867	55	7,107	21,560
Dividend distribution	-	-	(297)	(867)	-	-	(1,164)
2009 net income	-	-	-	4,580	-	-	4,580
Interim dividend	13	925	(1,002)	-	-	-	(64)
Other changes	-	(2)	-	-	31	(180)	(151)
At December 31, 2009	924	7,796	4,448	4,580	86	6,927	24,761
Allocation of 2009 net income	-	3,002	469	(3,471)	-	-	-
Dividend distribution	-	-	-	(1,109)	-	-	(1,109)
2010 net income	-	-	-	1,492	-	-	1,492
Interim dividend	-	-	(1,054)	-	-	-	(1,054)
Other changes	-	81	-	-	41	(193)	(71)
AT DECEMBER 31, 2010	924	10,879	3,863	1,492	127	6,734	24,019

The €742 million decrease in equity in 2010 was attributable to the following:

•	€1,492 million of net income for 2010;
•	€(1,109) million for the balance of dividend distributions from 2009 net income as decided at the General Shareholders’ Meeting of May 18, 2010 (€0.60 per share, paid on June 3, 2010);
•	€(1,054) million for the interim dividend of €0.57 per share paid in cash from 2010 net income on December 17, 2010;
•

€81 million resulting from the change in accounting treatment for Hydropower concessions: transfer of the net 1959 revaluation difference from the grantor’s rights to a special revaluation reserve on retirement of the assets concerned. €77 million was transferred in this way at January 1, 2010, and the impact for the year 2010 amounts to €4 million;

•	€(152) million in other changes, mainly corresponding to net reversals of €(193) million from tax-regulated provisions and €41 million of subsidies received.

The €3,201 million variation in equity in 2009 was attributable to the following:

•	€(1,164) million for the balance of dividend distributions from 2008 net income as decided at the General Shareholders’ Meeting of May 20, 2009 (€0,64 per share, paid on June 3, 2009);
•	€(64) million for the interim dividend of €0.55 per share paid in cash from 2009 net income on December 17, 2009;
•	€4,580 million of net income for 2009;
•	€(151) million in other changes, mainly corresponding to net reversals of €(180) million from tax-regulated provisions and €31 million of subsidies received.

Share capital

At December 31, 2010, the share capital amounts to €924,433,331, comprising 1,848,866,662 fully subscribed and paid-up shares with nominal value of €0.50 each, owned 84.5% by the French State, 13.1% by the public (institutional and private investors), and 2.4% by current and retired Group employees, with 557,344 held by EDF as treasury shares.

Note 28 - Special concession accounts

(in millions of Euros)	2010	2009
Value in kind of assets	100	102
Revaluation difference (1)	993	1,103
Additional depreciation	31	15
Rights in hydropower assets	1,124	1,220
Value in kind of assets	1,275	1,205
Unamortized financing by the operator	(731)	(686)
Amortization of grantor financing	226	214
Contributions received for concessionary plant assets under construction	15	14
Rights in public distribution concession assets (2)	785	747
TOTAL	1,909	1,967

(1)	At January 1, 2010, the net 1959 revaluation difference for items already retired from assets was transferred from grantor’s rights to a special revaluation reserve (€77 million).
(2)	Rights in public distribution concession assets concern the Island Energy Systems.

Note 29 - Provisions for risks and contingent liabilities

	2009	Increases		Decreases			2010
(in millions of Euros)		Operating	Financial	Utilizations	Reversals	Financial
Provisions for unrealized exchange losses	66	-	65	-	-	(21)	110
Provisions for risks related to investments	2	-	-	-	-	-	2
Provisions for losses on contracts	42	112	2	(37)	-	-	119
Other risks	184	5	2	(43)	(30)	-	118
PROVISIONS FOR RISKS	294	117	69	(80)	(30)	(21)	349

Contingent liabilities

Individual training entitlement (Droit Individuel à la Formation or DIF)

The French law of May 4, 2004 allows each employee an individual entitlement to a minimum of 20 hours of training per year, which may be accumulated over 6 years. The company agreement with unions signed on February 24, 2006 defines the conditions for exercising this entitlement, listing the types of training eligible. Expenses for such training are recorded as incurred.

DIF entitlements earned but not yet used at December 31, 2010 total 6,982,060 hours, including 6,957,900 for which no application has been made.

Note 30 - Provisions for back-end nuclear cycle and decommissioning

Provisions for back-end nuclear cycle expenses and decommissioning are calculated under the principles presented in note 1.14, and comply with the instructions of the law of June 28, 2006 and its implementing provisions. In compliance with the regulation on secure financing of nuclear expenses:

•	EDF books provisions to cover all obligations related to the nuclear facilities it operates;
•	EDF is building up a portfolio of dedicated assets to cover long-term obligations.

The corresponding expenses are estimated based on the economic conditions of the year-end. They are spread over a forecast disbursement schedule and valued on the basis of the expected conditions at the time of payment, through application of a forecast long-term inflation rate. They are then discounted to present value for calculation of the provisions, using a nominal discount rate.

30.1 ●● Provisions for back-end nuclear cycle

Changes in provisions for the back-end nuclear cycle break down as follows:

(in millions of Euros)	2009	Increases Operating	Financial (1)	Decreases Utilizations	Reversals	Others (2)	2010
Provision for spent fuel management	8,686	337	427	(599)	-	1	8,852
Provision for long-term radioactive waste management	6,344	-	313	(152)	(5)	8	6,508
PROVISIONS FOR BACK-END
NUCLEAR CYCLE	15,030	337	740	(751)	(5)	9	15,360

(1)	Financial discounting expenses.
(2)	This corresponds to the portion of fuel in the reactor but not yet irradiated, with an associated entry in inventories.

Expenses are estimated based on the economic conditions at the year-end, discounted to present value as follows:

	2010		2009
(in millions of Euros)	Costs based on economic conditions at year-end	Amounts in provisions at present value	Costs based on economic conditions at year-end	Amounts in provisions at present value
Provision for spent fuel management	14,386	8,852	13,969	8,686
Provision for long-term radioactive waste management	23,017	6,508	22,321	6,344
PROVISIONS FOR BACK-END NUCLEAR CYCLE	37,403	15,360	36,290	15,030

30.1.1 Provisions for spent fuel management

This covers services in connection with the following:

•	removal of spent fuel from EDF’s generation centers, reception, and interim storage;
•	processing, including conditioning and storage of recyclable matter and waste resulting from this processing;
•	processing expenses exclusively concern spent fuel that can be recycled in existing facilities, including the portion in reactors but not yet irradiated.

Expenses are calculated based on forecast physical flows at the balance sheet date. Valuation is based on the contracts signed with AREVA.

In application of the agreement of December 19, 2008 setting forth the principles governing back-end cycle contracts for the post-2007 period, EDF and AREVA signed two contracts on July 12, 2010 entitled the “EDF-AREVA NC Processing-Recycling agreement” and the “Protocol for recovery and conditioning of EDF waste, the final shutdown and decommissioning of the AREVA NC plant at La Hague”. The Processing-Recycling agreement lays down the contractual terms for the period 2008-2012 and the principles governing prices and investments for subsequent periods.

The effects of these agreements were recognized at December 31, 2010. As they had already been anticipated based on the previous agreements, this has no material impact on EDF’s financial statements.

For fuel in reactors but not yet irradiated, provisions are booked against an increase in the value of the fuel included in inventories.

EDF’s contribution towards decommissioning costs for La Hague reprocessing plant, and its share of the cost of recovering and conditioning old waste, are defined in an agreement signed with AREVA on July 6, 2009 setting the exact amounts and timing of payments and releasing EDF from any further obligation. The last installment is due to be paid by July 1, 2011. The first three installments have been paid and the last outstanding payment is recorded in operating liabilities at the value of €776 million including taxes.

30.1.2 Provisions for long-term radioactive waste management

This includes future expenses for:

•	removal and storage of radioactive waste resulting from decommissioning of regulated nuclear installations operated by EDF;
•	removal and storage of radioactive waste resulting from spent fuel processing at La Hague;
•

long-term and direct storage of spent fuel that cannot be recycled on an industrial scale in existing installations: plutonium or uranium fuel derived from enriched processing, fuel from Creys-Malville and Brennilis;

•	EDF’s share of the costs of studies, coverage, shutdown and surveillance of storage centers:
–	existing centers, for very low-level waste, and low and medium-level waste,
–	new centers to be opened, for long-life low-level waste and long-life medium and high-level waste.

The volumes of waste concerned by provisions include packages of existing waste and all waste to be conditioned, resulting from decommissioning or spent fuel processing at La Hague (based on all fuel in reactors at December 31, spent or otherwise).

These volumes are regularly reviewed, in keeping with the data declared for the purposes of the national waste inventory undertaken by the French agency for radioactive waste management ANDRA (Agence nationale pour la gestion des déchets radioactifs).

For future waste resulting from decommissioning of plants in operation, the accounting treatment is identical to the treatment of decommissioning expenses, with recognition of an asset corresponding to the provision.

For future waste that will result from fuel currently in reactors but not yet irradiated, provisions are booked against an increase in the cost of the fuel included in inventories.

The provision for long-life medium and high-level waste is the largest component of the provisions for long-term radioactive waste management. The French law of June 28, 2006 on the sustainable management of radioactive materials and waste has confirmed EDF’s assumption of geological storage. Provisions are based on that assumption.

Since 2005, the gross value and disbursement schedules for forecast expenses have been based on a scenario of industrial geological waste storage, following conclusions presented in the first half of 2005 by the task force set up by the French department for Energy and Raw Materials (Direction Générale de l’Énergie et des Matières Premières – DGEMP, which has since become the French department for Energy and Climate – Direction Générale de l’Énergie et du Climat or DGEC) comprising members representing the relevant Government departments (DGEMP, the French State investment agency APE and the Budget Department), ANDRA and the producers of waste (EDF, AREVA, CEA). The approach applied by EDF to the working party’s conclusions is reasonable and coherent with information available internationally.

A working group is due to be set up in 2011, supervised by the DGEC and involving ANDRA and waste producers, to undertake a more in-depth examination of the technical options for storage design. The conclusions of this working group, which are not expected before the end of the first half of 2011, will then form the basis for new calculations.

Regarding the provision for long-life low-level waste, the search for a storage site has been suspended following withdrawal of two sites selected by ANDRA. Further studies by ANDRA and the DGEC should lead to new estimates in 2012.

30.2 ●● Provisions for decommissioning and last cores

The change in decommissioning and last core provisions breaks down as follows:

	2009	Increases		Decreases		Others	2010
(in millions of Euros)		Operating	Financial (1)	Utilizations	Reversals
Decommissioning provisions for fossil-fired plants	425	71	25	(58)	-	19	482
Decommissioning provisions for nuclear plants	10,708	-	536	(218)	(1)	6	11,031
Provisions for last cores	1,825	-	91	-	(10)	-	1,906
TOTAL	12,958	71	652	(276)	(11)	25	13,419

(1) Financial discounting expenses.

Expenses are estimated based on the economic conditions at the year-end, discounted to present value as follows:

	2010		2009
(in millions of Euros)	Costs based on economic conditions at year-end	Amounts in provisions at present value	Costs based on economic conditions at year-end	Amounts in provisions at present value
Decommissioning provisions for fossil-fired plants	657	482	594	425
Decommissioning provisions for nuclear plants	20,903	11,031	20,696	10,708
Provisions for last cores	3,792	1,906	3,732	1,825
TOTAL PROVISIONS FOR DECOMMISSIONING AND LAST CORES	25,352	13,419	25,022	12,958

30.2.1 Decommissioning provisions for fossil-fired power plants

The expenses related to decommissioning of fossil-fired power plants are determined based on regularly updated studies based on estimated future costs, measured by reference to the charges recorded on past operations and the most recent estimates for plants still in operation.

The provision recorded at December 31, 2010 reflects the most recent known contractor quotes and commissioning of new generation assets. A further allocation of €71 million was recorded in 2010.

For plants still in operation, an asset is recorded against the provision.

30.2.2 Decommissioning provisions for nuclear power plants

These provisions concern the decommissioning of pressurized water reactor (PWR) nuclear power plants currently in operation and nuclear power plants that have been permanently shut down.

The underlying assumption is that once decommissioning is complete, the sites will be returned to their original state and the land reused for industrial purposes.

For plants still in operation, an asset corresponding to the provision is recognized.

When some of the decommissioning costs for a plant are to be borne by a partner, the expected reimbursement is recognized as accrued income, and a tangible asset is created in this case equivalent to the difference between the provision and the accrued income. Payments subsequently made by the partner are deducted from the accrued income.

For nuclear power plants currently in operation (PWR plants with 900 MW, 1,300 MW and N4 reactors)

Provisions are estimated based on a 1991 study by the French Ministry of Trade and Industry, which set an estimated benchmark cost in €/MW, confirming the assumptions defined in 1979 by the PEON commission.

This estimate was confirmed by further studies carried out in 1999 focusing on a specific site, and a further valuation in 2009 comprising the following stages:

•

measurement of the decommissioning cost for a PWR plant with four 900 MW units, taking into consideration the most recent developments in regulations, past experience in decommissioning of shut-down plants and recommendations issued by the French Nuclear Safety Authority;

•	a review of the scheduling for decommissioning operations over time;

•	determination of the rules for extrapolation of costs for the entire fleet of PWR plants in operation.

International intercomparison supported the results of this study.

The study validated the amount of the provision and the benchmark costs used, expressed as €/MW.

For permanently shut-down nuclear power plants (UNGG power plants, Creys-Malville, Brennilis and Chooz A)

The provision is based on contractor quotes (costs and schedules) updated in 2008, which take into account changes in technical and financial assumptions, experience of decommissioning operations currently in process and an intercomparison study.

30.2.3 Provision for last cores

This provision covers expenses related to the future loss on unused fuel following the final reactor shutdown. It comprises two types of expenses:

•	write-down of the inventory of fuel in the reactor that will not be totally burnt up when the reactor is shut down, valued at the last known average price;
•

the cost of fuel reprocessing and the corresponding waste disposal and storage costs for fuel not yet burnt at the time the plant shuts down. These costs are valued in a similar way to provisions for spent fuel management and long-term radioactive waste management.

Since this provision relates to an obligation that existed at the commissioning date of the nuclear unit containing the core, all costs are fully covered by a provision and an asset associated with the provision is recognized.

30.3 ●● Provisions for decommissioning and last cores

30.3.1 Discount rate

EDF applies a discount rate of 5% in calculating its provisions, together with assumed inflation of 2%, resulting in an effective rate of close to 3%.

Calculation of the discount rate

The nominal discount rate is determined based on long series data for a sample of bonds with maturities as close as possible to that of the liability. However, some expenses covered by these provisions will be disbursed over periods significantly longer than the duration of instruments generally traded on the financial markets.

Since the average return on French treasury bonds with the longest maturities (2055 and 2060) is not yet available over a sufficient period, the benchmark used to determine the discount rate is the sliding average over 10 years of the return on French treasury bonds over the longest time horizons, plus the spread of corporate bonds rated A to AA, which include EDF.

The assumed inflation rate used is coherent with the forecasts provided by consensus and expected inflation based on the returns on inflation-linked bonds.

Revision of the discount rate

The methodology used to determine the discount rate gives priority to long-term trends in rates, in keeping with the long-term horizon for disbursements. The discount rate is revised on the basis of structural developments in the economy leading to medium- and long-term changes.

The discount rate applied complies with the two limits set by the decree of February 23, 2007 and the decision of March 21, 2007. It must remain below:

•

a regulatory maximum “equal to the arithmetic average over the forty- eight most recent months of the constant 30-year rate (TEC 30 ans), observed on the last date of the period concerned, plus one point”;

•	and the expected rate of return on assets covering the liability.

30.3.2 Sensitivity factors in provisions for the back-end nuclear cycle and provisions for decommissioning and last cores

This sensitivity to assumptions concerning costs, inflation rate, long-term discount rate, and disbursement schedules can be estimated through comparison of the gross amount estimated under economic conditions for December of the year concerned with the discounted value of the amount.

This approach can be complemented by estimating the impact of a change in the discount rate on the discounted value.

In application of article 11 of the decree of February 23, 2007, the following table reports these details for the main components of provisions for the back-end nuclear cycle, decommissioning of nuclear plants and last cores.

	Amounts in provisions at present value		Sensitivity to discount rate
	2010	2009	2010		2009

(in millions of Euros)			0.25%	-0.25%	0.25%	-0.25%
Back-end of nuclear cycle
Spent fuel management	8,852	8,686	(197)	210	(192)	205
Long-term radioactive waste management	6,508	6,344	(401)	457	(391)	445
Decommissioning and last cores
Decommissioning of power plants	11,031	10,708	(543)	577	(542)	575
Last cores	1,906	1,825	(81)	87	(81)	87
TOTAL	28,297	27,563	(1,222)	1,331	(1,206)	1,312

Note 31 - Provisions for employee benefits

Changes in provisions for employee benefits were as follows:

	12/31/2009	Increases			Decreases	12/31/2010
(in millions of Euros)		Operating (1)	Financial	Others (2)	Utilizations (3)
Post-employment benefits	9,052	335	809	406	(1,042)	9,560
Long-term benefits	643	107	32	-	(75)	707
PROVISION FOR EMPLOYEE BENEFITS	9,695	442	841	406	(1,117)	10,267

(1)	Including past service cost of €300 million and amortization of actuarial losses amounting to €132 million.
(2)	Including €407 million for reclassification of the contribution to preserve benefit entitlements (see note 32).
(3)	Including €784 million for benefits paid out and €328 million for the expected return on fund assets.

31.1 ●● Provisions for post-employment benefits

Details of these provisions are shown below:

(in millions of Euros)	12/31/2009	Increases	Decreases	Others	12/31/2010
Pensions	7,631	964	(914)	407	8,088
Benefits in kind	666	73	(40)	-	699
CNIEG administration expenses	390	24	(14)	-	400
Bereavement benefit	176	11	(5)	-	182
Bonus paid leave	133	13	(5)	-	141
Retirement gratuities	11	53	(62)	(1)	1
Others benefits	45	6	(2)	-	49
TOTAL	9,052	1,144	(1,042)	406	9,560

31.2 ●● Provisions for other long-term benefits for active employees

Benefits awarded to employees in activity are as follows:

(in millions of Euros)	12/31/2009	Increases	Decreases	12/31/2010
Annuities following industrial accident or work-related illness	547	111	(63)	595
Long-service awards	73	20	(8)	85
Discretionary benefit for asbestos	23	8	(4)	27
TOTAL	643	139	(75)	707

31.3 ●● Actuarial assumptions

The main actuarial assumptions used for provisions for post-employment benefits and long-term employee benefits under the IEG system are summarized below:

•

the discount rate is 5% at December 31, 2010 (compared to the 2009 rate of 5.25%) . After changes in discount rate and the effect of the pension reform, actuarial losses amounted to €760 million at December 31, 2010 (€181 million at December 31, 2009);

•	the inflation rate is 2%;
•	the rise in the basic national salary is estimated at 2% excluding inflation;
•	pay rise levels independently of the basic national salary were determined based on observations for the period 1996 to 2003;
•	the average residual period of employment is 14.7 years;
•	the staff turnover rate is considered non-significant.

31.4 ●● Changes in the discounted value of the obligation and fund assets

31.4.1 Change in the value of the obligation and net position

Change in the value of the obligation and net position:

	Obligations under plans		Total
(in millions of Euros)	unfunded	funded
Present value of the obligation at 01/01/2010	3,241	12,902	16,143
Current year service cost	282	18	300
Interest expense	177	664	841
Actuarial losses (gains) (1)	835	77	912
Reclassification of provision for preservation of benefit entitlements	-	407	407
Past service cost – vested benefits	2	-	2
Benefits paid	(267)	(517)	(784)
Present value of the obligation at 12/31/2010	4,270	13,551	17,821
Fair value of fund assets	-	(6,712)	(6,712)
Net position	4,270	6,839	11,109
Actuarial gains (losses)	(796)	36	(760)
Unrecognized past service cost – non-vested	(3)	(79)	(82)
NET LIABILITY AT 12/31/2010	3,471	6,796	10,267

(1)	Actuarial losses comprise:
•	€624 million for changes in actuarial assumptions, particularly following the change in the discount rate;
•	€157 million of actuarial losses resulting from experience adjustments of obligations;
•	€131 million related to the reform raising the retirement age, and measures associated with this reform recorded in 2010.

31.4.2 Change in the discounted value of fund assets

Change in the discounted value of fund assets:

(in millions of Euros)
Fair value of fund assets at January 1, 2010	6,178
Expected return on fund assets	328
Net contributions	522
Benefits paid	(517)
Actuarial gains (losses) on fund assets(1)	201
FAIR VALUE OF FUND ASSETS
AT 12/31/2010	6,712

(1)	Essentially corresponds to the differential between the actual return and the expected return on fund assets.

31.4.3 Breakdown of the value of fund assets

The expected return on fund assets depends on the expected return on each category of financial assets.

Financial assets were allocated as follows at December 31, 2010:

	Retirements gratuities	Pension plan
Shares	46.8%	30.1%
Bonds and monetary assets	53.2%	69.9%

The expected return on long-term financial assets at December 31, 2010 was set at:

•	4.80% for the pension funds;
•	4.61% for retirement gratuities.

Note 32 - Provisions for other expenses

	2009	Increases	Decreases		Others	2010
(in millions of Euros)			Utilizations	Reversals
Provision for personnel expenses (1)	503	93	(71)	(13)	(407)	105
Provision for repairs and maintenance (2)	160	130	(54)	-	-	236
Other expenses (3)	684	243	(409)	(111)	1	408
PROVISIONS FOR OTHER EXPENSES	1,347	466	(534)	(124)	(406)	749

(1)

Other changes include €(407) million corresponding to reclassification of the provision for preservation of benefit entitlements as pension obligations. In view of the affiliation of the special IEG pension system with the AGIRC and ARRCO complementary pension schemes in 2004, and the aim to maintain the level at which entitlements were covered by those bodies for the deregulated activities, a provision was recognized to cover any shortfall in benefit funding by EDF’s contributions. In view of the discussions undertaken in 2010, in compliance with the commitment made in 2004 to review the situation and the nature of the provision – to finance employee pensions – this provision has now been reclassified under pension obligations.

(2)	This concerns the ten-yearly inspection and servicing of nuclear and fossil-fired power plants.
(3)

At December 31, 2010, this includes €173 million related to the transition tariff system (TaRTAM) (€501 million in 2009), and €125 million to cover expenses related to social security bodies (€112 million in 2009).

Note 33 - Financial and operating liabilities

	Maturity			Gross value	Gross value
(in millions of Euros)	Within 1 year	2 - 5 years	After 5 years	at 12/31/2010	at 12/31/2009
Bonds	549	10,982	22,952	34,483	29,806
Borrowings from credit institutions	-	-	100	100	300
Other borrowings	3,272	3	1	3,276	2,796
Other financial liabilities
Advances on consumption	40	85	9	134	149
Other	1,054	11	320	1,385	1,324
Financial liabilities	4,915	11,081	23,382	39,378	34,375
Advances and payments received from customers	4,870	3	-	4,873	4,281
Trade receivables and related accounts
Invoices received	2,782	-	-	2,782	2,729
Invoices to be received	6,171	5	-	6,176	6,916
Tax and social security	5,335	-	-	5,335	5,041
Debts related to fixed assets and related accounts
Invoices received	494	-	-	494	646
Invoices to be received	929	-	-	929	852
Other liabilities
Credit balances on customer accounts	82	-	-	82	50
Other credit balances (1)	11,415	-	-	11,415	8,171
Operating, investment and other liabilities	27,208	5	-	27,213	24,405
Cash instruments (2)	151	604	504	1,259	1,314
Deferred income (3)	656	1,185	3,403	5,244	3,400
TOTAL	37,800	12,878	27,289	77,967	67,775

(1)

The amount of cash pooling and cash management agreements with subsidiaries is €9,323 million in 2010 compared to €5,652 million in 2009. The balance of cash management agreement with the subsidiary ERDF is €2,960 million in 2010 (€2,000 million in 2009). The balance of cash pooling agreement with the subsidiary EDF Energy is €3,061 million in 2010 (€63 million in 2009).

(2)	Unrealized gains on foreign exchange instruments.
(3)	Mainly payments made by partners for electricity to be supplied in future years. In 2010, it includes the €1.7 billion payment from Exeltium.

Note 34 - Financial liabilities

(in millions of Euros)	Balance at 12/31/2009	New borrowings	Repayments	Translation adjustments	Others	Balance at 12/31/2010
Bonds in Euros	737	-	-	-	-	737
Bonds in other currencies	5,851	1,872	-	879	-	8,602
Euro-Medium Term notes (EMTN) in Euros	19,139	1,549	(1,000)	-	-	19,688
Euro-Medium Term notes (EMTN) in other currencies	4,080	1,193	(31)	214	-	5,456
Bonds	29,807	4,614	(1,031)	1,093	-	34,483
Long-term loans in Euros	-	100	-	-	-	100
Short term loans in Euros	300	-	(300)	-	-	-
Borrowings from credit institutions	300	100	(300)	-	-	100
French commercial paper in Euros (BTR) (1)	2,123	-	(1,643)	-	-	480
Commercial paper in foreign currencies (2)	666	2,048	-	77	-	2,791
Contractual financial borrowings	6	-	(1)	-	-	5
Other borrowings and securitisation of receivables	2,795	2,048	(1,644)	77	-	3,276
Total borrowings	32,902	6,762	(2,975)	1,170	-	37,859
Advances on consumption	149	-	-	-	(15)	134
Miscellaneous advances	448	-	-	-	(44)	404
Bank overdrafts	16	-	-	-	(15)	1
Deferred bank debits	52	-	-	-	(13)	39
Interest payable	808	-	-	-	133	941
Total other financial liabilities	1,324	-	-	-	61	1,385
TOTAL FINANCIAL LIABILITIES	34,375	6,762	(2,975)	1,170	46	39,378

(1)	Repayments are reported net of issues for the period.
(2)	Issues net of repayments.

In 2010, EDF undertook several bond issues totaling €4,614 million for French and international institutional investors.

Details of bond issues in currencies other than the Euro, totaling €1,872 million, are as follows:

•	$1,400 million (€991 million) at the fixed rate of 4.6%, maturing in January 2020;
•	$850 million (€601 million) at the fixed rate of 5.6 % maturing in January 2040;
•	CHF400 million (€280 million) at the fixed rate of 2.25% maturing in September 2017.

Details of EMTN issues, totaling €2,742 million, are as follows:

•	€1,500 million at the fixed rate of 4.625%, maturing in April 2030;
•	£1,000 million (€1,193 million) at the fixed rate of 5.125% maturing in September 2050;
•

a net increase of €49 million following debt restructuring, with partial cash redemption of three bonds (€1,451 million) with total underlying of €4.6 billion and a new Euro bond issue in two tranches: the first 15-year tranche amounts to €750 million (coupon 4%) and the second 30-year tranche also amounts to €750 million (coupon 4.5%).

The redemption of EMTN for €1,000 million corresponds to a note that matured in October 2010.

34.1 ●● Breakdown of loans by currency, before and after hedging swaps

	Structure of liability in balance sheet				Impact of swaps		Structure of liability after swaps
(in millions of Euros)	Non- Euro	In Euros	% non-Euro	% of debt	Non- Euro	In Euros	Non- Euro	In Euros	% non-Euro	% of debt
I – In Euros		21,010		56		13,486		34,496		92
II – Non-Euro
CHF	2,760	2,207	13	6	(2,760)	(2,207)	-	-	-	-
GBP	4,050	4,706	28	12	(1,551)	(1,802)	2,499	2,904	100	8
JPY	182,700	1,681	10	4	(182,700)	(1,681)	-	-	-	-
USD	11,030	8,255	49	22	(11,030)	(8,255)	-	-	-	-
Total II		16,849	100	44		(13,945)		2,904	100	8
TOTAL I + II		37,859		100		(459)		37,400		100

The nominal value of swaps included in commitments has no effect on loans in the balance sheet. The effect of swaps on loans in Euros was an increase of €13,486 million, and a decrease of €13,945 million for loans in other currencies outside the Euro zone. The volume of long-term loans is therefore down by €459 million, from €37,859 million to €37,400 million.

34.2 ●● Breakdown of loans by type of interest rate before and after hedging swaps

	Structure of liability in balance sheet			Impact of swaps	Structure of liability after swaps
(in millions of Euros)	Total	% 12/31/2010	% 12/31/2009	Total	Total	% 12/31/2010	% 12/31/2009
Long-Term borrowings and EMTN	33,861			(2,393)	31,468
Short-term borrowings	3,272			(266)	3,006
Borrowings at fixed rate	37,133	98	97	(2,659)	34,474	92	89
Long-Term borrowings and EMTN	726			1,922	2,648
Short-term borrowings	-			278	278
Borrowings at floating rate	726	2	3	2,200	2,926	8	11
TOTAL	37,859	100	100	(459)	37,400	100	100

Note 35 - Financial instruments

EDF uses financial instruments to limit the impact of the foreign exchange rate risk on equity and the income statement, and to hedge its interest rate risk.

	12/31/2010		12/31/2009
(in millions of Euros)	To be received (notional)	To be given (notional)	To be received (notional)	To be given (notional)
1 – Interest rate transactions
Currencies other than the Euro
Purchases of FRA GBP contracts	-	-	113	113
Purchases of FRA EUR contracts	600	550	200	200
Interest rate swaps – short-term
EUR	3,220	3,220	2,261	2,261
GBP	-	-	225	225
Interest rate swaps – long-term
EUR	4,311	4,311	2,963	2,963
CHF	480	480	404	404
GBP	1,211	1,211	1,013	1,013
JPY	433	433	353	353
Sub-total	10,255	10,205	7,532	7,532
2 – Exchange rate transactions
Forward transactions
EUR	15,797	21,672	7,039	19,197
USD	6,133	1,277	6,021	3,135
GBP	14,927	14,264	12,704	3,648
CHF	-	5	-	-
HUF	355	314	322	226
PLN	523	254	433	263
JPY	18	98	-	186
Currency options
Purchases of options
EUR	2,072	626	36	-
GBP	407	1,290	-	-
HUF	-	44	-	37
PLN	-	296	-	-
USD	214	439	-	-
Sales of options
EUR	1,554	622	36	-
GBP	418	883	-	-
HUF	36	44	-	37
PLN	101	340	-	-
USD	75	262	-	-
Currency swaps – long-term
EUR	8,225	24,348	8,184	10,728
JPY	1,682	-	1,372	-
USD	5,837	225	3,676	278
GBP	15,067	7,540	3,347	7,248
CHF	2,207	-	1,618	-
HUF	109	109	28	28
PLN	-	-	41	41
Sub-total	75,757	74,952	44,857	45,052
3 – Securitization swaps	1,193	1,193	1,260	1,260
TOTAL FINANCIAL OFF BALANCE SHEET COMMITMENTS	87,205	86,350	53,649	53,844
The amounts shown in the above table represent the nominal value of contracts, translated where necessary using year-end exchange rates (regardless of whether they are classified as hedges).

35.1 ●● Impacts of financial instrument transactions on net income

(in millions of Euros)	12/31/2010	12/31/2009
Instruments not classified as hedges
Realized gains and losses	141	359
Unrealized gains and losses	(73)	155
Interest rate instruments (swap, cap and floor, FRA, option) (1)	(20)	4
Instruments classified as hedges
Interest rate instruments (swap, cap and floor, FRA)	60	(24)
Exchange rate instruments (currency swap)	6	-

(1)	Including interest on swaps.

35.2 ●● Fair value of derivative financial instruments

The fair value of currency and interest rate swaps was calculated by discounting future cash flows using year-end market exchange and interest rates, over the remaining term of the contracts (market value includes accrued interest).

The book value of off-balance sheet derivatives includes accrued interest, equalization payments and premiums paid or received, and translation adjustments, which are already booked in EDF’s accounts. The difference between book value and market value is the unrealized gain or loss.

The fair value of derivative financial instruments reported off-balance sheet at December 31, 2010 as calculated by EDF is as follows:

(in millions of Euros)	Book value	Fair value
Interest rate hedges
Long-term caps and floors	23	32
Short-term swaps	(1)	(1)
Exchange rate hedges
Forward exchange transactions	(138)	(101)
Long-term currency swaps	833	895
TOTAL	717	825

Note 36 - Off-balance sheet commitments

At December 31, 2010, off-balance sheet commitments related to operations, financing and investments (other than electricity supply commitments and partnership agreements) comprised the following:

	Maturity			2010	2009
(in millions of Euros)	< 1 year	1 - 5 years	> 5 years
Off-balance sheet commitments given	8,447	19,618	21,554	49,619	52,343
1 – Operating commitments:
- Commitments related to commercial contracts	3,902	10,294	20,407	34,603	39,355
- Commitments related to orders for operating items and fixed assets	3,709	3,274	266	7,249	6,433
- Other operating commitments	823	1,273	742	2,838	2,545
2 – Financing commitments	1	4,777	139	4,917	2,665
3 – Investment commitments	12	-	-	12	1,345
Off-balance sheet commitments received	1,028	7,138	4,043	12,209	14,190
1 – Operating commitments (1)	625	1,277	37	1,939	7,668
2 – Financing commitments	403	5,861	4,006	10,270	6,522

(1)	From 2010, commitments are identified without reference to their reciprocal nature.

36.1 ●● Off-balance sheet commitments given

36.1.1 Operating commitments

36.1.1.1 Firm irrevocable purchase commitments

In the course of its generation and supply activities, EDF has entered into long-term and take or pay contracts involving commitments to purchase commodities, energy, gas and nuclear fuel for periods of up to 20 years.

In almost all cases, these are reciprocal commitments, and the third parties concerned are under an obligation to supply or purchase the quantities specified in the contracts.

At December 31, 2010, firm irrevocable purchase commitments mature as follows:

	Maturity				2010	2009
(in millions of Euros)	< 1 year	1 - 5 years	5 - 10 years	> 10 years
Purchases of electricity	1,097	2,816	2,653	7,086	13,652	16,467
Purchases of gas and other energies	1,141	2,653	1,413	126	5,333	5,643
Purchases of nuclear fuel	1,664	4,825	4,797	4,332	15,618	17,245
PURCHASE COMMITMENTS	3,902	10,294	8,863	11,544	34,603	39,355

Electricity purchases

Electricity purchase commitments mainly concern:

•	Island Energy Systems, which undertook to purchase electricity generated from bagasse and coal, and electricity generated by the plants of EDF’s Island Electricity Production subsidiaries;
•	hedging contracts: these are forward purchases, for which the volumes and prices are set in contracts with EDF Trading.

In addition, under article 10 of the law of February 10, 2000, in mainland France, EDF is obliged, at the producer’s request and subject to compliance with certain technical features, to purchase the power produced by co-generation plants and renewable energy generation units (wind turbines, small hydropower and photovoltaic plants) or operations recycling organic waste.

Most of these commitments concern purchases of electricity from co-generation plants, and to a lesser degree purchases of wind power, hydropower and electricity produced by waste-burning.

The purchase volumes for 2010 totaled 31.4 TWh, comprising 13.3 TWh for co-generation, 9.4 TWh for wind power, 3.9 TWh for hydropower, 2.6 TWh for waste-burning power and 0.5 TWh for photovoltaic solar power.

The additional costs generated by this obligation are offset, after validation by the CRE, by the Contribution to the Public Electricity Service (Contribution au Service Public de l’Électricité or CSPE) introduced by law 2003-8 of January 3, 2003.

Gas and other energy purchases

Gas purchases for supply and delivery are mostly undertaken through long-term contracts.

Purchase commitments for other energies and commodities mainly concern coal and oil used to operate the fossil-fired plants.

Nuclear fuel purchases

Commitments for purchases of nuclear fuel arise from supply contracts for the nuclear plants designed to cover EDF’s needs for uranium, enrichment and fluoration services and fuel assembly production. The decrease in commitments results mainly from partial completion of contracts identified at December 31, 2009.

36.1.1.2 Commitments related to orders for operating items and fixed assets

These are commitments totaling €7,249 million undertaken upon signature of orders for fixed assets and operating items, or orders currently in progress, which include €1,471 million for the construction of the EPR plant at Flamanville.

36.1.1.3 Other operating commitments

These are mostly commitments by EDF as lessee under irrevocable operating lease contracts for premises, equipment and vehicles used in the normal course of business. The corresponding payments are subject to renegotiation at intervals defined in the contracts.

36.1.2 Financing commitments

These are commitments by EDF to subsidiaries, primarily €2,091 million to EDF Energy, €1,500 million to EDF Trading and €720 million to EDF Énergies Nouvelles.

36.1.3 Investment commitments

Agreement with Veolia Environnement: Veolia Environnement has granted EDF a call option on all its Dalkia shares in the event that a competitor of EDF would take control over Veolia Environnement. EDF has also granted Veolia Environnement a call option over all its Dalkia shares in the event of a change in EDF’s statutes and if a competitor of Veolia Environnement were to take control over EDF, individually or with other parties. If the parties fail to agree on the sale price of the shares, it would be fixed by an independent expert.

In connection with the agreements signed in December 2008 by EDF Development Inc. and Constellation Energy Group, EDF provided a guarantee in the form of a two-year put option entitling Constellation Energy Group to sell EDF Development Inc. certain non-nuclear generation assets for a value of up to US$2 billion.

EDF and Constellation Energy Group signed a comprehensive agreement in 2010 to restructure the partnership between the two groups, eliminating the put option and attributing EDF full control over UniStar Nuclear Energy.

36.2 ●● Off-balance sheet commitments received

36.2.1 Operating commitments

These mainly concern:

•	contracts for sales of services to foreign subsidiaries, totaling €995 million;
•	greenhouse gas emission quotas still receivable for the period 2011- 2012, valued at €411 million (28.4 million tonnes of CO2 ).

36.2.2 Financing commitments

These commitments correspond to the value of credit lines available to EDF from various banks (€10,250 million), including one €4,000 million credit line that was renegotiated in 2010 to raise maturity to 5 years, and one new credit line of €2,850 million with a banking pool, for liquidity risk management.

36.3 ●● Other types of commitments

36.3.1 Electricity supply commitments

EDF has signed several long-term contracts with a number of European electricity operators, undertaking to supply electricity. These contracts are of two types:

•

co-financing agreements for nuclear power plants, either for a specific plant or for a defined group of plants. Companies participating in this financing are entitled to a share of the power generated by the plants concerned, in proportion to their initial contribution;

•	long-term commercial sales contracts, generally covered by the nuclear power plants.

In application of the partnership agreement signed in 2008 with Exeltium, EDF began to supply electricity to electricity-intensive industrial operators on May 1, 2010. Total deliveries will amount to approximately 310 TWh spread over a period of up to 24 years.

When investing in EnBW in 2001, EDF made a commitment to the European Commission to make some of its generation capacity available to the market for an initial duration of 5 years, in principle until February 7, 2006. The purpose of this arrangement was to facilitate competitors’ access to the French market, to make up for supply difficulties on the emerging French market over the early years.

Since February 2006, EDF has had the right to file a documented application to withdraw from this auction procedure, but has chosen not to exercise this right to date. After discussions with the European Commission and upon a proposal by EDF, the Commission authorized certain adjustments to the auction process, primarily by introducing baseload products for a period of 4 years, on sale since September 2006, although the volume of energy made available annually by EDF is unchanged. In 2010, close to 39 TWh (38 TWh in 2009) was thus made available on the market. The auctions continue today on a quarterly basis.

Following the dispute between EDF and Direct Énergie, the French competition authorities issued a ruling on December 10, 2007 accepting as obligations EDF’s proposed commitments to make a significant volume of electricity (1,500 MW baseload, i.e. approximately 10 TWh per year over periods of up to 15 years) available to alternative suppliers in France at prices enabling them to compete effectively with EDF’s offers on the deregulated mass market. This commitment took effect after the calls for tender of 2008 and 2009.

36.3.2 Insurance contracts

EDF has received commitments from insurance companies to cover the risks related to construction of the Flamanville EPR (€2,868 million).

36.3.3 Partnership agreements

EDF-ENEL agreement of 2007

On November 30, 2007, EDF and ENEL signed a strategic partnership agreement, under which ENEL will bear a 12.5% share in all construction, operation, decommissioning and back-end nuclear cycle management expenses for the Flamanville EPR-type nuclear plant, in return for access to 12.5% of the electricity generated by the EPR over its lifetime. The plant’s nuclear operator is EDF, which bears full responsibility for its operations.

Before executing this investment, ENEL progressively acquired 1,200 MW of energy generated by EDF’s nuclear fleet.

EDF-ENEL agreements of 2009

EDF and ENEL entered into two industrial agreements in February 2009 for the development of nuclear power, following the agreement of November 2007.

On August 3, 2009, they formed a 50/50 joint venture named Sviluppo Nucleare Italia SRL to carry out feasibility studies for construction of at least four EPRs in Italy, in compliance with the first agreement between the two groups.

The second agreement extends ENEL’s involvement in France’s new nuclear program, including the new EPR at Penly.

EDF-ENEL-ANSALDO agreement of 2010

On April 9, 2010, EDF, ENEL and Ansaldo Energia signed a partnership agreement to specify areas of potential cooperation between EDF, ENEL and Ansaldo Energia, which owns 100% of Ansaldo Nucleare, for development and construction of four EPR-type nuclear reactors to be developed in Italy by EDF and ENEL.

Note 37 - Environment

37.1 ●● Greenhouse gas emission quotas

EDF has been allocated greenhouse gas emission quotas since 2005.

EDF’s total quota allocation for 2010 is 16.9 million tonnes. The volume of emissions stood at 19.3 million tonnes (19 million tonnes at December 31, 2009).

The greenhouse gas emission quotas receivable for the period 2011-2012 are estimated at 28.4 million tonnes, in line with the French finance law for 2011.

37.2 ● ● Energy savings certificates

In application of French law 2005-781 of July 13, 2005 defining the major lines of the national energy policy, which introduced a system of energy savings certificates for legal entities selling electricity, gas, heat or cold to end-users, and CNC Emergency Committee opinion 2006-D of October 4, 2006 defining the relevant accounting treatment under French GAAP, EDF’s financial statements reflect the management of energy savings certificates.

The energy savings obligations required of EDF for the three-year period July 1, 2006 to June 30, 2009 amount to 29,849 GWh in final energy cumulated and discounted (“cumac”). EDF complied with this obligation.

A transitional period running from July 1, 2009 to December 31, 2010 was necessary to prepare the laws and regulations for the second period: French law 2010-788 on the national commitments for the environment, known as Grenelle 2, was enacted on July 12, 2010. The two implementation decrees for this law, and the relevant decisions, were published on December 30, 2010, officialising the start of a new three-year period on January 1, 2011.

This second period extends obligations to new groups of actors (fuel distributors) and tightens up the requirements for obtaining energy savings certificates. EDF’s obligation will be calculated retrospectively, based on gas and electricity sales to households and service sector businesses for the period 2010-2012.

The volumes of certificates obtained for the transitional period will count towards achievement of the obligation for the three-year period January 1, 2011 to December 31, 2013.

EDF has taken steps to organize energy-efficient offers on each market segment, so that it is in a position to achieve its assigned obligation.

37.3 ●● Carbon Fund

In November 2006, EDF set up a Carbon Fund to diversify its policy for obtaining greenhouse gas emission quotas and thereby reinforce its capacity to honor its environmental commitments in optimum economic conditions.

The aim of this fund is to support projects to reduce greenhouse gas emissions in emerging countries (in Asia and Latin America, for example) as part of the Clean Development Mechanism defined in the Kyoto protocol, and to obtain emission permits known as carbon emission reduction (CER) credits.

The Carbon Fund involves EDF and some of its European entities (EDF Energy, Edison, EnBW and EDF Trading), which will use the CER credits obtained. Credits can be surrendered in replacement of greenhouse gas emission quotas up to a certain limit, fixed at a percentage of the allocation from each State: 13.5% under the current National Allocation Plan.

EDF’s carbon fund is managed by EDF Trading, which develops and negotiates CER credit purchase contracts.

The carbon fund has no significant impact on EDF’s financial statements at December 31, 2010.

Note 38 - Management compensation

The Company’s key management and governance personnel are the Chairman of the Board of Directors and the external members of the Board of Directors.

The total gross compensation paid by EDF (salaries, all types of benefits and director’s fees, excluding employer contributions) to the company’s key management personnel for 2010 was as follows:

(in Euros)	2010	2009
Management	1,158,864	3,431,215
Governance bodies	147,000	223,000

The decrease in management compensation since 2009 is mainly explained by the fact that there was only one person concerned in 2010, the Chairman and Chief Executive Officer.

The decrease in directors’ fees compared to 2009 is essentially explained by the lower number of Board meetings in 2010.

Note 39 - Subsequent events

No significant event has arisen since the year-end.

Statutory Auditors’ Report on the financial statements

This is a free translation into English of the Statutory Auditors’ Report issued in French and is provided solely for the convenience of English-speaking readers. The Statutory Auditors’ Report includes information specifically required by French law in such reports, whether qualified or not. This information is presented below the opinion on the financial statements and includes an explanatory paragraph discussing the auditors’ assessments of certain significant accounting and auditing matters. These assessments were considered for the purpose of issuing an audit opinion on the financial statements taken as a whole and not to provide separate assurance on individual account balances, transactions, or disclosures.

This report also includes information relating to the specific verification of information given in the Group management report and in the documents addressed to shareholders.

This report should be read in conjunction with, and construed in accordance with, French law and professional auditing standards applicable in France.

Year ended December 31, 2010

To the shareholders,

Following our appointment as Statutory Auditors by your Annual General Meeting, we hereby report to you, for the year ended December 31, 2010, on:

•	the audit of the accompanying financial statements of Électricité de France S.A.;
•	the justification of our assessments;
•	the specific verifications and information required by law.

These financial statements have been approved by the Board of Directors. Our role is to express an opinion on these financial statements based on our audit.

1. Opinion on the financial statements

We conducted our audit in accordance with professional standards applicable in France; those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, using sample testing techniques or other selection methods, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting policies used and significant accounting estimates made, as well as the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

In our opinion, the financial statements give a true and fair view of the assets and liabilities and of the financial position of the Company as at December 31, 2010 and of the results of its operations for the year then ended in accordance with French accounting principles.

Without qualifying our opinion, we draw your attention to the valuation of long-term provisions relating to nuclear electricity production, as described in notes 1.14 and 30, which results as indicated in note 1.2 from Management best estimates. This valuation is sensitive to the assumptions made concerning costs, inflation rates, long-term discount rates, and forecast cash outflows. Changes in these parameters could lead to a material revision of the level of provisioning.

2. Justification of our assessments

In accordance with the requirements of article L.823-9 of the French Commercial Code (“Code de commerce“) relating to the justification of our assessments, we bring to your attention the following matters:

Accounting principles and policies

Notes 1.3, 1.7 and 1.15 to the financial statements describe the principles and policies used for the accounting and valuation of revenues related to energy delivered but not yet measured nor billed, valuation of financial investments and valuation of provisions for employee benefits.

As part of our assessment of the Company’s accounting principles and methods, we have verified the appropriateness of the accounting methods used by the Company and of the information disclosed in the notes to the financial statements, and we verified the accuracy of the implementation of these accounting methods.

Accounting estimates

Notes 1.14 and 30 as well as 1.15 and 31, respectively, disclose the underlying assumptions on which the valuation of long-term provisions relating to nuclear electricity production and the valuation of provisions and obligations for employee benefits are based. We have assessed the methodology used by the Company based on information available and performed sampling tests to verify the application of those methods.

These assessments were made as part of our audit of the financial statements, taken as a whole, and therefore contributed to the opinion we formed which is expressed in the first part of this report.

3. Specific verifications and information

We have also performed, in accordance with professional standards applicable in France, the specific verifications required by French law.

We have no matters to report as to the fair presentation and the consistency with the financial statements of the information given in the management report of the Board of Directors, and in the documents addressed to shareholders with respect to the financial position and the financial statements.

Concerning the information given in accordance with the requirements of article L.225-102-1 of the French Commercial Code (“Code de commerce“) relating to remunerations and benefits received by the directors and any other commitments made in their favour, we have verified its consistency with the financial statements or with the underlying information used to prepare these financial statements and, where applicable, with the information obtained by your Company from companies controlling or controlled by your Company. Based on this work, we attest the accuracy and fair presentation of this information.

In accordance with French law, we have verified that the required information concerning the identity of the shareholders and the voting rights has been properly disclosed in the management report.

Paris La Défense and Neuilly-sur-Seine, February 14, 2011.

The Statutory Auditors
KPMG Audit		Deloitte & Associés
Department of KPMG S.A.

Jean-Luc Decornoy	Michel Piette	Alain Pons	Patrick E. Suissa

F ●● Appendix

CONCORDANCE TABLE -

Annual financial report

The 2010 annual financial report contained in this reference document, prepared pursuant to Articles L. 451-1-2 of the French Monetary and Financial Code (Code monétaire et financier) and 222-3 of the AMF General Regulations, is composed of the sections of the reference document referred to in the following table:

Reference Document sections
EDF SA annual financial statements	Appendix E
EDF group consolidated financial statements	Section 20.1
Chapter 9 (Group’s businesses)
Chapter 4 (Risk factors)
Section 21.1.4 (financial authorities)
Chapters 18 to 21 (information on share capital
Extracts from the management report	and capital composition, the exercise of voting rights,
and the election of directors)
Chapter 16 (powers of the Board of Directors)
Chapter 15 (compensation)
Section 21.1.3 (Stock repurchase program)
Certification from the person responsible for the annual financial report	Section 1.2
Report of the Auditors. on the EDF SA annual financial statements	Appendix E
Reports from the Auditors. on the EDF Group’s consolidated financial statements	Section 20.2

G ●● Appendix

RESOLUTION SUBJECT TO THE COMBINED

Shareholders’ Meeting on May 24, 2011

Resolutions subject to the Combined Shareholders’ Meeting
on May 24, 2011 ........................................................................................................................................................503

ORDINARY MEETING AGENDA:

•	Approval of the reports and financial statements for the year ended on December 31, 2010.
•	Approval of the reports and consolidated financial statements for the year ended on December 31, 2010.
•	Allocation of the net income for the year ended on December 31, 2010 as reported in the financial statements, and distribution of dividends.
•	Agreements governed by article L. 225-38 of the French commercial code.
•	Directors’ fees awarded to the Board of Directors.
•	Renewal of the term of office of a Statutory Auditor.
•	Renewal of the term of office of a Statutory Auditor.
•	Appointment of a substitute Statutory Auditor.
•	Renewal of the term of office of a substitute Statutory Auditor.
•	Authorization for the Board of Directors to carry out transactions on the Company’s own shares

EXTRAORDINARY MEETING AGENDA:

•	Authorization for the Board of Directors to reduce the capital by cancellation of treasury shares
•	Amendment to article 10 of the bylaws.
•	Amendment to article 19 of the bylaws.
•	Amendment to article 20 of the bylaws.
•	Amendment to article 24 of the bylaws.

ORDINARY AND EXTRAORDINARY MEETING AGENDA:

•	Powers for completion of formalities.

ORDINARY RESOLUTIONS

FIRST RESOLUTION

(Approval of the reports and financial statements for the year ended on December 31, 2010)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, after examination of the management report from the Board of Directors and the reports of the Statutory Auditors, approves the financial statements for the year ended on December 31, 2010 comprising the balance sheet, income statement and appendix, as presented, and the operations reflected in those financial statements and summarized in those reports. It sets the profit for the year at €1,492,289,091.04. It is emphasized that the overall sum of expenses and charges concerned by article 223 quater of the French tax code is €1,678,351 for 2010, and that the related tax amounts to €577,856.

SECOND RESOLUTION

(Approval of the reports and consolidated financial statements for the year ended on December 31, 2010)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, after examination of the management report of the Board of Directors and the report of the Statutory Auditors on the consolidated financial statements, approves the consolidated financial statements for the year ended on December 31, 2010 comprising the consolidated balance sheet, consolidated income statement and appendix, as presented, and the operations reflected in those financial statements and summarized in those reports.

THIRD RESOLUTION

(Allocation of the net income for the year ended on December 31, 2010, as reported in the financial statements, and distribution of dividends)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, after examination of the report of the Board of Directors and the report of the Statutory Auditors on the financial statements:

(i)

notes that the distributable profit, taking into account the positive amount of retained earnings of €4,917,232,754.50 and before deducting the interim dividend described below, amounts to €6,409,521,845.54;

(ii)	decides to set the dividend at €1.15 per share;
(iii)

notes that, given that an interim dividend of €0.57 per share was paid out on December 17, 2010, the balance of the dividend to be distributed for the 2010 financial year amounts to €1,072,342,663.96, or €0.58 per share;

(iv)	decides to allocate the balance of the distributable profit to retained earnings.

The total dividend (including the total amount of the interim dividend mentioned above), based on the number of shares as of December 31, 2010, amounts to a maximum of €2,126,196,661.30 given that any shares held by the Company at the date of distribution of the dividend will not confer rights to the dividend.

The Shareholders’ Meeting gives all powers to the Board of Directors to determine, in light of the number of shares held by the Company at the date of the distribution of the dividend, the total amount of the dividend and, consequently, the amount of the balance of distributable profits allocated to retained earnings.

The ex-dividend date is June 1, 2011 and the balance of the dividend to be distributed will be paid out on June 6, 2011.

In the event the dividend is paid to individuals who have their tax domicile in France, the total dividend is eligible for the special 40% tax allowance under article 158, 3-2° of the French tax code. In addition, it is possible to elect that the gross amount of the dividend be subject to a fixed levy in final discharge at the rate of 19%, under the conditions of article 117 quater of the French tax code.

Dividends distributed in the past three years were as follows:

			Total dividends paid
		Dividend	(after deduction	Portion eligible
		per share	of treasury shares)	for the tax
Financial Year	Number of shares	(€)	(€)	allowance(1)
2007	1,822,171,090	1.28	2,330,266,755.20	100%
2008	1,822,171,090	1.28	2,328,200,485.12	100%
2009	1,848,866,662	1.15	2,111,146,365.85	100%

(1)	Special 40% tax allowance under paragrah 3-2[o] of article 158 of the French tax code.

FOURTH RESOLUTION

(Agreements governed by article L. 225-38 of the French commercial code)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, after examination of the special report of the Statutory Auditors on agreements governed by article L. 225-38 of the French commercial code, takes note of the conclusions of the report and approves the agreements mentioned therein.

FIFTH RESOLUTION

(Directors’ fees awarded to the Board of Directors)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, after examination of the report of the Board of Directors, decides to set the amount of directors’ fees awarded to the members of the Board of Directors for the current year and future years at €200,000, until a further decision is made by the Shareholders’ Meeting.

SIXTH RESOLUTION

(Renewal of the term of office of a Statutory Auditor)

The Shareholders’ Meeting deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, decides to renew the term of office of the Statutory Auditor, KPMG SA, member of the Compagnie régionale de Versailles, which registered office is located at Immeuble Le Palatin, 3 cours du Triangle, 92939 Paris-La-Défense Cedex, France, for a period of 6 financial years, which expires at the Shareholders’ Meeting approving the financial statements of the financial year ending on December 31, 2016.

SEVENTH RESOLUTION

(Renewal of the term of office of a Statutory Auditor)

The Shareholders’ Meeting deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, decides to renew the term of office of the Statutory Auditor, Deloitte et Associés, member of the Compagnie régionale de Versailles, which registered office is located at 185 avenue Charles-de-Gaulle, 92200 Neuilly-sur-Seine, for a period of 6 financial years, which expires at the Shareholders’ Meeting approving the financial statements of the financial year ending on December 31, 2016.

EIGHTH RESOLUTION

(Appointment of a substitute Statutory Auditor)

The Shareholders’ Meeting deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, decides to appoint KPMG Audit IS, member of the Compagnie régionale de Versailles, which registered office is located at Immeuble Le Palatin, 3 cours du Triangle, 92939 Paris-La-Défense Cedex, as substitute Statutory Auditor, for a period of 6 financial years, which expires at the Shareholder’s Meeting approving the financial statements of the financial year ending on December 31, 2016.

NINTH RESOLUTION

(Renewal of the term of office of a substitute Statutory Auditor)

The Shareholders’ Meeting deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, decides to renew the term of office of the substitute Statutory Auditor, BEAS, member of the Compagnie régionale de Versailles, which registered office is located at 7-9, Villa Houssay, 92200 Neuilly-sur-Seine, for a period of 6 financial years, which expires at the Shareholders’ Meeting approving the financial statements of the financial year ending on December 31, 2016.

TENTH RESOLUTION

(Authorization granted to the Board of Directors to carry out transactions on the Company’s own shares)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Ordinary Shareholders’ Meetings, after examination of the report of the Board of Directors:

•	terminates, with immediate effect, the unused portion of the authorization to purchase shares in the Company given by the Shareholders’ Meeting of May 18, 2010 in the seventh resolution;
•	authorizes the Board of Directors to purchase shares in the Company with a view to:
–

remitting shares when rights are exercised attached to marketable securities giving access to the share capital by reimbursement, conversion, exchange, submission of a warrant or by any other means, immediately or at a later date, and carrying out all hedging operations for the obligations of EDF (or one of its subsidiaries) in respect of those marketable securities;

–	holding shares for future remittal in exchange or payment for any external growth or contribution operations;
–	ensuring the liquidity of EDF’s share by an investment service provider through a liquidity contract coherent with the code of ethics recognized by the French market authority;
–

attributing shares to members of EDF Group employees, notably under any share purchase or free share allocation plan benefiting members or former members of personnel in the conditions set forth by the law, particularly articles L. 225-197-1 and following of the French commercial code or articles L. 3332-18 and following of the French labor code (including any transfer of shares covered by these articles of the labor code), and carrying out all hedging operations for these operations;

–	reducing the Company’s capital by cancelling all or some of the shares purchased, subject to the approval by the Shareholders’ Meeting of the 11th resolution.

Purchases of shares in the Company may concern a number of shares such that:

•

the number of shares the Company purchases during the period of a repurchase program must not exceed 10% of shares making up the share capital at the day of this Shareholders’ Meeting, it being specified that when shares are redeemed to ensure the liquidity of the EDF share under the conditions defined above, the number of shares taken into account for calculating the 10% limit is the number of shares purchased net of the number of shares sold during the term of this authorization; and

•	the number of shares the Company holds directly or indirectly at any time must not exceed 10% of the shares making up the Company’s share capital.

Acquisitions or transfers of these shares may be carried out by all means, particularly on a market or over the counter, including via acquisition or transfer of blocks, use of derivative financial instruments or notes or securities giving access to the Company’s shares, or by setting up options, at such times that the Board of Directors or the person acting on its authority shall decide.

The maximum amount of funds dedicated to execution of this share repurchase program shall be €2 billion.

The purchase price shall not exceed €90 per share; however, the Board of Directors may adjust the maximum purchase price in the event of capitalization of premiums, reserves or profits resulting in either a rise in the nominal value of shares or in creation and attribution of free shares, and in the event of a share split or reverse share split, or any other operation affecting equity, to reflect the effect of these operations on the share value.

This authorization is granted for a maximum duration of 18 months from the date of this meeting.

The Shareholders’ Meeting grants all powers to the Board of Directors to implement this authorization, and may delegate its authority, in order to place all orders in the stock exchange or off-market, allocate or reallocate the shares acquired to the various objectives pursued, under the applicable legal and regulatory conditions, complete all formalities, and in general do everything that is necessary.

The Board of Directors must inform the Shareholders’ Meeting each year of the transactions undertaken in application of this resolution.

EXTRAORDINARY RESOLUTIONS:

ELEVENTH RESOLUTION

(Authorization for the Board of Directors to reduce the capital by cancellation of treasury shares)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Extraordinary Shareholders’ Meetings, after examination of the report of the Board of Directors and the report of the Statutory Auditors, in accordance with article L. 225-209 of the French commercial code:

•	Terminates, with immediate effect, the unused portion of the authorization given by the Extraordinary Shareholders’ Meeting of May 18, 2010 in its 16th resolution;
•

Authorizes the Board of Directors to reduce the capital by cancellation of all or some of the shares purchased under the Company’s share repurchase program, by up to 10% of the existing capital in 24-month periods. This 10% limit applies to the amount of the Company’s capital, adjusted if necessary to take into account operations affecting the share capital after the date of this meeting;

•	Authorizes the Board of Directors to allocate the difference between the repurchase value and nominal value of cancelled shares to the available premiums and reserves;
•

Grants all powers to this end to the Board of Directors, with the possibility of subdelegation as permitted by the law and regulations applicable, to set the terms and conditions, amend the Company’s bylaws accordingly, and more generally to take all necessary action.

The authorization given to the Board of Directors under this resolution is valid for a duration of 26 months as from the date of this meeting.

TWELFTH RESOLUTION

(Amendment to article 10 of the bylaws)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Extraordinary Shareholders’ Meetings after examination of the report of the Board of Directors, decides to amend paragraph 2 of article 10 (Sale and transfer of shares) of the bylaws of the Company as follows:

“In addition to the legal obligation to inform the company of the holding of certain thresholds of the share capital or of the voting rights, any individual or entity, acting alone or in concert, who would come to directly or indirectly hold a number of shares corresponding to 0.5% of the share capital or of the voting rights of the company must, at the latest prior to the closing of the negotiations of the fourth trading day following the day of the threshold crossing, notify the Company, by registered letter with return receipt requested, the total number of shares, voting rights and securities giving access to the capital it holds.”

The remainder of the article remains unchanged.

THIRTEENTH RESOLUTION

(Amendment to article 19 of the bylaws)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Extraordinary Shareholders’ Meetings after examination of the report of the Board of Directors, decides to amend paragraphs 1, 2 and 3 of article 19 (Statutory Auditors) of the bylaws of the Company as follows:

“The control of the company’s financial statements is carried out by two statutory auditors, appointed by the shareholders’ meeting for a period of six financial years, pursuant to article L. 823-3 of the French commercial code, and performing their duties in accordance with the law.

They are convened, in application of article L. 823-17 of the French commercial code, to all of the board of directors meetings, which examine or decide on the annual or interim financial statements, as well as all of the shareholders’ meetings.

Pursuant to article L. 225-228 of the French commercial code, the chairman and chief executive officer and, as the case may be, the deputy chief executive officer , where such persons are directors, do not take part in the vote of the board of directors which proposes the appointment of the statutory auditors to the shareholders’ meeting.”

The remainder of the article remains unchanged.

FOURTEENTH RESOLUTION

(Amendment to article 20 of the bylaws)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Extraordinary Shareholders’ Meetings after examination of the report of the Board of Directors, decides to amend article 20 (Shareholders’ Meetings) of the bylaws of the Company as follows:

Paragraph 1, subparagraph 4:

“Any shareholder may grant powers to any individual or entity of its choice for the purpose of being represented to a shareholders’ meeting. The proxy as well as its possible revocation have to be in written form and communicated to the Company. The proxy is revocable under the same form as that required for the appointment of a representative, electronically as the case may be. The holders of shares duly registered on behalf of an intermediary under the conditions of article L. 228-1 of the French commercial code may be represented under the conditions of the aforementioned article by a registered intermediary.”

Paragraph 1, subparagraph 8:

This subparagraph is deleted.

Paragraph 2, subparagraphs 1 and 2:

“The shareholders’ meetings are convened by the board of directors or, failing which, by the statutory auditors or any person duly authorized for such purpose. They are held at the registered office or at any other location indicated in the notice of meeting. They can be held by videoconference or by telecommunications means enabling the identification of the shareholders and which types and conditions of use are set out in articles R. 225-97 to R. 225-99 of the French commercial code. In this case, the shareholders who attend the meeting via such means in compliance with legal requirements, are deemed present, for the calculation of the quorum and of the majority.

Unless otherwise provided by law, the notices of meeting occur at least fifteen days before the date contemplated for the shareholders’ meeting and such period is reduced to ten days for shareholders’ meetings held upon second notice and for postponed shareholders’ meetings.”

Paragraph 3, subparagraph 3 :

“One or several shareholders representing at least the proportion of capital set out by law, or any association of shareholders meeting the legal requirements and acting in compliance with law and within the legal timeframe, may require the addition of items [points] or draft resolutions to the agenda. The request to add items to the agenda must be justified. In addition, pursuant to the French labor code, the works council may require the addition of draft resolutions to the agenda.”

The remainder of the article remains unchanged.

FIFTEENTH RESOLUTION

(Amendment to article 24 of the bylaws)

The Shareholders’ Meeting, deliberating in compliance with the quorum and majority requirements for Extraordinary Shareholders’ Meetings after examination of the report of the Board of Directors, decides to amend article 24 (Allocation of financial results) of the bylaws of the Company as follows:

“Article 24 – Allocation of financial results

1. The profit and loss account which recapitulates the income and expenses for the financial year underlines by difference, after deduction of the amortization and depreciations, the profit or loss for the financial year.

Out of the profit for the financial year less any previous losses, if any, at least 5% is deducted for the legal reserve fund. This deduction is no longer compulsory once the reserve has reached one tenth of the share capital; it starts again if, for any reason, the legal reserve falls below this tenth.

The distributable profit is composed of the profit of the financial year, less the previous losses and the amounts to be entered in the reserves in application of the law or bylaws and increased by the profits carried forward from prior years. The shareholders’ meeting shall withhold any amounts from this profit it deems appropriate either to allocate to any optional reserve funds or to carry it forward.

In addition, the shareholders’ meeting may decide to distribute part of the distributable reserves; in such event, the decision shall state expressly the reserve items from which the distribution has been made. However, dividends shall be paid first from the financial year’s distributable profit.

Except in case of share capital reduction, no distribution may be made to shareholders where the equity are or may become, further to such distribution, less than the amount of capital increased by the reserves which are non-distributable as per applicable laws and bylaws. The difference of revaluation is not distributable, it may be incorporated in all or in part of the share capital.

Losses, if any, are entered into a special account to be deducted from the profits of later financial years until they have been absorbed or to be discharged by means of a reduction of the share capital.

2. Any shareholder who, at the end of the financial year, has held registered shares for at least two years and still holds them at the date of payment of the dividend in respect of this financial year, shall receive in respect of such shares a bonus equal to 10% of the dividend paid for the other shares, including any dividend which is paid in new shares. Where applicable, the increased dividend will be rounded down to the nearest cent. New shares thus issued shall rank pari passu with the existing shares in respect of which they were issued, for the purpose of calculating the rights to bonus dividend and increased distributions.

Similarly, any shareholder who, at the end of the financial year, has held such registered shares for at least two years and still holds them at the issuance date of a share capital increase by way of capitalization of reserves, profits or premiums that gives rise to bonus shares distribution, shall receive additional bonus shares equal to 10% of the number distributed, rounded down to the nearest whole number in case of fractions.

The number of shares giving entitlement to such increases may not exceed 0.5% of the share capital per shareholder as at the end of the relevant financial year.

In the event of a dividend payment in shares or bonus shares distribution, any additional shares shall rank pari passu with the shares previously held by the shareholder for the purpose of determining any bonus dividend or bonus shares distribution. However, in the event of fractions:

–	where the shareholder exercises its option for the payment of the dividend in shares, the shareholder meeting the legal requirements may pay a balancing amount in cash to receive an additional share;
–

in the case of a bonus shares distribution, the rights to any fractions of a share arising from the increase shall not be negotiable and the corresponding shares shall be sold and the proceeds distributed to the holders of such rights no later than thirty days after the registration in their account of the whole number of shares allocated to them.

The provisions of this paragraph shall apply for the first time to the payment of the dividend to be distributed in respect of the financial year ending on December 31, 2013, determined by the ordinary shareholders’ meeting to be held in 2014.”

EXTRAORDINARY AND ORDINARY RESOLUTIONS:

SIXTEENTH RESOLUTION

(Powers for completion of formalities)

The Shareholders’ Meeting grants all powers to the bearer of an original, a copy or an extract of the minutes of this meeting to carry out all legal and administrative formalities, and file and register all information required by the laws in force.

Investor relations

Carine de Boissezon, Director of Investors and Markets

Email : comfi-edf@edf.fr

Websites

http://www.edf.com

http://finance.edf.com

Capital stock €924,433,331

Headquarters: 22-30, avenue de Wagram

75382 Paris Cedex 08

552 081 317 RCS Paris